As filed with the Securities and Exchange Commission on May 13, 2022.
Registration
No. 333-
262644

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT N
O. 1
TO
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARTESIAN GROWTH CORPORATION*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
505 Fifth Avenue, 15th Floor
New York, NY 10017
Telephone: (212)
461-6363
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Peter Yu
Chief Executive Officer
505 Fifth Avenue, 15th Floor
New York, NY 10017
(212)
461-6363
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Jason T. Simon, Esq. Thomas R. Martin, Esq. Greenberg Traurig, P.A. 333 S.E. 2 nd Avenue Miami, Florida 33131 Tel: +1 (305) 579-0576	Keith J. Billotti, Esq. Edward S. Horton, Esq. Craig A. Sklar, Esq. Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Tel: +1 (212) 574-1200	Jocelyn M. Arel, Esq. Samantha M. Kirby, Esq. Jeffrey A. Letalien, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: +1 (617) 570-1000	James Grimwood Goodwin Procter LLP Tower 42 25 Old Broad Street London EC2N 1HQ Tel: +44 (10) 7447-4200

Approximate date of commencement of proposed sale to the public:
 As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule
12b-2 of
the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

*
Immediately prior to the consummation of the Business Combination described in the proxy statement/prospectus that forms part of this registration statement, Cartesian Growth Corporation intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Cartesian Growth Corporation’s jurisdiction of registration will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Alvarium Tiedemann Holdings, Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this registration statement/proxy statement/prospectus, the term “registrant” refers to Cartesian Growth Corporation (a Cayman Islands exempted company), prior to the Domestication, and to the Company (a Delaware corporation), following the Domestication. As used herein, “Company” refers to Cartesian Growth Corporation as a Delaware corporation by way of continuation following the Domestication and the Business Combination, which in connection with the Domestication and simultaneously with the Business Combination, will change its corporate name to “Alvarium Tiedemann Holdings, Inc.”

The information in this proxy statement/prospectus is not complete and may be changed. Cartesian Growth Corporation may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED MAY 13, 2022
To the Shareholders of Cartesian Growth Corporation:
You are cordially invited to attend an extraordinary general meeting (the “Special Meeting”) of Cartesian Growth Corporation, a Cayman Islands exempted company (“Cartesian,” “we,” “us” or “our”), which will be held at 10:00 a.m., Eastern Time, on                , 2022, at                . For the purposes of Cartesian’s Amended and Restated Memorandum and Articles of Association, the physical place of the meeting will be                . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                .
PROXY STATEMENT FOR EXTRAORDINARY GENERAL
MEETING OF CARTESIAN GROWTH CORPORATION
PROSPECTUS FOR
142,662,728 SHARES OF CLASS A COMMON STOCK,
20,400,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK AND
20,400,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS OF
CARTESIAN GROWTH CORPORATION (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE AND RENAMING
AS ALVARIUM TIEDEMANN HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION)
The board of directors (the “Board”) of Cartesian has unanimously approved (i) the Domestication of Cartesian as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of September 19, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among Cartesian, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital LLC, a Delaware limited liability company (“Umbrella”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1. In connection with the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the Company will be renamed “Alvarium Tiedemann Holdings, Inc.” and is referred to herein as “Alvarium Tiedemann”.
Upon consummation of the Business Combination, the combined company will be organized in an
“Up-C”
structure. Alvarium Tiedemann will hold Umbrella, which in turn will hold a newly formed entity that will ultimately be named “Alvarium Tiedemann Holdings, LLC.”
As described in this proxy statement/prospectus, Cartesian’s shareholders are being asked to consider and vote upon (among other things) the Business Combination, the Domestication and the other proposals set forth herein.
The accompanying prospectus covers 142,662,728 shares of Class A Common Stock, 20,400,000 shares of Class A Common Stock issuable upon exercise of warrants and 20,400,000 warrants to acquire shares of Class A Common Stock.
Cartesian’s units, Public Shares and Public Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “GLBLU”, “GLBL” and “GLBLW”, respectively. Cartesian intends to apply for listing, to be effective at the time of the Business Combination, of Alvarium Tiedemann’s Class A Common Stock and warrants to purchase Class A Common Stock on Nasdaq under the symbols “GLBL” and “GLBLW” respectively.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page 62 of this proxy statement/prospectus.
After careful consideration, the Board has unanimously approved the Business Combination Agreement and the Business Combination and determined that each of the proposals to be presented at the Special Meeting is in the best interests of the Company and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Cartesian and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” and “
Beneficial Ownership of Securities
” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus/consent solicitation statement and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote during the Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
On behalf of our Board, I would like to thank you for your support of Cartesian and look forward to a successful completion of the Business Combination.
Very truly yours,
Peter Yu
Chief Executive Officer
Cartesian Growth Corporation
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF THE SHAREHOLDERS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated                , 2022 and is first being mailed to the shareholders of Cartesian on or about                , 2022.

Cartesian Growth Corporation
505 Fifth Avenue, 15
th
Floor
New York, NY 10017
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON                , 2022
TO THE SHAREHOLDERS OF CARTESIAN GROWTH CORPORATION:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Cartesian Growth Corporation, a Cayman Islands exempted company (the “Company,” “Cartesian,” “we,” “us” or “our”), will be held at 10:00 a.m., Eastern Time, on                , 2022, at                . For the purposes of Cartesian’s Amended and Restated Memorandum and Articles of Association, the physical place of the meeting will be                . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                .
At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)
Proposal 1 — The Business Combination Proposal
— to consider and vote upon a proposal to approve by ordinary resolution under Cartesian’s Amended and Restated Memorandum and Articles of Association (the “Existing Articles”) and adopt the Business Combination Agreement, dated as of September 19, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among Cartesian, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), and the transactions contemplated thereby. Upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication (as defined below), the businesses of the Target Companies will be held by Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, (i) prior to the closing of the Business Combination Agreement (the “Closing” and, the date on which the Closing occurs, the “Closing Date”), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement a reorganization such that TWMH and the TIG Entities shall be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella shall be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT (the “TWMH/TIG Entities Reorganization”); (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement a reorganization such that Alvarium will be the wholly owned indirect subsidiary of a newly formed Isle of Man entity (“Alvarium Topco”), and Alvarium Topco will be owned solely by the shareholders of Alvarium (the “Alvarium Reorganization”); (iii) on the business day prior to the Closing Date, Cartesian will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands (the “Domestication”), each Class A ordinary share of Cartesian outstanding shall be converted into the right to receive one share of Class A Common Stock of Cartesian (the “Class A Common Stock”) and Cartesian will be renamed “Alvarium Tiedemann Holdings, Inc.”; (iv) at the Closing, TIG MGMT, TIG GP and Umbrella will enter into a distribution agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager; (v) at the Closing, each shareholder of Alvarium Topco will exchange his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock (the “Alvarium Exchange”) and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of Cartesian; (vi) immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of Cartesian (the “Umbrella Merger”); (vii) at the Closing, following the Alvarium Exchange and the Umbrella Merger, Cartesian will contribute all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella (the “Alvarium Contribution”) and upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella; and (viii) following the Closing, Alvarium Topco will be liquidated and Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella (we refer to this proposal as the “Business Combination Proposal”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of September 19, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among the Company, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital LLC, a Delaware limited liability company (“Umbrella”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 and the transactions contemplated thereby. Upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication, the businesses of the Target Companies will be held by Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, (i) prior to the closing of the Business Combination Agreement (the “Closing” and, the date on which the Closing occurs, the “Closing Date”), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement a reorganization such that TWMH and the TIG Entities shall be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella shall be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT (the “TWMH/TIG Entities Reorganization”); (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement a reorganization such that Alvarium will be the wholly owned indirect subsidiary of a newly formed Isle of Man entity (“Alvarium Topco”), and Alvarium Topco will be owned solely by the shareholders of Alvarium (the “Alvarium Reorganization”); (iii) on the business day prior to the Closing Date, Cartesian will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands (the “Domestication”), each Class A ordinary share of Cartesian outstanding shall be converted into the right to receive one share of Class A Common Stock of Cartesian (the “Class A Common Stock”) and Cartesian will be renamed “Alvarium Tiedemann Holdings, Inc.”; (iv) at the Closing, TIG MGMT, TIG GP and Umbrella will enter into a distribution agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager; (v) at the Closing, each shareholder of Alvarium Topco will exchange his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock (the “Alvarium Exchange”) and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of Cartesian; (vi) immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of Cartesian (the “Umbrella Merger”); (vii) at the Closing, following the Alvarium Exchange and the Umbrella Merger, Cartesian will contribute all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella (the “Alvarium Contribution”) and upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella; and (viii) following the Closing, Alvarium Topco will be liquidated and Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella.”

(2)
Proposal 2 — The Domestication Proposal
— to consider and vote upon a proposal to approve by special resolution under the Existing Articles, assuming the Business Combination Proposal is approved and adopted, the change of Cartesian’s jurisdiction of registration from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and the change of Cartesian’s name from “Cartesian Growth Corporation” to “Alvarium Tiedemann Holdings, Inc.” (the “Domestication” and such proposal, the “Domestication Proposal”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Company be
de-registered
in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation and be registered by way of continuation as a corporation in the State of Delaware, and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Alvarium Tiedemann Holdings, Inc.” (the “Domestication”).”

(3)
Proposal 3 — The Organizational Documents Proposal
— to approve and adopt by special resolution under the Existing Articles, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws,” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of the Company, the post-Domestication company, which, if approved, would take effect at the time of the Domestication (we refer to this proposal as the “Organizational Documents Proposal”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the certificate of incorporation (the “Proposed Charter”) and bylaws of the Company (annexed to the proxy statement/prospectus as Annex
B-1
and Annex C), be approved as the certificate of incorporation and bylaws, respectively, of the Company, effective upon the effectiveness of the Domestication.”

(4)
Proposal 4 — The Advisory Charter Proposals
— to approve, on a
non-binding
advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as seven non-binding
sub-proposals
(which proposals we refer to, collectively, as the “Advisory Charter Proposals”):

The full text of the resolutions to be proposed is as follows:
“RESOLVED, on a
non-binding
advisory basis, to eliminate various provisions in the Existing Articles (as defined in the proxy statement/prospectus) applicable only to blank check companies.”
“RESOLVED, on a
non-binding
advisory basis, to increase the authorized share capital from 220,000,000 shares divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, and 20,000,000 Class B ordinary shares, par value $0.0001 per share, to authorized capital stock of 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and (iii) 10,000,000 shares of preferred stock.”

“RESOLVED, on a
non-binding
advisory basis, that each holder of record of Class B Common Stock shall not be entitled to receive (i) dividends (including cash, stock or property) in respect of their shares of Class B Common Stock, or (ii) any assets or funds of the Company available for distribution to stockholders of the Company upon any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company.”
“RESOLVED, on a
non-binding
advisory basis, that, except for those directors, if any, elected by the holders of any series of preferred stock then outstanding pursuant to any applicable provisions of the Proposed Charter (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Company then entitled to vote in the election of directors, voting together as a single class.”
“RESOLVED, on a
non-binding
advisory basis, that, in addition to any affirmative vote required by applicable law or the Proposed Charter, an amendment or repeal of any provision of the Proposed Charter shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company generally entitled to vote, voting together as a single class.”
“RESOLVED, on a
non-binding
advisory basis, to remove the renunciation of the corporate opportunity doctrine in the Existing Articles.”
“RESOLVED, on a
non-binding
advisory basis, that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware) shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, unless the Company consents to otherwise in writing; provided, however, that the foregoing will not apply to any causes of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended.”

(5)
Proposal 5 — The Stock Issuance Proposal
— to consider and vote upon a proposal to approve by ordinary resolution, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of Class A Common Stock of the Company to the shareholders of Alvarium and the PIPE Investors and shares of Class B Common Stock to the equityholders of TWMH and the TIG Entities (we refer to this proposal as the “Stock Issuance Proposal”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the issuance in accordance with the Business Combination Agreement of up to 46,451,240 shares of Class A Common Stock of the Company to the shareholders of Alvarium and the PIPE Investors and up to 54,368,988 shares of Class B Common Stock to the equityholders of TWMH and the TIG Entities, be confirmed, ratified and approved in all respects.”

(6)
Proposal 6
—
 The Equity Incentive Plan Proposal
 — to consider and vote upon a proposal to approve and adopt by ordinary resolution, assuming the Stock Issuance Proposal is approved and adopted, the Alvarium Tiedemann Holdings, Inc. 2022 Stock Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex I ;

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution that the Alvarium Tiedemann Holdings, Inc. 2022 Stock Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex I, be confirmed, ratified and approved in all respects.”

(7)
Proposal 7
—
 The Employee Stock Purchase Plan Proposal
— to consider and vote upon a proposal to approve and adopt by ordinary resolution, assuming the Stock Issuance Proposal is approved and adopted, the Alvarium Tiedemann Holdings, Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex J (we refer to this proposal as the “Employee Stock Purchase Plan Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal, the “Condition Precedent Proposals”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution that the Alvarium Tiedemann Holdings, Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be confirmed, ratified and approved in all respects.”

(8)
Proposal 8
—
 The Election of Directors Proposal
 — to consider and vote on a proposal to elect, effective at Closing, eleven directors to serve terms on our board of directors until the 2023 annual meeting of stockholders and until their respective successors are duly elected and qualified (we refer to this proposal as the “Election of Directors Proposal”);

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Ali Bouzarif be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Nancy Curtin be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Kevin T. Kabat be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Timothy Keaney be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Judy Lee be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Spiros Maliagros be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Hazel McNeilage be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Craig Smith be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Michael Tiedemann be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Tracey Brophy Warson be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Peter Yu be appointed as a director of the Company with effect from Closing.”

(9)
Proposal 9
—
 The Adjournment Proposal
 — to consider and vote upon a proposal to approve by ordinary resolution under the Existing Articles the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy/statement prospectus sections entitled
“Proposal No.
 1 — The Business Combination Proposal”, “Proposal No.
 2 — The Domestication Proposal”, “Proposal No.
 3 — The Organizational Documents Proposal”, “Proposal No.
 4 — The Advisory Charter Proposals”, “Proposal No.
 5 — The Stock Issuance Proposal”, “Proposal No.
 6 — The Equity Incentive Plan Proposal”, “Proposal No.
 7 — The Employee Stock Purchase Plan Proposal”, “Proposal No.
 8 — The Election of Directors Proposal”,
and
“Proposal No.
 9 — The Adjournment Proposal”,
respectively.
The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A-1, a copy of the Business Combination Agreement.
 We urge you to carefully read the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.
After careful consideration, the Board has determined that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are in the best interests of Cartesian and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of Cartesian’s directors may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Cartesian and its shareholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections entitled
“
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
”
and
“
Beneficial Ownership of Securities
”
in the accompanying proxy statement/prospectus for a further discussion.
The Record Date for the Special Meeting is                 , 2022. Only holders of record of Class A ordinary shares and Class B ordinary shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Cartesian’s shareholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at Cartesian’s principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at                .
Our Class A ordinary shares and warrants are currently listed on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively. Certain of our Class A ordinary shares and warrants currently trade as units consisting of one Class A ordinary share and one-third of
one redeemable warrant, and are listed on Nasdaq under the symbol “GLBLU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the consummation of the Domestication, we intend to change our name from “Cartesian Growth Corporation” to “Alvarium Tiedemann Holdings, Inc.”
Pursuant to Cartesian’s amended and restated memorandum and articles of association (the “Existing Articles”), a holder of Public Shares (a “Public Shareholder”) may request that Cartesian redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)
(i) hold Public Shares or (ii) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on                , 2022 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Cartesian’s Transfer Agent (the “Transfer Agent”), that Cartesian redeem your Public Shares for cash and (ii) deliver your Public Shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.
 Public Shareholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal
. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the Transfer Agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with the Company’s initial public offering of its units, each consisting of one Class A ordinary share and one-third
of one redeemable warrant, pursuant to its registration statements on Form
S-1
declared effective by the SEC on February 23, 2021 (SEC File Nos.
333-252784
and
333-253428)
(the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of                 , 2022, this would have amounted to approximately $                per Public Share. If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “
Special Meeting of the Shareholders
” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limitation would not be redeemed for cash, without our prior consent.
The approval of each of the Conditions Precedent Proposals (
i.e.,
 the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, and the Employee Stock Purchase Plan Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your Cartesian ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800)
662-5200, or
banks and brokers can call collect at (203)
658-9400
or by emailing GLBL.info@investor.morrowsodali.com. This notice of Special Meeting and the proxy statement are available at
.

By Order of the Board of Directors

Peter Yu Chief Executive Officer
, 2022

i

ANNEX A-1 – BUSINESS COMBINATION AGREEMENT
ANNEX A-2 – AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
ANNEX A-3 – AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT
ANNEX B-1 – FORM OF PROPOSED CHARTER
ANNEX B-2 – FORM OF CERTIFICATE OF CORPORATE DOMESTICATION
ANNEX C – FORM OF PROPOSED BYLAWS
ANNEX D – FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
ANNEX E – FORM OF TAX RECEIVABLE AGREEMENT
ANNEX F – FORM OF SUBSCRIPTION AGREEMENT
ANNEX G – SPONSOR SUPPORT AGREEMENT
ANNEX H – TWMH AND TIG MEMBER SUPPORT AGREEMENT
ANNEX I – FORM OF EQUITY INCENTIVE PLAN
ANNEX J – FORM OF EMPLOYEE STOCK PURCHASE PLAN
ANNEX K – EXISTING ARTICLES OF CARTESIAN
ANNEX L –ALVARIUM EXCHANGE AGREEMENT
ANNEX M – SHAREHOLDER IRA
ANNEX N – VOTING IRA

ii

FREQUENTLY USED TERMS
Definitions
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “the Company” refer to, before the consummation of the Business Combination, Cartesian or, following the consummation of the Business Combination, Alvarium Tiedemann, as the context suggests. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1.
In this document:
“Additional Banking Fees” means all fees and expenses (including, but not limited to, all underwriter and/or investment banking fees) incurred in connection with any Additional Private Placements and/or incurred in connection with the engagement of any investment banks or similar firms engaged to provide capital markets advisory work and/or equity analysis and support with respect to the Cartesian Common Stock, which, for the avoidance of doubt, will be paid by Cartesian out of the Trust Account and which amounts will not reduce the Companies Equity Value.
“Additional Private Placements” means a private placement or placements of shares of Class A Common Stock, on terms at least as favorable to Cartesian as those of the Initial Private Placements, in which no shares of Class A Common Stock are sold to investors at a price of less than $9.80 per share.
“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.
“Advisory Charter Proposals” means the seven
non-binding
sub-proposals
with respect to important governance provisions in the Proposed Charter to take effect upon the Closing Date if the Organizational Documents Proposal is approved.
“Aggregate Cash Consideration” means $100,000,000; provided, that if (a) Available Cash equals an amount less than $100,000,000, then the Aggregate Cash Consideration shall be an amount equal to the Available Cash.
“Aggregate
Earn-Out
Consideration” means the (a) TWMH Members
Earn-Out
Consideration, (b) TIG Entities Members
Earn-Out
Consideration, and (c) Alvarium Shareholders
Earn-Out
Consideration.
“Aggregate Equity Consideration” means the (a) Alvarium Shareholders Share Consideration, (b) the TWMH Members Interests Consideration, and (c) the TIG Entities Members Interest Consideration.
“Aggregate Transaction Consideration” means the (a) Aggregate Equity Consideration, (b) Aggregate Cash Consideration, and (c) Aggregate
Earn-Out
Consideration.
“Aggregate Voting Share Consideration” means the (a) TWMH Members Voting Share Consideration and (b) TIG Entities Members Voting Share Consideration.
“Alvarium” means Alvarium Investments Limited, an English private limited company.
“Alvarium Closing Cash Adjustment” means the difference of (a) $10,000,000 minus (b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time plus (B) the

Alvarium Excess Transaction Expenses plus (C) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number) minus (ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number); minus (iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium; provided, that, the sum of (1) the value of component (ii) set out above, plus (2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment plus (3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.
“Alvarium Equity Value” means (a) the Alvarium Percentage
multiplied
by (b) the Companies Equity Value.
“Alvarium Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Transaction Expenses incurred by Alvarium divided
by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.
“Alvarium Payment Spreadsheet” means a spreadsheet that shall be prepared by Alvarium and Cartesian pursuant to Section 3.02 of the Business Combination Agreement setting forth: (a) the Alvarium Shareholders Share Consideration and (b) the Alvarium Shareholders
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the Alvarium Shareholders, and which shall, for the avoidance of doubt, take into account and reflect the provisions of the Alvarium LTIP in determining such breakdown and allocation.
“Alvarium Percentage” means 30.94%.
“Alvarium Reorganization Expenses” means all
out-of-pocket
fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, tax experts and consultants to Alvarium and its affiliates) incurred by Alvarium or on its behalf in connection with or related to the Alvarium Reorganization.
“Alvarium Reorganization Expenses Cap” means an amount equal to $750,000.
“Alvarium Shareholders
Earn-Out
Consideration” means (a) a number of shares of Class A Common Stock equal (in number) to 15% of the sum of (i) the Alvarium Equity Value and (ii) the Alvarium Closing Cash Adjustment plus (b) the Reallocation
Earn-Out
Shares, which will be allocated to the Alvarium Shareholders pursuant to the Alvarium Payment Spreadsheet and which will be issued to the Alvarium Shareholders subject to achievement of the applicable
Earn-Out
Target.
“Alvarium Shareholders Share Consideration” means (a) a number of shares of Class A Common Stock equal to the quotient of (i) the sum of (A) the Alvarium Equity Value plus (B) the Alvarium Closing Cash Adjustment divided by (ii) $10.00, plus (b) the Alvarium Warrants, which shall be deliverable to the Alvarium Shareholders and allocated as set forth in the Alvarium Payment Spreadsheet (as defined in the Business Combination Agreement).
“Alvarium Tiedemann” means the Company after it has been renamed “Alvarium Tiedemann Holdings, Inc.”
“Alvarium Warrants” means the applicable number of Private Placement Warrants to be issued to the equityholders of Alvarium at the Closing multiplied by 30.94%.
“ASC” means Accounting Standard Codification.
“AUA” means assets under advisement. For more information on the presentation of AUA in this proxy statement/prospectus, see “
Presentation of Certain Financial Information
.”

“AUM” means assets under management. For more information on the presentation of AUM in this proxy statement/prospectus, see “
Presentation of Certain Financial Information
.”
“Available Cash” means, after giving effect to the exercise of the SPAC Share Redemption and payments related thereto, the aggregate amount equal to, as of the Closing Date, (a) the amount of immediately available funds contained in the Trust Account available for release to Cartesian, plus
(b) the amount of immediately available funds held by Cartesian pursuant to the Subscription Agreements, plus
(c) all funds held by Cartesian outside of the Trust Account and immediately available to Cartesian, minus
(d) Transaction Expenses of the Parties (not to exceed $50 million, but excluding for purposes of this calculation, the sum of (i) the amount of any Additional Banking Fees, (ii) the lesser of the amount of the (A) Alvarium Reorganization Expenses and (B) Alvarium Reorganization Expenses Cap, and (iii) the amount of the Public Market Readiness Expenses), minus
(e) the sum of (i) the amount of any Additional Banking Fees, (ii) the lesser of the amount of the (A) Alvarium Reorganization Expenses and (B) Alvarium Reorganization Expenses Cap, and (iii) the amount of the Public Market Readiness Expenses. For the avoidance of doubt, Available Cash shall be calculated prior to taking into account payment of any Aggregate Cash Consideration.
“Board” refers to Cartesian’s board of directors or Alvarium Tiedemann’s board of directors, as the context suggests.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” refers to the Business Combination Agreement, dated as of September 19, 2021, by and among Cartesian, Umbrella Merger Sub, TWMH, TIG GP, TIG MGMT, Alvarium and Umbrella, substantially in the form attached hereto at Annex A-1.
“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.
“Cantor” means Cantor Fitzgerald & Co., the representative of the underwriters in the IPO.
“Cash” means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) and marketable securities, in each case determined in accordance with (a) UK GAAP with respect to Alvarium and the Alvarium Subsidiaries and (b) US GAAP with respect to (i) TWMH and the TWMH Subsidiaries and (ii) the TIG Entities and the TIG Subsidiaries. For the avoidance of doubt, Cash will (i) be calculated net of issued but uncleared checks and drafts and will include checks, inbound ACH transmissions, other wire transfers and drafts deposited or available for deposit for the account of a Target Company or any of its subsidiaries, (ii) include all deposits with third parties (including landlords) of a Target Company or any of its subsidiaries and (iii) exclude Trapped Cash of a Target Company or any of its subsidiaries.
“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“Class A Common Stock” refers to the Class A Common Stock, par value $0.0001 per share, of Cartesian following the Domestication, and of Alvarium Tiedemann following the Business Combination, including any shares of such Class A Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A Common Stock.
“Class A ordinary shares” refers to the Class A ordinary shares, par value $0.0001 per share, of Cartesian prior to the Domestication, including any shares of such Class A ordinary shares issuable upon the exercise of any warrant or other right to acquire shares of such Class A ordinary shares.

“Class B Common Stock” refers to the Class B Common Stock, par value $0.0001 per share, of Alvarium Tiedemann following the Domestication and the Business Combination, including any shares of such Class B Common Stock issuable upon the exercise of any warrant or other right to acquire shares of such Class B Common Stock.
“Class B ordinary shares” refers to the Class B ordinary shares, par value $0.0001 per share, of Cartesian prior to the Domestication, including any shares of such Class B ordinary shares issuable upon the exercise of any warrant or other right to acquire shares of such Class B ordinary shares.
“Closing” refers to the closing of the Business Combination.
“Closing Date” refers to the date on which the closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” refers to shares of the Class A Common Stock and the Class B Common Stock, collectively.
“Companies Enterprise Value” means $1,079,900,000.
“Companies Equity Value” means an amount equal to (a) the Companies Enterprise Value, plus
(b) the Cash of the Target Companies and their respective subsidiaries as of the Reference Time minus
(c) the Indebtedness of the Target Companies and their respective subsidiaries as of the Reference Time plus (d) the Available Cash, plus
(e) the amount of any Additional Banking Fees,
plus
(f) the amount of the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap, plus
(g) the Public Market Readiness Expenses not to exceed an aggregate amount of $7,400,000, plus
(h) an amount equal to the Transaction Expenses Adjustment,
minus
(i) the New Shareholder Equity Value.
“Company,” “our,” “we” or “us” refers, prior to the Business Combination, to Cartesian, as the context suggests, and, following the Business Combination, to Alvarium Tiedemann.
“DGCL” refers to the Delaware General Corporation Law, as amended.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“dollars” or “$” refers to U.S. dollars.
“Domestication” refers to the continuation of Cartesian by way of domestication of Cartesian into a Delaware corporation, with the ordinary shares of Cartesian becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto at Annex
B-1)
consistent with the DGCL and changing the name and registered office of Cartesian.
“Domestication Proposal” refers to the proposal to be considered at the Special Meeting to approve the Domestication.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Election of Directors Proposal” means the proposal to be considered at the Special Meeting to consider and vote on a proposal to elect, effective at Closing, eleven directors to serve terms on our board of directors until the 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

“Employee Stock Purchase Plan” means the Alvarium Tiedemann Holdings, Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex J. For additional information, see “Proposal No. 7 –
The Employee Stock Purchase Plan Proposal
” section of this proxy statement/prospectus.
“Employee Stock Purchase Plan Proposal” means the proposal to approve and adopt the Employee Stock Purchase Plan.
“Equity Incentive Plan” means the Alvarium Tiedemann Holdings, Inc. 2022 Stock Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex I. For additional information, see “Proposal No. 6 –
The Equity Incentive Plan Proposal
” section of this proxy statement/prospectus.
“Equity Incentive Plan Proposal” means the proposal to approve and adopt the Equity Incentive Plan.
“ESG” means environmental, social and governance.
“ETFs” means Exchange Traded Funds.
“EU” means European Union
“Excess Transaction Expenses” means all Transaction Expenses in excess of $50 million, other than (a) the Alvarium Reorganization Expenses in excess of the Alvarium Reorganization Expenses Cap, (b) the Public Market Readiness Expenses, and (c) the Additional Banking Fees.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing Articles” means the Amended and Restated Memorandum and Articles of Association of Cartesian, adopted by special resolution dated February 23, 2021 (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).
“External Strategic Managers” means global alternative asset managers with whom we partner by making strategic investments in which we actively participate in seeking to leverage the collective resources and synergies of the businesses to facilitate their growth.
“FINRA” refers to the Financial Industry Regulatory Authority, Inc.
“FOS” means Family Office Service.
“Founder Shares” means the shares of Class B ordinary shares initially purchased by the Sponsor in a private placement prior to the IPO and the shares of Class A Common Stock that will be issued upon the automatic conversion of the Class B ordinary shares at the time of the Domestication.
“Fund Manager” means a third-party manager of Managed Funds.
“HNWI” means high net worth individual, being an individual having investable assets of US$1 million or more, excluding primary residence, collectibles, consumables, and consumer durables.
“Impact Investing” means investment practices seeking to generate various levels of financial performance together with the generation of positive measurable environmental and social impacts.
“Incurred Alvarium Expenses” means those Transaction Expenses that have been incurred and paid by Alvarium (or an Alvarium Subsidiary) as of the Reference Time.
“Incurred TIG Expenses” means those Transaction Expenses that have been incurred and paid by the TIG Entities as of the Reference Time.

“Incurred TWMH Expenses” means those Transaction Expenses that have been incurred and paid by TWMH (or a TWMH Subsidiary) as of the Reference Time.
“Indebtedness” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (a) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (b) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (c) obligations of such person and its Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out
or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities) but excluding any such deferred purchase price liabilities of (i) Alvarium (or an Alvarium Subsidiary) in connection with the potential acquisitions set forth on Section 6.03(b)(A) and 6.03(b)(B) of the Alvarium Disclosure Schedule, (ii) TWMH, Tiedemann Constantia AG or another TWMH Subsidiary in connection with the potential acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule, or (iii) TIG MGMT in connection with the potential acquisition set forth on Section 9.02(b)(vi) of the TIG Disclosure Schedule, (e) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, Indebtedness does not include any Indebtedness of any External Strategic Manager, nor does Indebtedness include any debt incurred in connection with any of the acquisitions set forth in clauses (d)(i), (ii) or (iii) above.
“Initial Private Placements” means a private placement or placements of Class A Common Stock pursuant to which certain investors, upon the terms and subject to the conditions set forth in the Subscription Agreements, will purchase 16,836,715 shares of Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807.
“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IPO” means Cartesian’s initial public offering of its units, each consisting of one Class A ordinary share and one-third
of one redeemable warrant, pursuant to its registration statements on Form
S-1
declared effective by the SEC on February 23, 2021 (SEC File Nos.
333-252784
and
333-253428).
“IPO Letter Agreements” means the (a) letter agreement, dated as of February 23, 2021, by and between Cartesian and Sponsor and (b) letter agreement, dated as of February 23, 2021, by and between Cartesian and Cartesian’s officers and directors.
“Managed Funds” means mutual funds, ETFs, hedge funds, private equity, real estate or other funds.
“Minimum Cash Amount” means $75,000,000.
“Nasdaq” means The Nasdaq Capital Market.
“New Shareholder Equity Value” means the product of (a) the
sum
of (i) the number of Cartesian ordinary shares held by Cartesian Shareholders (excluding, for the avoidance of doubt, Cartesian ordinary shares that are subject to the Cartesian Share Redemption), (ii) the number of Cartesian ordinary shares held by Sponsor

(excluding the number of shares of Class A Common Stock that will be held by Sponsor and subject to forfeiture pursuant Section 2 of the Sponsor Support Agreement) and after giving effect to any Cartesian ordinary shares forfeited by Sponsor pursuant to Section 3 of the Sponsor Support Agreement as a result of any Cartesian Share Redemption, and (iii) the number of shares of Class A Common Stock issued pursuant to the Subscription Agreements, multiplied by
(b) $10.00 (adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cartesian ordinary shares occurring on or after the date hereof and prior to the Closing).
“ordinary shares” means, when used with respect to Cartesian, the Class A ordinary shares and the Class B ordinary shares, collectively.
“Organizational Documents Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Proposed Charter and the Proposed Bylaws.
“Payment Spreadsheets” means, collectively, the Alvarium Payment Spreadsheet, the TWMH Payment Spreadsheet, and the TIG Entities Payment Spreadsheet.
“PIPE Investors” means the subscribers that agreed to purchase shares of Class A Common Stock at the Closing pursuant to the Private Placements, including, without limitation, as reflected in the Subscription Agreements.
“Private Placements” means, collectively, the Initial Private Placements and the Additional Private Placements.
“Private Placement Warrants” refers to the warrants acquired by our Sponsor for an aggregate purchase price of $8,900,000 in a private placement simultaneously with the closing of the IPO (including ordinary shares issuable upon conversion thereof).
“Proposed Bylaws” mean the proposed amended and restated bylaws of the Company to be in effect following the Business Combination, a form of which is attached hereto as Annex C.
“Proposed Charter” means the certificate of incorporation of the Company which, if approved, would take effect upon the Closing, a form of which is attached hereto as Annex
B-1.
“Public Market Readiness Expenses” means all out-of-pocket fees, costs and expenses incurred by the Target Companies or on their behalf prior to the Closing Date in connection with or related to the Target Companies’ preparation to operate as a public company from and after the Closing Date, which shall include the fees, costs and expenses related to the following, including but not limited to: (a) the hiring of the chief financial officer of the Company who shall serve as the chief financial officer of the Company from and after the Closing Date (including recruitment fees, wages, bonuses and other associated personnel costs), (b) the hiring of certain employees in the Target Companies’ finance, human resources, legal, compliance, marketing, and technology departments, (c) finance enterprise resource planning system implementation and cybersecurity program implementation, (d) the engagement of a consulting firm in connection with the selection of certain independent directors to be appointed to the Board as of the Closing Date, (e) the engagement of a compensation consulting firm for employee and director compensation benchmarking and program design, (f) legal advisory services related to certain public company readiness requirements, and (g) the engagement of investor relations, public relations and marketing and other related communications service providers relating to public company readiness.
“Public Shareholders” means the holders of Class A ordinary shares that were sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Shares” means Cartesian’s Class A ordinary shares sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).
“Public Warrants” refers to the warrants issued in the IPO, entitling the holder thereof to purchase one of Cartesian’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment.
“Reallocation
Earn-Out
Shares” means 350,000 shares of Class A Common Stock, of which, for the avoidance of doubt, 175,000 shares are payable upon achievement of the First Level
Earn-Out
Target and 175,000 shares are issuable upon achievement of the Second Level
Earn-Out
Target, and which will reduce on a one for one basis the number of Umbrella Class B common units and shares of Class B Common Stock issuable under the TIG Entities Members
Earn-Out
Consideration and the TWMH Members
Earn-Out
Consideration (with the TIG Members
Earn-Out
Consideration and the TWMH Members
Earn-Out
Consideration being borne proportionately based on the relative share of the Aggregate Cash Consideration received by the TIG Members, on the one hand, and the TWMH Members on the other hand).
“Record Date” means                 , 2022, the date for determining the Cartesian shareholders entitled to receive notice of and to vote at the Special Meeting.
“Redemption Rights” refer to the rights of the Public Shareholders to demand redemption of their Public Shares for cash in accordance with the procedures set forth in the Existing Articles and this proxy statement/prospectus.
“Reference Time” means 11:59 p.m., Eastern Time on the Business Day immediately prior to the Closing Date.
“Relief” means any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to repayment of Tax.
“RIAs” means Registered Investment Advisers.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SHP” means Spencer House Partners LLP.
“Sponsor” means CGC Sponsor LLC, a Cayman Islands limited liability company.
“Subscription Agreements” means the Subscription Agreements, dated September 19, 2021, entered into between Cartesian and each of the PIPE Investors in connection with the Private Placements, substantially in the form attached hereto at Annex F.
“Target Companies” means collectively TWMH, TIG GP, TIG MGMT, and Alvarium.
“TIG” means, collectively, the TIG Entities and their subsidiaries and their predecessor entities where applicable.
“TIG Entities” means, collectively, TIG GP and TIG MGMT and their predecessor entities where applicable.
“TIG Entities Closing Cash Adjustment” means the difference of (a) $40,500,000 minus (b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time plus the TIG

Excess Transaction Expenses (each expressed as a positive number) minus (ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time, plus (y) the Incurred TIG Expenses (expressed as a positive number) minus (iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities; provided, that, the sum of (1) the value of component (ii) set out above, plus (2) the value of component (ii) set out in the Alvarium Closing Cash Adjustment plus (3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.
“TIG Entities Equity Value” means the (a) TIG Entities Percentage multiplied by
(b) the Companies Equity Value.
“TIG Entities Members Cash Consideration” means an amount equal to 70.2% of the Aggregate Cash Consideration.
“TIG Entities Members
Earn-Out
Consideration” means (a) a number of Umbrella Class B common units and shares of Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) the TIG Entities Equity Value and (B) the TIG Entities Closing Cash Adjustment divided by (ii) $10.00, less their respective share of the Reallocation
Earn-Out
Shares, which shall be allocated to the TIG GP Members and the TIG MGMT Members pursuant to the TIG Entities Payment Spreadsheet and which shall be issued to the TIG GP Members and TIG MGMT Members subject to achievement of the applicable
Earn-Out
Target.
“TIG Entities Members Interests Consideration” means (a) a number of Umbrella Class B common units equal to the quotient of (i) the sum of (A) the difference of (x) the TIG Entities Equity Value minus (y) the TIG Entities Members Cash Consideration plus (B) the TIG Entities Closing Cash Adjustment divided by (ii) $10.00, plus (b) the TIG Warrants, which shall be deliverable to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.
“TIG Entities Members Voting Share Consideration” means a number of shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable collectively to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.
“TIG Entities Payment Spreadsheet” means a spreadsheet that shall be prepared by the TIG Entities and Cartesian pursuant to Section 3.02 of the Business Combination Agreement setting forth: (a) the TIG Entities Members Interests Consideration, (b) the TIG Entities Members Voting Share Consideration, (c) the TIG Entities Members Cash Consideration, and (d) the TIG Entities Members
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TIG GP Members and the TIG MGMT Members.
“TIG Entities Percentage” means 35.21%.
“TIG Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Transaction Expenses incurred by the TIG Entities divided
by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.
“TIG GP” means TIG Trinity GP, LLC, a Delaware limited liability company.
“TIG MGMT” means TIG Trinity Management, LLC, a Delaware limited liability company.
“TIG Warrants” means the applicable number of Private Placement Warrants to be issued to the equityholders of the TIG Entities at the Closing multiplied by 35.21%.
“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, due diligence providers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of the Business Combination Agreement and the other Transaction Documents and consummation of the Transactions (including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Alvarium Reorganization (including the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap), the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Subsidiary Distributions), the Additional Banking Fees, the Public Market Readiness Expenses, the Proxy Statement and the Registration Statement, and the solicitation of shareholders’ approvals and the preparation of any required filings, notices or approvals under applicable Laws, including Antitrust Laws.
“Transaction Expenses Adjustment” means $2,100,000.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trapped Cash” means all Cash held by a Target Company or any of its subsidiaries which is incapable of being spent or distributed within 90 days without deduction, withholding or additional cost (other than customary banking or foreign exchange charges).
“Trust Account” refers to the Trust Account of Cartesian which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“Trust Agreement” means the Investment Trust Management Agreement, dated as of February 23, 2021, by and between Cartesian and Trust Agent.
“TWMH” means, collectively, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, and its subsidiaries, and their predecessor entities where applicable.
“TWMH Closing Cash Adjustment” means the difference of (a) $11,000,000 minus (b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time plus the TWMH Excess Transaction Expenses (each expressed as a positive number) minus (ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number) minus (iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH; provided, that, the sum of (1) the value of component (ii) set out above, plus (2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment plus (3) the value of component (ii) set out in the Alvarium Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.
“TWMH Equity Value” means (a) the TWMH Percentage
multiplied by
(b) the Companies Equity Value.
“TWMH Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Excess Transaction Expenses incurred by TWMH divided
by (ii) the aggregate Excess Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.
“TWMH Members Cash Consideration” means an amount equal to 29.8% of the Aggregate Cash Consideration.
“TWMH Members
Earn-Out
Consideration” means (a) a number of Umbrella Class B common units and shares of Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) TWMH Equity Value and (B) TWMH Closing Cash Adjustment divided by (ii) $10.00, less their respective share of the Reallocation
Earn-Out
Shares, which shall be allocated to the TWMH Members pursuant to the TWMH Payment Spreadsheet and which shall be issued to the TWMH Members subject to achievement of the applicable
Earn-Out
Target.

“TWMH Members Interests Consideration” means (a) a number of Umbrella Class B common units equal to the quotient of (i) the sum of (A) the difference of (x) the TWMH Equity Value minus (y) the TWMH Members Cash Consideration plus (B) the TWMH Closing Cash Adjustment divided by (ii) $10.00, plus (b) the TWMH Warrants, which shall be deliverable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.
“TWMH Members Voting Share Consideration” means a number of shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.
“TWMH Payment Spreadsheet” means a spreadsheet that shall be prepared by TWMH and Cartesian pursuant to Section 3.02 of the Business Combination Agreement setting forth: (a) the TWMH Members Interests Consideration, (b) the TWMH Members Voting Share Consideration, (c) the TWHM Members Cash Consideration, and (d) the TWMH Members
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TWMH Members.
“TWMH Percentage” means 33.85%.
“TWMH Warrants” means the applicable number of Private Placement Warrants to be issued to the equityholders of TWMH at the Closing multiplied by 33.85%.
“TWMH/TIG Entities Reorganization” means all actions necessary to implement a reorganization such that TWMH and the TIG Entities will be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella will be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT
“UK GAAP” means applicable laws in the United Kingdom together with the financial reporting framework contained in Financial Reporting Standard 102, and all other applicable Financial Reporting Standards, Financial Reporting Council Abstracts and Statements of Recommended Practice issued by the Financial Reporting Council or any body recognized by it.
“Umbrella” means Alvarium Tiedemann Capital, LLC
“Umbrella LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Umbrella
to be entered into in connection with the Closing, as the same may be amended, modified, supplemented or waived from time to time in accordance with their terms.
“US GAAP” means United States generally accepted accounting principles, consistently applied.
PRESENTATION OF CERTAIN FINANCIAL INFORMATION
For financial presentation purposes, total assets under management and assets under advisement (“AUM / AUA”) of the Company consists of: (i) assets under management (“AUM”) and assets under advisement (“AUA”) of TWMH; (ii) AUM of TIG; and (iii) AUM and AUA of Alvarium.
AUM / AUA of TWMH includes billable and
non-billable
assets. Billable assets represent the portion of assets on which TWMH charges fees.
Non-billable
assets are exempt of fees. They consist of assets such as cash and cash equivalents, real estate, investment consulting assets and other designated assets.
AUA of Alvarium includes billable and
non-billable
assets. Billable assets represent the portion of assets on which Alvarium charges fees; these are assets in which Alvarium is acting in a fiduciary capacity as well as co-investment
assets. For the purpose of calculating
co-investment
assets, Alvarium includes the gross asset

value of all assets managed or supervised by operating partner subsidiaries, affiliates and joint ventures in which Alvarium holds either a majority or minority stake.
Non-billable
assets are exempt of fees.
AUM of TIG includes the assets under management of the TIG Entities and their subsidiaries, and each of the External Strategic Managers in which the TIG Entities have made strategic investments. External Strategic Managers are those managers in which the TIG Entities have made an external investment, and the strategies of these managers include Real Estate Bridge Lending, European Long/Short Equity and Asian Credit. AUM of TIG as of, and for the fiscal year ended, December 31, 2019, include the TIG Entities’ minority interests in its European Long / Short Equity and Asian Credit External Strategic Managers. The acquisition of these investments closed on March 10, 2020, and December 31, 2020, respectively. Such amounts are included as we believe it provides a more accurate representation of the growth of the underlying business of TIG.
Unless otherwise defined, AUM refers to assets on which a business provides continuous and regular billable supervisory or management services. As noted, the AUM of TIG and the Company includes the AUM of TIG’s External Strategic Managers as we believe including such AUM presents a more accurate depiction of the respective businesses. However, the AUM of the External Strategic Managers should not be viewed as part of the AUM of TIG or of Alvarium Tiedemann for regulatory and/or statutory purposes under the U.S. Investment Advisers Act of 1940, as amended.
EBITDA, Adjusted EBITDA, Economic EBITDA and Economic Revenue as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP or UK GAAP. None of EBITDA, Adjusted EBITDA, Economic EBITDA, Economic Revenue or any figure derived therefrom is a measurement of Cartesian’s or any of the Target Company’s financial performance under US GAAP or UK GAAP and should not be considered as an alternative to net income or any other performance measure presented in accordance with US GAAP or UK GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Because EBITDA, Adjusted EBITDA, Economic EBITDA and Economic Revenue are not measures determined in accordance with US GAAP or UK GAAP and are thus susceptible to varying calculations, EBITDA, Adjusted EBITDA, Economic EBITDA and Economic Revenue and any figure derived therefrom, as presented, may not be comparable to other similarly titled measures of other corporations.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the
®
or
™
symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to the Target Companies has been provided by the Target Companies and their respective management teams, and forward-looking statements include statements relating to the expectations of the Target Companies’ management team, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Cartesian’s ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	our potential ability to obtain financing to complete the Business Combination.
The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and Cartesian’s and the Target Companies’ businesses:

•	satisfaction of conditions to the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the ability to obtain and/or maintain the listing of our Class A Common Stock on Nasdaq following the Business Combination;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	our public securities’ potential liquidity and trading;

•	the use of proceeds not held in the Trust Account or available to us from interest income on the Trust Account balance;

•
economic downturns and political and market conditions beyond the Target Companies’ control, including a reduction in consumer discretionary spending that could adversely affect the Target Companies’ business, financial condition, results of operations and prospects;

•	the Target Companies’ projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•	factors relating to the business, operations and financial performance of the Company following the Business Combination, including:

•	the effects of the COVID-19 pandemic;

•	changes in market and economic conditions;

•	our exposure to extensive government regulation, and our potential failure or inability to comply with these regulations;

•	additional risks and uncertainties related to expanding our business and entering into new lines of business;

•	increased scrutiny from our clients with respect to the societal and environmental impact of investments we make;

•	data and cybersecurity risks;

•	insufficiencies in the due diligence process that we undertake in connection with investments;

•	our dependence on leverage by certain funds, underlying investment funds and portfolio companies and related volatility;

•	defaults by third-party investors;

•	our failure to comply with investment guidelines of our clients;

•	failure or circumvention of our controls and procedures;

•	termination or non-renewal of our investment advisory contracts;

•	the loss of key management members, or an inability to hire key personnel; or

•	other factors detailed under the section entitled “ Risk Factors ” herein.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the “
Risk Factors
” section and elsewhere in this proxy statement/prospectus may adversely affect Cartesian or the Target Companies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge our shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:	What is the Business Combination?

A:
Cartesian, Umbrella Merger Sub, TWMH, TIG GP, TIG MGMT, Alvarium and Umbrella have entered into the Business Combination Agreement, dated as of September 19, 2021, pursuant to which, among other things:

(a)
upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication (as defined below), the businesses of the Target Companies will be held by Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement;

(b)	prior to the Closing, TWMH and the TIG Entities will take, or cause to be taken, the TWMH/TIG Entities Reorganization;

(c)	prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization;

(d)
on the Business Day prior to the Closing Date, Cartesian will execute the Domestication, pursuant to which each Class A ordinary share outstanding will be converted into the right to receive one share of Class A Common Stock and Cartesian will be renamed “Alvarium Tiedemann Holdings, Inc.”;

(e)
at the Closing, TIG MGMT, TIG GP and Umbrella will enter into a Distribution Agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager;

(f)
at the Closing, each Alvarium Shareholder will exchange his, her or its (1) ordinary shares of Alvarium Topco and (2) Class A Shares of Alvarium Topco for shares of Class A Common Stock (the “Alvarium Exchange”), and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of Alvarium Tiedemann;

(g)
at the Closing, immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of Alvarium Tiedemann;

(h)
pursuant to the Umbrella Merger, Alvarium Tiedemann will receive Class A Units of Umbrella and will become the sole manager of Umbrella and the members of Umbrella will receive cash, Class B Units of Umbrella and an equal number of shares of Class B Common Stock (which will have voting rights, but no economic rights); and

(i)
at the Closing, following the Alvarium Exchange and the Umbrella Merger, Alvarium Tiedemann and Umbrella will enter into the Alvarium Contribution Agreement, pursuant to which (1) Alvarium Tiedemann will contribute all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella, (2) upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella, and (3) following the Closing, Alvarium Topco will be liquidated, whereupon Alvarium Holdings LLC (to be renamed “Alvarium Tiedemann Holdings, LLC”) will become the wholly owned direct subsidiary of Umbrella.

Cartesian will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See “
Proposal No. 1.–The Business Combination Proposal —The Business Combination Agreement
” beginning on page 126. In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1.

Q:	Why am I receiving this proxy statement?

A:
Cartesian is sending this proxy prospectus to its shareholders to help them decide how to vote their shares of Cartesian ordinary shares with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless Cartesian’s shareholders approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement of Cartesian and a prospectus of Cartesian. It is a proxy statement because Cartesian’s Board is soliciting proxies using this proxy statement/prospectus from its shareholders. It is a prospectus because Cartesian, in connection with the Business Combination, is offering shares of Class A Common Stock in exchange for its outstanding Class A ordinary shares. See “
Proposal No. 1.–The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination
”.
YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is Cartesian proposing the Business Combination?

A:
Cartesian was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase or reorganization or engaging in any other similar business combination with one or more businesses or entities. See “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
.”

Q:
What equity stake will our current shareholders, the Sponsor, the PIPE Investors, the shareholders of Alvarium, the members of TWMH and the members of the TIG Entities hold in Alvarium Tiedemann immediately after consummation of the Business Combination?

A:
The following table illustrates varying beneficial ownership levels in the Company, as well as possible sources and extents of dilution for non-redeeming
Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders, not taking into account any effects of the TWMH Closing Cash Adjustment, the TIG Entities Closing Cash Adjustment or the Alvarium Closing Cash Adjustment:

	No Redemption (1)%		25% Redemption (2)%		50% Redemption (3)%		75% Redemption (4)%		Maximum Redemption (5)%
Public Shareholders	34,500,000	24.20%	25,875,000	19.30%	17,250,000	13.80%	8,625,000	7.40%	—	0.00%
Existing Alvarium Rollover Shareholders	29,514,506	20.70%	29,514,506	22.00%	29,514,506	23.50%	29,715,446	25.40%	30,090,174	27.80%
PIPE Investors	16,936,735	11.90%	16,936,735	12.60%	16,936,735	13.50%	16,936,735	14.50%	16,936,735	15.70%
Sponsor and Independent Directors (6)(7)(8)	7,342,500	5.10%	7,342,500	5.50%	7,342,500	5.90%	6,692,989	5.70%	5,481,739	5.10%
Existing TWMH and TIG Rollover Shareholders (9)	54,368,988	38.10%	54,368,988	40.60%	54,368,988	43.40%	54,817,558	46.90%	55,654,081	51.50%

Pro Forma Combined Company	142,662,728	100.00%	134,037,728	100.00%	125,412,728	100.00%	116,787,728	100.00%	108,162,728	100.00%

Potential sources of dilution:
Private Warrants	8,900,000	100%	8,900,000	100%	8,900,000	100%	8,900,000	100%	8,900,000	100%

(1)	Assumes that no Public Shares are redeemed, no Sponsor shares are forfeited, and potential dilution from the Private Warrants are excluded.
(2)	Assumes that 8,625,000 Public Shares are redeemed, no Sponsor shares are forfeited, and potential dilution from the Private Warrants are excluded.
(3)	Assumes that 17,250,000 Public Shares are redeemed, no Sponsor shares are forfeited, and potential dilution from the Private Warrants are excluded.
(4)	Assumes that 25,875,000 Public Shares are redeemed, 764,130 Sponsor shares are forfeited, and potential dilution from the Private Warrants are excluded.
(5)	Assumes that all 34,500,000 Public Shares are redeemed, 2,189,130 Sponsor shares are forfeited, and potential dilution from the Private Warrants are excluded.
(6)
The No Redemption, 25% Redemption, and 50% Redemption scenarios exclude 1,282,500 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

(7)
The 75% Redemption Scenario excludes 1,167,880 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00, as well as 764,130 shares of Class A Common Stock held by the Sponsor and subject to forfeiture based on such level of redemptions.

(8)
The Maximum Redemption Scenario excludes 954,130 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00, as well as 2,189,130 shares of Class A Common Stock held by the Sponsor and subject to forfeiture based on such level of redemptions.

(9)
Reflects vote-only Class B Common Stock issued to equityholders of the TIG Entities and TWMH in connection with the Business Combination. Each share of Class B Common Stock, together with its corresponding Umbrella Class B common unit (together, a “Paired Interest”), is exchangeable for an amount of shares of Class A Common Stock equal to the product of the number of Paired Interests exchanged multiplied by the applicable exchange rate. As of the Closing of the Business Combination, the applicable exchange rate shall be one, subject to adjustment for any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise).

Q:	What will the shareholders of Alvarium and the members of TWMH and the TIG Entities receive in the Business Combination?

A:
Pursuant to the Business Combination Agreement, the aggregate value of the consideration to be paid to the shareholders of Alvarium, the members of the TIG Entities and the members of TWMH pursuant to the transactions contemplated by the Business Combination Agreement is the Companies Enterprise Value, subject to adjustments as described below (as adjusted, the “Companies Equity Value”), distributed as follows:

(a)
30.94% of the Companies Equity Value will be paid to the existing shareholders of Alvarium, consisting of (i) shares of Class A Common Stock at a price of $10.00 per share (subject to adjustment as described below, the “Alvarium Shareholders Share Consideration”) plus (ii) the Alvarium Warrants;

(b)
35.21% of the Companies Equity Value will be paid to the members of the TIG Entities, consisting of (i) cash consideration in the amount equal to 70.2% of the Aggregate Cash Consideration (the “TIG Entities Members Cash Consideration”), and the remainder in (ii) Umbrella Class B common units (subject to adjustment as described below, the “TIG Entities Members Interests Consideration”) and a number of vote-only shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable collectively to the members of the TIG Entities (the “TIG Entities Members Voting Share Consideration”) plus (iii) the TIG Warrants; and

(c)
33.85% of the Companies Equity Value will be paid to the members of TWMH consisting of (i) cash consideration in the amount equal to 29.8% of the Aggregate Cash Consideration (the “TWMH Members Cash Consideration”), and the remainder in (ii) Umbrella Class B common units (subject to adjustment as described below, the “TWMH Members Interests Consideration”) and a number of vote-only shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable collectively to the members of TWMH (the “TWMH Members Voting Share Consideration”) plus (iii) the TWMH Warrants.

The Companies Equity Value is subject to (i) an upward adjustment equal to the Cash of the Target Companies and their subsidiaries as of the Reference Time, (ii) a downward adjustment equal to the Indebtedness of the Target Companies and their subsidiaries as of the Reference Time, (iii) an upward adjustment equal to the Available Cash, (iv) an upward adjustment equal to the amount of any Additional Banking Fees, (v) an upward adjustment equal to the amount of the Alvarium Reorganization Expenses not to exceed $750,000, (vi) an upward adjustment equal to the Public Market Readiness Expenses not to exceed an aggregate amount of $7,400,000, (vii) an upward adjustment equal to $2,100,000, and (viii) a downward adjustment equal to the New Shareholder Equity Value.
The Aggregate Cash Consideration is equal to $100,000,000; provided, that if Available Cash equals an amount less than $100,000,000, then the Aggregate Cash Consideration shall be an amount equal to the Available Cash.
The Alvarium Shareholders Share Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $10,000,000 minus
(b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time
plus
(B) the Alvarium Excess Transaction Expenses
plus
(C) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number)
minus
(ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number);
minus
(iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.

The TIG Entities Members Interests Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $40,500,000 minus
(b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time
plus
the TIG Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time,
plus
(y) the Incurred TIG Expenses (expressed as a positive number)
minus
(iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the Alvarium Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.
The TWMH Members Interests Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $11,000,000 minus
(b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time
plus
the TWMH Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number)
minus
(iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the Alvarium Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.
In addition to the consideration described above, the members of the TIG Entities and the members of TWMH will have the right to receive certain payments under the Tax Receivable Agreement (the “Tax Receivable Agreement”).
In addition to the consideration described above, (i) the shareholders of Alvarium shall, subject to the achievement of applicable targets, be issued additional shares of Class A Common Stock, and (ii) the members of the TIG Entities and the members of TWMH shall, subject to the achievement of applicable targets, be issued additional shares of Class B Common Stock and Umbrella Class B common units.
Following the Closing, in addition to the consideration to be received in connection with the Alvarium Exchange, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the
“Earn-Out
Period”), (i) the VWAP of the shares of Class A Common Stock equals or exceeds $12.50 for any 20 Trading Days within a period of 30 consecutive Trading Days (the “First Level
Earn-Out
Target”), then as soon as possible and in any event within ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet and (ii) the VWAP of the shares of Class A Common Stock equals or exceeds $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the “Second Level
Earn-Out
Target” and, together with the First Level
Earn-Out
Target, the
“Earn-Out
Targets”), then as soon as possible and in any event within ten Business Days following the achievement of the Second Level
Earn-Out
Target, the Company will issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet.
Following the Closing, in addition to the consideration to be received in connection with the Umbrella Merger, if, at any time during the
Earn-Out
Period, (i) the First Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet and (ii) the Second Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the Second Level
Earn-Out
Target, Cartesian will issue, and will cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet.
Following the Closing, in addition to the consideration to be received in connection with the Umbrella Merger, if, at any time during the
Earn-Out
Period, (i) the First Level
Earn-Out
Target is achieved, then within

ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TIG Entities Members Earn-Out Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet and (ii) the Second Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the Second Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TIG Entities Members
Earn-Out
Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet. For more information on the consideration the shareholders of Alvarium and the members of TWMH and the TIG Entities will receive in connection with the Business Combination, see “
Proposal No. 1.–The Business Combination Proposal – The Business Combination Agreement – Consideration to be Received in the Business Combination
.”

Q:	Have the Target Companies ever operated as a combined business?

A:
While Michael Tiedemann currently serves as chief executive officer of both Tiedemann Advisors (a subsidiary of TWMH) and TIG Advisors (a subsidiary of the TIG Entities) and is an indirect equity owner of each entity through his ownership in TWMH and the TIG Entities, none of TWMH, the TIG Entities, Alvarium or Cartesian have been managed on a combined basis with each other and have each historically operated independently. The future success of the Business Combination, including its anticipated benefits, depends, in part, on our ability to optimize our combined operations, which will be a complex, costly and time-consuming process. If we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.

Q:	When will the Business Combination be completed?

A:
It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for                 , 2022; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Special Meeting and we elect to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions to the completion of the Business Combination, see “
Proposal No.
 1 – The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination
.”

Q:	What happens if the Business Combination is not completed?

A:
If Cartesian does not complete the Business Combination for any reason, Cartesian would search for another target business with which to complete a business combination. If Cartesian does not complete the Business Combination or a business combination with another target business by February 26, 2023, Cartesian must redeem 100% of the outstanding Class A ordinary shares, at a per-share
price, payable in cash, equal to the amount then held in the Trust Account (less income taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Class A ordinary shares. The Sponsor has no Redemption Rights in the event a business combination is not effected in the required time period and, accordingly, its Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Cartesian’s outstanding warrants. Accordingly, such warrants will expire worthless. In addition, the underwriters of the IPO, including Cantor, agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the required time period.

Q:	Will Cartesian obtain new financing in connection with the Business Combination?

A:
Yes. In connection with the execution of the Business Combination Agreement, Cartesian and certain investors entered into Subscription Agreements pursuant to which such investors have agreed to purchase as of immediately prior to the Closing an aggregate of 16,836,715 shares of Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807 (together, the “Private Placements”). The obligations of each party to consummate the Private Placements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Q:	What interests do our initial shareholders, current officers, directors and advisors, and the Target Companies’ current owners have in the Business Combination?

A:
In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the Founder Shares and Public Shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares (or approximately $0.03 per Founder Share), which will convert into 8,625,000 shares of Class A Common Stock (assuming no Founder Shares are forfeited by the Sponsor in connection with the Sponsor’s earn-out-based
and redemption-based forfeiture obligations, in each case, contained in the Sponsor Support Agreement) in accordance with the terms of the Existing Articles and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $85,301,250 on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022, which Founder Shares would become worthless if we do not complete an initial business combination by February 26, 2023. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return following the consummation of the Business Combination;

•
the beneficial ownership by each of Messrs. Sese, Grabowski and Karp, each an independent director of Cartesian, of 25,000 Founder Shares transferred to each such director by the Sponsor, which shares with an estimated value of approximately $247,250 based on closing price of $9.89 per Public Share on Nasdaq on May 9, 2022, would become worthless if Cartesian does not complete an initial business combination by February 26, 2023, as our directors have waived any right to redemption with respect to these shares;

•
the fact that our Sponsor has agreed to waive, pursuant to an IPO Letter Agreement and for no further consideration, its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 26, 2023;

•
the fact that our Sponsor paid $8,900,000 for 8,900,000 Private Placement Warrants (or $1.00 per Private Placement Warrant), each of which will be transferred to the equityholders of the Target Companies in connection with the Business Combination and is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one Class A ordinary share at $11.50 per share; if we do not consummate an initial business combination by February 26, 2023, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $3,827,000 based upon the closing price of $0.43 per warrant on Nasdaq on May 9, 2022;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the members of the Board are entitled to reimbursement for all out-of-pocket expenses
incurred by them on Cartesian’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses
to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses
have been incurred to date and any such
out-of-pocket expenses
are not expected to exceed $10,000;

•
the Sponsor and Cartesian’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Private Placement Warrants would have an aggregate market value of approximately $645,000 based on the last sale price of $0.43 of our Public Warrants on Nasdaq on May 9, 2022. As of May 13, 2022, no such working capital loans were outstanding; and

•
Peter Yu, a current director of Cartesian, is expected to be a director of Alvarium Tiedemann after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Board determines to pay him and any applicable compensation as described under section “
Executive Compensation
”.

Please also see the sections “
Certain Relationships and Related Person Transactions,”
“
Executive Compensation
” and “
Beneficial Ownership of Securities
” for more information on the interests and relationships of our Sponsor, current officers and directors, and the Target Companies’ current owners.

Q:	What interests may the Sponsor have in completing Business Combination, even if the Business Combination causes the trading price of the Company’s common stock to materially decline?

A:
The Sponsor invested an aggregate of $8,925,000 in us, comprised of the $25,000 purchase price for the Founder Shares and the $8,900,000 purchase price for the Private Placement Warrants. The amount held in our trust account was $345,031,308 as of December 31, 2021, implying a value of $10.00 per Public Share.

The following table shows the Public Shareholders’ and our initial shareholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of common stock upon the completion of the Business Combination. The following table assumes that (i) our valuation is $345,031,308 (which is the amount we held in our trust account as of December 31, 2021), (ii) no additional interest is earned on the funds held in the trust account, (iii) no Public Shares are redeemed in connection with the Business Combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of the Business Combination, and does not take into account other potential impacts on our valuation at the time of the Business Combination such as (a) the trading price of our common stock, (b) the transaction costs incurred in connection with the Business Combination (including payment of $12,075,000 of deferred underwriting commissions), (c) any equity issued or cash paid to the equityholders of the Target Companies, (d) any equity issued to other third party investors, (e) the transfer of any Private Placement Warrants from the Sponsor to the equityholders of the Target Companies, (f) the exercise of any options under the Option Agreements, (g) the issuance of any portion of the Aggregate Earn-Out Consideration, (h) the forfeiture by the Sponsor of 2,850,000 Founder Shares pursuant to the Sponsor Support Agreement, or (i) the Target Companies’ businesses themselves.

Public Shares held by Public Shareholders	34,500,000 shares
Founder Shares held by the Sponsor and independent directors	8,625,000 shares

Total shares of Common Stock	43,125,000 shares

Total funds in trust at the initial business combination	$345,031,308
Public Shareholders’ investment per Public Share (1)	$10.00
The Sponsor’s investment per Founder Share (2)	$0.003
Implied value per share of Class A Common Stock upon the initial business combination	$8.00

(1)	While the Public Shareholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.
(2)
The Sponsor’s total investment in the equity of the company, inclusive of the Founder Shares and the Sponsor’s $8,900,000 investment in the Private Placement Warrants, is $8,925,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of common stock would have an implied value of $8.00 per share upon completion of the Business Combination, representing a 20% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $8.00 per share upon completion of the Business Combination would represent a dilution to our Public Shareholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $8.00 per share, the 8,625,000 shares of common stock that the Sponsor and our independent directors holding Founder Shares would own upon completion of the Business Combination would have an aggregate implied value of $69,000,000. As a result, even if the trading price of the common stock significantly declines following the consummation of the Business Combination, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of the common stock after the initial business combination is as low as $1.03 per share. As a result, the Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of common stock even if the trading price of common stock declines after we complete the Business Combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete on the Business Combination, even if its terms are not in the best interests of the Public Shareholders, rather than liquidating Cartesian. This dilution would increase to the extent that Public Shareholders seek redemptions from the trust account for their Public Shares. See “
Risk Factors —
Risks Related to the Business Combination
 — The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, upon completion of the Business Combination, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the Company’s common stock to materially decline
.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
Upon the completion of the IPO, a total of $345,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of December 31, 2021, there were investments and cash held in the Trust Account of approximately $345,031,308. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our Public Shares if we are unable to complete an initial business combination by February 26, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination proposal and exercise their Redemption Rights?

A:
Cartesian’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders. However, the consummation of the Business Combination is conditioned upon, among other things, approval by Cartesian’s shareholders of the Business Combination Agreement and the Business Combination. In addition, with fewer Public Shares and Public Shareholders, the trading market for Class A ordinary shares may be less liquid than the market for Class A ordinary shares was prior to consummation of the Business Combination and the Company may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Company’s business will be reduced.

Q:	What conditions must be satisfied to complete the Business Combination?

A:
Even if the Business Combination Agreement is approved by the shareholders of Cartesian, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “
Proposal No. 1. — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.
”

Q:	What proposals are shareholders being asked to vote upon?

A:	Cartesian shareholders are being asked to vote on the following Shareholder Proposals:

1.	the Business Combination Proposal;

2.	the Domestication Proposal;

3.	the Organizational Documents Proposal;

4.	the Advisory Charter Proposals;

5.	the Stock Issuance Proposal;

6.	the Equity Incentive Plan Proposal;

7.	the Employee Stock Purchase Plan Proposal;

8.	the Election of Directors Proposal; and

9.	the Adjournment Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.
Cartesian will hold the Special Meeting of our shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Shareholders should read it carefully.
After careful consideration, the Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the

Domestication Proposal, Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal is in the best interests of Cartesian and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination,”
“
Executive Compensation
” and “
Beneficial Ownership of Securities
” in the accompanying proxy statement for a further discussion.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Do I have Redemption Rights?

A:
If you are a holder of Public Shares, you have the right to request that Cartesian redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “Redemption Rights.” If you wish to exercise your Redemption Rights, please see the answer to the next question, “
How do I exercise my Redemption Rights?
”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
Our initial shareholders entered into a letter agreement pursuant to which they have agreed to waive, for no additional consideration, their Redemption Rights with respect to their Founder Shares and Public Shares in connection with the completion of a business combination.
The consummation of the Business Combination is conditioned upon, among other things, approval by Cartesian’s shareholders of the Business Combination Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “
Proposal No. 1.–The Business Combination Proposal — The Business Combination Agreement
.”

Q:	How do I exercise my Redemption Rights?

A:	If you are a holder of Public Shares and wish to exercise your right to redeem your Public Shares, you must:

(a)
hold Public Shares or hold Public Shares through units and elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(b)	prior to 5:00 p.m., Eastern Time, on , 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your Public

Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.
The address of the Transfer Agent is listed under the question “
Who can help answer my questions?
” below.
Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.
Any holder of Public Shares will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of December 31, 2021, this would have amounted to approximately $10.00 per Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your Redemption Rights. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of Public Shares, you may exercise your Redemption Rights by submitting your request in writing to the Transfer Agent at the address listed at the end of this section.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that Cartesian instruct our Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on                 , 2022.
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, the Company will redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Public Shares and you exercise your Redemption Rights, it will not result in the loss of any Cartesian warrants that you may hold.

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise Redemption Rights?

A:
No. You may exercise your Redemption Rights irrespective of whether you vote your Class A ordinary shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	If I am a holder of units, can I exercise Redemption Rights with respect to my units?

A:
No. Holders of outstanding units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on                , 2022, you will not be able to exercise your Redemption Rights with respect to your Public Shares.

Q:	What are United States federal income tax considerations relating to the exercise of my Redemption Rights?

A:
We expect that a U.S. holder (as defined in “
Material U.S. Federal Income Tax Considerations — U.S. Holders
” below) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for its Company common stock will generally be treated as selling such Company common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Company common stock that a U.S. holder owns or is deemed to own (including through the ownership of Company warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “
Material U.S. Federal Income Tax Considerations
.”

Additionally, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the potential tax consequences of the rules applicable to a company treated as a “passive foreign investment company” (“PFIC”), as a result of the Domestication. The tax consequences of exercising Redemption Rights are discussed more fully below under “
Material U.S. Federal Income Tax Considerations — U.S. Holders — Effect to U.S. Holders of Company Common Stock Exercising Redemption Rights
.”

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	No. Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or the DGCL.

Q:	Did the Cartesian Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A.
No. The Cartesian Board did not obtain a fairness opinion in connection with its determination to approve the Business Combination. However, Cartesian’s management, the members of the Cartesian Board and the other representatives of Cartesian have substantial experience in evaluating the operating and financial merits of companies similar to the Target Companies and reviewed certain financial information of the Target Companies and other relevant financial information selected based on the experience and the professional judgment of Cartesian’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Cartesian Board in valuing the Target Companies’ businesses and assume the risk that the Cartesian Board may not have properly valued such business.

Q:	Why is Cartesian Proposing the Domestication?

A:
Cartesian’s Board believes that there are significant advantages to the Company that will arise as a result of a change of domicile to Delaware, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for

Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section entitled “
Proposal No.
 2 — The Domestication Proposal — Reasons for the
Domestication
.” Cartesian’s board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, the Target Companies have required the Domestication as a condition to consummating the Business Combination.

To effect the Domestication, Cartesian will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Cartesian will be domesticated and continue as a Delaware corporation, at which time Cartesian will change its name to “Alvarium Tiedemann Holdings, Inc.”
The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of
the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while
considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.

Q:	How will the Domestication Affect my Public Shares, Public Warrants and Units?

A:
On the effective date of the Domestication, (a) each outstanding Class A ordinary share will automatically convert into one share of Alvarium Tiedemann Class A Common Stock, (b) each outstanding Class B ordinary share will automatically convert into one share of Alvarium Tiedemann Class A Common Stock and (c) the outstanding warrants to purchase Class A ordinary shares will automatically become exercisable for shares of Alvarium Tiedemann Class A Common Stock. At a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit of Cartesian (each of which consists of one share of Cartesian Class A ordinary shares and one-third of
one warrant to purchase one share of Cartesian Class A ordinary shares) will be separated into its component common stock and warrant. Such warrants will become exercisable into shares of Class A Common Stock any time after the later of the one year following the completion of Cartesian’s IPO and 30 days following the completion of the Business Combination.

Q:	What are United States federal income tax consequences of the Domestication?

A:
As discussed more fully under “
Material U.S. Federal Income Tax Considerations
” below, the Domestication should qualify as a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation with no active business and holding only investment-type assets such as Cartesian, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Assuming that the Domestication does qualify as a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code, U.S. holders (as defined in “
Material U.S. Federal Income Tax Considerations — U.S. Holders
” below) of Cartesian ordinary shares will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. holder of Cartesian ordinary shares whose Cartesian ordinary shares have a fair market value of less than $50,000 at the time of the Domestication should not recognize any gain or loss and generally should not be required to include any part of Cartesian’s earnings in income;

•
A U.S. holder of Cartesian ordinary shares whose Cartesian ordinary shares have a fair market value of $50,000 or more on the date of the Domestication, but who at the time of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cartesian ordinary shares entitled to vote and less than 10% of the total value of all classes of Cartesian ordinary shares will generally recognize gain (but not loss) as a result of the Domestication. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the earnings and profits (as defined in the U.S. Treasury regulations (“Treasury Regulations”) under Section 367 of the Code) attributable to its Cartesian ordinary shares provided certain other requirements are satisfied. Cartesian does not expect that Cartesian’s cumulative earnings and profits will be material at the time of the Domestication.

•
A U.S. holder of Cartesian ordinary shares who at the time of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cartesian ordinary shares or 10% of the total value of all classes of Cartesian ordinary shares entitled to vote will generally be required to include in income as a dividend the earnings and profits (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Cartesian ordinary shares. Cartesian does not expect that Cartesian’s cumulative earnings and profits will be material at the time of domestication.

As discussed further under “
Material U.S. Federal Income Tax Considerations
” below, Cartesian believes that it is likely classified as a PFIC for U.S. federal income tax purposes. In the event that Cartesian is considered a PFIC then, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. holder to recognize gain as a result of the Domestication. Any such gain would be taxed as ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. holders that make or have made certain elections discussed further under “
Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations
” with respect to their Cartesian ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication, see “
Material U.S. Federal Income Tax Considerations — U.S. Holders — PFIC
Considerations.
”
Additionally, the Domestication may cause
non-U.S.
holders (as defined in “
Material U.S. Federal Income Tax Considerations —
Non-U.S.
Holders
” below) to become subject to U.S. federal income withholding taxes on any dividends in respect of such
non-U.S.
holder’s Company common stock (or warrants) subsequent to the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisor for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “
Material U.S. Federal Income Tax Considerations
.”

Q:	What do I need to do now?

A:
Cartesian urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of Cartesian. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	The Special Meeting will be held at 10:00 a.m., Eastern Time, on , 2022, at . For the purposes of Cartesian’s Existing Articles, the physical place of the meeting will be . In light of the

COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                .

If you are a holder of record of Cartesian ordinary shares on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed
postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a
“broker non-vote.” Broker non-votes will
not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will
have no effect on any of the proposals in this proxy statement, except that broker non-votes will
have the same effect as a vote “AGAINST” the Organizational Documents Proposal.
For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares.
 Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:	When and where will the Special Meeting be held?

A:
The Special Meeting will be held at 10:00 a.m., Eastern Time, on                , 2022, at                . For the purposes of Cartesian’s Existing Articles, the physical place of the meeting will be                . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                .

Q:	Who is entitled to vote at the Special Meeting?

A:
Cartesian has fixed                , 2022 as the Record Date. If you were a shareholder of Cartesian at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting.

However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence at the Special Meeting) or is represented by proxy at the Special Meeting.

Q:	How many votes do I have?

A:
Our shareholders are entitled to one vote at the Special Meeting for each ordinary share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding 43,125,000 ordinary shares, of which 34,500,000 were outstanding Public Shares.

Q:	What constitutes a quorum?

A:
A quorum of our shareholders is necessary to hold a valid meeting. The presence (which would include presence at the Special Meeting), in person or by proxy, of shareholders holding a majority of the ordinary shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the Special Meeting shall be adjourned in accordance with the Existing Articles. As of the Record Date for the Special Meeting, 21,562,501 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the Special Meeting?

A:	The following votes are required for each proposal at the Special Meeting:

•
Business Combination Proposal
: The approval of the Business Combination Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Cartesian shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Cartesian shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. Pursuant to the IPO Letter Agreements and as further discussed in the section entitled “
Proposal No. 1.–The Business Combination Proposal —The Business Combination Agreement — Ancillary Agreements —Sponsor Support Agreement
,” the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Business Combination Proposal.

•
Domestication Proposal
: The approval of the Domestication Proposal requires a special resolution under the Existing Articles, being the affirmative vote of the holders of at least two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Domestication Proposal.

•
Organizational Documents Proposal
: The approval of the Organizational Documents Proposal requires a special resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Organizational Documents Proposal.

•
Advisory Charter Proposals
: The approval of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of any of the Advisory Charter Proposals is not otherwise required by the Existing Articles or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Cartesian is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Cartesian or the Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).

•
Stock Issuance Proposal
: The approval of the Stock Issuance Proposal requires an ordinary resolution under, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Documents Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if any of those proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Stock Issuance Proposal.

•
Equity
Incentive Plan Proposal
: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Equity Incentive Plan Proposal.

•
Employee Stock Purchase Plan Proposal
: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Employee Stock Purchase Plan Proposal.

•
Election of Directors Proposal
: The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Election of Directors Proposal is conditioned on the approval of the Organizational Documents Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if any of those proposals is not approved, the Election of Directors Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of each of the directors put forth in the Election of Directors Proposal.

•
Adjournment Proposal
: The approval of the Adjournment Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.

Q:	What are the recommendations of the Board?

A:
The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Cartesian’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the directors put forth in the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting.

The existence of financial and personal interests of Cartesian’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by February 26, 2023, we may be forced to liquidate, and the 8,550,000 Founder Shares and 8,900,000 Private Placement Warrants owned by our Sponsor, and 75,000 Founder Shares owned by our director nominees, would be worthless. See the sections entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” and “
Beneficial Ownership of Securities
” for more information.

Q:	May our Sponsor and the other initial shareholders purchase Public Shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public
information regarding Cartesian or our securities, our initial shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cartesian will file a Current Report on
Form 8-K to
disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my ordinary shares before the Special Meeting?

A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your ordinary shares after the Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of Cartesian’s Public Shares, Public Warrants and units?

A:
On September 17, 2021, the last trading date before the public announcement of the Business Combination, Cartesian’s Public Shares and units closed at $9.75 and $9.89, respectively (there is no reported closing price for the Public Warrants as of such date). On                , 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the Company’s Public Shares, Public Warrants and units closed at $                , $                and $                , respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to Cartesian’s Secretary at the address set forth below so that it is received by Cartesian’s secretary prior to the vote at the Special Meeting (which is scheduled to take place on                , 2022) or attend the Special Meeting in person (which would include presence at the Special Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Cartesian’s Chief Executive Officer, which must be received by Cartesian’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Special Meeting?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of the Company. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Cartesian. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:
Shareholders who exercise their Redemption Rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days prior to the vote at the Special Meeting).

Cartesian warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Following the Domestication and the effectiveness of the Business Combination, holders of Cartesian’s ordinary shares and warrants will receive shares of Class A Common Stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their ordinary shares and warrants. In addition, before the Closing, each outstanding unit of Cartesian (each of which consists of one Class A ordinary shares and one-third of
one warrant to purchase one Class A ordinary share) will be separated into its component Class A ordinary share and warrant.

Q:	What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact Morrow Sodali LLC, the proxy solicitation agent for Cartesian, at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower Stamford CT 06902
Shareholders may call toll free: (800)
662-5200
Banks and Brokers may call collect: (203)
658-9400
Email: GLBL.info@investor.morrowsodali.com
You also may obtain additional information about Cartesian from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information.
” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on                , 2022 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30
th
 Floor
New York, NY 10004
Attention: Mark Zimkind
E-mail:
mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A-1 to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “
—The Business Combination Agreement
.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “
Cautionary Note Regarding Forward-Looking Statements
.”
Parties to the Business Combination
Cartesian Growth Corporation
505 Fifth Avenue, 15th Floor
New York, NY 10017
Cartesian Growth Corporation is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities.
Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
United States
TWMH is a premier, full-service multi-family office that focuses on providing financial advisory services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, TWMH offers a full suite of complementary and customized family office services for HNWIs and families seeking comprehensive oversight of their financial affairs, including family governance and education, trusts and administrative services. importantly, our core competency includes extensive Impact Investing advisory services and TWMH is a signatory of the Principles for Responsible Investing (“PRI”). TWMH works alongside HNWIs, families, endowments not only to meet their financial goals but also to help them have the impact that they seek. TWMH’s mission is to help its clients realize the full potential of their assets and achieve what matters most to them.
TIG Trinity GP, LLC and TIG Trinity Management, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
United States
TIG is a New York based alternative asset manager, specializing in identifying uncorrelated investment opportunities in both public and private markets. Leveraging a
40-year
operating history, its business today currently comprises four distinct investment verticals. TIG aligns with the needs of institutional investors by acquiring growth equity positions in a group of established global specialists with proven and repeatable earnings streams. TIG seeks to identify mid-sized
specialist firms with the desire to leverage TIG’s strategic global client base, business advisory and infrastructure expertise.

Alvarium Investments Limited
10 Old Burlington Street
London W1S 3AG
United Kingdom
Alvarium is a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. Alvarium has four principal business units: Investment Advisory,
Co-investment,
Family Office Services and Merchant Banking. Alvarium specializes in being the trusted adviser to high net worth families, individuals, trusts, endowments, and foundations with complex needs, providing a completely tailored and independent approach. With the perspective of a global organization combined with local resources, Alvarium provides institutional quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment
opportunities to support high net worth clients’ needs, wherever they reside. Alvarium aims to ensure hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side
with clients.
Proposals to be Submitted at the Special Meeting
The Business Combination Proposal
The approval of the Business Combination Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Cartesian shareholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Cartesian shareholders fail to approve the Business Combination Proposal, the Business Combination will not occur. For additional information, see “
Proposal No.
 1 – The Business Combination Proposal
” section of this proxy statement/prospectus.
The Domestication Proposal
The approval of the Domestication Proposal requires a special resolution under the Existing Articles, being the affirmative vote of at least two-thirds
of the votes cast by holders of ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. For additional information, see “
Proposal No.
 2 – The Domestication Proposal
” section of this proxy statement/prospectus.
The Organizational Documents Proposal
The approval of the Organizational Documents Proposal requires a special resolution under the Existing Articles, being the affirmative vote of the holders of at least two-thirds
of the ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Organizational Documents Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. For additional information, see “
Proposal No.
 3 – The Organizational Documents Proposal
” section of this proxy statement/prospectus.
The Advisory Charter Proposals
The approval of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of any of the Advisory Charter Proposals is not otherwise required by the Existing Articles or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Cartesian is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Cartesian or the Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).
For additional information, see “
Proposal No.
 4 – The Advisory Charter Proposals
” section of this proxy statement/prospectus.
The Stock Issuance Proposal
The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Stock Issuance Proposal is conditioned on the approval of the Organizational Documents Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if any of those proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. For additional information, see “
Proposal No.
 5 – The Stock Issuance Proposal
” section of this proxy statement/prospectus.
The Equity Incentive Plan Proposal
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of those proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. For additional information, see “
Proposal No.
 6 – The Equity Incentive Plan Proposal
” section of this proxy statement/prospectus.
The Employee Stock Purchase Plan Proposal
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Stock Issuance Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal. Therefore, if any of those proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. Pursuant to the IPO Letter Agreements, the Sponsor and Cartesian’s officers and directors have agreed to vote shares representing approximately 20% of the aggregate voting power of the ordinary shares in favor of the Employee Stock Purchase Plan Proposal. For additional information, see “
Proposal No.
 7 – The Employee Stock Purchase Plan Proposal
” section of this proxy statement/prospectus.
Election of Directors Proposal
The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Election of Directors Proposal is conditioned on the approval of the Organizational Documents Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if any of those proposals is not approved, the Election of Directors Proposal will have no effect, even if approved by Cartesian’s Public Shareholders. For additional information, see “
Proposal No.
 8 – The Election of Directors Proposal
” section of this proxy statement/prospectus.
The Adjournment Proposal
The approval of the Adjournment Proposal requires an ordinary resolution under the Existing Articles, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Adjournment Proposal is not conditioned upon any other Shareholder Proposal. For additional information, see “
Proposal No.
 9 – The Adjournment Proposal
” section of this proxy statement/prospectus.
Date, Time and Place of Special Meeting of Cartesian’s Shareholders
The Special Meeting will be held at 10:00 a.m., Eastern Time, on                     , 2022, at                , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. For the purposes of Cartesian’s Existing Articles, the physical place of the meeting will be                . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                .
Registering for the Special Meeting
Pre-registration at                is
recommended but is not required in order to attend.
Any shareholder wishing to attend the Special Meeting should register for the meeting by                 , 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•
If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to                , enter
the 12-digit control
number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is
recommended but is not required in order to attend.

•
Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a
copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a
valid legal proxy will be issued
a 12-digit meeting
control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior
to the meeting with a link and instructions for entering the Special Meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Voting Power; Record Date
Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned ordinary shares at the close of business on                , 2022, which is the Record Date for the Special Meeting.

Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the Record Date, there were 43,125,000 ordinary shares outstanding, of which 34,500,000 were Public Shares, with the rest being held by our Sponsor and our independent directors.
Quorum and Vote of Shareholders
A quorum of our shareholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the Special Meeting) or by proxy, of shareholders holding a majority of the issued and outstanding Cartesian ordinary shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the Special Meeting shall be adjourned in accordance with the Existing Articles. As of the Record Date for the Special Meeting, 21,562,501 ordinary shares would be required to achieve a quorum.
Our Sponsor and our officers and directors at the time of the IPO entered into letter agreements to vote their Founder Shares as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of our total outstanding ordinary shares.
The following votes are required for each proposal at the Special Meeting:

•
Business Combination Proposal
: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Domestication Proposal
: The approval of the Domestication Proposal requires the affirmative vote of at least two-thirds
of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting, voting as a single class.

•
Organizational Documents Proposal
: The approval of the Organizational Documents Proposal requires the affirmative vote of at least two-thirds
of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting, voting as a single class.

•
Advisory Charter Proposals
: The approval of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of any of the Advisory Charter Proposals is not otherwise required by the Existing Articles, Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Cartesian is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Cartesian or the Board (separate and apart from the approval of the Organizational Documents Proposal).

•
Stock Issuance Proposal
: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Equity Incentive Plan Proposal
: The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Employee Stock Purchase Plan Proposal
: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Election of Directors Proposal
: The approval of each of the directors set forth in the Election of Directors Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Adjournment Proposal
: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.
For the purposes of approval, an abstention will have no effect on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal.
Redemption Rights
Pursuant to the Existing Articles, a Public Shareholder may request that Cartesian redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)
(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on                 , 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Transfer Agent, Cartesian will redeem each Class A ordinary share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Cartesian instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “
Special Meeting of the Shareholders
” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
In order for Public Shareholders to exercise their Redemption Rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on                , 2022 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of Redemption Rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their Redemption Rights.
Holders of our warrants will not have Redemption Rights with respect to the warrants.
Appraisal Rights
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Cartesian has engaged Morrow Sodali LLC to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person (which would include presence at the Special Meeting) if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “
Special Meeting of the Shareholders — Revoking Your Proxy
.”
Interests of Certain Persons in the Business Combination
In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the Founder Shares and Public Shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares (or approximately $0.03 per Founder Share), which will convert into 8,625,000 shares of Class A Common Stock (assuming no Founder Shares are forfeited by the Sponsor in connection with the Sponsor’s earn-out-based
and redemption-based forfeiture obligations, in each case, contained in the Sponsor Support Agreement) in accordance with the terms of the Existing Articles and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $9.89 based on the closing price of $85,301,250 per Public Share on Nasdaq on May 9, 2022, which Founder Shares would become worthless if we do not complete an initial business combination by February 26, 2023. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return following the consummation of the Business Combination;

•
the beneficial ownership by each of Messrs. Sese, Grabowski and Karp, each an independent director of Cartesian, of 25,000 Founder Shares transferred to each such director by the Sponsor, which shares (with an estimated value of approximately $247,250 per individual based on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022) would become worthless if Cartesian does not complete an initial business combination by February 26, 2023, as our directors have waived any right to redemption with respect to these shares;

•
the fact that our Sponsor has agreed to waive, pursuant to an IPO Letter Agreement and for no further consideration, its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 26, 2023;

•
the fact that our Sponsor paid $8,900,000 for 8,900,000 Private Placement Warrants (or $1.00 per Private Placement Warrant), each of which will be transferred to the equityholders of the Target Companies in connection with the Business Combination and is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one Class A ordinary share at $11.50 per share; if we do not consummate an initial business combination by February 26, 2023, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $3,827,000 based upon the closing price of $0.43 per warrant on Nasdaq on May 9, 2022;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the members of the Board are entitled to reimbursement for all out-of-pocket expenses
incurred by them on Cartesian’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses
to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses
have been incurred to date and any such
out-of-pocket expenses
are not expected to exceed $10,000;

•
the Sponsor and Cartesian’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Private Placement Warrants would have an aggregate market value of approximately $645,000 based on the last sale price of $0.43 of our Public Warrants on Nasdaq on May 9, 2022. As of May 13, 2022, no such working capital loans were outstanding; and

•
Peter Yu, a current director of Cartesian, is expected to be a director of Alvarium Tiedemann after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Board determines to pay him and any applicable compensation as described under section “
Executive Compensation
”.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public
information regarding Cartesian or our securities, our initial shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Cartesian ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on Cartesian ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cartesian will file a Current Report on
Form 8-K to
disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “
Risk Factors
” and “
Beneficial Ownership of Securities
” for more information and other risks.
Satisfaction of 80% Test
It is a requirement under the Existing Articles that the business or assets acquired in its initial business combination have a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to Cartesian’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the agreement to enter into such business combination. In addition, the rules of NASDAQ require that Cartesian’s initial business combination be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). As of September 19, 2021, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $333,000,000 (excluding the $12,075,000 deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $266,000,000. In reaching its conclusion that the proposed Business Combination meets the 80% asset test, our Board used as a fair market value the enterprise value of approximately $1,079,900,000, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. The enterprise value consists of an implied equity value for TWMH (prior to the proposed Business Combination) of approximately $365,546,150, an implied equity value for the TIG Entities (prior to the proposed Business Combination) of approximately $380,232,790, and an implied equity value for Alvarium (prior to the proposed Business Combination) of approximately $334,121,060. In determining whether the enterprise value described above represents the fair market value of the Target Companies, the Board considered all of the factors described in the section of the proxy statement/prospectus entitled “
Cartesian’s Board of Directors’ Reasons for Approval of the Business Combination
” and the fact that the purchase price for these businesses was the result of an arm’s length negotiation. As a result, the Board concluded that the fair market value of the Company was significantly in excess of 80% of the assets held in the Trust Account (net of amounts previously disbursed to Cartesian’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account).
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Cartesian’s good faith estimate of such amounts.

Estimated Sources and Uses (No Redemptions, in millions)

Sources
Existing Shareholders Rollover Equity	839
Sponsor and Independent Directors (1)	73
Cash Held in Trust Account	345
Proceeds from PIPE	165

Total Sources	$1,422

Uses
Equity Consideration to Existing Shareholders	$839
Sponsor and Independent Directors (1)	73
Secondary Share Purchases	100
Cash to Balance Sheet	349
Estimated Transaction Expenses	61

Total Uses	$1,422

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources
Existing Shareholders Rollover Equity	$857
Sponsor and Independent Directors (2)(3)	55
Cash Held in Trust Account	—
Proceeds from PIPE	165

Total Sources	$1,077

Uses
Equity Consideration to Existing Shareholders	$857
Sponsor and Independent Directors (2)(3)	55
Secondary Share Purchases	100
Cash to Balance Sheet	4
Estimated Transaction Expenses	61

Total Uses	$1,077

(1)
Excludes 1,282,500 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

(2)
Excludes 954,130 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

(3)	Assumes that approximately 2.2 million Sponsor Shares are forfeited under the maximum redemption scenario.
Certain United States Federal Income Tax Considerations
For a discussion summarizing the material United States federal income tax considerations of an exercise of Redemption Rights, please see “
Material U.S. Federal Income Tax Considerations
” below
.
”
Accounting Treatment of the Business Combination
The combined financial information presents the pro forma effects of the following transactions:

•	the acquisition of TWMH;

•	the acquisition of the TIG Entities;

•	the acquisition of Alvarium; and

•	the issuance of Cartesian’s Class A Common Shares in the Private Placement.
The Business Combination will be accounted for using the acquisition method with Alvarium Tiedemann as the accounting acquirer. Under the acquisition method of accounting, Alvarium Tiedemann’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with TWMH, the TIG Entities and Alvarium will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Umbrella, which will hold the assets and businesses of TWMH, the TIG Entities and Alvarium, meets the definition of a variable interest entity and Alvarium Tiedemann has been determined to be the primary beneficiary.
The Company has determined TWMH to be the predecessor entity to the Business Combination based on a number of considerations, including (i) TWMH former management making up the majority of the senior management team of Alvarium Tiedemann, (ii) Alvarium Tiedemann management’s evaluation of the business and its intention to market of TWMH as the primary business going forward, and (iii) TWMH’s leading indicators including it contributing the largest assets under advisement of the continuing operations of Alvarium Tiedemann. Therefore, operations presented prior to the Business Combination will be those of TWMH.
For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “
Anticipated Accounting Treatment.
”
Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “
Risk Factors
.”
Sources of Industry and Market Data
Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement/prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which Cartesian and the Target Companies operate is taken from publicly available sources, including third-party sources, or reflects Cartesian’s or the Target Companies’ estimates that are principally based on information from publicly available sources.
Recommendation of the Board
The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Cartesian’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the directors put forth in the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF CARTESIAN
The summary historical financial information of Cartesian as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and for the period from December 18, 2020 through December 31, 2020 was derived from the historical financial statements of Cartesian included elsewhere in this proxy statement/prospectus.
Cartesian historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartesian” and Cartesian’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

($ amounts in thousands)	December 31, 2021	December 31, 2020
Balance Sheet Data (at period end only):
Total assets	$345,653	$131
Total liabilities	35,351	114
Commitments and contingencies
Class A ordinary shares subject to possible redemption	345,031	—
Total shareholders’ equity	$(34,729)	$17

($ amounts in thousands)	Year ended December 31, 2021	For the period from December 18, 2020 (inception) through December 31, 2020
Statement of Operations Data:
Operating expenses	$(1,012)	(8)
Other income (expense)	(23)	—

Net income (loss)	$(1,035)	$(8)

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF TWMH
The summary historical consolidated financial information of TWMH for the years ended December 31, 2021 and December 31, 2020 was derived from the historical consolidated financial statements of TWMH included elsewhere in this proxy statement/prospectus.
The following summary historical consolidated financial information should be read together with the consolidated financial statements, accompanying notes and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWMH
” appearing elsewhere in this proxy statement/prospectus. The summary historical consolidated financial information in this section is not intended to replace TWMH’s consolidated financial statements and the related notes. TWMH’s historical results are not necessarily indicative of TWMH’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to TWMH, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Alvarium Tiedemann going forward. See the sections entitled “
Business of Alvarium Tiedemann
” and “
Unaudited Pro Forma Condensed Combined Financial Information
” included elsewhere in this proxy statement/prospectus.
Selected Financial Information

	For the Years Ended December 31,
($ amounts in thousands)	2021	2020
Combined and consolidated statements of financial position data
Total assets	$75,057	$68,754
Debt obligations, net	11,697	15,043
Total liabilities	35,036	30,244
Total members’ equity	40,021	38,510

	For the Years Ended December 31,
($ amounts in thousands)	2021	2020
Combined and consolidated statements of operations data
Total revenues	$75,703	$64,389
Total operating expenses	(67,936)	(55,625)
Other income (expenses)	(3,461)	(1,281)
Income before taxes	4,306	7,483
Income tax expense	(515)	(497)

Net income	$3,791	$6,986

Selected Operating Metrics

	For the Years Ended December 31,
($ amounts in thousands)	2021	2020
EBITDA (1)	$6,756	$9,781
Adjusted EBITDA (2)	19,287	12,860

(1)
EBITDA is used to track our performance and assess TWMH’s ability to service its borrowings. EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income. EBITDA differs from net income calculated in accordance with GAAP as it adjusts for (i) interest expense, net, (ii) income tax expense and (iii) depreciation and amortization expense.
(2)
Adjusted EBITDA is used to track our performance and assess TWMH’s ability to service its borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income. Adjusted EBITDA is EBITDA plus (i) equity settled share-based payments (ii) transaction-related costs, (iii) one-time impairments of equity method investments, (iv) changes in fair value of investments, and (v) one-time bonuses.

We use EBITDA and Adjusted EBITDA as non-US GAAP measures to assess and track our performance. EBITDA and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “
Presentation of Certain Financial Information
.” The following tables present the reconciliation of GAAP to non-GAAP metrics:

	For the year ended December 31,
($ amounts in thousands)	2021	2020
GAAP Net income	3,791	6,986
Adjustments:
Interest expense, net of interest income	398	384
Income tax expense	515	497
Depreciation and amortization expense	2,052	1,914

EBITDA	6,756	9,781

Adjustments:
Equity settled share-based payments (a)	5,532	1,145
Transaction-related costs (b)	4,633	—
One-time impairment of equity method investment (c)	2,364
Change in fair value of (gains) / losses on investments (d)	2	(266)
One-time bonuses (e)	—	2,200

Adjusted EBITDA	19,287	12,860

(a)	Add-back of non-cash expense related to the 2015, 2019, 2020 and 2021 restricted unit awards.
(b)	Add-back of transaction expenses related to the Business Combination, including professional fees.
(c)	Related to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(d)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(e)	Related to a one-time bonus payment made to certain members to pay their taxes to restricted unit compensation awarded in 2020.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE TIG ENTITIES
The following table shows summary historical consolidated and combined financial information of the TIG Entities for the periods and as of the dates indicated.
The summary historical consolidated and combined financial information of the TIG Entities as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 was derived from the historical combined and consolidated financial statements of the TIG Entities included elsewhere in this proxy statement/prospectus.
The following summary historical combined and consolidated financial information should be read together with the combined and consolidated financial statements, accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the TIG Entities” appearing elsewhere in this proxy statement/prospectus. The summary historical combined and consolidated financial information in this section is not intended to replace the TIG Entities’ combined and consolidated financial statements and the related notes. The TIG Entities’ historical results are not necessarily indicative of the TIG Entities’ future results.
As explained elsewhere in this proxy statement/prospectus, the consolidated and combined financial information contained in this section relates to the TIG Entities, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Alvarium Tiedemann going forward. See the sections entitled “Business of Alvarium Tiedemann Holdings, Inc.” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
Selected Financial Information

($ amounts in thousands)	December 31, 2021	December 31, 2020
Consolidated statements of financial position data
Total assets	$191,760	$153,475
Debt obligations, net	42,411	44,580
Total liabilities	57,647	65,691
Total members’ equity	$134,113	$87,784

	For the Years Ended December 31,
($ amounts in thousands)	2021	2020
Consolidated statements of operations data
Total income	$86,613	$67,129
Total operating expenses	(29,811)	(29,130)
Other income (expenses)	13,204	5,307
Income before taxes	70,006	43,306
Income tax expense	(1,457)	(748)
Net income	$68,549	$42,558
Selected Operating Metrics

($ amounts in thousands)	2021	2020
EBITDA (1)	$72,411	$45,834
Adjusted EBITDA (2)	59,565	44,477
Economic EBITDA (3)	34,485	24,478

(1)
EBITDA is used to track our performance and assess the TIG Entities’ ability to service their borrowings. EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income. EBITDA differs from net income calculated in accordance with GAAP as it adjusts for (i) interest expense, (ii) income tax expense and (iii) depreciation and amortization expense.

(2)
Adjusted EBITDA is used to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable GAAP measure of net income. Adjusted EBITDA is EBITDA plus (i) transaction expenses associated with the Business Combination in 2021, (ii) an accrual recorded in 2020 for a legal action that was settled in July 2021, (iii) a legal settlement recorded in 2020, and (iv) fair value adjustments to strategic investments.

(3)
Economic EBITDA is used to track our performance and assess the TIG Entities’ ability to service their borrowings. Economic EBITDA represents Adjusted EBITDA less (i) profit share participation of an affiliate’s interest.

We use EBITDA, Adjusted EBITDA and Economic EBITDA as non-US GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. We believe all three non-GAAP measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. EBITDA, Adjusted EBITDA, and Economic EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “Presentation of Certain Financial Information.”
The following tables present the reconciliation of GAAP to non-GAAP metrics:

	For the Years Ended December 31,
($ amounts in thousands)	2021	2020
Net income	$68,549	$42,558
Adjustments:
Interest expense	2,240	2,363
Income tax expense	1,457	748
Depreciation and amortization expense	165	165

EBITDA	72,411	45,834
Adjustments to EBITDA:
Transaction expenses (a)	2,033	—
Legal settlement and related legal fees (b)	565	6,313
Fair value adjustments to strategic investments (c)	(15,444)	(7,670)

Adjusted EBITDA	59,565	44,477
Affiliate profit-share in TIG Arbitrage (d)	(25,080)	(19,999)

Economic EBITDA	$34,485	$24,478

(a)	Represents adjustment for transaction expenses related to the Business Combination, in order to reflect our recurring performance.
(b)
In 2020, represents an adjustment for an accrual recorded for a legal action that was settled in July 2021. In 2021, represents legal fees incurred in connection with this legal action. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to TIG Entities Financial Statements as of and for the years ended December 31, 2021 and 2020.

(c)	Represents add-back of unrealized (gains) / losses on the TIG Entities’ investments.
(d)
Represents adjustment for an affiliate’s profit-share participation in TIG Arbitrage as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from TIG Arbitrage is included in income the Company’s statement of operations. The profit-share participation is described in more detail under ”Business of Alvarium Tiedemann — Fund Management Fees.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALVARIUM
The following table shows summary historical financial information of Alvarium for the periods and as of the dates indicated presented in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and the Republic of Ireland” (or “UK GAAP”).
The summary historical financial information of Alvarium as of December 31, 2021 and December 31, 2020 was derived from the historical consolidated financial statements of Alvarium included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements, accompanying notes and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium
” appearing elsewhere in this proxy statement/prospectus. The summary historical consolidated financial information in this section is not intended to replace Alvarium’s consolidated financial statements and the related notes. Alvarium’s historical results are not necessarily indicative of Alvarium’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Alvarium, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Alvarium Tiedemann going forward. See the sections entitled “
Business of Alvarium Tiedemann
” and “
Unaudited Pro Forma Condensed Combined Financial Information
” included elsewhere in this proxy statement/prospectus.
Selected Financial Information

(£ amounts in thousands)	For the years ended December 31,
	2021	2020
Consolidated statement of financial position data	—	—
Net current assets	£9,066	£20,692
Creditors: amounts falling due within one year	(40,904)	(16,667)
Creditors: amounts falling due after more than one year	—	(9,058)
Total capital and reserves	56,305	62,387

	For the years ended December 31,
( £ amounts in thousands)	2021	2020
Consolidated statements of comprehensive income
Turnover	£75,164	£52,263
Cost of sales	50,416	40,032

Gross profit	24,748	12,231
Profit (loss) before taxation	1,409	(3,692)
Income tax expense (benefit)	(536)	(315)

Profit (loss) for the financial year	£1,945	£(3,377)

Profit (loss) for the financial year attributable to the owners of the parent company	1,123	(4,845)
Profit (loss) for the financial year attributable to non-controlling interest	822	1,468

Selected Operating Metrics

	For the years ended December 31,
(£ amounts in thousands)	2021	2020
EBITDA (1)	9,292	3,145
Adjusted EBITDA (2)	18,937	4,679

(1)
EBITDA is used to track our performance. EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable UK GAAP measure of profit (loss) for the financial period. EBITDA differs from profit (loss) for the financial period calculated in accordance with UK GAAP as it adjusts for (i) interest expense, net, (ii) income tax (benefit) / expense and (iii) depreciation and amortization expense.

(2)
Adjusted EBITDA is used to track our performance. Adjusted EBITDA is derived from and reconciled to, but not equivalent to its most directly comparable UK GAAP measure of profit (loss) for the financial period. Adjusted EBITDA is EBITDA plus (i) joint ventures and associates EBITDA, (ii) equity settled share-based payments, (iii) COVID-19 subsidies, (iv) one-time bonuses, (v) other one-time fees and charges, and (vi) fair value adjustments to strategic investments.

We use EBITDA and Adjusted EBITDA as non-UK GAAP measures to assess and track our performance. EBITDA and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, UK GAAP. For more information, see “
Presentation of Certain Financial Information
.” The following tables present the reconciliation of UK GAAP to non-UK GAAP metrics:

	For the years ended December 31,
£’000	2021	2020
Profit (Loss) for the financial year	£1,945	£(3,378)
Interest expense, net	1,607	481
Income tax (benefit) / expense	(536)	(315)
Depreciation and amortization	6,276	6,357

EBITDA	9,292	3,145
Adjustments to EBITDA:	—	—
Joint ventures — EBITDA adjustments (i)	3,003	2,022
Associates — EBITDA adjustments (ii)	116	124
Equity settled share-based payments (a)	1	7
COVID-19 subsidies (b)	—	(760)
One-time bonuses (c)	—	—
Other one-time fees and charges (d)	6,471	141

Fair value adjustments to strategic investments (e)	54	—
EBITDA Adjustments	9,645	1,534

Adjusted EBITDA	£18,937	£4,679

(i)	Joint venture — EBITDA reconciliation

	For the years ended December 31,
£’000	2021	2020
Share of profit of joint ventures*	£2,898	£1,925

Adjustments:	—	—
Share of interest	429	364
Share of taxation	1,170	738
Share of amortization / depreciation	762	278
Amortization on consolidation	642	642

Total EBITDA Adjustments	3,003	2,022

Group share of reported EBITDA	£5,901	£3,947

(ii)	Associates — EBITDA reconciliation

	For the years ended December 31,
	2021	2020
Share of profit of associates*	1,411	459

Adjustments:	0	0
Share of interest	0	0
Share of Taxation	38	37
Share of amortization / depreciation	10	13
Amortization on consolidation	68	74

Total EBITDA Adjustments	116	124

Group share of reported EBITDA	1,527	583

*	Share of profit of associates and of joint ventures is not included in the EBITDA reconciliation, as these amounts are already included as part of Profit (Loss) for the financial year.
(a)	Represents non-cash equity-based compensation of the Company to its employees.
(b)	Represents COVID-19 subsidies received from UK, USA, Hong Kong and Singaporean governments.
(c)	Represents exceptional one-time bonuses paid to partners and staff in lieu of amounts anticipated under employee share scheme, which had not been finalized prior to year-end.
(d)
Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes costs incurred in negotiating surrender and new lease in London office, professional fees related to this Transaction.

(e)	Represents add-back of unrealized (gains) / losses on Alvarium’s investments.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER
SHARE FINANCIAL INFORMATION
The following table sets forth selected historical comparative per share information for Cartesian, TWMH, the TIG Entities and Alvarium and unaudited pro forma condensed consolidated combined per share ownership information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no Cartesian shareholders exercise Redemption Rights with respect to their public shares for a pro rata portion of the Trust Account.

•
Assuming Maximum Redemption: This scenario assumes that all 34,500,000 Class A ordinary shares of Cartesian are redeemed for an aggregate redemption payment of approximately $345,000,000, plus interest from the Trust Account.

The pro forma book value per share reflects the Business Combination as if it had occurred on December 31, 2021. The net income (loss) per share information reflects the Business Combination as if it had occurred at the beginning of the period on January 1, 2021. The pro forma estimated aggregate number of issued and outstanding shares of common stock (and shares of each class of common stock) for purposes of this proxy statement/prospectus have been determined assuming there are no upward and/or downward adjustments to the TWMH, the TIG Entities or Alvarium’s Cash Consideration (other than to the extent related to any exercise of redemption rights by Public Shareholders) and, accordingly, that there are no increases to the equity consideration payable to the TWMH, the TIG Entities or Alvarium equity holders (other than to the extent related to any exercise of redemption rights by Public Shareholders). The upward and/or downward adjustments to the TWMH, the TIG Entities and Alvarium Cash Consideration, respectively, may result in differences in the number of issued and outstanding shares of common stock as of the Closing.
The historical information should be read in conjunction with the sections entitled “Summary Historical Financial Information of Cartesian”, “Summary Historical Consolidated Financial Information of TWMH”, “Summary Historical Consolidated Financial Information of the TIG Entities” and “Summary Historical Consolidated Financial Information of Alvarium” and the historical consolidated and combined financial statements of Cartesian, TWMH, the TIG Entities and Alvarium and the related notes thereto included in this proxy statement/prospectus. The unaudited pro forma condensed consolidated combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the date indicated or will be realized upon the completion of the Business Combination. The historical information contained in the following table as of and for the year ended December 31, 2021 should be read in conjunction with Cartesian, TWMH, the TIG Entities and Alvarium’s consolidated and combined financial statements as of and for the year ended December 31, 2021, and the related notes included elsewhere herein.
The unaudited pro forma condensed combined (loss) per share has been prepared assuming two alternative levels of redemption by the Company’s Public Shareholders of shares of shares of Class A Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the year ended December 31, 2021:

(in thousands, except share-related amounts)	Assuming No Redemptions	Assuming Maximum Redemptions
Basic and diluted net income per Class A Share:	For the year ended December 31, 2021	For the year ended December 31, 2021
Numerator
Net income (loss)	$29,675	$31,314
Less: income attributable to noncontrolling interests	12,115	16,967

Net income attributable to holders of Class A Common Stock	$17,560	$14,347

Denominator
Weighted average shares of Class A Common Stock outstanding	88,293,740	52,508,647

Basic and diluted net income per share	$0.20	$0.27

The following tables sets forth:

•	Historical per share information of Cartesian as of December 31, 2021;

•	Unaudited pro forma combined per share information of Alvarium Tiedemann as of December 31, 2021, after giving effect to the
Business Combination, assuming two redemption scenarios as follows:

•
Scenario 1 — Assuming No Redemptions: This presentation assumes that no Public Stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds held in the Trust Account.

•
Scenario 2 — Assuming Maximum Redemptions: This presentation reflects the percentage of redeemable shares that can be redeemed using only cash available on the pro forma condensed combined balance sheets as of the date of this filing. It does not consider cash flow available from operations between this filing and the Closing.

The pro forma book value per share information reflects the Business Combination as if it had occurred on December 31, 2021.

	Historical	Pro Forma Combined
	Cartesian as of December 31, 2021	Assuming No Redemptions	Assuming Maximum Redemptions
Book Value Per Share	$(4.03)	$9.56	$9.26

(1)
Book value per share = total equity attributable to controlling interests/shares outstanding. For the pro forma combined book value per share, total equity attributable to controlling interests is derived using 88.3 million shares in the No Redemptions scenario and 52.5 million shares in the Maximum Redemptions scenario.

(2)
Prior to the Business Combination, the historical equity structures of TWMH, the TIG Entities, and Alvarium’s were not unitized, and therefore the calculation of book value per share is not a useful metric.

TICKER SYMBOLS AND DIVIDEND INFORMATION
Cartesian
Units, Ordinary Shares and Warrants
Our Class A ordinary shares and warrants are currently listed on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively. Certain of our Class A ordinary shares and warrants currently trade as units consisting of one Class A ordinary share and one-third
of one redeemable warrant and are listed on Nasdaq under the symbol “GLBLU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the consummation of the Domestication, we intend to change our name from “Cartesian Growth Corporation” to “Alvarium Tiedemann Holdings, Inc.” We intend to continue the listing of our Class A Common Stock and warrants on Nasdaq under the symbols “GLBL” and “GLBLW”, respectively upon the Closing.
Holders
As of                , 2022, there were                 holders of record of our units,                holders of record of our Class A ordinary shares and                 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Cartesian has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Board at such time.
TWMH
There is no public market for TWMH’s equity securities.
The TIG Entities
There is no public market for The TIG Entities’ equity securities.
Alvarium
There is no public market for Alvarium’s equity securities.

SUMMARY RISK FACTORS
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “
Risk Factors
” beginning on page 62. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination (for the purposes of this section, “we,” “us” and “our” refers to the Company subsequent to the Business Combination.):

•
Cartesian’s shareholders will experience dilution due to the issuance of ordinary shares of the Company, and securities that are exchangeable for ordinary shares of the Company, to the Target Companies’ security holders as consideration in the Business Combination, the issuance of shares to the PIPE Investors in the Private Placements and the issuance to the Target Companies’ security holders of securities entitling them to a significant voting stake in the Company.

•
The ability of Cartesian’s shareholders to exercise Redemption Rights with respect to Cartesian’s Public Shares may prevent Cartesian from completing the Business Combination or optimizing its capital structure.

•
Cartesian has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Cartesian from a financial point of view.

•
The Sponsor or Cartesian’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of the Class A ordinary shares.

•
Cartesian’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

•
The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, upon completion of the Business Combination, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the Company’s common stock to materially decline.

•
Public Shareholders who redeem their Class A ordinary shares may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming
holders upon exercise of the Public Warrants.

•
There are risks to our shareholders who are not affiliates of the Sponsor of becoming stockholders of the Company through the Business Combination rather than acquiring securities of the Target Companies directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•
Deferred underwriting fees in connection with the IPO and payable at the consummation of the Business Combination will not be adjusted to account for redemptions by Public Shareholders; if Public Shareholders exercise their Redemption Rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.

•	Public Shareholders who do not redeem their Class A ordinary shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•
Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

•
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

•	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•
Cartesian’s officers and directors and/or their affiliates may enter into agreements concerning Cartesian’s securities prior to the Special Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Cartesian Shares.

•
The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

•	Future resales of shares after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

•	If we are unable to compete effectively, our business and financial condition could be adversely affected.

•	We may be materially adversely affected by the COVID-19 pandemic.

•
Changes in market and economic conditions (including as a result of the ongoing
COVID-19
pandemic) could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.

•
Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.

•	Failure to properly disclose conflicts of interest could harm our reputation, results of operations, financial condition or business.

•	Conflicts of interest may arise in our allocation of co-investment opportunities.

•	Conflicts of interest may arise in our allocation of costs and expenses and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.

•
We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against it could adversely affect our results of operations, financial condition or business.

•
We may expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties and place significant demands on our administrative, operational and financial resources. There can be no assurance that we will be able to successfully manage this growth.

•
We may be subject to increasing scrutiny from our clients with respect to the societal and environmental impact of investments we make, which may adversely impact our ability to retain clients or to grow our client base and assets under management or assets under advisement, and also may cause us to more likely invest client capital based on societal and environmental factors instead of investing client capital in the investment opportunities with the highest return potential for a particular level of risk.

•	We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, harm to our reputation, protracted and costly litigation or significant liability.

•
If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.

•
We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments. Any breach of our credit facilities could have a material adverse effect on our business and financial condition.

•	Confidentiality agreements with employees, consultants, and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	The success of our business depends on the identification and availability of suitable investment opportunities for our clients.

•	The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

•
Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.

•	Defaults by third-party investors could adversely affect that fund’s operations and performance.

•
Our failure to comply with investment guidelines of our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.

•
We may not have control over the
day-to-day
operations of many of the funds included in our investments or and we do not have control over the business of the External Strategic Managers in which we have made strategic investments.

•
Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.

•
Our investment advisory contracts may be terminated or may not be renewed by investors or fund boards on favorable terms and the liquidation of certain funds may be accelerated at the option of investors.

•	We rely on our management team to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Cartesian and the Target Companies.
Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries subsequent to the Business Combination as the context so requires.
Risks Related to the Business Combination
Cartesian’s shareholders will experience dilution due to the issuance of ordinary shares of the Company, and securities that are exchangeable for ordinary shares of the Company, to the Target Companies’ security holders as consideration in the Business Combination, the issuance of shares to the PIPE Investors in the Private Placements and the issuance to the Target Companies’ security holders of securities entitling them to a significant voting stake in the Company.
Based on the Target Companies’ and Cartesian’s current capitalization, we anticipate issuing to the Target Companies’ holders an aggregate of 93,550,000 shares of Common Stock pursuant to the Business Combination Agreement and it is currently expected that Cartesian’s current shareholders would hold in the aggregate approximately 24.9% of the outstanding ordinary shares of the Company (in each case, assuming no redemptions of Public Shares and the issuance of the maximum amount of shares comprising the Aggregate
Earn-Out
Consideration),. If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of the outstanding ordinary shares held by the Public Shareholders will decrease and the percentages of the outstanding ordinary shares held immediately following the Business Combination by the Sponsor and outstanding ordinary shares issuable to the Target Companies’ shareholders will increase. To the extent that any of the outstanding warrants are exercised for ordinary shares, or additional awards are issued under the Equity Incentive Plan, Cartesian’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Cartesian’s current shareholders to influence the Company’s management through the election of directors following the Business Combination.
The ability of Cartesian’s shareholders to exercise Redemption Rights with respect to Cartesian’s Public Shares may prevent Cartesian from completing the Business Combination or optimizing its capital structure.
Cartesian does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Cartesian’s expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for Redemption. If a larger number of shares are submitted for Redemption than Cartesian initially expected, Cartesian may need to seek to arrange for additional third-party financing to be able to have the minimum amount of cash required pursuant to the Business Combination Agreement.
Even if such third-party financing is available, Cartesian’s ability to obtain such financing is subject to restrictions set forth in the Business Combination Agreement, including the consent of the Target Companies, as described in the sections of this proxy statement/prospectus entitled “
Proposal No. 1.–The Business Combination Proposal — The Business Combination Agreement — Covenants Relating to the Conduct of Business; Interim Operations Pending the Closing
” and “
Proposal No. 1.–The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination Agreement.
”
Any additional equity financing may be dilutive to Cartesian’s shareholders. Please see the section of this proxy statement/prospectus entitled “
Risk Factors — Risks Related to Cartesian.
”
Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
Cartesian cannot assure you that the due diligence Cartesian has conducted on the Target Companies will reveal all material issues that may be present with regard to the Target Companies, or that factors outside of Cartesian’s or the Target Companies’ control will not later arise. As a result of unidentified issues or factors outside of Cartesian’s or the Target Companies’ control, the Company may be forced to later write-down or write-off assets,
restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Cartesian’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Cartesian. Even though these charges may be non-cash items
that would not have an immediate impact on the Company’s liquidity, the reporting of charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, shareholders of the Company following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-offs.
The Company’s prospects following the Business Combination will depend upon the efforts of the Company Board and the Target Companies’ key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.
The Company’s prospects following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. Cartesian cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals lack experience serving as directors or executive officers of public companies. Such lack of experience could cause the Company’s management to expend time and resources becoming familiar with such requirements.
The Company will be a holding company and its only material asset after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
Upon completion of the Business Combination, the Company will be a holding company with no material assets other than the equity interests in its direct and indirect subsidiaries, including Umbrella. As a result, the Company will have no independent means of generating revenue or cash flow. The Company’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of its subsidiaries and the distributions it receives from the its subsidiaries. Deterioration in the financial condition, earnings or cash flow of such subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition.

Subject to the discussion herein, Umbrella will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of Umbrella common units. Accordingly, the Company will be required to pay income taxes on its allocable share of any net taxable income of Umbrella. Under the terms of the Umbrella LLC Agreement, Umbrella is obligated to make tax distributions to holders of Umbrella common units (including the Company) calculated at certain assumed tax rates. In addition to tax expenses, the Company will also incur expenses related to its operations, including its payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Umbrella (excluding payment obligations under the Tax Receivable Agreement). The Company intends to cause Umbrella to make ordinary distributions and tax distributions to holders of Umbrella common units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments by the Company under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed above, Umbrella’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Umbrella and restrictions on distributions that would violate any applicable restrictions contained in Umbrella’s debt agreements, or any applicable law, or that would have the effect of rendering Umbrella insolvent. Any restrictions on the ability of Umbrella’s subsidiaries to make dividends or distributions to Umbrella would also reduce the cash available to Umbrella to make distributions. To the extent that the Company is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
Dividends on the Company’s shares, if any, will be paid at the discretion of the Company Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its shareholders. In addition, entities are generally prohibited under relevant law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If the Company’s subsidiaries do not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.
If Umbrella was treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution by it could be substantially reduced and the value of the Company’s shares could be adversely affected.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes (such as Umbrella) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If Umbrella was determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for U.S. federal income tax purposes, it would be taxable on its income at the U.S. federal income tax rates applicable to corporations and distributions by it to its members (including the Company) could be taxable as dividends to such members to the extent of the earnings and profits of Umbrella. In addition, we would no longer have the benefit of increases in the tax basis of Umbrella’s assets as a result of exchanges of Umbrella common units. Pursuant to the Umbrella LLC Agreement, certain holders of Umbrella common units may, from time to time, subject to the terms of the Umbrella LLC Agreement, have their Umbrella common units redeemed by Umbrella for cash or Class A Common Stock. Such redemptions could be treated as trading in the interests of the Umbrella for purposes of testing “publicly traded partnership” status. While the Umbrella LLC Agreement contains restrictions on such redemptions that are intended to prevent Umbrella from being treated as a “publicly traded partnership” for U.S. federal income tax purposes by complying with certain safe harbors provided for under applicable U.S. federal income tax law, such position is not free from doubt and, if such provisions are not effective, Umbrella may be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes.
Pursuant to the Tax Receivable Agreement, the Company will be required to make payments to certain holders of Umbrella common units for certain tax benefits the Company may claim and those payments may be substantial.
Certain holders of Umbrella common units (i) will be deemed to have sold a portion of their Umbrella common units at the time of the Business Combination, and (ii) may in the future redeem their Umbrella common units for shares of the Company or cash pursuant to the Umbrella LLC Agreement, subject to certain conditions and transfer restrictions as set forth therein (each such redemption, a “Unit Exchange”). Such transactions are expected to result in increases in the Company’s allocable share of the tax basis of the tangible and intangible assets of Umbrella. These increases in tax basis may increase (for U.S. federal and state income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income tax that the Company would otherwise be required to pay in the future had such Unit Exchanges never occurred.
In connection with the Business Combination, the Company will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain tax benefits, if any, that the Company realizes as a result of these increases in tax basis. Those payments are the obligation of the Company and not Umbrella. The actual increase in the Company’s allocable share of Umbrella’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of Unit Exchanges, the market price of the Company’s shares at the time of the Unit Exchanges, the extent to which such Unit Exchanges are taxable and the amount and timing of the recognition of the Company’s income. While many of the factors that will determine the amount of payments that the Company will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments it will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition. Any payments made by the Company under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to its shareholders. To the extent that the Company is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, the Company’s future obligation to make payments under the Tax Receivable Agreement could make the Company a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be realized under the Tax Receivable Agreement. See the section of this proxy statement/prospectus entitled “
Proposal No. 1.–The Business Combination Proposal
–
The Business Combination Agreement —
Ancillary
Agreements — Tax Receivable Agreement
.”
In certain cases, payments under the Tax Receivable Agreement may be accelerated or exceed the actual tax benefits realized by the Company.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company determines, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company are disallowed, the recipients of the payments under the Tax Receivable Agreement will not be required to reimburse the Company for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. As a result, in certain circumstances the Company could make payments under the Tax Receivable Agreement in excess of the Company’s actual income or franchise tax savings, which could materially impair the Company’s financial condition.
Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control or the Company’s exercise of early termination rights, the Company’s obligations under the Tax Receivable

Agreement will accelerate and the Company will be required to make a lump-sum
cash payment to the parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum
payment would be based on certain assumptions, including those relating to the Company’s future taxable income. The lump-sum
payment could be substantial and could exceed the actual tax benefits that the Company realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company would have certain tax benefits available to it and that the Company would be able to use the potential tax benefits in future years.
There may be a material negative effect on the Company’s liquidity if the payments required to be made by the Company under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company realizes. Furthermore, the Company’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
Umbrella may directly or indirectly make distributions of cash to us substantially in excess of the amounts we use to make distributions to our stockholders and pay our expenses (including our taxes and payments under the Tax Receivable Agreement). To the extent we do not distribute such excess cash to our shareholders, the direct or indirect holders of Umbrella common units would benefit from any value attributable to such cash as a result of their ownership of our stock upon a Unit Exchange.
Following the Business Combination, we will directly or indirectly receive a pro rata portion of any distributions made by Umbrella. Any cash received from such distributions will first be used to satisfy any tax liability and then to make any payments required to be made under the Tax Receivable Agreement. Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions, the Umbrella LLC Agreement requires Umbrella to make certain distributions to holders of Umbrella common units (including the Company) pro rata to facilitate the payment of taxes with respect to the income of Umbrella that is allocated to them. To the extent that the tax distributions we directly or indirectly receive exceed the amounts we actually require to pay taxes, Tax Receivable Agreement payments and other expenses (which is likely to be the case given that the assumed tax rate for such distributions will generally exceed our effective tax rate), we will not be required to distribute such excess cash. Our Board may, in its sole discretion, choose to use such excess cash for certain purposes, including to make distributions to the holders of our stock. Unless and until our Board chooses, in its sole discretion, to declare a distribution, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.
No adjustments to the exchange ratio of Umbrella common units for our shares pursuant to a Unit Exchange will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such cash as dividends and instead, for example, hold such cash balances or use such cash for certain other purposes, this may result in shares of our stock increasing in value relative to the Umbrella common units. The holders of Umbrella common units may benefit from any value attributable to such cash balances if they acquire shares of our stock in an exchange of Umbrella common units.
The Domestication may result in adverse tax consequences for holders of Cartesian ordinary shares and warrants, including Public Shareholders exercising Redemption Rights.
U.S. holders (as defined in “
Material U.S. Federal Income Tax Considerations — U.S. Holders
” below) may be subject to U.S. federal income tax as a result of the Domestication. The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) to a statutory conversion of a corporation with no active business and holding only investment-type assets such as Cartesian, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

Assuming the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, U.S. holders of Cartesian ordinary shares will be subject to Section 367(b) of the Code, and as a result:

•
a U.S. holder of Cartesian ordinary shares whose Cartesian ordinary shares have a fair market value of less than $50,000 on the date of the Domestication should not recognize any gain or loss and generally should not be required to include any part of Cartesian’s earnings in income pursuant to the Domestication;

•
a U.S. holder of Cartesian ordinary shares whose Cartesian ordinary shares have a fair market value of $50,000 or more on the date of the Domestication, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cartesian ordinary shares entitled to vote and less than 10% of the total value of all classes of Cartesian ordinary shares will generally recognize gain (but not loss) with respect to the Domestication, as if such U.S. holder exchanged its Cartesian ordinary shares for Company common stock in a taxable transaction. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation
Section 1.367(b)-2(d))
attributable to their Cartesian ordinary shares, provided certain other requirements are satisfied. Cartesian does not expect that Cartesian’s cumulative earnings and profits will be material at the time of Domestication; and

•
a U.S. holder of Cartesian ordinary shares who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cartesian ordinary shares entitled to vote or 10% or more of the total value of all classes of Cartesian ordinary shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation
Section 1.367(b)-2(d))
attributable to its Cartesian ordinary shares. Any such U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code. Cartesian does not expect that Cartesian’s cumulative earnings and profits will be material at the time of the Domestication.

Furthermore, if the Domestication qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. holder of Cartesian ordinary shares or warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its Cartesian ordinary shares or warrants for Company common stock or warrants under the PFIC rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Cartesian warrants for Company warrants) must recognize gain equal to the excess, if any, of the fair market value of the Company common stock or warrants received in the Domestication and the U.S. holder’s adjusted tax basis in the corresponding Cartesian ordinary shares or warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because Cartesian is a blank check company with no current active business, we believe that it is likely that Cartesian is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. holder of Cartesian ordinary shares or warrants to recognize gain on the exchange of such shares or warrants for Company common stock or warrants, unless such U.S. holder has made certain tax elections with respect to such U.S. holder’s Cartesian ordinary shares. A U.S. holder cannot currently make the aforementioned elections with respect to such U.S. holder’s Cartesian warrants. Any such gain would be taxed as ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. holder on the undistributed earnings, if any, of Cartesian. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.
Additionally, the Domestication may cause
non-U.S.
holders (as defined in “
Material U.S. Federal Income Tax Considerations —
Non-U.S.
Holders
” below) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such
non-U.S.
holder’s Company common stock after the Domestication.

Furthermore, because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “
Material U.S. Federal Income Tax Considerations.
”
We may have been a PFIC, which could result in adverse United States federal income tax consequences to U.S. investors.
Because Cartesian is a blank check company with no current active operating business, we believe that it is likely that Cartesian is classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Cartesian ordinary shares or warrants that is a U.S. holder (as that term is defined in the section entitled “
Material U.S. Federal Income Tax Considerations — U.S. Holders
”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year we will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to Cartesian warrants in all cases. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “
Material U.S. Federal Income Tax Considerations.
”
Cartesian has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Cartesian from a financial point of view.
The Board did not seek to obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Cartesian is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Cartesian from a financial point of view. In analyzing the Business Combination, the Board and Cartesian’s management conducted due diligence on the Target Companies and researched the industry in which the Target Companies operate and concluded that the Business Combination was in the best interest of its shareholders. Cartesian’s management, the members of the Cartesian Board and the other representatives of Cartesian have substantial experience in evaluating the operating and financial merits of companies similar to the Target Companies and reviewed certain financial information of the Target Companies and other relevant financial information selected based on the experience and the professional judgment of Cartesian’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, Cartesian’s shareholders will be relying solely on the judgment of the Board in determining the value of the Business Combination, and the Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “
Proposal No. 1.–The Business Combination Proposal
— The Business Combination Agreement —
Board
’
s Reasons for the Approval of the Business Combination
.”

The Sponsor or Cartesian’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from Public Shareholders, which may influence the vote on the Business Combination and reduce the public “float” of the Class A ordinary shares.
The Sponsor or Cartesian’s directors, executive officers or advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Cartesian’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor or Cartesian’s directors, executive officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Class A ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Cartesian’s securities on a national securities exchange.
Cartesian’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the Founder Shares and Public Shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares (or approximately $0.03 per Founder Share), which will convert into 8,625,000 shares of Class A Common Stock (assuming no Founder Shares are forfeited by the Sponsor in connection with the Sponsor’s earn-out-based
and redemption-based forfeiture obligations, in each case, contained in the Sponsor Support Agreement) in accordance with the terms of the Existing Articles and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $85,301,250 based on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022, which Founder Shares would become worthless if we do not complete an initial business combination by February 26, 2023. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return following the consummation of the Business Combination;

•
the beneficial ownership by each of Messrs. Sese, Grabowski and Karp, each an independent director of Cartesian, of 25,000 Founder Shares transferred to each such director by the Sponsor, which shares (with an estimated value of approximately $247,250 per individual based on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022) would become worthless if Cartesian does not complete an initial business combination by February 26, 2023, as our directors have waived any right to redemption with respect to these shares;

•
the fact that our Sponsor has agreed to waive, pursuant to an IPO Letter Agreement and for no further consideration, its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 26, 2023;

•
the fact that our Sponsor paid $8,900,000 for 8,900,000 Private Placement Warrants (or $1.00 per Private Placement Warrant), each of which will be transferred to the equityholders of the Target Companies in connection with the Business Combination and is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one Class A ordinary share at $11.50 per share; if we do not consummate an initial business combination by February 26, 2023, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $3,827,000 based upon the closing price of $0.43 per warrant on Nasdaq on May 9, 2022;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the members of the Board are entitled to reimbursement for all out-of-pocket expenses
incurred by them on Cartesian’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses
to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses
have been incurred to date and any such
out-of-pocket expenses
are not expected to exceed $10,000;

•
the Sponsor and Cartesian’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Private Placement Warrants would have an aggregate market value of approximately $645,000 based on the last sale price of $0.43 of our Public Warrants on Nasdaq on May 9, 2022. As of May 13, 2022, no such working capital loans were outstanding; and

•
Peter Yu, a current director of Cartesian, is expected to be a director of Alvarium Tiedemann after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Board determines to pay him and any applicable compensation as described under section “
Executive Compensation
”.

Please also see the sections “
Certain Relationships and Related Person Transactions,”
“
Executive Compensation
” and “
Beneficial Ownership of Securities
” for more information on the interests and relationships of our Sponsor, current officers and directors, and the Target Companies’ current owners.

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, upon completion of the Business Combination, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the Company’s common stock to materially decline.
The Sponsor invested an aggregate of $8,925,000 in us, comprised of the $25,000 purchase price for the Founder Shares and the $8,900,000 purchase price for the Private Placement Warrants. The amount held in our trust account was $345,031,308 as of December 31, 2021, implying a value of $10.00 per Public Share.
The following table shows the Public Shareholders’ and our initial shareholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of common stock upon the completion of the Business Combination. The following table assumes that (i) our valuation is $345,031,308 (which is the amount we held in our trust account as of December 31, 2021), (ii) no additional interest is earned on the funds held in the trust account, (iii) no Public Shares are redeemed in connection with the Business Combination and (iv) all Founder Shares are held by the Sponsor and independent directors upon completion of the Business Combination, and does not take into account other potential impacts on our valuation at the time of the Business Combination such as (a) the trading price of our common stock, (b) the transaction costs incurred in connection with the Business Combination (including payment of $12,075,000 of deferred underwriting commissions), (c) any equity issued or cash paid to the equityholders of the Target Companies, (d) any equity issued to other third party investors, (e) the transfer of any Private Placement Warrants from the Sponsor to the equityholders of the Target Companies, (f) the exercise of any options under the Option Agreements, (g) the issuance of any portion of the Aggregate
Earn-Out
Consideration, (h) the forfeiture by the Sponsor of 2,850,000 Founder Shares pursuant to the Sponsor Support Agreement, or (i) the Target Companies’ businesses themselves.

Public Shares held by Public Shareholders	34,500,000 shares
Founder Shares held by the Sponsor and independent directors	8,625,000 shares

Total shares of Common Stock	43,125,000 shares

Total funds in trust at the initial business combination	$345,031,308
Public Shareholders’ investment per Public Share (1)	$10.00
The Sponsor’s investment per Founder Share (2)	$0.003
Implied value per share of Class A Common Stock upon the initial business combination	$8.00

(1)	While the Public Shareholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.
(2)
The Sponsor’s total investment in the equity of the company, inclusive of the Founder Shares and the Sponsor’s $8,900,000 investment in the Private Placement Warrants, is $8,925,000. For purposes of this table, the full investment amount is ascribed to the Founder Shares only.

Based on these assumptions, each share of common stock would have an implied value of $8.00 per share upon completion of the Business Combination, representing a 20% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $8.00 per share upon completion of the Business Combination would represent a dilution to our Public Shareholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $8.00 per share, the 8,625,000 shares of common stock that the Sponsor and our independent directors holding Founder Shares would own upon completion of the Business Combination would have an aggregate implied value of $69,000,000. As a result, even if the trading price of the common stock significantly declines following the consummation of the Business Combination, the value of the Founder Shares held by the Sponsor and independent directors will be significantly greater than the amount the Sponsor paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Placement Warrants, even if the trading price of the common stock after the initial business combination is as low as $1.03 per share. As a result, the

Sponsor and independent directors holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of shares of common stock even if the trading price of common stock declines after we complete the Business Combination. The Sponsor and independent directors holding Founder Shares may therefore be economically incentivized to complete on the Business Combination, even if its terms are not in the best interests of the Public Shareholders, rather than liquidating Cartesian. This dilution would increase to the extent that Public Shareholders seek redemptions from the trust account for their Public Shares.
Public Shareholders who redeem their Class A ordinary shares may continue to hold any Public Warrants they own, which results in additional dilution to non-redeeming
holders upon exercise of the Public Warrants.
Public Shareholders who redeem their common shares may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming
holders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Shareholders acquired units in the IPO and continue to hold the Public Warrants that were included in the units, and (ii) maximum redemption of the common shares held by the redeeming Public Shareholders, 11,500,000 Public Warrants would be retained by redeeming Public Shareholders with a value of $4,945,000, based on the market price of $0.43 of the Public Warrants as of May 9, 2022. As a result, the redeeming Public Shareholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $4,945,000, while non-redeeming
Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the Company upon exercise of the Public Warrants held by redeeming Public Shareholders.
There are risks to our shareholders who are not affiliates of the Sponsor of becoming stockholders of the Company through the Business Combination rather than acquiring securities of the Target Companies directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of any outside independent review of Cartesian’s or the Target Companies’ respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, the Sponsor and certain of Cartesian’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. Such interests may have influenced Cartesian’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “—
Cartesian’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus” and
“—
The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares in the event Cartesian completes the Business Combination. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event Cartesian completes the Business Combination, even if the Business Combination causes the trading price of the Company’s common stock to materially decline.
”

Deferred underwriting fees in connection with the IPO and payable at the consummation of the Business Combination will not be adjusted to account for redemptions by Public Shareholders; if Public Shareholders exercise their Redemption Rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.
The underwriters in our IPO are entitled to deferred underwriting commissions totaling $12,075,000 upon the consummation of the Business Combination, such amounts being held in our trust account until the consummation of the Business Combination. Such amounts will not be adjusted to account for redemptions of Public Shares by our Public Shareholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of Public Shares redeemed increases. If no Public Shareholders of Cartesian exercise Redemption Rights with respect to their Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 3.50% of the aggregate proceeds from the IPO retained by Cartesian taking into account such redemptions. If Public Shareholders of Cartesian exercise Redemption Rights with respect to 25% of the outstanding Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 4.67% of the aggregate proceeds from the IPO retained by Cartesian taking into account such redemptions. If Public Shareholders of Cartesian exercise Redemption Rights with respect to 50% of the outstanding Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 7.00% of the aggregate proceeds from the IPO retained by Cartesian taking into account such redemptions. If Public Shareholders of Cartesian exercise Redemption Rights with respect to 75% of the outstanding Public Shares, the amount of effective total underwriting commissions due to the underwriters upon the consummation of the Business Combination will represent 14.0% of the aggregate proceeds from the IPO retained by Cartesian taking into account such redemptions.
Public Shareholders who do not redeem their Class A ordinary shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of common stock in connection with the Business Combination, the percentage ownership of Public Shareholders who do not redeem their common shares will be diluted. The percentage of the Company’s common stock that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Shareholders under different redemption levels, based on the number of issued and outstanding ordinary shares of Cartesian and capital stock of the Target Companies on December 31, 2021, and based on the shares of common stock expected to be issued in the Business Combination and the Private Placements, and taking into account any applicable forfeiture of Founder Shares pursuant to the Sponsor Support Agreement, non-redeeming
Public Shareholders, as a group, will own:

•	if there are no redemptions of Public Shares, 40% of the Company’s common stock expected to be outstanding immediately after the Business Combination;

•	if there are interim redemptions of 25% of the outstanding Public Shares, 33% of the Company’s common stock expected to be outstanding immediately after the Business Combination;

•	if there are interim redemptions of 50% of the outstanding Public Shares, 25% of the Company’s common stock expected to be outstanding immediately after the Business Combination;

•	if there are interim redemptions of 75% of the outstanding Public Shares, 14% of the Company’s common stock expected to be outstanding immediately after the Business Combination; or

•	if there are maximum redemptions of 100% of the outstanding Public Shares, none of the Company’s common stock expected to be outstanding immediately after the Business Combination.
Because of this, Public Shareholders, as a group, will have less influence on the Board, management and policies of the Company following the consummation of the Business Combination than they now have on the Board, management and policies of Cartesian.

The ownership percentage with respect to the Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Shareholders who do not redeem their Public Shares:

•	the issuance of up to 11,500,000 shares upon exercise of the Public Warrants at a price of $11.50 per share;

•
the issuance of up to 8,900,000 shares upon exercise of the Private Placement Warrants held by the Sponsor at a price of $11.50 per share, which private placement warrants will be transferred to the equityholders of the Target Companies in connection with the Business Combination;

•	the issuance of up to 14,782,500 shares as the Aggregate Earn-Out Consideration; and

•
if the Sponsor, or Cartesian’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into up to an additional 1,500,000 Private Placement Warrants to purchase 1,500,000 shares at a price of $11.50 per share. As of May 13, 2022, no such working capital loans were outstanding.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding ordinary shares of Cartesian and capital stock of the Target Companies on December 31, 2021, and based on the common stock expected to be issued in the Business Combination and the Private Placements,
non-redeeming
Public Shareholders, as a group, would own:

•	if there are no redemptions of Public Shares, 34% of the Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination;

•	if there are interim redemptions of 25% of the outstanding Public Shares, 28% of the Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination;

•	if there are interim redemptions of 50% of the outstanding Public Shares, 21% of the Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination;

•
if there are interim redemptions of 75% of the outstanding Public Shares, 12% of the Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination; or

•
if there are maximum redemptions of 100% of the outstanding Public Shares, none of the Company’s common stock outstanding assuming all such shares were issued immediately after the Business Combination.

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.
Cartesian’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, the Company’s securities will be listed on Nasdaq. However, Cartesian cannot assure you that the Company’s securities will continue to be listed on Nasdaq in the future. In order to continue to maintain the listing of the Company’s securities on Nasdaq, the Company must maintain certain financial, distribution and stock price levels. In addition to the listing requirements for the Company’s common shares, Nasdaq imposes listing standards on warrants. Cartesian cannot assure you that the Company will be able to meet those initial listing requirements.

If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, Cartesian expects the Company’s securities could be quoted on an over-the-counter market.
If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•
a determination that the Company’s ordinary shares are “penny stocks” which will require brokers trading in the ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.
Cartesian and the Target Companies currently operate as separate companies and have had no prior history as a combined entity, and the Target Companies’ and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “
Unaudited Pro Forma Condensed
Combined Financial Information
” has been derived from Cartesian’s and the Target Companies’ historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.
During the pendency of the Business Combination, Cartesian will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of Cartesian to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Cartesian may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Cartesian nor the Target Companies may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be favorable to Cartesian’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of Cartesian and the equityholders of the Target Companies, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “
Proposal No. 1.–The Business Combination Proposal – The Business Combination Agreement — Conditions to Closing of the Business Combination.
” Cartesian and the Target Companies may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Cartesian and the Target Companies to each lose some or all of the intended benefits of the Business Combination.
The Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Cartesian’s securities. These provisions are described in the Section titled “
Organizational Documents Proposal
.”
The Proposed Charter will not limit the ability of the Sponsor or its affiliates to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its shareholders. The Proposed Charter will provide that none of the Sponsor, any of its respective affiliates or any director who is not employed by the Company (including any non-employee director
who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
Cartesian’s officers and directors and/or their affiliates may enter into agreements concerning Cartesian’s securities prior to the Special Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Cartesian Shares.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Cartesian or its securities, Cartesian’s officers and directors and/or their affiliates may enter into a written plan to purchase Cartesian’s securities pursuant to Rule
10b5-1 of
the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Cartesian or its securities, Cartesian’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Cartesian’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Warrants owned by the Sponsor for nominal value to such investors or holders.
The purpose of such share purchases and other transactions by Cartesian’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of Cartesian Shares present and voting at the Special Meeting vote in favor of the Business Combination Proposal and the other Proposals and/or (y) that Cartesian will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to the Closing or satisfy the Cash Consideration Condition after taking into account holders of Public Shares that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.
Entering into any such arrangements may have a depressive effect on the Cartesian Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
As of the date of this proxy statement/prospectus, except as noted above, Cartesian’s directors and officers and their affiliates have not entered into any such agreements. Cartesian will file a Current Report on Form
8-K to
disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Company’s ordinary shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from the Company’s business. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Cartesian’s or, if the Business Combination is completed but delayed, the Company’s business, financial position and results of operations following the completion of the Business

Combination. Further, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Future resales of shares after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.
Pursuant to the Registration Rights and
Lock-Up
Agreement and the Sponsor Support Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and certain shareholders receiving shares of Company stock as consideration pursuant to the Business Combination Agreement will be contractually restricted from selling or transferring any of their shares.
However, following the expiration of the applicable
lock-up
period, such equityholders will not be restricted from selling shares of the Company held by them, other than by applicable securities laws. As such, sales of a substantial number of Company shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Company shares. Pursuant to the Subscription Agreements for the Private Placements and the Registration Rights and
Lock-Up
Agreement, we will be required to register the resale of the shares issued to the PIPE Investors and shares of Company stock received by certain shareholders as consideration pursuant to the Business Combination Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Company shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Risks Related to the Target Companies
In the course of conducting our business operations, we are exposed to a variety of risks. These risks are generally inherent to the asset management industry or otherwise generally impact asset managers like us and are applicable to the Target Companies’ respective businesses. References in this section to clients or investors refer to the investment funds (including their underlying investors, where applicable) managed by the Target Companies, as well as the Target Companies’ wealth management clients, as applicable. Unless otherwise specified, references to “we”, “our,” “us” or variations of such words refer to the Target Companies’ and their respective businesses to be operated by the Company and its consolidated subsidiaries subsequent to the Business Combination. Any of the risk factors we describe below have affected or could materially adversely affect our business, financial condition and results of operations. The market price of shares of our common shares could decline, possibly significantly or permanently, if one or more of these risks and uncertainties occurs. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Our revenue is derived from fees correlated to the amount of assets under management and assets under advisement that we have and the performance of our investment strategies and/or products. Poor performance of our investments in the future or terminations of significant client relationships, in each case, resulting in a reduction in assets under management or advisement, could have a materially adverse impact on our results, financial condition or business.
The success and growth of our business is dependent upon the performance of our investments. Positive performance of our investments will not necessarily result in the holders of our common shares experiencing a corresponding positive return on their shares. However, poor performance of our investments could cause a decline in our revenues as a result of reduced management fees and incentive fees from our clients, as applicable, and may therefore have a materially adverse impact on our results. If we fail to meet the expectations of our clients or our investments otherwise experience poor investment performance, whether due to general economic and financial conditions, our investment acumen or otherwise, our ability to retain existing assets under management or advisement and attract new clients could be materially adversely affected and our management fees and/or incentive fees would be reduced. Furthermore, even if the investment performance of our investments is positive, our business or financial condition could be materially adversely affected if we are unable to attract and retain additional assets under management and assets under advisement consistent with our past experience, industry trends or investor and market expectations.
If we are unable to compete effectively, our business and financial condition could be adversely affected.
The industry in which we operate is intensely competitive, with competition based on a variety of factors, including investment performance, the scope and the quality of service provided to clients, brand recognition, business reputation and price. Our business competes with a number of private equity funds, hedge funds, wealth managers, specialized investment funds, solutions providers and other sponsors managing pools of capital, as well as corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions (including sovereign wealth funds), and we expect that competition will continue to increase. For example, certain traditional asset managers have developed their own private equity platforms and are marketing other asset allocation strategies as alternatives to hedge fund investments. Additionally, developments in financial technology, such as distributed ledger technology, commonly referred to as blockchain, have the potential to disrupt the financial industry and change the way financial institutions, as well as asset managers, do business. A number of factors serve to increase our competitive risks:

•	a number of our competitors have greater financial, technical, marketing and other resources and more personnel than we do;

•
some of our competitors have significant amounts of capital or are expected to raise significant amounts of capital, and many of them have investment objectives similar to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that our investments seek to exploit;

•	some of our investments may not perform as well as competitors’ funds or other available investment products;

•	some of our competitors may have a lower cost of capital, which may be exacerbated to the extent potential changes to the Code limit the deductibility of interest expense;

•	some of our competitors may have access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities;

•
some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain businesses or investments than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of investment funds under the investment management contracts they have negotiated with their investors;

•	some of our competitors may have better expertise or be regarded by investors as having better expertise in a specific asset class or geographic region than we do; and

•	other industry participants may, from time to time, seek to recruit our investment professionals and other employees away from us.
We may find it harder to attract and retain wealth management clients and raise new funds, and we may lose investment opportunities in the future, if we do not match the prices, structures and terms offered by our competitors. We may not be able to maintain our current fee structures as a result of industry pressure from investors to reduce fees. In order to maintain our desired fee structures in a competitive environment, we must be able to continue to provide clients with investment returns and service that incentivize them to pay our desired fee rates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.
Historically, Cartesian and the Target Companies have each operated independently, and the anticipated benefits of the Business Combination to the combined company may not be realized or may take longer than expected to realize.
While Michael Tiedemann currently serves as chief executive officer of both Tiedemann Advisors (a subsidiary of TWMH) and TIG Advisors (a subsidiary of the TIG Entities) and is an indirect equity owner of each entity through his ownership in TWMH and the TIG Entities, none of TWMH, the TIG Entities, Alvarium or Cartesian have been managed on a combined basis with each other and have each historically operated independently. The future success of the Business Combination, including its anticipated benefits, depends, in part, on our ability to optimize our combined operations, which will be a complex, costly and time-consuming process. If we experience difficulties in this process, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on us for an undetermined period. There can be no assurances that we will realize the potential operating efficiencies, synergies and other benefits currently anticipated from the Business Combination.
The integration of the Target Companies may present material challenges, including, without limitation:

•	combining the leadership teams and corporate cultures of TWMH, the TIG Entities and Alvarium;

•
the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or more of the businesses as a result of the devotion of management’s attention to the Business Combination or integration of the businesses;

•	managing a larger combined business;

•	maintaining employee morale and retaining key management and other employees at the combined company, including by offering sufficiently attractive terms of employment;

•	retaining existing business and operational relationships, and attracting new business and operational relationships;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations;

•
managing expense loads and maintaining currently anticipated operating margins given that the Target Companies are different in nature and therefore may require additional personnel and compensation expenses, which expenses may be borne by us, rather than our funds; and

•	unanticipated issues in integrating information technology, communications and other systems.
Some of those factors are outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies, potential cost savings, and diversion of management’s time and energy, which could materially affect our financial position, results of operations, and cash flows.”
We may be materially adversely affected by the
COVID-19
pandemic.
The outbreak of the
COVID-19 pandemic
led much of the world to institute
stay-at-home orders,
restrictions on travel, bans on public gatherings, the closing of non-essential businesses
or limiting their hours of operation

and other restrictions on businesses and their operations, which has adversely impacted global commercial activity and contributed to significant volatility and a downturn in global financial markets. While some of these restrictions are being relaxed or lifted in an effort to generate more economic activity, the risk of future
COVID-19 outbreaks
remains, and jurisdictions may reimpose restrictions in an effort to mitigate risks to public health. Moreover, even where restrictions are and remain lifted, the absence of viable treatment options or a vaccine could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels
for a prolonged period of time. As a result, we are unable to predict the ultimate adverse impact of the pandemic, but it has affected, and may further affect, our business in various ways, including the following:

•
We operate our business globally, with clients across North America, Europe, Asia-Pacific and Latin America. The ability to easily travel and meet with prospective and current clients in person helps build and strengthen our relationships with them in ways that telephone and video conferences may not always afford. In addition, the ability of our employees to conduct their daily work in our offices helps to ensure a level of productivity that may not be achieved when coming to the office every day is not an option. Further, our investment strategies target opportunities globally. Restrictions on travel and public gatherings as well as stay-at-home orders
mean that most of our client and prospect meetings are not currently taking place in person, and the vast majority of our employees are working from home. As a consequence, our ability to generate new clients, market our funds and raise new business has been impeded (which may result in lower or delayed revenue growth), it has become more difficult to conduct due diligence on investments (which can impede the identification of investment risks) and an extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk, as remote working environments can be less secure and more susceptible to hacking attacks.

•
A slowdown in fundraising activity has in the past resulted in delayed or decreased management fees and could result in delayed or decreased management fees in the future compared to prior periods. In addition, in light of declines in public equity markets and other components of their investment portfolios, investors may become restricted by their asset allocation policies from investing in new or successor funds that we provide, or may be prohibited by new laws or regulations from funding existing commitments. We may also experience a slowdown in the deployment of our capital, which could also adversely affect our ability to raise capital, including for new or successor funds.

•
To the extent the market dislocation caused by
COVID-19 may
present attractive investment opportunities due to increased volatility in the financial markets, we may not be able to complete those investments, which could impact revenues, particularly for our funds that charge fees on invested capital.

•	Our liquidity and cash flows may be adversely impacted by declines or delays in realized incentive fees and management fee revenues.

•
Certain of our clients invest in industries that have been materially impacted by the
COVID-19 pandemic,
including healthcare, travel, entertainment, hospitality and retail. Companies in these industries are facing operational and financial hardships resulting from the pandemic, and if conditions do not improve, they could continue to suffer materially, become insolvent or cease operations altogether, any of which would decrease the value of the investments.

•
COVID-19 presents
a threat to our employees’ well-being and morale. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. In addition to any potential impact of such extended illness on our operations, we may be exposed to the risk of litigation by our employees against us for, among other things, failure to take adequate steps to protect their well-being, particularly in the event they become sick after a return to the office. Further, local
COVID-19-related laws
can be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us to increased risk of litigation for non-compliance.

•
We anticipate that regulatory oversight and enforcement will become more rigorous for public companies in general, and for the financial services industry in particular, as a result of the recent volatility in the financial markets.

We believe
COVID-19’s
adverse impact on our business, financial condition and results of operations will be significantly driven by a number of factors that we are unable to predict or control, including, for example: the severity and duration of the pandemic, including the timing of availability, effectiveness and public acceptance of one or more treatments or vaccines for
COVID-19;
the pandemic’s impact on the U.S. and global economies; the timing, scope and effectiveness of additional governmental responses to the pandemic; the timing and path of economic recovery; and the negative impact on our clients, counterparties, vendors and other business partners that may materially adversely affect us.
Changes in market and economic conditions (including as a result of the ongoing
COVID-19
pandemic) could lower the value of assets on which we earn revenue and could decrease the demand for our investment solutions and services.
Significant fluctuations in securities prices, as well as recent and potential decreases in interest rates, have and will continue to materially affect the value of the assets we manage and has and may continue to cause a decrease in our spread-based revenue. Changes in interest rates may also influence financial adviser and investor decisions regarding whether to invest in, or maintain an investment in, one or more of our investment solutions. If such fluctuations in securities prices or decreases in interest rates were to lead to decreased investment in the securities markets, our revenue and earnings derived from asset-based and spread-based revenue could be simultaneously materially adversely affected.
We provide our investment solutions and services to the financial services industry. The financial markets, and in turn the financial services industry, are affected by many factors, such as U.S. and foreign economic and geopolitical conditions and general trends in business and finance that are beyond our control, and could be adversely affected by changes in the equity or debt marketplaces, unanticipated changes in currency exchange rates, interest rates, inflation rates, the yield curve, financial crises, war, terrorism, natural disasters, pandemics and outbreaks of disease or similar public health concerns such as the
COVID-19
pandemic and other factors that are difficult to predict. In the event that the U.S. or international financial markets suffer a severe or prolonged downturn, investments may lose value and investors may choose to withdraw assets from financial advisers and use the assets to pay expenses or transfer them to investments that they perceive to be more secure, such as bank deposits and Treasury securities. Any prolonged downturn in financial markets, or increased levels of asset withdrawals could have a material adverse effect on our results of operations, financial condition or business.
Certain policies and procedures implemented to mitigate potential conflicts of interest and address certain regulatory requirements may reduce the synergies that may otherwise exist across our various businesses.
In an effort to mitigate potential conflicts of interest and address regulatory, legal and contractual requirements and contractual restrictions, we have implemented certain policies and procedures (for example, information sharing policies) that may reduce the positive synergies that would otherwise exist across our various businesses. For example, we may come into possession of material non-public information
with respect to issuers in which we may be considering making an investment or issuers in which our affiliates may hold an interest. As a consequence of such policies and procedures, we may be precluded from providing such information or other ideas to our other businesses that might be of benefit to them. Additionally, the terms of confidentiality or other agreements with or related to companies in which we have entered, either on our own behalf or on behalf of any of our clients, sometimes restrict or otherwise limit the ability of us or our clients to make investments or otherwise engage in businesses or activities competitive with such companies.

Failure to properly disclose conflicts of interest could harm our reputation, results of operations, financial condition or business.
We currently provide or may in the future provide a broad spectrum of financial services, including investment advisory, broker-dealer, asset management, loan origination, capital markets, special purpose acquisition company sponsorship and idea generation. Because of our size and the variety of investment strategies that we pursue, we may face a higher degree of scrutiny compared with investment managers that are smaller or focus on fewer asset classes. In the ordinary course of business, we engage in activities in which our interests or the interests of our clients may conflict with the interests of other clients, including the investors in our funds. Such conflicts of interest could adversely affect one or more of our clients and/or our performance or returns to our investors.
Certain of our clients may have overlapping investment objectives, including clients that have different fee structures and/or investment strategies that are more narrowly focused, and potential conflicts may arise with respect to allocation of investment opportunities among those clients. We will, from time to time, be presented with investment opportunities that fall within the investment objectives of multiple clients. In such circumstances, we will seek to allocate such opportunities among our clients on a basis that we reasonably determine in good faith to be fair and equitable, and may take into account a variety of relevant factors in determining eligibility, including the investment team primarily responsible for sourcing or performing due diligence on the transaction, the nature of the investment focus of each client, the relative amounts of capital available for investment, anticipated expenses to the applicable client and/or to us with regard to investment by our various clients, the investment pacing and timing of our clients and other considerations deemed relevant by us. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing client agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with
such requirements or policies could harm our reputation with investors.
Our clients may invest in companies in which we or one or more or our other clients also invest, either directly or indirectly. Investments in a company by certain of our clients may be made prior to the investment by other clients, concurrently, including as part of the same financing plan or subsequent to the investments by such other clients. Any such investment by a client may consist of securities or other instruments of a different class or type from those in which other of our clients are invested, and may entitle the holder of such securities and other instruments to greater control or to rights that otherwise differ from those to which such other clients are entitled. In connection with any such investments — including as they relate to acquisition, owning, and disposition of such investments — our clients may have conflicting interests and investment objectives, and any difference in the terms of the securities or other instruments held by such parties may raise additional conflicts of interest for our clients and us. Our failure to adequately mitigate these conflicts could give rise to regulatory and investor scrutiny.
In the ordinary course of our investment activities on behalf of our clients, we receive investment-related information. We do not generally establish information barriers between internal investment teams. To the extent permitted by law, investment professionals have access to and make use of such investment-related information in making investment decisions for our clients. Therefore, information related to investments made on behalf of a particular client may inform investment decisions made in respect of another of our clients or otherwise be used and monetized by us. The access and use of this information may create conflicts between our clients and between our clients and us, and no client, including any fund investor, is entitled to any compensation for any profits earned by another client or us based on our use of investment-related information received in connection with managing such clients.
Certain persons employed by or otherwise associated with us are related to, or otherwise have business, personal, political, financial, or other relationships with, persons employed by or otherwise associated with service providers engaged for our clients, and third-party investment managers with whom we invest on behalf of our clients. These types of relationships may also influence us in deciding whether to select or recommend such a service provider to perform services for a particular client or to make or redeem an investment on behalf of a client.
Additionally, we permit employees, former employees and other parties associated with the firm to invest in or alongside our funds on a no-fee,
no-carry basis.
These arrangements may create a conflict in connection with investments we make on behalf of our clients.
It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction or litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including an inability to raise additional funds, attract new investors or retain existing clients.
Our entitlement and that of certain of our shareholders and employees to receive carried interest or performance-based fees from certain of our funds and other products may create an incentive for us to make more speculative investments and determinations on behalf of our funds and other products than would be the case in the absence of such carried interest or performance-based fees.
Some of our existing funds and other products receive carried interest or performance-based fees, all or a portion of which, is allocated to us. In the future we expect to establish new funds and other products, where none or only a small portion of the carried interest or performance-based fees will be allocated to us. Instead, some or all of the carried interest or performance-based fees will be allocated to certain of our shareholders and employees in vehicles not owned or controlled by us. Carried interest and performance-based fees may create an incentive for us or our investment professionals to make more speculative or riskier investments and determinations, directly or indirectly on behalf of our funds and products, or otherwise take or refrain from taking certain actions that we would otherwise make in the absence of such carried interest or performance-based fees. It may also create incentives to influence how we establish economic terms for future funds and products. In addition, we may have an incentive to make exit determinations based on factors that maximize performance economics in favor of certain of our shareholders and employees relative to us and our non-participating shareholders. Our failure to appropriately address any actual, potential or perceived conflicts of interest resulting from our entitlement to receive carried interest or performance-based fees from our funds and other products could have a material adverse effect on our reputation, which could materially and adversely affect our business in a number of ways, including limiting our ability to raise additional funds and other products, attract new clients or retain existing clients.
In the future we expect to pay an increased amount of carried interest and performance-based fees to our investment professionals and other personnel in order to attract and retain them, which may result in a reduction of our revenues and a decrease in our profit margins.
In order to recruit and retain existing and future investment professionals and other key personnel, and to further align the interests of our investment professionals and other personnel with the investment performance of our funds and other products, we expect to increase the level, or change the form or composition, of the amounts we pay to them, including providing them with a greater share of carried interest or performance-based fees. If we increase these amounts, it will likely reduce our revenues, or cause a higher percentage of our revenue to be paid out in the form of compensation, adversely impacting our profit margins. To the extent an increased share of carried interest and performance-based fees are insufficient to ensure an adequate amount of cash is received by our investment professionals and other key personnel, we may not be able to adequately attract or retain them.

Conflicts of interest may arise in our allocation of
co-investment
opportunities.
As a general matter, our allocation of
co-investment opportunities
is entirely within our discretion and there can be no assurance that co-investments of
any particular type or amount will be allocated to any of our clients or investors. There can be no assurance that co-investments will
become available and we will take into account a variety of factors and considerations we deem relevant in our sole discretion in allocating co-investment opportunities,
which may include, without limitation, whether a potential
co-investor has
expressed an interest in evaluating
co-investment opportunities,
whether a potential
co-investor has
a history of participating in such opportunities with us, the size and interest of the opportunity, the economic terms applicable to such investment for such investor and us, whether allocating to a potential co-investor will
help establish, recognize, strengthen and/or cultivate existing relationships with an existing or prospective investor and such other factors as we deem relevant under the circumstances. The allocation of co-investment opportunities
by us sometimes involves a benefit to us including, without limitation, management fees, carried interest or incentive fees or allocations from a co-investment opportunity.
In certain circumstances, we, our affiliates and our respective employees or any designee thereof and other companies, partnerships or vehicles affiliated with us may be permitted to be permitted to co-invest side-by-side with
our clients and may consummate an investment in an investment opportunity otherwise suitable for a client.
Potential conflicts will arise with respect to our decisions regarding how to allocate co-investment opportunities
among our clients and investors and the terms of any such
co-investments.
Our client agreements typically do not mandate specific allocations with respect to co-investments.
Our investment advisers may have an incentive to provide
co-investment opportunities
to certain investors in lieu of others. Co-investment arrangements may be structured through one or more of our investment vehicles, and in such circumstances, co-investors will
generally bear the costs and expenses thereof (which may lead to conflicts of interest regarding the allocation of costs and expenses between such co-investors
and our other clients). The terms of any such existing and future co-investment vehicles
may differ materially, and in some instances may be more favorable to us, than the terms of certain of our client agreements or prior co-investment vehicles,
and such different terms may create an incentive for us to allocate a greater or lesser percentage of an investment opportunity to such clients or such co-investment vehicles,
as the case may be. Such incentives will from time to time give rise to conflicts of interest. Allocating investment opportunities appropriately frequently involves significant and subjective judgments. The risk that investors could challenge allocation decisions as inconsistent with our obligations under applicable law, governing client agreements or our own policies cannot be eliminated. In addition, the perception of non-compliance with
such requirements or policies could harm our reputation with investors.
Changes to the method of determining the London Interbank Offered Rate (“LIBOR”) or the selection of a replacement for LIBOR may affect the value of investments held by our funds and could affect our results of operations and financial results.
LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending transactions between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. Our funds, and in particular our BDCs, typically use LIBOR as a reference rate in term loans they extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a portfolio company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.
The United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will not compel panel banks to contribute to LIBOR after 2021. It is unclear if at that time LIBOR will cease to exist or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates (“IBORs”). To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight

Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. In addition, on March 25, 2020, the FCA stated that although the central assumption that firms cannot rely on LIBOR being published after the end of 2021 has not changed, the outbreak of
COVID-19
has impacted the timing of many firms’ transition planning, and the FCA will continue to assess the impact of the
COVID-19
outbreak on transition timelines and update the marketplace as soon as possible. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or other reforms to LIBOR that may be enacted in the United States, United Kingdom or elsewhere or, whether the
COVID-19
outbreak will have further effect on LIBOR transition plans.
The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to our portfolio companies or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, our funds, borrowers of our funds and the External Strategic Managers in which we have made strategic investments and their respective portfolio companies may need to renegotiate the credit agreements extending beyond 2021 that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest at a lower interest rate, which, to the extent our funds are lenders, could have an adverse impact on their performance, could have an adverse impact on our funds’ and their portfolio companies’ results of operations. Moreover, if LIBOR ceases to exist, our funds and their portfolio companies may need to renegotiate certain terms of their credit facilities. If our funds and their portfolio companies are unable to do so, amounts drawn under their credit facilities may bear interest at a higher rate, which would increase the cost of their borrowings and, in turn, affect their results of operations.
Conflicts of interest may arise in our allocation of costs and expenses, and increased regulatory scrutiny and uncertainty with regard to expense allocation may increase the risk of harm.
We have a conflict of interest in determining whether certain costs and expenses are incurred in the course of operating our business. For example, we have to determine whether the costs arising from newly imposed regulations and self-regulatory requirements should be paid by our clients or by us. Our clients generally pay or otherwise bear all legal, accounting, filing, and other expenses incurred in connection with organizing and establishing the funds or other investment vehicles and the offering of interests in those structures. In addition, our clients generally pay all expenses related to the operation of the funds, investment vehicles or accounts and their investment activities. We also determine, in our sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses, incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among our funds and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable. This could result in one or more of our clients bearing more or less of these expenses than other investors or potential investors in the relevant investments or a fund paying a disproportionate share, including some or all, of the broken deal expenses or other expenses incurred by potential investors. Parties that seek to participate in a particular investment opportunity we offer on a co-investment basis
may not share in any broken deal expenses in the event such opportunity is not consummated.
While we historically have and will continue to allocate the costs and expenses of our clients in a fair and equitable basis and in accordance with our policies and procedures, due to increased regulatory scrutiny of expense allocation policies in the private investment funds realm, there is no guarantee that our policies and procedures will not be challenged by our supervising regulatory bodies. If we or our supervising regulators were to determine that we have improperly allocated such expenses, we could be required to refund amounts to our clients and could be subject to regulatory censure, litigation from our investors and/or reputational harm, each of which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to litigation and regulatory examinations and investigations.
The financial services industry faces substantial regulatory risks and litigation. Like many firms operating within the financial services industry, we are experiencing a difficult regulatory environment across our markets. Our current scale and reach as a provider to the financial services industry, the increased regulatory oversight of the financial services industry generally, new laws and regulations affecting the financial services industry, ever-changing regulatory interpretations of existing laws and regulations and the retroactive imposition of new interpretations through enforcement actions have made this an increasingly challenging and costly regulatory environment in which to operate. These examinations or investigations, including any enforcement action brought by the SEC against us, could result in the identification of matters that may require remediation activities or enforcement proceedings by the regulator. The direct and indirect costs of responding to these examinations, or of defending ourselves in any litigation could be significant. Additionally, actions brought against us may result in settlements, awards, injunctions, fines and penalties. The outcome of litigation or regulatory action is inherently difficult to predict and could have an adverse effect on our ability to offer some of our products and services.
We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against it could adversely affect our results of operations, financial condition or business.
Our business activities are subject to extensive and evolving laws, rules and regulations. Any changes or potential changes in the regulatory framework applicable to our business may impose additional expenses or capital requirements on us, limit our fundraising activities, have an adverse effect on our business, financial condition, results of operations, reputation or prospects, impair employee retention or recruitment and require substantial attention by senior management. It is impossible to determine the extent of the impact of any new laws, regulations, initiatives or regulatory guidance that may be proposed or may become law on our business or the markets in which we operate.
Governmental authorities around the world have implemented or are implementing financial system and participant regulatory reform in reaction to volatility and disruption in the global financial markets, financial institution failures and financial frauds. Such reform includes, among other things, additional regulation of investment funds, as well as their managers and activities, including compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; implementation of capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. We cannot predict with certainty the impact on us, our clients, or on alternative investment funds generally, of any such reforms. Any of these regulatory reform measures could have an adverse effect on our clients’ investment strategies or our business model. We may incur significant expense in order to comply with such reform measures and may incur significant liabilities if regulatory authorities determine that we are not in compliance.
Our business is subject to regulation in the United States, including by the SEC, the Commodity Futures Trading Commission (the “CFTC”), the IRS, FINRA and other regulatory agencies. Any change in such regulation or oversight could have a material adverse effect on our business, financial condition and results of operations. In addition, we regularly rely on exemptions from various requirements of these and other applicable laws. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If, for any reason, these exemptions were to be revoked or challenged or otherwise become unavailable to us, we could be subject to regulatory action or third-party claims, and our business, financial condition and results of operations could be materially and adversely affected. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser or the registration of our broker-dealer subsidiary. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing clients or fail to gain new clients.

In the wake of highly publicized financial scandals, investors exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. For example, there are a significant number of regulations that affect our business under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The SEC in particular continues to increase its regulation of the asset management and private equity industries, focusing on the private equity industry’s fees, allocation of expenses to funds, marketing practices, allocation of investment opportunities, disclosures to investors, the allocation of broken-deal expenses and general conflicts of interest disclosures. The SEC has also heightened its focus on the valuation practices employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by our clients or the funds in which we invest could subject our valuation policies and processes to increased scrutiny by the SEC. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Brexit may result in our being subject to new and increased regulations if we can no longer rely on passporting privileges that allow U.K. financial institutions to access the EU single market without restrictions. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.
We are subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the prohibited transaction provisions of ERISA and Section 4975 of the Code in connection with the management of certain of funds. With respect to these funds, this means that (1) the application of the fiduciary responsibility standards of ERISA to investments made by such funds, including the requirement of investment prudence and diversification, and (2) certain transactions that we enter into, or may have entered into, on behalf of these funds, in the ordinary course of business, are subject to the prohibited transactions rules under Section 406 of ERISA and Section 4975 of the Code. A non-exempt prohibited
transaction, in addition to imposing potential liability upon fiduciaries of an ERISA plan, may also result in the imposition of an excise tax under the Code upon a “party in interest” (as defined in ERISA), or “disqualified person” (as defined in the Code), with whom we engaged in the transaction. In addition, a court could find that our funds that invest directly in operating companies have formed a partnership-in-fact conducting
a trade or business with such operating companies and would therefore be jointly and severally liable for these companies’ unfunded pension liabilities.
In addition, certain of the Target Companies and their respective subsidiaries are registered as an investment adviser with the SEC and are subject to the requirements and regulations of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Such requirements relate to, among other things, restrictions on entering into transactions with clients, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory clients, as well as general anti-fraud prohibitions. As a registered investment adviser, we have fiduciary duties to our clients. Similarly, one of our affiliates is registered as a broker-dealer with the SEC and are a member of FINRA. As such, we are also subject to the requirements and regulations of the Exchange Act and FINRA rules. A failure to comply with the obligations imposed by the Advisers Act, the Exchange Act or FINRA rules, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in examinations, investigations, sanctions and reputational damage, and could have a material adverse effect on our business, financial condition and results of operations.
The Foreign Investment Risk Review Modernization Act significantly increased the types of transactions that are subject to the jurisdiction of the Committee on Foreign Investment in the United States (“CFIUS”). Under the final regulations of the reform legislation, which became effective on February 13, 2020, CFIUS has the authority to review and potentially recommend that the President of the United States block or impose conditions on non-controlling investments
in critical infrastructure and critical technology companies and in companies collecting or storing sensitive data of U.S. citizens, which may reduce the number of potential buyers and limit the ability of our clients to realize value from certain existing and future investments.
In the EU, MiFID II requires, among other things, all MiFID investment firms to comply with prescriptive disclosure, transparency, reporting and recordkeeping obligations and obligations in relation to the receipt of investment research, best execution, product governance and marketing communications. As we operate investment firms which are subject to MiFID II, we have implemented policies and procedures to comply with MiFID II where relevant, including where certain rules have an extraterritorial impact on us. Compliance with MiFID II has resulted in greater overall complexity, higher compliance, administration and operational costs, and less overall flexibility. The complexity, operational costs and reduction in flexibility may be further compounded as a result of Brexit. This is because the UK is both: (i) no longer generally required to transpose EU law in to UK law; and (ii) electing to transpose certain EU legislation into UK law subject to various amendments and subject to the FCA’s oversight rather than that of EU regulators. Taken together, (i) and (ii) could result in divergence between the UK and EU regulatory frameworks.
In addition, across the EU, we are subject to the AIFMD, under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. Because some EEA countries have not yet incorporated the AIFMD into their agreement with the EU, we may undertake marketing activities and provide services in those EEA countries only in compliance with applicable local laws. Outside the EEA, the regulations to which we are subject relate primarily to registration and reporting obligations. As described above, Brexit and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with AIFMD across both the UK and EU.
The EU Securitization Regulation (the “Securitization Regulation”), which became effective on January 1, 2019, imposes due diligence and risk retention requirements on “institutional investors,” which includes managers of alternative investment funds assets, and constrains the ability of alternative investment funds to invest in securitization positions that do not comply with the prescribed risk retention requirements. The Securitization Regulation may impact or limit our funds’ ability to make certain investments that constitute “securitizations” and may impose additional reporting obligations on securitizations, which may increase the costs of managing such vehicles.
A new EU Regulation on the prudential requirements of investment firms (Regulation (EU) 2019/2033) and its accompanying Directive (Directive (EU) 2019/2034) (together, “IFR/IFD”) have now been finalized and are expected to take effect on June 26, 2021. IFR/IFD will introduce a bespoke prudential regime for most MiFID investment firms to replace the one that currently applies under the fourth Capital Requirements Directive and the Capital Requirements Regulation. IFR/IFD represents a complete overhaul of “prudential” regulation in the EU. As the application dates for IFR/IFD fall outside the end of the Brexit transition period, the UK is not required to implement the legislation and will instead establish a new Investment Firms Prudential Regime which is intended to achieve similar outcomes to IFD/IFR. There is a risk that the new regime will result in higher regulatory capital requirements for affected firms and new, more onerous remuneration rules, as well as re-cut and
extended internal governance, disclosure, reporting, liquidity, and group “prudential” consolidation requirements (among other things), each of which could have a material impact on our European operations, although there are transitional provisions allowing firms to increase their capital to the necessary level over three to five years.
It is expected that additional laws and regulations will come into force in the EEA, the EU, the UK and other countries in which we operate over the coming years. These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from investors. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax law or policy could increase our effective tax rate and tax liability or the taxes payable by investors in our funds or holders of shares of our common stock, each of which could have a material adverse effect on our business, financial condition and results of operations.
We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect our investors, the companies in which our clients invest, or us. Legislative proposals in the U.S., if adopted, would increase the corporate income tax rate and capital gains tax rate. In addition, other changes could be enacted in the future to limit further the deductibility of interest, subject carried interests to more onerous taxation or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the
COVID-19 pandemic
and the reduction in tax revenues due to the accompanying economic downturn.
In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our funds and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.
Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.
We are also subject to a number of laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”) as well as trade sanctions and export control laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a number of aspects of our business, including with respect to servicing existing investors, finding new investors, and sourcing new investments, as well as activities by the portfolio companies in our investment portfolio or other controlled investments.
Similar laws in
non-U.S.
jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could materially and adversely affect our business, results of operations and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we or our clients invest or which we or our clients acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business, financial condition and results of operations.
We may be materially adversely affected by negative impacts on the global economy, capital markets or other geopolitical conditions resulting from the recent invasion of Ukraine by Russia and subsequent sanctions against Russia, Belarus and related individuals and entities.
United States and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the recent invasion of Ukraine by Russia in February 2022. In response to such invasion, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine during the ongoing military conflict, increasing geopolitical tensions with Russia. The invasion of Ukraine by Russia and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing military conflict in Ukraine is highly unpredictable, the conflict could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. Additionally, Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
The extent and duration of the Russian invasion of Ukraine, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine and subsequent sanctions, could adversely affect our business, financial condition and results of operations.
Our operations in Hong Kong may be adversely affected by political and trade tensions between the U.S. and China.
In our client portfolios, we maintain (depending upon client objective and mandate) allocations of investments in Asian equities and Emerging Market Funds. In both cases, we have direct exposure to Hong Kong equities, Chinese equities and equities of other Asian countries for which China is a significant export market. In the case of a significant change in how the Chinese government treats Hong Kong or its shares, or how China itself evolves from a sovereign risk perspective, there may be risk to the valuation of these shares. Our Hong Kong client business represents $1.3 billion in AUM as of December 31, 2021, which represents approximately 2.4% of our AUM and 2.9% of revenue. Moreover, more than 99% of our Hong Kong client assets are custodied in locations other than China or Hong Kong.

Our business operations and financial condition may be affected by political and legal developments in Hong Kong. Hong Kong is a special administrative region of the Peoples’ Republic of China (the “PRC”) and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”.
However, there is no assurance that the PRC will not cause changes in the economic, political and legal environment in Hong Kong in the future. Based on certain recent developments, including the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China. Any reduction in Hong Kong’s autonomy may have adverse global implications. Tensions between the United States and China with respect to international trade policy, human rights and relations with Taiwan and Russia may result in the imposition of tariffs or economic sanctions, the application of which may be extended to Hong Kong. Legislative or administrative actions with respect to China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.
Any reduction on Hong Kong’s autonomy would limit the predictability of the Hong Kong legal system and could limit the availability of legal protections.
If the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. On June 30, 2020, China’s top legislature unanimously passed a new National Security Law for Hong Kong that was enacted on the same day. Similar to PRC’s laws and regulations, the interpretation of National Security Law involves a degree of uncertainty.
Additionally, it may be difficult for U.S. regulators to investigate or carry out inspections, of any kind, into or regarding our operations due to the complex relationships between and among the United States, Hong Kong, and the PRC. There is also uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of U.S. courts or U.S. regulators overseas within their own jurisdictions. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.
In addition, any attempts by the PRC government to reduce Hong Kong’s autonomy may pose an immediate threat to the stability of the economy in Hong Kong and lead to civil unrest. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience may adversely affect our business operations in Hong Kong.
We may expand our business and may enter into new lines of business or geographic markets, which may result in additional risks and uncertainties and place significant demands on our administrative, operational and financial resources. There can be no assurance that we will be able to successfully manage this growth.
We currently generate substantially all of our revenues from either management fees and/or incentive fees. However, we intend to grow our business by offering additional products and services, by entering into new lines of business and by entering into, or expanding our presence in, new geographic markets. Introducing new types of investment structures, products and services could increase our operational costs and the complexities involved in managing such investments, including with respect to ensuring compliance with regulatory requirements and the terms of the investment. For example, we have recently launched certain funds that seek to capitalize on investment opportunities associated with projects undertaken by organized labor and investment opportunities accessed by investing with minority-owned investment firms, which in each case may be subject to greater levels of regulatory scrutiny. Also, we may serve as sponsor to one or more special purpose acquisition companies. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, that any completed transactions will produce favorable financial results or that we will be able to successfully integrate an acquired business with ours.
Entry into certain lines of business or geographic markets or the introduction of new types of products or services may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.
Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and may require us to incur significant additional expenses and to commit additional senior management and operational resources. As a result, we may face significant challenges in:

•	maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	providing current and future investors and shareholders with accurate and consistent reporting;

•	implementing new or updated information and financial systems and procedures; and

•	training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.
We may not be able to manage our expanding operations effectively and may not be ready to continue to grow because of operational needs, and any failure to do so could adversely affect our ability to generate revenue and control our expenses. In addition, if we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.
We may be subject to increasing scrutiny from our clients with respect to the societal and environmental impact of investments we make, which may adversely impact our ability to retain clients or to grow our client base and assets under management or assets under advisement, and also may cause us to more likely invest client capital based on societal and environmental factors instead of investing client capital in the investment opportunities with the highest return potential for a particular level of risk.
In recent years, certain investors, including U.S. public pension funds and certain
non-U.S.
investors, have placed increasing importance on the impacts of investments to which they invest or commit capital, including with respect to environmental, social and governance (“ESG”) matters. Investors for whom ESG matters are a priority may decide to redeem or withdraw previously committed capital from our funds and accounts (where such withdrawal is permitted) or to not invest or commit capital to future funds or accounts as a result of their assessment of our approach to and consideration of the social cost of our investments or their assessment of the potential impact of investments made by our competitors’ funds and other products. To the extent our access to capital from investors, including public pension funds, is impaired, we may not be able to maintain or increase the size of our funds, investment vehicles or accounts or raise sufficient capital for new funds, investment vehicles or accounts, which may adversely impact our revenues.
The transition to sustainable finance accelerates existing risks and raises new risks for our business that may impact our profitability and success. In particular, ESG matters have been the subject of increased focus by certain regulators, including in the US and the EU. A lack of harmonization globally in relation to ESG legal and regulatory reform leads to a risk of fragmentation in group level priorities as a result of the different pace of sustainability transition across global jurisdictions. This may create conflicts across our global business which could risk inhibiting our future implementation of, and compliance with, rapidly developing ESG standards and requirements. Failure to keep pace with sustainability transition could impact our competitiveness in the market and damage our reputation resulting in a material adverse effect on our business. In addition, failure to comply with applicable legal and regulatory changes in relation to ESG matters may attract increased regulatory scrutiny of our business and could result in fines and/or other sanctions being levied against us.
The European Commission has proposed legislative reforms, which include, without limitation: (a) Regulation 2019/2088 regarding the introduction of transparency and disclosure obligations for investors, funds and asset managers in relation to ESG factors, for which most rules took effect beginning on March 10, 2021; (b) a proposed regulation regarding the introduction of an
EU-wide taxonomy
of environmentally sustainable activities, which is proposed to take effect in a staggered approach beginning on January 1, 2022; and (c) amendments to existing regulations including MiFID II and AIFMD to embed ESG requirements. As a result of these legislative initiatives, we may be required to provide additional disclosure to investors in our funds with respect to ESG matters. This exposes us to increased disclosure risks, for example due to a lack of available or credible data, and the potential for conflicting disclosures may also expose us to an increased risk of misstatement litigation or miss-selling allegations. Failure to manage these risks could result in a material adverse effect on our business in a number of ways.
As of January 2021, ERISA regulations required that an ERISA plan fiduciary base its investment decisions solely on “pecuniary” factors, which include factors that the fiduciary “prudently determines are expected to have a material effect on the risk and/or return of an investment based on appropriate investment horizons consistent with the plan’s investment objectives and the funding policy established pursuant to section 402(b)(1) of ERISA.” The regulations provide a limited exception allowing an ERISA plan fiduciary to consider non-pecuniary factors where pecuniary factors are not determinative, provided certain substantive conditions are met. In October 2021, the Department of Labor proposed to amend the investment duty regulations under ERISA to remove the existing bias against environmental, social, governance and similar investment considerations and expressly provide that such considerations may be appropriate in investing ERISA plan assets. As of January 2022, such amendment has yet to be finalized.
We are exposed to data and cybersecurity risks that could result in data breaches, service interruptions, harm to our reputation, protracted and costly litigation or significant liability.
In connection with the products and services that we provide, we collect, use, store, transmit and otherwise process certain confidential, proprietary and sensitive information, including the personal information of end-users,
third-party service providers and employees. We rely on the efficient, uninterrupted and secure operation of complex information technology systems and networks to operate our business and securely store, transmit and otherwise process such information. In the normal course of business, we also share information with our service providers and other third parties. A failure to safeguard the integrity, confidentiality, availability and authenticity of personal information, client data and our proprietary data from cyber-attacks, unauthorized access, fraudulent activity (e.g., check “kiting” or fraud, wire fraud or other dishonest acts), data breaches and other security incidents that we, our third-party service providers or our clients may experience may lead to modification, destruction, loss of availability or theft of critical and sensitive data pertaining to us, our clients or other third parties.
The combined company’s management and our board of directors will actively manage and oversee cybersecurity risks. The combined company’s board of directors includes individuals with experience in cybersecurity risk management, and we plan to establish a firmwide risk subcommittee, the chair of which will serve on the audit committee. The subcommittee will oversee the establishment of an enterprise risk framework that will cover a spectrum of business risks which the combined company will actively manage, including cybersecurity risks. Our cybersecurity risk management policy is designed to protect against threats and vulnerabilities, containing preventive and detective controls including, but not limited to, firewalls, intrusion detection systems, computer forensics, vulnerability scanning, server hardening, penetration testing, anti-virus software, data leak prevention, encryption and centralized event correlation monitoring, and the combined company’s board of directors, audit committee and management team will be regularly briefed on our cybersecurity policies and practices and ongoing efforts to improve security, as well as periodic updates on cybersecurity events. We also plan to appoint a chief security officer and/or chief information officer to have additional oversight of cybersecurity and to properly allocate appropriate resources to the above efforts. All such protective measures, as well as additional measures that may be required to comply with rapidly evolving data privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations, have and will continue to cause us to incur substantial expenses. Failure to timely upgrade or maintain computer systems, software and networks as necessary could also make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. We may be required to expend significant additional resources to modify, investigate or remediate vulnerabilities or other exposures arising from data and cybersecurity risks.
Improper access to our or our third-party service providers’ systems or databases could result in the theft, publication, deletion or modification of confidential, proprietary or sensitive information, including personal information. An actual or perceived breach of our security systems or those of our third-party service providers may require notification under applicable data privacy regulations or contractual obligations. The accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of our, our clients’ or other third parties’ confidential, proprietary or sensitive information, including personal information, by us or our third-party service providers could result in significant fines, penalties, orders, sanctions and proceedings or actions against us by governmental bodies and other regulatory authorities, customers or third parties, which could materially and adversely affect our business, financial condition and results of operations. Any such proceeding or action, and any related indemnification obligations, could damage our reputation, force us to incur significant expenses in defense of such proceeding or action, distract our management, increase our costs of doing business or result in the imposition of financial liability.
Despite our efforts to ensure the integrity, confidentiality, availability, and authenticity of our proprietary systems and information, it is possible that we may not be able to anticipate or to implement effective preventive measures against all cyber threats. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures or those of our third-party providers, clients and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers, including those operating on behalf of nation-state actors, who employ complex techniques involving the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment and identity theft. Because the techniques used by hackers change frequently and are increasingly complex and sophisticated, and new technologies may not be identified until they are launched against a target, we and our third-party service providers may be unable to anticipate these techniques or detect an incident, assess its severity or impact, react or appropriately respond in a timely manner or implement adequate preventative measures. Our systems are also subject to compromise from internal threats, such as theft, misuse, unauthorized access or other improper actions by employees, service provides and other third parties with otherwise legitimate access to our systems or databases. The latency of a compromise is often measured in months, but could be years, and we may not be able to detect a compromise in a timely manner.
Due to applicable laws and regulations or contractual obligations, we may also be held responsible for any failure or cybersecurity breaches attributed to our third-party service providers as they relate to the information that we share with them. Although we generally have agreements relating to data privacy and security in place with our third-party service providers, they are limited in nature and we cannot guarantee that such agreements will prevent the accidental or unauthorized access to or disclosure, loss, destruction, disablement, corruption or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information, or enable us to obtain reimbursement from third-party service providers in the event we should suffer incidents resulting in accidental or unauthorized access to or disclosure, loss, destruction, disablement or encryption of, use or misuse of or modification of confidential, proprietary or sensitive information, including personal information. In addition, because we do not control our third-party service providers and our ability to monitor their data security is limited, we cannot ensure the security measures they take will be sufficient to protect confidential, proprietary or sensitive information (including personal information).
Regardless of whether a security incident or act of fraud involving our solutions is attributable to us or our third-party service providers, such an incident could, among other things, result in improper disclosure of information, harm our reputation and brand, reduce the demand for our products and services, lead to loss of client business or confidence in the effectiveness of our security measures, disrupt normal business operations or result in our systems or products and services being unavailable. In addition, such incidents may require us to spend material resources to investigate or correct the incident and to prevent future security incidents, expose us to uninsured liability, increase our risk of regulatory scrutiny, expose us to protracted and costly litigation, trigger indemnity obligations, result in damages for contract breach, divert the attention of management from the operation of our business and otherwise cause us to incur significant costs or liabilities, any of which could affect our financial condition, results of operations and reputation. Moreover, there could be public announcements regarding any such incidents and any steps we take to respond to or remediate such incidents, and if securities analysts or investors perceive these announcements to be negative, it could, among other things, have a substantial adverse effect on the price of our common stock. In addition, our remediation efforts may not be successful. Further, any adverse findings in security audits or examinations could result in reputational damage to us, which could reduce the use and acceptance of our solutions, cause our customers to cease doing business with us or have a significant adverse impact on our revenue and future growth prospects. Furthermore, even if not directed at us specifically, attacks on other financial institutions could disrupt the overall functioning of the financial system or lead to additional regulation and oversight by federal and state agencies, which could impose new and costly compliance obligations.
If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.
We are subject to various risks and costs associated with the collection, processing, storage and transmission of personal data and other sensitive and confidential information. Personal data is information that can be used to identify a natural person, including names, photos, email addresses, or computer IP addresses. This data is wide ranging and relates to our clients, employees, counterparties and other third parties. Our compliance obligations include those relating to state laws, such as the California Consumer Privacy Act (“CCPA”), which provides for enhanced privacy protections for California residents, a private right of action for data breaches and statutory fines and damages for data breaches or other CCPA violations, as well as well as a requirement of “reasonable” cybersecurity. We are also required to comply with foreign data collection and privacy laws in various
non-U.S.
jurisdictions in which we have offices or conduct business, including the General Data Protection Regulation (“GDPR”), which applies to all organizations processing or holding personal data of EU data subjects (regardless of the organization’s location) as well as to organizations outside the EU that offer goods or services in the EU, or that monitor the behavior of EU data subjects. Compliance with the GDPR requires us to analyze and evaluate how we handle data in the ordinary course of business, from processes to technology. EU data subjects need to be given full disclosure about how their personal data will be used and stored. In that connection, consent must be explicit, and companies must be in a position to delete information from their global systems permanently if consent were withdrawn. Financial regulators and data protection authorities throughout the EU have broad audit and investigatory powers under the GDPR to probe how personal data is being used and processed. In addition, some countries and states are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services. There are currently a number of proposals pending before federal, state, and foreign legislative and regulatory bodies.

Many statutory requirements include obligations for companies to notify individuals of security breaches involving certain personal information, which could result from breaches experienced by us or our third-party service providers. For example, laws in all 50 U.S. states require businesses to provide notice to customers whose personal information has been disclosed as a result of a data breach. These laws are not consistent, and compliance in the event of a widespread data breach is difficult and may be costly. Moreover, states have been frequently amending existing laws, requiring attention to changing regulatory requirements. In addition, we may be contractually required to notify clients, end-investors
or other counterparties of a security breach. Although we may have contractual protections with our third-party service providers, any security breach, or actual or perceived non-compliance
with privacy or security laws, regulations, standards, policies or contractual obligations, could harm our reputation and brand, expose us to potential liability and require us to expend significant resources on data security and in responding to any such incident or actual or perceived non-compliance.
Any contractual protections we may have from our third-party service providers may not be sufficient to adequately protect us from any such liabilities and losses, and we may be unable to enforce any such contractual protections.
We make public statements about our use and disclosure of personal information through our privacy policy, information provided on our website and press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. In addition, from time to time, concerns may be expressed about whether our products and services compromise the privacy of clients and others. Even the perception, whether or not valid, of privacy concerns or any failure by us to comply with our posted privacy policies or with any legal or regulatory requirements, standards, certifications or orders or other privacy or consumer protection-related laws and regulations applicable to us may harm our reputation, inhibit adoption of our products by current and future customers or adversely impact our ability to attract and retain workforce talent.
Given the complexity of operationalizing data privacy and security laws and regulations to which we are subject, the maturity level of proposed compliance frameworks and the relative lack of guidance in the interpretation of the numerous requirements of the data privacy and security laws and regulations to which we are subject, we may not be able to respond quickly or effectively to regulatory, legislative and other developments, and these changes may in turn impair our ability to offer our existing or planned products and services or increase our cost of doing business. Although we work to comply with applicable laws and regulations, industry standards, contractual obligations and other legal obligations, such laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to our business or the features and services that our adviser clients and their investor clients expect from our products and services. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure, or perceived failure, by us to adequately address privacy and security concerns, even if unfounded, or to comply with applicable laws, regulations and standards, or with employee, client and other data privacy and data security requirements pursuant to contract and our stated privacy notice(s), could result in investigations or proceedings against us by data protection authorities, governmental entities or others, including class action privacy litigation in certain jurisdictions, which could subject us to fines, civil or criminal liability, public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (in relation to both existing and prospective clients), or we could be required to fundamentally change our business activities and practices, which may not be possible in a commercially reasonable manner, or at all. Any or all of these consequences could have a material adverse effect on our operations, financial performance and business.

We may be unable to remain in compliance with the financial or other covenants contained in our debt instruments. Any breach of our credit facilities could have a material adverse effect on our business and financial condition.
Our debt instruments contain, and any future debt instruments may contain, financial and other covenants that impose requirements on us and limit our and our subsidiaries’ ability to engage in certain transactions or activities, such as:

•
making certain payments in respect of equity interests, including, among others, the payment of dividends and other distributions, redemptions and similar payments, payments in respect of warrants, options and other rights, and payments in respect of subordinated indebtedness;

•	incurring additional debt;

•	providing guarantees in respect of obligations of other persons;

•	making loans, advances and investments;

•	entering into transactions with investment funds and affiliates;

•	creating or incurring liens;

•	entering into negative pledges;

•	selling all or any part of the business, assets or property, or otherwise disposing of assets;

•	making acquisitions or consolidating or merging with other persons;

•	entering into sale-leaseback transactions;

•	changing the nature of our business;

•	changing our fiscal year;

•	making certain modifications to organizational documents or certain material contracts;

•	making certain modifications to certain other debt documents; and

•	entering into certain agreements with respect to the repayment of indebtedness.
There can be no assurance that we will be able to maintain leverage levels and other financial metrics in compliance with the financial covenants included in our debt instruments. These restrictions may limit our flexibility in operating our business, and any failure to comply with these financial and other covenants, if not waived, would cause a default or event of default. Our obligations under our debt instruments are secured by substantially all of our assets. In the case of an event of default, creditors may exercise rights and remedies, including the rights and remedies of a secured party, under such agreements and applicable law, which could have a material adverse effect on our business, financial condition and results of operations.
Confidentiality agreements with employees, consultants, and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We have devoted substantial resources to the development of our proprietary technologies, investment solutions and services. To protect our proprietary rights, we enter into confidentiality, nondisclosure, non-interference
and invention assignment agreements with our employees, consultants and independent contractors. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets and proprietary know-how.
Further, these agreements may not effectively prevent unauthorized disclosure of confidential information or unauthorized parties from copying aspects of our technologies, investment solutions or products or obtaining and using information that we regard as proprietary. Moreover, these agreements may not provide an adequate remedy in the event of such unauthorized disclosures of confidential information and we cannot assure you that our rights under such agreements will be enforceable. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could reduce any competitive advantage we have developed and cause us to lose customers or otherwise harm our business.
We may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.
As a financial services firm, we depend to a large extent on our relationships with our clients and our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses.
In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our asset management and advisory activities may subject us to the risk of significant legal liabilities to our clients and third parties, including our clients’ stockholders or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. We make investment decisions on behalf of our clients that could result in substantial losses. Any such losses also may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, negative publicity and press speculation about us, our investment activities or the private markets in general, whether or not based in truth, or litigation or regulatory action against us or any third-party managers recommended by us or involving us may tarnish our reputation and harm our ability to attract and retain clients. Substantial legal or regulatory liability could have a material adverse effect on our business, financial condition and results of operations or cause significant reputational harm to us, which could seriously harm our business.
Our inability to obtain adequate insurance could subject us to additional risk of loss or additional expenses.
We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage levels against potential liabilities we may face, which could have a material adverse effect on our business. We may face a risk of loss from a variety of claims, including those related to contracts, fraud, compliance with laws and various other issues, whether or not such claims are valid. Insurance and other safeguards might only partially reimburse us for our losses, if at all, and if a claim is successful and exceeds or is not covered by our insurance policies, we may be required to pay a substantial amount in respect of such successful claim. Certain losses of a catastrophic nature, such as public health crises, wars, earthquakes, typhoons, terrorist attacks or other similar events, may be uninsurable or may only be insurable at rates that are so high that maintaining coverage would cause an adverse impact on our business, in which case we may choose not to maintain such coverage.
Our international operations subject us to numerous risks.
We or the External Strategic Managers in which we have made strategic investments maintain operations in the United Kingdom and Hong Kong, among other places, and may grow our business into new regions with which we have less familiarity and experience, and this growth is important to our overall success. In addition, many of our investors are
non-U.S.
entities where we are expected to have a familiarity with the specific legal and regulatory requirements applicable to such investors. We rely upon stable and free international markets, not only in connection with seeking investors outside the U.S. but also in investing fund capital in these markets.
Our international operations carry special financial and business risks, which could include the following:

•	greater difficulties in managing and staffing foreign operations;

•	differences between the U.S. and foreign capital markets, such as for accounting, auditing, financial reporting and legal standards, practices and disclosure requirements;

•	fluctuations in foreign currency exchange rates that could adversely affect our results;

•	additional costs of complying with, and exposure to liability under, foreign regulatory regimes;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	longer transaction cycles;

•	higher operating costs;

•	local labor conditions and regulations;

•	adverse consequences or restrictions on the repatriation of earnings;

•	potentially adverse tax consequences, such as trapped foreign losses;

•	less stable political and economic environments;

•	terrorism, political hostilities, war, public health crises and other civil disturbances or other catastrophic or pandemic events that reduce business activity;

•	cultural and language barriers and the need to adopt different business practices in different geographic areas; and

•	difficulty collecting fees and, if necessary, enforcing judgments.
As part of our
day-to-day operations
outside the United States, we are required to create compensation programs, employment policies, compliance policies and procedures and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage and grow our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with
non-U.S.
standards and procedures.
Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our
non-U.S.
subsidiaries may be a party. Our business, financial condition and results of operations could be materially and adversely affected if we are unable to successfully manage these and other risks of international operations in a volatile environment. If our international business increases relative to our total business, these factors could have a more pronounced effect on our results of operations or growth prospects.
The success of our business depends on the identification and availability of suitable investment opportunities for our clients.
Our success largely depends on the identification and availability of suitable investment opportunities for our clients, including the success of underlying funds and products in which our clients invest. The availability of investment opportunities will be subject to market conditions and other factors outside of our control and the control of the investment managers with which we invest for our clients. Past returns of our clients have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets, and there can be no assurance that our clients or the underlying funds and other products in which we invest for our clients will be able to avail themselves of comparable opportunities and conditions. There can also be no assurance that the underlying funds and other products we select will be able to identify sufficient attractive investment opportunities to meet their investment objectives.

The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.
Before investing the assets of our clients, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, technological, environmental, social, governance and legal and regulatory issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations, and such an investigation will not necessarily result in the investment ultimately being successful. Moreover, the due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts or risks that are necessary or helpful in evaluating such investment opportunity. For example, instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions.
In addition, a substantial portion of our clients invest in underlying funds, and therefore we are dependent on the due diligence investigation of the underlying investment manager of such funds. We have little or no control over their due diligence process, and any shortcomings in their due diligence could be reflected in the performance of the investment we make with them on behalf of our funds. Poor investment performance could lead investors to terminate their agreements with us and/or result in negative reputational effects, either of which could have a material adverse effect on our business, financial condition and results of operations.
Dependence on leverage by certain funds, underlying investment funds and portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on their investments.
Many of the funds we manage, the funds in which we invest and portfolio companies within our funds and customized separate accounts currently rely on credit facilities either to facilitate efficient investing or for speculative purposes. If our funds are unable to obtain financing, or the underlying funds or the companies in which our funds invest are unable to access the structured credit, leveraged loan and high yield bond markets (or do so only at increased cost), the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact our funds’ ability to invest efficiently, and may impact the returns of our funds’ investments.
The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments, and, in the case of rising interest rates, decrease the value of fixed-rate debt investments made by our funds. Certain investments may also be financed through fund-level debt facilities, which may or may not be available for refinancing at the end of their respective terms. Finally, limitations on the deductibility of interest expense on indebtedness used to finance our funds’ investments reduce the after-tax rates
of return on the affected investments and make it more costly to use debt financing. Any of these factors may have an adverse impact on our business, results of operations and financial condition.
Similarly, private markets fund portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. The leveraged capital structure of such businesses increases the exposure of the funds’ portfolio companies to adverse economic factors such as rising interest rates, downturns in the economy or deterioration in the condition of such business or its industry. Any adverse impact caused by the use of leverage by portfolio companies in which we directly or indirectly invest could in turn adversely affect the returns of our funds.

Defaults by third-party investors could adversely affect that fund’s operations and performance.
Our business is exposed to the risk that investors that owe us money for our services may not pay us. We believe that this risk could potentially increase due to the current
COVID-19 pandemic.
Also, if investors default on their obligations to fund or similar commitments, there may be adverse consequences on the investment process, and we could incur losses and be unable to meet underlying capital calls. For example, certain of our funds may utilize lines of credit to fund investments. Because interest expense and other costs of borrowings under lines of credit are an expense of the fund, the fund’s net multiple of invested capital may be reduced, as well as the amount of carried interest generated by the fund. Any material reduction in the amount of carried interest generated by a fund may adversely affect our revenues.
Our failure to comply with investment guidelines of our clients could result in damage awards against us or a reduction in AUM, either of which would cause our earnings to decline and adversely affect our business.
Each of our clients is operated pursuant to specific investment guidelines, which, with respect to our customized separate accounts, are often established collaboratively between us and the investor. Our failure to comply with these guidelines and other limitations could result in investors terminating their relationships with us or deciding not to commit further capital to us in respect of new or different funds. In some cases, these investors could also sue us for breach of contract and seek to recover damages from us. In addition, such guidelines may restrict our ability to pursue certain allocations and strategies on behalf of our investors that we believe are economically desirable, which could similarly result in losses to a client or termination of the client relationship and a corresponding reduction in AUM. Even if we comply with all applicable investment guidelines, our investors may nonetheless be dissatisfied with our investment performance or our services or fees and may terminate their investment with us or be unwilling to commit new capital to our funds. Any of these events could cause our earnings to decline and have a material adverse effect on our business, financial condition and results of operations.
We may not have control over the
day-to-day
operations of many of the funds included in our investments and we do not control the business of the External Strategic Managers in which we have made strategic investments.
Investments by most of our funds, as well as by the External Strategic Managers in which we have made strategic investments, will include debt instruments and equity securities of companies that we do not control. Our funds, as well as the External Strategic Managers, may invest through co-investment
arrangements or acquire minority equity interests and may also dispose of a portion of the equity investments in portfolio companies over time in a manner that results in their retaining a minority investment. Consequently, the performance of our funds, as well as the External Strategic Managers, will depend significantly on the investment and other decisions made by third parties, which could have a material adverse effect on the returns achieved by our funds, as well as our External Strategic Managers. Portfolio companies in which the investment is made may make business, financial or management decisions with which we do not agree. In addition, the majority stakeholders or our management may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of our investments and the investments we have made on behalf of our clients could decrease and our financial condition, results of operations and cash flow could suffer as a result. The operations of the External Strategic Managers are not subject to our control.
Investments made on behalf of our clients may in many cases rank junior to investments made by other investors.
In many cases, the companies in which we invest on behalf of our clients have indebtedness or equity securities, or may be permitted to incur indebtedness or to issue equity securities, that rank senior to investments made on behalf of our clients. By their terms, these instruments may provide that their holders are entitled to receive payments of dividends, interest or principal on or before the dates on which payments are to be made in respect of our investments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company in which one or more of our clients hold an investment, holders of securities ranking senior to our client investments would typically be entitled to receive payment in full before distributions could be made in respect of our client investments. After repaying senior security holders, the company may not have any remaining assets to use for repaying amounts owed in respect of our client investments. To the extent that any assets remain, holders of claims that rank equally with our client investments would be entitled to share on an equal and ratable basis in distributions that are made out of those assets. Also, during periods of financial distress or following an insolvency, our ability to influence a company’s affairs and to take actions to protect investments by our clients may be substantially less than that of those holding senior interests.
Certain of our investments utilize special situation and distressed debt investment strategies that involve significant risks.
Our clients often invest in companies with weak financial conditions, poor operating results, substantial financial needs, negative net worth and/or special competitive or regulatory problems. These clients also invest in companies that are or are anticipated to be involved in bankruptcy or reorganization proceedings. In such situations, it may be difficult to obtain full information as to the exact financial and operating conditions of these companies. Additionally, the fair values of such investments are subject to abrupt and erratic market movements and significant price volatility if they are publicly traded securities, and are subject to significant uncertainty in general if they are not publicly traded securities. Furthermore, some of our clients’ distressed investments may not be widely traded or may have no recognized market. A client’s exposure to such investments may be substantial in relation to the market for those investments, and the assets are likely to be illiquid and difficult to sell or transfer. As a result, it may take a number of years for the market value of such investments to ultimately reflect their intrinsic value as perceived by us, if at all.
Our distressed investment strategies depend in part on our ability to successfully predict the occurrence of certain corporate events, such as debt and/or equity offerings, restructurings, reorganizations, mergers, takeover offers and other transactions, that we believe will improve the condition of the business. If the corporate event we predict is delayed, changed or never completed, the market price and value of the applicable fund’s investment could decline sharply.
In addition, these investments could subject us to certain potential additional liabilities that may exceed the value of our original investment. Under certain circumstances, payments or distributions on certain investments may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, a preferential payment or similar transaction under applicable bankruptcy and insolvency laws. In addition, under certain circumstances, a lender that has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In the case where the investment in securities of troubled companies is made in connection with an attempt to influence a restructuring proposal or plan of reorganization in bankruptcy, our clients and/or we may become involved in substantial litigation.
Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risks could adversely affect our reputation and financial condition.
We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified, including those related to the
COVID-19 pandemic.
Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, clients or other matters that are otherwise accessible by us. If our policies and procedures are not fully effective or we are not successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, results of operations or financial condition.

Our investment advisory contracts may be terminated or may not be renewed by investors or fund boards on favorable terms and the liquidation of certain funds may be accelerated at the option of investors.
We derive a substantial portion of our revenue from providing investment advisory services. The advisory or management contracts we have entered into with our clients, including the agreements that govern many of our investment funds, provide investors or, in some cases, the independent directors of applicable investment funds, with significant latitude to terminate such contracts, withdraw funds or liquidate funds by simple majority vote with limited notice or penalty, or to remove or terminate us as investment advisor (or equivalent). Our fee arrangements under any of our advisory or management contracts may be reduced (including at the behest of a fund’s board of directors). In addition, if a number of our investors terminate their contracts, or otherwise remove us from our advisory roles, liquidate funds or fail to renew management contracts on favorable terms, the fees or carried interest we earn could be reduced, which may cause our AUM, revenue and earnings to decline. In addition, we have, any may in the future, make strategic investments with certain External Strategic Managers that contribute to our revenues. The occurrence of any of these events could lead to a reduction in our revenues and profitability.
We may sell our strategic investments in the External Strategic Managers or they may sell their businesses or exercise their rights to purchase our interests.
We have made, and may make in the future strategic investments with certain External Strategic Managers that contribute to our revenues. Depending on the circumstances, in the future we may sell our strategic investments in one or more of the External Strategic Managers. We also do not have control over these External Strategic Managers, who may sell their business (including our interests) without our consent, or they may have a contractual right to purchase our interest from us without our consent. The occurrence of any of these events could lead to a reduction in our revenues and profitability.
We may establish fund vehicles in the future to own the existing strategic investments in our External Strategic Managers or to make strategic investments in new External Strategic Managers.
Although we currently own our strategic investments in the External Strategic Managers, in the future we may establish fund vehicles that we manage to own these investments and any strategic investments we may make in new External Strategic Managers. The benefit of setting up these fund vehicles is that we would not have to use our own capital to fund these investments since they would be funded by third party investors in our fund vehicles. However, if we establish such fund vehicles, we will only be entitled to a management fee for managing the vehicles and a carried interest based on the performance of the investments made in these External Strategic Managers, rather than all of the economics associated with owning the investments in these External Strategic Managers. Setting up these fund vehicles to own the investments in External Strategic Managers could lead to a reduction in the revenues and profitability we would have otherwise realized had we owned those interests directly.
We rely on our management team to grow our business, and the loss of key management members, or an inability to hire key personnel, could harm our business.
While the success of our business is not tied to any particular person or group of “key persons,” the success of our business does depend on the efforts, judgment and reputations of our personnel generally, and in particular our experienced and senior personnel in investment, operational and executive functions. Our personnel’s reputation, expertise in investing and risk management and relationships with our clients and third parties on which our funds depend for investment opportunities are each critical elements in operating and expanding our business. However, we may not be successful in our efforts to retain our most valued employees, as the market for alternative asset management professionals is extremely competitive. The loss of one or more members of our senior team could harm our business and jeopardize our relationships with our clients and members of the investing community. Accordingly, the retention of our personnel is crucial to our success. Nearly all of our managing directors and many of our executive directors are subject to long-term employment contracts that contain various incentives and restrictive covenants designed to retain these employees for the long-term success of our business, but none of them are obligated to remain actively involved with us. In addition, if any of our personnel were to join or form a competitor, following any required restrictive period set forth in their employment agreements, some of our investors could choose to invest with that competitor rather than with us. The loss of the services of one or more members of our senior team could have a material adverse effect on our business, financial condition and results of operations, including our performance, our ability to retain and attract funds and highly qualified employees and our ability to raise new funds. Any change to our senior management team could have a material adverse effect on our business, financial condition and results of operations.
We do not carry any “key person” insurance that would provide us with proceeds in the event of the death or disability of any of our personnel. In addition, certain of our funds have key person provisions that are triggered upon the loss of services of one or more specified employees and could, upon the occurrence of such event, provide the investors in these funds with certain rights such as rights providing for the termination or suspension of the funds’ investment periods and/or wind-down of the funds. Accordingly, the loss of such personnel could result in significant disruption of certain funds’ investment activities, which could have a material adverse impact on our business, financial condition and results of operations, and could harm our ability to maintain or grow our assets under management in existing funds or raise additional funds in the future. Similarly, to the extent there is a perception in the market that one or more of our employees is critical to the success of a particular investment strategy, the loss of one or more such employees could lead investors to redeem from our funds or choose not to make further investments in existing or future funds that we manage, which would correspondingly reduce our management fees and potential to earn incentive fees.
Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, results of operations and financial condition.
Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
As a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. As an “emerging growth company,” as defined in the JOBS Act, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.
To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in our internal controls over financial reporting or are unable to comply with the requirements of Section 404 or assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.
Cartesian may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.
Following the issuance of the SEC Staff Statement, Cartesian’s audit committee concluded that it was appropriate to restate Cartesian’s previously-issued balance sheet as of February 26, 2021 (the “First Restatement”). As part of the First Restatement, Cartesian identified a material weakness in its internal control over financial reporting.
In light of recent comment letters issued by the SEC Staff, Cartesian has re-evaluated its application of ASC 480-10-S99-3A to its accounting classification of its Public Shares. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that Cartesian will consummate its initial business combination only if Cartesian has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, Cartesian’s management determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete Cartesian’s initial business combination.
Therefore, Cartesian’s audit committee concluded that it was appropriate to restate Cartesian’s previously issued (i) balance sheet as of February 26, 2021, as previously restated in Cartesian’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, (ii) interim financial statements for the quarterly period ended March 31, 2021 and (iii) interim financial statements for the quarterly period ended June 30, 2021 (the “Second Restatement” and, together with the First Restatement, the “Restatements”). As part of the Second Restatement, Cartesian identified a material weakness in its internal control over financial reporting.
As a result of such material weaknesses, the Restatements, the change in accounting for Cartesian’s Private Placement Warrants, Public Warrants and Public Shares and other matters raised or that may in the future be raised by the SEC, Cartesian may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatements and material weaknesses in Cartesian’s internal control over financial reporting and the preparation of Cartesian’s financial statements. As of the date of this proxy statement/prospectus statement, Cartesian has no knowledge of any such litigation or dispute. However, Cartesian can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Cartesian’s business, results of operations and financial condition or its ability to complete the Business Combination.
Alvarium has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of the Company’s consolidated financial statements or cause the Company to fail to meet its periodic reporting obligations following the consummation of the Business Combination.
As a private company, Alvarium has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, Alvarium has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, the Company will become subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, the requirement with respect to auditor attestation on internal control effectiveness.
In connection with the audit of Alvarium’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, Alvarium and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness that Alvarium and its independent registered public accounting firm identified occurred because Alvarium (i) had inadequate processes and controls to ensure an appropriate level of precision related to its financial statement disclosures, and (ii) did not have sufficient resources with the adequate technical skills to meet the emerging needs of its financial reporting requirements.
Management is in the process of implementing a remediation plan for this material weakness, including, among other things, hiring additional accounting personnel and implementing process level and management review controls and documentation policies to ensure financial statement disclosures are complete and accurate and to identify and address emerging risks. We cannot reasonably estimate the cost of such remediation plan at this time. We can give no assurance that such efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in the Company’s consolidated financial statements that could result in a restatement of the Company’s financial statements, may subject the Company to litigation and investigations, and could cause the Company to fail to meet its reporting obligations, any of which could diminish investor confidence, cause a decline in the price of the Company’s Common Stock and limit its ability to access capital markets.
TWMH has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of the Company’s consolidated financial statements or cause the Company to fail to meet its periodic reporting obligations following the consummation of the Business Combination.
As a private company, TWMH has not been required to document and test its internal controls over financial reporting, nor has management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, TWMH has not been subject to the SEC’s internal control reporting requirements. Following the Business Combination, the Company will become subject to the requirement for management to certify the effectiveness of its internal controls and, in due course, the requirement with respect to auditor attestation on internal control effectiveness.
In connection with the audit of TWMH’s consolidated financial statements as of and for the year ended December 31, 2021, TWMH and its independent registered public accounting firm identified a material weakness in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.
The material weakness that TWMH and its independent registered public accounting firm identified occurred because TWMH (i) did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to equity-based compensation which resulted in errors in the accounting for and disclosure of repurchases of TWMH’s restricted unit awards; (ii) did not design and therefore did not have formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to business combinations which resulted in errors in the accounting entries recorded for an acquisition by TWMH; and (iii) did not design and therefore did not have formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures related to ASC 740, Accounting for Income Taxes, which resulted in errors in the accounting entries recorded by TWMH.
Management is in the process of implementing a remediation plan for this material weakness, including, among other things, hiring additional accounting personnel and implementing process level and management review controls and documentation policies to ensure financial statement disclosures are complete and accurate and to identify and address emerging risks. We cannot reasonably estimate the cost of such remediation plan at this time. We can give no assurance that such efforts will remediate this deficiency in internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in the Company’s consolidated financial statements that could result in a restatement of the Company’s financial statements, may subject the Company to litigation and investigations, and could cause the Company to fail to meet its reporting obligations, any of which could diminish investor confidence, cause a decline in the price of the Company’s Common Stock and limit its ability to access capital markets.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.
The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.
As a public company, we will become subject to additional laws, regulations and stock exchange listing standards, which will impose additional costs on us and may strain our resources and divert our management’s attention.
As a company with publicly-traded securities, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of Nasdaq and other applicable securities laws and regulations. These rules and regulations require that we adopt additional controls and procedures and disclosure, corporate governance and other practices thereby significantly increasing our legal, financial and other compliance costs. These new obligations will also make other aspects of our business more difficult, time-consuming or costly and increase demand on our personnel, systems and other resources. For example, to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to commit significant resources, hire additional staff and provide additional management oversight. Furthermore, as a result of disclosure of information in this proxy statement/prospectus and in our Exchange Act and other filings required of a public company, our business and financial condition will become more visible, which we believe may give some of our competitors who may not be similarly required to disclose this type of information a competitive advantage. In addition to these added costs and burdens, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our ordinary shares, fines, sanctions, other regulatory actions and civil litigation, any of which could negatively affect the price of our shares of common stock.

If we are deemed an “investment company” subject to regulation under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
An issuer will generally be deemed to be an “investment company” for purposes of the Investment Company Act if, absent an applicable exemption:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We regard ourselves as a financial services business. We believe that we are engaged primarily in the business of providing financial services and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from each of our businesses is properly characterized as income earned in exchange for the provision of services. We hold ourselves out as a financial services business and do not propose to engage primarily in the business of investing, reinvesting or trading in securities.
If we become obligated to register the company or any of its subsidiaries as an investment company pursuant to the Investment Company Act, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.
If we were deemed to be an investment company under the Investment Company Act, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify our equity interests and debt positions or organizational structure or our contract rights to fall outside the definition of an investment company under the Investment Company Act. Registering as an investment company pursuant to the Investment Company Act could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent of us and otherwise will subject us to additional regulation that will be costly and time-consuming. Modifying our equity interests and debt positions or organizational structure or our contract rights could require us to alter our business and investment strategy in a manner that requires us to purchase or dispose of assets or securities, prevents us from pursuing certain opportunities, or otherwise restricts our business, which may have a material adverse effect on our business results of operations, financial condition or prospects.
Our quarterly operating results and other operating metrics may fluctuate from quarter to quarter, which makes these metrics difficult to predict.
Our quarterly operating results and other operating metrics have fluctuated in the past and may continue to fluctuate from quarter to quarter. As a result, you should not rely on our past quarterly operating results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial condition and operating results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the performance of our investments, competition with other market participants, and changes in market and economic conditions, including as a result of the ongoing
COVID-19
pandemic).

Any one of the factors above or the cumulative effect of some of the factors above may result in significant fluctuations in our operating results.
The variability and unpredictability of our quarterly operating results or other operating metrics could result in our failure to meet our expectations or those of analysts that cover us or investors with respect to revenue or other operating results for a particular period. If we fail to meet or exceed such expectations, the market price of our shares of common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq, and other applicable securities rules and regulations. Compliance with these rules and regulations will likely strain our financial and management systems, internal controls, and employees.
The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we have material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
In addition, we will be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act when we cease to be an emerging growth company. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, operating results, and financial condition. Although we have already engaged additional resources to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses.
We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board and qualified executive officers.
Our ability to raise capital in the future may be limited.
Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. However, the lapse or waiver of any lock up restrictions or any sale or perception of a possible sale by our shareholders, and any related decline in the market price of our ordinary shares, could impair our ability to raise capital. Separately, additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to holders of ordinary shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our ordinary shares. If we issue additional equity securities, existing shareholders will experience dilution, and the new equity securities could have rights senior to those of our ordinary shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future securities offerings reducing the market price of our ordinary shares and diluting their interest.
The forecasts of market growth and other projections included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you that our business will grow at a similar rate, if at all.
Growth forecasts and projections are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in this proxy statement/prospectus relating to the expected growth in the financial services market, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement/prospectus, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of our future growth.
The Business Combination involves the integration of businesses that currently operate as independent businesses. Each of the companies will be required to devote attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combination, our attention and resources will be required to plan for such integration. The companies may encounter potential difficulties in the integration process including the following:

•
the inability to successfully integrate the businesses, including operations, technologies, products and services, in a manner that permits the Target Companies or the Company to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;

•	the integration of personnel with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;

•	the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and

•	the challenge of preserving important relationships of the Target Companies and resolving potential conflicts that may arise.
Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of the Target Companies. The loss of talented employees and skilled workers could adversely affect the Target Companies or the Company’s ability to successfully conduct their respective businesses because of such employees’ experience and knowledge of the respective business. In addition, the Target Companies or the Company could be adversely affected by the diversion of our attention and any delays or difficulties encountered in connection with the integration of the Target Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If the Target Companies or the Company experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of the Target Companies or the Company during this transition period and for an undetermined period after completion of the Business Combination.

An active market for our common stock may not be sustained, which may inhibit the ability of our stockholders to sell shares of our common stock.
Although Cartesian’s units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “GLBLU”, “GLBL” and “GLBLW”, respectively, and we intend to apply for listing, to be effective at the time of the Business Combination, of Alvarium Tiedemann’s Class A Common Stock and warrants to purchase Class A Common Stock on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively, we cannot assure you that an active trading market for our common stock will continue on that exchange or elsewhere. Accordingly, we cannot assure you of the likelihood of your ability to sell your shares of our common stock when desired, the prices that you may be able to obtain for your shares or the liquidity of any trading market.
Risks Related to Cartesian
You have limited rights or interests in funds in the trust account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.
Public Shareholders will be entitled to receive funds from the trust account only upon (i) such shareholder’s exercise of Redemption Rights in connection with Cartesian’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those Cartesian ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Articles to (A) modify the substance or timing of Cartesian’s obligation to redeem 100% of the Public Shares if Cartesian does not complete an initial business combination by February 26, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-business combination
activity and (iii) the Redemption of Public Shares if Cartesian is unable to complete an initial business combination by February 26, 2023, subject to applicable law and as further described herein. In that case, Public Shareholders may be forced to wait beyond February 26, 2023 before they receive funds from the trust account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.
If you or a “group” of shareholders are deemed to hold in excess of 15% of Cartesian’s Public Shares, you will lose the ability to redeem all such shares in excess of 15% of Cartesian’s Public Shares.
The Existing Articles provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted (without our prior consent) from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in Cartesian’s IPO, which is referred to as the “Excess Shares.” However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over Cartesian’s ability to complete the Business Combination and you could suffer a material loss on your investment in Cartesian if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if Cartesian completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
Cartesian’s shareholders may be held liable for claims by third parties against Cartesian to the extent of distributions received by them upon Redemption of their shares.
If Cartesian is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Cartesian which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Cartesian’s shareholders. Furthermore, because Cartesian intends to distribute the proceeds held in the trust account to Cartesian’s Public Shareholders promptly after expiration of the time Cartesian has to complete an initial business combination, this may be viewed or interpreted as giving preference to Cartesian’s Public Shareholders over any other potential creditors with respect to access to, or distributions from Cartesian’s assets. Furthermore, the Board may be viewed as having breached its fiduciary duties to Cartesian or Cartesian’s creditors and/or having acted in bad faith, thereby exposing itself and Cartesian to claims of punitive damages, by paying Public Shareholders from the trust account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Cartesian for these reasons.
Although Cartesian seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Cartesian waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Cartesian’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.
If third parties bring claims against Cartesian, the proceeds held in the trust account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.
Cartesian’s placing of funds in the trust account may not protect those funds from third-party claims against Cartesian. Although Cartesian seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Cartesian waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Cartesian’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Cartesian’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Cartesian’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Cartesian than any alternative.
Examples of possible instances where Cartesian may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Cartesian and agree not to seek recourse against the trust account for any reason. Upon Redemption of Cartesian’s Public Shares, if Cartesian is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, Cartesian will be required to provide for payment of claims of creditors that were not waived that may be brought against Cartesian within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors.
Pursuant to the IPO Letter Agreement with Sponsor, the Sponsor has agreed that it will be liable to Cartesian if and to the extent any claims by a vendor (other than Cartesian’s independent registered public accounting firm) for services rendered or products sold to Cartesian, or a prospective target business with which Cartesian has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Cartesian’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Cartesian believes that the Sponsor’s only assets are securities of Cartesian, and Cartesian has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, Cartesian may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.
None of Cartesian’s officers or directors will indemnify Cartesian for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Cartesian’s directors may decide not to enforce the indemnification obligations of the Sponsor under the IPO Letter Agreement, resulting in a reduction in the amount of funds in the trust account available for distribution to Cartesian’s Public Shareholders.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Cartesian’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Cartesian currently expects that its independent directors would take legal action on behalf of Cartesian against the Sponsor to enforce their indemnification obligations to Cartesian, it is possible that Cartesian’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If Cartesian’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the trust account available for distribution to Cartesian’s Public Shareholders.
If, after Cartesian distributes the proceeds in the trust account to its Public Shareholders, Cartesian files a bankruptcy petition or an involuntary bankruptcy petition is filed against Cartesian that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the Board may be viewed as having breached their fiduciary duties to Cartesian’s creditors, thereby exposing the members of the Board and Cartesian to claims of punitive damages.
If, after Cartesian distributes the proceeds in the trust account to its Public Shareholders, Cartesian files a bankruptcy petition or an involuntary bankruptcy petition is filed against Cartesian that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Cartesian’s shareholders. In addition, the Board may be viewed as having breached its fiduciary duty to Cartesian’s creditors and/or having acted in bad faith, thereby exposing itself and Cartesian to claims of punitive damages, by paying Public Shareholders from the trust account prior to addressing the claims of creditors.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Cartesian and its ability to complete its initial business combination.
Cartesian is subject to laws and regulations enacted by national, regional and local governments. In particular, Cartesian is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Cartesian. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Cartesian’s business and results of operations.
On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving SPACs such as Cartesian, amending the scope of a safe harbor for financial projections, and increasing the potential liability of certain participants in proposed business combination transactions. These proposed rules, if adopted, whether in the form proposed or in revised form, may materially adversely affect Cartesian’s ability to complete its initial business combination and may increase the costs and time related thereto.
Cartesian may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity.
Following the issuance of the SEC Staff Statement, Cartesian’s audit committee concluded that it was appropriate to restate Cartesian’s previously-issued balance sheet as of February 26, 2021 (the “First Restatement”). As part of the First Restatement, Cartesian identified a material weakness in its internal control over financial reporting.
In light of recent comment letters issued by the SEC Staff, Cartesian has re-evaluated its application of ASC 480-10-S99-3A to its accounting classification of its Public Shares. Historically, a portion of the Public Shares was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that Cartesian will consummate its initial business combination only if Cartesian has net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, Cartesian’s management determined that the Public Shares include certain provisions that require classification of the Public Shares as temporary equity regardless of the minimum net tangible assets required to complete Cartesian’s initial business combination.
Therefore, Cartesian’s audit committee concluded that it was appropriate to restate Cartesian’s previously issued (i) balance sheet as of February 26, 2021, as previously restated in Cartesian’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, (ii) interim financial statements for the quarterly period ended March 31, 2021 and (iii) interim financial statements for the quarterly period ended June 30, 2021 (the “Second Restatement” and, together with the First Restatement, the “Restatements”). As part of the Second Restatement, Cartesian identified a material weakness in its internal control over financial reporting.
As a result of such material weaknesses, the Restatements, the change in accounting for Cartesian’s Private Placement Warrants, Public Warrants and Public Shares and other matters raised or that may in the future be raised by the SEC, Cartesian may face potential for litigation or other disputes, including, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatements and material weaknesses in Cartesian’s internal control over financial reporting and the preparation of Cartesian’s financial statements. As of the date of this proxy statement/prospectus statement, Cartesian has no knowledge of any such litigation or dispute. However, Cartesian can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Cartesian’s business, results of operations and financial condition or its ability to complete the Business Combination.

Your unexpired Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
Outstanding Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last reported sales price of the Company’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period
ending on the third trading day prior to the date the Company sends the notice of Redemption to the Warrant holders. If and when the warrants become redeemable by the Company, the Company may not exercise its Redemption Rights if the issuance of ordinary shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or Cartesian is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the Class A ordinary shares under the blue sky laws of the state of residence in those states in which the Warrants were initially offered by Cartesian in its IPO. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal Redemption Price which, at the time the outstanding warrants are called for Redemption, is likely to be substantially less than the market value of your Warrants. None of the Private Placement Warrants will be redeemable by the Company so long as they are held by their initial purchasers or their permitted transferees.
In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, the Company will issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission containing notice of redemption.
The Company is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the warrant agreement.
Cartesian is an emerging growth company within the meaning of the Securities Act and Cartesian has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.
Cartesian (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, which exemptions include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Cartesian’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, Cartesian’s shareholders may not have access to certain information they may deem important. Cartesian and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the ordinary shares of the Company held by non-affiliates exceeds
$700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. Cartesian cannot predict whether investors will find its (or the Company’s) securities less attractive because Cartesian (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth
companies but any such an election to opt out is irrevocable. Cartesian has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, Cartesian (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of Cartesian’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Our Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Proposed Charter will require, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) derivative actions brought in our name, (ii) actions asserting a claim of breach of fiduciary duty owed by any director, officer or stockholder of the Company following the Business Combination, (iii) actions asserting a claim pursuant to the DGCL, the Proposed Charter or the bylaws of the Company following the Domestication, or (iv) actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, or may increase the cost for such stockholder to bring a claim, both of which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Proposed Charter.

Upon completion of the Business Combination, the rights of holders of Cartesian’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of Cartesian’s ordinary shares arising under Cayman Islands law.
Upon completion of the Domestication and the Business Combination, the rights of holders of Cartesians’ common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of Cartesian’s common stock will differ from the rights that holders of Cartesian’s ordinary shares currently possess. For instance, while class action lawsuits are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that Cartesian becomes involved in costly litigation, which could have a material adverse effect on the Company.
For a more detailed description of the rights of holders of the Company’s common stock under the DGCL and how they may differ from the rights of holders of the Company’s ordinary shares under Cayman Islands law, please see the section titled “
Proposal No.
 2

—

The Domestication Proposal.
”

SPECIAL MEETING OF THE SHAREHOLDERS
General
Cartesian is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by Cartesian’s Board for use at the Special Meeting to be held on            , 2022, and at any adjournments or postponements thereof. This proxy statement/prospectus is first being furnished to Cartesian’s shareholders on or about                , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Cartesian’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2022, at            , to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the adjournment proposal. For the purposes of Cartesian’s Existing Articles, the physical place of the meeting will be            . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing            .
Registering for the Special Meeting
Pre-registration at            is
recommended but is not required in order to attend.
Any shareholder wishing to attend the Special Meeting should register for the meeting by            , 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our ordinary shares:

•
If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to            , enter
the 12-digit control
number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is
recommended but is not required in order to attend.

•
Beneficial shareholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a
copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a
valid legal proxy will be issued
a 12-digit meeting
control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior
to the meeting with a link and instructions for entering the Special Meeting. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting
At the Special Meeting, Cartesian is asking holders of its ordinary shares:

•	To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1;

•	To consider and vote upon the Domestication Proposal;

•	To consider and vote upon the Organizational Documents Proposal. Copies of the Proposed Organizational Documents are attached to this proxy statement/prospectus as Annexes B-1, B-2 and C;

•	To consider and vote upon the Advisory Charter Proposals;

•	To consider and vote upon the Stock Issuance Proposal;

•	To consider and vote upon the Equity Incentive Plan Proposal. A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex I;

•	To consider and vote upon the Employee Stock Purchase Plan Proposal. A copy of the Employee Stock Purchase Plan is attached to this proxy statement/prospectus as Annex J;

•	To consider and vote upon the Election of Directors Proposal;

•	To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.
Recommendation of the Board with Respect to the Proposals
The Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Cartesian’s shareholders and unanimously recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the directors put forth in the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting.
Record Date; Who is Entitled to Vote
We have fixed the close of business on            , 2022, as the “Record Date” for determining the shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on            , 2022, there were 43,125,000 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the Special Meeting.
Our initial shareholders and our other officers and directors at the time of the IPO entered into letter agreements to vote their Class B ordinary shares and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 20% of our total chat ordinary shares and Class B ordinary shares.
Quorum
The presence, in person (which would include presence at the Special Meeting) or by proxy, of shareholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.
Abstentions
With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. For the purposes of approval, an abstention will have no effect on the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal.

Vote Required for Approval
The following votes are required for each proposal at the Special Meeting:

•
Business Combination Proposal
: The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class.

•
Domestication Proposal
: The approval of the Domestication Proposal requires the affirmative vote of at least two-thirds
of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting, voting as a single class.

•
Organizational Documents Proposal
: The approval of the Organizational Documents Proposal requires the affirmative vote of at least two-thirds
of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote thereon at the Special Meeting, voting as a single class.

•
Advisory Charter Proposals
: The approval of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The approval of any of the Advisory Charter Proposals is not otherwise required by the Existing Articles, Cayman Islands law or Delaware law separate and apart from the Organizational Documents Proposal, but pursuant to SEC guidance, Cartesian is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on Cartesian or the Board (separate and apart from the approval of the Organizational Documents Proposal).

•
Stock Issuance Proposal
: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Equity Incentive Plan Proposal
: The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Employee Stock Purchase Plan Proposal
: The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Election of Directors Proposal
: The approval of each director put forth in the Election of Directors Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

•
Adjournment Proposal
: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Class A ordinary shares and Class B ordinary shares present in person or represented by proxy and entitled to vote at the Special Meeting, voting as a single class.

Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals (
i.e.,
 the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the

Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of Cartesian ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Cartesian ordinary shares at the Special Meeting.

•
You Can Vote by Signing and Returning the Enclosed Proxy Card
. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Cartesian’s board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the directors put forth in the Election of Directors Proposal and “FOR” the Adjournment Proposal, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting and Vote in Person
. The Special Meeting will be held at 10:00 a.m., Eastern Time, on            , 2022, at            . For the purposes of Cartesian’s Existing Articles, the physical place of the meeting will be            . In light of the
COVID-19
pandemic and to support the well-being of Cartesian’s shareholders, directors and officers, Cartesian encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting https://www.cstproxy.com/cartesianspac/sm2022. You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing            . Special Meeting. See “
— Registering for the Special Meeting
” above for further details on how to attend the Special Meeting.

Revoking Your Proxy
Shareholders may send a later-dated, signed proxy card to Cartesian’s Secretary at the address set forth below so that it is received by Cartesian’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place on            , 2022) or attend the Special Meeting in person (which would include presence at the Special Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Cartesian’s Chief Executive Officer, which must be received by Cartesian’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800)
662-5200,
or banks and brokers can call collect at (203)
658-9400,
or by emailing GLBL.info@investor.morrowsodali.com.
Vote of Cartesian’s Sponsor, Directors and Officers
The Sponsor and our officers and directors have agreed, pursuant to the IPO Letter Agreements and for no additional consideration, to vote any ordinary shares owned by them in favor of any proposed business combination or related proposal, such as the Domestication, and not to redeem any ordinary shares in connection with a shareholder vote to approve a proposed initial business combination. The Sponsor and our officers and directors own Founder Shares representing approximately 20% of the outstanding ordinary shares of Cartesian. Accordingly, if we seek shareholder approval of our initial business combination, the agreement by our Sponsor and our officers and directors to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite shareholder approval for such initial business combination. In addition to the Founder Shares, we would need only 12,937,501, or approximately 37.5%, of the 34,500,000 Public Shares outstanding to be voted in favor of an initial business combination and related proposals (assuming all outstanding shares are voted) in order to have our initial business combination or related proposals, such as the Domestication, approved, assuming all shares are voted. If only the minimum number of shares necessary for a quorum is present at the meeting (inclusive of the Founder Shares), we would need only 2,156,251, or approximately 6.3%, of the 34,500,000 Public Shares to be voted in favor of an initial business combination and related proposals in order to have our initial business combination and related proposals, such as the Domestication, approved.
The shares held by our Sponsor and other initial stockholders have no redemption rights upon our liquidation and will be worthless if no Business Combination is effected by us by February 26, 2023.
Redemption Rights
Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of the Public Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
Cartesian’s initial shareholders will not have Redemption Rights with respect to any Cartesian ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)
(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on            , 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Cartesian instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the Business Combination is not approved or completed for any reason, then Cartesian’s Public Shareholders who elected to exercise their Redemption Rights will not be entitled to redeem their shares. In such case, Cartesian will promptly return any shares previously delivered by public holders.
The closing price of Class A ordinary shares on May 9, 2022 was $9.89 per share. The amount held in our trust account was $345,031,308 as of December 31, 2021, implying a value of $10.00 per Public Share. Prior to exercising Redemption Rights, shareholders should verify the market price of Class A ordinary shares as they may receive higher proceeds from the sale of their Class A ordinary shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. Cartesian cannot assure our shareholders that they will be able to sell their Class A ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares.
If a Public Shareholder exercises its Redemption Rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the Business Combination Proposal, and deliver your Public Shares (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time, on            , 2022 (two business days prior to the vote at the Special Meeting), and the Business Combination is consummated.
Appraisal Rights
Neither Cartesian shareholders nor Cartesian warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or the DGCL.
Proxy Solicitation Costs
Cartesian is soliciting proxies on behalf of our Board. This solicitation is being made by mail but also may be made by telephone or in person. Cartesian and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Cartesian will bear the cost of the solicitation.
Cartesian has hired Morrow Sodali LLC to assist in the proxy solicitation process. Cartesian will pay that firm a fee of $37,500.00, plus disbursements. Such fee will be paid with non-Trust
Account funds.
Cartesian will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Cartesian will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Cartesian or our securities, our initial shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Cartesian ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the Special Meeting are approved, or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on Cartesian ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Cartesian will file a Current Report on
Form 8-K to
disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “
Risk Factors
”, “
— Interests of Certain Persons in the Business Combination
” and “
Beneficial Ownership of Securities
” for more information and other risks.

PROPOSAL NO. 1 - THE BUSINESS COMBINATION PROPOSAL
Holders of Cartesian ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Cartesian shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex A-1 to this proxy statement/prospectus. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.
Cartesian may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Background of the Business Combination
The terms of the Business Combination Agreement and ancillary agreements are the result of negotiations among representatives of Cartesian and the Target Companies. The following is a brief description of the background of these negotiations and related transactions.
Cartesian is a blank-check company incorporated as a Cayman Islands exempted company on December 18, 2020. Cartesian was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or reorganization or engaging in any other similar business transaction with one or more operating businesses or entities.
In December 2020, the Sponsor purchased 7,187,500 Class B ordinary shares, par value $0.0001, for an aggregate purchase price of $25,000, or approximately $0.003 per share. In February 2021, Cartesian effectuated a recapitalization resulting in the initial shareholders, including the Sponsor, holding an aggregate of 8,625,000 founder shares. Up to 1,125,000 of such founder shares were subject to forfeiture, such that the founder shares would comprise 20% of the issued and outstanding shares of all classes of ordinary shares of Cartesian after the IPO and the exercise, if any, of the over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option (as described below), none of the Class B ordinary shares are subject to forfeiture any longer.
On February 26, 2021, Cartesian consummated its IPO of 34,500,000 units at a price of $10.00 per unit, which included the issuance of 4,500,000 units issued as a result of the full exercise by the underwriters of their over-allotment option, generating gross proceeds of $345 million. Each unit consists of one Class A ordinary share and one-third (1/3)
of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. In connection with Cartesian’s IPO, Cantor acted as the sole book-running manager and as the representative of the underwriters.
Concurrently with the consummation of Cartesian’s IPO, Cartesian consummated the private placement of 8,900,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,900,000. Each Private Placement Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments.
A registration statement relating to these securities was filed with the SEC and declared effective on February 23, 2021.
On February 24, 2021, the units began trading on Nasdaq under the symbol “GLBLU” and, starting April 16, 2021, the Class A Ordinary Shares and warrants that are separated started trading on the Nasdaq under the symbols “GLBL” and “GLBLW”, respectively.

Prior to the consummation of the IPO, neither Cartesian, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination transaction with Cartesian.
After its IPO, Cartesian commenced a search for prospective businesses and assets to acquire, identifying through its process over 100 businesses that presented combination opportunities. Cartesian conducted initial due diligence on several such prospective businesses and assets, including a review of such businesses’ management, strategic thesis, operations, competitive landscape, and certain financial information, in each case, to the extent available and relevant. Where appropriate, representatives of Cartesian and the Sponsor entered into substantially similar confidentiality agreements with potential counterparties, which such confidentiality agreements did not contain standstill provisions.
In March 2020, Elizabeth Bloomer Nesvold, Managing Director and Head of Asset & Wealth Management Investment Banking for Raymond James Financial, Inc. (“Raymond James”), introduced Alvarium, her unit’s current client, to Michael Tiedemann, her past client. A series of meetings were held and extensive transaction and integration discussions ensued, relating to the combination of TWMH and Alvarium.
On March 22, 2021, Aaron Dorr, Managing Director at Piper Sandler & Co., an investment bank and institutional securities firm (“Piper”), contacted Peter Yu, Cartesian’s Chairman and Chief Executive Officer, to discuss multiple business combination opportunities within the asset and wealth-management industry. Mr. Dorr previously represented Cartesian Capital Group, LLC (“Cartesian Capital”), an affiliate of the Sponsor, in connection with the sale of Cartesian Re, a Cartesian Capital-controlled company, to Neuberger Berman in 2018. Cartesian Re was an insurance-linked strategies asset manager focused on industry-loss warranties with $1 billion of AUM at the time of the transaction. As a result of their work together in this sale process, each of Mr. Dorr and Mr. Yu was familiar with the other.
On April 9, 2021, Mr. Dorr reintroduced Mr. Yu to Michael Tiedemann, the Chief Executive Officer of TWMH and TIG to discuss the possibility of a transaction involving TWMH. Mr. Tiedemann explained that TWMH had held extensive transaction discussions for a combination with Alvarium since 2020 and also noted that he saw significant synergies between TWMH and Alvarium and so would also consider combining Cartesian, TWMH, TIG, and Alvarium. Mr. Yu was familiar with TIG, which had previously considered acquiring a portfolio company of Cartesian Capital.
Mr. Yu and the Cartesian team conducted an initial review of TWMH, TIG, and Alvarium (collectively, the “Target Companies”) drawing on public information sources. Mr. Yu sent Mr. Dorr a form of confidentiality agreement on April 10, 2021. On April 11, 2021, Cartesian executed a confidentiality agreement (substantially similar to those confidentiality agreements with the other potential counterparties, which such confidentiality agreement did not contain a standstill provision) with Tiedemann Advisors, LLC (“Tiedemann Advisors”), the registered investment adviser subsidiary of TWMH, and TIG Advisors, LLC (“TIG Advisors” or “TIG”), the registered investment adviser subsidiary of TIG, regarding the sharing of information. On April 11, 2021, representatives of Piper distributed initial due diligence files on TWMH and TIG to the Cartesian team for review. These files included, among other things, initial financial projections for 2021 and 2022 for TMWH, which Mr. Yu discussed with Mr. Dorr.
On April 12, 2021, Mr. Yu had a virtual meeting with Craig Smith, Founding Partner and President of TWMH, and Kevin Moran, Chief Operating Officer and General Counsel of TWMH. On April 14, 2021, Mr. Yu shared a presentation with Messrs. Tiedemann and Dorr further outlining the combination that the parties had discussed, including a preliminary financial profile of the combined entity. On April 17, 2021, Mr. Yu met with the leadership of TWMH and TIG to present a “sum of the parts” valuation framework. This framework discussed potential valuations for each of the Target Companies, referring to both publicly traded companies and private transactions that might be considered comparable to each company. In addition, the framework indicated a potential enterprise valuation for the combined entity calculated on a fully distributed basis of $1.224 billion for all of the Target Companies. In each case, the valuation discussion was subject to due diligence. On April 19, 2021, Mr. Yu sent Mr. Dorr, Mr. Tiedemann, Mr. Moran, and Mr. Spiros Maliagros, President of TIG,

a draft
non-binding
Letter of Intent and Term Sheet (“LOI”) addressed to TIG Advisors regarding a proposed transaction involving all of the Target Companies and Cartesian, which was followed by several discussions with Mr. Dorr and Mr. Tiedemann over the course of approximately three weeks. The draft LOI presented key elements of a possible transaction involving all of the Target Companies, including, among other things, a fully distributed enterprise valuation of $1.224 billion, with the amount of the cash consideration being equal to 55% of the available funds from the Trust Account and any private investment in public equity (“PIPE”) proceeds, less transaction expenses, and the rest payable in shares of the Company. The LOI also included provisions relating to the treatment of transaction expenses,
12-month
lock-up
restrictions, registration rights in respect of shares issued in the transaction, a support agreement to be signed by the Sponsor, a requirement for certain TWMH and TIG executives to enter into employment agreements, a
9-person
Board, including one nominee of the Sponsor, diligence requirements, and other provisions relating to closing conditions. The draft LOI also contemplated a PIPE of $75 million.
On April 21, 2021, Mr. Tiedemann sent a revised LOI to Mr. Yu reflecting comments from TWMH and TIG which included, among other things, lowering the expected debt amounts of the Target Companies from what had originally been expected in order to get a more accurate depiction of the expected financial situation of the Target Companies. The LOI also updated the EBITDA numbers reflective of first quarter run-rate,
as well as estimated debt levels projecting out past the second quarter. It provided for an enterprise valuation of $1.233 billion. The LOI also provided that Mr. Tiedemann would be the CEO of the Company, that the parties would agree upon a mutually satisfactory equity incentive plan and that each of the Target Companies would have a nominee on the Board of Directors. The LOI also added a requirement that Cartesian redomicile to the U.S. The revised draft also added Tiedemann Advisors, LLC and Alvarium Investments Ltd. as parties to the LOI. Mr. Tiedemann advised Mr. Yu that he would be speaking further with the Alvarium CEO and its two controlling shareholders, and would report back, but expected to advance the conversation materially.
On the same day, on April 21, 2021, Mr. Yu sent a revised draft of the LOI to Mr. Tiedemann with a few comments, including with respect to independent Board nominees and the provision requiring redomiciling to the U.S., and noting that further discussion would be required concerning the valuation of Alvarium.
On April 23, 2021, Mr. Yu met with Mr. Tiedemann, Alexander De Meyer, the Chief Executive Officer of Alvarium, two directors of Alvarium, and representatives from Raymond James, financial advisor to Alvarium, to discuss the purpose and parameters of a potential transaction.
On April 24, 2021, Mr. Yu sent an updated draft of the LOI to Mr. Tiedemann, Mr. De Meyer, and the two Alvarium directors. This version removed the combined valuation, had an updated projected EBITDA number for Tiedemann Advisors and TIG and included a bracketed projected EBITDA number for Alvarium.
On May 1, 2021, Mr. Dorr sent to Mr. Yu a revised draft of the LOI which contained the aggregated comments of the Target Companies. The revised LOI provided, among other things, that valuation would be discussed separately and therefore all EBITDA numbers and multiples were removed from the draft, that the business combination of all of the Target Companies was required to occur simultaneously, that the Company name would be determined in due course, that terms of any PIPE and the amount of cash needed for working/growth capital were to be further discussed, the allocation of cash proceeds among the Target Companies was to be further discussed, that the cash consideration would be subject to a lower valuation than equity consideration, the transaction would not be subject to any escrow or holdback, the treatment of Sponsor shares and warrants were to be further discussed, proposing staggered terms for directors, identifying a proposed executive management team and including a minimum cash closing condition in an amount to be determined.
On May 1, 2021, Mr. Yu responded with a further revised draft of the LOI, including, among other things, for the parties to consider whether any form of holdback or escrow would be appropriate, adding that certain key equityholders from the Target Companies would be required to sign support agreements and clarifying certain closing conditions and treatment of expenses. Mr. Yu wrote that the EBITDA numbers and valuation were still to be discussed separately, and so were not specified in the draft LOI, and that he was awaiting a valuation proposal from the Target Companies.
On May 4, 2021, representatives of the Target Companies provided Mr. Yu with additional financial information regarding Alvarium, including projections for 2021. Thereafter, representatives of the Target Companies and Cartesian held a meeting during which this financial information was discussed and Mr. Yu presented an analysis of the valuation framework of the potential combination, structural considerations (including a long-term incentive structure), and related issues in connection therewith.
On May 4, 2021, Mr. Yu sent a revised draft of the LOI, which included, among other things, a fully distributed enterprise valuation of $1.2785 billion, providing that a portion of the cash would be used to redeem certain equityholders of the Target Companies, providing that 15% of the share consideration would be subject to an earn-out
over five years based on the Company’s stock price, and providing that the Private Placement Warrants would be transferred to an incentive equity program.
On May 6, 2021, Mr. Tiedemann sent a revised draft of the LOI, which included, among other things, that the Company would need to be redomiciled to a mutually beneficial jurisdiction prior to closing, proposing that cash consideration be subject to a 10% to 15% lower valuation compared to the equity consideration, proposing that non-employee
equityholders receive at least 50% in cash, noting that the proposed earn-out
was to be further discussed alongside treatment of the Sponsor shares, and proposing different intervals at which the earn-out
would be realized, proposing further discussion around the
lock-up
provisions and noting that the equity incentive plan was subject to further discussion.
On May 6, 2021, Mr. Yu sent a revised draft of the LOI, which included, among other things, that the cash consideration should be subject to a
10%-20%
lower valuation than the equity consideration, providing that the Sponsor shares would be subject to the same earn-out
as the equityholders of the Target Companies and making certain revisions to the proposed executive management team.
On May 7, 2021, Cartesian executed a confidentiality agreement (substantially similar to those confidentiality agreements with the other potential counterparties and the confidentiality agreement entered into with Tiedemann Advisors and which such confidentiality agreement did not contain a standstill provision) with Alvarium regarding the sharing of information.
Also on May 7, 2021, Mr. Tiedemann sent a revised draft of the LOI, which included, among other things, certain proposed changes to the earn-out,
that the cash consideration should be subject to a 10% to 15% lower valuation than the equity consideration, and proposing certain people to be on the initial Board.
On May 7, 2021, Mr. Yu sent a revised draft of the LOI, which included, among other things, revised terms for the earn-out,
a range for the PIPE, providing that active employee members would not sell more than 10% of their equity and non-employee
members would sell at least 50% of their equity, cash consideration would be subject to a 15% lower valuation than the equity consideration, and revising the lock-up
provisions to impose longer restrictions on active employee owners.
On May 8, 2021, the parties executed the LOI on the terms above, which included, among other items, a fully distributed enterprise valuation of $1.2785 billion based on estimated 2021 EBITDA of $81.8 million and a blended multiple of 15.6 times, revised symmetrical earn-out
provisions, registration rights provisions, symmetrical
lock-up
provisions (other than for
non-employee
owners), a long-term incentive structure, use of proceeds, a stated PIPE range of $75 to $125 million, and other provisions relating to closing conditions. The LOI also included a mutual exclusivity period of 30 days.
Until agreeing to exclusivity with the Target Companies on May 8, 2021, Cartesian continued to engage in a general active search process and reviewed multiple other potential target companies. For example, Cartesian actively engaged with at least four other potential target companies, including (a) a leading manufacturer and distributor of sleep products (“Company A”), (b) a leading producer of heavy-duty engines fueled by natural gas (“Company B”), (c) a leading commercial bank focused on small and medium enterprise lending (“Company C”), and (d) a company providing support goods and services for electric-powered vehicles (“Company D”). Until agreeing to exclusivity with the Target Companies on May 8, 2021, members of Cartesian’s team engaged in discussions at varying levels of depth with such targets’ respective management teams and, with respect to one target, its financial advisors, none of which resulted in the execution of a letter of intent. Ultimately, Cartesian concluded that a combination with the Target Companies was superior to other potential combinations based on numerous factors including higher proportion of recurring revenue, lower regional and political risk, and more reliable growth prospects.
Immediately upon execution of the LOI, Cartesian ceased all discussions with other potential target companies. On May 10, 2021, the Target Companies and Cartesian held a process kickoff meeting to discuss the various work streams to focus on at the start of the transaction process. This included the required research around potential legal structures, required outside diligence resources, key due diligence areas to be covered, the investor presentation drafting process, and the communications strategy.
Following the execution of the LOI, Cartesian undertook extensive due diligence on the Target Companies, including but not limited to, the following:

•	Retention of Scherzer International Corporation to provide background checks on key personnel of the Target Companies;

•	Retention of Greenberg Traurig, LLP (“GT”) to conduct legal due diligence on the Target Companies;

•	Retention of Grant Thornton LLP (“Grant Thornton”) to conduct accounting and financial due diligence on the Target Companies; and

•	Retention of Alvarez & Marsal Financial Industry Advisory Services LLP (“A&M”) to conduct regulatory and compliance due diligence on Alvarium.
Cartesian also staffed senior personnel of Cartesian Capital to the analysis of the potential transaction, including:

•	Beth Michelson, Senior Managing Director, Cartesian Capital;

•	Paul Pizzani, Partner, Cartesian Capital;

•	Geoffrey Hamlin, Partner & Chief Compliance Officer, Cartesian Capital;

•	Nam Trinh, Director, Cartesian Capital; and

•	Paul Hong, Senior Managing Director, Cartesian Capital.
On May 10, 2021, Piper, Raymond James, and representatives of Cartesian and the Target Companies conducted a telephonic conference call to provide an initial overview on the due diligence on the Target Companies.
On May 14, 2021, Piper, Raymond James, and representatives of Cartesian and the Target Companies conducted a telephonic conference call to provide an overview on the business of the Target Companies.
On May 17, 2021, Raymond James and representatives of Cartesian conducted a telephonic conference call to discuss Alvarium’s historical financial statements.
Also on May 17, 2021, Piper, Raymond James, GT, A&M, Grant Thornton, representatives of Cartesian and the Target Companies conducted a telephonic conference call to provide an overview on the business of the Target Companies.

On May 19, 2021, Piper, Raymond James, GT, A&M, Grant Thornton, Seward & Kissel LLP (“SK”), counsel to TIG, representatives of Cartesian and Alvarium conducted a telephonic conference call to provide an initial overview on the legal due diligence on the Target Companies.
On May 20, 2021, Piper, Raymond James, KPMG, Coveney Nicholls, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss timing and requirements for PCAOB financials.
On May 21, 2021, GT, Grant Thornton, SK, Eisner Amper, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss an introduction to the tax due diligence on the Target Companies.
On May 24, 2021, Piper, Raymond James, Grant Thornton, SHP, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss TIG’s financial statements.
On May 25, 2021, Piper, Raymond James, KPMG, SHP, Coveney Nicholls, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss timing and requirements for PCAOB financials.
On May 26, 2021, GT, Grant Thornton, SK, Goodwin Procter LLP (“GP”), counsel to Alvarium, Eisner Amper, representatives of Cartesian, TWMH and Alvarium conducted a telephonic conference call to discuss the domiciliation of the holding company resulting from the Business Combination.
On May 27, 2021, Piper, Raymond James, Grant Thornton, SHP, representatives of Cartesian, TWMH and TIG conducted a telephonic conference call to discuss TWMH financial statements.
Also on May 27, 2021, GT, A&M, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss UK regulatory approvals and related timing.
On May 28, 2021, Piper, Raymond James, Grant Thornton, SHP, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss Target Companies’ financial statements.
Beginning in May, representatives of Cartesian and the Target Companies commenced planning for the overall structuring and related tax matters of the potential transaction, including determining whether the Company would be redomiciled to the UK or the US and evaluating various structures for the transaction. On May 27, 2021, representatives of TWMH presented a basis of presentation and predecessor evaluation, which was prepared by Houlihan Lokey Financial Advisors, Inc. (“HL”) and included a background description of the Target Companies, a description of the proposed transaction including an enterprise valuation for each Target Company and an accounting analysis to determine what financial statements would be required in a registration statement. In addition, Grant Thornton delivered detailed step plans to the parties numerous times, including on May 30, June 1, June 4, June 15, June 23 and July 22, setting forth proposed corporate steps to implement the transaction and the tax effects. After various meetings, discussions and iterations, on July 22, 2021, representatives for Cartesian and the Target Companies preliminarily agreed on the structure set forth in the Business Combination Agreement, although further revised step plans were delivered on July 27, August 4 and August 16.
Cartesian and its representatives provided multiple, extensive due diligence requests to the Target Companies. The Virtual Data Room (“VDR”) was formed and included approximately 3,000 files with 2.7GB of data. The VDR was organized into various specific folders housing documents for each of the Target Companies related to:

•	Corporate matters;

•	Assets under management;

•	Sales and marketing;

•	Financial information;

•	Personnel matters;

•	Operational matters; and

•	Legal, regulatory, and compliance.
During the months of May, June, and July, representatives of Cartesian and the Target Companies conducted a comprehensive review of the Target Companies, including meeting regularly and extensively (more than 20 times) to discuss various topics, including but not limited to: due diligence; business operations and revenue agreements; legal, regulatory, and compliance matters; financial, operational, and tax matters; growth opportunities and international expansion; employees, and human resources; integration of the firms, and strategic plans. In addition, during the months of May, June and July, Cartesian and its representatives provided supplemental diligence requests and additional diligence questions regarding the Target Companies that were addressed by the Target Companies. On May 20, 2021, May 24, 2021, June 3, 2021, June 8, 2021, June 22, 2021, and July 1, 2021, representatives of Cartesian held videoconference meetings with representatives of the Target Companies regarding legal due diligence.
The preliminary due diligence findings were delivered to Cartesian from its advisors during the months of June and July, 2021. Cartesian used such interim findings to identify potential topics and matters to discuss with representatives of the Target Companies. These additional meetings were held to address specific financial diligence matters, including financial reporting, actual results versus budget, carried interest calculations, and EBITDA margin analysis. On June 7, 2021, Piper, Raymond James, SHP, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss the status of the due diligence process and the next steps of the Business Combination.
On June 7, 2021, Piper, Raymond James, SHP, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss the status of the due diligence process and the following steps of the Business Combination.
On June 9, 2021, Raymond James and representatives of Cartesian conducted a telephonic conference call to discuss TIG’s financial statements.
Also on June 9, 2021, HL, representatives of Cartesian and TWMH conducted a telephonic conference call to discuss accounting predecessors and requirements and due diligence with respect thereto.
Also on June 9, 2021, Piper, Raymond James and representatives of Cartesian conducted a telephonic conference call to discuss a draft presentation to the bankers.
On June 11, 2021, GT sent Cartesian a preliminary summary of its legal due diligence findings. The scope of the summary report focused on matters relating to commercial relationships, intellectual property, labor and employment matters and other legal matters. On July 2, 2021, GT sent Cartesian a final summary of its legal due diligence findings. On June 28, 2021, A&M sent Cartesian a summary of its regulatory and compliance due diligence findings with respect to Alvarium.
On June 12, 2021, Tiedemann Advisors, TIG Advisors and Alvarium retained HL to provide consulting services in connection with the Target Companies evaluation of certain accounting and financial reporting matters pertaining to the Business Combination, including (i) valuation advisory services and (ii) accounting and financial reporting advisory services.
On June 15, 2021, A&M, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss UK prudential consolidation and due diligence with respect thereto.

On June 16, 2021, Piper, Raymond James, representatives of Cartesian and TIG conducted a telephonic conference call to discuss TIG’s financial statements.
Also on June 16, 2021, Piper, Grant Thornton, SHP, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss the Target Companies’ financial statements.
On June 18, 2021, Raymond James, Grant Thornton, SHP, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss Alvarium’s financial statements.
Also on June 18, 2021, A&M, Grant Thornton, SK, GP, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss UK regulatory consolidation and due diligence with respect thereto.
On June 21, 2021, GT, A&M, Grant Thornton, SK, GP, representatives of Cartesian and Alvarium conducted a telephonic conference call to discuss UK regulatory consolidation and due diligence with respect thereto.
On June 23, 2021, GT, A&M, Grant Thornton, SK, GP, HL, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss UK regulatory consolidation and due diligence with respect thereto.
On June 29, 2021, Messrs. Yu, Tiedemann, and De Meyer met to discuss the results of the initial due diligence. Based upon the results of the preliminary due diligence and quality of earnings processes and Cartesian’s view of market conditions, Mr. Yu proposed revisions to the LOI through an LOI Supplement. On July 2, 2021, Mr. Yu sent Messrs. Tiedemann and De Meyer a draft LOI Supplement which indicated several changes to the terms of the transaction, including, among other things, an enterprise value of the Target Companies of approximately $988 million, certain revisions to the earn-out
provisions and bifurcating the consideration paid to Alvarium into fixed and contingent components.
On June 30, 2021, GT, Grant Thornton, representatives of Cartesian, TIG and Alvarium conducted a telephonic conference call to discuss regulatory and compliance due diligence.
Also on June 30, 2021, Piper, Grant Thornton, HL, representatives of Cartesian and TIG conducted a telephonic conference call to discuss follow up questions regarding TIG’s financial statements and revenue recognition.
During the months of June and July, representatives of Cartesian and the Target Companies also discussed the constitution and operations of an Executive Committee as well as the independent and executive members of the Board of Directors of the combined entity.
Also during the months of June and July, in several virtual meetings and calls, representatives of the parties discussed the size, terms, and strategy for raising the PIPE. The parties agreed that PIPE investors should be offered additional equity consideration and that, because no placement agent was involved in the arrangement of the PIPE, newly issued shares would be priced at a 2% discount ($9.80 per share). Mr. Yu also agreed that the Sponsor would issue options to investors in the PIPE to acquire a certain number of Sponsor Shares from the Sponsor in order to support the PIPE. Based on extensive interest in the PIPE and in order to minimize execution risk, the parties agreed on a PIPE of approximately $165 million.
On July 1, 2021, Piper, GT, SK and representatives of Cartesian conducted a telephonic conference call to discuss legal requirements for the PIPE presentation.
On July 7, 2021, representatives of Cartesian and TIG conducted a telephonic conference call to discuss the 2021 first quarter financial results of TIG.

Also on July 8, 2021, Piper, Raymond James, representatives of Cartesian, TWMH and Alvarium conducted a telephonic conference call to discuss and review a presentation on the PIPE.
On July 15, 2021 and on July 23, 2021, Messrs. Yu and Tiedemann met with representatives of Alvarium regarding the combined companies’ strategic plans. On July 25, 2021, Mr. Yu, Mr. Tiedemann, Mr. De Meyer, and representatives of Piper and Raymond James met to discuss the draft LOI Supplement and to agree on timing regarding the Initial Private Placement, the transaction announcement, and certain regulatory filings in connection with the transaction.
On July 16, 2021, GT, Grant Thornton, SK, Eisner Amper, HL, representatives of Cartesian, TWMH and TIG conducted a telephonic conference call to discuss the Tax Receivable Agreement.
Also on July 21, 2021, representatives of Cartesian and TIG held a conference call to discuss matters including the quality of earnings report.
On July 26, 2021, Mr. Tiedemann emailed Mr. Yu regarding certain open points regarding the draft LOI Supplement, including, among other things, proposing a valuation of approximately $1.03 billion with no true-up
for Alvarium, agreeing to Cartesian’s proposal on the
earn-out
and proposing that each Target Company’s debt levels be assessed against or credited to the specific Target Company at the time of closing.
On July 26, 2021, Mr. Yu responded to this email agreeing to a valuation of approximately $1.03 billion, subject to confirmation on EBITDA for the first six-month
period of 2021 and agreeing that the equityholders of TWMH and TIG are entitled to receive 85% of the tax benefits under the Tax Receivable Agreement. Later that day, a representative of Cartesian sent a revised draft of the LOI Supplement reflecting these terms.
On July 28, 2021, Mr. Dorr sent Mr. Yu a revised draft of the LOI Supplement, including, among other things, a notation that the Sponsor may have to make certain concessions depending on PIPE investor reaction to valuation, clarifying each Target Company’s percentage share of the consideration, clarifying how net debt would impact each Target Company’s share of the consideration and providing that the Company would enter into a stock incentive plan and a stock purchase plan competitive with peer companies.
On July 30, 2021, GT sent SK and GP an initial draft of the Business Combination Agreement for the proposed transaction. The initial draft of the Business Combination Agreement reflected the various business points from the LOI. Counsel also began discussing regulatory filings, including any potentially required antitrust filings.
On August 3, 2021, the Cartesian Board convened and received an update on, among other things, the (i) due diligence process of the Target Companies, (ii) Business Combination, (iii) Initial Private Placement. At that meeting, the Cartesian Board further asked questions regarding such due diligence, the Target Companies and the Business Combination.
Also on August 3, 2021, HL, representatives of Cartesian and TIG conducted a telephonic conference call to discuss timing and requirements for the portion of the management discussion and analysis (MD&A) section relating to TIG.
In multiple meetings from July 31, 2021 to August 13, 2021, the parties discussed the treatment of transaction expenses, including fees owed to the advisers of the Target Companies. The parties previously agreed in the LOI that transaction expenses would be borne principally by the Target Companies through a reduction in equity rollover. The parties agreed that a large majority of such expenses should be borne principally by the Target Companies.
On August 5, 2021, GT sent SK and GP initial drafts of the Sponsor Support Agreement, Member Support Agreement and form of PIPE Subscription Agreement.

On August 7, 2021, SK sent a revised draft of the Business Combination Agreement on behalf of the Target Companies to GT, primarily related to, among other things, certain economic defined terms, the equity incentive plan, representations and warranties, interim operating covenants, the exclusivity, antitrust, financial statements and Additional Private Placement covenants, closing conditions, and termination rights.
On August 9, 2021, GT discussed the revised Business Combination Agreement with representatives of Cartesian.
Also on August 9, 2021, GT distributed a business issues list with respect to the revised Business Combination Agreement and GT, SK, GP, Piper, Raymond James, representatives of Cartesian and the Target Companies conducted a telephonic conference call to discuss the open business issues.
Also on August 10, 2021, GT sent a revised draft of the Business Combination Agreement to SK and GP primarily related to, among other things, certain economic defined terms, the equity incentive plan, representations and warranties, interim operating covenants, the exclusivity, antitrust, financial statements and Additional Private Placement covenants, closing conditions, and termination rights.
On August 11, 2021, GT, SK, Aon plc (“Aon”) and representatives of TWMH conducted a telephonic conference call to discuss the equity incentive plan and employee stock purchase plan.
On August 12, 2021, a representative of Cartesian sent Proskauer Rose LLP, counsel to a certain shareholder of Alvarium (“Proskauer”), initial drafts of the Recycling Commitment Agreement and form of PIPE Subscription Agreement.
Also on August 12, 2021, a representative of TWMH sent GT an initial draft of the form of Employment and Restrictive Covenant Agreement.
On August 13, 2021, GP sent a revised draft of the Business Combination Agreement on behalf of the Target Companies to GT primarily related to, among other things, certain economic defined terms, the Alvarium Certificate, the exclusivity, tax, and Additional Private Placement covenants, closing conditions, and termination rights.
On August 15, 2021, SK sent GT an executed version of the initial Umbrella LLC Agreement.
On August 16, 2021, GT discussed the revised Business Combination Agreement with representatives of Cartesian.
Also on August 16, 2021, GT sent a revised draft of the Business Combination Agreement to SK and GP primarily related to, among other things, the Company Certificates, including the Alvarium Certificate, the Alvarium representations and warranties, the tax covenants, closing conditions, and termination rights. The parties also exchanged drafts of other ancillary agreements and documents, including the Second Amended and Restated Umbrella LLC Agreement, the Tax Receivable Agreement, the Recycling Commitment Agreement, the form of PIPE Subscription Agreement and the PIPE Side Letter Agreement.
Also on August 17, 2021, GP, GT, SK and Grant Thornton conducted a telephonic conference call to discuss the transaction structure provisions of the Business Combination Agreement. The parties also exchanged revised drafts of other ancillary agreements and documents.
Also on August 17, 2021, GT and SK conducted a telephonic conference call to discuss the Business Combination Agreement.

Also on August 17, 2021, A&M, representatives of Cartesian and TWMH conducted a telephonic conference call to discuss the financial information required for UK regulatory filings.
On August 18, 2021, representatives of Cartesian and the Target Companies, Piper and Raymond James conducted a telephonic conference call to discuss open business issues on the (i) Business Combination Agreement, including, among other things, the treatment of transaction expenses and the minimum cash condition, the equity incentive plan, the treatment of Sponsor’s private placement warrants, and (ii) Sponsor Support Agreement, which included the forfeiture of Sponsor founder shares based on the amount of Cartesian’s shareholder redemptions.
Also on August 18, 2021, GT, SK and GP conducted a telephonic conference call to discuss the Business Combination Agreement and the Sponsor Support Agreement.
Also on August 18, 2021, Raymond James sent to Cartesian and Piper an LOI Supplement, which included among other things, certain provisions relating to a reallocation of a portion of the earn-out
shares to Alvarium, providing that the Sponsor would be subject to similar earn-out
as the equityholders of the Target Companies, clarifying how net debt would adjust the consideration for the Target Companies, providing that all 8.9 million Private Placement Warrants would be transferred to the equityholders of the Target Companies, providing that the Sponsor would subject up to 1/3 of its shares to forfeiture based on redemptions from the Trust Account, providing for a cap on transaction expenses borne by the Company and the method for sharing of excess transaction expenses by the Target Companies, setting the minimum cash condition to closing at $75 million, providing for certain tax benefit and expense provisions relating the Tax Receivable Agreement and proposing certain targets for the equity incentive plan. Also on August 18, 2021, Piper sent an updated draft of the PIPE presentation and GT provided comments to the presentation.
Between August 18, 2021 and September 9, 2021, the parties continued to exchange drafts of the ancillary agreements and other documents, including the PIPE presentation.
On August 19, 2021, GP, GT, SK and Grant Thornton conducted a follow-up
telephonic conference call to discuss the transaction structure provisions in the Business Combination Agreement.
Also on August 19, 2021, Cartesian formally engaged Cantor to engage in communications with certain institutional investors who had agreed to certain confidentiality procedures in connection with the Business Combination.
Also on August 19, 2021, Cartesian sent a revised draft of the LOI Supplement to Piper and Raymond James, which included, among other things, certain changes to the timing of the calculation of net debt of the Target Companies, clarifications to the earn-out
provisions and Sponsor forfeiture provisions, clarifications to the expense sharing provisions and deleting the targets associated with the stock incentive plan.
Also on August 19, 2021, Piper distributed a revised draft of the PIPE presentation and GP provided comments to the presentation.
On August 20, 2021, GT and SK conducted a
follow-up
telephonic conference call to discuss the Second Amended and Restated Umbrella LLC Agreement and Tax Receivable Agreement.
Also on August 20, 2021, GT advised GP and SK that Merger Sub had been formed.
On August 21, 2021, GT sent to SK a revised draft of the Second Amended and Restated Umbrella LLC Agreement and comments to the Business Combination Agreement.

On August 22, 2021, Raymond James sent a revised draft of the LOI Supplement to Cartesian, which included among other things, certain further clarifications to the calculation of the earn-out,
Sponsor forfeiture provisions and sharing of transaction expenses.
On August 22, 2021, GT sent GP and SK revised drafts of the Member Support Agreement and Sponsor Support Agreement, primarily related to, among other things, the provisions relating to the forfeiture of a certain number of Sponsor’s Founder Shares based on the amount of Cartesian’s shareholder redemptions and the transfer of Sponsor’s private placement warrants to the equityholders of the Target Companies in connection with the Business Combination.
On August 23, 2021, GT, SK and representatives of TWMH conducted a telephonic conference call to discuss the form of Employment and Restrictive Covenant Agreement.
Also on August 23, 2021, GT sent a revised draft of the form of PIPE Subscription Agreement.
On August 24, 2021, representatives of Cartesian and the Target Companies, Piper and Raymond James conducted a telephonic conference call to discuss open business issues, including, among other things, the amount and terms of the Initial Private Placement, the treatment of certain transaction expenses and the calculation of the forfeiture of a certain number of Sponsor’s Founder Shares based on the amount of Cartesian’s shareholder redemptions.
Also on August 24, 2021, Cartesian sent a revised draft of the LOI Supplement to Raymond James, which provided, among other things, certain further clarifications to the calculation of the earn-out,
the Private Placement provisions, Sponsor forfeiture provisions and sharing of transaction expenses.
On August 25, 2021, GT and SK conducted a telephonic conference call to discuss the transfer of Sponsor’s private placement warrants and the lock-up
terms in connection therewith.
Also on August 25, 2021, GT and representatives of Cartesian conducted a telephonic conference call to discuss the Registration Rights and
Lock-up
Agreement.
Also on August 25, 2021, GT, SK and representatives of Cartesian conducted a telephonic conference call to discuss the transfer of Sponsor’s private placement warrants.
Also on August 25, 2021, Piper sent a revised draft of the PIPE presentation and GT sent comments to the PIPE presentation.
Also on August 25, 2021, HL and representatives of Cartesian conducted a telephonic conference call to discuss pro forma financial statements.
On August 26, 2021, GP sent to SK and GT a revised draft of the Business Combination Agreement primarily related to, among other things, the Alvarium
Pre-Closing
Reorganization, certain economic defined terms, including, among other things, Excess Transaction Expenses, Available Cash, Companies Equity Value, the Minimum Cash Amount, New Shareholder Equity Value, Company Certificates, the Alvarium interim operating covenants, and the exclusivity and post-closing reorganization covenants.
Also on August 26, 2021, SK, GT and GP sent comments to the PIPE presentation and Piper subsequently sent a revised draft of the PIPE presentation.
Also on August 26, 2021, Piper, Raymond James, GT, SK, GP, Prosek Partners LLC (“Prosek”), representatives of Cartesian and the Target Companies conducted a telephonic conference call to prepare the presentations for potential PIPE investors.

On August 27, 2021, GP sent to GT and SK an initial draft of the Alvarium Disclosure Schedule.
Also on August 27, 2021, GT and representatives of TWMH conducted a follow-up
telephonic conference call to discuss the form of Employment and Restrictive Covenant Agreement.
Also on August 27, 2021, GT and GP sent comments to the PIPE presentation and Piper subsequently sent a revised draft of the PIPE presentation.
Also on August 27, 2021, Piper, Raymond James, representatives of Cartesian and the Target Companies conducted a telephonic conference call to prepare the presentations for potential PIPE investors. During this call, the parties discussed the financial projections for 2021 and agreed that they were largely consistent with the performance of the Target Companies through the first half of the year and the initial diligence findings discussed on June 29, 2021. Additionally, the parties reviewed initial consolidated financial projections for 2022, including the commercial and market assumptions behind those projections, and concluded that in general these projections were reasonable, responsible, and consistent with the findings of the due diligence conducted.
On August 29, 2021, SK sent to GT and GP an initial draft of the TIG Disclosure Schedule and the TWMH Disclosure Schedule.
Also on August 29, 2021, SK sent to GT additional comments to the Business Combination Agreement.
On August 30, 2021, representatives of Cartesian and the Target Companies, Piper and Raymond James conducted a telephonic conference call to discuss open business issues, including, among other things, the treatment of tax assets and attributes of the Target Companies, dilution relating to the Initial Private Placement, the lock-up
of Sponsor’s private placement warrants, the Employment and Restrictive Covenant Agreement and the terms with respect to the options on Sponsor’s Founder Shares.
Also on August 30, 2021, GT sent to SK and GP a revised draft of the Business Combination Agreement primarily related to, among other things, certain economic defined terms, including, among other things, the Aggregate Cash Consideration, Excess Transaction Expenses, Transaction Expenses, the Alvarium representations and warranties, interim operating covenants, the minimum cash condition, and termination rights.
Also on August 30, 2021, representatives of TWMH and TIG, as well as GP each sent comments to the PIPE presentation and Piper subsequently sent a revised draft of the PIPE presentation.
On August 31, 2021, GT, SK and GP conducted a telephonic conference call to discuss the transaction documents and the timing for signing and announcement.
Also on August 31, 2021, Piper, Raymond James, Prosek, representatives of Cartesian and the Target Companies conducted a telephonic conference call to prepare the presentations for potential PIPE investors.
On September 1, 2021, GP sent to SK and GT a revised draft of the Exchange Agreement and GT provided comments to GP regarding the same.
Also on September 1, 2021, GP sent to SK and GT a revised draft of the Sponsor Support Agreement, which were primarily related to the calculation of the forfeiture of Sponsor’s Founder Shares based on Cartesian’s shareholder redemptions and the calculation of the number of Sponsor shares that would be subject to forfeiture based on the prove-out.
Also on September 1, 2021, GT sent a revised draft of the Business Combination Agreement to GP and SK and GP also subsequently sent to SK and GT a revised draft of the Business Combination Agreement primarily related to, among other things, Available Cash, Excess Transaction Expenses, and termination rights.
Also on September 1, 2021, representatives of Cartesian and the Target Companies, GT, SK, GP and A&M conducted a telephonic conference call to discuss certain regulatory approvals required in connection with the Business Combination and the Outside Date set forth in the Business Combination Agreement.

Also on September 1, 2021, GT, SK, and GP conducted a telephonic conference call to discuss the transaction documents, including the Business Combination Agreement.
Also on September 1, 2021, GT and representatives of Cartesian conducted a telephonic conference call to discuss the open issues relating to the Business Combination Agreement.
Also on September 1, 2021, updated versions of the PIPE Subscription Agreement and Option Agreement were circulated to potential investors in the Initial Private Placement, including current clients of TWMH (the “TWMH PIPE Investors”) and a shareholder of Alvarium (the “Alvarium PIPE Investor”) which were selected by Cartesian and the Target Companies for their participation. Shares offered in the Initial Private Placement were offered at a purchase price of $9.80 for each investor in the Initial Private Placement. Such investors were also offered, pursuant to the Option Agreements, an option to purchase from the Sponsor a certain amount of shares of Class A Common Stock at an exercise price of $11.50 per share (subject to adjustments as more fully described in the Option Agreements). The TWMH PIPE Investors were each offered an option to purchase a pro rata share, based on their relative investment in the Initial Private Placement among the TWMH PIPE Investors, from a pool of 2,175,000 shares of Class A Common Stock held by the Sponsor (which pool represented a number of shares equal to 29% of the first $75,000,000 invested by the TWMH PIPE Investors in the aggregate, calculated based upon a per share price equal to the IPO offering price of $10.00 per share). The Alvarium PIPE Investor was offered an option to purchase 1,450,000 shares of Class A Common Stock held by the Sponsor, which amount represented a number of shares equal to 29% of the Alvarium Investor’s approximate $50,000,000 investment in the Initial Private Placement, calculated based upon a per share price equal to the IPO offering price of $10.00 per share. In addition, pursuant to the Side Letter, the Alvarium PIPE Investor will be issued an additional 100,000 shares in the Initial Private Placement.
On September 2, 2021, SK sent a revised draft of the Sponsor Support Agreement to GP and GT, which were primarily related to the calculation of the forfeiture of Sponsor’s Founder Shares based on Cartesian’s shareholder redemptions and the calculation of the number of Sponsor shares that would be subject to forfeiture based on the prove-out,
and GT provided comments to GP and SK regarding the same.
On September 3, 2021, the Cartesian Board convened and received an update on the Business Combination and the Initial Private Placement. At that meeting, GT made a presentation to the Cartesian Board of the key terms of the transaction documents and advised the Board members of their fiduciary duties. The Cartesian Board further asked questions regarding the transaction and deliberated the terms and merits of the transaction.
Also on September 3, 2021, GT and representatives of Cartesian conducted two follow-up
telephonic conference calls to discuss the open issues relating to the Business Combination Agreement.
Also on September 3, 2021, GT sent to SK and GP a revised draft of the Business Combination Agreement primarily related to, among other things, the Aggregate Cash Consideration, Available Cash, Transaction Expenses, TWMH representations and warranties, and the minimum cash condition.
Also on September 3, 2021, SK sent to GP and GT a revised draft of the Sponsor Support Agreement.
On September 4, 2021, representatives of Cartesian and the Target Companies, Piper and Raymond James conducted a telephonic conference call to discuss open business issues, including, among other things, the independent and executive board composition of the combined public company, the nomination rights for a certain shareholder of Alvarium, the calculation of the forfeiture of Sponsor’s Founder Shares based on Cartesian’s shareholder redemptions, and the calculation of the number of Sponsor shares that would be subject to forfeiture based on the prove-out.
Mr. Yu argued against a “staggered term” board and in favor of one-year
terms and the parties agreed on
one-year
terms.
On September 7, 2021, SK sent to GT and GP a revised draft of the form of Employment and Restrictive Covenant Agreement and the initial draft of Michael Tiedemann’s Employment Agreement.
Also on September 7, 2021, representatives of Cartesian and the Target Companies, GT, SK, and GP conducted a telephonic conference call to discuss the third-party approvals closing condition.

On September 9, 2021, Raymond James circulated to Cartesian a list of all open items with respect to the transaction documents, which included, among other things, the treatment of certain tax assets and attributes, the Aggregate Cash Consideration, the minimum cash condition, disputes with respect to the cash amount in the Company Certificates, the calculation of the forfeiture of a certain number of Sponsor’s Founder Shares based on Cartesian shareholder redemptions, the calculation of the number of Sponsor shares that would be subject to forfeiture based on the prove-out,
and the board nomination rights for a
non-executive
Alvarium Shareholder.
Also on September 9, 2021, GT, SK, GP and Grant Thornton conducted a telephonic conference call to discuss the structure provisions in the Business Combination Agreement.
Also on September 9, 2021, GT sent to SK and GP a revised draft of the Business Combination Agreement.
Also on September 9, 2021, GP sent to GT and SK a revised draft of the Certificate of Incorporation.
Also on September 9. 2021, GP sent to GT and SK revised drafts of the Business Combination Agreement, the Exchange Agreement and the Sponsor Support Agreement.
On September 10, 2021, Raymond James sent an updated list of the open issues.
On September 10, 2021, representatives of Cartesian and the Target Companies, Raymond James, Piper, GT, SK and GP conducted a telephonic conference call to discuss such open items.
Also on September 10, 2021, GT, SK and GP conducted a telephonic conference call to further discuss such open items and the transaction documents.
Also on September 10, 2021, GP confirmed to GT and SK that it had no comments to the form of Employment and Restrictive Covenant Agreement and the initial draft of Michael Tiedemann’s Employment Agreement.
Also on September 10, 2021, GT sent to DLA Piper, counsel to Michael Tiedemann (“DLA”), a revised draft of Michael Tiedemann’s Employment Agreement primarily related to, among other things, the terms of the bonus and equity incentive plans, the severance provisions, the defined terms for Cause and Good Reason, and confirming the intellectual property rights with respect to the “Tiedemann” tradename.
Also on September 10, 2021, GT conducted a telephonic conference call with DLA to discuss Michael Tiedemann’s Employment Agreement.
Also on September 10, 2021, GT conducted a telephonic conference call with Cartesian to discuss Michael Tiedemann’s Employment Agreement.
Also on September 10, 2021, GP sent to GT and SK revised drafts of the Certificate of Incorporation, Business Combination Agreement (with changes primarily related to, amongst other things, the determination of certain cash amounts and the Companies Equity Value, as well as expert determination in respect of the Company Certificates), Sponsor Support Agreement, Exchange Agreement and Alvarium Disclosure Schedule and an initial draft of the Voting Agreement.
Also on September 10, 2021, GT sent to GP and SK revised drafts of the Business Combination Agreement, Sponsor Support Agreement, and the Exchange Agreement.
Also on September 10, 2021, GP sent a revised draft of the Business Combination Agreement to GT and SK.
Also on September 10, 2021, Mr. Yu sent an email seeking clarification to certain comments made in the Sponsor Support Agreement.
Also on September 10, 2021, SK and Proskauer conducted a telephonic conference call to discuss the Voting Agreement.
Also on September 10, 2021, GT sent to GP and SK a revised draft of the Certificate of Incorporation.

Also on September 10, 2021, Piper sent a revised draft of the PIPE presentation.
On September 12, 2021, Piper sent to Cartesian a list of open issues with respect to Michael Tiedemann’s Employment Agreement, which included, among other things, the terms of the bonus and equity incentive plans, severance, the defined terms for Cause and Good Reason, and the intellectual property rights with respect to the “Tiedemann” tradename.
Also on September 12, 2021, GT and GP conducted a telephonic conference call to discuss Alvarium’s long-term incentive plan and the related provisions in the Business Combination Agreement.
Also on September 12, 2021, GT, GP and SK conducted a telephonic conference call to discuss the current status of the transaction documents.
Also on September 12, 2021, GT sent to GP and SK revised drafts of the Business Combination Agreement and Certificate of Incorporation.
Also on September 12, 2021, SK sent to GT and GP a revised draft of the Recycling Commitment Agreement.
Also on September 12, 2021, GT and SK conducted a telephonic conference call to discuss the third-party approvals closing condition in the Business Combination Agreement.
Also on September 12, 2021, Cartesian and Piper conducted a telephonic conference call to discuss Michael Tiedemann’s Employment Agreement, including, among other things, the severance provisions, the release, the restrictive covenants, and the voting requirements and related provisions for a termination without Cause.
Also on September 12, 2021, SK sent to GT and GP comments to the Voting Agreement.
Also on September 12, 2021, GT sent revised drafts of the TIG Disclosure Schedule and the TWMH Disclosure Schedule to SK and GP.
On September 13, 2021, GP sent to GT, SK and Proskauer revised drafts of the Voting Agreements and SK and GT provided comments regarding the same.
Also on September 13, 2021, Cartesian and Piper exchanged emails regarding Michael Tiedemann’s Employment Agreement, including, among other things, the severance provisions, the restrictive covenants, and the voting requirements and related provisions for a termination without Cause.
Also on September 13, 2021, Cartesian and GT conducted two telephonic conference calls to discuss Michael Tiedemann’s Employment Agreement.
Also on September 13, 2021, GT, SK and GP conducted a telephonic conference call to discuss the current status of the transaction documents.
On September 14, 2021, DLA sent to GT a revised draft of Michael Tiedemann’s Employment Agreement.
Also on September 14, 2021, GT and SK conducted a telephonic conference call to discuss certain disclosures in the TWMH Disclosure Schedule and the TIG Disclosure Schedule.
Also, on September 14, 2021, Cartesian confirmed to BofA Securities, Inc. (“BofA Securities”) Cartesian’s intention to engage BofA Securities as a capital markets advisor and financial advisor.
On September 15, 2021, Cartesian and GT conducted a telephonic conference call to discuss Michael Tiedemann’s Employment Agreement.
Also on September 15, 2021, DLA sent to GT a revised draft of Michael Tiedemann’s Employment Agreement and GT sent a revised draft back to DLA.

On September 16, 17, 18, and 19, 2021, GT, SK and GP exchanged various drafts of each of the transaction documents preparing for execution.
On September 18, 2021 and September 19, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the Business Combination based on the terms agreed upon by the parties.
Also on September 18, 2021, GT, SK and GP conducted a telephonic conference call to discuss the PIPE investor deck.
Also on September 18, 2021, GT and Cartesian conducted a telephonic conference call to discuss the Voting Agreement.
On September 19, 2021, the Cartesian Board convened and received an update on the key terms of the Business Combination and Initial Private Placement. GT was present. At that meeting, GT provided the Cartesian Board with a summary of the key changes to the transaction documents. Following review and discussions among the directors, the Business Combination Agreement, the Initial Private Placements and related documents and agreements were unanimously approved by the Cartesian Board, and the Board determined to recommend the approval of the Business Combination Agreement to the shareholders of Cartesian. The Board also concluded that the fair market value of the Target Companies was equal to at least 80% of the funds held in the Trust Account and that the transaction was in the best interest of Cartesian’s shareholders.
On the September 19, 2021, GT, SK and GP convened a telephonic conference call to confirm final transaction documents had been exchanged and the transaction documents were executed.
On September 19, 2021, Cartesian formally engaged BofA Securities as a capital markets advisor and financial advisor. On May 13, 2022, Cartesian and BofA Securities mutually agreed to terminate their engagements. BofA Securities has waived its fees under its engagement letters and has informed Cartesian that it will not be responsible for any portion of this registration statement.
On September 20, 2021, the Target Companies and Cartesian issued a joint press release announcing the transaction and Cartesian filed a Current Report on Form 8-K, attaching the press release and the PIPE presentation, which contained all valuations and other material information that had been provided to investors in the Initial Private Placement.
On February 11, 2022, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which, among other things, the Outside Date (as defined within) was extended to July 29, 2022.
On May 13, 2022, the parties to the Business Combination Agreement entered into Amendment No. 2 to the Business Combination Agreement, pursuant to which, among other things, the definitions of “Available Cash,” “Companies Equity Value,” “Transaction Expenses,” “Alvarium Closing Cash Adjustment,” “TIG Entities Closing Cash Adjustment,” and “TWMH Closing Cash Adjustment” were amended.
The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.
Summary of Cartesian Financial Analysis
In connection with the valuation of the Target Companies, Cartesian reviewed certain financial information of certain publicly-traded companies, particularly, similar wealth management platforms and alternative asset managers, selected based on the experience and the professional judgment of Cartesian’s management team, as compared to the financial information of the Target Companies. Below is a summary of the material comparable company analysis prepared by Cartesian and reviewed by the Cartesian Board.
In performing its analysis, Cartesian’s management team made certain assumptions with respect to, among other things, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of Cartesian, the Target Companies, or any other parties to the Business Combination. None of Cartesian, the Target Companies, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, the analysis relating to the value of the Target Companies does not purport to be an appraisal or reflect the prices at which the Company’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The quantitative information presented below, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
Comparable Company Analysis
Cartesian considered certain financial and operating data for certain publicly traded companies, particularly, similar wealth management platforms and alternative asset managers which are highlighted below. None of the selected companies has characteristics identical to the Target Companies. Cartesian reviewed the equity value, enterprise value (“EV”), EBITDA multiples (EV divided by EBITDA), EBITDA growth and EBITDA margin (EBITDA divided by revenue), of each of the comparable companies, which Cartesian management deemed relevant based on its professional judgment and expertise, and compared the same to the Projections (as defined below) of the Target Companies, determined in accordance with the valuation analysis described below:

	Closing Price	Market Cap	Enterprise Value	EV / Revenue		EV / EBITDA		EBITDA Margin
(US$Millions, except per share data)	9/15/2021	9/15/2021	9/15/2021	2021E	2022E	2021E	2022E	2021E

Alternative Asset Managers

Apollo Global Management, Inc.	$63.02	$27,744	$29,075	13.4x	12.2x	17.7x	19.1x	75.8%
Ares Management Corporation	$79.38	$22,573	$23,078	11.0x	8.7x	23.7x	20.0x	46.5%
Blue Owl Capital Inc.	$16.43	$20,669	$20,909	24.7x	17.2x	42.4x	26.5x	58.2%
GCM Grosvenor Inc.	$11.57	$2,162	$2,180	4.5x	4.2x	13.0x	10.7x	35.0%
Hamilton Lane, Inc.	$85.61	$4,540	$4,604	13.0x	11.6x	28.3x	25.3x	46.1%
Intermediate Capital Group Plc	$30.04	$8,727	$10,436	10.6x	10.6x	17.6x	18.3x	60.1%
KKR & Co. Inc.	$64.62	$57,002	$58,690	9.7x	8.5x	14.6x	13.1x	66.4%
Partners Group AG	$1,715.72	$45,810	$45,622	19.3x	20.0x	29.2x	30.4x	66.0%
StepStone Group, Inc.	$46.45	$4,404	$4,596	10.0x	8.6x	26.6x	22.5x	37.7%
The Blackstone Group, Inc.	$134.60	$154,773	$157,900	17.7x	15.8x	29.4x	24.4x	60.2%
The Carlyle Group, Inc.	$50.54	$17,915	$18,636	5.5x	5.0x	13.7x	11.0x	40.1%
Tikehau Capital SCA	$28.96	$5,077	$4,977	8.1x	7.7x	17.2x	13.8x	47.2%

Wealth Management Platforms

AssetMark, Inc.	$25.48	$1,874	$1,818	4.8x	4.2x	11.6x	9.6x	41.4%
Envestnet, Inc.	$76.81	$4,187	$4,778	4.1x	3.6x	18.6x	16.8x	21.9%
Focus Financial Partners, Inc.	$52.25	$3,788	$5,260	3.0x	2.6x	12.0x	10.3x	25.4%
Hargreaves Lansdown PLC	$19.83	$9,406	$8,886	10.4x	10.2x	17.9x	18.4x	58.0%
LPL Financial Holdings Inc.	$145.59	$11,683	$13,134	1.7x	1.4x	12.5x	10.3x	13.6%
SEI Investments Management Corporation	$59.87	$8,446	$7,869	4.1x	3.9x	11.9x	11.4x	34.7%

Median		$9,067	$9,661	9.9x	8.5x	17.6x	17.6x	46.3%
Mean		$22,821	$23,469	9.8x	8.7x	19.9x	17.3x	46.3%

Note: Market data as of September 15, 2021; Enterprise value includes corporate level debt and cash and excludes debt and cash held in investment vehicles
Source: FactSet, S&P Global, Company filings

EV / 2021E EBITDA

EV / 2021E Revenue

2021E EBITDA Margin

The Board’s Reasons for the Approval of the Business Combination
The Board, in evaluating the transaction with the Target Companies, consulted with Cartesian’s management and reviewed the results of due diligence as described below. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Cartesian and its shareholders and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, the Board considered a wide variety of factors in connection with its evaluation of the

Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “
Cautionary Note Regarding Forward-Looking Statements
.”
Before reaching its decision, the Board reviewed the results of the due diligence conducted by Cartesian’s management and advisors, which included:

•	review of diligence materials and interviews conducted by Grant Thornton, Greenburg Traurig, and Cartesian’s other advisors;

•	review of the Target Companies respective financial statements;

•	research on industry trends;

•	research on comparable companies; and

•	reviews of certain Projections (defined below) provided by the Target Companies.
The factors considered by Cartesian’s Board included, but were not limited to, the following:

•
Continued globalization of wealth creation:
From 2020 to 2025, the
high-net-worth
population is projected to grow at a CAGR of 5% in US, 9% in Europe, and 11% in Asia, according to Credit Suisse. The Target Companies are strategically placed to serve each market.

•	Continued feminization of wealth creation: Approximately 47% of the Target Companies’ teams are women, nearly 20 percentage points above the industry average according to McKinsey & Company.

•
Continued generational shift in wealth:
In the US alone, over the next two decades, baby boomers will transfer to heirs over $60 trillion of assets, according to Global Data. This transition shares many characteristics with the continued feminization of wealth as 28% of heirs discontinue the relationship with their parents’ advisor — again an opportunity to capture market share.

•
Continued expansion in Impact Investing and alternative investments:
The Target Companies have been at the forefront of Impact Investing, actively expanding its offerings and growing its Impact Investing AUM to $4.3 billion as of December 31, 2020. The Target Companies expect this figure to continue to grow as high-net
worth individuals plan to allocate 46% of their portfolio to sustainable investing by the end of 2021, according to Capgemini. In addition, the Target Companies have a strong track record of partnering with innovative alternative investment firms and investing in high-quality alternative-asset managers to facilitate and participate in their growth and institutionalization by providing comprehensive infrastructure support and management services to the investment teams. These investments are set to benefit from strong growth within the alternative asset space as AUM is expected to grow from $10.7 trillion in 2020 to $17.2 trillion in 2025, a 9.8% CAGR, according to Preqin.

•
Continued consolidation within the RIA industry:
As smaller,
founder-led
wealth and asset managers face increasing pressure to institutionalize, the Target Companies are well positioned to capture market share through client acquisition or accretive acquisitions of smaller platforms.

•
Well-established wealth and asset management platforms:
The Target Companies’ deep relationships with clients has been built and strengthened over the past 40 years with a broad mix of industry leading services and uncorrelated investment opportunities.

•
Reputation for permanence and fidelity:
The Target Companies will continue to be independent registered investment advisers, and they employ a partnership culture and mindset with significant employee-ownership, which we believe aligns their interests with those of their clients. The Target Companies do not receive commissions, rebates, spreads or any other indirect or undisclosed forms of compensation. The

Target Companies are not controlled by any client or family and all of their investment decisions are made in the best interests of their clients. All of their fees are disclosed and transparent to their clients who have an unrestricted right to accept or reject them. As a result, the Target Companies have a reputation for provided independent, objective advice and high client retention.

•
Seasoned Management Team:
The Target Companies are each led by a team of seasoned executives with significant and diverse experience. Their respective management teams have considerable expertise across investment management, alternative asset management, real estate, financial planning, and trusts and estates. Members of their senior management have an average of over 20 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, their senior management teams have experienced little turnover since the inception of their predecessor businesses which we believe have enabled them to build meaningful long-term relationships and partnerships with their clients.

•
Long-standing client relationships:
The Target Companies have a wealth management client base including some of the largest family offices and HNWIs on a global basis. Their average wealth management relationship spans over eight years. Their 20 largest clients by AUM have been with them for more than eight years on average and represent 13% of their total revenue for the year ended December 31, 2020. Further, they have a high client retention rate of more than 95% as measured by average annual wealth assets under management since 2018.

•
Global platform with innovative offerings:
The Target Companies provide clients and investors with customized wealth management services and differentiated asset management solutions, on a global basis, and as of December 31, 2020 (assuming completion of the Business Combination), have approximately $54.6 billion in combined AUM and AUA, with approximately 400 professionals operating in 24 cities in 11 countries across four continents. The Target Companies offers clients, families, and institutions a wide range of services, including wealth management services ranging from independent investment advice to trust administration to merchant banking support and asset management solutions, including direct and co-investment
opportunities and, in selected situations, investing in high-quality alternative-asset managers to facilitate and participate in their growth and institutionalization.

•	Record of constructive partnerships: The Target Companies have executed more than 25 acquisitions or joint venture investments to date.

•
Valuation.
The Aggregate Transaction Consideration set forth in the Business Combination reflects an attractive valuation relative to publicly listed companies and recent precedent transactions in the private market with certain characteristics comparable to the Target Companies such as similar industry, end markets, growth profiles, and margin profiles. Taken together with the Target Companies’ history of strong financial performance, projected revenue growth rate, high margins, and projected profitability, along with the caliber of investors involved in the Initial Private Placement, Cartesian believes the Business Combination presented a compelling acquisition opportunity for Cartesian and its shareholders. In evaluating the financial aspects of the Business Combination, the Cartesian Board reviewed a number of materials, including the transaction documents, historical financial results of the business and Projections prepared by the Target Companies.

In the course of its deliberations, Cartesian’s Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

•
The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

•
The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•
Competition in the wealth and asset management market is intense and, as a result, the Target Companies may fail to attract and retain clients and investors, which may negatively impact the Target Companies operations and growth prospects.

•
The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain the Target Companies resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Target Companies may be greater than the Target Companies anticipate.

•
The Target Companies may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and the Target Companies business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons.
Certain Projected Financial Information
In connection with its consideration of the potential business combination, Cartesian’s Board was provided with the projections set forth below prepared by management of each of the Target Companies (collectively, the “Projections”). The Projections set forth below reflect the combination of the separate projections prepared by the management of each of the Target Companies. Management of Alvarium did not compile or review and assumes no responsibility for the projections of the TIG Entities or TWMH. Management of the TIG Entities did not compile or review and assumes no responsibility for the projections of Alvarium or TWMH. Management of TWMH did not compile or review and assumes no responsibility for the projections of Alvarium or the TIG Entities.
The Projections are included in this proxy statement/prospectus solely to provide Cartesian’s shareholders access to information made available in connection with the Cartesian Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was September 14, 2021.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of the Target Companies nor Cartesian or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of the Target Companies and Cartesian assume no responsibility for, and disclaim any association with, the Projections, as further described in the section entitled “
Cautionary Note Regarding Forward-Looking Statements
”.
The Projections were prepared in good faith by the Target Companies management based on their reasonable estimates and assumptions with respect to the expected future financial performance of the Target Companies at the time the Projections were prepared and speak only as of that time.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of the Target Companies, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “C autionary Note Regarding Forward-Looking Statements
” and “
Risk Factors
.”
The Projections were prepared solely for internal use to assist Cartesian in its evaluation of the Target Companies and the Business Combination. The Target Companies have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Cartesian. Neither the Target Companies management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of the Target Companies relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of the Target Companies may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any Cartesian shareholders to vote in favor of any of the proposals at the special meeting.
We encourage you to review the financial statements of the Target Companies included in this proxy statement/prospectus, as well as the financial information in the sections entitled “
Summary Historical Financial Information of TWMH
”
,
“
Summary Historical Financial Information of the TIG Entities
”, “
Summary Historical Financial Information of Alvarium
”, and “
Unaudited Pro Forma Combined Financial Information
” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither Cartesian nor the Target Companies or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized below:

(US$ in millions)	2019 (3)	2020 (4)	2021P (5)	2022P (5)
Economic Revenue (1)	$147.2	$173.5	$215.2	$246.8
Economic EBITDA (2)	$32.7	$49.5	$79.3	$100.1

(1)
Economic Revenue is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of total revenue. Economic Revenue represents total revenue less (a) profit share participation of an affiliate.

(2)	Economic EBITDA represents Adjusted EBITDA less (a) profit share participation of an affiliate.
(3)	FY 2019 results.
(4)	FY 2020 results.
(5)	Projected results.
Explanatory Note Regarding the Business Combination Agreement
The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by Cartesian, Umbrella Merger Sub, the Target Companies and Umbrella. The representations, warranties and covenants made in the Business Combination Agreement by Cartesian, Umbrella Merger Sub, the Target Companies and Umbrella were qualified and subject to important limitations agreed to by Cartesian, Umbrella Merger Sub, the Target Companies and Umbrella in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure letters that Cartesian and the Target Companies each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus. However, for the avoidance of doubt, information in the Business Combination Agreement is part of the disclosure document and may be subject to federal securities law liability.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of Cartesian, Umbrella Merger Sub, the Target Companies and Umbrella, or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “
Where You Can Find More Information
” beginning on page 437. Cartesian will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.
The Business Combination Agreement
This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.
On September 19, 2021, Cartesian, TWMH, TIG GP, TIG MGMT, Alvarium, Umbrella Merger Sub and Umbrella entered into the Business Combination Agreement. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below. Capitalized terms used in this proxy statement/prospectus but not otherwise defined herein have the meanings given to them in the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A-1 and incorporated herein by reference.
Structure of the Transaction
The Business Combination will be structured as follows:

(a)	Pursuant to the Business Combination Agreement:

(i)
prior to the closing of the Business Combination Agreement, TWMH and the TIG Entities will take, or cause to be taken, all actions necessary to implement a reorganization such that TWMH and the TIG Entities shall be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella shall be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT;

(ii)
prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement a reorganization such that Alvarium will be the wholly owned indirect subsidiary of a newly formed Isle of Man entity (“Alvarium Topco”), and Alvarium Topco will be owned solely by the shareholders of Alvarium;

(iii)
on the Business Day prior to the Closing Date, Cartesian will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands, pursuant to which each Class A ordinary share of Cartesian outstanding shall be converted into the right to receive one share of Class A Common Stock of Cartesian and Cartesian will be renamed “Alvarium Tiedemann Holdings, Inc.”;

(iv)
at the Closing, TIG MGMT, TIG GP and Umbrella will enter into the Distribution Agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager;

(v)
at the Closing, each Alvarium Shareholder will exchange his, her or its (a) ordinary shares of Alvarium Topco and (b) Class A Shares of Alvarium Topco for shares of Class A Common Stock, and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of Cartesian;

(vi)
at the Closing, immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of Cartesian; and

(vii)
at the Closing, following the Alvarium Exchange and the Umbrella Merger, Cartesian and Umbrella will enter into the Alvarium Contribution Agreement, pursuant to which (a) Cartesian will contribute all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella, (b) upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella, and (c) following the Closing, Alvarium Topco will be liquidated, whereupon Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella.

(b)
Concurrently with the execution and delivery of the Business Combination Agreement, Cartesian has entered into Subscription Agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase, following the Domestication, 16,836,715 shares of Class A Common Stock for an aggregate purchase price of $164,999,807, in a private placement or placements (the “Initial Private Placements”) to be consummated immediately prior to the consummation of the Business Combination;

(c)
Concurrently with the execution and delivery of the Business Combination Agreement, Cartesian, Alvarium, TWMH, the TIG Entities, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members have entered into the Member Support Agreement (the “TWMH and TIG Member Support Agreement”), described in more detail below;

(d)
Concurrently with the execution and delivery of the Business Combination Agreement, Cartesian, CGC Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), Alvarium, TWMH and the TIG Entities have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), described in more detail below;

(e)
At the Closing, Cartesian, certain Cartesian Shareholders (including Sponsor), the Alvarium Shareholders, the TWMH Members, the TIG GP Members and the TIG MGMT Members will enter into a Registration Rights and
Lock-Up
Agreement (the “Registration Rights and
Lock-Up
Agreement”);

(f)	At the Closing, Cartesian, the TWMH Members, the TIG GP Members and the TIG MGMT Members will enter into a Tax Receivable Agreement; and

(g)
Prior to or at the Closing but effective as of and conditioned upon the Closing, each of the Alvarium Specified Employees, the TWMH Specified Employees and the TIG Entities Specified Employees will enter into an Executive Employment and Restrictive Covenant Agreement with Cartesian or its Subsidiaries, the terms and conditions of which will be (i) mutually agreed among the parties between the date of the Business Combination Agreement and the Closing Date and (ii) customary for a public company (collectively, the “Employment Agreements”), except that the Employment Agreement with Michael Tiedemann was executed concurrently with the Business Combination Agreement.

Conversion of Securities; Exchange of Certificates; Certificates; Payment Spreadsheets.
Alvarium Exchange
. At the Alvarium Exchange Effective Time, by virtue of the Alvarium Exchange and pursuant to, and in accordance with, the Alvarium Exchange Agreement:

(a)
The Alvarium ordinary shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder will be transferred by each such Alvarium Shareholder to Cartesian and each Alvarium Shareholder will subscribe for, be issued and/or receive, in exchange therefor, as applicable:

(i)
a number of shares of Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and

(ii)
such Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders
Earn-Out
Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).

(b)
The Alvarium Class A Shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder will be transferred by each such Alvarium Shareholder to Cartesian and each Alvarium Shareholder will subscribe for, be issued and/or receive, in exchange therefor, as applicable:

(i)
a number of shares of Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and

(ii)
such Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders
Earn-Out
Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).

(c)
As a result of the Alvarium Exchange, each Alvarium Shareholder will cease to be a holder of any Alvarium Shares and Cartesian will immediately become the beneficial owner thereof (the date and time of Cartesian becoming the beneficial owner of the Alvarium Shares (or such later time as may be agreed by each of the parties and specified in the Alvarium Exchange Agreement) being the “Alvarium Exchange Effective Time”) and be recorded in the register of members of Alvarium as the legal holder of all of the Alvarium Shares.

Umbrella Merger
. At the Umbrella Merger Effective Time, by virtue of the Umbrella Merger and without any action on the part of Umbrella, Umbrella Merger Sub, TWMH, the TIG Entities, or the holders of any of the following securities:

(a)
The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TWMH Member will automatically be converted into and become the right to receive:

(i)
a number of Umbrella Class B common units equal to such TWMH Member’s portion of the TWMH Members Interests Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of Umbrella Class B common units set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);

(ii)
a number of shares of Class B Common Stock equal to such TWMH Member’s portion of the TWMH Members Voting Share Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of shares of Class B Common Stock set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);

(iii)
such TWMH Member’s portion of the TWMH Members Cash Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members Cash Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet); provided, however, that the TWMH Members Cash Consideration payable to any (1) Active TWMH Member will be an amount in cash that reflects the sale of no more than 10% of the number of TWMH Interests that such Active TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet and (2) Inactive TWMH Member will be an amount in cash that reflects the sale of no less than 15% of the number of TWMH Interests that such Inactive TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet; and

(iv)
such TWMH Member’s portion of the TWMH Members
Earn-Out
Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members
Earn-Out
Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet)

(b)
The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG GP Member will automatically be converted into and become the right to receive:

(i)
a number of Umbrella Class B common units equal to such TIG GP Member’s portion of the TIG Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of Umbrella Class B common units set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);

(ii)
a number of shares of Class B Common Stock equal to such TIG GP Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of shares of Class B Common Stock set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);

(iii)	such TIG GP Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such

TIG GP Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet); provided, however, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG GP Member will be an amount in cash that reflects the sale of no more than 10% of the number of TIG GP Interests that such Active TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG GP Member will be an amount in cash that reflects the sale of no less than 20% of the number of TIG GP Interests that such Inactive TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and

(iv)
such TIG GP Member’s portion of the TIG Entities Members
Earn-Out
Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the portion of the TIG Entities Members
Earn-Out
Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet).

(c)
The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG MGMT Member will automatically be converted into and become the right to receive:

(i)
a number of Umbrella Class B common units equal to such TIG MGMT Member’s portion of the TIG Entities Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of Umbrella Class B common units set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);

(ii)
a number of shares of Class B Common Stock equal to such TIG MGMT Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of shares of Class B Common Stock set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);

(iii)
such TIG MGMT Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet); provided, however, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG MGMT Member will be an amount in cash that reflects the sale of no more than 10% of the number of TIG MGMT Interests that such Active TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG MGMT Member will be an amount in cash that reflects the sale of no less than 20% of the number of TIG MGMT Interests that such Inactive TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and

(iv)
such TIG MGMT Member’s portion of the TIG Entities Members
Earn-Out
Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members
Earn-Out
Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet).

(d)
The limited liability company interests of Umbrella Merger Sub held by Cartesian and issued and outstanding immediately prior to the Umbrella Merger Effective Time will be automatically converted into and exchanged for a number of Umbrella Class A Common Units equal to the number of shares of Class A Common Stock held by the stockholders of Cartesian following the Umbrella Merger Effective Time.

Certificates.

(a)
Cartesian Certificate
. At least five Business Days prior to the Closing Date, Cartesian will cause the Chief Financial Officer of Cartesian (solely in his capacity as such) to deliver to the Companies a certificate (the “Cartesian Certificate”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth Cartesian’s good faith estimate of the Transaction Expenses of Cartesian (including for the avoidance of doubt any Additional Banking Fees), including reasonable supporting materials for the amount of each item included in the Transaction Expenses of Cartesian.

(b)
Alvarium Certificate.
At least five Business Days prior to the Closing Date, Alvarium will cause the Chief Financial Officer of Alvarium (solely in his capacity as such) to deliver to Cartesian, TWMH and the TIG Entities a certificate (the “Alvarium Certificate”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth: (i) Alvarium’s good faith estimate of the Transaction Expenses of Alvarium, (ii) the Cash of Alvarium its Subsidiaries (the “Alvarium Subsidiaries”) as of the Reference Time, and (iii) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the Alvarium Certificate.

(c)
TWMH Certificate.
At least five Business Days prior to the Closing Date, TWMH will cause the Chief Operating Officer of TWMH (solely in his capacity as such) to deliver to Cartesian, the TIG Entities and Alvarium a certificate (the “TWMH Certificate”) certified by such Chief Operating Officer (solely in his capacity as such) setting forth: (i) TWMH’s good faith estimate of (A) the Transaction Expenses of TWMH, (B) the Cash of TWMH and its Subsidiaries (the “TWMH Subsidiaries”) as of the Reference Time, and (C) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TWMH Certificate.

(d)
TIG GP Certificate.
At least five Business Days prior to the Closing Date, TIG GP will cause the Chief Administrative Officer of TIG GP, (solely in her capacity as such) to deliver to Cartesian, TWMH and Alvarium a certificate (the “TIG GP Certificate”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG GP’s good faith estimate of (A) the Transaction Expenses of TIG GP, (B) the Cash of TIG GP and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG GP and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG GP Certificate.

(e)
TIG MGMT Certificate.
At least five Business Days prior to the Closing Date, TIG MGMT will cause the Chief Administrative Officer of TIG MGMT (solely in her capacity as such) to deliver to Cartesian, TWMH and Alvarium a certificate (the “TIG MGMT Certificate” and, together with the Alvarium Certificate, the TWMH Certificate, and the TIG GP Certificate, the “Company Certificates”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG MGMT’s good faith estimate of (A) the Transaction Expenses of TIG MGMT, (B) the Cash of TIG MGMT and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG MGMT and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG MGMT Certificate.

(f)
Company Certificates
. Following delivery of the Company Certificates, Cartesian and the Companies will use their respective reasonable best efforts to agree in good faith on such Company Certificates as soon as possible, and in any event, not less than three Business Days prior to the Closing Date. In the event that Cartesian and the Companies are unable to agree on the Cash amount set forth in such Company Certificates within the two Business Day period following their delivery, then such amount will be referred (as soon as practicable and no later than the first Business Day following expiry of such two Business Day period) to the Expert for determination, and the Closing Date will be deferred (if required) to the next available Business Day following such Expert’s determination (which date will not be more than six Business Days following the date of referral). Among other things, the Expert will be directed to render its determination within five Business Days of appointment. In the absence of manifest error, the Expert’s determination will be final and binding.

Payment Spreadsheets
. Promptly following the agreement or determination of the Company Certificates and, in any event, not less than two Business Days prior to the Closing Date and based upon such Company Certificates, Cartesian and the Companies will calculate (a) the Companies Equity Value, (b) the New Shareholder Equity Value, and (c) each component of the Aggregate Transaction Consideration, including the (i) Alvarium Shareholders
Earn-Out
Consideration, (ii) Alvarium Shareholders Share Consideration, (iii) TWMH Members Interests Consideration, (iv) TWMH Members Voting Share Consideration, (v) TWMH Members Cash Consideration, (vi) TWMH Members
Earn-Out
Consideration, (vii) TIG Entities Members Interests Consideration, (viii) TIG Entities Members Voting Share Consideration, (ix) TIG Entities Members Cash Consideration, and (x) TIG Entities Members
Earn-Out
Consideration and, based upon such calculations, (i) Alvarium will deliver to Cartesian the Alvarium Payment Spreadsheet and, as promptly as practicable following such delivery, Alvarium and Cartesian will work together in good faith to finalize the Alvarium Payment Spreadsheet, (ii) TWMH will deliver to Cartesian the TWMH Payment Spreadsheet and, as promptly as practicable following such delivery, Cartesian and TWMH will work together in good faith to finalize the TWMH Payment Spreadsheet, and (iii) TIG Entities will deliver to Cartesian the TIG Entities Payment Spreadsheet and, as promptly as practicable following such delivery, Cartesian and TIG Entities will work together in good faith to finalize the TIG Entities Payment Spreadsheet. The allocation of the components of Aggregate Transaction Consideration set forth in each of the Payment Spreadsheets will, to the fullest extent permitted by applicable law, be final and binding on all parties and will be used by Cartesian for purposes of paying and issuing the components of Aggregate Transaction Consideration to the Alvarium Shareholders, the TWMH Members, the TIG GP Members, and the TIG MGMT Members, as applicable, absent manifest error. In paying and issuing the Aggregate Transaction Consideration, Cartesian will, to the fullest extent permitted by applicable law, be entitled to rely fully on the information set forth in the Payment Spreadsheets, absent manifest error.
Consideration to be Received in the Business Combination
Pursuant to the Business Combination Agreement, the aggregate value of the consideration to be paid to the shareholders of Alvarium, the members of the TIG Entities and the members of TWMH pursuant to the transactions contemplated by the Business Combination Agreement is $1,079,900,000 (the “Companies Enterprise Value”) subject to adjustments as described below (as adjusted, the “Companies Equity Value”), distributed as follows:

(d)
30.94% of the Companies Equity Value will be paid to the existing shareholders of Alvarium, consisting of (i) shares of Class A Common Stock at a price of $10.00 per share (subject to adjustment as described below, the “Alvarium Shareholders Share Consideration”) plus (ii) the Alvarium Warrants;

(e)
35.21% of the Companies Equity Value will be paid to the members of the TIG Entities, consisting of (i) cash consideration in the amount equal to 70.2% of the Aggregate Cash Consideration (the “TIG Entities Members Cash Consideration”), and the remainder in (ii) Umbrella Class B common units (subject to adjustment as described below, the “TIG Entities Members Interests Consideration”) and a number of vote-only shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable collectively to the members of the TIG Entities (the “TIG Entities Members Voting Share Consideration”) plus (iii) the TIG Warrants;

(f)
33.85% of the Companies Equity Value will be paid to the members of TWMH consisting of (i) cash consideration in the amount equal to 29.8% of the Aggregate Cash Consideration (the “TWMH Members Cash Consideration”), and the remainder in (ii) Umbrella Class B common units (subject to adjustment as described below, the “TWMH Members Interests Consideration”) and a number of vote-only shares of Class B Common Stock equal to the number of Umbrella Class B common units issuable collectively to the members of TWMH (the “TWMH Members Voting Share Consideration”) plus (iii) the TWMH Warrants.

The Companies Equity Value is subject to (i) an upward adjustment equal to the Cash of the Target Companies and their subsidiaries as of the Reference Time, (ii) a downward adjustment equal to the Indebtedness of the Target Companies and their subsidiaries as of the Reference Time, (iii) an upward adjustment equal to the Available Cash, (iv) an upward adjustment equal to the amount of any Additional Banking Fees, (v) an upward adjustment equal to the amount of the Alvarium Reorganization Expenses not to exceed $750,000, (vi) an upward adjustment equal to the Public Market Readiness Expenses not to exceed an aggregate amount of $7,400,000, (vii) an upward adjustment equal to $2,100,000, and (viii) a downward adjustment equal to the New Shareholder Equity Value.
The Aggregate Cash Consideration is equal to $100,000,000; provided, that if Available Cash equals an amount less than $100,000,000, then the Aggregate Cash Consideration shall be an amount equal to the Available Cash.
The Alvarium Shareholders Share Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $10,000,000 minus
(b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time
plus
(B) the Alvarium Excess Transaction Expenses
plus
(C) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number)
minus
(ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number);
minus
(iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000
The TIG Entities Members Interests Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $40,500,000 minus
(b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time
plus
the TIG Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time,
plus
(y) the Incurred TIG Expenses (expressed as a positive number)
minus
(iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities; provided, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the Alvarium Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000
The TWMH Members Interests Consideration deliverable at Closing is subject to an upward adjustment equal to the difference of (a) $11,000,000 minus
(b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time
plus
the TWMH Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number)
minus
(iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the Alvarium Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000
In addition to the consideration described above, the members of the TIG Entities and the members of TWMH will have the right to receive certain payments under the Tax Receivable Agreement.
In addition to the consideration described above, (i) the shareholders of Alvarium shall, subject to the achievement of applicable targets, be issued additional shares of Class A Common Stock, and (ii) the members of the TIG Entities and the members of TWMH shall, subject to the achievement of applicable targets, be issued additional shares of Class B Common Stock and Umbrella Class B common units, as more fully described under the subheading “
Earnout
” below.

Earnout
Alvarium Shareholders
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received in connection with the Alvarium Exchange, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the
“Earn-Out
Period”), (i) the VWAP of the shares of Class A Common Stock equals or exceeds $12.50 for any 20 Trading Days within a period of 30 consecutive Trading Days (the “First Level
Earn-Out
Target”), then as soon as possible and in any event within ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet and (ii) the VWAP of the shares of Class A Common Stock equals or exceeds $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the “Second Level
Earn-Out
Target” and, together with the First Level
Earn-Out
Target, the
“Earn-Out
Targets”), then as soon as possible and in any event within ten Business Days following the achievement of the Second Level
Earn-Out
Target, the Company will issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet.
TWMH Members
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received in connection with the Umbrella Merger, if, at any time during the
Earn-Out
Period, (i) the First Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet and (ii) the Second Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the Second Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet.
TIG Entities Members
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received in connection with the Umbrella Merger, if, at any time during the
Earn-Out
Period, (i) the First Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the First Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TIG Entities Members
Earn-Out
Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet and (ii) the Second Level
Earn-Out
Target is achieved, then within ten Business Days following the achievement of the Second Level
Earn-Out
Target, the Company will issue, and will cause Umbrella to issue, 50% of the TIG Entities Members
Earn-Out
Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet.
If a Cartesian Change of Control occurs during the
Earn-Out
Period, then, immediately prior to the consummation of such Cartesian Change of Control, (i) any
Earn-Out
Target that has not been previously satisfied will be deemed to be satisfied and (ii) the Alvarium Shareholders’
Earn-Out
Consideration, the TWMH Members
Earn-Out
Consideration, and the TIG Entities Members
Earn-Out
Consideration in connection with each such
Earn-Out
Target will be earned and no longer subject to the restrictions set forth in this section. “
Cartesian Change of Control
” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of 50% or more of the assets of Cartesian and its Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of Cartesian in any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) acquiring at least 50% of the combined voting power of the then outstanding securities of Cartesian or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules
13d-3
and
13d-5
under the Exchange Act) of the voting stock of Cartesian representing more than 50% of the voting power of the capital stock of Cartesian entitled to vote for the election of directors of Cartesian.

Representations and Warranties
In General
The parties to the Business Combination Agreement have made customary representations and warranties, regarding aspects of the respective businesses, financial condition and structure of the parties, as well as other facts pertinent to the Business Combination. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and will not survive the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.
Under the Business Combination Agreement, TWMH has made representations and warranties regarding TWMH and its subsidiaries, including with respect to: organization and qualification; subsidiaries; organizational documents; capitalization; authority; no conflicts; required filings and consents; permits and compliance; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property; tax matters; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; sanctions; transactions with interested parties; registered investment advisor compliance matters; agreements with clients; funds; broker dealer compliance matters; commodity pool operator and commodity trading advisor compliance matters; the Exchange Act; and brokers.
Under the Business Combination Agreement, the TIG Entities have made representations and warranties regarding the TIG Entities and their subsidiaries, including with respect to: organization and qualification; subsidiaries; organizational documents; capitalization; authority; no conflicts; required filings and consents; permits and compliance; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property; tax matters; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; sanctions; transactions with interested parties; registered investment advisor compliance matters; agreements with clients; funds; broker dealer compliance matters; commodity pool operator and commodity trading advisor compliance matters; the Exchange Act; and brokers.
Under the Business Combination Agreement, Alvarium has made representations and warranties regarding Alvarium and its subsidiaries, including with respect to: organization and qualification; subsidiaries; organizational documents; capitalization; authority; no conflicts; required filings and consents; permits and compliance; financial statements; absence of undisclosed liabilities; absence of certain changes or events; litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property; tax matters; environmental matters; material contracts; insurance; board approval and vote required; certain business practices; sanctions; transactions with interested parties; registered investment advisor compliance matters; agreements with clients; funds; broker dealer compliance matters; commodity pool operator and commodity trading advisor compliance matters; the Exchange Act; and brokers.
Under the Business Combination Agreement, Umbrella has made representations and warranties regarding Umbrella and its transferred companies, including with respect to: organization; authority; capitalization; no conflicts; required filings and consents; no prior operations; tax matters; and brokers.
Under the Business Combination Agreement, Cartesian has made representations and warranties regarding Cartesian and Umbrella Merger Sub, including with respect to: corporate organization; organizational documents; capitalization; authority; no conflict; required filings and consents; compliance matters; SEC filings; financial statements; Sarbanes Oxley; absence of certain changes or events; absence of litigation; board approval and vote required; no prior operations of Umbrella Merger Sub; brokers; trust account; employees; tax matters; Nasdaq listing; transactions with affiliates; and no undisclosed liabilities.

Material Adverse Effect
Material Adverse Effect with respect to Alvarium
Under the Business Combination Agreement, in respect of Alvarium, an “Alvarium Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Alvarium and the Alvarium Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by Alvarium of its obligations under the Business Combination Agreement or the consummation of the transactions contemplated thereby;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Alvarium Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any applicable law or UK GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Alvarium and the Alvarium Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or
SARS-CoV-2
virus or any mutation thereof (including any applicable law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by Alvarium or the Alvarium Subsidiaries as required by the Business Combination Agreement or any agreement ancillary to the Business Combination Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the transactions contemplated by the Business Combination Agreement, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Alvarium Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which Cartesian has consented in writing, except in the cases of clauses (i) through (iii), to the extent that Alvarium and the Alvarium Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which Alvarium and the Alvarium Subsidiaries operate.
Material Adverse Effect with respect to the TIG Entities
Under the Business Combination Agreement, in respect of the TIG Entities, a “TIG Entities Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the TIG Entities and their subsidiaries (the “TIG Subsidiaries”), taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the TIG Entities of their obligations under the Business Combination Agreement or the consummation of the transactions contemplated thereby;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TIG Entities Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any applicable law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the TIG Entities and the TIG Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or
SARS-CoV-2
virus or any mutation thereof (including any applicable law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by the TIG Entities or the TIG Subsidiaries as required by the Business Combination Agreement or any agreement ancillary to the Business Combination Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the transactions contemplated by the Business Combination Agreement, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TIG Entities Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which Cartesian has consented in writing, except in the cases of clauses (i) through (iii), to the extent that the TIG Entities and the TIG Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the TIG Entities and the TIG Subsidiaries operate.
Material Adverse Effect with respect to the TWMH
Under the Business Combination Agreement, in respect of TWMH, a “TWMH Entities Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of TWMH and the TWMH Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by TWMH of its obligations under the Business Combination Agreement or the consummation of the transactions contemplated thereby;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TWMH Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any applicable law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TWMH and the TWMH Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or
SARS-CoV-2
virus or any mutation thereof (including any applicable law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by TWMH or the TWMH Subsidiaries as required by the Business Combination Agreement or any agreement ancillary to the Business Combination Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the transactions contemplated by the Business Combination Agreement, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TWMH Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which Cartesian has consented in writing, except in the cases of clauses (i) through (iii), to the extent that TWMH and the TWMH Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which TWMH and the TWMH Subsidiaries operate.

Material Adverse Effect with respect to Cartesian
Under the Business Combination Agreement, in respect of Cartesian, a “Cartesian Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Cartesian; or (b) would prevent, materially delay or materially impede the performance by Cartesian of its obligations under the Business Combination Agreement or the consummation of the transactions contemplated thereby;
provided
,
however
, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Cartesian Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any applicable law or US GAAP, including with respect to the matters related to the statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies; (ii) events or conditions generally affecting the industries or geographic areas in which Cartesian operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or
SARS-CoV-2
virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by Cartesian as required by the Business Combination Agreement or any agreement ancillary to the Business Combination Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the transactions contemplated by the Business Combination Agreement, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, to which the Companies have consented, except in the cases of clauses (i) through (iii), to the extent that Cartesian is disproportionately affected thereby as compared with other participants in the industry in which Cartesian operates.
Closing of the Business Combination
The Closing will take place remotely by electronic exchange of executed documents, commencing at 9:00 a.m., Eastern Time, on the date that is two Business Days after the date on which all conditions described below under the subsection entitled “
Conditions to the Closing of the Business Combination Agreement
” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (or, if later, the date referred to in Section 3.01(f) of the Business Combination Agreement) or such other time and place as Cartesian and the Companies may mutually agree (it being acknowledged by the parties to the Business Combination Agreement that potential investors of the Initial Private Placements have been informed that the Closing Date would not occur prior to January 1, 2022).
Conditions to Closing of the Business Combination Agreement
The consummation of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligations
Each party’s obligation to complete the Business Combination is subject to the satisfaction or, to the extent permitted by law (as applicable), waiver of the following conditions:

(a)
The Cartesian Proposals will have been approved and adopted by the Cartesian Required Shareholders Approval in accordance with the Proxy Statement, the Cayman Islands Companies Act, the Existing Articles and the rules and regulations of Nasdaq;

(b)
No Governmental Authority will have enacted, issued, promulgated, enforced or entered any applicable law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

(c)
All required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) Act will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act will have expired or been terminated, and any pre-Closing
approvals or clearances reasonably required thereunder will have been obtained;

(d)
The Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened by the SEC;

(e)	The shares of Cartesian Common Stock constituting the Alvarium Shareholders Share Consideration will have been approved for listing on Nasdaq subject to notice of official issuance;

(f)
Cartesian will have at least $5,000,001 of net tangible assets after giving effect to the Private Placement and following the exercise of the Cartesian Share Redemption in accordance with the Existing Articles.

Conditions to the Obligations of Cartesian
The obligations of Cartesian to complete the Business Combination are also subject to the satisfaction or written waiver of the following conditions:
Alvarium
.

(a)
The representations and warranties of Alvarium contained in Section 6.01 (Organization and Qualification; Subsidiaries), Section 6.04 (Authority Relative to this Agreement), Section 6.08 (Absence of Certain Changes or Events) and Section 6.28 (Brokers) will each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Alvarium contained in Section 6.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Alvarium contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Alvarium Material Adverse Effect.

(b)
Alvarium will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Alvarium Exchange Effective Time.

(c)	No Alvarium Material Adverse Effect will have occurred and no event or circumstance that may result in or cause a Alvarium Material Adverse Effect will have occurred.

(d)
Alvarium will have delivered to Cartesian a certificate, dated the date of the Closing, signed by an officer of Alvarium, certifying as to the satisfaction of the conditions specified in Section 11.02(a)(i), Section 11.02(a)(ii) and Section 11.02(a)(iii).

(e)
Such officers of Alvarium and the members of the Alvarium Board, in each case, as mutually agreed between the parties (acting reasonably), will have executed and delivered written resignations effective as of the Alvarium Exchange Effective Time.

(f)	Alvarium will have terminated the Alvarium LTIP and provided Cartesian with evidence satisfactory to Cartesian of such termination.

(g)	Alvarium will have delivered to Cartesian the Alvarium LTIP Exchange Agreements, duly executed by all of the Alvarium LTIP participants included on the Alvarium Payment Spreadsheet.

(h)	Alvarium will have delivered to Cartesian the Alvarium Payment Spreadsheet in accordance with Section 3.02.

(i)	Alvarium will have delivered to Cartesian the Closing deliverables set forth in Section 2.03(b).

(j)	The Alvarium Reorganization will have been duly completed.
TWMH.

(a)
The representations and warranties of TWMH contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.28 (Brokers) will each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of TWMH contained in Section 4.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of TWMH contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TWMH Material Adverse Effect.

(b)
The (i) representations and warranties of Umbrella contained in Section 7.01 (Organization), Section 7.02 (Authority Relative to This Agreement) and Section 7.07 (Brokers) will be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.04

(No Conflict; Required Filings and Consents) and Section 7.05 (No Prior Operations of Umbrella) will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.

(c)
TWMH will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(d)
Umbrella will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(e)	No TWMH Material Adverse Effect will have occurred and no event or circumstance that may result in or cause a TWMH Material Adverse Effect will have occurred.

(f)
TWMH will have delivered to Cartesian a certificate, dated the date of the Closing, signed by an officer of TWMH, certifying as to the satisfaction of the conditions specified in Section 11.02(b)(i), Section 11.02(b)(ii), Section 11.02(b)(iii), Section 11.02(b)(iv), and Section 11.02(b)(v).

(g)
Such officers of TWMH and members of TWMH Board, in each case, as mutually agreed between the parties (acting reasonably), will have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(h)
No more than 30 days prior to the Closing Date, Umbrella will have delivered to Cartesian a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations
Section 1.1445-11T(d)(2),
signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to Cartesian, certifying that 50% or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations
Section 1.1445-11T),
or that 90% or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations
Section 1.1445-11T).

(i)	TWMH will have delivered to Cartesian the TWMH Payment Spreadsheet in accordance with Section 3.02.

(j)	TWMH will have delivered to Cartesian the TWMH Members Written Consent.

(k)	The TWMH/TIG Entities Reorganization will have been duly completed.

(l)	TWMH will have delivered to Cartesian the Closing deliverables set forth in Section 2.03(c).
TIG Entities
.

(a)
The representations and warranties of the TIG Entities contained in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.28 (Brokers) will each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of the TIG Entities contained in Section 5.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of the TIG Entities contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TIG Entities Material Adverse Effect.

(b)
The (i) representations and warranties of Umbrella contained in Section 7.01 (Organization), Section 7.02 (Authority Relative to This Agreement) and Section 7.07 (Brokers) will be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.04 (No Conflict; Required Filings and Consents) and Section 7.05 (No Prior Operations of Umbrella) will be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.

(c)
Each of the TIG Entities will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(d)
Umbrella will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(e)	No TIG Entities Material Adverse Effect will have occurred and no event or circumstance that may result in or cause a TIG Entities Material Adverse Effect will have occurred.

(f)
The TIG Entities will have delivered to Cartesian a certificate, dated the date of the Closing, signed by an officer of TIG GP and an officer of TIG MGMT, certifying as to the satisfaction of the conditions specified in Section 11.02(c)(i), Section 11.02(c)(ii), Section 11.02(c)(iii), Section 11.02(c)(iv), and Section 11.02(c)(v).

(g)
Such officers of the TIG Entities, the TIG GP Managing Member and the TIG MGMT Managing Member, in each case, as mutually agreed between the parties (acting reasonably), will have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(h)
No more than 30 days prior to the Closing Date, Umbrella will have delivered to Cartesian a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations
Section 1.1445-11T(d)(2),
signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to Cartesian, certifying that 50% or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations
Section 1.1445-11T),
or that 90% or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations
Section 1.1445-11T).

(i)	The TIG Entities will have delivered to Cartesian the TIG Entities Payment Spreadsheet in accordance with Section 3.02.

(j)	TIG GP will have delivered to Cartesian the TIG GP Members Written Consent.

(k)	TIG MGMT will have delivered to Cartesian the TIG MGMT Members Written Consent.

(l)	The TWMH/TIG Entities Reorganization will have been duly completed.

(m)	The TIG Entities will have delivered to Cartesian the Closing deliverables set forth in Section 2.03(d).
Conditions to the Obligations of the Target Companies
The obligation of the Target Companies to complete the Business Combination is also subject to the satisfaction or written waiver of the following conditions:

(a)
The representations and warranties of the Cartesian Entities contained in Section 8.01 (Corporate Organization), Section 8.04 (Authority Relative to this Agreement), Section 8.08 (Absence of Certain Changes or Events) and Section 8.12 (Brokers) will each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Cartesian Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of the Cartesian Entities contained in Section 8.03 (Capitalization) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of the Cartesian Entities contained in the Business Combination Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Cartesian Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Cartesian Material Adverse Effect.

(b)
Each of the Cartesian Entities will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(c)	No Cartesian Material Adverse Effect will have occurred and no event or circumstance that may result in or cause a Cartesian Material Adverse Effect will have occurred.

(d)
Cartesian will have delivered to the Companies a certificate, dated the date of the Closing, signed by an officer of Cartesian, certifying as to the satisfaction of the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c).

(e)
Such officers of Cartesian and the members of the Cartesian Board, in each case, as mutually agreed between the parties (acting reasonably), will have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(f)	Cartesian will have delivered to the Companies the Closing deliverables set forth in Section 2.03(a).

(g)	The Available Cash will be equal to at least the Minimum Cash Amount.

Covenants Relating to the Conduct of Business; Interim Operations Pending the Closing
Interim Operations of Cartesian and Umbrella Merger Sub
Under the Business Combination Agreement, Cartesian and Umbrella Merger Sub have made certain covenants with respect to the period from the date of the Business Combination Agreement until the earlier of the Closing or the date the Business Combination Agreement is terminated in accordance with its terms (such period, the
“Pre-Closing
Period”), including, among others, not to (in each case, without the prior written consent of any Target Company, unless required by applicable law and the agreements contemplated by the Business Combination Agreement and subject to specified or otherwise scheduled exceptions):

(a)	Conduct the business other than in the ordinary course of business and in a manner consistent with past practice.

(b)	amend or otherwise change the organizational documents of Cartesian or Umbrella Merger Sub;

(c)	form or create any subsidiaries;

(d)
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the shares or equity interests of the Cartesian Entities, other than, with respect to Cartesian, redemptions from the Trust Account that are required pursuant to Cartesian’s Amended and Restated Memorandum and Articles of Association;

(e)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Cartesian ordinary shares or Cartesian’s warrants except for the Cartesian share redemption;

(f)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares, equity interests or other securities of the Cartesian Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Cartesian Entities;

(g)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(h)	incur any indebtedness;

(i)
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in the US GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

(j)	take certain actions with respect to tax matters;

(k)	liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Cartesian Entities;

(l)	amend the trust agreement or any other agreement related to the Trust Account; or

(m)	agree to commit to do any of the foregoing.
Interim Operations of Alvarium
Under the Business Combination Agreement, Alvarium has made certain covenants with respect to the
Pre-Closing
Period, including, among others, to cause Alvarium and the subsidiaries of Alvarium to be conducted and operated in the ordinary course of business and in a manner consistent with past practices, to use commercially reasonable efforts to preserve substantially intact Alvarium and the subsidiaries of Alvarium, to avoid terminating (except for cause as reasonably determined by Alvarium) the services of the current officers, key employees and key consultants of Alvarium and the subsidiaries of Alvarium and to preserve the current relationships of Alvarium and the subsidiaries of Alvarium with its and their clients, suppliers and other persons with which Alvarium or any of the subsidiaries of Alvarium have material business relations, not to, in each case, without the prior written consent of Cartesian and subject to specified or otherwise scheduled exceptions:

(a)
amend or otherwise change the organizational documents of Alvarium or the subsidiaries of Alvarium (other than as required in order to effect any action otherwise undertaken in accordance with the Business Combination Agreement);

(b)	other than in the ordinary course of business consistent with past practice, form or create any subsidiaries that are not directly or indirectly wholly owned by Alvarium;

(c)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the equity interest of Alvarium or the subsidiaries of Alvarium, or any options, warrants, convertible securities or other rights of any kind to acquire any of the equity interest of Alvarium or the subsidiaries of Alvarium, including, without limitation, any phantom interests, other than as scheduled;

(d)
declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in shares, property or otherwise (other than scheduled cash dividends, distributions and other amounts), with respect to any of the equity interest of Alvarium or the subsidiaries of Alvarium, other than dividends or distributions, declared, set aside or paid by any of the subsidiaries of Alvarium to Alvarium or any subsidiary of Alvarium;

(e)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the equity interest of Alvarium or the subsidiaries of Alvarium, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned subsidiary of Alvarium that remains a wholly owned subsidiary of Alvarium after consummation of such transaction;

(f)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division other than (A) the acquisition, merger or consolidation of a subsidiary of Alvarium by Alvarium or another subsidiary of Alvarium), (B) any acquisition, merger or consolidation entered into (1) for the purposes of creating a new subsidiary in connection with any co-investment
or other similar transaction in the ordinary course of business, (2) where the target entity is a new company intended to act as general partner to any fund that is managed or advised by any subsidiary of Alvarium or any affiliate of any subsidiary of Alvarium or joint venture, or (3) where the target entity is a new entity being established for the purposes of holding Alvarium’s rights to any carried interest, promote or other economic interests in any transaction, and (C) certain scheduled acquisitions and (D) acquisitions of newly incorporated companies in the ordinary course of business;

(g)	other than in the ordinary course of business, incur any indebtedness in an individual amount not to exceed $1,000,000;

(h)
grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or consultant of Alvarium as of the date of the Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business or as otherwise scheduled, (B) enter into any new, or materially amend any existing service agreement or severance or termination agreement with (a) any current or former director, shareholder, officer, or (b) consultant or employee whose compensation would make such consultant or employee one of the top ten remunerated individuals at Alvarium, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or consultant (other than where such acceleration is in accordance with the terms of their employment, engagement or incentive award as at the date of the Business Combination Agreement);

(i)
other than as required by applicable law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement grant any severance or termination pay to, any director or officer of Alvarium or of any subsidiary of Alvarium, other than in the ordinary course of business consistent with past practices;

(j)
adopt, amend or terminate any benefit plan, except (A) as may be required by applicable law or as necessary in order to consummate the transaction contemplated in the Business Combination Agreement or (B) in the event of annual renewals of health and welfare programs;

(k)	take certain actions with respect to tax matters;

(l)
materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of certain material contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Alvarium’s or any subsidiary of Alvarium’s material rights thereunder, in each case in a manner that is adverse to Alvarium or any subsidiary of Alvarium, taken as a whole, except in the ordinary course of business;

(m)
intentionally permit any material item of intellectually property of Alvarium to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of intellectually property of Alvarium; or

(n)	agree to commit to do any of the foregoing.
Interim Operations of the TIG Entities
Under the Business Combination Agreement, the TIG Entities have made certain covenants with respect to the
Pre-Closing
Period, including, among others, to cause the TIG Entities and the subsidiaries of the TIG Entities business to be conducted and operated in the ordinary course of business and in a manner consistent with past practices, to use commercially reasonable efforts to preserve substantially intact the TIG Entities and the subsidiaries of the TIG Entities business, to avoid terminating (except for cause as reasonably determined by the TIG Entities)the services of the current officers, key employees and key consultants of the TIG Entities and the subsidiaries of the TIG Entities and to preserve the current relationships of the TIG Entities and the subsidiaries of the TIG Entities with its and their clients, suppliers and other persons with which the TIG Entities and the subsidiaries of the TIG Entities have material business relations, not to, in each case, without the prior written consent of Cartesian and subject to specified or otherwise scheduled exceptions:

(a)
amend or otherwise change the organizational documents of TIG Entities and the subsidiaries of the TIG Entities (other than as required in order to effect any action otherwise undertaken in accordance with the Business Combination Agreement);

(b)	form or create any subsidiaries that are not directly or indirectly wholly owned by the TIG Entities;

(c)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the equity interest of the TIG Entities and the subsidiaries of the TIG Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any of the equity interest of the TIG Entities and the subsidiaries of the TIG Entities, including, without limitation, any phantom interests;

(d)
declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than scheduled cash dividends, distributions and other amounts), with respect to any of the equity interest of the TIG Entities and the subsidiaries of the TIG Entities, other than dividends or distributions, declared, set aside or paid by any of the subsidiaries of the TIG Entities to the TIG Entities or any subsidiary of the TIG Entities;

(e)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the equity interest of the TIG Entities and the subsidiaries of the TIG Entities, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned subsidiary of the TIG Entities that remains a wholly owned subsidiary of the TIG Entities after consummation of such transaction;

(f)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of a subsidiary of the TIG Entities by the TIG Entities or another subsidiary of the TIG Entities);

(g)
other than in the ordinary course of business, incur any indebtedness if incurring such indebtedness would cause total indebtedness of the TIG Entities and the subsidiaries of the TIG Entities to exceed $41,500,000;

(h)
other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or non-entity,
individual consultant of the TIG Entities as of the date of the Business Combination Agreement, (B) amend any existing service agreement or enter into any new, or materially amend any existing severance or termination agreement with any current or former director, shareholder, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or non-entity,
individual consultant (other than where such acceleration, funding, payment of vesting is in accordance with the terms of the applicable benefit plan, certain service agreements or employment arrangements);

(i)
other than as required by applicable law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement grant any severance or termination pay to, any director or officer of the TIG Entities and the subsidiaries of the TIG Entities, other than in the ordinary course of business consistent with past practices;

(j)
adopt, amend or terminate any benefit plan, except (A) as may be required by applicable law or as necessary in order to consummate the transaction contemplated in the Business Combination Agreement or (B) in the event of annual renewals of health and welfare programs;

(k)	take certain actions with respect to tax matters;

(l)
materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of certain material contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material rights thereunder, in each case in a manner that is adverse to the TIG Entities and the subsidiaries of the TIG Entities, taken as a whole, except in the ordinary course of business;

(m)
intentionally permit any material item of intellectually property of the TIG Entities to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectually property of the TIG Entities; or

(n)	agree to commit to do any of the foregoing.
Interim Operations of TWMH
Under the Business Combination Agreement, TWMH has made certain covenants with respect to the
Pre-Closing
Period, including, among others, to cause TWMH and the subsidiaries of TWMH business to be conducted and operated in the ordinary course of business and in a manner consistent with past practices, to use commercially reasonable efforts to preserve substantially intact TWMH and the subsidiaries of TWMH business, to avoid terminating (except for cause as reasonably determined by TWMH) the services of the current officers, key employees and key consultants of TWMH and the subsidiaries of TWMH and to preserve the current relationships of TWMH and the subsidiaries of TWMH with its and their clients, suppliers and other persons with which TWMH and the subsidiaries of TWMH have material business relations, not to, in each case, without the prior written consent of Cartesian and subject to specified or otherwise scheduled exceptions:

(a)
amend or otherwise change the organizational documents of TWMH and the subsidiaries of TWMH (other than as required in order to effect any action otherwise undertaken in accordance with the Business Combination Agreement);

(b)	form or create any subsidiaries that are not directly or indirectly wholly owned by TWMH;

(c)
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the equity interest of TWMH and the subsidiaries of TWMH, or any options, warrants, convertible securities or other rights of any kind to acquire any of the equity interest of TWMH and the subsidiaries of TWMH, including, without limitation, any phantom interests;

(d)
declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than scheduled cash dividends, distributions and other amounts), with respect to any of the equity interest of TWMH and the subsidiaries of TWMH, other than dividends or distributions, declared, set aside or paid by any of the subsidiaries of TWMH to TWMH or any subsidiary of TWMH;

(e)
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the equity interest of TWMH and the subsidiaries of TWMH, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned subsidiary of TWMH that remains a wholly owned subsidiary of TWMH after consummation of such transaction;

(f)
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of a subsidiary of TWMH by TWMH or another subsidiary of TWMH);

(g)	other than in the ordinary course of business, incur any indebtedness if incurring such indebtedness would cause total indebtedness of TWMH and the subsidiaries of TWMH to exceed $12,000,000;

(h)
other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or non-entity,
individual consultant of TWMH as of the date of the Business Combination Agreement, (B) amend any existing service agreement or enter into any new, or materially amend any existing, severance or termination agreement with any current or former director, shareholder, officer, employee or non-entity,
individual consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or non-entity,
individual consultant (other than where such acceleration, funding, payment of vesting is in accordance with the terms of the applicable benefit plan, certain service agreements or employment arrangements);

(i)
other than as required by applicable law or pursuant to the terms of an agreement entered into prior to the date of the Business Combination Agreement grant any severance or termination pay to, any director or officer of TWMH and the subsidiaries of TWMH, other than in the ordinary course of business consistent with past practices;

(j)
adopt, amend or terminate any benefit plan, except (A) as may be required by applicable law or as necessary in order to consummate the transaction contemplated in the Business Combination Agreement or (B) in the event of annual renewals of health and welfare programs;

(k)	take certain actions with respect to tax matters;

(l)
materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of certain material contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material rights thereunder, in each case in a manner that is adverse to TWMH and the subsidiaries of TWMH, taken as a whole, except in the ordinary course of business;

(m)
intentionally permit any material item of intellectually property of TWMH to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectually property of TWMH; or

(n)	agree to commit to do any of the foregoing.
Additional Covenants
Proxy statement; Registration Statement
As promptly as practicable after the execution and delivery of the Business Combination Agreement and the delivery of each of the Alvarium PCAOB Financials, the TWMH PCAOB Financials and the TIG Entities PCAOB Financials, Cartesian and the Companies will prepare and (i) Cartesian will file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to Cartesian Shareholders soliciting proxies in favor of the Cartesian Proposals from the Cartesian Shareholders in connection with the extraordinary general meeting of Cartesian Shareholders (the “Cartesian Shareholders’ Meeting”) to be held to consider approval and adoption of (A) the Business Combination Agreement and the Business Combination, (B) the Domestication, (C) the Cartesian Certificate of Incorporation and Cartesian Bylaws, including certain governance provisions in the Cartesian Certificate of Incorporation, (D) the issuance of shares of Cartesian Common Stock as contemplated by the Business Combination Agreement, (E) the Equity Incentive Plan, and (F) any other proposals the parties deem necessary or appropriate to effectuate the Business Combination (collectively, the “Cartesian Proposals”) and (ii) Cartesian will file with the SEC a registration statement on
Form S-4
(together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Cartesian Common Stock to be issued pursuant to, and in connection with, the Business Combination Agreement.
Exclusivity
From and after the date hereof until the Umbrella Merger Effective Time or, if earlier, the valid termination of the Business Combination Agreement, each Target Company and Cartesian shall not and shall direct each of their respective subsidiaries and representatives not to, (i) initiate, solicit, facilitate any, respectively, “Company Acquisition Proposal” or “Business Combination Proposal” (as each term is defined in the Business Combination Agreement), (ii) engage in any negotiations relating to, respectively, a Company Acquisition Proposal or Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any, respectively, “Company Acquisition Proposal” or “Business Combination Proposal”, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any, respectively, “Company Acquisition Proposal” or “Business Combination Proposal”.
Employee Benefits Matters
Cartesian shall, or shall cause the Umbrella Merger Surviving Company and their respective subsidiaries, as applicable, to provide the employees of the Target Companies and their respective subsidiaries who remain employed immediately after the Umbrella Merger Effective Time credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Cartesian, the Target Companies, Umbrella Merger Surviving

Company or any of their subsidiaries for service accrued or deemed accrued prior to the Umbrella Merger Effective Time with Cartesian, the Target Companies, Umbrella Merger Surviving Company or any of their subsidiaries.
Directors’ and Officers’ Indemnification
The Cartesian Certificate of Incorporation will contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of the Companies than are set forth in the Alvarium Organizational Documents, TWMH Corporate Documents, TIG GP Corporate Documents and the TIG MGMT Corporate Documents, in each case, as in effect as of the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Umbrella Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Umbrella Merger Effective Time, were directors, managers, officers, employees, or agents of the Companies covered thereby, unless such modification will be required by applicable law.
Cartesian will purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Cartesian and the Companies, respectively, as of the Closing with respect to matters occurring prior to the Umbrella Merger Effective Time. The D&O Tail Policies will provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Umbrella Merger Effective Time for the benefit of Cartesian’s and the Companies’ directors, managers and officers, as applicable, and will remain in effect for the six year period following the Closing.
Further Action; Reasonable Best Efforts
Each of the parties will use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Business Combination, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, including certain regulatory approvals, and parties to contracts with the Target Companies and their respective subsidiaries necessary for the consummation of the Business Combination and to fulfill the conditions to the Business Combination. In case, at any time after the Umbrella Merger Effective Time, any further action is necessary or desirable to carry out the purposes of the Business Combination Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.
Each of the parties will keep each other apprised of the status of matters relating to the Business Combination, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of the Business Combination Agreement and permitting the other parties to review in advance, and to the fullest extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Business Combination. No party will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreements, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreements, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Business Combination Agreement and the Business Combination. No party will take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the transactions contemplated by the Business Combination Agreement.
The consummation of the Business Combination will specifically require the approval from certain Governmental Authorities regarding the change in ownership or control of certain regulated entities. The approvals contemplated by the preceding sentence are conditions to the Closing of the Business Combination. Additionally, each party’s obligation to complete the Business Combination is subject to the waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 having expired or been terminated.
Financial Statements
Alvarium will use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for such years and (ii) the unaudited consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for the six-month
periods ended June 30, 2021 and 2020, in each case, (A) prepared in accordance with UK GAAP, applied on a consistent basis throughout the covered periods and (B) audited or reviewed in accordance with the standards of the PCAOB, together with separate audited financial statements of any of the Alvarium Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “Alvarium PCAOB Financials”) not later than October 15, 2021.
TWMH will use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for such years and (ii) the unaudited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for the six-month
periods ended June 30, 2021 and 2020, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) audited or reviewed in accordance with the standards of the PCAOB, together with separate audited financial statements of any of the TWMH Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “TWMH PCAOB Financials”) not later than September 17, 2021.
The TIG Entities will use their respective reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for such years and (ii) the unaudited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for the six-month
periods ended June 30, 2021 and 2020, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) audited or reviewed in accordance with the standards of the PCAOB, together with separate audited financial statements of any of the TIG Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “TIG PCAOB Financials”) not later than September 21, 2021.
Stock Exchange Listing
Cartesian will use its reasonable best efforts to cause the shares of Cartesian Common Stock constituting the Alvarium Shareholders Share Consideration to be approved for listing on Nasdaq at Closing, subject to notice of official issuance. During the period from the date hereof until the Closing, Cartesian will use its reasonable best efforts to keep the Cartesian Units, shares of Class A Common Stock and Cartesian Warrants listed for trading on Nasdaq. Prior to the Closing, Cartesian and the Companies will mutually agree upon the ticker symbol of Cartesian.
Antitrust
Each party to the Business Combination Agreement agrees to promptly (and in connection with any required filings under the HSR Act, no later than ten business days after the date of the Business Combination Agreement) make any required filing or application under applicable antitrust laws, as applicable. The parties to the Business Combination Agreement agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to applicable antitrust laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under applicable antitrust laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
Each party to the Business Combination Agreement shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by the Business Combination Agreement under any applicable antitrust laws, use its reasonable best efforts to: (i) cooperate in connection with any filing or submission; (ii) keep the other parties reasonably informed of any communication received or given by such party or its representatives; (iii) permit a representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental authority. No party to the Business Combination Agreement shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any governmental authority of any required filings or applications under applicable antitrust laws.
Trust Account
As of the Umbrella Merger Effective Time, the obligations of Cartesian to dissolve or liquidate within a specified time period as contained in Cartesian’s Amended and Restated Memorandum and Articles will be terminated and Cartesian shall have no obligation whatsoever to dissolve and liquidate the assets of Cartesian by reason of the consummation of transactions contemplated by the Business Combination Agreement. Cartesian will provide notice to the Transfer Agent in accordance with the Trust Agreement and will deliver any other documents, opinions or notices required to be delivered to the Transfer Agent pursuant to the Trust Agreement and cause the Transfer Agent, prior to the Umbrella Merger Effective Time, and the Transfer Agent will thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay Cartesian’s shareholders who have exercised the Cartesian Share Redemption) as directed by Cartesian and thereafter will cause the Trust Account and the Trust Agreement to terminate.
Additional Private Placements
Cartesian will be permitted to enter into subscription agreements with a financing source or sources relating to Additional Private Placement transactions subject to the prior written consent of the Companies (which will not be unreasonably withheld, conditioned or delayed), and such subscription agreements will, upon execution, be deemed Subscription Agreements. In addition to such Additional Private Placements, subject to the prior written consent of the Companies (which will be in their sole discretion), Cartesian will be permitted to enter into additional subscription agreements with a financing source or sources relating to a Private Placement transaction, which such subscription agreements will, upon execution, be deemed Subscription Agreements.
TWMH and TIG Written Consents
Simultaneously with the execution of the Business Combination Agreement, (a) TWMH will cause the TWMH Key Members to deliver to Cartesian a written consent (which will be irrevocable and in such form and substance as will be reasonably acceptable to Cartesian) approving and adopting the Business Combination Agreement and approving the Business Combination, (b) TIG GP will cause the TIG GP Key Members to deliver to Cartesian a written consent (which will be irrevocable and in such form and substance as will be reasonably acceptable to Cartesian) approving and adopting the Business Combination Agreement and approving the Business Combination, and (c) TIG MGMT will cause the TIG MGMT Key Members to deliver to Cartesian a written consent (which will be irrevocable and in such form and substance as will be reasonably acceptable to Cartesian) approving and adopting the Business Combination Agreement and approving the Business Combination.
Alvarium LTIP
Alvarium (a) will not grant any awards under the Alvarium LTIP unless a recipient of such awards agrees to execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement and (b) will not issue any Alvarium Shares pursuant to the exercise of any awards under the Alvarium LTIP unless a recipient of such awards will execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement.
Termination
The Business Combination Agreement may be terminated, and the Business Combination may be abandoned at any time prior to the Umbrella Merger Effective Time, as follows:

(a)	by mutual written consent of Cartesian and the Companies;

(b)
by either Cartesian or the Companies if the Umbrella Merger Effective Time will not have occurred prior to July 29, 2022 (the “Outside Date”); provided, that Cartesian (in its sole discretion acting reasonably) may extend the Outside Date for such period of time as Cartesian deems reasonably necessary with respect to any approvals set forth on Section 6.05(a)(A)(1)(a), (b), (e) and (f)(i) of the Alvarium Disclosure Schedule relating to an Alvarium Subsidiary that is not an Alvarium Material Operating Subsidiary that have not been obtained by the Outside Date; provided further, that the Business Combination Agreement may not be terminated under Section 12.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article XI on or prior to the Outside Date;

(c)
by either Cartesian or the Companies if any Governmental Authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(d)
by either Cartesian or the Companies if any of the Cartesian Proposals will fail to receive the Cartesian Required Shareholders Approval at the Cartesian Shareholders’ Meeting or any adjournment or postponement thereof;

(e)
by Cartesian if (i) TWMH will have failed to deliver to Cartesian the TWMH Members Written Consent, (ii) TIG GP will have failed to deliver to Cartesian the TIG GP Members Written Consent, or (ii) TIG MGMT will have failed to deliver to Cartesian the TIG MGMT Members Written Consent, in each case, immediately following execution and delivery of the Business Combination Agreement;

(f)
by Cartesian upon a breach of any representation, warranty, covenant or agreement on the part of any of the Companies set forth in the Business Combination Agreement, or if any representation or warranty of the Companies will have become untrue, in either case such that the conditions set forth in Section 11.02(a)(i), Section 11.02(a)(ii), Section 11.02(b)(i), Section 11.02(b)(ii),

Section 11.02(b)(iii), Section 11.02(b)(iv), Section 11.02(c)(i), Section 11.02(c)(ii), Section 11.02(c)(iii), or Section 11.02(c)(iv) of the Business Combination Agreement would not be satisfied (“Terminating Companies Breach”); provided that Cartesian has not waived such Terminating Companies Breach and the Cartesian Entities are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Companies Breach is curable by the applicable Company, Cartesian may not terminate the Business Combination Agreement under Section 12.01(h) for so long as the applicable Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Cartesian to the applicable; or

(g)
by each of the Companies upon a breach of any representation, warranty, covenant or agreement on the part of the Cartesian Entities set forth in the Business Combination Agreement, or if any representation or warranty of the Cartesian Entities will have become untrue, in either case such that the conditions set forth in Section 11.03(a) or Section 11.03(b) of the Business Combination Agreement would not be satisfied (“Terminating Cartesian Breach”); provided that no Company (i) has waived such Terminating Cartesian Breach and (ii) is not then in material breach of their respective representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating Cartesian Breach is curable by the Cartesian Entities, the Companies may not terminate the Business Combination Agreement under Section 12.01(i) of the Business Combination Agreement for so long as the Cartesian Entities continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by the Companies to Cartesian.

Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will, to the fullest extent permitted by applicable law, forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party, except as set forth in Section 12.02, Section 12.03, Article XIII, or any corresponding definitions set forth in Article I of the Business Combination Agreement, or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party
Indemnification
The representations and warranties made by each of the parties to the Business Combination Agreement do not survive the Closing, and there is no associated indemnification from any party for a breach of any of its representations and warranties. The foregoing does not limit the remedies of the parties to the Business Combination Agreement for fraud.
The covenants and agreements made by each of the parties to the Business Combination Agreement that are to be performed prior to or at the Closing do not survive the Closing, and there is no associated indemnification from any party for a breach of any of such covenants or agreements. The covenants and agreements made by each of the parties that are to be performed following the Closing survive the Closing in accordance with their terms, until fully performed. While there is no associated indemnification for breaches of such covenants, each party to the Business Combination Agreement retains all rights and remedies available at law or in equity for any such breach, including specific performance.
Expenses
In the event that the Business Combination Agreement is terminated in accordance with
Section
 12.01
, all Transaction Expenses incurred in connection with the Business Combination Agreement, the other Transaction

Documents and the transactions contemplated thereby shall be paid by the party incurring such Transaction Expenses, except that Cartesian, Alvarium, TWMH and the TIG Entities shall each pay one fourth (1/4) of (a) all Transaction Expenses incurred relating to the regulatory approvals set forth in Section 11.02(A)(a) to (f) of the Alvarium Disclosure Schedule. If the transactions contemplated by the Business Combination Agreement are consummated, on the Closing Date, Cartesian shall pay or cause to be paid all Transaction Expenses of the parties from the combined cash accounts of Cartesian and the Companies after the release of funds from the Trust Account.
Amendment
The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.
Governing Law; Jurisdiction
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State. Any action arising out of or relating to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement shall, to the fullest extent permitted by applicable law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.

Post-Business Combination Ownership Structure
The diagram below depicts a simplified version of Alvarium Tiedemann’s organizational structure immediately following the completion of the Business Combination.

(1)
Following the Closing, and assuming No Redemptions, Cartesian’s Public Shareholders will hold 24.9% of the voting power of the Company, taking into account any Class B Common Units held by the TWMH Equityholders and the TIG Entities Equityholders.

(2)	Cartesian Growth Corporation will be renamed Alvarium Tiedemann Holdings, Inc. following the Domestication and the Business Combination.
Ancillary Agreements
TWMH and TIG Member Support Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian, TWMH, the TIG Entities, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members entered into the Member Support Agreement pursuant to which, among other things, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members agreed to (a) vote their TWMH Interests, TIG GP Interests and TIG MGMT Interests, as applicable, in favor of the Business Combination Agreement and the Business Combination, (b) take any and all actions necessary or appropriate to implement the TWMH/TIG Entities Reorganization, (c) subject to certain permitted exceptions, not transfer their TWMH Interests, TIG GP Interests and TIG MGMT Interests, as applicable; (d) not challenge the validity of the TWMH and TIG Member Support

Agreement or allege a breach of fiduciary duty in connection with the entry into the Business Combination Agreement or the TWMH and TIG Member Support Agreement; (e) consent to the disclosure in the proxy statement/prospectus of its identity, its beneficial ownership of Interests and the nature of their commitments in relation to the Business Combination; (f) not engage in any transaction involving securities of Cartesian, and (g) not make any public announcement in relation to the Business Combination.
The foregoing description of the TWMH and TIG Member Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the TWMH and TIG Member Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H and incorporated herein by reference.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian, Sponsor, Alvarium, TWMH and the TIG Entities entered into the Sponsor Support Agreement, pursuant to which, among other things:

(a)
Sponsor will subject 2,850,000 shares of its Class B Common Stock (the “Sponsor Redemption Shares”) to forfeiture pursuant to which if the Net Redemption Percentage is more than 50%, then immediately prior to the Closing and prior to the Class B Conversion pursuant to the Existing Articles, Sponsor will surrender to Cartesian for cancellation a number Sponsor Redemption Shares (rounded down to the nearest whole share) equal to the product of (a) the number of Sponsor Redemption Shares and (b) a percentage equal to the product of (i) the amount by which the Net Redemption Percentage exceeds 50% and (ii) two. (A) “Net Redemption Percentage” means a percentage equal to the quotient of (i) the Net Redemption Amount, if any, divided by (ii) the amount of funds contained in the Trust Account as of the Reference Time (prior to giving effect to the exercise of the Cartesian Share Redemption) and (B) “Net Redemption Amount” means the positive difference, if any, between (i) the aggregate amount of payments to be made to the holders of Class A ordinary shares that have elected to redeem all or a portion of their Class A ordinary shares at the per-share
price equal to each such holder’s pro rata share of the Trust Account pursuant to the Cartesian Share Redemption minus (ii) aggregate amount of funds in excess of $125,000,000 to be paid by certain investors to purchase Class A ordinary shares pursuant to the Private Placements and the Subscription Agreements relating to the Private Placements (it being understood that if the difference between clauses (i) and (ii) above will be zero or a negative number, then there will be no Net Redemption Amount and the provisions of Section 3 will not apply).

(b)
Sponsor will, following the Closing, subject a certain number of its shares of Class A Common Stock to forfeiture in an amount equal to the product of (i) 15% and (ii) (A) 8,550,000 minus (B) the number of Sponsor Redemption Shares that have been required to be forfeited pursuant to Section 3 of the Sponsor Support Agreement at the relevant time (the “Sponsor
Earn-Out
Shares”) to an
“earn-out”
pursuant to which, at any time during the
Earn-Out
Period:

i.	If the First Level Earn-Out Target is achieved, then 50% of the Sponsor Earn-Out Shares (the “First Level Sponsor Earn-Out Shares”) will no longer be subject to forfeiture;

ii.	If the Second Level Earn-Out Target is achieved, then an additional 50% of the Sponsor Earn-Out Shares (the “Second Level Sponsor Earn-Out Shares”) will no longer be subject to forfeiture;

iii.
If either
Earn-Out
Target is, or both
Earn-Out
Targets are, achieved on or prior to the last day of the
Earn-Out
Period, then following the achievement of the applicable
Earn-Out
Target, (a) Sponsor will provide written notice to Cartesian informing

Cartesian that the applicable
Earn-Out
Target(s) have been satisfied and that the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, are no longer subject to forfeiture, and (b) immediately following receipt of such notice from Sponsor, Cartesian will take all necessary action to cause the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, to no longer be subject to forfeiture, including providing all necessary notices to CST;

iv.
If neither
Earn-Out
Target has been achieved on or prior to the last day of the
Earn-Out
Period, then the First Level Sponsor
Earn-Out
Shares and Second Level Sponsor
Earn-Out
Shares will be forfeited and cancelled. Upon the forfeiture and cancellation of the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, pursuant to the foregoing sentence, Sponsor will surrender to Cartesian for cancellation, the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable; and

v.
If (i) a Cartesian Change of Control occurs during the
Earn-Out
Period and/or (ii) any
Earn-Out
Target of the Companies pursuant to Section 3.07 of the Business Combination Agreement has been deemed satisfied or waived during the
Earn-Out
Period, then, immediately prior to the consummation of such Cartesian Change of Control and/or such satisfaction or waiver of any
Earn-Out
Target of the Companies, respectively, (A) any
Earn-Out
Target that has not been previously satisfied will be deemed to be satisfied and (B) the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, will no longer be subject to forfeiture.

(c)
Sponsor will, effective as of immediately prior to the effective time of the Umbrella Merger, transfer and assign its 8,900,000 Private Placement Warrants to the TWMH Members, the TIG GP Members, the TIG MGMT Members and the Alvarium Shareholders, in accordance with the TWMH Payment Spreadsheet, the TIG Entities Payment Spreadsheet and the Alvarium Payment Spreadsheet.

(d)
Sponsor will (i) cause its Cartesian ordinary shares to be counted as present at the Cartesian Shareholders’ Meeting, (ii) vote all of its Class B ordinary shares (a) in favor of the Business Combination Agreement, the Business Combination and any other matter reasonably necessary to the consummation of the Business Combination and (b) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of the terms of the Business Combination Agreement or any agreement ancillary to the Business Combination Agreement, or in failure of the Business Combination from being consummated;

(e)
Sponsor will not, until the end of the
Earn-Out
Period, directly or indirectly transfer or sell any Sponsor
Earn-Out
Shares, except to affiliates of Sponsor that executes the Sponsor Support Agreement or a joinder thereto;

(f)
Sponsor will not (a) demand that Cartesian redeem its Class B ordinary shares in connection with the Business Combination or (b) otherwise participate in any such redemption by tendering or submitting any of its Class B ordinary shares for redemption; and

(g)
Sponsor will waive the anti-dilution provisions of Section 17.3 set forth in the Existing Articles relating to the adjustment of the Initial Conversion Ratio (as defined in the Existing Articles), and will agree not to exercise any rights to adjustment or other anti-dilution protection with respect to the rate at which Class B ordinary shares convert into Class A ordinary shares.

The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G and incorporated herein by reference.

Sponsor Recycling Commitment Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian and the Sponsor entered into a Sponsor Recycling Commitment Agreement (“Sponsor Recycling Commitment Agreement”), pursuant to which Sponsor agreed to purchase Class A ordinary shares (such purchased shares, the “Commitment Shares”) from all third-party holders of Class A ordinary shares that have been identified by the Sponsor as sellers of Class A ordinary shares at a price of no more than $10.00 per share (such shareholders, the “Redeeming Shareholders”), to the extent such Commitment Shares are available for purchase; provided that the aggregate purchase price of the Commitment Shares will not exceed $12,500,000.
Registration Rights and
Lock-Up
Agreement
At the Closing, Cartesian, certain Cartesian Shareholders (including the Sponsor), the Alvarium Shareholders, the TWMH Members, the TIG GP Members and the TIG MGMT Members (such shareholders and members, the “Holders”) will enter into the Registration Rights and
Lock-Up
Agreement, pursuant to which, among other things, Cartesian will be obligated to file a registration statement to register the resale of certain securities of Cartesian held by the Holders (including any outstanding Cartesian Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase Cartesian Common Stock and Cartesian Common Stock issued or issuable upon the exercise or conversion of any other such equity security) of Cartesian held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares) and any Cartesian Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B common units pursuant to the terms and subject to the conditions of the Umbrella LLC Agreement). The Registration Rights and
Lock-Up
Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Subject to certain customary exceptions, the Registration Rights and
Lock-Up
Agreement further provides for the Cartesian Common Stock and any other equity securities convertible into or exercisable or exchangeable for Cartesian Common Stock
(“Lock-Up
Shares”) held by the Holders to be
locked-up
for a period of time, as follows:

(a)	In relation to the Private Placement Warrants (other than those held by specified individuals (“Director Holders”)):

i.	One-third of the Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

ii.	One-third of the Private Placement Warrants will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date; and

iii.	One-third of the Private Placement Warrants will not be locked-up;

(b)
The (x) Class B ordinary shares held by the Director Holders and the Cartesian Common Stock received in exchange for such Class B ordinary shares (the “Director Shares”) and (y) shares of Cartesian Common Stock, or Umbrella Class B common units that are exchangeable into Cartesian Common Stock pursuant to the Umbrella LLC Agreement, held by the Inactive Target Holders (as designated therein) (the “Inactive Target Holder Shares” and, together with the Director Shares, the “Director/Inactive Target Holder Shares”) will be locked-up
during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

(c)
The Option Shares (as defined in the Option Agreements) (the “Sponsor-Sourced Option Shares”) will be locked-up
for the period beginning on the Closing Date and ending on the earlier to occur of (x) one year after the date of the Closing Date or (y) such time, at least 150 days after the

Closing Date, that the closing price of Cartesian Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period;

(d)	In relation to the Lock-Up Shares (other than the Private Placement Warrants, the Director/Inactive Target Holder Shares and the Sponsor-Sourced Option Shares):

i.	an amount equal to forty percent (40%) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

ii.	an amount equal to thirty percent (30%) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

iii.	an amount equal to thirty percent (30%) of such Lock-Up Shares will be locked-up during the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.
The foregoing description of the Registration Rights and
Lock-Up
Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Registration Rights and
Lock-Up
Agreement, a copy of which is attached to this proxy statement/prospectus as Exhibit F to the Business Combination Agreement attached to this proxy statement/prospectus as Annex A-1 and incorporated herein by reference.
Proposed Charter
At the Closing, Cartesian will file the Proposed Charter with the Secretary of State of the State of Delaware. The Proposed Charter includes customary provisions for the certificate of incorporation of a publicly traded company on Nasdaq.
A copy of the form of Proposed Charter is attached to this proxy statement/prospectus as Annex
B-1
and incorporated herein by reference.
Cartesian Bylaws
At the Closing, Cartesian will adopt
by-laws
substantially in the form attached to the Business Combination Agreement. The Proposed Bylaws include customary provisions for the bylaws of a publicly traded company on Nasdaq.
A copy of the form of Proposed Bylaws is attached to this proxy statement/prospectus as Annex C and incorporated herein by reference.
Umbrella LLC Agreement
Following the effective time of the Umbrella Merger, Umbrella Merger Surviving Company will adopt the Umbrella LLC Agreement in the form attached as an exhibit to the Business Combination Agreement. Cartesian will be the sole manager (the “Manager”) of the Umbrella Merger Surviving Company.
Provisions in the Umbrella LLC Agreement are intended to ensure that the total number of Umbrella Merger Surviving Company’s Class A Common Units (“Umbrella Common Units”) outstanding is always equal to the total number of outstanding shares of Class A Common Stock. The shares of Class B Common Stock (which is solely voting stock with no economic rights) will be “paired” to the Umbrella Merger Surviving Company Class B Common Units (which are economic units pursuant to which the holders of Class B Common

Units effectively receive the economics they would have received had they instead held Class A Common Stock), with the holders of Umbrella Merger Surviving Company Class B Common Units (other than Cartesian) holding one share of Class B Common Stock for each Class B Common Unit held.
The Umbrella LLC Agreement provides that transfers of the Class B Common Units may not be made without the Manager’s consent except in the case of certain permitted transfers. The Umbrella LLC Agreement also provides for terms and conditions upon which holders of Umbrella Common Units can exchange one Umbrella Class B common unit and one share of Class B Common Stock (together, a “Paired Interest”) for, at Cartesian’s option, either a number of shares of Class A Common Stock equal to the Exchange Rate (as defined therein) or (ii) cash in an amount based upon the sale price of Class A Common Stock in a private sale or the price to the public.
A copy of the form of Umbrella LLC Agreement is attached to this proxy statement/prospectus as Exhibit D to the Business Combination Agreement attached to this proxy statement/prospectus as Annex A-1 and incorporated herein by reference.
Tax Receivable Agreement
At the Closing, Cartesian will enter into the Tax Receivable Agreement with the TWMH Members, the TIG GP Members, the TIG MGMT Members and their advisory firm. The Tax Receivable Agreement will generally provide for certain payments and make certain arrangements with respect to certain tax benefits to be derived by Cartesian and its subsidiaries as the result of the Business Combination and future exchanges by such TWMH Members, TIG GP Members and TIG MGMT Members of their Paired Interests for Cartesian Class A Common Stock in accordance with the Umbrella LLC Agreement and the making of payments under the Tax Receivable Agreement.
Pursuant to the terms of the Tax Receivable Agreement, Cartesian generally will pay an amount equal to 85% of the net tax benefit that it receives from such exchanges to the TWMH Members, the TIG GP Members and the TIG MGMT Members. The costs and expenses of administering the Tax Receivable Agreement will be borne 15% by Cartesian and 85% by the TWMH Members, the TIG GP Members and the TIG MGMT Members, or in certain instances, all or a portion of such 85% amount may be borne by Umbrella.
A copy of the form of Tax Receivable Agreement is attached to this proxy statement/prospectus as Annex E and incorporated herein by reference.
Alvarium Exchange Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian, Alvarium and the Alvarium Shareholders entered into the Alvarium Exchange Agreement pursuant to which, at the Closing, the Alvarium Shareholders will exchange their ordinary shares of Alvarium Topco and Class A Shares of Alvarium Topco for that number and type of Class A Common Stock as is equal to each Alvarium Shareholders’ portion of the Alvarium Shareholders Share Consideration as determined in accordance with the Business Combination Agreement.
The foregoing description of the Alvarium Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Alvarium Exchange Agreement, a copy of which is attached to this proxy statement/prospectus as Annex L and incorporated herein by reference.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, Cartesian entered into subscription agreements (the “PIPE Subscription Agreements”) with certain investors (each a “PIPE Investor”) to purchase, following the Domestication, Class A Common Stock (such shares, collectively, “PIPE Shares”) in an aggregate value of $164,999,807, representing 16,836,715 PIPE Shares at a price of $9.80 per share.

The closing of the sale of PIPE Shares (the “PIPE Closing”) will occur immediately prior to the Closing. The PIPE Closing will be subject to customary conditions, including, but not limited to:

i.
all representations and warranties of Cartesian and the PIPE Investor contained in the relevant PIPE Subscription Agreement will be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the PIPE Subscription Agreements), which representations and warranties will be true in all respects) at, and as of, the PIPE Closing;

ii.	all conditions precedent to the Closing will have been satisfied or waived; and

iii.
without the consent of the PIPE Investor, the Business Combination Agreement cannot be amended, modified or waived in a manner that reasonably would be expected to materially and adversely affect the economic benefits the PIPE Investor reasonably would expect to receive under the PIPE Subscription Agreement.

Pursuant to the PIPE Subscription Agreements, Cartesian agreed that, within 45 calendar days after the consummation of the Business Combination, it will file with the SEC a registration statement registering the resale of the PIPE Shares, and Cartesian will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof;
provided
,
however
, that Cartesian’s obligations to include the shares held by a PIPE Investor in such registration statement will be contingent upon the respective PIPE Investor furnishing in writing to Cartesian such information regarding the PIPE Investor, the securities of Cartesian held by such PIPE Investor and the intended method of disposition of the shares, as will be reasonably requested by Cartesian to effect the registration of such shares, and will execute such documents in connection with such registration, as Cartesian may reasonably request that are customary of a selling stockholder in similar situations.
Each PIPE Subscription Agreement will terminate upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the PIPE Subscription Agreement; or (iii) if any of the conditions to PIPE Closing set forth in Sections 3.2 and 3.3 of such PIPE Subscription Agreement are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by such PIPE Subscription Agreement are not consummated at the PIPE Closing.
The foregoing description of the PIPE Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the PIPE Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex F and incorporated herein by reference.
Side Letter re Subscription Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian entered into a side letter with a PIPE Investor, who is also a shareholder of Alvarium, in relation to its Subscription Agreement (the “Side Letter”). Pursuant to the Side Letter, Cartesian will issue to the PIPE Investor, contingent on and concurrently with the Closing and the consummation of its Subscription Agreement, an aggregate of 100,000 shares of Class A Common Stock.
Option Agreements
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into option agreements (the “Option Agreements”) with each of the PIPE Investors pursuant to which, among other things, Sponsor granted such PIPE Investors a non-transferable
option to purchase an aggregate of 3,625,000 shares of Class A Common Stock held by the Sponsor (the “Option Shares”), at an exercise price of $11.50 per share (subject to adjustment to reflect any changes to the exercise price of the Cartesian warrants) (the “Option”).

The Option may be exercised only during the period commencing on the earlier to occur of (A) one year after the date of the Closing Date or (B) such time, at least 150 days after the Closing Date, that the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period and (ii) terminating at the earliest to occur of (A) 5:00 p.m., New York City time on the date that is five years after the Closing Date and (B) the liquidation of the Cartesian in accordance with Cartesian’s certificate of incorporation, which if approved by Cartesian’s shareholders, would take effect upon the Closing Date.
The Option may be cancelled, at the option of the Sponsor, at any time during the Exercise Period (but not during the first 2 years), upon notice to the option holder, at a price of $0.01 per Option Share if the last sales price of Class A Common Stock reported has been at least $23.00 per share on each of 20 trading days within any 30 trading-day
period commencing once the Option becomes exercisable.
Investor Rights Agreements
At the Closing, Cartesian will enter into an investor rights agreement with a shareholder of Alvarium pursuant to which, among other things, the shareholder will have the right to designate one nominee to the Board (the “Shareholder Designee”), and any committee of the Board will include the Shareholder Designee as a member or, if the Shareholder Designee does not meet applicable independence requirements to serve on any audit, compensation or nominating committee of the Company, the Shareholder Designee will have the right to participate in such committee meetings as an observer (the “Shareholder IRA”). In addition, at the Closing, the Company will enter into separate investor rights agreements with certain Voting Parties (as defined therein and which will include Sponsor) pursuant to which, among other things, the Voting Party will agree to vote in favor of the election or re-election
of the Shareholder Designee as director of the Company (each, a “Voting IRA” and, collectively with the Shareholder IRA, the “Investor Rights Agreements”).
The foregoing description of the Investor Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Shareholder IRA and the form of the Voting IRA, copies of which attached to this proxy statement/prospectus as Annex M and Annex N, respectively, and incorporated herein by reference.
Employment Agreement (Michael Tiedemann)
Concurrently with the execution of the Business Combination Agreement, Cartesian and Michael Tiedemann (“Tiedemann”) entered into an executive employment and restrictive covenant agreement (the “Tiedemann Employment Agreement”) (which will be effective as of the Closing Date) pursuant to which Tiedemann agreed to serve in the capacity of Chief Executive Officer of Cartesian for an initial term of five years from the Closing Date. For his services, Tiedemann will be (a) paid a base salary of $575,000 per annum, (b) eligible to receive a bonus with respect to each fiscal year during the Employment Term (as defined in the Tiedemann Employment Agreement) under Cartesian’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, provided, however, that in no event shall the target bonus in any fiscal year (including any partial year in which the Tiedemann Employment Agreement is executed) be less than the 50 th
percentile of annual bonuses, determined based on the Benchmarking Methodology, and (c) entitled to an equity grant with respect to each fiscal year (including any partial year in which the Tiedemann Employment Agreement becomes effective) under Cartesian’s equity and/or equity-based compensation plan(s) adopted and maintained by Cartesian from time to time (if any) for the benefit of select employees of the Company Entities (as defined in the Tiedemann Employment Agreement) (which any Equity Awards (as defined in the Tiedemann Employment Agreement) granted to Tiedemann under the Executive Incentive Plan (as defined in the Tiedemann Employment Agreement), and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, provided, however, that in no event shall the terms and conditions thereof be any less favorable to Tiedemann than any other senior executive participating in an Executive Incentive Plan, and further provided that the value and vesting term for each Equity Award will not be less than the 50 th
percentile of incentive equity grants, determined based on the Benchmarking Methodology). The Base Compensation (as defined in the Tiedemann Employment Agreement) will be subject to annual review for increase, but not decrease, by the Board; provided, however, that such review may be delegated to the Compensation Committee of the Board. The “Benchmarking Methodology” is defined as: the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies to be agreed upon in advance in writing by Cartesian and Tiedemann, with such benchmarking study prepared by an independent third-party consulting firm that is agreed upon by Cartesian and Tiedemann and engaged at Cartesian’s expense. Tiedemann’s employment and employment term will terminate upon the earliest to occur of the following (the applicable date of Tiedemann’s termination of employment, the “Termination Date”): (a) the date of Tiedemann’s death; (b) a termination of Tiedemann’s employment by Cartesian due to Tiedemann’s Disability (as defined in the Tiedemann Employment Agreement); (c) Tiedemann’s resignation without Good Reason; (d) a termination of Tiedemann’s employment by Cartesian for Cause; (e) a termination of Tiedemann’s employment by Cartesian without Cause; (f) the resignation of Tiedemann for Good Reason; or (g) the conclusion of the employment term in the event of non-renewal.
Notwithstanding the foregoing, prior to the third (3
rd
) anniversary of the Closing Date, Cartesian will not be entitled to terminate Tiedemann’s employment without Cause unless the determination to do so is made by a unanimous vote of the Board (after Tiedemann has been given the opportunity to make a presentation to the Board in opposition to such determination, if he so desires), excluding Tiedemann and any members who affirmatively indicate, in writing, that they are abstaining or recusing themselves from voting and provided that following any such abstentions or recusals, a quorum exists as under the applicable corporate documents (such determination, an “Early TWOC”). None of Cartesian, Tiedemann, or any Board member will take any undue action (including but not limited to the use of financial incentives or disincentives) to encourage or induce any Board member to vote, abstain, or recuse themselves from voting on an Early TWOC. (x) “Good Reason” is defined as: the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s Base Compensation; (b) a material diminution in Executive’s duties, authority or responsibilities, or a change in Executive’s title or reporting line; (c) a relocation of more than 30 miles from Executive’s primary place of employment in New York, NY; or (d) the material breach of the Business Combination Agreement by the Company and (y) “Cause” is defined as: (a) a conviction of Tiedemann to a felony or other crime involving moral turpitude, (b) gross negligence or willful misconduct by Tiedemann resulting in material economic harm to the Company and/or the Company Entities, taken as a whole; (c) a willful and continued failure by Tiedemann to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s Bylaws, Certificate of Incorporation or other governing documents; (d) Executive engaging in (A) fraud, (B) embezzlement, (C) theft or (D) knowing and material dishonesty resulting in material economic harm to the Company or any of the Company Entities. For the avoidance of doubt, subpart (C) of the preceding sentence is not intended to include any de minimis
, incidental conduct by Executive (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company; (e) a willful or material violation by Tiedemann of a material policy or procedure of the Company or any of the Company Entities; or (f) a willful material breach by Tiedemann of the Business Combination Agreement.
If Tiedemann’s employment ends for any reason, Tiedemann will be entitled to the following: (a) any earned but unpaid Base Compensation through the Termination Date; (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (c) any accrued but unused PTO (as defined in the Tiedemann Employment Agreement) in accordance with Cartesian policy; and (d) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Tiedemann may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program, including, without limitation, any earned yet unpaid bonuses or other incentive compensation relating to completed fiscal years prior to the Termination Date (collectively, the “Accrued Amounts”).
If Tiedemann’s employment is terminated by Cartesian without Cause or by Tiedemann with Good Reason, in addition to the Accrued Amounts, Tiedemann will be entitled to the following continued

compensation (the “Continued Compensation”): (a) continuation of Tiedemann’s then Base Compensation for the longer period of (i) the remaining duration of the Initial Term as of the Termination Date or (ii) twelve (12) months (such longer period, the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (b) for each fiscal year (including any partial fiscal years) during the Severance Period, an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over the Severance Period; (c) immediate vesting of all Equity Awards previously granted to Tiedemann; and (d) continuation of the health benefits provided to Tiedemann and his covered dependents, pursuant to COBRA, at Cartesian’s sole cost, for a period of eighteen (18) months.
If Tiedemann’s employment terminates as a result of Tiedemann’s death or Disability, in addition to the Accrued Amounts, Tiedemann will be entitled to a (a) continuation of Tiedemann’s then Base Compensation for twelve (12) months, payable as and when those amounts would have been payable had the Employment Term not ended; (b) an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over twelve (12) months; and (c) continuation of the health benefits provided to Tiedemann and his covered dependents, pursuant to COBRA, at Cartesian’s sole cost, for a period of twelve (12) months.
If Tiedemann’s employment terminates as a result of a
non-renewal,
Tiedemann will only be entitled to payment of the Accrued Amounts. Additionally, if Tiedemann’s employment terminates as a result of non-renewal
by either party, Tiedemann’s post-employment
non-competition
and
non-solicitation
obligations will be immediately null and void.
The Continued Compensation will only be payable if Tiedemann complies with all terms and conditions of the Tiedemann Employment Agreement and Tiedemann (or his estate) executes and delivers to Cartesian a customary general release of claims in the form attached to the Tiedemann Employment Agreement.
If any dispute arises concerning the Tiedemann Employment Agreement or Tiedemann’s employment or his termination, the parties will submit the dispute to arbitration at JAMS in New York, NY.
The Tiedemann Employment Agreement also includes certain restrictive covenants for Tiedemann, including a customary (a) 12 month non-compete
(provided that if Tiedemann’s employment is terminated (i) without Cause prior to the third anniversary of the Closing Date, the non-compete
will end 6 months following the Termination Date or (ii) as a result of non-renewal
of the Agreement, there will be no
non-compete)
(the “Restricted Period”), (b)
non-interference
and
non-solicitation
of Cartesian’s employees and clients (and prospective clients) during Tiedemann’s employment and the Restricted Period, and confidentiality, company work product and intellectual property, cooperation and non-disparagement
provisions. In addition, Tiedemann has agreed that Cartesian currently owns the rights to, uses, and may at its option continue to use, “Tiedemann” as a trade name and/or as trademark or service mark (or portion thereof) (the “Tiedemann Marks”) and Tiedemann has agreed not to challenge the validity or enforceability of the Tiedemann Marks and, until such time as Cartesian (or, if the Tiedemann Marks are assigned along with substantially all the assets of Cartesian’s business, Cartesian’s successors or assigns) ceases to use the Tiedemann Marks, will not market, promote, distribute, or sell (or authorize others to market, promote, distribute or sell) to any third party, any private wealth or asset management services under the “Tiedemann” name or utilizing trademarks that are the same or similar to the Tiedemann Marks. Subject to the foregoing, nothing contained in the Tiedemann Employment Agreement will prohibit, limit or otherwise impair Tiedemann in using the “Tiedemann” name with respect to any activities following Tiedemann’s employment with Cartesian.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of September 19, 2021 (as the same has been or may be amended, modified,

supplemented or waived from time to time, the “Business Combination Agreement”), by and among the Company, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies” and each a “Target Company”), and Alvarium Tiedemann Capital LLC, a Delaware limited liability company (“Umbrella”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A-1 and the transactions contemplated thereby. Upon consummation of the transactions contemplated by the Business Combination Agreement, including the Domestication, the businesses of the Target Companies will be held by Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement. Pursuant to the Business Combination Agreement, among other things, (i) prior to the closing of the Business Combination Agreement (the “Closing” and, the date on which the Closing occurs, the “Closing Date”), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement a reorganization such that TWMH and the TIG Entities shall be wholly owned direct or indirect subsidiaries of Umbrella and Umbrella shall be owned solely by the members of TWMH, the members of TIG GP and the members of TIG MGMT (the “TWMH/TIG Entities Reorganization”); (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement a reorganization such that Alvarium will be the wholly owned indirect subsidiary of a newly formed Isle of Man entity (“Alvarium Topco”), and Alvarium Topco will be owned solely by the shareholders of Alvarium (the “Alvarium Reorganization”); (iii) on the business day prior to the Closing Date, Cartesian will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands (the “Domestication”), and each Class A ordinary share of Cartesian outstanding shall be converted into the right to receive one share of Class A Common Stock of Cartesian (the “Class A Common Stock”); (iv) at the Closing, TIG MGMT, TIG GP and Umbrella will enter into a distribution agreement, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds through its strategic investments in External Strategic Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds through its strategic investment in an External Strategic Manager; (v) at the Closing, each shareholder of Alvarium Topco will exchange his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock (the “Alvarium Exchange”) and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of Cartesian; (vi) immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of Cartesian (the “Umbrella Merger”); (vii) at the Closing, following the Alvarium Exchange and the Umbrella Merger, Cartesian will contribute all of the issued and outstanding shares of Alvarium Topco that it holds to Umbrella (the “Alvarium Contribution”) and upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella; and (viii) following the Closing, Alvarium Topco will be liquidated and Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella. Following the consummation of the Domestication, Cartesian will be renamed “Alvarium Tiedemann Holdings, Inc.”
Interests of Cartesian Directors and Officers in the Business Combination
In considering the recommendation of our Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the fact that our Sponsor has waived its right to redeem any of the Founder Shares and Public Shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the fact that our Sponsor paid an aggregate of $25,000 for the Founder Shares (or approximately $0.03 per Founder Share), which will convert into 8,625,000 shares of Class A Common Stock (assuming no Founder Shares are forfeited by the Sponsor in connection with the Sponsor’s earn-out-based
and redemption-based forfeiture obligations, in each case, contained in the Sponsor Support Agreement) in accordance with the terms of the Existing Articles and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $85,301,250 based on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022, which Founder Shares would become worthless if we do not complete an initial business combination by February 26, 2023. As a result of the nominal price paid for the Founder Shares, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return following the consummation of the Business Combination;

•
the beneficial ownership by each of Messrs. Sese, Grabowski and Karp, each an independent director of Cartesian, of 25,000 Founder Shares transferred to each such director by the Sponsor, which share (with an estimated value of approximately $247,250 per individual based on the closing price of $9.89 per Public Share on Nasdaq on May 9, 2022) would become worthless if Cartesian does not complete an initial business combination by February 26, 2023, as our directors have waived any right to redemption with respect to these shares;

•
the fact that our Sponsor has agreed to waive, pursuant to an IPO Letter Agreement and for no further consideration, its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if we fail to complete an initial business combination by February 26, 2023;

•
the fact that our Sponsor paid $8,900,000 for 8,900,000 Private Placement Warrants (or $1.00 per Private Placement Warrant), each of which will be transferred to the equityholders of the Target Companies in connection with the Business Combination and is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one Class A ordinary share at $11.50 per share; if we do not consummate an initial business combination by February 26, 2023, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $3,827,000 based upon the closing price of $0.43 per warrant on Nasdaq on May 9, 2022;

•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•
the members of the Board are entitled to reimbursement for all out-of-pocket expenses
incurred by them on Cartesian’s behalf incident to identifying, investigating and consummating a business combination, but will not receive reimbursement for any out-of-pocket expenses
to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; no such out-of-pocket expenses
have been incurred to date and any such
out-of-pocket expenses
are not expected to exceed $10,000;

•
the Sponsor and Cartesian’s officers, directors or their affiliates have made, and may make additional, working capital loans prior to the Closing of the Business Combination, up to $1,500,000 of which are convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender, which may not be repaid if the Business Combination is not completed; the 1,500,000 Private Placement Warrants would have an aggregate market value of approximately $645,000 based on the last sale price of $0.43 of our Public Warrants on Nasdaq on May 9, 2022. As of May 13, 2022, no such working capital loans were outstanding; and

•
Peter Yu, a current director of Cartesian, is expected to be a director of Alvarium Tiedemann after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the Board determines to pay him and any applicable compensation as described under section “Executive Compensation - Director Compensation”.

Vote Required for Approval
This Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.
The Sponsor and Cartesian’s directors and officers have agreed to vote the Founder Shares and any Class A ordinary shares owned by them in favor of the Business Combination Proposal. See “
Proposal No. 1.–The Business Combination Proposal —The Business Combination Agreement— Ancillary Agreements —Sponsor Support Agreement
” for more information.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 2 - THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Cartesian is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
Pursuant to the terms of the Business Combination Agreement, the Board has unanimously approved a change of Cartesian’s jurisdiction of registration from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, Cartesian will file a notice of the special resolution passed approving the deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which Cartesian will be domesticated and continue as a Delaware corporation. On the effective date of the domestication, (a) each outstanding Class A ordinary share will automatically convert into one share of Class A Common Stock of Alvarium Tiedemann and (b) the outstanding warrants to purchase Class A ordinary shares will automatically become exercisable for shares of Class A Common Stock of Alvarium Tiedemann. In addition, our outstanding units will become units of Alvarium Tiedemann and, at a moment in time after the effectiveness of the Domestication and before the closing of the Business Combination, each outstanding unit (each of which will consist of one share of Class A Common Stock of Alvarium Tiedemann and one-third
of one warrant to purchase one share of Class A Common Stock of Alvarium Tiedemann) will be separated into its component common stock and warrant.
The Domestication Proposal, if approved, will approve a change of Cartesian’s jurisdiction of registration from the Cayman Islands to the State of Delaware. Accordingly, while Cartesian is currently governed by the Cayman Islands Companies Act, upon Domestication, Cartesian will be governed by the DGCL. We urge shareholders to carefully consult the information set out below under “
The Domestication Proposal — Comparison of Corporate Governance and Shareholder Rights
.” Additionally, we note that if the Domestication Proposal is approved, then Cartesian will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace our current Amended and Restated Memorandum and Articles of Association under the Cayman Islands law (the “Existing Articles”) with a new certificate of incorporation and bylaws of Alvarium Tiedemann under the DGCL (the “Proposed Organizational Documents”). The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we urge shareholders to carefully consult the information set out below under “
The Organizational Documents Proposal
,” the Existing Organizational Documents of Cartesian, attached hereto as Annex K and the Proposed Organizational Documents of Cartesian, attached hereto as
Annex B-1
and Annex C.
Reasons for the Domestication
Our Board believes that there are significant advantages to Cartesian that will arise as a result of a change of domicile to Delaware. Further, our Board believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Cartesian and its shareholders, including:

•
Prominence, Predictability, and Flexibility of Delaware Law
. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and over 67% of all Fortune 500 companies are incorporated in Delaware.

•
Well-Established Principles of Corporate Governance
. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to Cartesian, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Cartesian’s shareholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors
. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. Cartesian’s incorporation in Delaware may make Cartesian more attractive to future candidates for our Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our Board therefore believes that providing the benefits afforded directors by Delaware law will enable Alvarium Tiedemann, following completion of the Business Combination, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Cartesian as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of Cartesian immediately following the Domestication will be the same as those of Cartesian immediately prior to the Domestication.
Comparison of Corporate Governance and Shareholders
Cartesian is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and Cartesian’s Existing Organizational Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Organizational Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Alvarium Tiedemann, your rights will differ in some regards as compared to when you were a shareholder of Cartesian.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Cartesian and Alvarium Tiedemann according to applicable law and/or the organizational documents of Cartesian and Alvarium Tiedemann. You also should review the Proposed Organizational Documents attached hereto as Annex
B-1
and Annex C to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Cartesian and Alvarium Tiedemann.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50% + 1 in number and 75% in value of shareholders in attendance and voting at a general meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote requires the	Under the Cayman Islands Companies Act and the Existing Organizational Documents,

	Delaware	Cayman Islands
	affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.
Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court, subject to certain exceptions, which apply, for the avoidance of doubt, to the Domestication and the Business Combination.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal 3E).
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors
Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
Liability of directors may be eliminated, except with regard to their own fraud or willful default.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution that the Company be
de-registered
in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of Cartesian Growth Corporation and be registered by way of continuation as a corporation in the State of Delaware, and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation under the laws of the State of Delaware, the name of the Company be changed to “Alvarium Tiedemann Holdings Inc.” (the “Domestication”).”
Vote Required for Approval
If the Business Combination Proposal is not approved, the Domestication Proposal will not be presented at the Special Meeting. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of at least two-thirds
of the votes cast by holders of ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
The Business Combination is conditioned upon the approval of the Domestication Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 3 - THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal and the Domestication Proposal are approved, then Cartesian is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Business Combination Proposal or the Domestication Proposal is not approved, then neither the Business Combination nor the Domestication will be consummated.
If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are each approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex
B-1
and Annex C, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by Alvarium Tiedemann. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by Cartesian’s shareholders.
All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Organizational Documents Proposal
Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the Section “
The Advisory Charter Proposals
.”
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the certificate of incorporation (the “Proposed Charter”) and bylaws of Alvarium Tiedemann (annexed to the proxy statement/prospectus as Annex
B-1
and Annex C), be approved as the certificate of incorporation and bylaws, respectively, of Alvarium Tiedemann, effective upon the effectiveness of the Domestication.”
Vote Required for Approval
If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of a majority of the votes cast by holders of ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions, while considered present for purposes of establishing quorum, will not count as a vote cast at the special meeting.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of

Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 4 – THE ADVISORY CHARTER PROPOSALS
Overview
You are also being asked to vote on seven separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give Cartesian’s shareholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory
basis. Accordingly, regardless of the outcome of the
non-binding advisory
vote on these proposals, Cartesian and the Target Companies intend that the Proposed Charter in the form attached to this proxy statement/prospectus as
Annex B-1
 will take effect at the Closing of the Business Combination, assuming approval of the Domestication Proposal (Proposal No. 2) and the Organizational Documents Proposal (Proposal No. 3). In the judgment of the Board, these provisions are necessary to adequately address the needs of the Company following the Business Combination.
Proposal 4(a) – Removal of Special Purpose Acquisition Company Provisions
The Proposed Charter would remove certain provisions related to Cartesian’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Provisions Specific to Special Purpose Acquisition Companies
The Existing Articles set forth various provisions related to Cartesian’s operations as a special purpose acquisition company prior to the consummation of an initial business combination, including the time period during which Cartesian must consummate its initial business combination or wind up and liquidate if it does not, redemption rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.
None.
The provisions of the Existing Articles that relate to the operation of Cartesian as a special purpose acquisition company prior to the consummation of an initial business combination would not be applicable to the Company following the Business Combination and would serve no purpose following the Business Combination.

Proposal 4(b) – Authorized Capital Stock
The Proposed Charter would authorize capital stock of the Company following the Business Combination, which will be greater in number than the authorized capital stock of Cartesian.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Capitalization
The total number of authorized shares of all classes of capital stock is 220,000,000 shares, consisting of (a) 200,000,000 Class A ordinary shares, par value $0.0001 per share, and (b) 20,000,000 Class B ordinary shares, par value $0.0001 per share.

The total number of authorized shares of all classes of capital stock is 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 150,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

The Board believes that the greater number of authorized shares of capital stock is important and desirable for the Company (i) to have sufficient shares to issue to the equityholders of the Target Companies as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support the Company’s growth following the Business Combination, and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

Section 4(c) – Dividends and Distributions
The Proposed Charter would provide that holders of the Company’s Class B Common Stock are not entitled to dividends or distributions upon liquidation, dissolution or winding up.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Dividends; Distributions	The Existing Articles provide that all dividends and other distributions shall be paid according to the par value of the shares held be each shareholder.
Shares of Class B Common Stock shall be deemed to be a
non-economic
interest. The holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

The Board believes that this change is necessary in order to effect the
“UP-C”
transaction structure, pursuant to which certain equityholders of the Target Companies will receive non-voting
shares of Class B Common Stock, along with a corresponding

Proposed Charter	Reason for the Proposed Change

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of shares of Class B Common Stock shall not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company.
number of economically participating Umbrella Class B common units.
Section 4(d) – Removal of Directors
The Proposed Charter would require the vote of at least
two-thirds
of the voting power of the Company’s outstanding shares of capital stock to remove a director from office.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Removal of Directors
Prior to the closing of a Business Combination, the Company may by ordinary resolution of the holders of the Class B ordinary shares appoint any person to be a director or may by ordinary resolution of the holders of the Class B ordinary shares remove any director. For the avoidance of doubt, prior to the closing of an initial business combination, holders of Class A ordinary shares shall have no right to vote on the appointment or removal of any director.

Except for those directors, if any, elected by the holders of any series of preferred stock then outstanding pursuant to any applicable provisions of the Proposed Charter (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Company then entitled to vote in the election of directors, voting together as a single class.

The Board believes that increasing the percentage of voting power required to remove a director from office, and providing that a director may only be removed for cause, is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the Board, avoid costly

Existing Articles	Reason for the Proposed Change
After the closing of an initial business combination, the Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.
takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize shareholder value in connection with any unsolicited offer to acquire the Company.

Section 4(e) – Amendments
The Proposed Charter would require the vote of at least a majority of the voting power of the Company’s outstanding shares of capital stock to amend certain charter provisions.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Amendments
The Existing Articles provide that the provisions of the Existing Articles may be amended by special resolution to change Cartesian’s name, alter or add to the articles of association, alter or add to the memorandum with respect to any objects, power or other matters specified therein, and reduce Cartesian’s share capital or any capital redemption reserve fund

The Proposed Charter provides that, in addition to any affirmative vote required by applicable law or the Proposed Charter, an amendment or repeal of any provision of the Proposed Charter shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company generally entitled to vote, voting together as a single class.

The Existing Articles provide that certain amendments may only be made pursuant to a special resolution under Cayman Islands law, which would require the affirmative vote of the holders of at least two-thirds of
the ordinary shares who, being present and entitled to vote on the amendment, vote on such amendment, including amendments to (i) change Cartesian’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, power or other matters specified therein, and (iv) reduce Cartesian’s share capital or any capital redemption reserve fund. The Proposed Charter allow for amendments by the

Reason for the Proposed Change

affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The Board believes that the majority vote contemplated by this proposal is more appropriate for a public company.

Section 4(f) – Remove Renouncement of Corporate Opportunities
The Proposed Charter would remove the provision in the Existing Articles renouncing the corporate opportunity doctrine.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Removal of Renouncement of Corporate Opportunity Doctrine	Under the Existing Articles, to the extent allowed by law, the doctrine of corporate opportunity does not apply with respect to Cartesian or any of its officers or directors.	None.
The Board believes that the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial to the Company for themselves without first disclosing the opportunity to the Board and giving the Board the opportunity to pursue or decline the opportunity on behalf of the Company.

Section 4(g) – Choice of Forum
The Proposed Charter would add a forum selection provision designating, with respect to certain actions, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware); provided, however, that the foregoing would not apply to any causes of action arising under the Securities Act or the Exchange Act.

	Existing Articles	Proposed Charter	Reason for the Proposed Change
Choice of Forum	None.
Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware); provided, however, that the foregoing will not apply to any causes of action arising under the Securities Act or the Exchange Act.

The Board believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware or the federal district courts of the United States, as applicable, is the sole and exclusive forum, unless the Company consents in writing to the selection of an alternative forum.

Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, on a
non-binding
advisory basis, to eliminate various provisions in the Existing Articles (as defined in the proxy statement/prospectus) applicable only to blank check companies.”
“RESOLVED, on a
non-binding
advisory basis, to increase the authorized share capital from 220,000,000 shares divided into 200,000,000 Class A ordinary shares, par value $0.0001 per share, and 20,000,000 Class B ordinary shares, par value $0.0001 per share, to authorized capital stock of 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and (iii) 10,000,000 shares of preferred stock.”
“RESOLVED, on a
non-binding
advisory basis, that each holder of record of Class B Common Stock shall not be entitled to receive (i) dividends (including cash, stock or property) in respect of their shares of Class B Common Stock, or (ii) any assets or funds of the Company available for distribution to stockholders of the Company upon any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company.”
“RESOLVED, on a
non-binding
advisory basis, that, except for those directors, if any, elected by the holders of any series of preferred stock then outstanding pursuant to any applicable provisions of the Proposed Charter (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Company then entitled to vote in the election of directors, voting together as a single class.”
“RESOLVED, on a
non-binding
advisory basis, that, in addition to any affirmative vote required by applicable law or the Proposed Charter, an amendment or repeal of any provision of the Proposed Charter shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company generally entitled to vote, voting together as a single class.”
“RESOLVED, on a
non-binding
advisory basis, to remove the renunciation of the corporate opportunity doctrine in the Existing Articles.”
“RESOLVED, on a
non-binding
advisory basis, that the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware) shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, unless the Company consents to otherwise in writing; provided, however, that the foregoing will not apply to any causes of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended.”
Vote Required for Approval
Approval of the Advisory Charter Proposals requires the affirmative vote in person or by proxy of holders of a majority of Cartesian’s outstanding ordinary shares entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the Advisory Charter Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Charter Proposals.
As discussed above, a vote to approve each of the Advisory Charter Proposals is an advisory vote, and therefore, is not binding on Cartesian, the Target Companies or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory
vote, Cartesian and the Target Companies intend that the Proposed Charter, in the form attached to this proxy statement/prospectus as
Annex B-1
 and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Domestication Proposal (Proposal No. 2) and the Organizational Documents Proposal (Proposal No. 3).
Recommendation of the Board
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 5 - THE STOCK ISSUANCE PROPOSAL
In connection with the Business Combination, we intend to effect the issuance of up to 46,451,240 shares of Class A Common Stock to the shareholders of Alvarium and to the PIPE Investors in the Private Placements and up to 54,368,988 shares of Class B Common Stock to the equityholders of TWMH and the TIG Entities.
Why Cartesian Needs Shareholder Approval
Cartesian is seeking shareholder approval of the Stock Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b).
Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Cartesian currently has 43,125,000 ordinary shares issued and outstanding. The 16,836,715 shares of Class A Common Stock Cartesian anticipates issuing in connection with the Private Placements, together with the shares of Class A Common Stock issued to the shareholders of Alvarium and shares of Class B Common Stock issued to the equityholders of TWMH and the TIG Entities, will (1) constitute more than 20% of Cartesian’s then outstanding shares and (2) will constitute a change of control of Cartesian. Cartesian is required to obtain shareholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a) and (b).
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the issuance in accordance with the Business Combination Agreement of up to 46,451,240 shares of Class A Common Stock of the Company to the shareholders of Alvarium and the PIPE Investors and up to 54,368,988 shares of Class B Common Stock to the equityholders of TWMH and the TIG Entities, be confirmed, ratified and approved in all respects.”
Vote Required for Approval
If any of the Business Combination Proposal, the Domestication Proposal or the Organizational Documents Proposal is not approved, the Stock Issuance Proposal will not be presented at the Special Meeting. The approval of the Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the Stock Issuance Proposal.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.

The Sponsor and Cartesian’s directors and officers have agreed to vote the Founder Shares and any Class A ordinary shares owned by them in favor of the Stock Issuance Proposal.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 6 - THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
Equity Incentive Plan Proposal
—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Alvarium Tiedemann Holdings, Inc. 2022 Stock Incentive Plan, which is referred to herein as the “Equity Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex I (such proposal, the “Equity Incentive Plan Proposal”).
A total of                shares of Class A Common Stock will be reserved for issuance under the Equity Incentive Plan. Based upon a price per share of $                , which was the closing price on Nasdaq per share of Class A ordinary share on                , 2022, the maximum aggregate market value of the Class A Common Stock that could potentially be issued under the Equity Incentive Plan is $                . The Board approved the Equity Incentive Plan on                , 2022, subject to approval by the Company’s shareholders. If the Equity Incentive Plan is approved by the Company’s shareholders, then the Equity Incentive Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the Equity Incentive Plan. This summary is qualified in its entirety by the full text of the Equity Incentive Plan, a copy of which is included as Annex I to this proxy statement/prospectus.
Summary of the Alvarium Tiedemann Holdings, Inc. 2022 Stock Incentive Plan
The Equity Incentive Plan was adopted by the Board, subject to shareholder approval, and will become effective upon the Closing Date (the “Equity Incentive Plan Effective Date”). The Equity Incentive Plan allows the Company to make equity and other equity or cash-based incentive awards to officers, employees, directors and consultants of the Company and its subsidiaries. The Board anticipates that providing such persons with a direct stake in the Company will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The Company has initially reserved                shares of Class A Common Stock for the issuance of awards under the Equity Incentive Plan (the “Initial Limit”). This limit is subject to adjustment in the event of a stock dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of shares or other securities of the Company, or other equity restructuring or change in the corporate structure of the Company affecting shares. The maximum aggregate number of shares of Class A Common Stock that may be issued upon exercise of incentive stock options under the Equity Incentive Plan will not exceed the Initial Limit. Shares underlying any awards under the Equity Incentive Plan that are forfeited, canceled, surrendered pursuant to an exchange program for different awards under the Equity Incentive Plan or transferred to a financial institution or other person selected by the plan administrator, held back or otherwise used upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Equity Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. Substitute awards issued under the Equity Incentive Plan in connection with the assumption of, or substitution for, an equity award issued by a company acquired by, or merged with, the Company will not reduce the number of shares available under the Equity Incentive Plan, except as may be required by reason of Section 422 of the Code in respect of incentive stock options. If the Company or a subsidiary acquires another entity that has shares available for issuance under its own equity incentive plan, such available shares, adjusted appropriately to reflect such acquisition, may be used for awards under the Equity Incentive Plan to individuals not employed by the Company or its subsidiaries at the time of such corporate acquisition, without adding to or reducing the number of shares available under the Equity Incentive Plan.

The Equity Incentive Plan contains a limitation whereby the value of all awards under the Equity Incentive Plan and all other cash compensation paid by the Company to any non-employee
director may not exceed $500,000. The plan administrator may make exceptions to this limit in extraordinary circumstances, provided that the non-employee
director receiving any such additional compensation does not participate in the determination.
The Equity Incentive Plan will be administered by the compensation committee of the Board, the Board or such other similar committee of directors in accordance with the terms of the Equity Incentive Plan. The plan administrator, which initially will be the compensation committee of the Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Equity Incentive Plan, with the Board administering the Equity Incentive Plan in respect of non-employee
directors. The plan administrator may delegate to a committee consisting of one or more directors or one or more officers the authority to grant or amend awards or to take other administrative actions pursuant to the terms of the Equity Incentive Plan, provided that in no event will an officer be delegated the authority to grant awards to, or amend awards held by (i) individuals who are subject to Section 16 of the Exchange Act or (ii) officers (or directors) to whom authority to grant or amend awards has been delegated by the plan administrator. Persons eligible to participate in the Equity Incentive Plan will be officers, employees and consultants of the Company and its subsidiaries and any parent entities, and non-employee
directors of the Board, as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately                individuals will be eligible to participate in the Equity Incentive Plan, which includes approximately                officers,                employees who are not
officers,                non-employee
directors, and                 consultants.
The Equity Incentive Plan permits the granting of both options to purchase Class A Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Equity Incentive Plan will be non-qualified
options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its parent and subsidiary corporations, as determined under Section 424 of the Code.
Non-qualified
options may be granted to any persons eligible to receive awards under the Equity Incentive Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Class A Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, or five years in the case of an incentive stock option granted to a ten percent stockholder. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. Other than pursuant to the provisions of the plan regarding adjustments and treatment of award in the event of a merger or certain other transactions, the plan administrator may not, without the approval of the Company’s shareholders, reduce the exercise price of an option after it is granted, cancel an option when the per share exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award, cancel an outstanding option in exchange for an option with a per share exercise price that is less than the per share exercise price of the original option, or take any other action with respect to an option that may be treated as repricing pursuant to applicable securities exchange rules.
Upon the exercise of options, the option exercise price must be paid in full either in cash, by check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of Class A Common Stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be paid with consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Equity Incentive Plan. In addition, the plan administrator may permit non-qualified
options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Class A Common Stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Class A Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised. Other than pursuant to the provisions of the plan regarding adjustments and treatment of award in the event of a merger or certain other transactions, the plan administrator may not, without the approval of the Company’s shareholders, reduce the exercise price of a stock appreciation right after it is granted, cancel a stock appreciation right when the per share exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award, cancel an outstanding stock appreciation right in exchange for a stock appreciation right with a per share exercise price that is less than the per share exercise price of the original stock appreciation right, or take any other action with respect to a stock appreciation right that may be treated as repricing pursuant to applicable securities exchange rules.
The plan administrator may award restricted shares of Class A Common Stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.
The plan administrator may grant other stock or cash-based awards under the Equity Incentive Plan to participants, subject to the terms and conditions determined by the plan administrator in its discretion. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A Common Stock.
The Equity Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Equity Incentive Plan, and to any outstanding awards, to reflect any stock dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of shares or other securities of the Company, or other equity restructuring or change in the corporate structure of the Company affecting shares of Class A Common Stock.
The Equity Incentive Plan provides that in the event of any stock dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of shares or other securities of the Company, or other equity restructuring or change in the corporate structure of the Company affecting shares of Class A Common Stock, including a “change in control,” as defined in the Equity Incentive Plan, each outstanding award will be treated as the plan administrator determines in its sole discretion and on such terms and conditions as the plan administrator deems appropriate, including, without limitation: assumption or substitution of awards by the successor entity; following written notice to participants, termination of awards immediately prior to the consummation of such transaction; acceleration of outstanding awards in whole or in part, prior to or upon consummation of such transaction; terminate awards in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction; the replacement of awards with other rights or property selected by the plan administrator in its sole discretion; provide that the awards cannot vest, be exercised or become payable after such event; or any combination of the foregoing. In the event that the successor corporation in a change in control does not assume or substitute for an award (or portion thereof), the plan administrator will (i) cause any or all of such award (or portion thereof) to terminate in exchange for cash, rights or other property, or (ii) cause the participant to fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance criteria, all performance goals will be deemed achieved at the greater of actual performance or 100% of target levels and all other terms and conditions met.

Participants in the Equity Incentive Plan are responsible for the payment of any federal, state, local, foreign or other taxes required by law to be withheld upon the exercise of options or stock appreciation rights or vesting or delivery of other awards. The plan administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a participant to satisfy such tax withholding obligation, in whole or in part by (without limitation), by: paying cash; electing to have the Company withhold from shares of Class A Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due; delivering to the Company already-owned shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such shares will not result in any adverse accounting consequences, as the plan administrator determines in its sole discretion; selling a sufficient number of shares otherwise deliverable to the participant through such means as the plan administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld; or any combination of the above permitted forms of payment.
The Equity Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of awards by gift to a family member or another transferee specifically approved by the plan administrator.
The plan administrator may amend or discontinue the Equity Incentive Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but generally no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Equity Incentive Plan require the approval of the Company’s stockholders.
No awards may be granted under the Equity Incentive Plan after the date that is ten years from the date on which the Equity Incentive Plan was adopted by the Board. No awards under the Equity Incentive Plan have been made prior to the date hereof.
Form
S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form
S-8
covering the Class A Common Stock issuable under the Equity Incentive Plan.
Certain U.S. Federal Income Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Equity Incentive Plan. It does not describe all federal tax consequences under the Equity Incentive Plan, nor does it describe state, local, foreign or other tax consequences.
Incentive Stock Options
. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Class A Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) none of the Company or its parent or subsidiary corporations will be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Class A Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year
and/or
one-year
holding periods described above (a “disqualifying

disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Class A Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Class A Common Stock) over the option price thereof, and (ii) the Company or its parent or subsidiary corporations will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Class A Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option will be treated as a non-qualified
option. For example, generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply. Furthermore, there are annual limits under applicable tax rules in respect of the amount of options that may qualify as incentive stock options.
No income is generally realized by the optionee at the time a non-qualified
option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Class A Common Stock on the date of exercise, and the Company or its parent or subsidiary entities will receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss to the participant depending on how long the shares of Class A Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified
option is paid by tendering shares of Class A Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
For all other awards under the Equity Incentive Plan, either the Company or its parent or subsidiary entities generally will be entitled to a tax deduction in connection with other awards under the Equity Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Those tax deductions, however, may be limited pursuant to Section 162(m) of the Code, which limits compensation deductions to $1,000,000 per year for each “covered employee” within the meaning of Section 162(m) of the Code. Participants typically are subject to income tax, as well as Social Security taxes, and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable,
unless the award provides for deferred settlement.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible
to the either the Company or its parent or subsidiary entities, in whole or in part, and may subject the recipient to a non-deductible
20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
The Equity Incentive Plan and awards granted under the plan are intended to comply with, or be exempt from, Section 409A of the Code, so as to avoid adverse tax adverse consequences to participants subject to the provisions of Section 409A of the Code.
New Plan Benefits
No awards have been previously granted under the Equity Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Equity Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval
If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Stock Issuance Proposal is not approved, the Equity Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, or an abstention from voting will have no effect on the Equity Incentive Proposal.
The Business Combination is conditioned upon the approval of the Equity Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.
The Sponsor and Cartesian’s directors and officers have agreed to vote the Founder Shares and any Class A ordinary shares owned by them in favor of the Equity Incentive Plan Proposal.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 7 - THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Employee Stock Purchase Plan Proposal
—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Alvarium Tiedemann Holdings, Inc. 2022 Employee Stock Purchase Plan, which is referred to herein as the “ESPP,” a copy of which is attached to this proxy statement/prospectus as Annex J (such proposal, the “Employee Stock Purchase Plan Proposal”).
A total of                shares of Class A Common Stock will be reserved and authorized for issuance under the ESPP. Based upon a price per share of $                , which was the closing price on Nasdaq per share of Class A ordinary share on                , 2022, the maximum aggregate market value of the Class A Common Stock that could potentially be issued under the ESPP is $                . The Board approved the ESPP on                , 2022, subject to approval by the Company’s shareholders. If the ESPP is approved by the Company’s shareholders, then the ESPP will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as Annex J to this proxy statement/prospectus.
Summary of the Alvarium Tiedemann Holdings, Inc. 2022 Employee Stock Purchase Plan
The ESPP was adopted by the Board, subject to shareholder approval, and will become effective upon the Closing Date (the “ESPP Effective Date”). The Board anticipates that the adoption of the ESPP will benefit the Company and its shareholders by providing employees of the Company and its subsidiaries with an opportunity to acquire shares Class A Common Stock and will enable the Company to attract, retain and motivate valued employees.
The Plan consists of two components: (i) the Section 423 Component and (ii) the
Non-Section
423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. The
Non-Section
423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the
Non-Section
423 Component will be granted pursuant to separate offerings containing such sub-plans,
appendices, rules or procedures as may be adopted by the plan administrator and designed to achieve tax, securities laws or other objectives for eligible employees and designated subsidiaries but will not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
The Company has initially reserved                shares of Class A Common Stock for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2023 and ending on and including January 1, 2032, by the least of                shares of Class A Common Stock, 0.05% of the outstanding number of shares of Class A Common Stock and Class B Common Stock on the immediately preceding December 31, and such lesser amount as determined by the Board. If the Company’s capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP may be appropriately adjusted.
The ESPP will be administered by the Board or by the person or persons appointed by the Board. Initially, the compensation committee of the Board will administer the ESPP and will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.
No person who owns or holds, or as a result of participation in the ESPP would own or hold, 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary is entitled to participate in the ESPP. The plan administrator may provide in an offering document that an employee will not be eligible to participate in an offering period under the Section 423 Component of the ESPP if: (i) such employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such employee has not met a service requirement designated by the plan administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (iii) such employee’s customary employment is for twenty hours per week or less; (iv) such employee’s customary employment is for less than five months in any calendar year; and/or (v) such employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase shares under the ESPP to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase shares under the ESPP to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion;
provided
,
further
, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) will be applied in an identical manner under each offering period to all employees, in accordance with Treasury Regulation
Section 1.423-2(e).
Further, with respect to the
Non-Section
423 Component of the ESPP, the plan administrator may limit eligibility further within the Company or the designated subsidiary so as to only designate some employees of the Company or the designated subsidiary as eligible employees, and to the extent any restrictions in respect of 5% owners in the
Non-Section 423
Component of the ESPP are not consistent with applicable local laws, the applicable local laws will control.
Participation in the ESPP is limited to eligible employees of the Company, or a subsidiary designated by the plan administrator as a participating subsidiary, who authorize payroll deductions equal to a whole percentage of such employee’s compensation, as defined in the ESPP, or a fixed dollar amount, provided it is permissible for a Section 423 Offering, to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of compensation and such maximum percentage of compensation specified by the plan administrator for such offering, which will be 15% of compensation in the absence of any such designation. As of the date of this proxy statement/prospectus, there are currently approximately                employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP or becomes ineligible to participate in the ESPP, including upon his or her employment ceasing.
The plan administrator may, from time to time, grant or provide for the grant of rights to purchase shares under the ESPP to eligible employees during one or more periods, each, an “offering period,” selected by the plan administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the plan administrator, which offering document will be in such form and contain such terms and conditions as the plan administrator deems appropriate and as may be incorporated by reference into and made part of the ESPP. Shares will be purchased on the last trading day of the purchase period with respect to each offering period, with that day being referred to as a “purchase date.” The plan administrator may establish different offering periods, purchase periods, and purchase dates under the ESPP, and the terms of separate offerings and offering periods need not be identical. No offering period will exceed twenty-seven months.
On the purchase date of each offering period, the employee is deemed to have exercised the option, at the exercise price, for the lower of (i) a number of shares of Class A Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; or (ii) such lesser number of shares of Class A Common Stock as established by the plan administrator in advance of the offering. Unless otherwise specified by the plan administrator, the purchase price is equal to the lesser of (i) 85% the fair market value per share of Class A Common Stock on the first trading day of the offering period or (ii) 85% of the fair market value per share of Class A Common Stock on the purchase date; provided that, in the case of the Section 423 Component, the purchase price may not be less than 85% of the fair market value per share of Class A Common Stock on the first trading day of the offering period or on the purchase date, whichever is lower. The maximum value of shares of Company stock that may be issued to any employee under the Section 423 Component of the ESPP or any other “employee stock purchase plan” of the Company or any parent or subsidiary in a calendar year in which the rights to purchase the stock are outstanding at any time will be $25,000, determined based on the value of the stock at the start of the offering period.
In general, if an employee is no longer a participant on a purchase date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

A participant may increase or decrease the percentage of compensation or the fixed dollar amount designated in his or her subscription agreement, subject to certain limitations in the ESPP, or may suspend his or her payroll deductions, at any time during an offering period, but the plan administrator may limit the number of changes a participant may make to his or her payroll deduction elections during each offering period in the applicable offering document (and in the absence of any specific designation by the plan administrator, a participant will be allowed to decrease (but not increase) his or her payroll deduction elections one time during each offering period).
A participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the ESPP at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period but may enroll in subsequent offering periods.
In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any change in control), or of changes in applicable law or accounting principles, the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is authorized to take any one or more of the following actions whenever the plan administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP or with respect to any right under the ESPP, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles: (a) to provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding rights under the ESPP will be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future; (d) to provide that participants’ accumulated payroll deductions may be used to purchase shares prior to the next occurring purchase date on such date as the plan administrator determines in its sole discretion and the participants’ rights under the ongoing offering period(s) will be terminated; and (e) to provide that all outstanding rights will terminate without being exercised.
The plan administrator may, in its discretion, at any time, suspend, amend, or terminate the ESPP, provided that certain amendments to the ESPP would require approval of the Company’s stockholders. Upon termination of the ESPP, the balance in each participant’s plan account will be refunded as soon as practicable after such termination, without any interest thereon, or the offering period may be shortened so that the purchase of shares occurs prior to the termination of the ESPP.
No interest will accrue on the payroll deductions or contributions of a participant under the ESPP. All payroll deductions received or held by the Company under the ESPP may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate any payroll deductions.

Certain U.S. Federal Income Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences of participation in the ESPP. It does not describe all federal tax consequences under the ESPP, nor does it describe state, local, foreign or other tax consequences.
The Section 423 Component of the ESPP is intended to comply with Section 423 of the Code. A participant in the Section 423 Component of the ESPP generally should not recognize taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of Class A Common Stock under the terms of the ESPP.
However, if a participant in the Section 423 Component disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will generally realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.
If the participant in the Section 423 Component disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the Class A Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
With respect to the Section 423 Component, the Company or its subsidiaries will generally be entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, neither the Company nor its subsidiaries will be allowed a deduction.
A participant in the
Non-Section
423 Component will recognize ordinary income equal to the excess, if any, of the fair market value of the Class A Common Stock on the date of exercise of the option over the purchase price, which income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the exercise date, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
With respect to the
Non-Section
423 Component, upon an employee’s purchase of shares under the ESPP, the Company or its designated subsidiaries will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.
New Plan Benefits
No awards have previously been granted under the ESPP and no awards have been granted that are contingent on stockholder approval of the ESPP. Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are indeterminable at the date of this proxy statement/prospectus. Consequently, no new plan benefit table is included in this proxy statement/prospectus.

Vote Required for Approval
If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal or the Equity Incentive Plan Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the Special Meeting. The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, or an abstention from voting will have no effect on the Employee Stock Purchase Proposal.
The Business Combination is conditioned upon the approval of the Employee Stock Purchase Plan Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Employee Stock Purchase Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Employee Stock Purchase Plan Proposal will not be effected.
The Sponsor and Cartesian’s directors and officers have agreed to vote the Founder Shares and any Class A ordinary shares owned by them in favor of the Employee Stock Purchase Plan Proposal.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

PROPOSAL NO. 8 – THE ELECTION OF DIRECTORS PROPOSAL
Overview
Shareholders are being asked to elect 11 directors to the Company’s board of directors, effective upon the Closing, with each director having a term that expires at the Company’s annual meeting of shareholders held in the year following the year of their election, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.
Director Nominees
The Board has nominated each of Michael Tiedemann, Craig Smith, Spiros Maliagros, Peter Yu, Nancy Curtin, Ali Bouzarif, Kevin T. Kabat, Timothy Keaney, Tracey Brophy Warson, Hazel McNeilage and Judy Lee to serve as directors of the Company. Please see the section entitled “
Management of the Company Following the Business Combination
” for more information on the experience of the nominees.
Resolutions to be Voted Upon
The full text of the resolutions to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Ali Bouzarif be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Nancy Curtin be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Kevin T. Kabat be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Timothy Keaney be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Judy Lee be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Spiros Maliagros be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Hazel McNeilage be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Craig Smith be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Michael Tiedemann be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Tracey Brophy Warson be appointed as a director of the Company with effect from Closing.”
“RESOLVED, as an ordinary resolution, that Peter Yu be appointed as a director of the Company with effect from Closing.”
Vote Required for Approval
If any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal or the Stock Issuance Proposal is not approved, the Election of Directors Proposal will not be presented at the Special Meeting. The approval of the election of each director nominee pursuant to the Election of

Directors Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Election of Directors Proposal is conditioned on the approval of the Organizational Documents Proposal and, therefore, also conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if any of those proposals is not approved, the Election of Directors Proposal will have no effect, even if approved by Cartesian’s Public Shareholders.
Failure to submit a proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the Stock Issuance Proposal.
The Sponsor and Cartesian’s directors and officers have agreed to vote the Founder Shares and any Class A ordinary shares owned by them in favor of the Election of Directors Proposal.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
The existence of financial and personal interests of Cartesian’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what she, he or they may believe is in the best interests of Cartesian and its shareholders and what she, he or they may believe is best for herself, himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion.

PROPOSAL NO. 9 – THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Existing Organizational Documents and Cayman Islands law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Cartesian’s shareholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by February 26, 2023 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the majority of the votes cast by the Cartesian shareholders present in person or represented by proxy at the Special Meeting.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting, or a broker non-vote
will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the Cartesian Board of Directors
CARTESIAN’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Cartesian’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Cartesian and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Cartesian’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Summary of the Proxy Statement/Prospectus —Interests of Certain Persons in the Business Combination
” for a further discussion of these considerations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives effect to the Business Combination as if it was completed on December 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it was completed on January 1, 2021. The unaudited pro forma combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on December 31, 2021, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2021. The unaudited pro forma combined financial information has been prepared, in accordance with Article 11 of Regulation
S-X,
and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The combined financial information presents the pro forma effects of the following transactions:

•	The formation of Umbrella;

•	The issuance of Class A Common Stock in the Private Placements; and

•	The Business Combination.
Cartesian was formed on December 18, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective September 19, 2021, Cartesian, TWMH, the TIG Entities, and Alvarium entered into an agreement pursuant to which Cartesian intends to use cash and issue shares in exchange for the equity and/or assets of the Target Companies. Cartesian will redomicile and become Alvarium Tiedemann.
The following describes the three operating entities to be acquired in the Business Combination:

•
TWMH is a premier, full-service wealth management firm focused on providing financial advisory and related family office services to high net worth individuals, families, endowments, and foundations. In addition to a wide range of investment capabilities, TWMH offers a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. The organic growth has been complemented by selective hiring and by two successfully completed acquisitions, which have expanded not only the assets under management, but also TWMH’s professional ranks, geographic footprint, and service capabilities. In addition, TWMH offers extensive Impact Investing advisory services and is a signatory of the Principles for Responsible Investing.

•
The TIG Entities are an alternative investment management firm that manages approximately $3.4 billion of AUM within its internal strategies and with strategic investments with External Strategic Managers that have approximately $4.9 billion of AUM in aggregate as of December 31, 2021. The TIG Entities are focused on partnering with global alternative investment fund managers in order to unlock and achieve growth from both an asset and operational perspective. The TIG Entities have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets, utilizing the TIG Entities’ long-standing operating platform to assist managers with growth. TIG Arbitrage and the TIG Entities’ External Strategic Managers focus on capital preservation and uncorrelated returns, with alpha driven investment strategies that align with the needs of a diverse global investor base. As a growth-oriented partner, the TIG Entities work collaboratively with fund managers on marketing and business development.

•
Alvarium is a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. Alvarium has four principal business units: Investment Advisory, Co Investment, Family Office Services, and Merchant Banking. The Investment Advisory

group generally provides investment advisory services to high net worth clients globally, defined as investible assets between $30 million and more than $500 million. Alvarium specializes in being the trusted adviser to high net worth families and individuals, trusts, endowments, and foundations with complex needs, providing a completely tailored and independent approach. With the perspective of a global organization combined with local resources, Alvarium provides institutional quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment
opportunities to support high net worth client’s needs, wherever they reside. Alvarium aims to ensure hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side
with clients.

Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for in accordance with ASC Topic 805, Business Combination (“ASC 805”), using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). In all redemption scenarios, Alvarium Tiedemann has been determined to be the accounting acquirer based on evaluation of the following factors:

•
Alvarium Tiedemann will hold 62% and 49% of the total Umbrella units under the No Redemptions and Maximum Redemptions scenarios, respectively, while non-controlling
shareholders will hold 38% and 51% units under the No Redemptions and Maximum Redemptions scenarios, respectively. As used herein, (i) the “No Redemptions” scenario assumes that none of Cartesian’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination (“No Redemptions”) and (ii) the “Maximum Redemptions” scenario assumes that 34.5 million outstanding Class A ordinary shares are redeemed in connection with the Business Combination (representing all the outstanding Public Shares (“Maximum Redemptions”)).

•
Umbrella, which will hold 100% of the equity of TWMH, the TIG Entities and Alvarium indirectly through its 100% interest in the equity of Alvarium Tiedemann Holdings, LLC, is a variable interest entity (“VIE”). Alvarium Tiedemann will be the sole managing member and primary beneficiary who has full and complete charge of all affairs of Umbrella, and the Class A units of Alvarium Tiedemann do not have substantive participating or kick out rights; and

•
Both prior to and subsequent to the close of the Business Combination, no single party will have a controlling financial interest of each of the entities involved in the Business Combination. Therefore, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Alvarium Tiedemann will acquire a controlling financial interest in Umbrella and will be the accounting acquirer. Alvarium Tiedemann is the primary beneficiary of Umbrella, which is a VIE, since it has the power to direct the activities of Umbrella that most significantly impact Umbrella’s economic performance through its role as the sole managing member of Umbrella. Additionally, Alvarium Tiedemann’s variable interests in Umbrella include ownership of Umbrella, which results in the right (and obligation) to receive benefits (and absorb losses) of Umbrella that could potentially be significant to Umbrella. Therefore, the Business Combination will be accounted for using the acquisition method. Under this method of accounting, Alvarium Tiedemann is treated as the acquirer and Umbrella is treated as the acquired company for financial statement reporting purposes. Upon the consummation of the Business Combination, the assets and liabilities of Umbrella will be recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) will be recognized as goodwill.
The Company has determined TWMH to be the predecessor entity to the Business Combination based on a number of considerations, including TWMH former management making up the majority of the senior management team of Alvarium Tiedemann and TWMH’s expected contribution of the largest portion of assets under administration of the continuing operations of Alvarium Tiedemann. Therefore, the results of operations presented prior to the Business Combination will be those of TWMH. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical financial statements of Cartesian as of, and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus;

•	the historical financial statements of TWMH, the TIG Entities and Alvarium, as of, and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus;

•
the sections of the proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartesian”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWMH”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the TIG Entities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium”.

The unaudited pro forma condensed combined financial information is presented in two scenarios: (1) assuming No Redemptions, and (2) assuming Maximum Redemptions. The No Redemptions scenario assumes that none of the Company’s shareholders elect to redeem their Class A ordinary shares for a pro rata portion of cash in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination. The Maximum Redemptions scenario assumes that the Company’s shareholders redeem all of their Class A ordinary shares for a pro rata portion of cash in the Trust Account, resulting in none of the funds held in the Trust Account becoming available for the Business Combination. In both scenarios, the amount of cash available is sufficient to (i) satisfy the minimum cash condition in the Business Combination Agreement, (ii) pay applicable cash consideration to certain Alvarium Tiedemann Equity holders and (iii) pay transaction expenses, in each case, upon the Closing of the Business Combination.
The following summarizes the pro forma ownership of Class A Common Stock of the Company and the total economic ownership of Alvarium Tiedemann (i.e., assuming each shareholder of Alvarium Topco will exchange his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock of Cartesian at the Closing) following the Business Combination under two scenarios based upon the pro forma shareholder redemptions:

	Economic Interest in Alvarium Tiedemann (1)		Voting Interest in Alvarium Tiedemann (1)
	Assuming No Redemptions	Assuming Maximum Redemptions (2)	Assuming No Redemptions	Assuming Maximum Redemptions (2)
Alvarium Tiedemann Shareholders	39.1%	0.0%	24.2%	0.0%
Existing Alvarium Rollover Shareholders	33.4%	57.3%	20.7%	27.8%
PIPE Investors	19.2%	32.3%	11.9%	15.7%
Sponsor and Independent Directors	8.3%	10.4%	5.1%	5.1%
Existing TWMH and TIG Entities Rollover Shareholders	0.0%	0.0%	38.1%	51.4%

Total	100.0%	100.0%	100.0%	100.0%

(1)	The economic and voting interests in Alvarium Tiedemann included in the table give effect to secondary share purchases occurring after the Business Combination.
(2)	Assumes that 34.5 million Public Shares are redeemed in connection with the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2021
(in thousands)

					Assuming No Redemptions			Assuming Maximum Redemptions
	Cartesian (As Adjusted) (Note 2)	TWMH (As Adjusted) (Note 2)	TIG Entities (As Adjusted) (Note 2)	Alvarium (As Adjusted) (Note 2)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$551	$8,040	$8,270	$17,540	$165,000	(a)	$383,264	$165,000	(a)	$38,264
					(49,093)	(b)		(49,093)	(b)
					(12,075)	(c)		(12,075)	(c)
					345,031	(d)		345,031	(d)
					(100,000)	(e)		(100,000)	(e)
					—			(345,000)	(h)
Investments at fair value	—	1,045	144,029	5	—		145,079	—		145,079
Cash and securities held in Trust Account	345,031	—	—	—	(345,031)	(d)	—	(345,031)	(d)	—
Equity method investments	—	1,564	—	16,590	—		18,154	—		18,154
Fees receivable	—	20,019	38,365	48,804	—		107,188	—		107,188
Intangible assets, net	—	15,483	—	53,681	672,222	(f)	741,386	672,222	(f)	741,386
Goodwill	—	22,185	—	57,900	273,553	(f)	353,638	265,813	(f)	345,898
Fixed assets, net of accumulated depreciation/amortization	—	1,218	208	1,026	—		2,452	—		2,452
Other assets	71	5,503	888	2,669	—		9,131	—		9,131
Deferred tax assets, net	—	—	—	—	—		—	—		—

Total assets	345,653	75,057	191,760	198,215	949,607		1,760,292	596,867		1,407,552

Liabilities and Shareholders’ Equity
Accrued compensation and profit sharing	—	13,214	8,387	—	—	( b)	21,601	—	(b)	21,601
Accrued member distributions payable	—	4,000	—	—	—		4,000	—		4,000
Accounts payable and accrued expenses	182	4,439	4,642	56,655	(18,156)	(b)	47,762	(18,156)	(b)	47,762
Payable to equity method investees	—	1,043	—	—	—		1,043	—		1,043
Debt	—	11,697	42,411	—	—		54,108	—		54,108
Fair value of interest rate swap	—	35	—	—	—		35	—		35
Deferred tax liability, net	—	107	—	12,722	86,726	(f)(i)	99,555	79,338	(f)(i)	92,167
Deferred rent	—	501	—	—	—		501	—		501
Deferred underwriting fee	12,075	—	—	—	(12,075)	(c)	—	(12,075)	(c)	—
Warrant liability	23,094	—	—	—	—		23,094	—		23,094
Earnout liability	—	—	—	—	109,624	(f)(ii)	109,624	109,272	(f)(ii)	109,272
TRA liability	—	—	—	—	9,200	(f)(iii)	9,200	9,200	(f)(iii)	9,200
Other liabilities	—	—	2,207	—	—		2,207	—		2,207

Total liabilities	35,351	35,036	57,647	69,377	175,319		372,730	167,579		364,990

Commitments and contingencies:
Class A ordinary shares subject to possible redemption	345,031	—	—	—	(345,031)	(h)	—	(345,031)	(h)	—
Equity:
Preference shares	—	—	—	—	—		—	—		—
Class A common stock	—	—	—	—	9	(f)	15	9	(f)	12
					2	(a)		2	(a)
					3	(h)		—
					1	(h)		1	(h)
Class A ordinary shares	—	—	—	—	—		—	—		—
Class B ordinary shares	1	—	—	—	(1)	(h)	—	(1)	(h)	—
Additional paid-in-capital	—	39,588	134,113	128,820	1,012,251	(f)	878,587	1,021,251	(f)	520,739
					164,998	(a)		164,998	(a)
					(100,000)	(e)		(100,000)	(e)
					345,028	(h)		31	(h)
					—	(i)		—	(i)
					(543,690)	(g)		(556,541)	(g)
					(80,085)	(f)(iv)		(80,085)	(f)(iv)
					(222,436)	(f)(iv)		(222,436)	(f)(iv)

					Assuming No Redemptions			Assuming Maximum Redemptions
	Cartesian (As Adjusted) (Note 2)	TWMH (As Adjusted) (Note 2)	TIG Entities (As Adjusted) (Note 2)	Alvarium (As Adjusted) (Note 2)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Retained earnings (accumulated deficit)	(34,730)	—	—	—	—	(b)(f)(v)	(34,730)	—	(b)(f)(v)	(34,730)
					—	(i)		—	(i)
Non-controlling interest in subsidiaries	—	433	—	18	543,239	(f)(vi)(g)	543,690	556,090	(f)(vi)(g)	556,541

Total shareholders’ equity	(34,729)	40,021	134,113	128,838	1,119,319		1,387,562	774,319		1,042,562

Total liabilities and shareholders’ equity	$345,653	$75,057	$191,760	$198,215	$949,607		$1,760,292	$596,867		$1,407,552

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2021
(in thousands)

	Cartesian (As Adjusted) (Note 2)	TWMH (As Adjusted) (Note 2)	TIG Entities (As Adjusted) (Note 2)	Alvarium (As Adjusted) (Note 2)	Assuming No Redemptions			Assuming Maximum Redemptions
					Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Income:
Management/Advisory fees	$—	$75,703	$44,503	$82,193	$—		$202,399	$—		$202,399
Incentive fees	—	—	42,110	4,347	—		46,457	—		46,457
Other income/fees	—	—	—	16,026	—		16,026	—		16,026

Total income	—	75,703	86,613	102,566	—		264,882	—		264,882

Expenses:
Compensation and employee benefits	—	47,413	18,082	69,636	3,544	(g)(f)	138,675	3,544	(g)(f)	138,675
Systems, technology, and telephone	—	5,070	2,625	3,119	—		10,814	—		10,814
Occupancy costs	—	3,498	1,351	4,446	—		9,295	—		9,295
Professional fees	—	6,882	5,998	14,055	27,393	(a)	54,328	27,393	(a)	54,328
Travel and entertainment	—	566	454	1,201	—		2,221	—		2,221
Marketing	—	931	—	312	—		1,243	—		1,243
Business insurance expenses	—	1,236	309	1,186	—		2,731	—		2,731
Education and training	—	35	—	486	—		521	—		521
Contributions, donations and dues	—	254	—	—	—		254	—		254
Depreciation and amortization	—	695	165	—	—		860	—		860
Amortization of intangible assets	—	1,356	—	1,514	11,986	(b)	14,856	11,986	(b)	14,856
Other operating expenses	1,012	—	827	2,407	—		4,246	—		4,246

Operating expenses	1,012	67,936	29,811	98,362	42,923		240,044	42,923		240,044

Operating income (loss)	(1,012)	7,767	56,802	4,204	(42,923)		24,838	(42,923)		24,838

Other income (expenses):
Interest and dividend income	31	57	—	281	(31	)(c)	338	(31	)(c)	338
Interest expense	—	(454)	(2,240)	(2,492)	—		(5,186)	—		(5,186)
Other investment gain, net	814	62	15,444	165	—		16,485	—		16,485
Equity in income of equity method investees	—	(3,052)	—	6,494	—		3,442	—		3,442
Variable interest entity (loss) on investment	—	(146)	—	—	—		(146)	—		(146)
Change in fair value of interest rate swap	—	178	—	—	—		178	—		178
Other expenses	(868)	(106)	—	(623)	—		(1,597)	—		(1,597)

Income (loss) before taxes	(1,035)	4,306	70,006	8,029	(42,954)		38,352	(42,954)		38,352
Income tax (expense) benefit	—	(515)	(1,457)	(4,586)	(2,119	)(d)	(8,677)	(480	)(d)	(7,038)

Net income (loss)	(1,035)	3,791	68,549	3,443	(45,073)		29,675	(43,434)		31,314
Net income (loss) attributed to non-controlling interests in subsidiaries	—	(148)	—	812	11,451	(e)	12,115	16,303	(e)	16,967

Net income (loss) attributable to Alvarium Tiedemann	$(1,035)	$3,939	$68,549	$2,631	$(56,524)		$17,561	$(59,737)		$14,347

Pro Forma Earnings Per Share
Basic							$0.20			$0.27
Diluted							$0.20			$0.27

Pro Forma Number of Shares Used in Computing EPS
Basic (#)							88,293,740			52,508,647
Diluted (#)							88,293,740			52,508,647

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Note 1—Description of the Business Combination
Description of the Business Combination
On September 19, 2021, Cartesian Growth Corporation entered into the Business Combination Agreement with, inter alios, TWMH, the TIG Entities, and Alvarium, as described under the heading “
Proposal No. 1.—The Business Combination Proposal—The Business Combination Agreement
”. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination will be funded through a combination of cash from Cartesian, proceeds from the proposed Private Placements and rollover equity from the Alvarium Tiedemann equity holders (refer to Estimated Sources and Uses below). As a result of the transaction, the Alvarium Tiedemann equity holders will collectively hold a majority of the equity of the combined company. The Business Combination will be structured as a customary
Up-C
transaction, whereby Cartesian will directly or indirectly own equity in the Umbrella and hold direct voting rights in Umbrella. Pursuant to and in connection with the Business Combination, the following transactions will occur:

•
Cartesian Growth Corporation will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Cartesian will change its name to “Alvarium Tiedemann Holdings” and adopt the Proposed Charter and the Proposed Bylaws;

•	Cartesian forms Umbrella Merger Sub, LLC;

•	TWMH and the TIG Entities’ equity owners form Umbrella;

•	The TIG Entities distribute their interests in the External Strategic Managers in which they have made strategic investments to Umbrella;

•	Alvarium equity owners exchange their equity interests in Alvarium for equity interests in Alvarium Tiedemann;

•	Umbrella merges with Umbrella Merger Sub LLC, pursuant to which Umbrella will survive;

•	Alvarium Tiedemann contributes 100% of equity interest in Alvarium to Umbrella in exchange for equity interest in Umbrella;

•
Alvarium Tiedemann, TWMH and the TIG Entities enter into a tax receivable agreement (“TRA”) through which Alvarium Tiedemann would make additional payments to the members of TWMH and the members of the TIG Entities for the tax benefits realized with the step-up
in tax basis created as a result of the exchange of units of Umbrella for Alvarium Tiedemann stock or other consideration;

•	Cartesian contributes cash to Umbrella;

•
In exchange for the assets and businesses contributed to Umbrella and its subsidiaries, (a) the TWMH, TIG Entities, and Alvarium Equity holders will be paid an implied equity value of approximately $900 million, consisting of (i) $100 million of cash consideration for the secondary sale of units (subject to adjustment), (ii) shares of Alvarium Tiedemann Class A ordinary shares, and (iii) common units in Umbrella.

•
Alvarium Tiedemann will receive all amounts at the Closing then available in Cartesian’s Trust Account (plus the proceeds of any equity financing received in connection with the Private Placements), net of amounts required (a) to make the cash consideration payments as a result of the Business Combination and (b) to redeem any of the Public Shareholders exercising their respective redemption rights, and will contribute any such amounts to Umbrella to pay the transaction expenses of Cartesian, TWMH, the TIG Entities and Alvarium and otherwise for general corporate purposes;

•	Each of approximately 8.6 million founder shares outstanding (in the aggregate) shall be converted into the right to receive one share of Class A Common Stock of Alvarium Tiedemann, which include up to approximately 1.3 million shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earn-out,
with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00; and

•	Alvarium Tiedemann will adopt an omnibus equity incentive plan for itself and its subsidiaries.
Pursuant to Cartesian’s certificate of incorporation, Cartesian will provide its stockholders with the opportunity to redeem their shares in conjunction with a stockholder vote on the transaction contemplated by the Business Combination Agreement, including the Business Combination.
The diagram below depicts Cartesian and a simplified version of each Target Company’s organizational structure immediately prior to the Completion of the Business Combination.
Cartesian

TWMH

The TIG Entities

Alvarium

The diagram below depicts a simplified version of the Company’s organizational structure immediately following the Completion of the Business Combination.

(1)
Following the Closing, and assuming No Redemptions, Cartesian’s Public Shareholders will hold 24.2% of the voting power of the Company, taking into account any Class B Common Units held by the TWMH Equityholders and the TIG Entities Equityholders.

(2)	Cartesian Growth Corporation will be renamed Alvarium Tiedemann Holdings, Inc. following the Domestication and the Business Combination.

Sources and Uses of Funds for the Business Combination
The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) No Redemptions and (ii) Maximum Redemptions. The number of Class A ordinary shares redeemable assuming Maximum Redemptions assumes that the per share Redemption Price is $10.00; the actual per share Redemption Price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (No Redemptions, in millions)

Sources
Existing Shareholders Rollover Equity	$839
Sponsor and Independent Directors (1)	73
Cash Held in Trust Account	345
Proceeds from PIPE	165

Total Sources	$1,422

Uses
Equity Consideration to Existing Shareholders	$839
Sponsor and Independent Directors (1)	73
Secondary Share Purchases	100
Cash to Balance Sheet	349
Estimated Transaction Expenses	61

Total Uses	$1,422

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources
Existing Shareholders Rollover Equity	$857
Sponsor and Independent Directors (2)(3)	55
Cash Held in Trust Account	—
Proceeds from PIPE	165

Total Sources	$1,077

Uses
Equity Consideration to Existing Shareholders	$857
Sponsor and Independent Directors (2)(3)	55
Secondary Share Purchases	100
Cash to Balance Sheet	4
Estimated Transaction Expenses	61

Total Uses	$1,077

(1)
Excludes 1,282,500 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earn-out,
with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

(2)
Excludes 954,130 shares of Class A Common Stock which will be held by Sponsor and subject to potential forfeiture based on a five year-post-closing earn-out,
with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

(3)	Assumes that approximately 2.2 million Sponsor Shares are forfeited under the Maximum Redemptions scenario.
Basis of presentation
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination was completed on December 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 gives pro forma effects to the Business Combination as if it had occurred on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using the following:

•	Cartesian’s balance sheet;

•	Tiedemann Wealth Management Holdings’ statement of financial condition;

•	TIG Entities’ statement of financial position; and

•	Alvarium Investments’ statement of financial position
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 have been prepared using the following:

•	Cartesian’s statement of operations;

•	Tiedemann Wealth Management Holdings’ statement of operations;

•	TIG Entities’ statement of operations; and

•	Alvarium Investments’ statement of comprehensive income
The merger between Alvarium Tiedemann and Umbrella will be accounted for as a business combination under ASC Topic 805 and 810, and will be accounted for using the acquisition method. Under this method of accounting, Umbrella will be treated as the “acquired” company for financial reporting purposes.
Under the acquisition method, the acquisition-date fair value of the gross consideration transferred to effect the business combination, as described in Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial statements do not give effect to any anticipated operating efficiencies or cost savings that may be associated with the business combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform the Alvarium Tiedemann historical basis of presentation to that of Tiedemann Wealth Management Holdings, where applicable.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Alvarium Tiedemann believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Alvarium Tiedemann at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been had the business combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Transaction Accounting Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Alvarium Tiedemann companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Alvarium Tiedemann shares outstanding, assuming the transaction occurred on January 1, 2021 and based upon the amount of redemptions.
Note 2—Accounting Policies
Upon consummation of the Business Combination, Alvarium Tiedemann will perform a comprehensive review of TWMH, the TIG Entities, and Alvarium’s accounting policies. As a result of the review, Alvarium Tiedemann may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Alvarium Tiedemann has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.

Reclassifications
Certain historical balance sheet line items of Cartesian, TWMH, the TIG Entities, and Alvarium were reclassified to arrive at the Pro Forma financial statement presentation. Alvarium’s historical financial statements were prepared under UK GAAP. As part of the Business Combination, Alvarium has adjusted its financial statements to conform to US GAAP. The tables below display the reclassification adjustments made to arrive at the Pro Forma financial statement classification:

Cartesian Balance Sheet as of December 31, 2021
(dollars in thousands)	Cartesian Historical	Reclassification Adjustments	Cartesian As Adjusted
Assets
Cash and cash equivalents	$551	$—	$551
Investments at fair value	—	—	—
Cash and securities held in Trust Account	345,031	—	345,031
Prepaid expenses	71	(71)	—
Equity method investments	—	—	—
Fees receivable	—	—	—
Intangible assets, net	—	—	—
Goodwill	—	—	—
Fixed assets, net of accumulated depreciation/amortization	—	—	—
Other assets	—	71	71
Deferred tax assets, net	—	—	—

Total assets	$345,653	$—	$345,653

Liabilities and Stockholders’ Equity
Accrued compensation and profit sharing	$—	$—	$—
Accrued member distributions payable	—	—	—
Accounts payable and accrued expenses	182	—	182
Accrued offering costs and expenses	—	—	—
Payable to equity method investees	—	—	—
Debt	—	—	—
Fair value of interest rate swap	—	—	—
Deferred tax liability, net	—	—	—
Deferred rent	—	—	—
Deferred underwriting fee	12,075	—	12,075
Warrant liability	23,094	—	23,094
Earn-out liability	—	—	—
TRA liability	—	—	—
Other liabilities	—	—	—

Total liabilities	35,351	—	35,351

Class A ordinary shares subject to possible redemption	345,031	—	345,031
Preference shares	—	—	—
Class A Common Stock	—	—	—
Class A ordinary shares	—	—	—
Class B ordinary shares	1	—	1
Additional paid-in-capital	—	—	—
Retained earnings (accumulated deficit)	(34,730)	—	(34,730)
Non-controlling interest in subsidiaries	—	—	—

Total shareholders’ equity (deficit)	(34,729)	—	(34,729)

Total liabilities and shareholders’ equity (deficit)	$345,653	$—	$345,653

Cartesian Income Statement for the year ended December 31, 2021
(dollars in thousands)	Cartesian Historical	Reclassification Adjustments	Cartesian As Adjusted
Revenue:
Management/Advisory fees	$—	$—	$—
Incentive fees	—	—	—
Other income/fees	—	—	—

Total revenue	—	—	—

Expenses:
Compensation and employee benefits	—	—	—
Systems, technology, and telephone	—	—	—
Occupancy costs	—	—	—
Professional fees	—	—	—
Travel and entertainment	—	—	—
Marketing	—	—	—
Business insurance expenses	—	—	—
Education and training	—	—	—
Operating costs	1,012	(1,012)	—
Contributions, donations and dues	—	—	—
Depreciation and amortization	—	—	—
Amortization of intangible assets	—	—	—
Other operating expenses	—	1,012	1,012

Total operating expenses	1,012	—	1,012

Operating loss	(1,012)	—	(1,012)
Other income (expenses):
Interest and dividend income	—	31	31
Interest expense	—	—	—
Other investment gain (loss), net	—	814	814
Equity in income of equity method investees	—	—	—
Gain (loss) on cash flow hedge	—	—	—
Other expenses	—	(868)	(868)
Interest earned on cash and marketable securities held in Trust Account	31	(31)	—
Offering costs allocated to warrants	(868)	868	—
Excess of Private Placement Warrants fair value over purchase price	(3,097)	3,097	—
Change in fair value of warrant liability	3,911	(3,911)	—

Loss before taxes	(1,035)	—	(1,035)
Income tax expense	—	—	—

Net loss	$(1,035)	$—	$(1,035)

TWMH Balance Sheet as of December 31, 2021

(dollars in thousands)	TWMH Historical	Reclassification Adjustments		TWMH As Adjusted
Assets
Cash and cash equivalents	$8,040	$—		$8,040
Investments at fair value	1,045	—		1,045
Equity method investments	1,564	—		1,564
Fees receivable	20,019	—		20,019
Intangible assets, net	15,483	—		15,483
Goodwill	22,185	—		22,185
Fixed assets, net of accumulated depreciation/amortization	1,218	—		1,218
Notes receivable from members	1,702	(1,702)		—
Other assets	3,801	1,702		5,503
Deferred tax assets, net	—	—		—

Total assets	$75,057	$—		$75,057

Liabilities and Stockholders’ Equity
Accrued compensation and profit sharing	$13,214	$—		$13,214
Accrued member distributions payable	4,000	—		4,000
Accounts payable and accrued expenses	4,439	—		4,439
Payable to equity method investees	1,043	—		1,043
Term notes and line of credit	11,697	(11,697)		—
Debt	—	11,697		11,697
Fair value of interest rate swap	35	—		35
Deferred tax liability, net	107	—		107
Deferred rent	501	—		501
Deferred underwriting fee	—	—		—
Warrant liability	—	—		—
Earn-out liability	—	—		—
TRA liability	—	—		—
Other liabilities	—	—		—

Total liabilities	35,036	—		35,036

Class A ordinary shares subject to possible redemption	—	—		—
Preference shares	—	—		—
Class A Common Stock	—	—		—
Class A ordinary shares	—	—		—
Class B ordinary shares	—	—		—
Additional paid-in-capital	—	39,588	(1)	39,588
Retained earnings (accumulated deficit)	—	—		—
Non-controlling interest in subsidiaries	433	—		433
Members’ capital—Class A	6	(6	) (1)	—
Members’ capital—Class B	39,582	(39,582	) (1)	—

Total stockholders’ equity	40,021	—		40,021

Total liabilities and stockholders’ equity	$75,057	$—		$75,057

(1)	The purpose of this adjustment is to show the reclassification from Members’ Capital to APIC, which subsequently is eliminated as a pro forma adjustment as a result of the Business Combination.

TWMH Income Statement for the year ended December 31, 2021

(dollars in thousands)	TWMH Historical	Reclassification Adjustments	TWMH As Adjusted
Income:
Management/Advisory fees	$—	$75,703	$75,703
Incentive fees	—	—	—
Trustee, investment management, and custody fees	75,703	(75,703)	—
Other income/fees	—	—	—

Total income	75,703	—	75,703

Expenses:
Compensation and employee benefits	47,413	—	47,413
Systems, technology, and telephone	5,070	—	5,070
Occupancy costs	3,498	—	3,498
Professional fees	6,882	—	6,882
Travel and entertainment	566	—	566
Marketing	931	—	931
Business insurance and taxes	1,236	—	1,236
Education and training	35	—	35
Contributions, donations and dues	254	—	254
Depreciation and amortization	695	—	695
Amortization of intangible assets	1,356	—	1,356
Other operating expenses	—	—	—

Total operating expenses	67,936	—	67,936

Operating income	7,767	—	7,767
Other income (expenses):
Interest and dividend income	57	—	57
Interest expense	(454)	—	(454)
Other investment gain (loss), net	62	—	62
Equity in income of equity method investees	(3,052)	—	(3,052)
Variable interest entity (loss) on investment	(146)	—	(146)
Change in fair value of interest rate swap	178	—	178
Other expenses	(106)	—	(106)

Income before taxes	4,306	—	4,306
Income tax expense	(515)	—	(515)

Net income	3,791	—	3,791
Net income (loss) attributed to non-controlling interests in subsidiaries	148	—	148

Net income attributed to controlling interests	$3,939	$—	$3,939

TIG Entities Balance Sheet as of December 31, 2021

(dollars in thousands)	TIG Entities Historical	Reclassification Adjustments		TIG Entities As Adjusted
Assets
Cash and cash equivalents	$8,270	$—		$8,270
Investments at fair value	—	144,029		144,029
Equity method investments	—	—		—
Investments (Affiliated funds)	18,125	(18,125)		—
Fees receivable	38,365	—		38,365
Investments (Unaffiliated management company)	125,904	(125,904)		—
Due from Members	—	—		—
Intangible assets, net	—	—		—
Goodwill	—	—		—
Fixed assets, net of accumulated depreciation/amortization	208	—		208
Other assets	888	—		888
Deferred tax assets net	—	—		—

Total assets	$191,760	$—		$191,760

Liabilities and Shareholders’ Equity
Accrued compensation and profit sharing	$8,387	$—		$8,387
Accrued member distributions payable	—	—		—
Accounts payable and accrued expenses	4,642	—		4,642
Term loan, short term portion	9,000	(9,000)		—
Term loan, long term portion	33,411	(33,411)		—
Payable to equity method investees	—	—		—
Due to TIG/TMG	2,207	(2,207)		—
Debt	—	42,411		42,411
Fair value of interest rate swap	—	—		—
Deferred tax liability, net	—	—		—
Deferred rent	—	—		—
Deferred underwriting fee	—	—		—
Warrant liability	—	—		—
TRA liability	—	—		—
Other liabilities	—	2,207		2,207

Total liabilities	57,647	—		57,647
Class A ordinary shares subject to possible redemption	—	—		—
Preference shares	—	—		—
Class A common stock	—	—		—
Class A ordinary shares	—	—		—
Class B ordinary shares	—	—		—
Additional paid-in-capital	—	134,113	(1)	134,113
Retained earnings (accumulated deficit)	—	—		—
Non-controlling interest in subsidiaries	—	—		—
Total members’ equity	134,113	(134,113	) (1)	—

Total shareholders’ equity	134,113	—		134,113

Total liabilities and shareholders’ equity	$191,760	$—		$191,760

(1)	The purpose of this adjustment is to show the reclassification from Members’ Equity to APIC, which subsequently is eliminated as a pro forma adjustment as a result of the Business Combination.

TIG Entities Income Statement for the year ended December 31, 2021

(dollars in thousands)	TIG Entities Historical	Reclassification Adjustments	TIG Entities As Adjusted
Income:
Management/Advisory fees	$44,503	$—	$44,503
Incentive fees	42,110	—	42,110
Other income/fees	—	—	—

Total income	86,613	—	86,613

Expenses:
Compensation and employee benefits	17,651	431	18,082
Systems, technology, and telephone	2,625	—	2,625
Occupancy costs	1,351	—	1,351
Professional fees	4,465	1,533	5,998
Travel and entertainment	454	—	454
Marketing	—	—	—
Business insurance expenses	309	—	309
Education and training	—	—	—
Contributions, donations and dues	—	—	—
Depreciation and amortization	165	—	165
Amortization of intangible assets	—	—	—
Other operating expenses	—	827	827
Merger expenses	1,964	(1,964)	—
Other business expenses	827	(827)	—

Total operating expenses	29,811	—	29,811

Operating income	56,802	—	56,802
Other income (expenses):
Interest and dividend income	—	—	—
Interest expense	(2,240)	—	(2,240)
Other investment gain (loss), net	15,444	—	15,444
Equity in income of equity method investees	—	—	—
Other expenses	—	—	—

Income before taxes	70,006	—	70,006
Income tax expense	(1,457)	—	(1,457)

Net income	$68,549	$—	$68,549

Alvarium Balance Sheet as of December 31, 2021

(dollars in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)	Reclassification Adjustments		Alvarium As Adjusted
Assets
Cash and cash equivalents	£—	£—	$—	$17,540		$17,540
Investments at fair value	—	—	—	5		5
Equity method investments	—	—	—	16,590		16,590
Fees receivable	—	—	—	48,804		48,804
Intangible assets, net	—	—	—	53,681		53,681
Goodwill	—	—	—	57,900		57,900
Fixed assets, net of accumulated depreciation/amortization	—	—	—	1,026		1,026
Other assets	—	—	—	2,669		2,669
Deferred tax assets, net	—	—	—	—		—
Debtors	37,004	36,066	48,804	(48,804)		—
Investments	4	4	5	(5)		—
Cash at bank and in hand	12,962	12,962	17,540	(17,540)		—
Intangible assets	33,642	82,458	111,582	(111,582)		—
Tangible assets	758	758	1,026	(1,026)		—
Investments in associates	2,729	2,903	3,928	(3,928)		—
Investments in joint-ventures	10,096	9,356	12,661	(12,661)		—
Other fixed asset investments	1,972	1,972	2,669	(2,669)		—

Total assets	£99,167	£146,479	$198,215	$—		$198,215

Liabilities and Stockholders’ Equity
Accrued compensation and profit sharing	£—	£—	$—	$—		$—
Accrued member distributions payable	—	—	—	—		—
Accounts payable and accrued expenses	—	—	—	56,655		56,655
Payable to equity method investees	—	—	—	—		—
Debt	—	—	—	—		—
Fair value of interest rate swap	—	—	—	—		—
Deferred tax liability, net	—	—	—	12,722		12,722
Deferred rent	—	—	—	—		—
Other liabilities	—	—	—	—		—
Creditors: amounts falling due within one year	40,904	41,868	56,655	(56,655)		—
Creditors: amounts falling due after more than one year	—	—	—	—		—
Taxation including deferred tax	1,958	9,401	12,722	(12,722)		—

Total liabilities	42,862	51,269	69,377	—		69,377

Class A ordinary shares subject to possible redemption	—	—	—	—		—
Preference shares	—	—	—	—		—
Class A common stock	—	—	—	—		—
Additional paid-in-capital	—	—	—	128,820	(3)	128,820
Retained earnings (accumulated deficit)	—	—	—	—		—
Non-controlling interest in subsidiaries	—	—	—	18		18
Equity attributable to the owners of the parent company	56,292	95,197	128,820	(128,820	) (3)	—
Non-controlling interests	13	13	18	(18)		—

Total stockholders’ equity	56,305	95,210	128,838	—		128,838

Total liabilities and stockholders’ equity	£99,167	£146,479	$198,215	$—		$198,215

(1)
Certain adjustments were made to Alvarium’s historical balance sheet as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.3532 conversion ratio.
(3)
The purpose of this adjustment is to show the reclassification from Equity attributable to the owners of the parent company to APIC, which subsequently is eliminated as a pro forma adjustment as a result of the Business Combination.

Alvarium Income Statement for the year ended December 31, 2021

(dollars in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)	Reclassification Adjustments	Alvarium As Adjusted
Income:
Management/Advisory fees	£—	£—	$—	$82,193	$82,193
Incentive fees	—	—	—	4,347	4,347
Other income/fees	—	—	—	16,026	16,026
Turnover	75,164	74,555	102,566	(102,566)	—

Total income	75,164	74,555	102,566	—	102,566

Expenses:
Cost of sales	50,416	50,416	69,357	(69,357)	—
Compensation and employee benefits	—	—	—	69,636	69,636
Systems, technology, and telephone	—	—	—	3,119	3,119
Occupancy costs	—	—	—	4,446	4,446
Professional fees	—	—	—	14,055	14,055
Travel and entertainment	—	—	—	1,201	1,201
Marketing	—	—	—	312	312
Business insurance expenses	—	—	—	1,186	1,186
Education and training	—	—	—	486	486
Depreciation and amortization	—	—	—	—	—
Contributions, donations and dues	—	—	—	—	—
Amortization of intangible assets	—	—	—	1,514	1,514
Other operating expenses	—	—	—	2,407	2,407
Administrative expenses	19,983	19,983	27,492	(27,492)	—
Gain/(loss) on disposal and restructuring of interests in joint ventures and associates	453	453	623	(623)	—
Amortisation of goodwill	3,429	—	—	—	—
Amortisation of intangible assets	2,294	1,101	1,514	(1,514)	—
Gain/(loss) of other investments	—	—	—	—	—
FV adjustment on deferred consideration	—	—	—	—	—

Total operating expenses	76,575	71,953	98,986	(624)	98,362

Operating income	(1,411)	2,602	3,580	624	4,204
Other income (expenses):
Interest and dividend income	—	—	—	281	281
Interest expense	—	—	—	(2,492)	(2,492)
Other investment gain (loss), net	—	—	—	165	165
Equity in income of equity method investees	—	—	—	6,494	6,494
Gain (loss) on cash flow hedge	—	—	—	—	—
Other expenses	—	—	—	(623)	(623)
Gain on impairment or disposal of operations	—	—	—	—	—
Loss on financial assets at fair value through profit and loss	(54)	(54)	(74)	74	—
Share of profit/(loss) of associates	1,411	1,474	2,028	(2,028)	—
Share of profit of joint ventures	2,898	3,247	4,466	(4,466)	—
Income from other fixed asset investments	548	548	754	(754)	—
Investments write-offs	(373)	(373)	(514)	514	—
Interest receivable	204	204	281	(281)	—
Interest payable	(1,811)	(1,811)	(2,492)	2,492	—

Income before taxes	1,412	5,837	8,029	—	8,029

(dollars in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)	Reclassification Adjustments	Alvarium As Adjusted
Income tax expense	536	(3,334)	(4,586)	—	(4,586)

Net income	1,948	2,503	3,443	—	3,443
Net income (loss) attributed to non-controlling interests in subsidiaries	822	590	812	—	812

Net income attributable to Alvarium Tiedemann	£1,126	£1,913	$2,631	$—	$2,631

(1)
Certain adjustments were made to Alvarium’s historical balance sheet as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.3757 conversion ratio.
Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2021
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

(a)
Reflects the net proceeds of $165.0 million from the issuance of 16,936,735 shares of Class A Common Stock at $9.80 per share with a par value of $0.0001 from the Private Placements, inclusive of 100,000 shares of Class A Common Stock issued pursuant to the Side Letter for no cash consideration.

(b)	Represents the adjustment for the accrual and payment of estimated transaction costs which are expected to be incurred in connection with the Business Combination.

(c)	Represents the $12.1 million transaction costs incurred in connection with Cartesian’s IPO for deferred underwriting commissions.

(d)
Reflects the reclassification of $345.0 million of cash and cash equivalents held in the Trust Account of Cartesian that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

(e)
Reflects the use of $100.0 million representing the secondary purchase of partnership interests in Alvarium Tiedemann, or the Aggregate Cash Consideration to be distributed to the members of the TIG Entities and TWMH. The distribution of the Aggregate Cash Consideration to the members of the TIG Entities and TWMH occurs subsequent to the issuance of shares for net proceeds of $165.0 million referenced in footnote (a) on the closing date of the transaction, and results in a reduction of cash and equity.

(f)
Represents the adjustment for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on December 31, 2021.

	Fair Value (in millions)
	Assuming No Redemptions	Assuming Maximum Redemptions
Equity consideration for acquired stock (1)	$368.6	$355.7
Cash Consideration (2)	100.0	100.0
Fair value of Earn-Out Consideration (3)	109.6	109.3
Tax receivable agreement (4)	9.2	9.2
Non-controlling interest (5)	543.7	556.7

Total consideration for allocation	1,131.1	1,130.7

Assets acquired:
Cash and cash equivalents	33.9	33.9
Investments at fair value	145.1	145.1
Equity method investments	18.2	18.2
Fees receivable	107.2	107.2
Intangible assets, net	741.4	741.4
Fixed assets, net of accumulated depreciation/amortization	2.5	2.5
Other assets	9.1	9.1
Deferred tax assets, net	—	—

Total assets acquired	1,057.4	1,057.4

Liabilities assumed:
Accrued compensation and profit sharing	21.6	21.6
Accrued member distributions payable	4.0	4.0
Accounts payable and accrued expenses	96.8	96.8
Payable to equity method investees	1.0	1.0
Debt	54.1	54.1
Fair value of interest rate swap	—	—
Deferred tax liability, net	99.6	92.3
Deferred rent	0.6	0.6
Other liabilities	2.2	2.2

Total liabilities assumed	279.9	272.6

Net assets acquired	777.5	784.8

Goodwill	353.6	345.9
Less: historical goodwill	80.1	80.1

Pro forma adjustment to goodwill	$273.5	$265.8

(1)	Represents share consideration issued to the Alvarium selling shareholders, the Sponsor, and the independent directors based on the fair value of the acquired business.
(2)
Represents the use of $100.0 million representing the secondary purchase of partnership interests in Alvarium Tiedemann, or the Aggregate Cash Consideration to be distributed to the members of the TIG Entities and TWMH.

(3)	Represents the estimated fair value of the selling shareholders and Sponsor earn-out consideration, which will be settled with shares of Class A Common Stock.
(4)	Represents the estimated fair value of the Tax Receivable Agreement, which will provide for certain payments made to the TWMH Members, TIG GP Members, and the TIG MGMT Members.
(5)	Represents share consideration issued to TWMH and the TIG Entities based on the fair value of the acquired business.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC Topic 805. Adjustments were made to incorporate the step-up
basis to intangible assets from at the closing of the Business Combination. Below is a summary of the intangible assets acquired in the Business Combination:

	Pro Forma Combined
Identified Intangible Assets (in thousands)	Fair Value	Fair Value Adjustment	Useful Life
Trade Name	$36,656	$36,656	10
Customer Relationships—TWMH	219,700	204,217	26
Customer Relationships—Investment Advisory	35,318	35,318	24
Customer Relationships—Family Office Services	7,307	7,307	16
Investment Management Agreement—Co-Investment (Excluding Public Markets)	92,965	92,965	Indefinite
Investment Management Agreement—Co-Investment (Public Markets)	113,128	113,128	Indefinite
Backlog—Merchant Banking	812	812	1
Investment Management Agreements—Merger Arbitrage	235,500	235,500	Indefinite
Elimination of historical Intangible Assets	—	(53,681)

Total	$741,386	$672,222

Approximately $353.6 million and $345.9 million have been allocated to goodwill under the No Redemption and Maximum Redemption scenarios, respectively. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Any difference between the fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed is presented as goodwill. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring the Target Companies, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets.
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.
In addition to the recognition of goodwill and intangibles, the following are adjustments made in connection with the Business Combination:

i.
A $86.7 million and $79.3 million increase in deferred tax liabilities that results from the step-up
for tax purposes of certain assets under the No Redemption and Maximum Redemption scenarios, respectively, including the deferred tax asset created as a result of payments resulting from the Tax Receivable Agreement.

ii.
A $109.6 million and $109.3 million increase to
earn-out
liability under the No Redemption and Maximum Redemption scenarios, respectively. The earn-out
liability represents an increase to the consideration owed and is not an assumed liability within purchase accounting.

The existing shareholders of Alvarium, the TWMH Members, the TIG Entities Members, and the Sponsor will each receive their proportionate amount of
Earn-Out
Consideration based on their proportionate ownership in Alvarium Tiedemann upon consummation of the Business Combination. The total value of the
Earn-Out
Consideration was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five- year time period. The
Earn-out
consideration is detailed within the section entitled “Summary of the Proxy Statement/Prospectus—Earnout” within this proxy statement/prospectus.

iii.
A $9.2 million and $9.2 million increase to TRA liability under the No Redemption and Maximum Redemption scenarios, respectively, to establish the net present value of the contingent consideration owed to TWMH Members and the TIG Entities Members as part of the Tax Receivable Agreement.

Upon completion of the Business Combination, Cartesian will be party to a Tax Receivable Agreement. As described under “Certain Relationships and Related-Party Transactions—Tax Receivable Agreement,” in connection with this Business Combination, Cartesian will enter into the Tax Receivable Agreement with the TWMH Members and the TIG Entities Members. The agreement will require Cartesian to pay an amount equal to 85% of the net tax benefit, if any, that Cartesian realizes in certain circumstances as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of Umbrella existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under this Tax Receivable Agreement, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the Tax Receivable Agreement assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations, and (G) future Tax Receivable Agreement payments.

iv.	A $80.1 million and a $222.4 million decrease to additional paid-in capital to eliminate historical goodwill and additional paid-in capital, respectively, of TWMH, TIG Entities, and Alvarium;

v.	A $30.9 million increase to retained earnings to eliminate transaction costs incurred in connection with the Business Combination.

vi.	A $0.5 million decrease to non-controlling interest to reflect the non-controlling interest as a result of the Business Combination.

(g)
Represents the pro forma adjustment to record the fair market value of non-controlling
interest in Umbrella through Umbrella Class B common units, which represent economic-only interests held by the TWMH and TIG Entities Members. Additionally, for each Umbrella Class B common unit held, TWMH and TIG Entities Members also hold a share of Alvarium Tiedemann Class B Common Stock, which provides one-for-one
voting rights. See table below for the computation of the controlling and noncontrolling interest:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Amount	Percentage	Amount	Percentage
Umbrella Class A common units held by Alvarium Tiedemann	88,293,740	62%	52,508,647	49%
Umbrella Class B common units held by members of TWMH and TIG Entities	54,368,988	38%	55,654,081	51%

Total Umbrella units	142,662,728	100%	108,162,728	100%

(h)
Represents the conversion of all of the outstanding redeemable Ordinary Shares of Alvarium Tiedemann that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in
capital as well as the automatic conversion on a
one-for-one
basis of the outstanding
non-redeemable
Ordinary Shares of Alvarium Tiedemann, which will then automatically convert into the right to receive shares of Class A Common Stock.

(i)
The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “
Compensation-Stock Compensation
” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity- classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination)

in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021
The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(a)	Represents the pro forma adjustments to reflect transaction costs that are directly attributable to the Business Combination. These costs are reflected as if incurred on January 1, 2021.

(b)
Represents adjustments to incorporate intangible asset amortization for the step-up
basis related to the Business Combination at the closing of the Business Combination. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2021. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense.

	Pro Forma Combined
Identified Intangible Asset (in thousands)	Fair Value	Years of Amortization	Amortization for Period
Trade Name	36,656	10	3,666
Customer Relationships—TWMH	219,700	26	8,450
Customer Relationships—Investment Advisory	35,318	24	1,471
Customer Relationships—Family Office Services	7,307	16	457
Investment Management Agreement—Co-Investment (Excluding Public Markets)	92,965	Indefinite	—
Investment Management Agreement—Co-Investment (Public Markets)	113,128	Indefinite	—
Backlog—Merchant Banking	812	1	812
Investment Management Agreements—Merger Arbitrage	235,500	Indefinite	—
Historical Amortization			(2,870)

Total amortization expense	741,386		11,986

(c)	Represents the pro forma adjustments to elimination of interest earned on cash and marketable securities held in the Trust Account.

(d)
Umbrella has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Umbrella’s profits and losses will flow through to its partners and are generally not subject to tax at the Umbrella level. Following the consummation of the Business Combination, Umbrella will be subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We estimate that our allocable share of income or loss from the partnership will be subject to an effective tax rate of 23% and 18% under the No Redemptions and Maximum Redemptions scenarios, respectively. Further, these pro forma income tax provisions are prepared as if the transaction occurred on January 1, 2021. This adjustment also contains the deferred tax benefit that is connected to the Business Combination.

(e)	Represents the pro forma adjustment to adjust non-controlling interest for the portion of net income attributable to Alvarium Tiedemann based on the relative ownership under each redemption scenario.

(f)
The sale of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity- classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.

(g)
Represents the pro forma adjustment to reflect additional costs through Closing associated with personnel hired in critical functional areas such as finance, legal, human resources to support the requirements of operating as a publicly traded company. These are costs directly attributable to the Business Combination and have been reflected as if incurred on January 1, 2021. The historical FY21 results, prior to the pro-forma adjustment, reflect $1,292 of costs incurred related to these personnel.

Note 5—Earnings/Loss per Share
Net (loss) per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.
For the purposes of calculating the weighted average number of shares of Class A stock outstanding, the following factors are considered, in each case based upon the pro forma shareholder redemption scenarios:

(a)	Management determined that the economic shares include Class A common shares issued to:

a.	SPAC Shareholders

i.	34.5 million shares issued assuming No Redemptions;

ii.	0 shares issued assuming Maximum Redemptions.

b.	SPAC Sponsor and Independent Directors

i.
Approximately 7.3 million shares issued to SPAC Sponsor assuming No Redemptions, which represent approximately 8.6 million shares less the approximately 1.3 million shares held by the Sponsor subject to potential forfeiture based on a five year-post-closing earn-out,
with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00;

ii.
Approximately 5.5 million shares issued to SPAC Sponsor assuming Maximum Redemptions, which represent approximately 8.6 million shares less the approximately 2.2 million of Sponsor Shares forfeited, less approximately 1.0 million shares held by the Sponsor subject to potential forfeiture based on a five year-post-closing earn-out,
with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00.

c.	PIPE Investors

i.	Approximately 16.9 million shares issued to PIPE Investors under both the No Redemption and Maximum Redemptions scenarios.

d.	Alvarium Equity Holders

i.	Approximately 29.5 million shares issued to Alvarium equity holders assuming No Redemptions;
ii.	Approximately 30.1 million shares issued to Alvarium equity holders assuming Maximum Redemptions.

(b)
Existing shareholders have rights to exchange the pre-existing voting units to Class A common shares on a one-for-one exchange basis. Upon full exchange, Class A common shares shall be increased by 54.4 million shares for the No Redemptions scenario and by 55.7 million for the Maximum Redemptions scenario. The conversion effects are excluded from the diluted loss per share calculation, as the result would be anti-dilutive for the year ended December 31, 2021.

(c)
The 8.9 million of private warrants with an exercise price at $11.50 are not converted to Class A Common Stock at Closing. The warrant effects are excluded from the diluted loss per share calculation, as the result would be anti-dilutive for the year ended December 31, 2021.

The unaudited pro forma condensed combined income per share has been prepared assuming two alternative levels of redemption by the Company’s public stockholders of shares of Class A Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the year ended December 31, 2021:

	Assuming No Redemptions	Assuming Maximum Redemptions
(in thousands, except share-related amounts)	For the year ended December 31, 2021	For the year ended December 31, 2021
Basic and diluted net income per Class A Share:

Numerator
Net income (loss)	$29,675	$31,314
Less: income attributable to noncontrolling interests	12,115	16,967

Net income attributable to holders of Class A Common Stock	$17,560	$14,347

Denominator
Weighted average shares of Class A Common Stock outstanding	88,293,740	52,508,647

Basic and diluted net income per share	$0.20	$0.27

The following tables sets forth:

•	Historical per share information of Cartesian as of December 31, 2021;

•	Unaudited pro forma combined per share information of Alvarium Tiedemann as of December 31, 2021, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
Scenario 1—Assuming No Redemptions: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the funds held in the Trust Account.

•
Scenario 2—Assuming Maximum Redemptions: This presentation reflects the percentage of redeemable shares that can be redeemed using only cash available on the pro forma condensed combined balance sheets as of the date of this filing. It does not consider cash flow available from operations between this filing and the Closing.

The pro forma book value per share information reflects the Business Combination as if it had occurred on December 31, 2021.

	Historical (2)	Pro Forma Combined
	Cartesian as of December 31, 2021	Assuming No Redemptions	Assuming Maximum Redemptions
Book Value Per Share (1)	$(4.03)	$9.56	$9.26

(1)
Book value per share = total equity attributable to controlling interests/shares outstanding. For the pro forma combined book value per share, total equity attributable to controlling interests is derived using 88.3 million shares in the No Redemptions scenario and 52.5 million shares in the Maximum Redemptions scenario.

(2)
Prior to the Business Combination, the historical equity structures of TWMH, the TIG Entities, and Alvarium were not unitized, and therefore the calculation of book value per share is not a useful metric.

Certain Non-GAAP Pro Forma Information
The unaudited pro forma condensed combined financial statements are reported in accordance with GAAP and Article 11 of SEC Regulation S-X. In addition, we have provided the following pro forma non-GAAP financial information. We believe that this pro forma non-GAAP financial measure provides useful information about the combined company’s pro forma operating results.
This pro forma non-GAAP financial measure is not an alternative to the unaudited pro forma condensed combined statement of operations prepared in accordance with GAAP and should be considered in addition to, and not as a substitute or superior to, such pro forma financial statement. Using only the pro forma non-GAAP financial measure to analyze performance would have material limitations because its calculation is based on our subjective determination regarding the nature and classification of events and circumstances that investors may find significant. For these pro forma non-GAAP financial measures, a reconciliation of the differences between the pro forma non-GAAP measure and the most directly comparable pro forma GAAP measure has been provided. Although other companies report non-GAAP net income and diluted earnings per share, numerous methods may exist for calculating a company’s non-GAAP net income and diluted earnings per share. As a result, the method used to calculate the combined company’s pro forma non-GAAP financial measure may differ from the methods used by other companies to calculate their non-GAAP measures.
Pro-Forma Combined Adjusted EBITDA (“Adjusted EBITDA”)
We define Adjusted EBITDA as follows:
Net income (loss) from continuing operations before:

•	income tax (benefit) expense;

•	interest expense, net;

•	depreciation and amortization expense;

•	adjustments related to joint ventures and associates;

•	equity settled share-based payments;

•	Impairment of equity method investments;

•	COVID-19 subsidies;

•	one-time bonuses;

•	transaction expenses,

•	legal settlement;

•	fair value adjustments to strategic investments;

•	change in fair value of (gains) / losses on investments;

•	change in fair value of warrant liability; and

•	one-time fees and charges
Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, non-cash impairments and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss) or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.
Pro Forma Economic EBITDA (“Economic EBITDA”)
As supplemental information, we provide non-GAAP performance measures that we refer to as Economic EBITDA, which represents our management’s view of the underlying economic earnings generated by us after the recognition of the profit-share arrangement with one of our affiliates (“Affiliate Profit-Share”). We present Economic EBITDA to help us describe our operating and financial performance. Economic EBITDA is the key measure our management uses to evaluate the financial performance of, and make operational decisions for, our business. Economic EBITDA is not audited, and is not a substitute for net income or other performance measures that are derived in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Furthermore, our calculation of Economic EBITDA may differ from similarly titled measures provided by other companies.

The following tables present our reconciliation of pro forma Adjusted EBITDA and Economic EBITDA for the combined Company with the Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2021 and year ended December 31, 2020:

						Assuming No Redemptions		Assuming Max Redemptions
	TWMH	TIG Entities	Alvarium	Subtotal	Cartesian	PF Adj	Year Ended December 31, 2021	PF Adj	Year Ended December 31, 2021
(Amounts in thousands)
Pro Forma Combined Adjusted EBITDA
Net income (loss)	$3,791	$68,549	$3,443	$75,783	$(1,035)	$(45,073)	$29,675	$(43,434)	$31,314
Interest expense, net	397	2,240	2,211	4,848	(31)	31	4,848	31	4,848
Depreciation and amortization	2,051	165	2,274	4,490	—	11,986	16,476	11,986	16,476
Income tax expense / (benefit)	515	1,457	4,586	6,558	—	2,119	8,677	480	7,038

Pro Forma Combined EBITDA	6,754	72,411	12,514	91,679	(1,066)	(30,937)	59,676	(30,937)	59,676
Adjustments related to joint ventures and associates (a)	—	—	3,313	3,313	—	—	3,313	—	3,313
Equity settled share based payments P&L (b)	5,532	—	1	5,533	—	—	5,533	—	5,533
Transaction expenses (c)	4,633	2,033	8,898	15,564	1,800	27,393	44,757	27,393	44,757
Legal fees (d)	—	565	—	565	—	—	565	—	565
Impairment of equity method investment (e)	2,364	—	—	2,364	—	—	2,364	—	2,364
Change in fair value of (gains) / losses on investments (f)	2	—	—	2	—	—	2	—	2
Fair value adjustments to strategic investments (g)	—	(15,444)	74	(15,370)	—	—	(15,370)	—	(15,370)
Change in fair value of warrant liability (h)	—	—	—	—	(814)	—	(814)	—	(814)

Pro Forma Combined Adjusted EBITDA	19,285	59,565	24,800	103,650	(80)	(3,544)	100,026	(3,544)	100,026
Affiliate profit-share in TIG Arbitrage (i)	—	(25,080)	—	(25,080)	—	—	(25,080)	—	(25,080)

Pro Forma Economic EBITDA	$19,285	$34,485	$24,800	$78,570	$(80)	$(3,544)	$74,946	$(3,544)	$74,946

(a)	Represents Alvarium’s share of joint ventures and associates reported EBITDA.
(b)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(c)	Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance.
(d)
Represents legal fees incurred in connection with a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the
Notes to TIG Entities Financial Statements as of and for the years ended December 31, 2021 and 2020
.

(e)	Represents the adjustment to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(f)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(g)	Represents add-back of unrealized (gains) / losses on strategic investments.
(h)	Represents the change in the fair value of the warrant liability.
(i)
Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage Fund, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage Fund is included within income in the Company’s statement of operations. The profit-share participation is described in more detail under “Business of Alvarium Tiedemann—Fund Management Fees.”

						Assuming No Redemptions		Assuming Max Redemptions
	TWMH	TIG Entities	Alvarium	Subtotal	Cartesian	PF Adj	Year Ended December 31, 2020	PF Adj	Year Ended December 31, 2020
(Amounts in thousands)
Pro Forma Combined Adjusted EBITDA
Net income (loss)	$6,986	$42,558	$(3,335)	$46,209	$(8)	$(19,085)	$27,116	$(17,588)	$28,613
Interest expense, net	384	2,363	617	3,364	—	—	3,364	—	3,364
Depreciation and amortization	1,914	165	2,153	4,232	—	11,352	15,584	11,352	15,584
Income tax expense / (benefit)	497	748	(1,050)	195	—	7,733	7,929	6,236	6,431

Pro Forma Combined EBITDA	9,781	45,834	(1,615)	54,000	(8)	—	53,993	—	53,993
Adjustments related to joint ventures and associates (a)	—	—	7,615	7,615	—	—	7,615	—	7,615
Equity settled share based payments P&L (b)	1,145	—	9	1,154	—	—	1,154	—	1,154
Covid subsidies (c)	—	—	(976)	(976)	—	—	(976)	—	(976)
One-time bonuses (d)	2,200	—	—	2,200	—	—	2,200	—	2,200
Legal settlement (e)	—	6,313	—	6,313	—	—	6,313	—	6,313
Change in fair value of (gains) / losses on investments (f)	(266)	—	—	(266)	—	—	(266)	—	(266)
Fair value adjustments to strategic investments (g)	—	(7,670)	—	(7,670)	—	—	(7,670)	—	(7,670)
One-time fees and charges (h)	—	—	181	181	—	—	181	—	181

Pro Forma Combined Adjusted EBITDA	12,860	44,477	5,214	62,551	(8)	—	62,543	—	62,543
Affiliate profit-share in TIG Arbitrage (i)	—	(19,999)	—	(19,999)	—	—	(19,999)	—	(19,999)

Pro Forma Economic EBITDA	$12,860	$24,478	$5,214	$42,552	$(8)	$—	$42,544	$—	$42,544

(a)	Represents Alvarium’s share of joint ventures and associates reported EBITDA.
(b)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(c)	Represents COVID-19 subsidies received from UK, USA, Hong Kong and Singaporean governments.
(d)	Represents a one-time bonus payment made to certain members to pay their taxes to restricted unit compensation awarded in 2020.
(e)
Represents an accrual related to a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the
Notes to TIG Entities Financial Statements as of and for the years ended December 31, 2021 and 2020
.

(f)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(g)	Represents the adjustment to add back unrealized (gains) / losses on strategic investments.
(h)	Represents other one-time fees and charges that management believes are not representative of the operating performance.
(i)
Represents adjustment for the affiliate’s profit-share participation in TIG Arbitrage, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from the TIG Arbitrage is included within income in the Company’s statement of operations. The profit-share participation is described in more detail under “Business of Alvarium Tiedemann—Fund Management Fees.”

INFORMATION ABOUT CARTESIAN
General
Cartesian is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020 and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or reorganization or engaging in any other similar business transaction with one or more operating businesses or entities.
Initial Public Offering and Private Placement
On February 26, 2021, Cartesian consummated its IPO of 34,500,000 units, which included the issuance of 4,500,000 units issued as a result of the full exercise by the underwriters of their over-allotment option. Each unit consists of one Class A ordinary share and one-third
of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $345,000,000.
On February 26, 2021, simultaneously with the consummation of the IPO, Cartesian consummated the private placement of an aggregate of 8,900,000 Private Placement Warrants to the Sponsor at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $8,900,000. No underwriting discounts or commissions were paid with respect to the Private Placement Warrants.
A total of $345,000,000, comprised of the net proceeds from the IPO and including the full exercise of the over-allotment option (which amount includes $12,075,000 of the underwriters’ deferred underwriting commissions) and $8,900,000 of the proceeds of the sale of the Private Placement Warrants, was placed in a U.S.-based Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Cartesian to pay its taxes (less up to $100,000 interest to pay dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Cartesian’s initial business combination, (ii) the redemption of all of Cartesian’s Public Shares if Cartesian is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of Cartesian’s Public Shares properly tendered in connection with a shareholder vote to amend the Existing Articles (a) to modify the substance or timing of Cartesian’s obligation to redeem 100% of its Public Shares if it has not consummated an initial business combination within 24 months from the closing of the IPO or (b) with respect to any other provision relating to shareholder’s rights (including Redemption Rights) or pre-initial
business combination activity.
After the payment of underwriting commissions (excluding the deferred portion of $12,075,000 in underwriting commissions, which amount will be payable upon consummation of an initial business combination, if consummated) and approximately $1,000,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by Cartesian for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of December 31, 2021, there was $345,031,308 in investments and cash held in the Trust Account and $0.6 million of cash held outside the Trust Account available for working capital needs.
Effecting a Business Combination
General
Cartesian is not presently engaged in any operations other than to seek an initial business combination. Cartesian intends to effectuate the initial business combination using cash from the proceeds of its IPO and the sale of the Private Placement Warrants to the Sponsor and the Private Placements to the PIPE Investors described herein.

Fair Market Value of Target Business
Nasdaq rules require that Cartesian’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income accrued in the Trust Account) at the time of the execution of a definitive agreement for Cartesian’s initial business combination. The fair market value of the target or targets will be determined by Cartesian’s Board based upon one or more standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and/or book value, discounted cash flow valuation, or value of comparable businesses. Cartesian’s shareholders will be relying on the business judgment of Cartesian’s Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “
Summary of the Proxy Statement/Prospectus —Satisfaction of 80% Test
,” the Board determined that this test was met in connection with the Business Combination.
Shareholder Approval of the Business Combination
Cartesian is seeking shareholder approval of the Business Combination at the Special Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem all or a portion of their shares for cash in accordance with the procedures described in this proxy statement/prospectus. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed. Cartesian will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Cartesian has net tangible assets of at least $5,000,001 upon the completion of the Business Combination, after giving effect to payments to Public Shareholders who exercise their Redemption Rights. Cartesian chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act.
The approval of the Business Combination requires an ordinary resolution under the Existing Articles, being the affirmative vote of a majority of the votes cast by holders of ordinary shares who, being present in person or represented by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the voting power of the issued and outstanding ordinary shares entitled to vote at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. As of the date hereof, the Sponsor owns approximately 20% of the issued and outstanding ordinary shares.
Voting Restrictions in Connection with Special Meeting
The Sponsor and Cartesian’s directors and officers have agreed in letter agreements with Cartesian, pursuant to which they have agreed (i) to vote (A) the Founder Shares (all of which are held by the Sponsor and the independent directors) and (B) any other Public Shares owned by them, in favor of the Business Combination; and (ii) to not redeem any Public Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination, or a vote to amend the provisions of the Existing Articles relating to shareholders’ rights or pre-business combination
activity.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Cartesian or its securities, or not otherwise restricted under Regulation M under the Exchange Act, the Sponsor, Cartesian’s officers and directors, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Cartesian ordinary shares or vote their ordinary shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to shareholders for approval at the

Special Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Liquidation if No Initial Business Combination
Unless Cartesian submits and Cartesian’s shareholders approve an extension, if the Business Combination (or combination with another target business) is not completed by February 26, 2023, such condition will trigger Cartesian’s automatic winding up, dissolution and liquidation pursuant to the terms of the Existing Articles. As a result, this has the same effect as if the shareholders of Cartesian had formally approved the commencement of a voluntary liquidation under Cayman Islands law. Accordingly, no vote would be required from Cartesian’s shareholders to commence such a voluntary winding up, dissolution and liquidation.
The Sponsor and Cartesian’s officers and directors have entered into letter agreements, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if Cartesian fails to complete an initial business combination within 24 months from the closing of the IPO or any extended period of time that Cartesian may have to consummate an initial business combination as a result of an amendment to the Existing Articles. However, if the Sponsor or Cartesian’s management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Cartesian fails to complete an initial business combination within the allotted
24-month time
period.
The Sponsor and Cartesian’s officers and directors have agreed, pursuant to letter agreements, that they will not propose any amendment to the Existing Articles to modify the substance or timing of Cartesian’s obligation to redeem 100% of the Public Shares if Cartesian does not complete an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to shareholders’ rights (including Redemption Rights) or pre-initial business
combination activity, unless Public Shareholders are provided with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), if any, divided by the number of then outstanding Public Shares. However, Cartesian will only redeem its Public Shares so long as (after such redemption) Cartesian’s net tangible assets will be at least $5,000,001. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Cartesian cannot satisfy the net tangible asset requirement, Cartesian would not proceed with the amendment or the related redemption of the Public Shares at such time.
Cartesian expects that all costs and expenses associated with implementing a voluntary liquidation, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Cartesian’s voluntary liquidation, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Cartesian may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If all of the net proceeds of Cartesian’s IPO are expended, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption
amount received by shareholders upon Cartesian’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Cartesians’ creditors which would have higher priority than the claims of Public Shareholders. The actual per-share redemption
amount received by Public Shareholders may be

substantially less than $10.00. Cartesian cannot assure you that the actual per-share
redemption amount received by Public Shareholders will not be less than $10.00. While Cartesian intends to pay such amounts, if any, Cartesian cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Cartesian will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Shareholders, there is no guarantee such agreements will be executed or even if such agreements are executed that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Cartesian’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Cartesian’s management will consider whether competitive alternatives are reasonably available and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Cartesian under the circumstances. Examples of possible instances where Cartesian may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Cantor, as sole book running manager in connection with Cartesian’s IPO and the independent registered public accounting firm did not execute agreements waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Cartesian if and to the extent any claims by a third party for services rendered or products sold, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Cartesian’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims However, Cartesian has not asked the Sponsor to reserve for such indemnification obligations, nor has Cartesian independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Cartesian believes the Sponsor’s only assets are securities of Cartesian. The Sponsor may be unable to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Cartesian may not be able to complete an initial business combination, and Public Shareholders would receive such lesser amount per share in connection with any redemption of Public Shares. None of the officers or directors of Cartesian will indemnify Cartesian for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Cartesian’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Cartesian currently expects that the independent directors would take legal action on Cartesian’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors the actual value of the per-share redemption
price may be less than $10.00 per share.
Cartesian will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Cartesian has had access to up to $1,000,000 from the proceeds of the IPO and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Cartesian liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from Cartesian’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.
If an initial business combination is not consummated within 24 months from the closing of the IPO, Cartesian will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to Cartesian’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
As described above, pursuant to the obligation contained in the underwriting agreement, Cartesian will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If Cartesian files a bankruptcy or
winding-up
petition or an involuntary bankruptcy or
winding-up
petition is filed against Cartesian that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy or winding-up
estate and subject to the claims of third parties with priority over the claims of shareholders. To the extent any bankruptcy or winding-up
claim deplete the Trust Account, $10.00 per share may be unavailable to return to Public Shareholders. Additionally, if a bankruptcy or winding-up
petition is filed by Cartesian or an involuntary bankruptcy or winding-up
petition is filed against Cartesian that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by shareholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, and thereby exposing itself and Cartesian to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Cartesian cannot assure you that claims will not be brought against it for these reasons.
Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Public Shares if an initial business combination is not completed within 24 months from the closing of the IPO, (ii) in connection with a shareholder vote to amend the Existing Articles to modify the substance or timing of the obligation to redeem 100% of Public Shares if an initial business combination is not completed within 24 months from the closing of the IPO or with respect to any other material provisions relating to shareholders’ rights (including Redemption Rights) or pre-initial business
combination activity or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event Cartesian seeks shareholder approval in connection with an initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its Redemption Rights described above. These provisions of the Existing Articles, like all provisions of the Existing Articles, may be amended with a shareholder vote.
Employees
Cartesian currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Cartesian’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Cartesian does not intend to have any full-time employees prior to the consummation of the initial business combination.
Facilities
Cartesian currently maintains its executive offices at 505 Fifth Avenue, 15 th
Floor, New York, NY, 10017, and its telephone number is (212)
461-6363.
Cartesian pays an affiliate of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of its initial business combination or its liquidation, Cartesian will cease paying these monthly fees. Cartesian considers its current office space adequate for its current operations.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Cartesian or any members of its management team in their capacity as such, and Cartesian and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this prospectus.
Periodic Reporting and Audited Financial Statements
Cartesian has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Cartesian’s annual reports contain financial statements audited and reported on by its independent registered public accountants.
Cartesian will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event that Cartesian is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will Cartesian not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

Cartesian is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, Cartesian has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to Cartesian or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of Cartesian’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by Cartesian to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of Cartesian.
Cartesian is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Cartesian is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” which exemptions include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Cartesian’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find Cartesian’s securities less attractive as a result, there may be a less active trading market for Cartesian’s securities and the prices of its securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Cartesian intends to take advantage of the benefits of this extended transition period.
Cartesian will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of Cartesian’s initial public offering, (b) in which Cartesian has total annual gross revenue of at least $1.07 billion, or (c) in which Cartesian is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates
exceeds $700 million as of the prior June 30, and (ii) the date on which Cartesian has issued more than $1.0 billion in non-convertible
debt securities during the prior three-year period.
Additionally, Cartesian is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation
S-K.
Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Cartesian will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of its ordinary shares held by non-affiliates
exceeds $250 million as of the prior June 30, and (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of its ordinary shares held by non-affiliates
exceeds $700 million as of the prior June 30.
Directors, Executive Officers and Independent Directors
Cartesian’s current directors, executive officers and independent directors are as follows:

Name	Age	Position
Peter Yu	60	Chairman of the Board of Directors and Chief Executive Officer
Gregory Armstrong	44	Chief Financial Officer and Director
Elias Diaz Sese	47	Independent Director
Bertrand Grabowski	64	Independent Director
Daniel Karp	43	Independent Director

Peter Yu.
Mr. Yu has served as Cartesian’s Chief Executive Officer since its inception and as Chairman of the Board since the completion of Cartesian’s IPO. He also is a Managing Partner of Cartesian Capital, a global private equity firm and registered investment adviser headquartered in New York City, New York. At Cartesian Capital, Mr. Yu led more than 20 investments in companies operating in more than 30 countries. Mr. Yu currently serves on the boards of directors of several companies, including Burger King China, Tim Hortons China, PolyNatura Corp., Cartesian Royalty Holdings Pte. Ltd., Aqua Comms DAC, ASO 2020 Maritime, Flybondi Ltd., and Simba Sleep Ltd. Previously, Mr. Yu served on the boards of directors of Banco Daycoval S.A., GOL Linhas Aéreas Inteligentes S.A., and Westport Fuel Systems Inc. Prior to forming Cartesian Capital, Mr. Yu founded and served as the President and Chief Executive Officer of AIG Capital Partners, Inc. (“AIGCP”), a leading international private equity firm with over $4.5 billion in committed capital. Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Mr. Yu led numerous investments in several regions and served as Chairman of the investment committee of eight AIGCP private equity funds. Prior to founding AIGCP, Mr. Yu served President Bill Clinton as Director to the National Economic Council, the White House office responsible for developing and coordinating economic policy. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a bachelor’s degree from Princeton University’s Woodrow Wilson School. In addition to his commercial activities, Mr. Yu serves on the Advisory Council for the Princeton School for Public & International Affairs, the Advisory Council for the Princeton Institute for International & Regional Studies, on the board of directors of The John Paul Stevens Fellowship Foundation and on the Global Council of the Carnegie Endowment for International Peace.
Gregory Armstrong.
Mr. Armstrong has served as Cartesian’s Chief Financial Officer since its inception and on the Board since the completion of Cartesian’s IPO. He also is a Senior Managing Director at Cartesian Capital. At Cartesian Capital, Mr. Armstrong led numerous investments in the food service, retail, energy, and infrastructure industries, and also serves on the board of directors of NB Reinsurance Ltd. (where he also serves as a member of the underwriting committee) and Tim Hortons China. Previously, Mr. Armstrong served on the board of directors of Baltona. Prior to joining Cartesian Capital, Mr. Armstrong served as an Associate at AIGCP where he was involved in investments in natural resources, business services, and telecommunications. Mr. Armstrong was previously with Broadview International, a mid-market mergers &
acquisitions advisory firm, where he specialized in advising communications infrastructure companies. Mr. Armstrong received his Master’s in Business Administration from MIT Sloan School of Management and holds a bachelor’s degree in electrical engineering from Princeton University.
Elias Diaz Sese
. Mr. Diaz Sese has served as one of Cartesian’s independent directors since the completion of Cartesian’s IPO. He has over 22 years of experience leading transnational consumer companies. Currently, Mr. Diaz Sese is a shareholder and a director of Domino’s Pizza UK, a $2 billion business listed in the UK. Previously, Mr. Diaz Sese served as President of Northern Europe Kraft Heinz, leading the company’s turn-around efforts in the region from 2017 to 2019. Prior to that, Mr. Diaz Sese held various roles at Restaurant Brands International, or RBI, from 2002 to 2017, including as the Chief Executive Officer of Tim Hortons after its $11.4 billion acquisition by RBI, President of Burger King Asia Pacific, Executive Vice President of Franchise and Emerging Markets of Burger King and Managing Director of Southern Europe Burger King. Mr. Diaz Sese started his career within the corporate law practice of Decathlon España from 1998 to 2002, where he served as Corporate Legal Counsel & Development Director. Mr. Diaz Sese received his degree in Executive Management from The University of Chicago Booth School of Business (Executive Education) and holds a masters’ degree Law and European Studies from the Universidad CEU San Pablo.
Bertrand Grabowski
. Mr. Grabowski has served as one of Cartesian’s independent directors since the completion of Cartesian’s IPO. He has over 40 years of experience leading transnational finance companies. Most recently, Mr. Grabowski served as Head of Aviation Finance and as a member of the board of managing directors of DVB Bank from 2005 to 2016 leading the company’s global aviation finance and investment initiatives. From 2001 to 2004, Mr. Grabowski was a director within the Asset Finance Group at Citigroup with a focus on Japan and certain E.U. countries. From 1985 to 2001, Mr. Grabowski held various roles at Banque

Indosuez, renamed Credit Agricole CIB, including as Head of Aviation Finance for the Americas and branch manager of New York, Head of Aviation Finance for Asia, and as a branch manager of Tokyo. Mr. Grabowski started his career at Société Navale Delmas-Vieljeux, where he was in charge of all aspects of financing of new vessels for the shipping company from 1981 to 1984. Mr. Grabowski received his Master’s in Business Administration from the ESSEC Business School (Paris).
Daniel Karp
.
Mr. Karp has served as one of Cartesian’s independent directors since the completion of Cartesian’s IPO. Mr. Karp is currently appointed Senior Vice President, Head of Business Development for Organon & Co., a wholly owned subsidiary of Merck & Co., scheduled to spin off as a separate company in 2021. Previously, Mr. Karp served as Executive Vice President, Corporate Development at Biogen Inc. from June 2018 to March 2020. Prior to joining Biogen Inc., Mr. Karp held a number of positions of increasing responsibility at Pfizer Inc., including as Vice President, Worldwide Business Development and Head of Business Development for Worldwide Research and Development from May 2016 to June 2018, as Vice President, Worldwide Business Development and Business Development Lead for Pfizer Vaccines, Oncology and Consumer Healthcare from January 2014 to May 2016, as Senior Director, Worldwide Business Development from December 2010 to December 2013, as Director, Worldwide Business Development from January 2008 to December 2010, as Senior Manager, Worldwide Business Development from May 2007 to December 2007 and as Manager, U.S. Business Development from July 2006 to April 2007. Prior to that, Mr. Karp held roles in healthcare and life sciences strategy consulting. Mr. Karp holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree in biology from Duke University.
Number and Terms of Office of Officers and Directors
The Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Daniel Karp, will expire at the first annual general meeting. The term of office of the second class of directors, consisting of Elias Diaz Sese and Bertrand Grabowski, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Peter Yu and Gregory Armstrong, will expire at the third annual general meeting.
Cartesian’s officers are appointed by the Board and serve at the discretion of the board of directors, rather than for specific terms of office. The Board is authorized to appoint persons to offices as it deems appropriate under the Existing Articles.
Director Independence
Nasdaq listing rules require that a majority of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Elias Diaz Sese, Bertrand Grabowski and Daniel Karp qualifies as an “independent director” as defined in the Nasdaq listing rules and applicable SEC rules.
Officer and Director Compensation
None of Cartesian’s executive officers or directors has received any cash compensation for services rendered to Cartesian. Cartesian currently pays of the Sponsor a total of up to $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of an initial business combination or liquidation, Cartesian will cease paying these monthly fees. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses
incurred in connection with activities on Cartesian’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or Cartesian’s or their affiliates.
After the completion of the initial business combination, directors or members of Cartesian’s management team who remain with it may be paid consulting or management fees from the combined company. As of the date of this proxy statement/prospectus, the amount of such compensation is not known, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to Cartesian’s executive officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on Cartesian’s Board.
Cartesian does not intend to take any action to ensure that members of its management team maintain their positions with Cartesian after the consummation of the proposed Business Combination, although it is possible that some or all of Cartesian’s executive officers and directors may negotiate employment or consulting arrangements to remain with Cartesian after the proposed Business Combination. For example, Peter Yu, if elected at the Special Meeting, will serve on the Board following the Consummation of the Business Combination. See “
Management of the Company Following the Business Combination
.” Cartesian is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
The Board has two standing committees: an audit committee and a compensation committee. The rules of Nasdaq and Rule
10A-3
of the Exchange Act require that the audit committee and the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by the Board and will have the composition and responsibilities described below.
Audit Committee
The Board has established an audit committee. The members of the audit committee are Elias Diaz Sese, Bertrand Grabowski and Daniel Karp. Bertrand Grabowski is the chairman of the audit committee. Elias Diaz Sese, Bertrand Grabowski and Daniel Karp meet the independent director standard under Nasdaq’s listing standards and under Rule
10A-3(b)(1)
of the Exchange Act.
Each member of the audit committee is financially literate and the Board has determined that Bertrand Grabowski qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Cartesian has adopted an audit committee charter, which details the principal functions of the audit committee, as required by the Nasdaq listing rules, including:

•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by Cartesian;

•
pre-approving all
audit and permitted
non-audit services
to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by Cartesian, and establishing pre-approval policies
and procedures;

•
reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with Cartesian in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Cartesian entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and Cartesian’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding its financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The Board has established a compensation committee. The Nasdaq listing rules require that the compensation committee of a listed company be comprised solely of independent directors. The members of Cartesian’s compensation committee are Elias Diaz Sese, Bertrand Grabowski and Daniel Karp. Elias Diaz Sese is the chairman of the compensation committee. Elias Diaz Sese, Bertrand Grabowski and Daniel Karp meet the independent director standard under Nasdaq’s listing standards.
Cartesian has adopted a compensation committee charter, which details the principal functions of the compensation committee, as required by the Nasdaq listing rules, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to Cartesian’s Chief Executive Officer’s compensation, evaluating Cartesian’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Cartesian’s Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of Cartesian’s other executive officers;

•	reviewing Cartesian’s executive compensation policies and plans;

•	implementing and administering Cartesian’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with Cartesian’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Cartesian’s executive officers and employees;

•	producing a report on executive compensation to be included in Cartesian’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The compensation committee charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Notwithstanding the foregoing, as indicated above, other than the up to $10,000 per month administrative fee payable to an affiliate of the Sponsor, no compensation of any kind, including finders, consulting or other similar fees, is currently paid to any of Cartesian’s existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
Director Nominations
Cartesian does not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Elias Diaz Sese, Bertrand Grabowski and Daniel Karp. In accordance with Rule 5605(e)(1)(A) of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, Cartesian does not have a nominating committee charter in place.
The Board will also consider director candidates recommended for nomination by Cartesian’s shareholders during such times as they are seeking proposed nominees to be appointed at the next annual general meeting (or, if applicable, a special meeting of shareholders). Prior to the consummation of an initial business combination by Cartesian, holders of Public Shares will not have the right to recommend director candidates for nomination to the Board
Cartesian has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of Cartesian’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Cartesian’s shareholders.
Compensation Committee Interlocks and Insider Participation
None of Cartesian’s executive officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of any entity that has one or more officers serving on Cartesian’s Board.
Code of Ethics
Cartesian has adopted a Code of Ethics applicable to its directors, officers and employees. A copy of the Code of Ethics, Cartesian’s audit committee charter and the compensation committee charters are filed as exhibits to the Registration Statement relating to the IPO. These documents may be reviewed by accessing the public filings at the SEC’s web site at
 www.sec.gov
. In addition, a copy of the Code of Ethics and the charters of the committees will be provided without charge upon request. If any amendments to the Code of Ethics other than technical, administrative or other non-substantive amendments
are made, or Cartesian grants any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to the principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq listing rules, the nature of such amendment or waiver will be disclosed by filing a Current Report on Form
8-K.

BUSINESS OF ALVARIUM TIEDEMANN
The following discussion reflects the business of Alvarium Tiedemann Holdings, Inc. (“AlTi”), as currently embodied by each of TWMH, the TIG Entities and Alvarium. “We”, “us” and “our” generally refer to AlTi following the consummation of the Business Combination unless the context specifically refers to TWMH, the TIG Entities or Alvarium as previously standalone entities. For the purposes of this section, the term “investors” refers to private investors in our existing products, and not to our Public Shareholders.
AN INTRODUCTION TO ALTI
We are a multi-disciplinary financial services business, with a diverse array of investment, advisory, and administrative capabilities with which we serve our clients and investors around the globe, and provide value to our shareholders:

•	we manage or advise approximately $61.2 billion in combined assets (estimated as of December 31, 2021 and assuming completion of the Business Combination);

•
we provide holistic solutions for our wealth management clients through our full spectrum of wealth management services, including discretionary investment management services, non-discretionary
investment advisory services, trust services, administration services, and family office services;

•
we structure, arrange, and provide our network of investors with co-investment
opportunities in a variety of alternative assets which are either managed intra-group or by carefully selected managers with a proven track record in the relevant asset class;

•	we manage and advise both public and private investment funds;

•
we provide merchant banking, corporate advisory, brokerage and placement agency services to entrepreneurs, “late stage” companies (particularly in the media, technology and innovation sectors), asset managers, private equity sponsors, and investment funds (both public and private); and

•	we invest in and support financial services professionals that we believe have the experience to establish, operate, and/or grow specialist financial services firms.
Our business is global, with approximately 400 professionals operating in 24 cities in 11 countries across four continents.
The services that we provide (each of which is discussed in more detail under the heading “Our Business Lines” below) form a complex but we believe complementary, ecosystem for our target markets of clients, investors, and businesses, many of whom share common interests and goals that we are able to connect and serve. We have an acquisitive strategy for inorganic growth through acquisitions and joint ventures and believe the complementary nature of our services positions us well for organic growth across our business lines. We also believe we are well positioned to capitalize on market trends and dynamics that we see facing our industry and the clients, investors, and businesses we serve. These matters are described in more detail under the heading “—
Our Market Opportunity
” below.
In addition to the growth opportunities that we believe exist for our platform, the scope of our services also means we have diversified sources of revenue, many of which have historically provided a high degree of stability and predictability. See “—
Our Business Lines
.”
Impact Investing, a commitment to generating net positive impact through our business activities, and our firm values are demonstrated by our decade-long commitment to ESG, socially responsible investing, and other forms of Impact Investing strategies, and we aim to use our access to capital, expertise, and innovation to pursue these goals. See “—
Our Focus on Sustainable Finance and Impact Investing
.”

Generating a net positive impact, broadly defined, is not only a core strength of our services, but the underlying principles are also central to our corporate culture. We are committed to further developing and enhancing a corporate culture of diversity and inclusion, good and transparent governance, and corporate social responsibility. See “—
Diverse, Inclusive and Responsible Corporate Culture.”
OUR BUSINESS LINES
Global Wealth Management Services
Our Wealth Management Clients
We offer a holistic wealth management solution to our clients across multiple jurisdictions. Our services principally consist of independent discretionary investment management and non-discretionary
investment advisory services. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs, including family governance and education, trusts, financial planning and administration services.
Our wealth management client base includes large global family offices and HNWIs on a global basis, with over 45% of the billable assets of our top 25 clients (as measured by billable assets) located outside of the United States. The billable assets of our top 25 clients represent 20% of our firmwide assets as of December 31, 2021. Our average wealth management relationship spans over eight years. Further, we have a high client retention rate of more than 95%, as measured by lost client assets since 2018.
Investment Management and Advisory Services
In our investment management and advisory services teams, our objective is to maximize our clients’ wealth over the long term by optimizing their risk/return ratio, adhering to disciplined risk management and diversification, focusing on valuations, and seeking to avoid investment structures that could result in forced selling of assets at inopportune times. Together with that objective, we seek to support those families and clients committed to exploring how their wealth may also be deployed in alignment with their values and commitment to addressing issues critical to diverse communities and eco-systems.
To this end, we provide:

•	customized plans and sophisticated investment portfolios tailored to the specific objectives, return expectations, liquidity parameters, tax constraints, and risk tolerances of our clients;

•	flexible solutions with no preference for active versus passive investments or specific vehicles; and

•
unique opportunities and access to, high-quality managers, by diligently selecting, analyzing, and monitoring third party managers that invest globally across all asset classes, including access to investments with enhanced performance and/or income generation.

Our multi-layered assessment process allows us to design bespoke solutions for our clients:

•	we develop multiple long-term, inflation-based targets with ascending risk/return profiles utilizing our proprietary systems;

•	investment themes and valuations are developed through top-down economic analysis, while bottom-up opportunities are identified through ongoing manager interactions and due diligence;

•	our allocations are monitored by our internal compliance, governance, and risk assessment committees; and

•
we develop an investment policy statement for each account customized to each client’s specific goals and objectives, whether optimizing financial return alone or financial return together with the generation of positive social and environmental impacts.

As a result, we believe our investment programs are objective, flexible, and closely aligned with the goals and values of our clients.

We proactively manage risk and assess it from multiple angles. We focus on avoiding permanent loss of capital. We continually analyze allocation decisions using our own risk measurement tools, as well as third-party risk monitoring and exposure-reporting systems. Additionally, we are in active dialogue with managers and continually monitor them for performance, turnover of personnel, changes in ownership, and deviation from strategy.
We diversify our clients’ portfolios across risk factors, geographies, and asset classes, including private equity, real estate, and other assets through highly experienced third-party managers. Our team uses proprietary tools to monitor valuations in each major asset class across dozens of geographies and sectors, and to position portfolios where we believe they will have the best return. In building portfolios, we also consider the need to access funds for unexpected expenses, thereby seeking to avoid forced selling of assets at inopportune times. In addition, we offer robust Impact Investing services that can be delivered across all asset classes and with investors from all asset levels.
With regard to the unique opportunities that we offer access to, we have established a platform through which we are able to provide clients of our wealth management services with access to investments in strategies and asset classes to which they would otherwise likely not be able to gain exposure (for example, because of very high minimum investment thresholds in the underlying funds). We operate a number of such vehicles focused on vintage private equity strategies and hedge fund strategies. The vehicles invest in either a single underlying private equity fund or a portfolio of private equity funds or hedge funds, in each case, which are managed by managers we believe, based upon our usual manager selection processes, will deliver strong risk adjusted performance for our clients. In the private equity space, we intend to launch further vintages of such private equity vehicles over time to enable our investment management and advisory clients to include an allocation to private equity funds in their portfolios on a running basis. These private equity strategies are expected to include traditional as well as innovative and Impact Investing offerings.
The independence of our investment management and advisory services is important to us and our wealth management clients. By independent, we mean that our investment management and advisory services operate independently of any managers or investment product manufacturers (including our own) to which we may allocate or recommend allocating capital. Our clients may opt-in
to be informed of investment opportunities we are working on in our other business lines (and many do choose to do so). In all cases, each client’s individual objectives and expectations are our paramount concern, and we employ an open architecture approach, whereby we seek to find the best investment solutions for our clients in the marketplace. More specifically:

•	we do not receive undisclosed forms of compensation;

•	we are not controlled by any client or family and all our investment decisions and recommendations are made with each client’s individual best interests in mind; and

•	our fees are disclosed to our clients who have an unrestricted right to accept or reject them.
As a result of this culture and the above practices, we have a reputation for providing independent, objective investment management and advice—with access to unique investment opportunities should a client want that—and we have a high client retention rate in our global wealth management business.
Trusts and Administration Services
The trust, corporate, and administration services that we provide within our wealth service offering aim to ensure our clients’ wealth is preserved, protected, distributed as intended, and developed with our investment teams. Our U.S. trusts services are provided from Delaware, which is one of the most well-developed trust legal regimes in the United States; our international trusts, corporate, and administration services are provided from the Isle of Man and Switzerland, which, similarly, have well-developed legal regimes for such services.

Our customized trust and administration services include:

•	entity formation and management;

•	creating or modifying trust instruments and/or administrative practices to meet beneficiary needs;

•	full corporate, trustee-executor, and fiduciary services;

•	provision of directors and company secretarial services;

•	account and entity financial reporting and record keeping of all assets and transactions;

•	registrar and transfer agency services;

•	administering entity ownership of IP rights;

•	managing and administering executive incentives and pension plans;

•	advice and administration services in connection with investments in marine and aviation assets; and

•	administering entity ownership of fine art and collectibles.
Additionally, the administration services we provide in this division enable us to establish, administer, and manage on an ongoing basis pooled investment structures for consolidated investing (including for our
Co-investment
opportunities). Through these structures, we enable our clients and investors to gain access to investments at lower minimum investment levels than they would otherwise wish to commit, or to benefit from economies of scale in their investments, or both.
Family Office Services
Our family office services are tailored outsourced family office solutions and administrative services which we provide to families, trusts, foundations, and institutions. Our family office services cover:

•	family governance and transition services, including wealth transfer planning, estate planning, and multi-generational education planning;

•	wealth and asset strategy services, including strategic business planning;

•	trust and fiduciary services;

•	chief financial officers and outsourced family office services;

•	philanthropy services;

•	lifestyle and special projects services; and

•	concierge services.
We also work with our clients’ other advisors (whether existing or carefully selected or recommended by us) to coordinate legal, accounting, and tax advice. We operate in partnership with such third-party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.
As of December 31, 2021, assuming the completion of the Business Combination, our family office services has over 327 clients, of which 36 clients are also clients of our investment management and advisory services team.
Co-investments
We source private market investment opportunities and offer these to our investor network
(“Co-investments”).

Other investors in our
Co-investment
opportunities are typically HNWIs, single family offices and institutional investors, including clients of our wealth management services who have opted in to be informed of such opportunities and are invited to participate alongside our investor network on a deal-by-deal
basis.
We follow a thematic investment strategy, selecting
sub-sectors
based on
in-house
industry knowledge and long-term analysis of cyclical and geographic trends.
In the case of investments in real estate assets (historically the majority of our
Co-investments
have been in real estate assets, but we have been diversifying to other asset classes through our acquisitions and growth), we are the sponsor for these club deals and work with a pre-selected
and vetted list of operating partners. In selecting operating partners, we will look for a demonstrable track record across multiple real estate cycles and a strong ability to source pipeline transactions. Our real estate investment team oversees deal origination, due diligence, documentation, and structuring from inception to exit. We are active in our approach to our operating partners, in some instances taking ownership stakes, as well as participating on boards and investment committees.
We also expect to expand our
Co-investment
offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These
Co-investment
opportunities are also offered to clients on an
opt-in
basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.
Due Diligence Process
The process through which an investment decision is made involves extensive research into the operating partner, its strategy, its growth prospects, and its ability to withstand adverse conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We also review ESG and Impact Investing considerations.
Selective Investment Process
After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If the members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case
basis.
Structuring and Execution
Approval of an investment requires the majority approval of the
Co-investments
investment committee relevant to the asset class. Once the investment committee has determined that a prospective opportunity is suitable for investment, the investment team works with the operating partner to finalize the structure and terms of the investment.
Co-investment
Monitoring and Reporting
We monitor our
co-investments
on an ongoing basis and provide ongoing periodic reporting to the investors in each transaction.

Fund Management
Our fund management teams internally manage in excess of $7.0 billion in aggregate across all our investment strategies as of December 31, 2021. Additionally, we are focused on partnering with global alternative asset managers with whom we partner by making strategic investments in which we actively participate (“External Strategic Managers”) in seeking to leverage the collective resources and synergies of the businesses to facilitate their growth. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long-standing operating platform to assist managers with growth.
Consistent with the independent and open architecture nature of the investment management and advisory services we provide in our wealth management division, all funds that we manage, or that are managed by the External Strategic Managers, are marketed to the market generally (including, in some cases, by placement agents and other distributors and, in the case of any publicly traded funds, via public offerings), and the investor base of each fund is predominantly comprised of institutional investors. We do not separately market these funds to our wealth management clients or the network of investors with which we share our
Co-investment
opportunities.
Notwithstanding the independence of our investment management and advisory services from our fund management services, we are able to leverage our experience and expertise across our business in the selection of managers in which we invest and in the development and refinement of the strategies that we manage. Our fund management services also provide AlTi with another diversified source of revenue and so we believe they are additive to shareholder value.
Internally Managed Funds
Details of the funds we manage internally are set forth below:
Event-Driven Global Merger Arbitrage
Our TIG Arbitrage strategy is our event-driven strategy based in New York. This strategy, which has $3.4 billion AUM as of December 31, 2021, focuses on
0-to-30-day
events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale
situations where our primary research work can drive uncorrelated alpha. Our research and investment process is focused on hard catalyst events and is not dependent on deal flow.
LXi REIT plc
LXi REIT plc (“LXi”) is an English real estate investment trust company whose shares are traded on the premium segment of the London Stock Exchange’s Main Market. Its investment objective is to deliver inflation-protected income and capital growth over the medium-term for its shareholders through investing in a diversified portfolio of UK property that benefits from long-term index-linked leases with institutional-grade tenants. LXi pursues its investment objective by targeting a wide range of defensive and robust sectors, including, but not limited to, office, leisure, industrial, distribution, and alternatives—including hotels, serviced apartments, affordable housing, and student accommodation. LXi seeks to only acquire assets let or pre-let
to tenants with strong financial covenants and on long leases (typically 20 to 30 years to expiry or first break), with index-linked or fixed rental uplifts, in order to provide security of income and low cost of debt. LXi was launched on February 27, 2017 with approximately £138 million ($180 million as at the IPO date) of gross proceeds from its successful IPO. LXi is advised by LXi REIT Advisors Limited, which was originally a joint venture investment but is now a wholly owned subsidiary of the Company. As of December 31, 2021, through a combination of its capital raises and investment growth, LXi’s market capitalization was approximately £1,011 million ($1,368 million).

Home REIT plc
Home REIT plc (“Home”) is an English real estate investment trust company whose shares are traded on the premium segment of the London Stock Exchange’s Main Market. Its investment objective is to deliver inflation-protected income and capital growth over the medium term for its shareholders through funding the acquisition and creation of high-quality homeless accommodation across the UK let on long-term index-linked leases. Home pursues its investment objective by investing in a diversified portfolio of homeless accommodation assets, let or pre-let,
on very long-term and index-linked leases at sustainable rent levels, to registered charities, housing associations, community interest companies and other regulated organizations that receive housing benefit or comparable funding from local or central government. Those tenant organizations, in turn, make the accommodation available to the homeless and others in need. Home seeks to maintain a significant spread between the weekly rents charged on its properties and the costs of alternative accommodation, thereby generating savings for its tenant organizations which can be diverted to other services they provide to those in need, such as care, training, or rehabilitation. Home was launched on October 12, 2020 with approximately £240 million ($314 million as at the IPO date) of gross proceeds from its successful IPO (which was the UK’s largest investment company IPO in 2020). Home is advised by Alvarium Home REIT Advisors Limited, a wholly owned subsidiary of the Company. As of December 31, 2021, Home’s market capitalization was approximately £730 million ($988 million).
Home Long Income Fund
Home Long Income Fund (“HLIF”) is an English open-ended investment company. Its investment objective is to deliver secure inflation-protected income and capital growth by investing in a portfolio of UK homeless shelters. HLIF pursues its investment objective by investing a minimum of 90 percent of its capital in a diverse portfolio of homeless shelter assets in the UK. These assets are properties which are let, on long leases (ranging from 20 years to 30 years) with regular upward only rent reviews linked to inflation, to specialist housing associations who are registered providers of social housing, local authorities, or charities specializing in alleviating homelessness. Each property must also demonstrate strong residual land value characteristics. HLIF was launched on October 3, 2018 with £25 million ($35 million) of seed capital. HLIF is advised by Alvarium Social Housing Advisors Limited, which was originally a joint venture investment but is now a wholly owned subsidiary of the Company. As of December 31, 2021, HLIF had assets under management of approximately £625 million ($846 million).
Funds Managed by our External Strategic Managers
In addition to our managed funds, we maintain strategic investments with certain External Strategic Managers, who manage approximately $4.9 billion of AUM in aggregate as of December 31, 2021.
Further details of each of the funds managed by the External Strategic Managers is set out under the heading “Business Segments” in the section entitled “
Historical Business of the TIG Entities
.”
Ancillary Fund Management Services
We offer both our managers and the External Strategic Managers in which we have made strategic investments a complete platform solution to enable them to autonomously focus on their core investment competency. This includes investments, financial planning and strategy, sales and marketing, and back and middle office infrastructure/administration. A list of our services is set out below.

•	Investments, Financial Planning, and Strategy:

•	business planning and talent sourcing;

•	budgeting and growth oversight; and

•	strategic development and training.

•	Sales and Marketing:

•	centralized marketing;

•	strategic positioning;

•	product development;

•	sales planning and execution;

•	investor relations;

•	materials oversight;

•	branding; and

•	sales channel expertise covering North America, Europe, Asia Pacific and Latin America.

•	Back and Middle Office Infrastructure/Administration:

•	risk management, including, where relevant, as an alternative investment fund manager (or “AIFM”);

•	legal and compliance;

•	treasury management;

•	collateral management;

•	technology infrastructure and systems;

•	middle office operations;

•	accounting services;

•	real estate management;

•	counterparty management; and

•	human resources.
Merchant Banking, Corporate Advisory, Brokerage, and Placement Agency Services
Our merchant banking and corporate brokerage teams form a multi-national corporate advisory practice that services companies in the media, consumer, technology and innovation sectors, public and private funds, asset managers, and private equity sponsors, as well as advising our wealth management clients around their operational businesses or family holding companies.
Specific services include:

•	merger and acquisition (“M&A”) advisory services;

•	corporate broker services;

•	private placement services, including bookrunner and placement agency services for publicly quoted investment companies;

•	public company and IPO advisory services;

•	strategic advisory services;

•	independent board advisory services; and

•	structured finance advisory services.
Additionally, because of our focus on providing our merchant banking services to companies in the media, consumer, technology and innovation sectors, we have developed a network and connectivity that enables us to gain access to the innovation economy and to source private market direct and
Co-investment
opportunities in later stage, high growth, consumer, and technology companies.

Investing in and Supporting Entrepreneurial Financial Services Professionals to Generate Shareholder Value
We invest in and support experienced, successful, and entrepreneurial financial services professionals to establish, operate, and/or grow specialist financial services firms. Each case is different, but we may hold or acquire ownership or revenue stakes in a joint venture or subsidiary, we may provide financial support to launch, to grow, or to institutionalize the business, we may assist our partners in raising capital for their investments, and we may provide operational support so that our partners can focus on providing their expertise to their client-base. Over time, some of our partners have become wholly owned by us and they contribute to our wider business.
Supporting these businesses has broadened the range of services we are able to offer to our clients and investors (or the geographies where we offer them), deepened the range of knowledge, expertise, and capabilities we have at our disposal, enhanced our ability to innovate, expanded our client and investor bases, provided further diversification of our revenue streams, been accretive to our growth, and, as a result, has provided value to our shareholders.
Our global network of alternative asset management capabilities, in particular, is built on an end-to-end
support platform for entrepreneurial managers, driving significant growth. We have a history of seeding and investing in managers across real estate and other alternative strategies. As a result, our clients and investors gain access to differentiated investment solutions. We believe our strategy is both repeatable and scalable and will afford us with compelling opportunities for growth in the future.
OUR REVENUE STREAMS
Consistent with operating a diverse range of services, we generate a diverse range of revenue streams across our business lines. A high-level summary of these revenue streams is set forth below. More in-depth
details of the fees earned historically by each of TWMH, the TIG Entities, and Alvarium are set out under the heading “Fee Structure” in the sections of this proxy statement/prospectus entitled “
Historical Business of TWMH
,” “
Historical Business of the TIG Entities
,” and “
Historical Business of Alvarium
,” respectively.
Broadly, our revenues fall into three categories: recurring management, advisory, or administration fees; performance or incentive fees; and transaction fees:

•
Management, advisory, and administration fees are historically more predictable across market conditions than our other revenue sources. These fees are recurring in nature (usually being annual or quarterly fees) and are earned from both our wealth management division from investment management, investment advisory, trusts and administration, and family office services, and also from our fund management activities (either from our internal fund management and advisory services or from our strategic investments with the External Strategic Managers). Added to the recurring nature of these fees, our high client retention rate in our wealth management services, and the long-term nature of our fund management fees, means that these fees are also relatively stable. For the period ended December 31, 2020, approximately 76% of our total revenue was comprised of these fees.

•
Performance and incentive fees are comprised of both carried interest payments we earn on
Co-investments
and annual performance or incentive fees earned in some cases from our investment management and advisory services or fund management (including from the External Strategic Managers). These fees, being performance related, are, of course, variable in nature and more susceptible to impact from exogenous factors. Nevertheless, we believe performance and incentive fees from our
Co-investments,
investment management, and advisory services and fund management have the potential to grow in the future as the value of the assets we manage, advise, or administer that are able to generate such performance and incentive fees continues to rise. As a result, performance and incentive fees provide potential upside to our revenues in the future and, in our view, can be highly accretive to our profitability. For the period ended December 31, 2020, approximately 18% of our total revenue was comprised of these fees.

•
Transaction fees are generated from
Co-investments,
from our merchant banking, corporate advisory, brokerage, and placement agency services and certain of the External Strategic Managers. Transaction fees are generally non-recurring
in nature (although there are exceptions to this, such as large, longstanding clients, with the relationship spanning many years with repeated engagements for services on multiple transactions, or where we are appointed on an ongoing basis as broker to a listed investment company and we continue to raise funds for it over time), are typically commission based, and are payable on the successful completion of a transaction (for example, on the completion of a fundraise (such as a private placement or IPO) or the closure of an M&A transaction). Transactions are also susceptible to impact from exogenous factors. However, as is the case with performance and incentive fees, transaction fees provide potential upside to our revenues and, in our view, can be highly accretive to our profitability. For the period ended December 31, 2020, approximately 6% of our total revenue was comprised of these fees.

Taken together, our historically predictable revenue base, combined with robust performance, incentive and transaction fees, translates into what we believe is a stable earnings model. This earnings model, coupled with a disciplined and efficient cost structure, produces what we believe to be strong profit margins and we believe mitigates the risk of downside volatility in profit margins.
Global Wealth Management Services Fees
Investment Management and Advisory Services Fees
Investment management or advisory fees are generally calculated on the basis of a percentage of the value of each client’s assets under management or advisement (as applicable). Typically, such fees are paid quarterly.
Some clients in certain jurisdictions may also pay performance fees if their portfolio achieves returns in excess of an agreed benchmark or hurdle rate. Typically, such fees are paid annually upon crystallization (i.e., they are not accrued).
Trusts and Administration Services and Family Office Services Fees
We have a variety of pricing models for these services which depend on the scope and extent of services a particular client requires. Such pricing models may be structured as a flat fee, fixed fees for particular services, variable fees based on particular services or fees charged on a time-spent basis, or a combination of these. Some fee items are payable annually, while others are usually payable quarterly. In most cases, the services are performed on a repeated basis through the life of a structure or relationship and so such fees are recurring.
Co-investment
Fees
Fees earned on
Co-investments
include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees, as well as interest arbitrage for debt structures.
Arrangement fees are typically 50 to 100 basis points of equity value contributed into transaction. Acquisitions fees are typically payable where there are no agency fees or where there is an off-market
transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long term
(5-10
years) closed-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partner or other entity entitled to fees in respect of each of our
Co-investments
receives such fees either monthly, quarterly or annually.

We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote) that may be payable on exit from
Co-investment
transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e., a minimum return to the investor) is reached and may include a catch-up.
Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10% to 20% of the investors’ equity internal rate of return in excess of an 8 to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.
Each of the existing
Co-investment
vehicles, joint ventures and affiliates has entered into an advisory or management agreement whereby we generally receive a share of base management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction vehicle. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administration business).
Fund Management Fees
We earn fees from our fund management and advisory services, either directly or through profit or revenue sharing arrangements with the External Strategic Managers. Management fees are paid either quarterly or monthly and incentive fees generally crystalize annually at year end.
We have a 50.63% profit share in the TIG Arbitrage strategy, through which we directly receive management fees and incentive fees from the underlying funds and accounts (see further below). Under the existing Amended and Restated Limited Liability Company Agreements of TIG Trinity Management, LLC and TIG Trinity GP, LLC, and related Supplemental Agreement thereto, each dated as of October 25, 2018, the portfolio manager for the TIG Arbitrage strategy (i.e., our internally managed event-driven strategy comprised of underlying funds and accounts), has a Class D-1 equity interest that entitles him to 49.37% of the profits attributable to the TIG Arbitrage strategy. Accordingly, he receives these amounts as an equity owner of TIG Trinity Management, LLC and TIG Trinity GP, LLC through this separate class of equity interests and the remaining 50.63% of the economics are shared by all of the equity owners of TIG Trinity Management, LLC and TIG Trinity GP, LLC (including the portfolio manager of the TIG Arbitrage strategy) through the remaining classes of equity interests in TIG Trinity Management, LLC and TIG Trinity GP, LLC. The audited financial statements are prepared at the consolidated entity level of TIG Trinity Management, LLC and TIG Trinity GP, LLC and not at the individual partner allocation level.
Management fees and incentive fees from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests with our External Strategic Managers are as follows:

•	Romspen Investment Corporation (Real Estate Bridge Lending Strategy), 20.92% profit share;

•	Zebedee Capital Partners (European Equities), 19.99% revenue share; and

•	Arkkan Capital (Asian Credit and Special Situations), 9.00% revenue share.
With respect to LXi, Home, and HLIF, we receive investment advisory fees directly on a quarterly basis, and such fees are calculated on a sliding scale of percentages of the market capitalization (in the case of Home and LXi) or net asset value (in the case of HLIF) of the relevant fund. We also receive small fixed fees from acting as AIFM to these funds.
Merchant Banking, Corporate Advisory, Brokerage and Placing Agency Services
On M&A mandates, we primarily generate success-based fees that are typically 1% to 2.5% of the financial outcome or target achieved.

For fundraising mandates for private corporate clients or funds, success fees are also earned, but are typically higher—in the range of 3% to 5% of the funds we raise (in line with market standards).
In each of the above cases, we may also generate small retainer fees that are typically retained in the event of a failed transaction process or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction.
For fundraising mandates for listed or publicly traded investment companies (including investment trusts and real estate investment trusts), where we act as placement agent, broker, or bookrunner, fees are primarily comprised of a commission payable on completion of the fundraise (which may be an IPO or secondary issuance of stock (e.g., a large single placement or a placement program)). The amount of the commission is calculated as a percentage of the gross proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances, where we act on an ongoing basis and conduct small capital raises from time to time, such as tap issuances.
OUR LEADERSHIP, CULTURE, AND VALUES
Experienced Management Team with Proven Track Record
We are led by a team of seasoned executives with significant and diverse experience. Our management team has considerable expertise across investment management, Impact Investing, alternative asset management, real estate, financial planning, and trusts and estates. Members of our senior management have an average of over 20 years of experience and a strong track record in building successful businesses from the ground up and generating superior returns across market cycles. Additionally, our senior management team has experienced little turnover since the inception of our predecessor businesses which we believe has enabled us to build meaningful long-term relationships and partnerships with our clients.
Diverse, Inclusive and Responsible Corporate Culture
As a human capital business, we believe our corporate culture, which is one of collaboration and connection, is one of our most important and valued assets. Our corporate culture starts at the highest level of management and is carried throughout the organization. We are committed to investing responsibly, operating our business with integrity, and building a diverse and inclusive workplace where our employees can grow and thrive. We are fully committed to diversity, equality, and inclusion at all levels of our business and are targeting 50% female representation in senior management by the end of our first five years of operations. As of December 31, 2021, approximately 46% of our employees were women.
Our Focus on Sustainable Finance and Impact Investing
In today’s world those interested in deploying capital in pursuit of more than financial returns alone must wade through a global bazaar of acronyms, practices, and terms: sustainable finance, responsible investing, impact investing and ESG integration, among others, are all terms and investment practices that have evolved over recent decades with many credible advocates and practitioners.
For simplicity’s sake, we begin with the understanding that all capital and all companies create impact, both positive and negative. And, on balance, as we invest capital in global markets, we seek to have a net positive impact upon our world. Therefore, we use the term “Impact Investing” to describe investment practices seeking to generate various levels of financial performance together with the generation of positive, measurable environmental and social impacts at a portfolio level. The use and our definition of this banner term acknowledges the different intepretations and uses, globally, but particularly between the United States and Europe, of the terms “Impact Investing” and “Sustainable Finance”.

Under this banner of Impact Investing, we offer four distinct approaches to investment of client capital:

•	Values Alignment: Offering public equity investments which may have either a positive or negative “tilt” based upon client-specific values and interests;

•
ESG Integration: Investments which integrate consideration of environmental, social and governance factors into our assessment of investment opportunities to manage
“off-balance
sheet risk” represented by ESG factors or position investments to benefit from market opportunities represented by ESG factors;

•	Thematic: Fund investments within the areas of environmental sustainability and socio-economic development; and

•	Catalytic: Investments of near or below market capital seeking to leverage private capital for greater public good.
Accordingly, we believe that it is our responsibility to leverage our global network of offices and partnerships, the skills of our employees and the influence and resources of our clients, so that we can collectively have a lasting and net positive impact on our communities and the environment, and we believe that our aims are aligned with those of the family offices and institutions we serve, for whom wealth is not measured purely in terms of financial returns but in the long-term, intergenerational preservation of quality of life and the generation of multiple, extra-financial returns, including improvements to environmental and social conditions for all, shareholders and stakeholders alike.
As of December 31, 2021, we have approximately $5.6 billion of our AUM/AUA dedicated to Impact Investing. Our intention is to seek to further expand this amount as we seek to play our part, as a responsible corporate citizen, in directing capital to sustainable investments that will aid in the transition to a low carbon economy, as well as investments that are well managed and socially beneficial. Like us, our clients and investors are increasingly focused on risk-adjusted returns associated with socially and environmentally responsible investment opportunities and we consider it a fundamental part of our mission, as long term stewards of client capital, to ensure that these non-financial
investment goals are not only met, but advanced in new, innovative ways.
Global Wealth Management Services and
Co-investments
At AlTi, we offer our clients various strategies to invest sustainably and with net positive impact, all of which may be aligned with clients’ interests, values, beliefs and preferences. Within the four categories of Impact Investing described above, some of our managers actively promote positive social and environmental change aligned with the UN Sustainable Development Goals (“UN SDGs”). Such investments can be solely focused on these solutions, by mandate or prospectus, or involve strategies that actively practice engagement and stewardship to promote change and improvement in corporate ESG behavior. In this category we also consider strategies whose holdings meaningfully align with investable themes associated with the UN SDGs for a significant part of the overall portfolio. Investments in this category do not have to be solving a specific social or environmental challenge, but they must be contributing positively to sustainability challenges. These might also be called sustainable investment strategies.
Furthermore, we also pursue investments that are expected to have a material impact in advancing long-term attainment of one or more UN SDGs. In other words, the investment or investment manager strategy has committed to be classified as an intentional, positive impact strategy. They have chosen to proactively invest in solutions for one or more of the 17 UN SDGs and are willing to provide transparent extra-financial reporting metrics in accordance with evolving international standards and practices to evidence this impact. Strategies in this category aim to demonstrate materiality, intentionality, and additionality (the extent to which the provision of a UN SDG solution would not have occurred in the absence of this investment) in their underlying investments, and the impact of the underlying companies is thus measurable and reportable.

We are conscious that investments might also generate a negative impact and that certain asset classes in which we invest may attract added attention from an Impact Investing perspective. We seek to engage with our third-party managers to improve transparency and reporting on any unnecessary negative impact of our investments. We believe that negative social and environmental impacts can pose a financial risk to portfolios.
How We Integrate Impact Investing within our Global Wealth Management Services and
Co-investments
An analysis of this Impact Investing framework is fully integrated into AlTi’s investment research process. This analysis is divided into two parts:

•
Investment due diligence—focusing on the fundamental characteristics of a given investment strategy or opportunity, how the manager analyses, recognizes and monitors ESG, sustainable or impact factors and a manager’s approach to engagement and stewardship; and

•
Operational due diligence—review of the corporate social responsibility (“CSR”) practices of the third-party manager themselves including ownership, human resources and diversity issues questions, the management company’s approach to their environmental footprint, and commitment to a lower carbon future.

AlTi has an integrated ESG Committee within the wealth management division with the mandate to continue growing momentum towards our ESG and sustainable investment initiatives and client engagement in this area. The ESG Committee consists of the CIOs and Heads of Research as well as senior decision makers across the global investment offices. Importantly all senior members of the ESG Committee are also voting members of the public markets, private markets, and hedge fund investment committees to ensure continuity of message and approach.
The ESG Committee has responsibility for:

•	Establishing and implementing methodology for manager rating and client scoring;

•	Reviewing manager engagement and voting reports and considering AlTi’s engagement with managers;

•	Providing continued momentum to Impact Investing initiatives;

•	Helping set research priorities for new sustainable and impact funds; and

•	Continuing to work on client sustainable education, presentation and reporting.
Fund Management: Impact Investment Strategies
Separately, we also manage funds which pursue impact investment strategies. To date, our Impact Investing strategies include both HLIF, a private fund, and Home, a publicly traded real estate investment trust (more details on HLIF and Home are set forth above under the heading “
Fund Management
” in the section entitled “
Our Business Lines
”). Both HLIF and Home pursue investment strategies that aim to contribute to alleviating homelessness in the UK by investing in well-located, quality properties that are let, on long leases at a sustainable level of rent, to registered charities, housing associations, community interest companies, and other regulated organizations which, in turn, make such properties available to homeless people and others in need.
OUR HISTORY AND PRESENCE TO DATE
Our History
AlTi owes its history to the achievements of TWMH, the TIG Entities, Alvarium and their respective founders. TIG was founded in 1980 by Carl Tiedemann to enable talented money managers to build their fund businesses, using a centralized platform of proven services that enable portfolio managers to focus exclusively on their clients and realize their investment objectives. Carl Tiedemann, Craig Smith, and Michael Tiedeman established TWMH on the premise that a wealth management business organized on principles of delivering a combination of excellent investment performance and high-touch client service would quickly differentiate itself from its competitors. Alvarium was established by its founder partners as LJ Capital in 2009, initially with the aim of sourcing direct and
Co-investments
in real estate in the UK and in Central Europe. The firm rebranded as LJ Partnership and underwent a series of acquisitions, before rebranding as Alvarium in 2019.
Full details of the history of each of AlTi’s legacy businesses is set out under the heading
“Our History
” in the sections in this proxy statement/prospectus entitled “
Historical Business of TWMH
”, “
Historical Business of the TIG Entities
,” and “
Historical Business of Alvarium
.”
Our Presence to Date
Our business is global, with approximately 400 professionals operating in 24 cities in 11 countries across four continents.

OUR MODEL FOR GROWTH
Our business model is proven and powerful with four key elements: client centricity; local services with global reach; access to unique and creative opportunities; and an innovative and nimble culture. Our true client-centric practice is manifested in solutions-based advice and access to a network of like-minded, multi-generational entrepreneurs. We also provide our clients comprehensive, global and proprietary services that are tailored to their evolving needs and priorities. In addition, we offer our clients and investors proprietary direct and
Co-investment
opportunities.

We create shareholder value through an expansive, but complementary, service and product offering to overlapping and connected target markets of clients, investors and businesses, and associated earnings growth derived therefrom.
Record of constructive partnership
We have the mergers and acquisition experience to complement proven organic growth, having made more than 25 acquisitions or joint venture investments to date. Below are three examples of such accretive transactions (past performance and outcomes of such transaction are not necessarily indicative of future results or performance or outcome of other similar transactions).

• Acquired initial stake in LXi REIT Advisors in 2017 and have since built our shareholding to almost 100% • Expanded access to public markets • Increased recurring revenue from permanent capital base	• Acquired Seattle-based $3.4 billion AUM wealth manager in 2017 • Grew scale and West Coast presence in wealth management • Expanded Impact Investing capabilities
•   Acquired initial minority stake in
Toronto-based
real estate bridge lender in 2018
•   Provided Romspen immediate distribution access to U.S. and global investors
•   Have since made follow-on investment to support rapid growth

Applying our core principles globally, we aim to build on the success of our business, through:

•
Organic Growth: We attract clients and grow our AUM by providing exceptional client service and executing our clients’ investment objectives, partnering with our clients to deliver solutions, and accessing Impact Investing, innovative investment opportunities on our clients’ behalf.

•
Selective Accretive Acquisitions: We thoughtfully evaluate global acquisition opportunities that enhance and deepen the services that we can offer our clients and investors. As the global markets continue to evolve, we see manifold possibilities for accretive expansion.

We seek to capitalize on large-scale shifts in the wealth and asset management industries globally, specifically:

•	from 2020 to 2025, the high-net-worth population is projected to grow at a CAGR of 5% in United States, 9% in Europe, and 11% in Asia;

•	in the United States, a consolidation of the investment adviser industry based on generational dynamics, a continuing movement away from banks and the pursuit of operational scale;

•	in the United States alone, the expected generational wealth shift of $61 trillion over the next two decades;

•	the expansion of wealth controlled by women by more than $30 trillion by the end of the decade;

•	in Europe, a movement away from banks toward independent wealth managers providing access to direct and Co-investments in real assets;

•	in Asia and the Gulf Cooperation Council (“GCC”), the continued institutionalization of family offices;

•	increasing private and institutional allocations to alternative and impact investments;

•	specialist managers seeking partnerships to enhance distribution and infrastructure; and

•	the continued expansion in impact and alternative investments as, according to Capgemini, HNWIs plan to allocate 46% of their portfolio to sustainable investing by the end of 2021.
These matters are discussed in more detail in the section headed “Our Market Opportunity” below.
Number of HNWIs by Region

Source: Capgemini Financial Services Analysis 2021, The World Bank
*	Classifications per The World Bank Databank, Asia-Pacific time series as of 2012-2019 due to series end
In total, we believe we have an exceptionally stable and highly profitable business model, with solid pillars for growth, providing an opportunity to take advantage of large scale macro-economic shifts.
Through our business lines, we intend to: (1) provide our clients and investors access to unique investment and
Co-investment
opportunities; (2) provide customized service to meet the needs of our clients and their families; (3) invest with intention—taking seriously the modern responsibilities of wealth; (4) innovate continuously to meet the needs and aspirations of our clients and investors; and (5) grow rapidly—both organically and by acquisitions—to build a premiere global asset management business.

With scale, a strong reputation, global reach, and a strong balance sheet, we intend to continue to grow by staying true to our mission “To Help Our Clients Achieve What They Value Most”.
OUR MARKET OPPORTUNITY
The Geographic Distribution of Wealth
The population of HNWIs has grown at a 7.1% CAGR (2012-2020)—in numerical terms, the world is adding 1 million more HNWIs each year. As of 2020, geographically most HNWIs live in North America (34%), Asia Pacific (33%), and Europe (26%). These regional HNWI populations are growing at different rates – though notably, all are growing at a rate materially in excess of GDP.
The pandemic has done little to slow this development. Indeed, globally accommodative monetary policies have supported asset prices across the board, with recent projections by the IMF showing a robust recovery in many major markets.
Real GDP Growth Projections

Source: IMF,
World Economic Outlook,
April 2021

While the historic centers of wealth in North America and Western Europe remain robust, the pace and scale of wealth creation in other markets, particularly those in Asia, have driven a shift in the center of gravity of global wealth. Notably, just this year, Beijing passed New York as the city with the most billionaires globally—its rank has risen nearly 50%
year-on-year,
according to Forbes. The growth of the broader universe of HNWIs shows a similar pattern, as illustrated below.
Growth of Millionaire Population
(2015-2020-2025p)

Source: Credit Suisse
The drivers of this wealth creation and the parallel growth of overall GDP are expected to remain in place for the foreseeable future. When looking at the current HNWI population at a more granular level, the top six countries accounted for nearly 70% of the global HNWI population in 2020—similar to the 66% they accounted for in 2012. This relative stability notwithstanding, we expect the share among the top six to show accelerating change and expect new entrants into their ranks. Quantitatively, this re-balancing
is seen in expected relative growth of HNWI populations through 2025, according to Credit Suisse:

•	United States, 28%

•	EU, 55%

•	India, 82%

•	China, 93%.
The Demographic Distribution of Wealth
In addition to this change in the geography of wealth, the demography of wealth is shifting as well, from a generational, cultural and philosophical perspective.
Generational transfers
We are currently in the early stages of what we believe will be the largest wealth transfer in history.

HNWI Population by Country

Source: Capgemini Financial Services Analysis 2021
Within the United States alone, there is a massive shift in wealth underway from Baby Boomers (and older Americans) to their offspring. From 2018-2042, an anticipated $61 trillion of wealth is expected to change hands. While this shift is expected to occur over the next 20 years, it is important to note, according to the Wall Street Journal, that Americans aged 70 years or older, hold approximately $35 trillion of that net worth which has already begun to transition to the younger generations. At the end of this transition, Gen X, those between 41 and 56 years old, is expected to have the greatest allocation of wealth after receiving an anticipated 57% of total transferred assets, according to Cerillo Associates.

Source: Cerulli Associates, Globalnewswire
The Feminization of wealth
Women are increasing their control over global wealth, particularly in the United States. This is driven in part by the demographic shift noted above—but also in material part by three other long-term trends:

•	Greater influence over family investment decisions by female family members: compared to five years ago, 30% more married women are making financial investment decisions;

•	Greater involvement in the workforce at senior levels: 44% of companies report having three or more women in their C-Suite, up from 29% in 2015, according to McKinsey & Company; and

•	Greater direct creation of wealth: compared to 20 years ago, there are 114% more women entrepreneurs, according to Fundora.

Taken together, these trends lead to a projection by McKinsey & Company that, by 2030, American women are expected to control $30 trillion in financial assets, almost triple the total they control presently.

Source: McKinsey & Company
This trend is not confined to the United States—for instance, an estimated 60% of the United Kingdom’s wealth is expected to be in women’s hands by 2025, according to the Centre for Economics and Business Research.
We believe that this shift in client base will drive wealth managers to not only revisit their investment offerings and approach, but also build greater diversity in the ranks of their own wealth advisors, as illustrated below. Younger women, especially millennials, generate revenue four times faster than the industry average, according to McKinsey & Company.

Source: McKinsey & Company
These demographic changes are driving industrial changes in the wealth management sector. It is estimated that 28% of clients engage new advisors shortly after a generational transfer of wealth, and that 70% of women engage new advisors following the death of their spouse. These changes thus create an opportunity for proven and well-positioned wealth management firms that are focused on diversity, equity, and inclusion to acquire new clients.
The Philosophic Progression of Wealth
We see the generational and gender shifts described above as a massive step-change—both in magnitude of wealth changing hands and, in the aspirations, expectations, and tolerances of the populations on either side of the transfer. Younger generations, in particular, have demonstrated a desire to find greater purpose for their wealth beyond financial return or outright philanthropy—giving rise to dramatic growth in sustainable investing, direct Impact Investing and the ESG investment class, according to Euromoney.
Historically, Sustainable Finance and Impact Investing were viewed by traditional advisors as niche strategies where an investor would have to sacrifice returns in pursuit of the goal of broader positive societal impact. However, according to the Financial Times, during the COVID-induced market lows of March 2020, more than half of sustainable investing funds outperformed broader global indices. This outperformance and diversifying effect, particularly during a market trough, coupled with the broader ESG goals of a new generation of HNWIs, has led to even greater focus on ESG as an investing theme: HNWIs now plan to allocate 46% of their portfolio to sustainable investing by the end of 2021, according to Capgemini.
AUM of US ESG Funds
(2007-2020)

Notes
AUM of ESG Funds: Includes funds incorporating ESG factors
Source: U.S. SIF, Preqin
These coincident transformations create a unique opportunity—and indeed a mandate—to re-think
“money management.”
Evolution of the Wealth Management Industry
The wealth management industry, much like the client base it serves, is at an inflection point. A large fraction of wealth management firms are modest-sized,
privately-owned businesses. With the backdrop of increasing complexity, an increasingly diverse, demanding, and informed client base, and with impending retirement of founding members, these businesses face near-term pressure to institutionalize in order to address these developments.

Current environment of consolidation in the United States
Number of SEC-Registered Wealth Managers by AUM Segment

Source: U.S. Securities and Exchange Commission, Piper Sandler Analysis
Registered Investment Advisers (“RIAs”) serve as fiduciaries for many HNWIs in the United States. The RIA industry is highly fragmented with more than 6,600 RIAs advising $9.8 trillion in assets. Notably, according to Piper Sandler, nearly 90% of these (5,800) manage less than $1 billion.
This fragmentation, as well as a looming generational shift among senior financial advisors who typically own smaller RIAs, indicates opportunities in the industry for both consolidation and modernization, which are amplified by the changes in its client base discussed earlier—with clients becoming more demanding in terms of sophisticated and diverse investment products and ancillary goals, as well as a search for global opportunities. Together, these features have driven accelerating consolidation, as illustrated below.
Number of U.S. Wealth Management Transactions & Transacted AUM

Source: Piper Sandler; counts only transactions with target AUM greater than $100M
Private equity sponsors, recognizing this trend, have been a key driver of consolidation, with over half of the M&A volume in
2018-19
either direct private equity transactions or from private equity-backed buyers. Private equity firms have built platforms through serial acquisitions, driving near-term scale, enhanced scope of investment capabilities, and exposure to new markets. The result is a larger platform better suited to serve the needs of HNWIs while ultimately leading to more public wealth management companies as private equity sponsors seek an exit for their investment. Emergence of such leading platforms is expected to further accelerate consolidation, and potentially accelerate marginalization of wealth managers who remain independent.
Accelerating consolidation
Advisor Age & Client Assets

Source: Envestnet
The total addressable market (in terms of RIAs likely to be positioned for sale) over the next
5-10
years is estimated at $2.4 trillion of AUM, according to Piper Sandler. This base of acquisition targets is created most particularly by the fact that 62% of RIAs remain led by their founders, many of whom are facing a succession decision in the next decade, compounded by retirement of other top advisors.
These collective forces highlight a market segment that is at an inflection point as it undertakes rapid changes due to increasing complexity, the need for greater institutionalization, and an aging advisor base. While this is a challenge for most smaller RIAs, we believe it presents a notable consolidation opportunity for an innovative, well-capitalized global firm such as AlTi that is able to operate at scale, with a demonstrated ability to find and integrate high quality acquisitions.
Global Opportunities
Market dynamics vary by region, but we believe that each contain favorable opportunities for AlTi. In Europe, the private banks that have dominated the market for centuries are under increasing regulatory pressure, face commercial scrutiny for conflicts of interest, and are generally slow to innovate, according to Euromoney. We expect both clients and advisers will continue to migrate from private banking. In contrast, the newer wealth in China and Asia have built family offices but are sensing the need to network more systematically in order to access broader and more relevant opportunities. Both of these evolutions present growth opportunities for AlTi.
As in many industries, the wealth management industry is globalizing, and the importance of cross-border financial centers is increasing. Cross-border financial centers cater to financial wealth booked in a jurisdiction separate from the wealth owner’s domicile. Driven by the dramatic growth of wealth in Asia, Hong Kong is expected to become the largest of these cross-border financial centers globally, surpassing Switzerland. Singapore is also expected to benefit, with both it and Hong Kong projected to grow AUM at a CAGR of 9% (2020-2025), the highest of all the major cross-border hubs. The UAE is also expected to replace the Channel Islands and Isle of Man as the fifth largest cross-border financial center due to rising inflows from the Middle East. The United States, the largest wealth market, ranks only fourth among cross-border financial centers as the majority of wealth is derived from the United States and as a result is not counted in this ranking. The top source region of cross-border wealth for the United States is Latin America, according to Piper Sandler.

Source: Boston Consulting Group
To capitalize on these changes, we believe that geographical positioning will be key, especially within the Asian and GCC markets to serve both domestic and cross-border wealth. Our geographic footprint positions us well to capitalize on these trends as wealth centers migrate over time.
Investment Management Industry: Current Prospects & Dynamics
We anticipate other shifts beyond the creation of an advisory business tailored for wealth management, including in the deployment of those resources and in particular the shift from active to passive capital and the growth of the alternative asset class. Collectively, we anticipate these shifts will provide opportunities for innovation.
Shifting Industry Landscape
One segment of the investment management industry that has seen substantial growth is alternatives, as institutional investors seek portfolio diversification and increased returns in a low-rate
environment. On average, institutional investors allocate between 20-25% of their capital to this asset class, according to Ernst & Young. In addition, 97% of institutional investors intend to increase or maintain their allocation to alternatives by 2025, according to Preqin.
This growth is expected to continue. While alternatives have traditionally catered to HNWIs and institutional investors, non-HNWI
investors are starting to gain access. A Department of Labor guidance letter, Information Letter
06-03-2020,
will allow employers to offer access to private equity investments in 401(k) retirement plans, according to Debevoise & Plimpton. In the United States, the largest alternatives market, approximately 98% of the population is currently restricted from investing directly into private equity funds, although new Department of Labor guidance will change that, according to Forbes.

Growth of Alternative Assets Under Management

Source: Preqin
Alternative assets under management, while still relatively small relative to the traditional market, represent an outsize share of global revenues. We believe this revenue share growth is due in part to investors’ willingness to pay a premium for differentiated investment strategies provided by alternatives (excluding hedge funds). For example, the average private equity management fee rate has only decreased by 3 basis points to 1.99% from 2010 to 2019 compared to a
34-basis
point reduction for hedge funds to 1.27%, according to Piper Sandler.

Source: Boston Consulting Group
General Partner Dynamics Drive Opportunity & Change
We believe the stable and attractive fee economics of alternatives have generated significant demand for stakes in general partners of alternative asset managers (“GP stakes”)—and generational change at the top of these managers has created the supply. Historically, a founder of an alternative investment firm seeking to gain liquidity would choose between going public, selling a majority stake to a third-party (losing independence), or selling his or her stake internally to the next generation of investment managers. The proliferation of GP stake investors, importantly Dyal Capital Partners and Goldman Sachs Petershill, have provided a different route. As GP stake investors allow for post-transaction independence, founders can satisfy their liquidity needs without a majority sale, or loss of control, of their firm while providing steady revenue and performance fee economics to the investor.

The year 2020 was a year of high activity for minority GP stake investments—which accounted for 63% of the total alternative asset manager transactions (the balance being control transactions), up from 41% during the prior three-year period, according to Piper Sandler. The increase in pace of just two of the firms involved in minority GP stake transactions is illustrated below.

Investment Firm	2019 Transactions	2020 Transactions	2021 Transactions
Dyal Capital Partners	4	6	—
Petershill	1	3	2
Kudu Investment Mgmt.	3	2	3
Azimut Alternative Capital Partners	1	2	4
Source: Piper Sandler
Our Growth Strategy
Taken together, we see these fundamental demographic and structural changes as opportunities for AlTi and align well with both our competitive advantages and strategy. We intend to strengthen our position and continue our growth trajectory by:

•
Expanding Relationships with Our Existing Clients, While Growing Our Overall Client Base.
 Our existing clients’ AUM/AUA is expected to continue to grow. We have experienced long-term success retaining our clients by providing solutions that meet their varied investment needs, which range from capital protection and appreciation, to tax and estate planning and Impact Investing. We believe our success in retaining clients is attributable to the quality of the solutions we provide. Given this experience, we expect our clients will continue to seek to expand their allocations with us to new investment solutions, including alternative investment strategies (i.e., real estate, values-aligned investments, and private equity). As a result, we believe a significant portion of our growth will come from existing clients through renewals and expansion of existing mandates with us. We also intend to seek to provide more of our existing and future clients with holistic wealth management solutions, covering the spectrum of services we offer, from investment management and advisory to trusts and administration, to family office services. In addition, we believe that the global, diversified platform created by our combination will accelerate the expansion of our AUM as we onboard new clients.

•
Continuing to Grow Our Specialized Private Markets Franchise.
 We believe the natural evolution and growth of our specialized fund franchises will continue as we seek additional strategies to meet the risk and return needs of investors in our strategies.

•
Expanding Our Offerings Across Investment Strategies.
 We believe the combination of TWMH, the TIG Entities, and Alvarium creates a dynamic platform with the flexibility, scale, and global presence to create innovative investment strategies and solutions that our investors and clients require. We expect to add investment strategies and solutions that are complementary or accretive to our current offering, which will allow us to continue to provide customized performance-based solutions. We believe the expansion of our offering, enabled, and accelerated by our combination, will expand our investor network and enhance the retention and service expansion to existing clients, while also attracting new ones.

•
Building Our Investor Network and Our Access to Advisory Opportunities.
In tandem with the growth we hope to achieve in our client base (through both our own efforts to consolidate and grow our client base and through taking advantage of the opportunities we believe exist in our target markets of clients), we also anticipate developing a larger network of investors and other business contacts, including entrepreneurs seeking to develop disruptive, high growth, businesses. Given the overlapping and complementary nature of, on the one hand, our target markets of clients, investors and businesses and, on the other hand, our different business lines, we anticipate that as our Global Wealth Management and
Co-investments
businesses expand in size and scope, so too will the potential for us to connect with and act for entrepreneurs and businesses (including investment funds and fund managers) on merchant banking, advisory, and brokerage mandates.

•
Opportunistically Pursuing Accretive Acquisitions.
Each of TWMH, the TIG Entities, and Alvarium has enhanced its organic growth by successfully pursuing prudent growth through accretive acquisitions. We expect to continue to do so as a combined enterprise. In this regard, we contemplate that acquisitions would expand the breadth of our offerings, expand our global presence, deepen, and broaden our services and increase our investment in investment strategies. We believe there are significant near-term opportunities for inorganic and accretive expansion opportunities, including consolidation in the wealth management sector.

•
Building Out Our Global Presence.
 Our aim is to continue expanding our global presence organically through further direct investment in personnel, client and investor relationships, our operational capabilities and our investment activity.

•
Capitalizing on a Large and Growing Market.
We believe we have a unique blend of services and that, for much of our offering, the global asset management market represents a large, and relatively untapped, opportunity for us. We believe the opportunities in these markets will facilitate our pursuit of international expansion in the coming years and position us to enter less-developed markets where we can be a significant early-mover and play a key role in defining the markets. Following our combination, we expect to have roughly $60 billion of AUM/AUA, ranking us among the larger wealth managers in the world. We are present on four continents and have operations in what we believe to be the fastest growing and most dynamic markets in the world for our offering. Consequently, we believe we are well positioned to take advantage of the industrial shifts noted previously and capture growth within these ever expanding and dynamic markets.

HISTORICAL BUSINESS OF TWMH
The following discussion reflects the business of TWMH prior to the Business Combination. In this section, unless the context otherwise requires, references to “TWMH,” “we,” “us,” and “our” are intended to mean the business and operations of Tiedemann Wealth Management Holdings, LLC and its subsidiaries, and their predecessor entities where applicable.
Our Company
We are a premier, full-service multi-family office that, as of December 31, 2021, has approximately $21.4 billion of AUM and $27.6 billion of AUM/AUA, inclusive of non-discretionary
assets. Our firm is focused on providing financial advisory and related family office services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. Our growth and success at attracting high net worth clients, primarily by taking market share from our competitors is indicative of our initial premise of providing objective advice and execution on a multitude of financial services for our clients. Our organic growth has been complemented by selective hiring and by two successfully completed acquisitions, which have expanded not only our assets under management but also our professional ranks, geographic footprint, and service capabilities. Importantly, our core competency includes extensive Impact Investing advisory services and we are a signatory of the Principles for Responsible Investing (“PRI”). Our success is manifested in our annual client retention rate, which averaged 98% from 2019 to 2021.
Business Segments
Investment Advisor
We offer comprehensive investment advisory services, including investment strategy, asset allocation, investment manager selection, risk management, portfolio construction and implementation, and reporting. While we provide the majority of such advisory services on a discretionary basis, we also have the ability to support our clients on a non-discretionary
basis, through client-directed trade execution and investment implementation.
We assist each client in establishing investment objectives, return expectations, and risk tolerance, all of which are the basis for the development of an Investment Policy Statement (“IPS”). Based on the IPS, we allocate client portfolios to target an agreed upon risk adjusted return, and are agnostic to asset class, sector, geography and/or investment structure. Portfolios are typically implemented through third-party managed accounts or Managed Funds (defined below).
Investment Manager Selection, Monitoring and Due Diligence Services
We may recommend that clients allocate a portion or all of their portfolio to mutual funds, ETFs, hedge funds, private equity, real estate, or other funds (each, a “Managed Fund”), which are managed by a third-party manager (a “Fund Manager”).
We identify potential Fund Managers for client portfolios through networks that we have established over two decades from our Investment Group, employees, clients, affiliates, as well as databases and industry conferences. After a potential Fund Manager is identified, we perform investment due diligence on the fund and its key personnel through a variety of methods, which may include, but are not limited to, a review of the manager’s offering documents, SEC, or other regulatory filings (if applicable), and interviews with the manager’s personnel (both principals and staff). Additionally, we supplement our proprietary work with operational due diligence and background checks on key individuals through specialist third-party providers.
For those Fund Managers who we utilize in client portfolios, we conduct on-going
reviews and analyses of each Fund Manager’s investment performance, including, but not limited to, adherence to its investment strategy, guidelines or restrictions and organizational stability.

Impact Investing
We provide comprehensive Impact Investing advice to a growing number of clients, as Impact Investing is integral to our mission, values and corporate growth strategy. As of December 31, 2021, we had $3.77 billion of assets dedicated to Impact Investing strategies. We provide a flexible but clearly defined discovery process that begins with ascertaining our clients’ goals. With our Values Survey, we develop a strategic plan that incorporates those goals and then we apply impact themes across asset classes.
We deliver Impact Investing with four strategic approaches: (1) Aligned Strategies, (2) Integrated ESG Strategies, (3) Thematic Strategies, and (4) Catalytic Strategies, as outlined in the table below. These strategies are built around two established themes, Socioeconomic Development and Environmental Sustainability. In this way, we can take advantage of each asset class to activate the total portfolio in alignment with its specific goals.
Once an Impact Investing portfolio is constructed, reflecting the risk/return profile of our client, their values, and preferences, we measure both financial and non-financial
outcomes through a fully integrated reporting platform. We also engage the power of shareholder activism to further our clients’ goals and influence in corporate social responsibility. We leverage our network and strategic partnerships with organizations dedicated to Impact Investing to stay at the forefront of this evolving field.

Trust Administration Services
Through our Delaware trust company, we provide full corporate trustee and executor services. Our Delaware situs provides many advantages for our clients: investment and administrative flexibility, enhanced confidentiality, a historically progressive and responsive legislative and court system, superior asset protection, and state-level income tax minimization. Delaware also permits trusts to continue in perpetuity, providing families with substantial opportunities to implement estate, gift, and generation-skipping tax minimization strategies.
Performance Measurement and Reporting
We typically provide clients with a performance report, detailing the clients’ portfolio performance and comparing such performance to relevant benchmarks or indices. If requested by a client, the reporting can include information encompassing assets that are not in their portfolio. In addition to financial performance, we are also able to discuss a client’s impact performance for those interested in tracking extra-financial returns. We choose to use third-party software for record-keeping, performance calculation, and reporting, and we prepare performance reports by using data provided by custodians, investment managers, and independent pricing services.

Non-Advisory
Services
We may offer
non-advisory
services to our clients, including coordination of legal-related and strategic business planning, wealth transfer planning, estate planning, research on trustee placement and multi-generational education planning, administrative, tax planning and concierge services among others.
Family Office Services (“FOS”)
Our FOS segment provides tailored family office solutions and administrative services to families, trusts, foundations, and institutions. Our FOS include:

•	Family governance and transition;

•	Wealth and asset strategy;

•	Trust and fiduciary services;

•	CFO and outsourced FOS;

•	Philanthropy; and

•	Lifestyle and special projects.
We work with clients’ existing advisors or coordinate legal, and tax advice operating in partnership with carefully selected third-party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.
Our History
We were founded in 1999 on the premise that if we staffed and organized our business to deliver a combination of excellent investment performance and high-touch client service, we would quickly differentiate our business from a crowded field of firms nominally in the wealth management business. We seek to attract and serve a base of individuals and families with $25 million or more of investable assets, where we believe we are particularly well-positioned to offer comprehensive investment and family office service solutions. In 2016, we acquired Presidio Wealth Management, a wealth manager with approximately $4.1 billion of AUM. Then, in 2017 we acquired the Threshold Group, another independent wealth advisor and a leader in the rapidly growing Impact Investing market segment, with approximately $3.4 billion of total AUM (including both impact and non-impact
client assets). This acquisition cemented our commitment to be a leader in Impact Investing for our clients.

As of December 31, 2021, our top ten client relationships as measured by billable assets had an average size of $491 million and represented approximately 33% of our billable assets.

Fee Structure
Management Fees
Our fees for our investment advisory services, family office, trust, and related administrative services are structured to align our financial incentives with those of our clients to ensure they receive objective advice. The majority of our fees are generated from our discretionary asset management and are calculated from the value of the assets we manage for our clients. Fee revenues increase as our clients’ assets grow in value and vice versa. Unlike discretionary asset management fees, our fees for family office services and related administrative services are generally not based on or correlated to market values of our clients’ assets. For these services, we generally charge clients a negotiated fee based on the scope of work agreed upon. We believe these high-touch services create strong client relationships and contribute meaningfully to our record of client retention.
We charge a single asset-based advisory fee based on the size of the asset base and the scope of work for the assets we are responsible for managing. All fees are charged quarterly, in arrears at quarter-end.
Fees are calculated based on each client’s rate applied to the fair market value of the billable assets at quarter-end.
Although fee rates may be negotiated with clients, standard fees are as follows:

•	First $25 million of AUA: 0.85%

•	$25 - $50 million of AUA: 0.65%

•	Over $50 million of AUA: Customized based on nature and extent of services and responsibilities.
The average blended fee rate was 0.44% as of December 31, 2021.
AUA consist of all assets we are responsible for overseeing and reporting on, but we do not necessarily charge fees on all such assets. Billable assets represent the portion of our assets on which we charge fees.
Non-billable
assets are exempt of fees and consist of assets such as cash and cash equivalents in certain agreed upon situations, personally owned real estate, and other designated assets. Total AUM/AUA is $27.6 billion, while billable assets are $17.8 billion, as of December 31, 2021.
FOS Fees
FOS fees are generated from our families of sufficient size and complexity that require such services. FOS fees are generally structured to reflect an annual agreed upon fee or they can be structured on a project/time-based fee. Annual fees begin at $10,000 or higher based upon services provided. FOS fees are typically billed quarterly in arrears. We also generate FOS project/time-based fees arising from accounting, administration fees, set up, FATCA, and other non-investment
advisory services. FOS fees are reviewed annually. We also generate trustee and administrative trustee fees from clients of Tiedemann Trust Company. These fees begin at $7,500 per trust and can be significantly higher based upon size, complexity, and services offered by the structure. Fees are typically billed quarterly in arrears.
Employees
As of December 31, 2021, we employed 135 individuals, including 13 investment professionals, and approximately 49% of our employees are women. Diversity, equity, and inclusion are key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital and are focused on effective attraction, development, retention, compensation and benefits for all employees. This includes workforce and management development, diversity and inclusion initiatives, corporate culture and leadership quality, and morale and development, which are vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, operating at the highest standard, and acting in the best interest of our stakeholders.

Regulatory and Compliance Matters
Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the United States and foreign jurisdictions in which we operate. Such regulation relates to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws, and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.
Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges, or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “
Risk Factors—Risks Related to the Target Companies—We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against it could adversely affect our results of operations, financial condition or business.”
Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance using policies and procedures such as compliance oversight, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of and compliance with key global firm policies, procedures, and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public
information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities.
Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity, and the protection of personal information. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.
United States
SEC Regulations
We provide investment advisory services through an entity that is registered as an investment advisers with the SEC pursuant to the Advisers Act. As compared to other, more disclosure-oriented U.S. federal securities laws, the Advisers Act, and the Investment Company Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the Investment Company Act, ranging from fines and censures to termination of an adviser’s registration.
Under the Advisers Act, an investment adviser (whether registered or not under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements, and limitations on, among other things, trading for proprietary, personal, and client accounts; allocations of investment opportunities among clients; and conflicts of interest. The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our firm is subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintenance of an effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients, and (iii) adequate systems, policies, and procedures to ensure compliance.
Under the Advisers Act, our investment advisory agreements may not be assigned without the client’s consent. “Assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us.
Other Federal and State Regulators; Self-Regulatory Organizations
In addition to SEC regulatory oversight, we are subject to compliance under the Advisers Act, and there are several other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.
Competition
The wealth management industry is highly fragmented (more than 6,600 RIAs in the United States alone), leading to intense competition on both the regional and local levels. According to Piper Sandler, the industry’s fragmentation is driven by a few key factors, including:

•	Low barriers to entry: launching a wealth management firm entails relatively low start-up costs with little upfront capital and minimal regulatory requirements; and

•	Local focus: wealth management firms are typically locally focused and expansion beyond an RIA’s local market can require significant costs and senior management resources.
In addition to the competition on the local level, we face intense competition from national wealth managers, ranging from large independent wealth managers and wealth managers that sit within larger financial institutions, to private equity-backed wealth management platforms, which have been relatively recently built through serial acquisitions. These platforms include BBR, Brown Advisors, SCS, Bessemer, Hightower Advisors, Captrust, Beacon Pointe Advisors, Creative Planning, Mercer Advisors, Wealth Enhancement Group, and Kestra, among others.
Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.
For additional information concerning the competitive risks that we face, see
“Risk Factors—Risks Related to the Target Companies—If we are unable to compete effectively, our business and financial condition could be adversely affected.”
Properties
Our principal executive offices are located in leased office space at 520 Madison Avenue, 26th Floor, New York, NY. We also lease additional office space in San Francisco, CA, Aspen, CO, Wilmington, DE, Palm Beach, FL, Portland, OR, Dallas, TX, Seattle, WA, and Bethesda, MD. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.

Legal Proceedings
From time to time, we may be involved in various legal proceedings, lawsuits, and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. To our knowledge, there are no material legal or regulatory proceedings currently pending, or to our knowledge, threatened against us.

HISTORICAL BUSINESS OF THE TIG ENTITIES
The following discussion reflects the business of the TIG Entities prior to the Business Combination. In this section, unless the context otherwise requires, references to the “TIG Entities,” TIG,” “we,” “us,” and “our” are intended to mean the business and operations of TIG Trinity GP, LLC and TIG Trinity Management, LLC and their respective subsidiaries, and their predecessor entities where applicable.
Our Company
We are an alternative investment management firm that manages approximately $3.4 billion of AUM within our internal investment strategies as of December 31, 2021. In addition, we have made strategic investments with our External Strategic Managers, who manage approximately $4.9 billion of AUM in the aggregate as of December 31, 2021. The strategies of these External Strategic Managers include Real Estate Bridge Lending, European Equities and Asian Credit and Special Situations. We are focused on partnering with global alternative asset managers in order to unlock and achieve growth from both an asset and operational perspective. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long-standing operating platform to assist managers with growth. Our TIG Arbitrage strategy, which is managed by our subsidiary TIG Advisors, LLC, an
SEC-registered
investment advisor (“TIG Advisors”), and the External Strategic Managers, each focus on capital preservation and uncorrelated returns by managing alpha driven investment strategies that align with the needs of a diverse global investor base. As a growth-oriented partner, we work with our fund managers on marketing, business development, strategy and operational efficiencies.
Business Segments
Event-Driven Global Merger Arbitrage
The TIG Arbitrage strategy is our event-driven strategy based in New York. This strategy, which has approximately $3.4 billion of AUM as of December 31, 2021, focuses on
0-to-30-day
events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale
situations where our primary research work can drive uncorrelated alpha. Our research and investment process is focused on hard catalyst events and is not dependent on deal flow.
Romspen - Real Estate Bridge Lending Strategy (External Strategic Manager)
The External Strategic Manager that operates a real estate bridge lending strategy is based in Toronto and focuses on complex construction, term, and pre-development
bridge loans throughout North America. The strategy has approximately $2.3 billion AUM as of December 31, 2021. The External Strategic Manager’s experience with mortgages dates back to the 1950s when the firm operated as a real estate law firm and entered the mortgage-lending business in the 1960s. The manager converted its individual mortgage syndication business to a commingled fund in early 2006. The strategy’s diversified portfolio primarily consists of first lien mortgages with little to no structural leverage. The team places an emphasis on risk management via rigorous underwriting consisting of borrower analysis, vetting, and extensive monitoring across all major real estate asset classes.
Zebedee - European Equities (External Strategic Manager)
The External Strategic Manager focused on European equities is based in London. The strategy has approximately $1.1 billion AUM as of December 31, 2021. Founded in 2001, this External Strategic Manager trades the portfolio actively and absolute return-oriented with a focus on financials, cyclicals, and mining and minerals. The strategy is market agnostic and runs with a variable net exposure, equally comfortable net long or net short.

Arkkan - Asian Credit and Special Situations (External Strategic Manager)
The External Strategic Manager has operated an Asia Pacific credit and special situations strategy based in Hong Kong since 2013. The strategy has approximately $1.4 billion AUM as of December 31, 2021. The External Strategic Manager has more than 25 years of experience investing in performing, stressed, and distressed bonds and loans throughout the Asia Pacific region. We believe their on-the-ground
expertise and deep local network makes it well-positioned to capitalize on an under-researched and inefficient market with limited competition and attractive levels of stressed and distressed activity.
Institutional Investment Platform
We offer both our managers and the External Strategic Managers a complete platform solution to enable them to focus primarily on their core investment competency. This includes Investments, Financial Planning and Strategy, Sales and Marketing, and Back and Middle Office Infrastructure/Administration. A list of our services is set forth below.
Investments, Financial Planning, and Strategy:

•	Business Planning and Talent Sourcing

•	Budgeting and Growth Oversight

•	Strategic Development and Training
Sales and Marketing:

•	Centralized Marketing

•	Strategic Positioning

•	Product Development

•	Sales Planning & Execution

•	Investor Relations

•	Materials Oversight

•	Branding

•	Sales Channel Expertise covering the United States, Canada, EU, Asia, and Latin America
Back and Middle Office Infrastructure/ Administration:

•	Risk Management

•	Legal and Compliance

•	Treasury Management

•	Collateral Management

•	Technology Infrastructure & Systems

•	Middle Office Operations

•	Accounting Services

•	Real Estate Management

•	Counterparty Management

•	Human Resources

Our History
We are seasoned entrepreneurs and over our history have advised more than 30 financial businesses on their growth strategy. Since inception in 1980, we have supported and helped money managers build their fund businesses, using a centralized platform of services proven to allow portfolio managers to focus exclusively on portfolio management. In total, we launched 24 separate fund strategies. In 1993, we launched the current version of the TIG Arbitrage strategy, which has grown from $6 million AUM in 1993 to $3.4 billion AUM as of December 31, 2021. In 2018, we launched a new business initiative focused on making growth equity investments in alternative managers as described above and set forth in the timeline below. Our first investment was in Romspen, the real estate bridge lending External Strategic Manager in 2018, followed by an investment in Zebedee, the European equities External Strategic Manager in 2020, and Arkkan, the Asian credit and special situations External Strategic Manager in January 2021.

Investment Process Overview
We believe there is a significant opportunity to expand our business by partnering with various mid-sized
alternative asset managers to provide capital, as well as marketing and operational support. We endeavor to identify a portfolio of managers with very low capital market sensitivity and low correlation to each other. Our underlying strategies are all competitive within their peer group, positioned to grow, exhibit low volatility, and are typically in the range of $500 million to $3 billion in AUM. Our investment process is described below.
Origination and Sourcing
Our investment team has an extensive network from which to generate deal flow and referrals. Specifically, we originate portfolio investments from a variety of different investment sources, including among others, private equity sponsors, management teams, financial intermediaries and advisers, investment bankers, family offices, accounting firms, and law firms. We believe that our experience across different industries and transaction types and our history as operators makes us particularly qualified to source, analyze, and execute investment opportunities.
Due Diligence Process
Once we identify managers of interest, we engage in a detailed diligence process. The process through which an investment decision is made involves extensive research into the manager and the fund, its strategy, its growth prospects, and its ability to withstand adverse market conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We vet performance and investment decisions both individually using internal and external risk systems relevant for each strategy and by assembling a peer group.

We also vet the management team and require background checks of key personnel. We compile an internal diligence report reviewing historical AUM, flows, investor concentration, marketing history and prospects, technology, risk systems, and the investment team and their processes. We also review ESG considerations. In addition to our internal review, we engage a third party operational due diligence team to conduct a thorough investigation. Finally, prior to agreeing to a transaction, we bring in outside counsel to review legal documents and ensure reasonable deal terms are negotiated.
Selective Investment Process
After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If these members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case
basis.
Structuring and Execution
Approval of an investment requires the unanimous approval of our investment committee. Once the investment committee has determined that a prospective portfolio company is suitable for investment, TIG works with the management team of that company and its other capital providers, including senior, junior, and equity capital providers, if any, to finalize the structure and terms of the investment.
Manager Monitoring
We monitor each of our managers and the External Strategic Managers on an ongoing basis. We monitor the financial trends of each manager to determine if it is meeting its business plans and to assess the appropriate course of action with respect to our investment in each manager. We have a number of methods for evaluating and monitoring the performance and fair value of our investments.
Employees
We believe that diversity is key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, development, and retention tools, including compensation and benefits, human resource talent, workforce and management development, diversity and inclusion initiatives, and corporate culture morale and development. All of the foregoing is vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, always operating at the highest standard, and acting in the best interest of our stakeholders. Approximately 38% of our employees were women as of December 31, 2021.
Fee Structure
Through TIG Advisors and the External Strategic Managers, we earn management fees based on assets under management and incentive fees tied to performance. We have a 50.63% profit share in TIG Arbitrage strategy.
Our economic interests in the External Strategic Managers are as follows:

•	Romspen: 20.92% profit share;

•	Zebedee: 19.99% revenue share; and

•	Arkkan: 9.00% revenue share.

Management Fees
TIG Advisors and the External Strategic Managers are entitled to management fees as compensation for administrating and managing the affairs of the funds and separately managed accounts. Management fees are normally received in advance each month or quarter and recognized as services are rendered. The management fees are calculated using approximately 0.75% to 1.50% of the net asset value of the underlying investments.
Incentive Fees
TIG Arbitrage and the External Strategic Managers are entitled to receive incentive fees if certain performance returns have been achieved as stipulated in the applicable governing documents. Incentive fees are normally received and recognized annually and are calculated using approximately 20% of net profit / income. We recognize our incentive fees when it is no longer probable that a significant reversal of revenue will occur (i.e., when they have crystallized). Our incentive fees are not subject to clawback provisions.
Regulatory and Compliance Matters
Our businesses, as well as the financial services industry, generally are subject to extensive regulation, including periodic examinations by governmental agencies and self-regulatory organizations or exchanges in the United States and foreign jurisdictions in which we operate. Such regulation relates to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws relating to foreign officials, tax laws, and privacy laws with respect to client and other information, and some of our funds invest in businesses that operate in highly regulated industries.
Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and profitability. See “
Risk Factors—Risks Related to the Target Companies—We are subject to extensive government regulation, and our failure or inability to comply with these regulations or regulatory action against it could adversely affect our results of operations, financial condition or business.”
Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of, and compliance with, TIG’s policies, procedures, and code of ethics. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as, but not limited to, the handling of material non-public
information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities.
Many jurisdictions in which we operate have laws and regulations relating to data privacy, cybersecurity, and protection of personal information, including the General Data Protection Regulation, which expands data protection rules for individuals within the EU and for personal data exported outside the EU, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm. Moreover, to the extent that these laws and regulations or the enforcement of the same become more stringent, or if new laws or regulations or enacted, our financial performance or plans for growth may be adversely impacted.

United States
SEC Regulations
We provide investment advisory services through TIG Advisors, an
SEC-registered
investment adviser pursuant to the Advisers Act. Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements, and limitations on, among other things, trading for proprietary, personal and client accounts, allocations of investment opportunities among clients, and conflicts of interest.
The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. Our registered investment advisers are subject to many additional requirements that cover, among other things, disclosure of information about our business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees we may charge, including incentive fees or carried interest; solicitation arrangements; maintenance of an effective compliance program; custody of client assets; client privacy; advertising; and proxy voting. The SEC has authority to inspect any registered investment adviser and typically inspects a registered investment adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients, and (iii) adequate systems, policies, and procedures to ensure compliance.
Other Federal and State Regulators; Self-Regulatory Organizations
In addition to SEC regulatory oversight, we are subject to the Advisers Act, and there are several other regulatory bodies that have or could potentially have jurisdiction to regulate our business activities.
Competition
The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry, and asset basis.
We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breath of our product offering, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price, and we expect that competition will continue to increase.
We and our funds also compete with public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity, and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Lastly, institutional, and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit. Competition is also intense for the attraction and retention of qualified employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

For additional information concerning the competitive risks that we face, see “
Risk Factors — Risks Related to the Target Companies - If we are unable to compete effectively, our business and financial condition could be adversely affected”
.
Properties
Our principal executive offices are located in leased office space at 520 Madison Avenue, 26th Floor, New York, NY. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.
Legal Proceedings
From time to time, we may be involved in various legal proceedings, lawsuits, and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. To our knowledge, we are not subject to any material pending regulatory or legal proceedings at this time.

HISTORICAL BUSINESS OF ALVARIUM
The following discussion reflects the business of Alvarium prior to the Business Combination. In this section, unless the context otherwise requires, references to “Alvarium,” “we,” “us,” and “our” are intended to mean the business and operations of Alvarium.
Our Company
We are a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. We have $25.4 billion of AUM and AUA as of December 31, 2021, including $12.0 billion of direct investments in real estate, funds, and other vehicles. We have four principal business divisions: Investment Advisory (or “IA”),
Co-investments,
FOS, and Merchant Banking (or “MB”).
Business Divisions
Each of our business divisions is focused on providing the services described below.
Investment Advisory
Our IA division offers comprehensive investment advisory services, including investment strategy and implementation, asset allocation, investment manager selection, and reporting. We provide such advisory services on both a discretionary and non-discretionary
(advisory) basis. We can execute trades or recommendations on behalf of a client if a limited power of attorney has been granted by the client to us.
Our IA division provides investment advisory services to high net worth clients globally. We specialize in being a trusted adviser to high net worth individuals and families, trusts, endowments, and foundations with complex needs, seeking to provide a tailored and independent approach. With the perspective of a global organization combined with local resources, we provide quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment
opportunities to support high net worth clients’ needs, wherever they reside. We aim to ensure that hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side
with our clients.
We assist each client in establishing investment objectives, return expectations, and risk tolerance. Based on client profiles, we may offer one or more of the investment supervisory services in various different asset types in various different asset classes, including equity securities, ETFs, warrants, options contracts on securities and commodities, futures and forward contracts, government securities, corporate debt securities and commercial paper, certificates of deposit, municipal securities, investment company securities, private equity funds, hedge funds, and other similar non exchange traded collective investment funds, direct investment opportunities including limited partnerships and direct debt.
Our IA division had over 200 client relationships as of December 31, 2021 with more than $10.9 billion of AUM/AUA (including both billable and non-billable
assets).
The independence of our IA division is important to us and our IA clients. By “independent”, we mean that our IA division operates independently of any managers or investment product manufacturers (including our own) to which we may allocate or recommend allocating capital. Our clients may opt-in
to be informed of investment opportunities we are working on in our other business lines, and many do choose to do so. In all cases, each clients’ individual objectives and expectations are our paramount concern, and we employ an “open architecture” approach, whereby we seek to find the best investment solutions for our clients in the marketplace as a whole.

Investment Manager Selection, Monitoring, and Due Diligence Services
We may recommend that a client allocate a portion of its portfolio in mutual funds, ETFs, hedge funds, private equity, real estate, or other funds, which are managed by third-party Fund Managers.
We identify potential Fund Managers for client portfolios through networks established by our employees and our affiliates, as well as through periodicals, directories, and databases containing information about investment managers. After a potential Fund Manager is identified, we perform due diligence on the Fund Manager and its key personnel through a variety of methods, which may include, but is not limited to, a review of the relevant Managed Fund’s offering documents, the Fund Manager’s SEC, or other regulatory filings (if applicable), and interviews with the Fund Manager’s personnel (both principals and staff).
We conduct
on-going
reviews and analyses of each Fund Manager’s and relevant Managed Fund’s investment performance, including adherence to the relevant Managed Fund’s investment strategy, guidelines, or restrictions.
Performance Measurement and Reporting
On a monthly basis, we provide clients with a performance report, detailing each client’s portfolio performance compared to relevant benchmarks or indices. If requested by a client, we can include in the performance report information on assets that are not in their portfolio. The inclusion of such information may result in an additional fee to the client. We use third-party software for record-keeping, performance calculation, and reporting and we prepare performance reports by using data provided by custodians, investment managers, and independent pricing services.
Non-Advisory
Services
We may offer
non-advisory
services to our clients, including coordination of legal-related and strategic business planning, wealth transfer planning, estate planning, research on trustee placement and multi-generational education planning, administrative, and concierge services among others.
Co-investments
Our
Co-investments
division provides access, for our network of investors, to private market direct investments in real estate and other alternative asset classes that we source and in which certain of our senior employees and our shareholders have invested alongside our investor network.
We initiated a diversified real estate investment program for our partners in 2010. We follow a thematic investment strategy, selecting sub-sectors
based on
in-house
industry knowledge and long-term analysis of cyclical and geographic trends. Investors, typically HNWIs, single family offices and institutional investors, are invited to participate alongside our employees and shareholders on a deal-by-deal
basis. Clients of our IA division who have
opted-in
to be provided with information on our
co-investment
transactions are also invited to participate on a
deal-by-deal
basis. We are the sponsor for these club deals and work with a pre-selected
and vetted list of operating partners. In selecting operating partners, we will look for a demonstrable track record across multiple real estate cycles and a strong ability to source pipeline transactions. Our real estate investment team oversees deal origination, due diligence, documentation, and structuring from inception to exit. We are active in our approach to our operating partners, in some instances taking ownership stakes, as well as participating on boards and investment committees. As at December 31, 2021, our
Co-investment
platform has deployed more than $5 billion of capital (inclusive of capital raised for our real estate funds), of which approximately 15% has been invested by our shareholders and employees.
We have been expanding this
Co-investment
offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These
Co-investment
opportunities are also offered to clients on an
opt-in
basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.
We also manage and advise a number of real estate investment funds in our
Co-investments
division (though these are distinct from our usual
Co-investment
transactions and are marketed differently). A key area of focus in this part of our business is the development of our Impact Investing strategies. These include HLIF, a private fund, and a publicly traded real estate investment trust. Both HLIF and Home pursue investment strategies that aim to contribute to alleviating homelessness in the UK by investing in well-located, quality properties that are rented on long leases, at a sustainable level of rent, to registered charities, housing associations, community interest companies, and other regulated organizations, which, in turn, make such properties available to homeless people and others in need. Home, in particular, completed its IPO on October 12, 2020, raising approximately £240 million ($314 million on the IPO date) in gross proceeds from institutional and other investors—the largest investment company IPO in 2020.
As of December 31, 2021, our
Co-investment
division had over 250 investors, of which more than 150 were IA clients.
Co-investment
Process Overview
Due Diligence Process
The process through which an investment decision is made involves extensive research into the operating partner, its strategy, its growth prospects, and its ability to withstand adverse conditions. If one or more members of the investment team responsible for the transaction determines that an investment opportunity should be pursued, we will engage in an intensive due diligence process. We also review ESG considerations.
Selective Investment Process
After an investment has been identified and preliminary diligence has been completed, an investment committee memorandum is prepared. This report is reviewed by the members of the investment team in charge of the potential investment. If the members of the investment team are in favor of the potential investment, then a more extensive due diligence process is employed. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys, independent accountants, and other third-party consultants and research firms prior to the closing of the investment, as appropriate on a case-by-case
basis.
Structuring and Execution
Approval of an investment requires the majority approval of the
Co-investments
investment committee relevant to the asset class. Once the investment committee has determined that a prospective opportunity is suitable for investment, the investment team works with the operating partner to finalize the structure and terms of the investment.
Co-investment
Monitoring and Reporting
We monitor our
co-investments
on an ongoing basis and provide ongoing periodic reporting to the investors in each transaction.

Family Office Services
Our FOS division provides tailored outsourced family office solutions and administrative services to families, trusts, foundations, and institutions. We are a licensed fiduciary in the UK, Switzerland, and the Isle of Man. Our FOS include:

•	family governance and transition services, including wealth transfer planning, estate planning, and multi-generational education planning;

•	wealth and asset strategy services;

•	trust and fiduciary services;

•	chief financial officers and outsourced family office services;

•	philanthropy services; and

•	lifestyle and special projects services.
We also work with our clients’ other advisors (whether existing or carefully selected or recommended by us) to co-ordinate
legal, accounting, and tax advice. We operate in partnership with such third-party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.
In the Isle of Man and Switzerland, we operate a full offshore trust and corporate service business through a group of Alvarium’s subsidiaries conducting business under the name “LJ Fiduciary”. LJ Fiduciary undertakes the full range of offshore administrative services including:

•	trustee and fiduciary services;

•	entity formation and management;

•	accounting and financial reporting;

•	provision of directors and company secretarial services;

•	registrar and transfer agency services;

•	fund and coinvest vehicle formation, administration, and ongoing management;

•	executive incentives and pension plans;

•	administering entity ownership of IP rights;

•	advice and administration services in connection with investments in marine and aviation assets; and

•	administering entity ownership of fine art and collectibles.
We also operate an authorized AIFM in the UK.
As of December 31, 2021, FOS had $2.5 billion of billable assets from over 300 clients, of which 11 were also IA clients.
Merchant Banking
Our Merchant Banking division is a global corporate advisory practice that services companies principally in the media, consumer, and technology sectors, as well as our wealth management clients around their operational businesses or family holding companies. The team has a proven track record within this field having been involved in over 220 transactions together since 2000 in the United States, Europe, Asia, and the Middle East. Specific services include:

•	M&A advisory services;

•	private placements;

•	public company and IPO advisory services;

•	strategic advisory services;

•	independent board advice; and

•	structured finance advisory services.
Additionally, because of our focus on providing our merchant banking services to companies in the media, consumer, technology and innovation sectors, we have developed a network and connectivity that enables us to gain access to the innovation economy and to source private market direct and co-investment
opportunities in later stage, high growth, consumer and technology companies.
History
The firm was established as LJ Capital in 2009 to source direct and co-investments
in real estate in the UK and in Central Europe. The firm, rebranded as LJ Partnership, continued to grow, and acquire global clients through acquisitions, including wealth management businesses in the United States, Europe, and Hong Kong. Our first acquisition was Deloitte’s UK Investment Advisory business in 2011. Over the course of 2014 to 2017, we merged with or acquired the former Guggenheim Wealth Management businesses in Miami, Geneva, Lisbon and Hong Kong, and we brought on board a team that originated from their business in New York. Then in 2015, we acquired Salisbury Partners LLP, a UK discretionary investment manager. Over the course of 2018 to 2020, we acquired Iskander in Paris, established a joint venture with Albacore in Lugano, and expanded into Milan. Also in 2019, we merged with London based media, consumer, and technology firm Lepe Partners, creating our merchant banking platform. Finally, in 2019 we also rebranded LJ as Alvarium to reflect our global footprint, our global partners, and our global clients.

Fee Structure
Investment Advisory Fees
Investment management or advisory fees are the primary source of revenue in our investment advisory division. These fees are generally calculated on the basis of a percentage of AUM or AUA depending on whether the contracts are for discretionary investment management or non-discretionary
investment advisory services. There are also a small number of clients that pay fixed annual fees. For those management or advisory fees payable on a percentage of AUM or AUA, fees are generally calculated based on the average daily balance values of clients’ portfolios or on the quarter-end
values of AUM or AUA (as applicable). These vary depending upon the level and complexity of client assets and are generally billed quarterly in arrears.
Some clients in certain jurisdictions may also pay performance fees. These are non-recurring
fees that are only payable if the client portfolio in question achieves a certain hurdle rate of return or if the client’s portfolio return exceeds certain benchmarks, in each case, as such are set out in the investment advisory agreements with such clients. Notwithstanding the foregoing, we have generated performance fees in three of the last four years. Performance fees are only recognized once crystalized and are not accrued.
Co-investment
Fees
Private market
Co-investments:
As sponsor on private market direct and
co-investment
transactions, we generate income from debt and equity structures relating to specified real estate investments or investments in other alternative asset classes. Private market fees include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees as well as interest arbitrage for debt structures. The level of fees generated in each period is linked to activity in the real estate or other relevant markets, which in turn are dependent on various macroeconomic factors.
Arrangement fees are typically 50 to 100 basis points of equity value contributed into a transaction. Acquisition fees are typically payable where there are no agency fees or where there is an off-market
transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long-term (five to ten years) closed-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partner or other entity entitled to fees in respect of each of our co-investments
receives such fees either monthly, quarterly or annually.
Incentive Fees (Carried Interest):
We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote) that may be payable on exit from
Co-investment
transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e. a minimum return to the investor) is reached and may include a catch-up.
Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent 10% to 20% of the investors’ equity internal rate of return in excess of an 8% to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.
Each of the existing
Co-investment
vehicles, joint ventures and affiliates has entered into an advisory or management agreement whereby we generally receive a share of base management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction vehicle. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administration business).
Management of real estate investment funds (public and private):
We also generate income in our
co-investment
division from managing and advising real estate investment funds, including HLIF, a private fund advised by Alvarium Social Housing Advisors Limited, Home, a publicly traded real estate investment trust advised by Alvarium Home REIT Advisors Limited, and LXi, a publicly traded real estate investment trust advised by LXi REIT Advisors Limited. Our fees from managing and advising these vehicles are contained in management and advisory contracts relating to the relevant fund and are calculated on a sliding scale of percentages of the net asset value (in the case of HLIF) or the market capitalization (in the case of Home and LXi) of the relevant fund.

Placements and brokerage
: Fees are also generated in our
Co-investments
division from acting as placement agent, broker or bookrunner to investment funds, especially listed or publicly traded investment companies (including investment trusts and real estate investment trusts, such as Home). Such fees are primarily comprised of a commission payable on completion of the capital raise, with the amount of such commission being calculated as a percentage of the proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances. In the case of listed or publicly traded investment companies, revenues are mostly derived from commissions payable on an IPO or secondary issuance of stock (e.g., via a large single placement (relative to the issuer) or a placement program). Additionally, there may be commission for smaller share issuances, such as tap issuances.
Merchant Banking Fees
M&A advisory fees account for approximately
two-thirds
of the total fees generated by Alvarium’s merchant banking division. These are primarily success-based fees that are typically
1-2.5%
of the financial outcome or target achieved. For capital raises, success fees are typically higher in the
3-5%
range—in line with market standards. We also generate small retainer fees that are typically retained in the event of abort or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction. Due to the transactional nature of our Merchant Banking division’s services, turnover is non-recurring
in nature, although we have several large, longstanding clients, where the relationship spans many years with repeated engagements for services on multiple transactions.
Family Office Service Fees
We generate fees in our FOS division from our private clients and from the administration of structures introduced by, or created for, our
Co-investment
division. FOS fees comprise initial set up fees, annual responsibility fees and time-based fees. We also recover disbursements at cost and reserve the right to charge a 3% fee to cover office incidentals. The duration of annual income depends on the life of the underlying structure. The average life cycle of a managed structure is in excess of ten years. Annual responsibility fees are charged per billing entity as a minimum and are billed annually in advance. We also generate FOS time-based fees arising from accounting, administration, transactional, review/reporting and other non-investment
advisory services. We accrue time-based fees on an
as-recorded
time basis. Fixed fees may be agreed, usually to long standing clients or large referral clients. It is the time-based element that is fixed, and we review actual time spent versus the amount invoiced regularly. Fixed fees may be billed annually in advance, quarterly in advance or very rarely, quarterly in arrears.
Employees
Diversity is key to our firm’s open culture and long-term success. We recognize the important link between corporate values, employee engagement, and corporate performance. We also strive to foster a supportive environment that cultivates professional growth and development and encourages team members to continuously develop their skills. We consider our relationship with employees to be vital, and are focused on effective attraction, development, and retention of, and compensation and benefits to, human resource talent, including workforce and management development, diversity and inclusion initiatives, and corporate culture and leadership quality, morale, and development, which are vital to the success of our innovation-driven growth strategy. Our values are built on mutual respect, constructive dissent, always operating at the highest standard, and acting in the best interest of our stakeholders.
Regulatory and Compliance Matters
Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations by governmental agencies and self-regulatory organizations in the jurisdictions in which we operate relating to, among other things, antitrust laws, anti-money laundering laws, anti-bribery laws, tax laws, securities laws, and privacy laws with respect to individuals’ personal data, and some of our funds invest in businesses that operate in highly regulated industries.
Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could limit our ability to carry on particular activities or expose us to liability and/or reputational damage, as well as potentially being a criminal offense. Additional legislation, increasing global regulatory oversight of fundraising activities, changes in rules promulgated by self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and rules, in any of the jurisdictions in which we operate or elsewhere, may directly affect our mode of operation and profitability.
Rigorous legal and compliance analysis of our businesses and our funds’ investments is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of ethics, compliance systems, communication of compliance guidance, and employee education and training. All employees must annually certify their understanding of and compliance with key global Alvarium policies, procedures, and code of ethics. We have a compliance group that monitors our compliance with the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Chief Compliance Officer supervises our compliance group, which is responsible for monitoring all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public
information, personal securities trading, valuation of investments, document retention, potential conflicts of interest, and the allocation of investment opportunities. We also engage with outside counsel as needed to ensure compliance with applicable laws and regulations.
Many jurisdictions in which we operate also have laws and regulations relating to data privacy, cybersecurity, and protection of personal information, including the EU General Data Protection Regulation, which sets forth rules for the protection of personal data of individuals within the EEA and for the export of such individuals’ personal data outside the EEA, the UK General Data Protection Regulation, which replaced the EU GDPR in the UK on January 1, 2021 but which applies the same rules for the protection of personal data of individuals in the UK and for the export of such individuals’ personal data outside the UK, and the California Consumer Privacy Act, which creates new rights and obligations related to personal data of residents (and households) in California. Any determination of a failure to comply with any such laws or regulations could result in fines and/or sanctions, as well as reputational harm.
To the extent that any of these laws and regulations to which we are subject in the operation of our business or the enforcement of the same become more stringent, or if new laws or regulations are enacted, our financial performance or plans for growth may be adversely impacted.
Our broker-dealer subsidiary, Alvarium MB (US) BD, LLC (“Alvarium BD”) is subject to regulation by the SEC, FINRA, and various state regulators. FINRA conducts the day-to-day
administration and regulation of Alvarium BD under the supervision of, and with oversight and enforcement by, the SEC. Alvarium BD is subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, the regulations promulgated by the Financial Crimes Enforcement Network (“FinCEN”), as well as the economic and trade sanction programs administered by OFAC.
Jurisdictions in which we operate
We currently have operations in Australia, France, Hong Kong, the Isle of Man, Italy, New Zealand, Portugal, Singapore, Switzerland, the United Kingdom and the United States. As we expand our operations in the United States, Europe, and other jurisdictions, we will become subject to various legislative frameworks in those jurisdictions. See
“Risk Factors—Risks Related to the Target Companies—If we are not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our results of operations, financial condition or business could be harmed.”
Competition
We compete in the wealth management, investment management and advisory, trusts and administration, family office services, asset management, fund management, merchant banking, brokerage, and corporate finance advisory services industries.
Wealth Management
The wealth management industry is highly fragmented, leading to intense competition at both regional and local levels. The industry’s fragmentation is driven by a few key factors, including:

•	Low barriers to entry: launching a wealth management firm entails relatively low start-up costs with little upfront capital and minimal regulatory requirements; and

•	Local focus: wealth management firms are typically locally focused and expansion beyond a RIA’s local market can require significant costs and senior management resources.
In addition to the competition on the local level, we face intense competition in the markets in which we operate from national and international wealth managers, ranging from large independent wealth managers, wealth managers that sit within larger financial institutions, to private equity-backed wealth management platforms, which have been relatively recently built through serial acquisitions, driving near-term scale, enhanced scope of investment capabilities, and exposure to new markets.
Investment Management (including asset management and fund management)
The investment management industry is intensely competitive, and we expect it to remain so. We compete globally and on a regional, industry, and asset basis.
We face competition both in the pursuit of fund investors and investment opportunities. Generally, our competition varies across business lines, geographies, and financial markets. We compete for investors based on a variety of factors, including investment performance, investor perception of investment managers’ drive, focus and alignment of interest, quality of service provided to and duration of relationship with investors, breath of our product offering, business reputation, and the level of fees and expenses charged for services. We compete for investment opportunities at our funds based on a variety of factors, including breadth of market coverage and relationships, access to capital, transaction execution skills, the range of products and services offered, innovation, and price, and we expect that competition will continue to increase.
We compete with public and private funds, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity, and hedge funds. Many of our competitors are substantially larger and may have more financial, technical, and marketing resources than we do. Many of these competitors have similar investment objectives to us, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Lastly, institutional, and individual investors are allocating increasing amounts of capital to alternative investment strategies. Several large institutional investors have announced a desire to consolidate their investments in a more limited number of managers. We expect that this will cause competition in our industry to intensify and could lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Competition is also intense for the attraction and retention of qualified employees in both of these areas of our business. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.
Trusts and Administration
The trusts and administration industry is highly competitive, and highly fragmented both in terms of the numbers of providers and the number of locations where they exist. In the Isle of Man alone, there are 121 licensed companies, as listed on the Isle of Man Financial Services Authority website. The industry has gone through a wave of consolidation in the last decade led mainly by private equity, creating a number of large global service providers, with multiple office locations, and at the other end of the spectrum there is a vast array of small owner managed service providers of varying abilities. Competitors lead with relationship building or product sales or both, and often large organizations and small organizations alike compete in the same space for the same business. Service providers are not geographically aligned, with service providers competing for business across the world. The industry relies heavily on referrals of business, which demands the maintenance of strong relationships with professional intermediaries such as lawyers and accountants. Our positioning is to be mid-size,
and to provide high quality service based on relationships of trust and confidence, to do so in markets we understand and, rather than seek multiple global footprint or to be a bulge bracket organization, to focus instead on select and high end business undertaken working with a community of expert intermediaries from a smaller number of key office locations. The ability to recruit the quality personnel required to provide the service levels necessary has also intensified over the past 18 months so that for us to continue to grow and support our client base requires us to provide an engaging and fulfilling working environment, with appropriate levels of incentivization.
Family Office Services
The provision of family office services is a very bespoke market and, as a term, it is used to describe a range of different levels of activity which makes it difficult to differentiate in the marketplace. The term is used to describe what some law and accountancy practices offer their clients, but also what some specialist private banks do as an adjunct to their banking services, and then some families create their own family office service to meet their family administration needs, and some again then offer their platform out to other families. Consequently, the market is made up of service providers using the same term to describe varying levels and complexity of service, with the majority focused on low level support. The main competitive challenge we face in developing new business is therefore trying to explain that the depth and sophistication of our family office services should not be confused with so many others in the market, and that we offer significant value add especially to the most complicated of clients beyond simple accounting/bookkeeping or concierge based services that are the main focus of many other competitors. We act as an extension to the family, their assets and their structures, ensuring best practices around governance, management and oversight, and reporting. We go where our clients take us both geographically and in the disciplines and issues we are required to engage with. The ability of our family office professionals to work with existing professional advisers and other service providers, to coordinate each family’s affairs and to deal with issues that arise, is where we differentiate ourselves. It is nevertheless a challenge to demonstrate the range and depth of our abilities at an early stage in a potential client engagement since it takes time and mutual experience to build relationships of confidence and trust.
The staff who work with the families we look after have to be able to work efficiently and effectively with individuals who are very successful in their chosen fields, and may be household names. There is a limited talent pool of such personnel and in order to recruit and retain staff we focus on providing an engaging and fulfilling working environment, with appropriate levels of incentivization.
Merchant Banking, Brokerage and Corporate Finance Advisory Services
We compete globally with other regulated corporate finance advisory firms. Our current and potential future competition principally comes from incumbent regulated advisory boutiques, established financial companies, banks, and other asset management firms and technology platforms. Some of our competitors have longer operating histories and greater capital resources than we have and offer a wider range of products and services.
Properties
Our principal executive offices are in leased office space at 10 Old Burlington Street, London W1S 3AG. We also lease additional office space in Auckland, Geneva, Hong Kong, Isle of Man, Lisbon, Los Angeles, Lugano, Melbourne, Miami, Milan, New York, Paris, and Singapore. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.
Legal Proceedings
From
time-to-time
we may be involved in various legal proceedings, lawsuits, and claims incidental to the conduct of our business, some of which may be material in the future. As at the date of this proxy statement/prospectus, we do not believe that any such claims, other than claims for which our potential liability is covered by insurance, are material. As our businesses are also subject to extensive regulations, there is potential for regulatory proceedings to be brought against us from time to time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CARTESIAN
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “we”, “us” and “our” generally refer to Cartesian.
Overview
Cartesian is a blank check company incorporated as a Cayman Islands exempted company on December 18, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our share capital, debt or a combination of cash, share capital and debt, and the proceeds of the PIPE.
The issuance of additional ordinary shares in connection with an initial business combination:

•
may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis
upon conversion of the Class B ordinary shares;

•
could cause a change in control if a substantial number of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our Class A ordinary shares and/or warrants.
Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our Class A ordinary shares;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Class A ordinary shares if declared, expenses, capital expenditures, acquisitions, and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy and other purposes; and

•	other disadvantages compared to our competitors who have less debt.
Liquidity and Capital Resources
Until the consummation of the IPO, our only source of liquidity was an initial subscription of Class B ordinary shares, par value $0.0001 per share, by the Sponsor for an aggregate subscription price of $25,000 and loans from the Sponsor.
On February 26, 2021, we consummated the IPO of 34,500,000 units, at $10.00 per unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 units, generating gross proceeds of $345,000,000. Simultaneously with the closing of the IPO, we consummated a private placement of an aggregate of 8,900,000 Private Placement Warrants to the Sponsor at a price of $1.00 per private placement warrant, generating gross proceeds of $8,900,000.
Following the IPO, including the full exercise of the over-allotment option, and the Private Placement, a total of $345,000,000 was placed in the Trust Account. We incurred $19,540,060 in transaction costs, including $6,900,000 of underwriting commissions $12,075,000 of deferred underwriting commissions and $565,060 of other offering costs.
As of December 31, 2021, we had approximately $0.6 million in cash, available for working capital needs. All remaining cash was held in the Trust Account and is generally unavailable for our use, prior to an initial Business Combination.
As of December 31, 2021, we had marketable securities held in the Trust Account of $345,031,308 consisting of securities held in a money market fund that invests in U.S. Treasury securities with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through December 31, 2021, we did not withdraw any interest earned on the Trust Account to pay our taxes. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination and to pay our expenses relating thereto, including $12,075,000 payable to Cantor for deferred underwriting commissions upon consummation of our initial business combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $0.6 million held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or our initial shareholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Private Warrants that would be identical to the Warrants, at a price of $1.00 per warrant, at the option of the lender.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth
due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Off-Balance
Sheet Financing Arrangements
We did not have any
off-balance
sheet arrangements as of December 31, 2021.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative support. We began incurring these fees on February 23, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters of the IPO are entitled to a deferred underwriting commission of $0.35 per unit, or $12,075,000 in the aggregate. Subject to the terms of the underwriting agreement, (i) the deferred fee was placed in the Trust Account and will be released to the underwriters only upon the completion of our initial Business Combination and (ii) the deferred fee will be waived by the underwriters in the event that we do not complete a Business Combination.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.
Warrant Liabilities
We account for our Public Warrants and Private Placement Warrants (collectively, the “Warrants”) in accordance with the Financial Accounting Standards Board’s (“FASB”) ASC Topic
815-40,
“Derivatives and Hedging, Contracts in Entity’s Own Equity”, and concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC
815-40,
the Warrants are recorded as derivative liabilities and measured at fair value at inception (on the date of the Initial Public Offering) and at each reporting date in accordance with FASB ASC Topic 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change.

Offering Costs Associated with the Initial Public Offering
We comply with the requirements of FASB ASC
340-10-S99-1. Offering
costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating
expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Class A ordinary shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A ordinary shares feature certain Redemption Rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheet.
Net Loss Per Common Share
We apply the
two-class
method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses. We have not considered the effect of the Warrants in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.
Controls and Procedures
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on
Form 10-K for
the fiscal year ending December 31, 2021. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, which exemptions include, but are not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.
Prior to the closing of our initial public offering, we had not completed an assessment, nor had our auditors tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target
businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.
Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.
Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.
Quantitative and Qualitative Disclosures about Market Risk
The net proceeds of our IPO and the sale of the private placement warrants held in the Trust Account will be invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 under
the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.
Related Party Transactions
Founder Shares
On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001 per share. On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 shares of the Company’s Class B ordinary shares, including up to 1,125,000 Founder Shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ election to fully exercise their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
The initial shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the completion of the initial business combination or earlier if, subsequent to the initial business combination, the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial business combination, or (ii) the Company consummates a subsequent liquidation, merger, capital share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Due to Related Party
There was no due to related party balance as of December 31, 2021.
Promissory Note — Related Party
On December 31, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for a portion of the expenses of the IPO. A total of $144,890 was drawn, and the full amount was repaid in February 2021 after the IPO.
Related Party Loans
In addition, in order to finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If we complete the initial business combination, CGC will repay the Working Capital Loans. In the event that the initial business combination does not close, CGC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private warrants. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Service Fee
The Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TWMH
In this section, unless the context otherwise requires, references to “TWMH,” “we,” “us,” and “our” are intended to mean the business and operations of TWMH and its consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of TWMH and should be read in conjunction with the consolidated audited financial statements and the related notes included in this registration statement.
Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum.
Our Business
We are a premier, full-service multi-family office that is focused on providing financial advisory and related family office services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. We also operate as a limited purpose trust company, through which we conduct business principally in a trust or fiduciary capacity. We provide highly qualified investment advice and trust services, and objectively allocate all assets to External Strategic Managers around the world. We currently have offices across the United States in: New York, New York; San Francisco, California; Seattle, Washington; Palm Beach, Florida; Dallas, Texas; Bethesda, Maryland; Portland, Oregon; Aspen, Colorado; and Wilmington, Delaware.
Our business is focused on providing wealth management advisory services to clients that are primarily based in the United States. As of December 31, 2021, we administered $27.6 billion in AUA. AUA increased $2.8 billion, or 11%, during the year ended December 31, 2021. As of December 31, 2021, we managed $21.4 billion in AUM, which is a subset of AUA. Of our AUM, 17.6% is allocated by our clients to Impact Investing mandates (“Assets Committed to Impact Investing”).
TWMH provides tailored, industry-leading expertise in the following areas:
Investment management services for maximizing wealth over the long term by balancing risk/reward through adhering to disciplined risk management and diversification. In order to achieve this goal, we provide:

•	Customized plans tailored to specific objectives, return expectations, liquidity parameters, tax constraints, and risk tolerances of our clients;

•	Flexible solutions with no preference for active versus passive investments or specific structures;

•	Unique opportunities by diligently selecting, analyzing, and monitoring third-party managers that invest globally across all asset classes; and

•	Comprehensive integrated reporting with easy online access to account and investment information.
Wealth planning services, which starts with effective planning and requires a thorough understanding of family objectives, assets, and ownership structures and is customized to the client’s needs. In addition to administering trusts, our skilled administrators and attorneys, well-versed in the nuances of laws and regulations affecting trusts and taxation, proactively help clients benefit from changes in statues and evolving case law.
Trust services, including full corporate trustee and executor services through Tiedemann Trust Company based in Delaware. Delaware’s innovative trust laws provide substantial opportunities to customize planning structures for individuals and families.

Education and governance services to facilitate thorough education for our clients. The main topics covered in our educational sessions include: investment and asset allocation, tax and estate planning, financial planning and cash flow management, family and enterprise governance, charitable giving, philanthropy and legacy, and transition planning.
Impact Investing, which includes investments with the intention to generate positive, measurable social and environmental impact alongside a financial return. This process starts with a Values Survey to identify goals and priorities of our clients and continues with aligning client’s investment portfolios within the themes of environmental sustainability, financial wellness, education, and equity lens to build market-rate,
diversified, impact portfolios across asset classes. As of December 31, 2021, Assets Committed to Impact Investing was $3.8 billion. From December 31, 2020 to December 31, 2021, we experienced AUM growth of Assets Committed to Impact Investing of $455 million.
The increase in our Assets Committed to Impact Investing over the past few years has been primarily driven by a transition of wealth holders to Impact Investing combined with our offering of a total portfolio activation across the most relevant themes of environmentally sustainable and socio- economic development.
Extended and Family Office Services (“FOS”) provides tailored outsourced family office solutions and administrative services to families, trusts, foundations, and institutions. Our Extended and FOS include:

•	Family governance & transition;

•	Wealth & asset strategy;

•	Trust & fiduciary services;

•	CFO and outsourced FO services;

•	Philanthropy; and

•	Lifestyle & special projects.
We work with clients’ existing advisors or coordinate legal, accounting, and tax advice operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.
Fee Structure
Investment Management, Trustee and Family Office Fees
For services provided to each client account, TWMH charges an investment management fee and/or trustee fee typically based on the market value of the account. TWMH also provides Extended Services and FOS to a subset of its larger clients for an additional fee which is typically a flat fee based upon scope of work. Fees are charged to clients either quarterly in arrears or annually (in cases of certain trust relationships). For assets, for which valuations are not available quarterly, the most recent valuation provided to TWMH is used as the market value for the purpose of calculating its fees. TWMH does not earn any performance or incentive fees.
Market Trends and Business Environment
Global equity markets rose in performance during the year ended December 31, 2021, as supply chain issues, labor shortages, and complications with the
COVID-19
Delta variant experienced earlier in the year subsided during the fourth quarter of 2021. The S&P 500 Index had positive returns of 27.2% for the year ended December 31, 2021. Outside of the U.S., the MSCI All Country World ex USA Index increased 7.3% for the year ended December 31, 2021. Private equity market activity remained robust during 2021.
Despite vulnerability in the global markets created by the
COVID-19
pandemic, our business has remained resilient, affirming that our operating and financial model provide stable performance throughout market cycles.

Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility.
The results of our operations, as well as our future performance, are affected by a variety of factors, including the following:
Attractive Opportunity in ESG and Impact Investing. We believe we have differentiated capabilities in serving our target clients, particularly with respect to ESG and Impact Investing. Mega trends globally (i.e., the
COVID-19
pandemic and climate change) and nationally (i.e., racial injustice) have caused investors to reconsider how to incorporate impact considerations into their investment objects. Substantial generational wealth transfers have also been a significant contributing factor, for which many new clients and prospects, including millennials, think differently about their wealth and prioritize impact as its primary purpose. These mega trends are evidenced by the rise in AUM of U.S. ESG funds and alternative investment AUM. Addressing these priorities will be essential for our future growth opportunities. Our ability to offer both trust company and Impact Investing capabilities in-house
is also differentiated and contributes to client retention as well as growth.
Our Investment Philosophy and Strategy. We believe our results of operations, including the value and future growth of our AUM, are affected by a variety of factors, including conditions in the domestic and global financial markets and the economic and political environments in the United States and overseas. We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. We believe we have a deep and broad capability to service clients from providing Outsourced Chief Investment Officer (“OCIO”) services to providing extended and family office services and along with a broad and deep suite of services between these two ends of the spectrum. Furthermore, our growing international presence allows us to service transnational clients.
Our Culture and Our People. We recognize that our chief asset is our people. In a human capital business, we believe culture matters and is a defensible asset. Our firm prioritizes a culture of compliance that is rooted in a proper tone at the top of our organization. We have also fostered a culture of service to our clients, recognizing that we succeed when our clients succeed. Our firm values all functions of the firm, and while we seek high performance in our investment strategies, we pursue excellence throughout our company. In addition, we have a culture of diversity, equity, and inclusion. We are a process-driven firm that does not operate on a star system, not relying on any one individual and, therefore, is prepared to deal with issues of contingency and succession. Additionally, we have made significant investments in training, talent, and technology to ensure that we are serving our clients with the highest levels of professionalism. As of December 31, 2021, 56% of our employees were women or ethnically diverse; and of our senior professionals, 39% were women or ethnically diverse employees. We believe there is a significant alignment of interests between our clients, our stakeholders and our firm. As of December 31, 2021, our current and former employees, board members, and their families had approximately $665 million of their own capital invested alongside our clients, a fact which we believe aligns our interest with those of our clients.
Our Market Opportunity. The independent
(non-bank)
wealth management industry has seen and continues to witness strong growth driven by wealth creation and generational transfers of wealth, and the equity markets in the United States and globally have been a tailwind. We believe wealth creation and liquidity generation are key factors in the innovation economy. Our size and scale allow us to offer a broad suite of sophisticated wealth management services on a national and growing global basis. The rise of interest in Impact Investing is a tailwind to our strong and growing capabilities in this space.
COVID-19
and Our Response
Since the beginning of 2020, governments around the world have been forced to enact emergency measures in response to the World Health Organization’s declaration of the
COVID-19
pandemic. Businesses around the world have suffered material disruptions resulting in economic slowdowns and uncertainty which led to volatility in the financial markets. Following a historic decline in March 2020, the global capital markets rallied during the second quarter of 2020 as investor sentiment was encouraged by global central bank support and the gradual re-opening
of economies, among other things.
As of December 31, 2021, the majority of first world countries have rolled out vaccination programs that are aggressively targeting the overall population and, as a result, the number of severe
COVID-19
cases are trending downwards, and restrictions are starting to lessen. Spikes of coronavirus cases, however, continue to occur in certain jurisdictions especially due to the Omicron variant. These spikes have resulted in certain jurisdictions continuing or re-imposing
certain restrictions, although in many cases not to the extent of those initially imposed.
While uncertainty still remains as to the duration and extent of the economic impact from the
COVID-19
pandemic, TWMH is well positioned with its strong balance sheet. As of the date of this report, we continue to operate with a focus on driving growth in AUA/AUM. We remain confident of our prospects for 2022 and beyond. TWMH experienced minimal operational issues as a result of
COVID-19
in 2020 and 2021 and was able to continue to operate with full functionality through remote working.
In order to manage any potential effects, the management of TWMH continued to monitor and discuss matters including costs and liquidity on a weekly basis, successfully navigating an unprecedented period and remaining profitable for 2020 as well as for the year ended December 31, 2021. While the global economy looks set to stabilize gradually, management remains focused on navigating successfully through any further disruption to normal activity.
Managing Business Performance and Key Financial Measures
Non-GAAP
Financial Measures
In this proxy statement/prospectus, we use EBITDA and Adjusted EBITDA as non-GAAP
financial measures. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). EBITDA represents net income (loss) plus (a) interest expense, net, (b) income tax expense (benefits), and (c) depreciation and amortization expense. Adjusted EBITDA represents EBITDA plus (a) equity-settled share-based payments,
(b) one-time
bonuses recorded in the income statement, (c) impairment of equity method investments, (d) change in fair value of investments, and (e) transaction-related costs, including professional fees.
We use EBITDA and Adjusted EBITDA as a
non-US
GAAP measure to track our performance and assess our ability to service our borrowings. This is a non-US
GAAP financial measure supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Income” and “Presentation of Certain Financial Information” and are prepared in accordance with US GAAP. For the specific components and calculations of this non-GAAP
measure, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Consolidated GAAP Financial Measures to Certain
Non-GAAP
Measures.”
Operating Metrics
We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.
Assets Under Advisement
AUA refers to all assets we manage, oversee, and report on. We view AUA as a core metric to measure our investment and fundraising performance as it includes non-financial
assets (e.g., real estate) that are not included in AUM, investment consulting assets (not included in AUM but revenue generating) and other assets that we do not charge fees upon and do not have responsibility for investment execution responsibility.

The tables below present roll forwards of our total AUA for the years ended December 31, 2021 and 2020, respectively:

($ amounts in millions)

2021
At January 1:	$24,788
New Clients, net	327
Cash Flow, net	(214)
Non-Billable Assets, net	1,412
Market Performance, net	1,245

AUA at December 31	$27,558
Average AUA	$26,173

2020
At January 1:	$21,506
New Clients, net	1,771
Cash Flow, net	44
Non-Billable Assets, net	464
Market Performance, net	1,003

AUA at December 31	$24,788
Average AUA	$23,147

Assets Under Management
AUM refers to the assets we manage (assets which we provide investment advice on and have execution responsibility for). Although we have investment responsibility for AUM, we do not bill on all of our AUM (e.g., we have agreements with certain clients under which we do not bill on certain securities or cash or cash equivalents held within their portfolio).
The tables below present roll forwards of our total AUM for the years ended December 31, 2021 and 2020, respectively:

($ amounts in millions)

2021
At January 1:	$19,613
New Clients, net	397
Cash Flow, net	(192)
Market Performance, net	1,572

AUM at December 31	$21,390
Average AUM	$20,502

2020
At January 1:	$16,347
New Clients, net	2,162
Cash Flow, net	(57)
Market Performance, net	1,161

AUM at December 31	$19,613
Average AUM	$17,980

As of December 31, 2021, our AUM was approximately $21.4 billion and we had non-discretionary
administered assets of $6.2 billion. Therefore, our AUA was $27.6 billion.
Components of Consolidated Results of Income
Revenues
Investment Management, Trustee and Family Office Fees. Investment management, trustee, and extended service and family office fees are recognized over the respective service period based on time elapsed. Investment management fees are based on a contractual percentage of the market value of billable assets in the client’s account. Trustee, extended service and family office fees are recognized based on a contractual flat fee, contractual percentage of the market value of billable assets in the client’s account, or combination of such fees. Because fees are a fixed rate tied to AUA, changes in revenue are directly related to changes in AUA. As such, the Company’s strategy for increasing revenues is to acquire more customers by leveraging existing relationships and contacts, focusing on employee training and development, aligning compensation with new client acquisition, and acquiring other wealth management firms as appropriate.
Expenses
Compensation and Employee Benefits. Compensation generally includes salaries, bonuses, commissions, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative, and Other Expenses. General, administrative, and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.
Other Expense (Income), net. Other
non-operating
expense (income), net consists of investment and interest rate swap gains and losses and contributions, donations, and dues.
Interest Expense, net. Interest expense, net consists of the interest expense on our outstanding debt, net of interest income.
Income Tax Expense. Income tax expense (benefit) consists of taxes paid or payable by our consolidated operating subsidiaries. Certain subsidiary entities (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships; however, the taxable partnerships are subject to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.
Results of Operations
Consolidated Results of Income—the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the year ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Revenues
Investment management fees	65,801	55,595	10,188	18%
Trustee fees	6,950	5,577	1,373	25%
Custody fees	2,652	3,217	(547)	(17%)
Other	300	—	300	NM

Total Revenues	75,703	64,389	11,314	18%

Expenses
Compensation and benefits	47,413	42,164	(5,249)	(12%)
General, administrative and other expenses	20,523	13,461	(7,062)	(52%)

Total operating expenses	67,936	55,625	(12,311)	(22%)

Operating income	7,767	8,764	(997)	(11%)
Other expense (income), net	3,063	897	(2,166)	(241%)
Interest expense. net	398	384	(14)	(4%)

Net income before income taxes	4,306	7,483	(3,177)	(42%)
Income tax expense	(515)	(497)	(18)	(4%)

Consolidated net income	3,791	6,986	(3,195)	(46%)

Net income (loss) attributable to non-controlling interests in subsidiaries	(148)	—	148	NM
Net income available to TWMH members	3,939	6,986	(3,047)	(44%)
Revenues increased by $11.3 million, or 18%, for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to an increase in AUM, AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients in 2021, which represented an additional $3.0 million in revenue during the year ended December 31, 2021.

Expenses
The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
Compensation and Employee Benefits. Compensation and benefits increased by $5.2 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by $5.5 million related to restricted stock unit expense, compared to $1.1 million for the same period last year. This variance is primarily due to $2.5 million of additional restricted stock units issued in April 2021 that vested immediately (in anticipation of the Transaction), whereas units issued in prior years vested over 3 to
5-year
periods.
General, Administrative, and Other Expenses. General, administrative, and other expenses increased by $7.1 million, or 52%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven an increase in professional fees from $2.0 million for the year ended December 31, 2020 to $6.9 million for the year ended December 31, 2021, of which $5.1 million were for transaction expenses related to the Business Combination.
Other Expense (Income), net. Other
non-operating
expense (income), net, increased by $2.2 million, or 241%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in other expenses was primarily driven by the $2.4 million other-than-temporary impairment of the Company’s equity method investments as detailed in “Note 6. Equity Method Investments” to our Consolidated Financial Statements. This change was partially offset by investment gains and changes in the fair value of TWMH’s interest rate swap, as detailed in “Note 5. Investments at fair value” and “Note 15. Accounting for Derivative Instruments and Hedging Activities” to our Consolidated Financial Statements.
Interest Expense, net. Net interest expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Income Tax Expense. Income tax expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Net Loss Attributable to Noncontrolling Interest. Net loss attributable to noncontrolling interests in the current year primarily represents the allocation to common shareholders of IWP for their 25% pro rata share of IWP’s net loss. The noncontrolling interest represents an approximately 75% interest in IWP.

Reconciliation of Consolidated GAAP Financial Measures to Certain
Non-GAAP
Measures
We use EBITDA and Adjusted EBITDA as
non-US
GAAP measures to assess and track our performance. EBITDA and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “Presentation of Certain Financial Information.” The following table presents the reconciliation of net income as reported in our Consolidated Statements of Income to EBITDA and Adjusted EBITDA:

	For the year ended December 31,
($ amounts in thousands)	2021	2020
GAAP Net income	3,791	6,986
Adjustments:
Interest expense, net of interest income	398	384
Income tax expense	515	497
Depreciation and amortization expense	2,052	1,914

EBITDA	6,756	9,781

Adjustments:
Equity settled share-based payments (a)	5,532	1,145
Transaction-related costs (b)	4,633	—
One-time impairment of equity method investment (c)	2,364
Change in fair value of (gains) / losses on investments (d)	2	(266)
One-time bonuses (e)	—	2,200

Adjusted EBITDA	19,287	12,860

(a)	Add-back of non-cash expense related to the 2015, 2019, 2020 and 2021 restricted unit awards.
(b)	Add-back of transaction expenses related to the Business Combination, including professional fees.
(c)	Related to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(d)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(e)	Related to a one-time bonus payment made to certain members to pay their taxes to restricted unit compensation awarded in 2020.
Liquidity and Capital Resources
Management assesses liquidity in terms of our ability to generate cash to fund operating, investing, and financing activities. In the wake of the
COVID-19
pandemic, management believes that we are well-positioned and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the
COVID-19
pandemic on TWMH, see “Risk Factors” in this proxy statement/prospectus.
Sources and Uses of Liquidity
Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of December 31, 2021, our cash and cash equivalents were $8.0 million, and we had $11.7 million of debt outstanding and availability under our credit facilities of $12.5 million. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the
COVID-19
pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays and transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.
We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing wealth-management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing wealth-management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes, and (7) make distribution payments to our members’ equity holders in accordance with our distribution policy.
In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.
Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 14. Term Notes, Line of Credit & Promissory Notes” to our audited Consolidated Financial Statements included in this proxy statement/prospectus.
Cash Flows
The Year ended December 31, 2021 Compared to the Year ended December 31, 2020
The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the year December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	17,650	6,704	10,946	163%
Net cash used in investing activities	(1,249)	(6,397)	5,148	80%
Net cash used in financing activities	(11,928)	(722)	(11,206)	NM

Net increase in cash and cash equivalents	4,473	(415)	4,888	NM

NM—Not Meaningful
Operating Activities
Cash provided by TWMH’s operating activities increased by $10.9 million, or 163%, from $6.7 million for the year ended December 31, 2020 to $17.7 million for the year ended December 31, 2021. The increase in net cash flows provided by operating activities was primarily due to changes in operating assets and liabilities, which changed from a $4.0 million use of cash during the year ended December 31, 2020 to a $3.4 million source of cash during the year ended December 31, 2021, as well as the effects of certain non-cash charges to net income.
Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the aggregate $24.2 million capacity under all our credit facilities, including our $14.5 million Line of Credit, of which $12.5 million remains undrawn, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities
Net cash used in TWMH’s investing activities for the year ended December 31, 2021 decreased by $5.1 million, or 80% from $6.4 million for the year ended December 31, 2020 to $1.2 million for the year ended December 31, 2021. This decrease of net cash used in investing activities was primarily as the result of the payment of contingent consideration of $6.4 million in 2020 pursuant to the 2017 acquisition of Threshold Group.
Financing Activities
Net cash used in TWMH’s financing activities increased by $11.2 million from $0.7 million for the year ended December 31, 2020 to $11.9 million for the year ended December 31, 2021. The increase in net cash used was primarily driven by the $7.3 million year-over-year decrease of cash inflows from borrowings on term notes and lines of credit, and by a $5.3 million increase in member distributions year-over-year. These increases were offset in part by a $1.1 million decrease in cash used for repayment of the notes.
Financial Condition and Liquidity of TWMH Following the Business Combination
We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to maximize our liquidity and capital structure.
Future Sources and Uses of Liquidity
In the normal course of business, we may engage in
off-balance
sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, and potential contingent repayment obligations. We do not have any off-balance
sheet arrangements that would require us to fund losses or guarantee target returns to clients.
Contractual obligations
TWMH’s contractual obligations under operating lease arrangements (net of sublease income) total $7.8 million, of which $1.1 million net is due within the next 12 months. Additionally, TWMH has minimum printer, computer, and other non-cancelable technology leases totaling $0.2 million, of which approximately $0.1 million will become due within the next 12 months.
Indemnification Arrangements
Consistent with standard business practices in the normal course of business, we enter into contracts that contain indemnities for our affiliates and our employees, officers and directors, persons acting on our behalf or such affiliates, and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in the above table nor in our Consolidated Financial Statements. As of December 31, 2021, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.
Litigation
From time to time, we may be named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, we do not have any potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition, or cash flows.

Related Party Transactions
We lease office space from a related party for which we paid $1.1 million in rent payments during each of the years ended December 31, 2021 and 2020, respectively, and included in the occupancy costs on the Consolidated Statements of Income in occupancy expense.
We also provide loans to certain of our members equal to a portion of estimated Federal, State, and Local taxes owed by such members on issuances of Class B units to members. The total amount of these loans outstanding at December 31, 2020 was $0.6 million, which were drawn on February 15, 2021 and accrued interest commenced on February 15, 2021. In connection with the April 2021 issuance, certain members of TWMH were offered convertible promissory notes equal to a portion of the estimated Federal, State, and Local taxes owed by such members in relation to the issuance. On April 15, 2021, promissory notes totaling $1.1 million were issued by TWMH. The total amount of these loans outstanding at December 31, 2021 was $1.7 million.
Critical Accounting Policies and Estimates
We prepare our Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates, and/or judgments that affect the reported amounts of assets, liabilities, revenues, and expenses in our Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates, and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the
COVID-19
pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 2. Summary of Significant Accounting Policies,” to our Consolidated Financial Statements included in this proxy statement/prospectus.
Revenue Recognition
We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.
Income Taxes
For tax purposes, we have historically been treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes (although our corporate subsidiaries are subject to federal and state income tax for subsidiary corporations). The provision for income taxes in our historical Consolidated Statements of Income consists of federal, state, local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by our limited liability company that will flow through to its interest holders, including us.
Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred taxes assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not
to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Consolidated Financial Statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the Consolidated Statements of Income. If recognized, the entire amount of previously unrecognized tax positions would be recorded as a reduction in the provision for income taxes.
Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not
that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences, and tax planning strategies.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.
Quantitative and Qualitative Disclosures About Market Risk
Our primary exposure to market risk is related to our role as wealth management advisor to our investment products and the sensitivity to movements in the market value of their investments, including the effect on management fees and investment income. Uncertainty with respect to the economic effects of the
COVID-19
pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the
COVID-19
pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.
Market Risk
The market price of investments may significantly fluctuate during the period of investment, should their value decline, our fees may decline accordingly. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.
Our credit orientation has been a central tenet of our business across our investment strategies. Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.
Interest Rate Risk
As of December 31, 2021, we had $2.0 million and $8.3 million of borrowings outstanding under the revolving facilities and term loan, respectively. In November 2021, we amended our $7.5 million revolving line of credit into a restated $14.5 million revolving line of credit. The interest rate on the line of credit was amended to the Daily Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus 1.50%. Our unused commitment fee is 0.15% per annum. Currently, the term loan bears interest calculated based on variable one-month LIBOR rate plus 1.50%, subject to a LIBOR floor. We entered into an interest rate swap agreement in 2020, which converted the variable rate to a fixed rate of 2.60% on borrowings under the term loan. The interest rate swap is not accounted for under hedge accounting; therefore, changes in the value of the swap are recognized in earnings.
We estimate that in the event of an increase in LIBOR, there would be no impact to our interest expense related to the term loan due to our interest rate swap agreement. However, for any increase to the BSBY rate related to the revolving facilities, we would be subject to such increased variable rate and would expect our interest expense to increase commensurately.
On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings. Please see “Risk Factors” section of registration statement for additional information.
Credit Risk
We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TIG ENTITIES
In this section, unless the context otherwise requires, references to “TIG Entities,” “we,” “us,” and “our,” are intended to mean the business and operations of the TIG Entities and their consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of the TIG Entities and should be read in conjunction with the Combined and Consolidated audited Financial Statements and the related notes included in this proxy statement/prospectus.
Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.
Our Business
We are an alternative investment management firm that manages, in aggregate with the External Strategic Managers in which we have made strategic investments, $8.3 billion in AUM as of December 31, 2021. Our internal strategies (i.e., TIG Arbitrage) manage $3.4 billion and the External Strategic Managers have a combined $4.9 billion in AUM. External Strategic Managers are those managers in which the TIG Entities have made strategic investments, and the strategies of these managers include Real Estate Bridge Lending Strategy, Asian Credit and Special Situations, and European Equities. In total, the foregoing AUM figures reflect an increase of 35% since December 31, 2020. Average AUM increased 23% for the year ended December 31, 2021 compared to the year ended December 31, 2020. The foregoing increases in AUM include the impact of new investments in the European Equities and Asian Credit and Special Situations External Strategic Managers of $885 million and $943 million during the year ended December 31, 2020 and December 31, 2021, respectively.
We are focused on partnering with global alternative asset managers in order to unlock and achieve growth from both an asset and operational perspective. We have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets and then utilizing our long-standing operating platform to assist managers with growth.
Our business is focused on providing investment advisory services to institutional investors and high net worth individuals globally under the following investment strategies:

•
Event-Driven Global Merger Arbitrage (TIG Arbitrage): TIG Arbitrage is our event-driven strategy based in New York. This strategy focuses on
0-to-30-day
events within the merger process. The investment team employs deep research on each situation in the portfolio with a focus on complex, hostile, up-for-sale
situations where our primary research work can drive uncorrelated alpha. Our research and investment process are focused on hard catalyst events and is not dependent on deal flow. The strategy has $3.4 billion AUM as of December 31, 2021.

•
Real Estate Bridge Lending Strategy (External Strategic Manager): The External Strategic Manager that operates a real estate bridge lending strategy is based in Toronto and focuses on complex construction, term, and pre-development
bridge loans throughout North America. Our manager’s experience with mortgages dates to the 1950s with real estate law and entered the mortgage-lending business in the 1960s. The manager converted its individual mortgage syndication business to a commingled fund in early 2006. The fund’s diversified portfolio primarily consists of first lien mortgages with little to no structural leverage. The team places an emphasis on risk management via rigorous underwriting consisting of borrower analysis, vetting, and extensive monitoring across all major real estate asset classes. The strategy has $2.3 billion AUM as of December 31, 2021.

•	European Equities (External Strategic Manager): The External Strategic Manager focused on European equities is based in London. Founded in 2001, this manager is actively traded and absolute return-

oriented with a focus on financials, cyclicals, and mining and minerals. The strategy is market agnostic and runs with a variable net exposure, equally comfortable net long or net short. The strategy has $1.1 billion AUM as of December 31, 2021.

•
Asian Credit and Special Situations (External Strategic Manager): The External Strategic Manager that operates an Asia Pacific credit and special situations strategy is based in Hong Kong and launched in 2013. The portfolio manager has more than 25 years of experience investing in performing, stressed, and distressed bonds and loans throughout the Asia Pacific region. We believe their on-the-ground
expertise and deep local network make them well-positioned to capitalize on an under-researched and inefficient market with limited competition and attractive levels of stressed and distressed activity. The strategy has $1.4 billion AUM as of December 31, 2021. The acquisition of the investment closed on December 31, 2020; however, the revenue share was effective as of January 1, 2021, and therefore, Asian Credit and Special Situations had no impact on the results of operations for the year ended December 31, 2020.

Fee Structure
TIG Arbitrage and the External Strategic Managers earn management fees, and incentive fees tied to performance. We have a 50.63% profit share in TIG Arbitrage, through which we directly receive management fees and incentive fees from the underlying funds and accounts. For more information regarding the profit-share participation, refer to “Business of Alvarium Tiedemann—Fund Management Fees.”
Management fees and incentive fees earned from our economic interests with External Strategic Managers are earned through our profit or revenue sharing arrangements with the External Strategic Managers. Our economic interests in the External Strategic Managers are as follows:

•	Real Estate Bridge Lending Strategy – 20.92% profit share;

•	European Equities – 19.99% revenue share; and

•	Asian Credit and Special Situations – 9.00% revenue share.
The following describes our fee structure:

•
Management Fees. TIG Arbitrage and the External Strategic Managers are entitled to management fees as compensation for administrating and managing the affairs of the funds and separately managed accounts. Management fees are normally received in advance each month or quarter and recognized as services are rendered. The management fees are calculated using approximately 0.75% to 1.50% of the net asset value of the funds’ underlying investments. Also included within Management Fees is income from our profit and revenue-share investments in External Strategic Managers.

•
Incentive Fees. TIG Arbitrage and certain of the External Strategic Managers are entitled to receive incentive fees if certain performance returns have been achieved as stipulated in our governing documents. Incentive fees are normally received and recognized annually and are calculated using approximately 20% of net profit / income, with only select funds with hurdle rates. We recognize our incentive fees when it is no longer probable that a significant reversal of revenue will occur. Our incentive fees are not subject to clawback provisions. Also included within Incentive Fees is income from our profit and revenue-share investments in External Strategic Managers.

•	Interest and Other Income. Other investment gain includes our unrealized and realized gains and losses on our principal investments.
Capital Invested In and Through Our Funds
To further align our interests with those of investors in our products, as of December 31, 2021, our executives and employees had invested over $134.9 million in the TIG Entities’ products across our platform.

Market Trends and Business Environment
We have observed a trend of consolidation across investment managers and subsequently an increased demand from allocators to gain larger exposure with fewer managers. As a result, allocators look for holistic solutions that can address various structural and/or investment needs. Our length of operating history and exposure to various strategies and investor bases throughout the years has given us an advantage in creating bespoke client solutions to meet complex needs across a global client base. This trend continues to accelerate and we believe that our experience in customizing solutions for our clients puts us in a strong posture for the future.
Furthermore, we have seen an increased need for client advisory and intermediaries to provide niche, difficult-to-access,
and sometimes complex investment offerings in order to differentiate their business. Our focus on mid-sized
specialist managers delivers the stability and credibility of a 40+ year operating organization, while bringing to market the unique alpha solutions they desire. Our ability to maintain a competitive advantage is complimented by the fact that we are focused on a segment of the market that is often overlooked by our competitors.
One of the major drivers of the aforementioned industry consolidation is the enormous cost associated with starting and running an independent small and medium size investment firm. The barrier to entry today is large with ongoing regulatory, legal, and infrastructure costs. Since inception, we have sourced, supported, and helped money managers build their fund businesses, using a centralized platform of services proven to allow portfolio managers to focus exclusively on their investment strategy. The synergies created as an infrastructure partner can help reduce the frictional costs of running a medium sized organization. Furthermore, we are a proven growth partner with a global sales and marketing presence. The TIG Entities have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.
From a macro perspective, we believe the sustained low interest rate environment following the most recent global financial crisis has resulted in increasing demand for yield, and differentiated investment activities that diversify investment portfolios. The search for yield has resulted in growing allocations to alternative assets, as investors seek to meet their return objectives.
We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. Our products have a stable base of permanent or long-term capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility. Our strategies are uncorrelated in nature to overall capital markets and seek to deliver consistent returns regardless of the market environment. Given that our strategies are narrow in scope and nimble in nature, we believe we have the flexibility to capitalize on overall market volatility. However, our results of operations, including the market value of our AUM, are affected by a variety of factors, including conditions in the global financial markets and the economic and political environments.
The year 2020 was a challenging year for markets around the world due to the ongoing impact of the
COVID-19
pandemic. Following a historic decline due to the effects of the
COVID-19
pandemic, global capital markets began an important rally which continued in 2021 as investor sentiment was encouraged by global central bank support, improving economic data and optimism surrounding vaccine development to combat
COVID-19.
In the United States, corporate credit spreads continued to tighten amidst larger gains in the equity markets, economic data showing signs of stabilization, progress on development of
COVID-19
vaccines, and investors’ continued search for yield.
Global equity markets rose in performance during the year ended December 31, 2021, as supply chain issues, labor shortages, and complications with the
COVID-19
Delta variant experienced earlier in the year subsided during the fourth quarter of 2021. The S&P 500 Index had positive returns of 27.2% for the year ended December 31, 2021. Outside of the U.S., the MSCI All Country World ex USA Index increased 7.3% for the year ended December 31, 2021. Private equity market activity remained robust during 2021.

Corporate performance and earnings across many industries continue to be impacted by
COVID-19.
While certain industries and companies have demonstrated resilience in the current environment, and in some cases, are experiencing positive trends, others have been negatively affected. We believe the market continues to experience a bifurcation between companies that can access the public markets versus those who cannot, creating an opportunity for our managers to provide flexible solutions.
In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:
Attractiveness of the TIG Entities’ Products and Ability to Generate Strong, Stable Results. We partner with alternative investment managers, which have historically generated alpha over long periods of time through repeatable investment processes. We diversify our overall offering by partnering with managers that do not correlate with one another. Our selected managers have low volatility of returns and exhibit low correlations to capital markets and/or typically run low net exposure strategies.
Successful Deployment of Capital into Attractive Investments. We believe we identify managers that can identify specific investment opportunities and are able to implement a repeatable investment process in order to capitalize on such opportunity set. We only partner with managers that have a seasoned investment team, which have grown AUM, diversified their investor base and are growing at the time of partnership. In doing so, we seek managers who we believe we can unlock growth for, either by channel or geography distribution expansion, operational improvement, synergies, investment / operational capabilities and / or product expansion. We have metrics in place to gauge the performance of these managers, for which all have grown since our primary investment.
Ability to Maintain our Competitive Advantage. We have a 40+ year operating history of helping entrepreneurs grow their businesses successfully. We also believe allocators view our business as a holistic solution adept at addressing various structural and / or investment needs. To achieve this reputation, our focus has been directed towards mid-sized
specialist managers who have achieved stability and credibility within their organization and during their operating history, while bringing to market the unique alpha solutions global allocators desire. We believe we are a proven growth partner with a global sales and marketing presence as we have successfully raised capital from various regions globally and are critically focused on understanding the geographical nuances of various investor types.
Ability to Launch New Strategies and Products. We believe that among our core competencies is creating and/or accommodating proprietary client solutions, including SMAs, funds of one wherein the fund is the sole investor in a specific investment vehicle, SPVs, UCITs, AIF’s and a variety of other offerings to meet complex needs across a global client base.
Limited Availability of Financing for Certain Real Estate Projects. A key driver of our investment in the Real Estate Bridge Lending Strategy is our belief that regulatory and structural changes in the market have reduced the amount of capital available to certain types of projects and properties. We believe that many commercial and regional banks have, in recent years, de-emphasized
their offering of loans for construction projects or transitional properties. In addition, these lenders may be constrained in their ability to underwrite and hold certain types real estate loans as they seek to meet existing and future regulatory capital requirements.
COVID-19
and Our Response
The year 2020 was a challenging year for markets around the world due to the ongoing impact of the
COVID-19
pandemic. Following a historic decline in March, the global capital markets rallied during the second quarter as investor sentiment was encouraged by global central bank support and the gradual re-opening
of economies, among other things.

Corporate performance and earnings across certain industries continue to be impacted by the
COVID-19
pandemic. However, despite significant lingering health concerns, certain companies are rebounding more quickly than expected. As opposed to the broad-based
sell-off
in the first quarter of 2020, distressed activity in the second and third quarters of 2020 was more industry and/or company specific. Transaction activity in the traditional private equity buyout market has remained strong in 2021. Furthermore, access to the capital markets is selectively re-opening
for high quality businesses and the market for initial public offerings returned beginning in the second half of the second quarter of 2021.
The worldwide outbreak of
COVID-19
has disrupted global travel and supply chains, and has adversely impacted commercial activity in many industries, including travel, hospitality and entertainment. It has also significantly negatively impacted global growth. While certain geographies are experiencing declining infection levels and are reopening businesses, others are seeing persistent or accelerating levels. The continued rapid development of this situation and uncertainty regarding potential economic recovery precludes any prediction as to the ultimate adverse impact of
COVID-19
on economic and market conditions.
Notwithstanding any unforeseen further global disruption from
COVID-19
and its impact on the global economy, including work and travel restrictions, market uncertainty and delays to expected transaction exits, the management of the TIG Entities remain confident of its prospects for the 2022 and beyond. The TIG Entities experienced minimal operational issues as a result of
COVID-19
and was able to operate with full functionality through remote working.
In order to manage any potential negative effects, the management of the TIG Entities continued to monitor and discuss matters including costs and liquidity on a weekly basis, successfully navigating an unprecedented period and remaining profitable for the year.
Managing Business Performance and Key Financial Measures
Non-GAAP
Financial Measures
We use EBITDA, Adjusted EBITDA, and Economic EBITDA as
non-GAAP
measures to track our performance and assess the TIG Entities’ ability to service their borrowings. Adjusted EBITDA and Economic EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). EBITDA represents net income (loss) plus (a) interest expense, (b) income tax expense (benefits), and (c) depreciation and amortization. Adjusted EBITDA represents EBITDA plus (a) an accrual recorded in 2020 for a legal action that was settled in July 2021, (b) legal fees related to a legal action that was settled in July 2021, (c) transaction expenses associated with the Business Combination in 2021, and (d) fair value adjustments to strategic investments. Economic EBITDA represents Adjusted EBITDA less net profit share economics with TIG Arbitrage.
We believe all three
non-GAAP
measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. These non-GAAP
financial measures supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Combined and Consolidated Results of Income” and “Presentation of Financial Information” and are prepared in accordance with GAAP. For the specific components and calculations of these non-GAAP
measures, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain
Non-GAAP
Measures.”
Operating Metrics
Our primary operating metric is AUM, which refers to the assets we and the External Strategic Managers manage. We view AUM as a metric to measure our investment and fundraising performance. Our calculations of assets under management may differ from the calculation methodologies of other asset managers, and as a result this measure may not be comparable to similar measures presented by other asset managers.

The tables below present roll forwards of our total AUM and the AUM of the External Strategic Managers in which we have made strategic investments:
TIG Entities Fund Summary
The following table represents the TIG Arbitrage AUM, and External Strategic Managers AUM in which the TIG Entities hold an economic interest, as described below. The amounts in the table represent 100% of the AUM as of and for the year ended December 31, 2021 and 2020:

($ amounts in millions)	December 31, 2021	December 31, 2020*
TIG Arbitrage AUM	$3,431	$2,569
External Strategic Managers:
Real Estate Bridge Lending AUM	2,329	2,556
European Equities AUM	1,082	1,007
Asian Credit and Special Situations AUM	1,448	—

External Strategic Managers AUM	4,859	3,563

Total AUM	$8,290	$6,132

*	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021.
The following table presents a rollforward by strategy and product of 100% of our AUM for the year ended December 31, 2021 and 2020: ($ amounts in millions)
AUM by Strategy and Product*

($ amounts in millions)	AUM at January 1, 2021	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2021	Average AUM
TIG Arbitrage	$2,569	$225	$—	$1,416	$(712)	$(67)	$3,431	$3,000
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,556	208	—	145	(524)	(56)	2,329	2,443
European Equities	1,007	88	—	255	(241)	(27)	1,082	1,045
Asian Credit and Special Situations	—	144	943	443	(46)	(36)	1,448	724

External Strategic Managers Subtotal	3,563	440	943	843	(811)	(119)	4,859	4,212

Total	$6,132	$665	$943	$2,259	$(1,523)	$(186)	$8,290	$7,212

($ amounts in millions)	AUM at January 1, 2020	Gross Appreciation	New Investments	Subscriptions	Redemptions	Distributions	AUM at December 31, 2020	Average AUM
TIG Arbitrage	$3,178	$206	$—	$647	$(1,409)	$(53)	$2,569	$2,874
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,394	117	—	155	(59)	(51)	2,556	2,475
European Equities	—	217	885	13	(55)	(53)	1,007	504

External Strategic Managers Subtotal	2,394	334	885	168	(114)	(104)	3,563	2,979

Total	$5,572	$540	$885	$815	$(1,523)	$(157)	$6,132	$5,853

*	Each of the TIG Entities’ strategies are aligned by product, TIG Arbitrage and our External Strategic Managers.

**	Excludes AUM from the Asian Credit and Special Situations strategy, which was entered into during 2021 and presented as “New investments” in the table.
***
Excludes AUM from the European Equities strategy, which was entered into during 2020 and presented as “New investments” in the table. Excludes AUM the Asian Credit and Special Situations strategy, which was entered into during 2021 and is not presented for the year ended December 31, 2020.

AUM increased $2,158 million to $8,290 million at December 31, 2021 from $6,132 million at December 31, 2020 primarily driven by increased subscriptions, the new investment in Asian Credit and Special Situations, and gross appreciation, partially offset by the impact of redemptions and distributions.
The increase in gross appreciation year-over-year was driven primarily by higher global equity and fixed income markets. The increase in subscriptions year-over-year was driven primarily by increased subscriptions among both TIG Arbitrage and the External Strategic Managers. Redemptions remained consistent year-over-year. The increase in distributions year-over-year was driven primarily by an increase in the return of capital to various funds due to the higher management and performance fees earned in 2021.
Product Performance Metrics
Product performance information is included throughout this discussion with analysis to facilitate an understanding of our results of operations for the periods presented. We do not present product performance metrics for products with less than two years of investment performance from the date of the product’s first investment. The performance information reflected in this discussion and analysis is not indicative of our overall performance. As with any investment there is always the potential for gains as well as the possibility of losses. There can be no assurance that any of these products or our other existing and future managers will achieve similar returns.
Our performance by fund type for the year ended December 31, 2021 and December 31, 2020 are presented below:

($ amounts in millions)	December 31, 2021 Ending Capital	December 31, 2021 Weighted Average Rate of Return	December 31, 2020 Ending Capital	December 31, 2020 Weighted Average Rate of Return
Fund Performance
TIG Arbitrage	$3,431	8.0%	$2,569	7.9%
External Strategic Managers:
Real Estate Bridge Lending Strategy	2,329	8.0%	2,556	7.2%
European Equities	1,082	8.1%	1,007	24.5%
Asian Credit and Special Situations	1,448	9.7%	—	N/A

External Strategic Managers	4,859	N/A	3,563	N/A

Total	$8,290		$6,132
Past performance does not guarantee or indicate future results. The weighted average rates of return (“WARR”) presented above for the years ended December 31, 2021 and 2020 are based on estimated returns and are unaudited. The WARR for TIG Arbitrage is based on the TIG Entities’ internal estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to the TIG Entities’ benchmark portfolio. The estimated returns were gross of incentive fees and applicable taxes. Management fees and expenses were netted to the extent paid by the applicable fund or separately managed account. The WARR for Real Estate Bridge Lending Strategy is based on estimated returns for the flagship Real Estate Bridge Lending Strategy fund provided to the TIG Entities by our External Strategic Managers. Estimates were provided net of all fees charged to the flagship fund in this strategy, but did not take into account taxes, change in unit values, third-party expenses, or redemption charges. The WARR for European Equities is based on estimated returns for multiple funds and separately managed accounts that had substantially similar portfolio compositions with varying exposure levels to European Equities’ benchmark portfolio. Estimates provided were gross of incentive fees and applicable taxes, but net of all other fees (including but not limited to management fees, trading expenses, and financing fees).
Components of Combined and Consolidated Results of Income
Income
Management and incentive fees. Management fees are recognized over the period of time in which the investment management services are performed, using a time-based output method in which the investment management services are performed to measure progress. Incentive fees are recognized at a point in time (usually annually) and it is determined that the incentive fees are no longer probable of significant reversal. The amount of income varies from one reporting period to another as levels of assets under advisement change (from inflows, outflows, and market movements) and as the number of days in the reporting period change.
Non-operating
Income
Other investment gain. Other investment gain includes our unrealized and realized gains and losses on our principal investments.
Expenses
Compensation and Benefits. Compensation generally includes salaries, bonuses, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.
General, Administrative and Other Expenses. General, administrative and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.
Interest Expense. Interest expense consists of the interest expense on our outstanding debt, amortization of deferred financing costs, and amortization of original issue discount.
Income Tax Expense. Income tax expense consists of taxes paid or payable by our consolidated operating subsidiaries. Certain of our subsidiaries are treated as flow-through entities for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the flow-through entities; however, the flow-through entities are subjected to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Results of Operations
Combined and Consolidated Results of Income—The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Income
Management and incentive fees	$86,613	$67,129	$19,484	29%
Total income	86,613	67,129	19,484	29%
Expenses
Compensation and benefits	17,651	15,371	(2,280)	(15)%
General, administrative and other expenses	12,160	13,759	1,599	12%

Total expenses	29,811	29,130	(681)	(2)%
Operating income	56,802	37,999	18,803	49%
Other investment gain	15,444	7,670	7,774	101%
Interest expense	(2,240)	(2,363)	123	5%

Net income before income taxes	70,006	43,306	26,700	62%
Income tax expense	(1,457)	(748)	(709)	(95)%

Net income .	$68,549	$42,558	$25,991	61%

Income
The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the Year Ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)
Management Fees:
TIG Arbitrage	$29,594	$28,237	$1,357	5%
External Strategic Managers:
Real Estate Bridge Lending Strategy	10,713	5,566	5,147	92%
European Equities	2,904	1,871	1,033	55%
Asian Credit and Special Situations	1,292	—	NM	NM

External Strategic Managers Subtotal	14,909	7,437	7,472	100%

Total Management Fees	44,503	35,674	8,829	25%

TIG Arbitrage	37,662	24,469	13,193	54%
External Strategic Managers:
European Equities	2,540	6,986	(4,446)	(64%)
Asian Credit and Special Situations	1,908	—	1,908	NM

External Strategic Managers Subtotal	4,448	6,986	(2,538)	(36%)

Total Incentive Fees	42,110	31,455	10,655	34%

Total Income	$86,613	$67,129	$19,484	29%
NM – Not Meaningful
Management Fees. Management fees increased by $8.8 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to an increase in AUM across all strategies and the TIG Entities’ new investment in Asian Credit and Special Situations during 2021.

Incentive Fees. Incentive fees increased by $10.7 million, or 34%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by stronger investment performance during 2021 compared to 2020, primarily due to an increase in TIG Arbitrage incentive fees of $13.2 million, or 54%, from 2020 to 2021 and an increase of $1.9 million due to the TIG Entities’ new investment in Asian Credit and Special Situations during 2021, partially offset by the decrease in European Equities incentive fees of $4.4 million, or 64%, from 2020 to 2021.
Non-operating
Income
Other investment gain. Other investment gains increased by $7.8 million, or 101%, for the years ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to increase in unrealized gains on investments in the Real Estate Bridge Lending Strategy of $9.4 million, the new Asian Credit and Special Situations investment of $5.8 million and an increase in unrealized gains on investments in TIG Arbitrage of $0.9 million, partially offset by a decrease in the unrealized gains in European Equities of $8.3 million.
Expenses
The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020.
Compensation and Benefits. Compensation and benefits increased by $2.3 million, or 15%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increases were primarily driven by severance payments incurred in the year ended December 31, 2021, as well as an increase in bonus compared to the year ended December 31, 2020.
General, Administrative and Other Expenses. General, administrative and other expenses decreased by $1.6 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily driven by a legal settlement accrual of $6.3 million in 2020, partially offset by an increase in professional fees of $4.9 million, including certain transaction expenses related to the Business Combination, and other business expenses for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Interest Expense. Interest expense decreased by $0.1 million, or 5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Income Tax Expense. Income tax expense increased by $0.7 million, or 95%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by a number of partners returning to New York during the year ended December 31, 2021 as restrictions eased related to the
COVID-19
pandemic, which increased the related UBT incurred.

Reconciliation of Combined and Consolidated GAAP Financial Measures to Certain
Non-GAAP
Measures
We use EBITDA, Adjusted EBITDA, and Economic EBITDA as non-GAAP measures to track our performance and assess the TIG Entities’ ability to service their borrowings. We believe all three non-GAAP
measures provide useful information to investors to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. EBITDA, Adjusted EBITDA, and Economic EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “Presentation of Certain Financial Information.” The following table presents the reconciliation of net income as reported in our Combined and Consolidated Statements of Operations to EBITDA, Adjusted EBITDA, and Economic EBITDA:

	For the year ended December 31
($ amounts in thousands)	2021	2020
Net income	$68,549	$42,558
Adjustments:
Interest expense	2,240	2,363
Income tax expense	1,457	748
Depreciation and amortization expense	165	165

EBITDA	$72,411	$45,834
Legal settlement (a)	565	6,313
Transaction expenses (b)	2,033	—
Fair value adjustments to strategic investments (c)	(15,444)	(7,670)

Adjusted EBITDA	$59,565	$44,477
Affiliate profit-share in TIG Arbitrage (c)	(25,080)	(19,999)

Economic EBITDA	$34,485	$24,478

(a)
In 2020, represents an adjustment for an accrual recorded for a legal action that was settled in July 2021. In 2021, represents legal fees incurred in connection with this legal action. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to TIG Entities Financial Statements as of and for the years ended December 31, 2021 and 2020.

(b)	Represents adjustment for transaction expenses related to the Business Combination, in order to reflect our recurring performance.
(c)	Represents adjustment for unrealized (gains) / losses on the TIG Entities’ investments.
(d)
Represents adjustment for an affiliate’s profit-share participation in TIG Arbitrage, as the TIG Entities’ controlling shareholders are not entitled to such net income. The entire amount of net income earned from TIG Arbitrage is included in income the Company’s statement of operations. The profit-share participation is described in more detail under ”Business of Alvarium Tiedemann—Fund Management Fees.”

Liquidity and Capital Resources
Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. In the wake of the
COVID-19
pandemic, management believes that we are well-positioned and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the
COVID-19
pandemic on the TIG Entities, see “Risk Factors” in this proxy statement/prospectus.
Sources and Uses of Liquidity
Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of December 31,

2021, our cash and cash equivalents were $8.3 million and we had $2.3 million available under our $45 million credit facilities. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the
COVID-19
pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines in performance of the strategies may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.
We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing investment management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes and (7) make distribution payments to our unit holders in accordance with our distribution policy.
In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.
Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 9. Term Loan” to our Combined and Consolidated Financial Statements, as well as “Note 9. Term Loan” to our Condensed Combined and Consolidated Financial Statements, included in this proxy statement/prospectus.
Cash Flows
The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
The following tables and discussion summarize our Combined and Consolidated Statements of Cash Flows by activity attributable to the TIG Entities. Negative amounts represent a net outflow or use of cash.

	For the year ended December 31		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	$33,135	$30,088	$3,047	10%
Net cash (used in) provided by investing activities	(18,487)	1,459	(19,946)	NM
Net cash used in financing activities	(20,334)	(27,030)	6,696	25%

Net change in cash and cash equivalents	$(5,686)	$4,517	$(10,203)	NM

NM – Not Meaningful
Operating Activities
Net cash provided by the TIG Entities’ operating activities increased by $3.0 million, or 10%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to an increase in net income of $26.0 million, offset in part by increases to working capital and operating accounts of $15.2 million and an increase in other investment gain of $7.8 million.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.
Investing Activities
Net cash used in the TIG Entities’ investing activities decreased by $19.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in sales of investments to facilitate partner withdrawals of $27.4 million in TIG Arbitrage.
Financing Activities
Net cash used in the TIG Entities’ financing activities decreased by $6.7 million, or 25%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a decrease in member distributions of $16.4 million, an increase in member contributions of $12.3 million and an increase in net funds provided by (repaid) on member loans of $3.9 million, offset by an decrease in net funds used in (drawn) on the Term Loan, as described in “Note 9. Term Loan” to the Condensed Combined and Consolidated Financial Statements, of $25.9 million.
Capital Resources
We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. Our ability to make cash dividends to our shareholders is dependent on a large number of factors, including among others: general economic and business conditions; our strategic plans and prospects; our business and investment opportunities; our financial condition and operating results; working capital requirements and other anticipated cash needs; contractual restrictions and obligations; legal, tax and regulatory restrictions; restrictions on the payment of distributions by our subsidiaries and other relevant factors.
Financial Condition and Liquidity of the TIG Entities Following the Business Combination
Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to maximize our liquidity and capital structure.
Commitments and Contingencies
In the normal course of business, we may engage in
off-balance
sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications and potential contingent repayment obligations. We do not have any off-balance
sheet arrangements that would require us to fund losses or guarantee target returns to counterparties.
Related Party Transactions
We lease office space from a related party for which we paid $1.4 million and $1.3 million in rent expense during the year ended December 31, 2021 and the year ended December 31, 2020, respectively.

Impact of Changes in Accounting on Recent and Future Trends
None of the changes to GAAP that went into effect during the year ended December 31, 2021 or year ended December 31, 2020, or that have been issued but that we have not yet adopted, are expected to substantively impact our future trends.
Critical Accounting Estimates
We prepare our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, income, and expenses in our Combined and Consolidated and Condensed Combined and Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the
COVID-19
pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Significant Accounting Policies” to our Combined and Consolidated Financial Statements, as well as “Note 3. Summary of Significant Accounting Policies” to our Condensed Combined and Consolidated Financial Statements, included in this proxy statement/prospectus.
Principles of Combination and Consolidation
The Combined and Consolidated Financial Statements and Condensed Combined and Consolidated Financial Statements include TIG Trinity Management, LLC, and its wholly owned subsidiary, TIG Advisors LLC. TIG Trinity Management and its wholly owned subsidiary are combined with TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners LLC and TIG SL Capital LLC. TIG Trinity Management, LLC, TIG Trinity GP, LLC and Subsidiaries financial statements have been combined for presentation purposes, the financial position, results of operations and cash flows do not represent those of a single legal entity. These entities share common ownership, control, and management.
We consolidate other entities based on either a variable interest model or voting interest model. As such, for entities that are determined to be variable interest entities (“VIEs”), we consolidate those entities where we have both significant economics and the power to direct the activities of the entity that impact economic performance. For limited partnerships and similar entities evaluated under the voting interest model, we do not consolidate those entities for which we act as the general partner unless we hold a majority voting interest.
The consolidation guidance requires qualitative and quantitative analysis to determine whether our involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (e.g., management and performance related income), would give us a controlling financial interest. This analysis requires judgment. These judgments include: (1) determining whether the equity investment at risk is sufficient to permit the entity to finance its activities without additional subordinated financial support, (2) evaluating whether the equity holders, as a group, can make decisions that have a significant effect on the success of the entity, (3) determining whether two or more parties’ equity interests should be aggregated, (4) determining whether the equity investors have proportionate voting rights to their obligations to absorb losses or rights to receive returns from an entity, and (5) evaluating the nature of relationships and activities of the parties involved in determining which party within a related- party group is most closely associated with a VIE and hence would be deemed the primary beneficiary.

Income Recognition
We recognize income in accordance with ASC 606. Income is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize income when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative income recognized would not occur when the uncertainty associated with the variable consideration is resolved.
Income Taxes
For tax purposes, we have been historically treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in our historical Combined and Consolidated Statements of Operations consists of local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by flow-through entities that will flow through to its interest holders, including us.
Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.
U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not
to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Combined and Consolidated Financial Statements and if related to unrecognized tax benefits recognized, as a reduction in the provision for income taxes. We recognize interest and penalties, if any, as general, administrative and other expenses in the Combined and Consolidated Statements of Operations.
Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not
that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence—both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.
Quantitative and Qualitative Disclosures About Market Risk
Our primary exposure to market risk is related to our role as investment adviser or general partner to our investment products and the sensitivity to movements in the fair value of their investments, including the effect on management fees, performance income and investment income. Uncertainty with respect to the economic effects of the
COVID-19
pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the
COVID-19
pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.
Market Risk
The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.
Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.
Interest Rate Risk
Our credit facilities provide $45.0 million of term loan debt. The facilities bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin with an unused commitment fee paid quarterly. Currently, the term loan bears interest calculated based on LIBOR rate plus 4.00%. As of December 31, 2021, we had $42.4 million of borrowings, inclusive of borrowing costs, outstanding under the term loan.
We estimate that in the event of approximately 90 basis points of an increase in LIBOR, there would be no impact to our interest expense; however, for any incremental increase above approximately 90 basis points, we would be subject to the variable rate and would expect our interest expense to increase commensurately.
On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings. Please see “Risk Factors” section in this proxy statement/prospectus for additional information.
Credit Risk
We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. At December 31, 2021 and 2020, respectively, we had cash balances with financial institutions in excess of Federal Deposit Insurance Corporation insured limits. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.
There have been no material changes in our market risks for the year ended December 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALVARIUM
Unless the context otherwise requires, references in this section to “Alvarium,” “we,” “us,” and “our,” are intended to mean Alvarium, and its consolidated subsidiaries together with Alvarium’s share of the results of associates and joint ventures. The following discussion analyzes the financial condition and results of operations of Alvarium and should be read in conjunction with the consolidated audited financial statements and the related notes included in this proxy statement/prospectus.
Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and, consequently, totals may not appear to sum.
Our Business
Alvarium’s core business is providing wealth management services to individuals, families, foundations and institutions. We act as trusted advisors to assist clients to protect and grow their assets over the long term. With investment expertise in 14 offices across the globe, our focus is on in-depth
research with the aim of being a leading manager selection specialist and advisor, delivering excellence, accountability, and transparency across both traditional and alternative asset classes. We adopt an independent approach to implement bespoke, endowment-style investment programs with a strong focus on strategic asset allocation and portfolio construction, as well as single asset class solutions. We have a deep expertise in private markets and offer access to proprietary co-investments
in real estate and innovative growth companies. Alvarium has a presence in Australia, Eurozone countries (France, Italy, and Portugal), Hong Kong, the Isle of Man, New Zealand, Singapore, Switzerland, the United Kingdom (“UK”), and the United States. As of December 31, 2021, our combined assets under management (“AUM”) and assets under advisement (“AUA”) were approximately £18.8 billion, which increased by £2.5 billion, or 16%, during the year ended December 31, 2021. Our AUM increased by 11% during the year ended December 31, 2020.
Alvarium offers what we believe to be industry-leading expertise in four areas: investment advisory, co-investment,
family office services and merchant banking advisory. As long-term stewards of client capital and a United Nations Principles for Responsible Investment (“UN PRI”) Signatory, we believe that preservation and growth in capital are aligned with being a responsible investor, which, for us, means incorporating sustainable investment criteria in our decision-making process. This includes a rigorous evaluation of Environmental, Social and Governance (“ESG”) practices of the managers we invest in and providing our clients options to invest in sustainable and impact strategies.
Investment Advisory
Alvarium provides unbiased and independent wealth management services and investment advice to individuals, families, foundations, institutions and charities. Assets we advise or manage have grown organically, and inorganically—through acquisitions and the establishment of joint ventures with other wealth managers and multi-family offices globally. Alvarium utilizes top-down
and
bottom-up
approaches to sourcing and selecting
best-in-class
fund managers across private and public markets from around the world in order to create tailored asset allocations, targeting client-specific, risk- adjusted returns focused on the client’s objectives. Our services include investment strategy and implementation, asset allocation, investment manager selection and reporting. These are delivered in the following stages:

•
Strategic asset allocation, which represents the mix of asset classes that best deliver a client’s return at an appropriate level of risk. Asset allocation can shift over time to incorporate our macro-economic views and inclusion of long-term secular trends, but where any adjustments are in keeping with a client’s risk profile.

•	Global market research and selection, including our in-depth knowledge of each asset class, is vital in identifying the best investment opportunities from a global perspective.

•	Risk management assessment: this involves establishing a clear robust investment process focusing on client objectives, performance and risk management.

•	Client implementation uses our analytical approach to continuously optimize client portfolios based on input from our research analysts and portfolio managers to deliver the client’s objectives.
Co-investments
Alvarium provides access to private market direct investments in real estate and other asset classes. We follow a thematic investment strategy, selecting sub-sectors
based on
in-house
industry knowledge of managers and operating partners and long-term analysis of cyclical and geographical trends. In real estate, we currently focus on UK, European, North American and Australasian high and low yield residential, long-income
commercial, student housing, senior and mezzanine real estate debt, added-value development and asset rich operational companies (such as those in the hospitality sector). We identify operating partners to execute this strategy in joint venture structures, with demonstrated track records across multiple real estate cycles.
A key area of development within our
co-investment
division is our values-aligned impact strategies. These include Home Long Income Fund (“HLIF”), a private fund, and Home REIT plc (“Home”), a publicly traded real estate investment trust. Both HLIF and Home pursue investment strategies that aim to contribute to alleviating homelessness in the UK by investing in well-located, quality properties that are rented, on long leases at a sustainable level of rent, to registered charities, housing associations, community interest companies and other regulated organizations which, in turn, make such properties available to homeless people and others in need.
We are also expanding our
Co-investment
offering to provide access to proprietary investments in what we believe to be growth equity opportunities in the innovation economy, many of which are at the intersection of impact and innovation. These
Co-investment
opportunities are also offered to clients on an
opt-in
basis and provide a means for interested clients and investors to more directly access investments in later stage private companies in a range of transforming industry sectors that we believe offer the potential for high growth.
Merchant Banking
Alvarium’s merchant banking group offers specialist corporate finance advisory and capital solutions and has focused on growth companies across the media, innovation and enabling technology sphere for over 20 years. The team has a proven track record of providing strategic corporate finance advice to families and founders of closely held companies, and raising capital across a wide range of strategies and structures. Alvarium has partnered with a number of what we consider to be leading financial institutions in order to offer our clients and investors a broad range of private equity and venture capital investments across the technology and innovation economy, through funds, direct investment and co-investment
opportunities. Specific services include: Merger & Acquisition (“M&A”) services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services.
Family Office Services
Alvarium provides a full range of tailored outsourced family office solutions and administrative services to founders, entrepreneurs and investors, families, their companies and trusts. Our services include: family governance, wealth planning, trust and fiduciary administration, fund administration, chief financial officer services, philanthropy, lifestyle and special projects. We work with our clients’ existing advisors to coordinate legal, accounting and tax advice, operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for individuals, families and their associated structures.

Revenue Streams
Alvarium generates its revenue from providing diversified services in our four product lines discussed in “Our Business” section above, being: investment advisory, co-investment,
merchant banking, and family office services. Each product line has different types of revenues from fees we charge our customers, including the following:
Investment Advisory Fees
Investment management or advisory fees are the primary source of revenue in our investment advisory division. These fees are generally calculated on the basis of a percentage of AUM or assets under advisement (“AUA”) depending on whether the contracts are for discretionary investment management or non-discretionary
investment advisory services. There are also a small number of clients that pay fixed annual fees. For those management or advisory fees payable on a percentage of AUM or AUA, fees are generally calculated based on that average daily balance values of clients’ portfolios or on the quarter-end values of AUM or AUA (as applicable). These vary depending upon the level and complexity of client assets and are mostly billed quarterly in arrears.
Some clients in certain jurisdictions may also pay performance fees. These are non-recurring
fees that are only payable if the client portfolio in question achieves a certain hurdle rate of return or if the client’s portfolio return exceeds certain benchmarks, in each case, as such are set out in the investment advisory agreements with such clients. Notwithstanding the foregoing, we have generated performance fees in three of the last four years. Performance fees are only recognized when it is probable that the economic benefits associated with the transaction will flow to the entity, therefore, the revenue recognition is deferred until performance fees are crystallized (after returns on the client’s portfolio exceeded agreed benchmark returns).
Co-investments
Fees
Private market
co-investments:
As sponsor on private market direct and
co-investment
transactions, we generate income from debt and equity structures relating to specified real estate investments or investments in other alternative asset classes. Private market fees include arrangement, retainer, management, advisory, performance, acquisition, promote and other associated fees as well as interest arbitrage for debt structures. The level of fees generated in each period is linked to activity in the real estate or other relevant markets, which in turn are dependent on various macroeconomic factors.
Arrangement fees are typically 50 to 100 basis points of equity value contributed into transaction. Acquisitions fees are typically payable where there are no agency fees or where there is an off-market
transaction sourced by the team. Such acquisition fees are usually in the range of 50 to 100 basis points of the purchase price of the relevant acquisition. The equity structures are long term
(5-10
years) close-ended structures with fees normally ranging between 50 and 175 basis points of the equity value committed or drawn. The debt structure terms are generally between 12 and 36 months. The investment adviser, general partners or other entity entitled to fees in respect of each of our
Co-investments
receives such fees either monthly, quarterly or annually.
We may be entitled to a portion of the performance-related entitlements (such as carried interest or promote fees that may be payable on exit from
Co-investment
transactions. Carried interest entitlements are not accrued and are only recognized once crystalized on exit. Such revenues are only received if the investor hurdle (i.e. a minimum return to the investor) is reached, and may include a catch-up.
Carried interest entitlements are based on a percentage of the investor return above such hurdle and are set on a deal and fund basis. Typically, carried interest entitlements represent
10-20%
of the investors’ equity internal rate of return in excess of an 8 to 15% hurdle, with no carried interest entitlement being payable if the hurdle is not met.
Each of the existing
Co-investment
vehicles, joint ventures and affiliates has entered into an advisory or management agreement whereby we generally receive a share of base management fees from the inception of such joint venture or affiliate relationship through to the liquidation of the relevant transaction. Where we have established feeder vehicles for clients, there may also be administration and advisory fees associated with those vehicles (these are earned by our trusts and administrative business).
Management of real estate investment funds (public and private): We also generate income in our co-investments
division from managing and advising real estate investment funds, including HLIF, a private fund advised by Alvarium Social Housing Advisors Limited, Home, a publicly traded real estate investment trust advised by Alvarium Home REIT Advisors Limited, and LXi REIT plc (“LXi”), a publicly traded real estate investment trust advised by LXi REIT Advisors Limited. Our fees from managing and advising these vehicles are contained in management and advisory contracts relating to the relevant fund and are calculated on a sliding scale of percentages of the net asset value (in the case of HLIF) or the market capitalization (in the case of Home and LXi) of the relevant fund.
Brokerage Fees are also generated in our
co-investments
division from acting as placement agent, broker or bookrunner to investment funds, especially listed or publicly traded investment companies (including investment trusts and real estate investment trusts, such as Home). Such fees are primarily comprised of a commission payable on completion of the capital raise, with the amount of such commission being calculated as a percentage of the proceeds of the capital raise and payable out of those proceeds. Small retainer fees may also be payable in some circumstances. In the case of listed or publicly traded investment companies, revenues are mostly derived from placement commissions payable on an IPO or secondary issuance of stock (e.g. via a large single placement or a placement program). Additionally, there may be commission for smaller share issuances, such as tap issuances.
Merchant Banking Fees
M&A advisory fees account for approximately
two-thirds
of the total fees generated by Alvarium’s merchant banking division. These are primarily success-based fees that are typically 1% to 2.5% of the financial outcome or target achieved. For capital raising mandates, success fees are typically higher in the 3% to 5% range - in line with market standards. We also generate small retainer fees that are typically retained in the event of abort or deducted against success fees. In addition, we may also generate a project fee for certain M&A mandates related to the duration of such transaction. Due to the transactional nature of our merchant banking division’s services, turnover is non-recurring
in nature, however we have several large, longstanding clients, where the relationship spans many years with repeated engagements for services on multiple transactions.
Family Office Services Fees
We generate family office service (“FOS”) fees from our private clients and from the administration of structures introduced by, or created for, our co-investment
division. FOS fees comprise initial set up fees, annual responsibility fees and time-based fees. We also recover disbursements at cost and reserve the right to charge a 3% charge to cover office incidentals. The duration of annual income is dependent on the life of underlying structure. The average life cycle of a managed structure is in excess of 10 years. Annual responsibility fees are charged per billing entity as a minimum and are billed annually in advance. We also generate FOS time-based fees arising from accounting, administration, transactional, review/reporting and other non-investment
advisory services. We accrue time-based fees on an as recorded time basis. Fixed fees may be agreed, usually to long standing clients or large referral clients. It is the time-based element that is fixed, and we review actual time spent versus the amount invoiced regularly. Fixed fees may be billed annually in advance, quarterly in advance or very rarely, quarterly in arrears.
Trends Affecting Our Business
Global equity markets rose in performance during the year ended December 31, 2021, as supply chain issues, labor shortages, and complications with the
COVID-19
Delta and Omicron variants experienced earlier in

the year subsided during the fourth quarter of 2021. The S&P 500 Index had positive returns of 27.2% for the year ended December 31, 2021. Outside of the U.S., the MSCI All Country World ex USA Index increased 7.3% for the year ended December 31, 2021. Private equity market activity remained robust during 2021.
With respect to capital raising mandates, our ability to raise debt finance and interest costs are significant factors that impact our ability to execute placement and capital markets transactions. Successful execution of client mandates historically and excellent market reputation gave us a competitive advantage and resulted in increased business from repeat customers.
Our family office services business division, on the other hand, is less impacted by macroeconomic factors, but rather, by global tax changes. The key success factor for growth in this business division is highly professional execution and fiduciary competency of our relationship managers and advisors.
Overall, our diversified business geographic footprint and financial model contributes to the stability of our performance throughout market cycles. Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long-term focus over different points in a market cycle and to take advantage of market volatility. Historically, the majority of our revenue has been derived from management, advisory and administrative fees, which are generally based on the AUM/AUA percentage value and so are subject to market volatility. We have a diversified range of investment strategies, our portfolios are further diversified across investment strategies, fund vintages, geographies, sectors, and enterprise values. However, our results of operations, like those of most businesses, are affected by a variety of geo-political
and macroeconomic factors, including conditions in the global financial markets and the economic, political and trading environments in the countries and markets in which we operate.
In addition to the aforementioned macroeconomic and sector-specific trends, we believe our future performance will be influenced by the following factors:
Our ability to generate strong, stable returns. The stability and strength of our investment performance is a significant factor in investors’ willingness to allocate capital to us. The new capital we are able to raise or manage drives the growth of our fee-paying
AUM/AUA and the concomitant management and advisory fees. Our fee-paying
AUM/AUA and management and advisory fees have grown significantly since our inception, which we believe is due to our disciplined investment strategies which contribute to the stability of our performance throughout market cycles.
Our successful deployment of capital into attractive investments. The continued growth in our fee-paying
AUM/AUA and revenues is dependent on our ability to continue to identify attractive investments and deploy the capital we have raised. We are selective in the opportunities in which we invest and are targeting private and institutional investors with attractive investment dynamics. We believe we will be able to identify attractive investments into the future and execute on those investments in order to position ourselves competitively in the market. However, changes in economic and market conditions, such as the
COVID-19
pandemic, discussed further below, may adversely affect our ability to realize value from our investments.
Our ability to maintain our competitive position. There has been a trend amongst alternative investors to consolidate the number of general partners in which they invest, which has driven a disproportionate amount of assets to large managers creating a bifurcation in marketplace. We believe we have several competitive and structural advantages that position us as a preferred partner within this division of the alternative asset management landscape. We expect these advantages enable us to provide unique access to asset classes that are traditionally difficult to access to our investors, and a differentiated value proposition to our partner managers. We believe we have a leading competitive positioning in our target markets that allows us to attract and successfully deploy capital in the future.
Our ability to launch new strategies. We have taken a diligent and deliberate approach to expansion to serve the needs of our ecosystem while delivering what we consider to be an attractive value proposition and strong performance to our investors. We believe we will continue to successfully launch new strategies into the future considering our competitive edge in our target markets.
The extent to which investors favor alternative investments. We believe capital raising efforts will continue to be impacted by certain fundamental asset management trends that include: (i) the increasing importance and market share of alternative investment strategies to investors of all types as investors focus on lower-correlated and higher absolute levels of return; (ii) increasing demand for alternative assets from retail investors; (iii) shifting asset allocation policies of institutional investors;
(iv) de-leveraging
of the global banking system, bank consolidation and increased regulatory requirements; and (v) increasing barriers to entry and growth. In addition to driving our own ability to attract new capital, those trends will also impact the ability of our funds’ underlying partners to retain and attract new capital, which in turn impacts our investment performance and ability to grow.
COVID-19
and Our Response
It goes without saying that the
COVID-19
pandemic has challenged businesses, markets, economies and people around the world in ways that were difficult to imagine two years ago.
As of December 31, 2021, economies of various countries have rebounded from the global economic shutdown that occurred in the late first quarter and early second quarter of 2020. With increasing vaccination rates, economies in many jurisdictions have reopened as governments have removed or lessened travel restrictions and requirements for staying-at-home
and quarantining, as well as other pandemic-imposed restrictions. While certain governments have taken actions to open economies, economic, market, regulatory and other uncertainty persists as a result of the pandemic; however, not to the degree initially seen late in the first quarter and early second quarter of 2020.
Notwithstanding any potential further global disruption from
COVID-19
and its impact on the global economy, lingering market uncertainty, and delays to expected transaction exits, the management of Alvarium remain confident of its prospects for 2022 and beyond. Alvarium experienced minimal operational issues as a result of
COVID-19
and was able to continue to operate with full functionality through remote working. Alvarium has resumed its normal operations, including returning to its offices.
In order to manage any potential effects, the management of Alvarium continued to monitor and discuss matters, including costs and liquidity on a weekly monthly or quarterly basis, successfully navigating an unprecedented period and remaining profitable for the year. Whilst the global economy looks set to stabilize, the management remained focused on navigating successfully through any further disruption to normal activity.
Presentation of Financial Information
Alvarium’s financial statements included elsewhere in this proxy statement/prospectus were prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and the Republic of Ireland” (or “UK GAAP”). Alvarium’s historical financial statements were prepared using the historical cost convention method. To facilitate comparability, the pro forma financial information included elsewhere in this proxy statement/prospectus has been prepared by, among other things, converting Alvarium’s historical financial information into U.S. GAAP, conforming to Tiedemann Advisors’ accounting policies and applying preliminary purchase accounting adjustments based on an allocation of the purchase price to Alvarium’s assets and liabilities. See “Unaudited Pro Forma Condensed Combined Financial Information.” Consequently, Alvarium’s results of operations and consolidated statements of financial positions discussed herein are not comparable to the pro forma financial information and will not be comparable to the combined financial reporting for future periods, which will be calculated in accordance with U.S. GAAP and will reflect the accounting acquirer’s accounting policies and a new basis of accounting for Alvarium’s assets and liabilities.

Alvarium’s functional currency is the British pound (“GBP”), and its results of operations reported herein are presented in GBP. Alvarium has historically been exposed to foreign currency exchange risk. See “-Quantitative and Qualitative Disclosures About Market Risk - Foreign Currency Exchange Rate Risk.” Going forward, Alvarium’s results will be reported as part of the combined company’s results of operations and financial condition and will be reported in U.S. dollars, and, as such, will be subject to foreign currency transaction and translation risk and will be impacted by various factors, including those discussed in the section of this proxy statement/prospectus entitled “Risk Factors”.
Managing Business Performance and Key Financial Measures
Non-UK
GAAP Financial Measures
In this proxy statement/prospectus, we used EBITDA and Adjusted EBITDA as non-UK
GAAP financial measures. EBITDA and Adjusted EBITDA are derived from and reconciled to, but not equivalent to, its most directly comparable UK GAAP measure of loss for the financial year.
Both EBITDA and Adjusted EBITDA are used to track Alvarium’s performance. We define EBITDA as our earnings, before (i) interest expense, net, (ii) income tax (benefit) / expense and (iii) depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, plus (i) joint ventures EBITDA adjustments, plus (ii) associates EBITDA adjustments plus (a) equity settled share-based payments, less,
(b) COVID-19
subsidies, plus,
(c) one-time
bonuses and plus (d) other
one-time
fees and charges.
These are
non-UK
GAAP financial measure supplements and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Operations” and are prepared in accordance with UK GAAP. For the specific components and calculations of these non-UK
GAAP measures, as well as a reconciliation of these measures to the most comparable measure in accordance with UK GAAP, see “Reconciliation of Consolidated UK GAAP Financial Measures to Certain
Non-UK
GAAP Measures”.
Operating Metrics
We monitor certain operating metrics that are common to the asset management industry, which are discussed below.
Assets Under Management (AUM) or Advisement (AUA)
AUM/ AUA refer to the assets we manage or advise. We view AUM/AUA as a metric to measure our investment and capital raising performance as it reflects assets generally at market value. AUM/AUA is determined based on the market values of investments. Our AUM/AUA equals the sum of the following:

•	total client asset value;

•	undrawn debt (at the portfolio-level including certain amounts subject to restrictions); and

•	uncalled committed capital (including commitments to client access vehicles that have yet to commence their investment periods).
Our calculations of AUM/AUA and
fee-earning
AUM/AUA may differ from the calculation methodologies of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers.
Assets under advisement for our family office services division do not relate to billing. Billing is connected to structures and the annual, fixed and time-based fees applicable thereto.

The tables below present rollforwards of our total AUM/AUA by business division:

	Investment Advisory			Family Office Services	Co-investment	Total AUA/AUM
	Billable	Non-billable*	Total IA
(£ amounts in millions)
AUM/AUA as of December 31, 2020	£6,327	£311	£6,638	£1,710	£7,898	£16,246
Net change	£1,372	£66	£1,438	£119	£966	£2,523
AUM/AUA as of December 31, 2021	£7,699	£377	£8,076	£1,829	£8,864	£18,769
Average AUM/AUA	£7,013	£344	£7,357	£1,770	£8,381	£17,508
Year-over-year growth (%)	22%	21%	22%	7%	12%	16%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.

	Investment Advisory			Family Office Services	Co-investment	Total AUA/AUM
	Billable	Non-billable*	Total IA
(£ amounts in millions)
AUM/AUA as of December 31, 2019	£6,071	£226	£6,297	£1,333	£7,040	£14,670
Net change	£256	£85	£341	£377	£858	£1,576
AUM/AUA as of December 31, 2020	£6,327	£311	£6,638	£1,710	£7,898	£16,246
Average AUM/AUA	£6,199	£269	£6,468	£1,522	£7,469	£15,458
Year-over-year growth (%)	4%	38%	5%	28%	12%	11%

*	Non-billable assets are exempt of fees, and consist of assets such as cash and cash equivalents, real estate, non-fee paying investment consulting assets, and other designated assets.
For the year ended December 31, 2021, AUM/AUA grew 15%, or £2,523 million, which was primarily driven by the growth of our investment advisory practice by 22%. AUM/AUA growth in 2021 was driven by a mix of new assets, as well as the impact of market and foreign exchange impacts. For the year ended December 31, 2020, AUM/AUA grew 11%, or £1,574 million, which was primarily driven by the growth of our co-investment
and family office services divisions by £858 million, or 12%, and £375 million, or 28%, respectively.
Components of Consolidated Results of Operations
Revenues
Alvarium generates its revenue from providing investment advisory, co-investment,
merchant banking, and family office services.
Investment Advisory
Alvarium offers comprehensive investment advisory services, including investment strategy and implementation, asset allocation, investment manager selection and consolidated reporting. Alvarium provides such advisory services on both a discretionary and a non-discretionary
basis. For services provided to each client account, Alvarium charges management and / or performance fees based on the market value of AUM/AUA of that account. Management or advisory fees are charged either: (i) quarterly in arrears, calculated using the average of the daily market values during the subject quarter for such account; (ii) quarterly in advance, based upon the market value at the beginning of the quarter; or (iii) in some cases, on a flat fixed fee basis. For those assets for which valuations are not available on a daily basis, the most recent valuation provided to Alvarium is used as the market value for the purpose of calculating the quarterly fee. Performance fees are recognized once per year in the event that the customer’s account experiences an appreciation during the year above a pre-agreed
threshold.

Co-investments
Alvarium provides access to private market direct investments in real estate and private equity directly and through joint ventures with alternative asset managers and operating partners. Alvarium receives advisory and management fees and carried interest directly or via the joint venture arrangements. Alvarium is entitled to a portion of performance-related fees (e.g., carried interest or promote fees) that may be payable from certain transactions. Additionally, fees from managing and advising real estate funds are calculated on a sliding scale of percentages of the net asset value or the market capitalization of the relevant funds.
Merchant Banking
Alvarium’s merchant banking division is a corporate advisory practice providing clients with strategic advice around their operational businesses or holding companies, as well as specializing in providing services to customers in media, consumer and technology sectors. Specific services include: M&A services, private placements, public company and IPO advisory services, strategic advisory services, independent board advice and structured finance advisory services. Similar to investment advisory revenue streams, fees are either recognized on a quarterly basis based upon fees agreed with the client or at the point of legal entitlement to the income.
Family Office Services
Alvarium provides tailored outsourced family office solutions and administrative services to families, trusts, foundations and institutions. Services include: family governance and transition, wealth and asset strategy, trust and fiduciary services, philanthropy, lifestyle and special projects.
Revenue represents amounts receivable and services and trade discounts. Invoicing is completed annually in advance for annual fees and fixed fees or monthly in arrears for time spent billing, with any resulting accrued income included in debtors at year end. Revenue from the rendering of services is measured by reference to the stage of completion of the service transaction at the end of the reporting period, provided that the outcome can be reliably estimated.
Expenses
Cost of sales primarily consists of staff costs, directors’ remuneration and consultancy fees.
Operating expenses net of other operating income include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items. Other operating income received in 2020 primarily consists of
COVID-19
support provided by governments of various countries where Alvarium has operations.
Other income / (expenses), net consists of gain/(loss) on impairment or disposal of operations (during 2020), share of profit/(loss) of associates, share of profit/(loss) of joint ventures, income from other fixed asset investments as well as loss on impairment of investments.
Interest expense, net consists of the interest expense on bank loans and overdrafts, interest on obligations under finance leases and hire purchase contracts, interest on deferred acquisition payments, as well as other interest payable and similar charges. Interest income consists of interest on loans issued and other receivables.
Income tax expense / (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. Current tax is measured as the amounts of tax expected to pay or recover using the tax rates and laws that have been enacted or substantively enacted at the reporting date. Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply the reversal of the timing difference.
Net income (loss) attributable to
non-controlling
interests represents the ownership interests that third parties hold in Alvarium entities that are consolidated into our Consolidated Financial Statements based on their ownership interests in such Alvarium entities.
Results of Operations
Consolidated Results of Operations – The Year Ended December 31, 2021 compared to the Year ended December 31, 2020
The following table presents the results of operations for the year ended December 31, 2021 and 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Turnover	£75,164	52,263	22,901	44%
Cost of sales	50,416	40,032	10,384	26%

Gross profit	24,748	12,231	12,517	102%
Operating expenses net of other operating income	26,160	17,528	(8,632)	(49%)

Operating income / (loss)	(1,412)	(5,297)	3,885	73%
Other income / (expenses), net	4,429	2,086	2,343	112%
Interest expense, net	1,608	481	(1,127)	(234%)

Income / (loss) before taxation	1,409	(3,692)	5,101	138%
Income tax expense / (benefit)	(536)	(315)	221	70%

Income / (loss) for the financial period	1,945	(3,377)	5,322	158%

Income / (loss) for the financial period attributable to:
The owners of the parent company	1,123	(4,845)	5,968	123%
Non-controlling interest	822	1,468	(646)	(44%)

	1,945	(3,377)	5,322	158%

N/M – Not meaningful
Turnover
The Year Ended December 31, 2021 compared to the Year Ended December 31, 2020:

	Year ended December 31,		Favorable (Unfavorable)
£‘000	2021	2020	Change, £	Change, %
Investment advisory	£27,078	£22,464	£4,614	21%
Co-investment	27,825	16,739	11,086	66%
Merchant banking	12,384	5,224	7,160	137%
Family office services	7,878	7,836	42	1%

Total Turnover	£75,164	£52,263	£22,902	44%

Investment advisory services revenue increased by £4.6 million, or 21%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily due to growth of management and advisory fees (which are calculated as a percentage of AUM/AUA) and performance fees. Investment advisory services revenue grew approximately in line with the divisional AUM growth of 22%. Additionally, performance fees grew to £2.4 million during the year ended December 31, 2021 from £1.7 million for the year ended December 31, 2020.
Co-investment
services revenue increased by £11.1 million, or 66%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in co-investment
services revenue was driven primarily through increased fees linked to capital raising. Specifically, increased fees were tied to growth in Alvarium Securities Limited, which increased £5.4 million year-over-year, from £3.9 million for the year ended December 31, 2020 to £9.3 million for the year ended December 31, 2021. Additionally, the increases in market capitalization of Alvarium Home REIT Advisors Limited and LXi REIT resulted in year-over-year fee increases of £2.4 million and £1.9 million, respectively.
Merchant banking services revenue increased by £7.2 million, or 137%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. Because merchant banking fees are generally success-based, revenue during the first three quarters of the year ended December 31, 2020 was significantly affected by material market uncertainty from the COVID-19 pandemic that led to reduced merchant banking activity. Since Q4 2020, in line with improved market sentiment, there has been a significant increase in revenue from M&A advisory services including in early 2021, the formal closing after receiving necessary regulatory clearances, of a transaction announced in 2020. In addition, merchant banking services revenue increased due to the increased volume of equity and debt securities placed, benefitting from the general positive market activity in 2021 compared to 2020.
Family office services revenue for the year ended December 31, 2021 remained essentially flat with the revenue for the year ended December 31, 2020. Fees under family office services revenues are based on hourly staff charge out rates or fixed fee arrangements, and are not driven by changes in AUM.
Expenses
The Year Ended December 31, 2021 compared to the Year Ended December 31, 2020
Cost of sales increased by £10.4 million or 26% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to staff bonus provisions and remuneration linked to revenue in the investment advisory and merchant banking divisions, which increased during the year ended December 31, 2021.
Operating expenses net of other operating income increased by £8.6 million or 49% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due primarily to an increase of legal and other professional fees of £7.5 million as a result of this Transaction, and a decrease in other operating income by £0.9 million, which was offset by a decrease of £0.2 million in travel expenses resulting from the
COVID-19
pandemic.
Other income / (expenses), net increased by £2.3 million or 112% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of the share of profits of joint ventures by £1 million, an increase in share of profits of associates by £1 million, and an increase in income from other fixed asset investments of £0.5 million during the year ended December 31, 2021.
Interest expense, net of interest income increased by £1.1 million or 234% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to newly issued subordinated shareholder loans of £8.65 million the proceeds of which were used to acquire a 2.4% increased stake in LXi REIT Advisors Limited in January 2021, which resulted in a £0.9 million increase in interest expense.

Income tax benefit increased by £0.2 million or 70% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the recognition of deferred tax assets in the UK by Alvarium Investments Limited. Specifically, the increased stake in LXi REIT Advisors Limited, as well as improved results of Alvarium Investment Advisors in the United States, allowed for full recognition and utilization of the deferred tax assets.
Profit attributable to
non-controlling
interests decreased by £0.7 million or 44% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to the acquisition of 100% of ownership stakes in both LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited during the year ended December 31, 2021.
Reconciliation of Consolidated UK GAAP Financial Measures to Certain
Non-UK
GAAP Measures
We use EBITDA and Adjusted EBITDA as
non-UK
GAAP measures to assess and track our performance. EBITDA and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, UK GAAP. For more information, see “Presentation of Financial Information.” The following table presents the reconciliation of Loss for the financial period as reported in the consolidated statement of comprehensive income to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
£‘000	2021	2020
Profit (Loss) for the financial period	1,945	(3,378)
Interest expense, net	1,607	481
Income tax (benefit) / expense	(536)	(315)
Depreciation and amortization	6,276	6,357

EBITDA	9,292	3,145
Adjustments to EBITDA:	-	-
Joint ventures – EBITDA adjustments (i)	3,003	2,022
Associates – EBITDA adjustments (ii)	116	124
Equity settled share-based payments (a)	1	7
COVID-19 subsidies (b)	-	(760)
One-time bonuses (c)	-	-
Other one-time fees and charges (d)	6,471	141

Fair value adjustments to strategic investments (e)	54	-
EBITDA Adjustments	9,645	1,534

Adjusted EBITDA	18,937	4,679

(i)	Joint venture—EBITDA reconciliation

	Year ended December 31,
	2021	2020
Share of profit of joint ventures*	2,898	1,925

Adjustments:
Share of interest	429	364
Share of taxation	1,170	738
Share of amortization / depreciation	762	278
Amortization on consolidation	642	642

Total EBITDA Adjustments	3,003	2,022

Group share of reported EBITDA	5,901	3,947

(ii)	Associates – EBITDA reconciliation

	Year Ended December 31,
	2021	2020
Share of profit of associates	1,411	459

Adjustments:
Share of interest	—	—
Share of taxation	38	37
Share of amortization / depreciation	10	13
Amortization on consolidation	68	74

Total EBITDA Adjustments	116	124

Group share of reported EBITDA	1,527	583

*
Share of profit of associates and of joint ventures was not included in the EBITDA reconciliation, since these amounts were already part of “Loss for the financial year attributable to the owners of the parent company”.

a)	Represents non-cash equity-based compensation of Alvarium to its employees.
b)	Represents COVID-19 subsidies received from the governments of Hong Kong, Singapore, the UK and the United States.
c)	Represents one-time bonuses paid to partners and staff in lieu of amounts anticipated under employee share scheme, which had not been finalized prior to year-end.
d)	Represents other one-time fees and charges that management believes are not representative of the operating performance, which includes professional fees related to this Transaction.
e)	Represents adjustment for unrealized (gains)/losses on Alvarium’s investments.
Liquidity and Capital Resources
Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. In the wake of the
COVID-19
pandemic, management believes that we are well positioned and our liquidity will continue to be sufficient for Alvarium’s foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the
COVID-19
pandemic on Alvarium, see “Risk Factors” in this proxy statement/prospectus.
Sources and Uses of Liquidity
Our primary sources of liquidity are: (1) cash on hand; (2) cash from operations, including investment advisory fees, which are generally collected quarterly; and (3) net borrowing from our credit facilities. As of December 31, 2021, our cash and cash equivalents were £13 million, we had £10.3 million of debt outstanding, and availability under our credit facilities of £2.7 million. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from the
COVID-19
pandemic may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays in transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of, or refinance, our existing indebtedness or obtain new indebtedness with similar terms.
We expect that our primary liquidity needs will continue to be to: (1) provide capital to facilitate the growth of our existing alternative asset and wealth management businesses; (2) provide capital to facilitate our expansion into businesses that are complementary to our existing investment management and advisory businesses as well as other strategic growth initiatives; (3) pay operating expenses, including cash compensation to our employees; (4) fund capital expenditures; (5) service our debt; (6) pay income taxes; and (7) make dividend payments to our shareholders in accordance with our distribution policy.
In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.
Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “Cash Flows” within this section, “Note 19. Creditors: amounts falling due within one year” and “Note 20. Creditors: amounts falling due after more than one year” to our consolidated financial statements included in this proxy statement/prospectus.
Cash Flows
The Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

	Year ended December 31,		Favorable (Unfavorable)
	2021	2020	Change, £	Change, %
Net cash provided by operating activities	£14,452	£3,330	£11,122	N/M %
Net cash used in investing activities	(9,747)	(2,502)	(7,245)	(290%)
Net cash (used in)/provided by financing activities	(39)	423	(462)	(109%)

Net change in cash and cash equivalents	£4,666	£1,251	£3,415	273%

N/M – Not meaningful
Operating Activities
Net cash provided by operating activities increased £11.2 million, from £3.3 million for the year ended December 31, 2020 to £14.5 million for the year ended December 31, 2021. This change was driven by improved financial performance in both the Merchant Banking and
Co-Investment
divisions as noted in the turnover section and an £11.1 million increase attributable to changes in trade and other creditors balances, from £4.0 million during the year ended December 31, 2020 to £15.1 million during the year ended December 31, 2021.
Investing Activities
Net cash used in investing activities was £(9.8) million and £(2.5) million for the years ended December 31, 2021 and 2020, respectively. The change of £(7.3) million was primarily driven by additional cash outflows of £(6.3) million related to the acquisitions of further shares in LXi REIT Advisors Limited and Alvarium Social Housing Advisors Limited and a £(0.9) million increase in cash advances and loans granted.
Financing Activities
Net cash used in financing activities was £(0.1) million for the year ended December 31, 2021 compared to net cash provided by financing activities of £0.4 million for the year ended December 31, 2020. The change of £(0.5) million was primarily driven by an increase of £(0.3) million in cash used to pay interest and an increase £(0.4) of cash used to pay dividends during the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Commitments and Contingencies
In the normal course of business, we may engage in
off-balance
sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, transaction bridging and potential contingent repayment obligations. We do not have any off-balance
sheet arrangements that would require us to fund losses or guarantee target returns to investors.
Litigation
From
time-to-time
we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.
Alvarium’s subsidiary, LJ Management (IOM) Limited, is a
co-respondent
with others in a claim being brought by Ballacorey Wheat Limited and GEM Global Yield Fund Limited. LJ Management (IOM) Limited denies any liability and is defending the claim. However, if the claim succeeds, the liability (including costs) is materially covered by insurance. Please see additional information in the sections “Business of Alvarium Tiedemann” and “Historical Business of Alvarium” included in this proxy statement/prospectus.
Related Party Transactions
Alvarium entered into the following transactions with related parties:
Loans receivable and Loans payable
Shareholder loans were granted to certain related parties with outstanding balances (including interest receivables) of £5.8 million and £4.6 million as of December 31, 2021 and December 31, 2020, respectively. Also, Alvarium issued cash advances to other holding companies with an outstanding balance of £0.6 million and £0.1 million as of December 31, 2021 and December 31, 2020, respectively.
Alvarium received loans from certain related parties with a balance of £0.2 million and £0.2 million outstanding, as of December 31, 2021 and December 31, 2020, respectively.
Alvarium charged interest income on loans issued to certain related parties. As a result of these transactions,
Alvarium recognised £0.2 million and £0.2 million of income for the years ended December 31 2021 and December 31 2020 respectively.
In January 2021, Alvarium issued related party loans with a principal balance of £8.7 million, which accrued £0.8 million in interest. The outstanding £9.5 million balance was converted into shares of Alvarium in October 2021.
Advisory and Management services
Alvarium provided advisory and management services and charged interest income on loans issued to certain related parties. As a result of these transactions, Alvarium recognized £0.2 million and £0.2 million of income for the years ended December 31, 2021 and December 31, 2020, respectively.
For further discussion of related party transaction see “Note 30. Related party transaction” to our unaudited consolidated financial statements included in this proxy statement/prospectus.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in compliance with UK GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the
COVID-19
pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies, see “Note 3. Accounting Policies”, to our consolidated financial statements included in this proxy statement/prospectus.
Business Combinations
As noted above, Alvarium completed the acquisition of Alvarium Investment Advisors (France) SAS (previously known as Iskander SAS) in March 2019. Alvarium Investment Advisors (France) SAS is a company headquartered in Paris, France. Alvarium Investment Advisors (France) SAS provides investment advisory services and was acquired by Alvarium in order to expand its operations internationally.
The accounting for the business combination was performed in accordance with Section 19 Business Combinations and Goodwill of UK GAAP. This guidance requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed and any non-controlling
interest in the acquiree, and establishes the acquisition date as the fair value measurement point. Accordingly, we recognize assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling
interests in the acquiree, based on fair value estimates as of the date of acquisition. Goodwill remains the difference between the fair value of the consideration and the assets and liabilities acquired. Goodwill is always considered to have a finite useful life and is amortized over the useful life. If the expected useful life cannot be reliably measured, the useful life shall not exceed 10 years.
Discounted cash flow models are typically used in these valuations if quoted market prices are not available, and the models require the use of significant estimates and assumptions including, but not limited to:
(1) estimating future revenue, expenses and cash flows expected to be collected; and (2) developing appropriate discount rates, long-term growth rates, customer duration and portfolio attrition rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but we recognize that the assumptions are inherently uncertain. Please refer to Note 20, “Deferred consideration payable on acquisition”, within the historical consolidated financial statements included in this proxy statement/prospectus, for more information on past acquisitions and the determination of fair value.
Revenue Recognition
We recognize revenue in accordance with Section 23 Revenue of UK GAAP. Section 23 Revenue provides recognition criteria for: (i) the sale of goods; (ii) rendering of services; (iii) construction contracts in which the entity is the contractor; and; (iv) interest, royalties and dividends. Section 23 Revenue requires that revenue for the rendering of services is recognized when the outcome of a transaction can be estimated reliably and that an entity shall recognize revenue associated with a transaction by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are met: (a) the amount of revenue can be measured reliably; (b) it is probable that the economic benefits associated with the transaction will flow to the entity; (c) the stage of completion of the transaction at the end of the reporting period can be measured reliably; and (d) the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.
Alvarium is following Section 23 Revenue recognition guidance for interest income and dividends. Interest income is recognized using the effective interest rate method. Dividend income is recognized when the right to receive payment is established.

Income Taxes
We recognize income taxes in accordance with Section 29 Income tax of UK GAAP.
Income tax expense (benefit) consists of the aggregate amount of current and deferred tax recognized in the reporting period. Current tax is recognized on taxable profits for the current and past periods. We provide for potential current tax liabilities that may arise on the basis of the amounts expected to be paid to the tax authorities, and use the tax rates and laws that have been enacted or substantively enacted at the reporting date.
Deferred tax is recognized in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognized to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using tax rates and laws that have been enacted or substantively enacted at the reporting date that are expected to apply the reversal of the timing difference.
Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under UK GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.
Quantitative and Qualitative Disclosures About Market Risk
Our primary exposure to market risk is related to our role as an investment adviser to our investment solutions and the sensitivity to movements in the market value of their investments, including the effect on management and advisory fees, performance fees and investment gains or losses. Uncertainty with respect to the economic effects of the
COVID-19
pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the
COVID-19
pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.
In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including market risk, interest rate risk, credit risk and foreign exchange rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit or financial market dislocations.
Market Risk
The market price of investments may significantly fluctuate during the period of investment, which leads to changes in management and advisory fees (since they are calculated as a percentage of AUM/AUA). Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.
Interest Rate Risk
Alvarium has interest-bearing assets and interest-bearing liabilities. Interest-bearing assets include cash and loan balances, all of which earn interest at fixed rates. Alvarium has a bank loan to fund expansion. Alvarium has a policy of agreeing medium to long-term revolving facilities with its bank in order to provide flexibility. The interest on this facility currently tracks the Sterling Overnight Index Average (“SONIA”), whereby the terms on debt drawn are 4.75% + SONIA. The directors have not hedged the risk but continue to monitor this risk.
In the event of an increase of 100 basis point in SONIA, there would be no impact to our interest expense; however, for each incremental increase of 100 basis points, we would expect the annual interest cost to increase by £102,500 at the current debt level of £10.25m.
Credit Risk
We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.
Foreign Currency Exchange Rate Risk
Although Alvarium receives a majority of its revenue in British pounds, which is its reporting currency, Alvarium is exposed to foreign currency exchange risk, primarily with respect to the U.S. dollar, Swiss franc and the Hong Kong dollar. Alvarium does not believe the impact of a 10% increase or decrease in the exchange rate for British pounds and any of such currencies would have a material impact on its revenue. Alvarium does not currently hedge its foreign exchange exposure.
Liquidity Risk
Alvarium actively maintains a capital structure that involves the use of various debt facilities. This capital structure is designed to ensure that Alvarium has sufficient available funds for operations and planned expansions. Additionally, Alvarium ensures that its leverage is appropriate such that it has sufficient capital to repay any outstanding amounts on credit instruments when they become due.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION
Board of Directors
The business and affairs of the Company will be managed by or under the direction of the Board. The Investor Rights Agreements provides for the director designation rights of a shareholder of Alvarium. See the section entitled “
Certain Relationships and Related Person Transactions—Cartesian Related Person Transactions — Investor Rights Agreement
” beginning on page 387 for more information.
The table below lists the persons expected to be nominated and elected to the Board following the completion of the Business Combination and each nominee’s age as of the date of the Special Meeting, and any other position that such nominee will hold with the Company.

Name	Position with The Company	Age as of Special Meeting
Ali Bouzarif	Director	48
Nancy Curtin	Director	64
Kevin T. Kabat	Director	64
Timothy Keaney	Director	60
Judy Lee	Director	54
Spiros Maliagros	Director	45
Hazel McNeilage	Director	64
Craig Smith	Director	58
Michael Tiedemann	Director	50
Tracey Brophy Warson	Director	59
Peter Yu	Director	60
The following is a brief biography of each director nominee of the Board that is known as of the date of this proxy statement/prospectus.
Ali Bouzarif.
Mr. Bouzarif has been a Member of the Supervisory Board and Partner of Alvarium since 2018. He also serves on the Finance and Compensation Committee of Alvarium. Mr. Bouzarif previously served as the Head of M&A at the Qatar Investment Authority (QIA) from 2007 to 2017. At the QIA, he was a member of the management investment committee and was instrumental in the completion of several notable transactions, such as the acquisition of the Harrods Department store and the merger of the Fairmont Raffles Hotels Group with AccorHotels, among others. During his tenure at QIA, Mr. Bouzarif served as a member of the board of directors and the remuneration committee of Heathrow Airport and American Express Global Business Travel business, a board member and member of the commitment committee of AccorHotels, and a member of the board of Canary Wharf Group. Mr. Bouzarif holds a Master’s degree in Business Engineering from Solvay Brussels School of Economics & Management and is a CFA
®
charterholder.
Nancy Curtin.
Ms. Curtin has been a Partner, Group Chief Investment Officer, Head of Investment Advisory and participant member of the Supervisory Board of Alvarium since 2020. Before joining Alvarium, Ms. Curtin was Chief Investment Officer and Head of Investments at Close Brothers Asset Management (CBAM), a UK investment and financial advice firm focused on private clients, high-net-worth, charities, and family office, from 2010 to 2019 and Managing Partner and Chief Investment Officer of Fortune Asset Management, the UK-based hedge fund and long-only institutional advisory business, from 2002 until its acquisition by CBAM in 2010. Her previous roles also include Managing Partner and Independent Investment Adviser of Internet Finance Partners, a specialist venture capital business of Schroders plc, Managing Director and Head of Global Investments-Mutual Funds for Schroders, and Head of Emerging Markets and part of the senior leadership team for Baring Asset Management. Ms. Curtin started her career in investment banking and M&A, followed by investment leadership in a large single family office, focused on private equity and real estate investments. She has been Chairperson of the Board of Digital Bridge Group, Inc, a leading global investment and operating firm with a focus on identifying and capitalizing on key secular trends in digital infrastructure, since 2021 and has been a member of the Board thereof since 2014. Ms. Curtin is a Summa Cum Laude graduate of Princeton University and has an MBA from Harvard Business School.
Kevin T. Kabat
.
Mr. Kabat began his career in the banking industry at Merchants National Bank as a consultant before working at Old Kent Financial Corporation where he served in a number of management and executive positions. Between 2001 and 2003 Mr. Kabat was the President of Fifth Third Bank (Western Michigan). In 2003, he assumed the role of Executive Vice President of Fifth Third Bancorp before ultimately becoming President in 2006, serving in that role until September 2012. In 2007, Mr. Kabat became the Chief Executive Officer of Fifth Third Bancorp before retiring from the company in 2016. While serving as Chief Executive Officer of Fifth Third Bancorp, Mr. Kabat also served on its board of directors, as chairman from 2008 to 2010, and as vice chairman from 2012 until his retirement. Mr. Kabat also served as a Director of E*TRADE Financial Corporation, a financial services company, from June 2016 until October 2020. Mr. Kabat has served on the board of directors of UNUM (NYSE: UNUM) since 2008, assuming his current role as chairman in 2017 after having previously served as its lead independent director since 2016. Since 2015, Mr. Kabat has also served as a director of NiSource Inc. (NYSE: NI), an energy holding company, and has served as chairman since 2019. Mr. Kabat earned a B.A. in behavioral and social sciences from Johns Hopkins University, and an M.A. in industrial and organizational psychology from Purdue University.
Timothy Keaney
.
Mr. Keaney worked for the Bank of New York Company in various executive roles from 2000 until 2006 including head of the asset servicing business, and as head of the Company’s presence in Europe, having management responsibilities for all business activity in that region. Upon the Bank of New York Company’s merger with the Mellon Financial Corporation in 2007 (forming the Bank of New York Mellon Corporation (NYSE: BK)), Mr. Keaney began serving as co-Chief
Executive Officer of the BNY Mellon’s asset servicing, and later serving individually as Chief Executive Officer of asset servicing from 2010 until 2012. Mr. Keaney served as Vice Chairman of BNY Mellon from October 2010 until September 2014, and as Chief Executive Officer of Investment Services from 2013 to 2014. Mr. Keaney has served on the Board of Directors of UNUM (NYSE: UNUM) since 2012, currently serving as a member of the Finance Committee and as Chairman of the Audit Committee. Since 2019, Mr. Keaney has also served as a Director for PolySign, Inc., a privately held fintech company. Mr. Keaney earned a B.S.B.A. from Babson College.
Judy Lee
. Ms. Lee began her career at the Bankers Trust Company in 1988, where she was a principal in the global risk management division and a member of the pioneering team that developed certain quantitative risk methodologies that are now the industry standard. From 1998 to 1999, she was a Partner at Capital Risk Market Advisors, a strategy and risk management consulting firm. Ms. Lee is currently the Managing Director of Dragonfly LLC, an international risk advisory firm based in New York, and the CEO of Dragonfly Capital Ventures LLC, which develops and invests in renewable energy in Southeast Asia. Ms. Lee has served on the Board of DBS Group Holdings (OCTM: DBSDY) as an independent non-executive director since 2021. She is also a member of DBS’s Audit Committee, Board Risk Management Committee, and Compensation and Management Development Committee. Since 2020, Ms. Lee has also served on the board of Commercial Bank of Ceylon (CSE: COMB.N0000). Additionally, she serves as an independent director of two private companies, DBS Bank Ltd., and Temasek Lifesciences Accelerator Pte. Ltd. Ms. Lee was a Senior Fellow at the Wharton School of Business at the University of Pennsylvania between 2013 and 2014, and an adjunct professor at Columbia University in 2018. Ms. Lee is also a current member of the Executive Board of the Stern School of Business at New York University. She earned a B.S. from the New York University Leonard N. Stern School of Business in finance and international business, and an M.B.A. from the Wharton School of Business.
Spiros Maliagros.
Mr. Maliagros is the President of TIG and has served in that capacity since 2007. He joined TIG Advisors in 2006 as general counsel assisting with SEC registration and overseeing all legal matters for the firm. In 2007, Mr. Maliagros was appointed president to support strategic initiatives for TIG Advisors. Most recently, Mr. Maliagros has led the effort to source, evaluate, and execute the growth equity investments made in managers globally. Prior to joining TIG Advisors, from 2001 to 2006, Mr. Maliagros worked for the law firm Seward & Kissel LLP, representing and advising clients in the formation and distribution of domestic and offshore hedge funds, master-feeder funds, and fund-of-funds pursuant to U.S. federal and state securities law. In 2014, Mr. Maliagros was named “Lawyer of the Year” by the Hellenic Lawyers Association. He currently serves as Chairman of the Greek Division Board of Directors for the New York Ronald McDonald House. Mr. Maliagros received a B.A. in government and economics from Dartmouth College and a J.D. from Fordham University.
Hazel McNeilage
. Ms. McNeilage began her career in 1978 at Provincial Life Assurance working in various actuarial roles before transitioning into management with the Liberty Life Association of Africa. Between 1987 and 2000, she served in various roles for Towers, Perrin, Forster & Crosby, including as Head of Investment Consulting for Australia & Asia Pacific. Between 2001 and 2009 she worked at Principal Global Investors in roles such as global head of sales, marketing and client service, head of Asia ex Japan , and head of international investments . During 2010 and 2011 Ms. McNeilage was head of investment management for Queensland Investment Corporation and between 2012 and 2015, she was a consultant to Northill Capital LLP and served as interim CEO for one of their affiliates. Most recently, she was Managing Director for Europe, Middle East and Africa at Northern Trust Asset Management from 2015 to 2018. Ms. McNeilage has served on the Board of Directors of Reinsurance Group of America (NYSE: RGA) as an independent non-executive director since 2018. She is Chair of RGA’s Compensation Committee, serves on their Nominating and Governance Committee, and their Cyber Security and Technology Board Sub-Group. Additionally, Ms. McNeilage serves on the Board of Scholarship America. She is a Fellow of both the Institute of Actuaries in the U.K. and the Institute of Actuaries of Australia, is a Board Leadership Fellow of the National Association of Corporate Directors, and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Melon University as well as a cybersecurity related certificate from Harvard University. Ms. McNeilage earned a B.S. from the University of Lancaster in economics, mathematics, and operations research.
Craig Smith.
Mr. Smith is a Founding Partner and the President of TWMH overseeing its strategic direction as well as Tiedemann Advisors’ advisor team and client experience. Mr. Smith began his TWMH career in 2000, serving as managing director, trust planning and administration, until his appointment as president in 2004. Previously, Mr. Smith was Vice President of J.P. Morgan & Co., Inc., leading the trust, estate and transfer tax planning services for New England private clients, among other roles. Prior to that, Mr. Smith practiced trust and estate law with the New York law firm, Patterson, Belknap, Webb & Tyler. He also serves on TWMH’s Board of Directors and is Chairman of both the Executive Committee, and the Diversity Equity and Inclusion Committee for Tiedemann Advisors. Mr. Smith earned a Juris Doctor degree from Harvard Law School and graduated magna cum laude with a Bachelor of Arts from New York University.
Michael Tiedemann.
Mr. Tiedemann is a Founding Partner and the Chief Executive Officer of TWMH as well as the Managing Member and Chief Executive Officer of TIG Advisors. Following the completion of the proposed business combination, Mr. Tiedemann will serve as Chief Executive Officer of Alvarium Tiedemann . Mr. Tiedemann began his career working for TIG as an emerging markets research analyst and continues to serve as Managing Member and Chief Executive Officer of TIG, in addition to his roles at TWMH. In 1994, he joined the equity research group at Banco Garantia, one of Brazil’s leading Investment Banks, and worked closely with Banco Garantia’s Hedge Fund-of-Funds Group. In 1998, when Credit Suisse acquired Banco Garantia, Mr. Tiedemann headed Credit Suisse’s sales trading efforts for Latin America until he left to start TWMH in 2000. He has been recognized by a number of foundations for his charitable contributions and serves as a board member for several philanthropic organizations. He is also a member of TWMH’s Board of Directors and Chairman of the Internal Investment Committee for Tiedemann Advisors, the registered investment advisor subsidiary of TWMH. Mr. Tiedemann received a Bachelor of Arts degree from Ohio Wesleyan University.
Tracey Brophy Warson
. Ms. Warson currently works as a strategic advisor for multiple start-up companies and has more than 30 years of experience in the financial services industry. She began her career at Wells Fargo (NYSE: WFC) in 1988 where she served in various executive roles, ultimately becoming Executive Vice President of Private Client Services, a role she served in until 2006. From 2006 until 2010, Ms. Warson worked as Managing Director and Head of the Western Division of US Trust, Bank of America Private Wealth

Management. In 2010, she became the Head of the Western Division of Citi Private Bank of Citigroup (NYSE: C) and served in that role until 2014. From 2014 until 2019, Ms. Warson served as Chief Executive Officer of Citi Private Bank (North America) where she led the Private Bank business across 25 offices throughout the U.S. and Canada, overseeing $230 billion in client business volume. Ms. Warson currently serves on the Board of InterPrivate II Acquisition Corp. (NYSE: IPVA), a special purpose acquisition company. In 2021, she also began serving on the Board for SilverSpike Capital, LLC, a privately held company that focuses on investment management primarily in the cannabis and alternative health and wellness industries. In 2019, she was named Chairwoman of Citi Private Bank before ultimately retiring in 2020. Additionally, from 2014-2018 Ms. Warson was also the
Co-Chair
of Citi Women, Citi’s global strategy to promote the advancement of women. In this role she led the firm’s progress in pay equity, representation, and in having Citi Sign the Women’s Empowerment Principles of the United Nations. Ms. Warson earned a Bachelor of Arts from the University of Minnesota in business administration and French.
Peter Yu.
Mr. Yu has served as Cartesian’s Chief Executive Officer since its inception and as chairman of the board since the completion of Cartesian’s IPO. He also is a Managing Partner of Cartesian Capital, a global private equity firm and registered investment adviser headquartered in New York City. At Cartesian Capital, Mr. Yu has led more than 20 investments in companies operating in more than 30 countries. Mr. Yu currently serves on the boards of directors of several companies, including Burger King China, Tim Hortons China, PolyNatura Corp., Cartesian Royalty Holdings Pte. Ltd., ASO 2020 Maritime, Flybondi Ltd., and Simba Sleep Ltd. Previously, Mr. Yu served on the boards of directors of Banco Daycoval S.A., GOL Linhas Aéreas Inteligentes S.A., and Westport Fuel Systems Inc. Prior to forming Cartesian Capital, Mr. Yu founded and served as the President and Chief Executive Officer of AIGCP, a leading international private equity firm with over $4.5 billion in committed capital. Prior to founding AIGCP, Mr. Yu served President Bill Clinton as Director of the National Economic Council. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a bachelor’s degree from Princeton University’s Woodrow Wilson School.
Executive Officers
The following persons are anticipated to be the executive officers of the Company following the consummation of the Business Combination:

Name	Position with the Company	Age as of Special Meeting
Michael Tiedemann	Chief Executive Officer and Director	50
Christine Zhao	Chief Financial Officer	49
Kevin Moran	Chief Operating Officer	44
Sophie Rowney	General Counsel	37
Alison Trauttmansdorff	Chief Human Resources Officer	51
Laurie Birrittella (Jelenek)	Chief People Officer	55
Jed Emerson	Chief Impact Officer	62
Biographical information for Michael Tiedemann is set forth above under “
— Board of Directors
.”
Christine
Zhao.
Ms. Zhao has served as Managing Director and Chief Financial Officer of Tiedemann Advisors since August 2021. Following the completion of the proposed business combination, Ms. Zhao will serve as Chief Financial Officer of AlTi. Since September 2020, Ms. Zhao has served as Director and Chief Financial Officer for Edoc Acquisition Corp. (Nasdaq: ADOC), a healthcare-focused special purpose acquisition company. Additionally, Ms. Zhao is Audit Committee Chair of D and Z Media Acquisition Corp. (NYSE: DNZ), a media and ed tech- focused special purpose acquisition company, a Board member of Jaguar Global Growth Corp I (Nasdaq: JGGC), a property tech focused special purpose acquisition company, and a Board member of Nasdaq-listed bio-pharmaceutical
company BeyondSpring Inc. (NASDAQ: BYSI), which develops innovative immuno-oncology cancer therapies. Previously, from November 2015 to December 2019, she served as Chief

Financial Officer for two large
PE-backed
growth-stage companies, including Best Inc., a
pre-IPO
logistics technology company in China with major investors including Alibaba, Softbank, Goldman, and IFC among other large PE funds, which later priced its initial public offering at a valuation of over $3 billion (NYSE: BEST). Prior to this, Ms. Zhao served as a Managing Director of Bank of America Merrill Lynch and an Executive Director of JPMorgan, where she held senior positions at headquarters and global corporate and investment banking units, across a broad spectrum of functional areas including Treasury, liquidity products, capital management, and risk management, and acted as regional CFO/COO in transaction banking and corporate banking units. She also worked at American Express in various capacities including corporate strategic planning and venture investing from March 2003 to March 2008. Early in her career, Ms. Zhao worked in investment banking at Goldman Sachs and in corporate finance/ corporate development at FedEx. She has worked in New York, London, Singapore, Hong Kong and China, and has managed teams across four continents. Ms. Zhao is a Board member of several non-profit
organizations, including Volunteers of America — Greater New York, founded in 1896 and one of America’s largest faith- based social service organizations with over $100mm budget, the Chinese Finance Association (TCFA) with over 7,000 members worldwide, and Asian Pacific American Advocates (OCA) Westchester & Hudson Valley Chapter. She’s also a founding Board member of the American Chinese Unite Care (ACUC), a charity coalition of 159 community organizations which raised $5.8mm funds and PPEs for the tri-state
area medical workers and first-responders in
Covid-19
relief between
March-May
2020. Ms. Zhao received an MBA from Harvard Business School, a master’s degree in Economics and Finance from University of Alabama and a bachelor’s degree in Economics with distinction from Fudan University in China.
Kevin Moran.
Mr. Moran
began his career with Tiedemann Advisors in 2008 as General Counsel and Chief Compliance Officer and has served as the Chief Operating Officer and General Counsel of TWMH, Tiedemann Advisors and Tiedemann Trust Company since September 2017. Following the completion of the proposed business combination, Mr. Moran will serve as Chief Operating Officer of AlTi. He is also a member of the Executive Committee and the Chairman of the New Business Acceptance Committee for Tiedemann Advisors. Mr. Moran manages Tiedemann Advisors’ Finance, Operations, Client Service, Technology, Legal, Compliance, Human Resources and Extended Family Office Services teams, and he oversees M&A activity for TWMH. Prior to joining Tiedemann Advisors, from October 2004 to April 2008, Mr. Moran was Associate General Counsel and Chief Compliance Officer of FRM Americas, LLC a subsidiary of Financial Risk Management. From September 2002 to October 2004, he was an associate in the Financial Service Group of the law firm Katten Muchin Zavis Rosenman. Mr. Moran earned a Juris Doctor degree from Boston University School of Law and received a Bachelor of Arts degree from Loyola University.
Sophie Rowney.
Ms. Rowney currently acts as the General Counsel of Alvarium, which she joined in 2012. Following the completion of the proposed business combination, Ms. Rowney will serve as General Counsel of AlTi. Ms Rowney has served as a member of the Alvarium Operating Board, its Divisional and
Co-Investment
Investment Committees and the Boards of a number of subsidiaries, JVs and affiliates. At Alvarium, Ms Rowney has had oversight of group legal operations and is responsible for governance oversight, the execution of group M&A transactions and joint ventures, oversight of the structuring and execution of co-investment
transactions in real estate and other alternative asset classes, managing a team of multi-disciplinary lawyers across the group and maintaining joint venture partner relationships. Ms Rowney also chairs Alvarium’s environmental, social and governance committee. Prior to joining Alvarium, Ms Rowney worked in a debt finance group of the London office of Slaughter and May. Ms. Rowney holds a bachelor’s degree in English Literature from the University of Bristol and studied Law at BPP Law School in London.
Alison Trauttmansdorff.
Ms. Trauttmansdorff currently acts as the Chief Human Resources Officer of Alvarium, which she joined in February 2022. Following the completion of the proposed business combination, Ms. Trauttmansdorff will serve as Chief Human Resources Officer of AlTi. Ms. Trauttmansdorff began her career in Human Resources with Goldman Sachs (NYSE: GS) in 1994, with whom she worked for 14 years in both Germany, where she helped grow the team to a significant office within the network, and in the UK in various HR roles including the Head of Graduate Recruitment for EMEA. She also served as a senior member of the human resources team for the Investment Banking Division as well as the Principal Investment Area. In 2008, Ms.

Trauttmansdorff moved to Rothschild & Co as the HR Director based in London, overseeing both the central UK based team and HR teams globally. She was responsible for global client coverage of the Global Advisory and Merchant Banking businesses. Alongside her business coverage, she had a special focus on DE&I, people focused ESG issues and Wellbeing for the firm. She is a Director of the City HR Board since 2020, the professional body for HR in organizations and sectors that support the City of London. She has served on the main Council and Remuneration Committee of Aston University (where she graduated with a degree in International Business and Modern Languages) and also sat on the International Advisory Board of its Business School.
Laurie Birrittella (Jelenek).
Ms. Birrittella is the Chief Administrative Officer of TIG and has served in that capacity since 2003. Following the completion of the proposed business combination, Ms. Birrittella will serve as Chief People Officer of AlTi. She joined TIG in 1991 and prior to becoming Chief Administrative Officer, she worked in various roles, including Office Manager, Investor Relations and Accounting. As Chief Administrative Officer, Ms. Birrittella is responsible for all administrative, human resources, business accounting and client services functions for TIG. Ms. Birrittella currently serves as Treasurer on the Board of Directors of Ferncliff Manor Inc., a
non-profit
organization supporting the mission of a unique residential school located in Yonkers, New York, founded in 1935 for children with developmental disabilities. She also serves on the Board of Directors of Bethany Arts Community Inc., a
non-profit
artist community located in Ossining, New York dedicated to creating space and environment for artists of all ages to create and collaborate and supporting the Arts. Ms. Birrittella attended Hope College in Holland, Michigan and has undertaken further studies at Pace University in New York, adding to her professional knowledge of accounting and business law.
Jed Emerson.
Mr. Emerson has served as a Managing Director and the Global Lead of Impact Investing of Tiedemann Advisors since June 2021. Following the completion of the proposed business combination, Mr. Emerson will serve as Chief Impact Officer of AlTi. Prior to his appointment in this role, he served on Tiedemann Advisors’ Impact Advisory Council from 2018 to 2021. Mr. Emerson oversees the strategy and implementation of Tiedemann Advisors Impact Investing practice and focuses on deepening the firm’s expertise and capabilities as well as helping identify effective impact solutions. Mr. Emerson has founded or co-founded
numerous national Impact Investing, venture philanthropy, community venture capital and social enterprises. He is Senior Fellow with ImpactAssets, a nonprofit financial services Firm. From 2011 to 2017, Mr. Emerson was also senior strategic advisor to five family offices with over $1.4 billion in total assets, each executing 100 percent impact/sustainable investment strategies with their total net worth. Mr. Emerson has authored numerous articles and papers on social entrepreneurship and investing, including “Impact Investing: Transforming How We Make Money While Making a Difference,” winner of the 2012 Nautilus Gold Book Award and the first book on Impact Investing. In 2018, he released his eighth book, titled “The Purpose of Capital.” Originator of the concept of Blended Value, Mr. Emerson has given presentations at The World Economic Forum, The Clinton Global Initiative, The Skoll World Forum and numerous other conferences and professional meetings around the world. He is a Senior Fellow with the Center for Social Investment at Heidelberg University (Germany) and has held faculty appointments with Oxford University, Harvard, Stanford and Kellogg business schools. Mr. Emerson received a Bachelor of Arts degree from Lewis and Clark College, a Master’s degree in Social Work from University of Denver and an Master’s degree in Business Administration from St. Mary’s College of California.
Independence of the Board of Directors
Our Board has determined that each of Ms. Lee, Mr. Kabat, Mr. Keaney, Ms. McNeilage, Ms. Warson and Mr. Yu are “independent directors” under the Nasdaq listing standards and applicable SEC rules. Our independent directors have scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors
It is anticipated that the Board will maintain an audit committee. The responsibilities of these committees of the Board and their anticipated composition upon the Business Combination is as follows.
Audit Committee
Upon consummation of the Business Combination, it is anticipated that the Board will maintain an audit committee. The audit committee’s duties, which will be specified in the Company’s audit committee charter, include, but are not limited to:

•
maintain open communications with the independent accountants, internal auditors or other personnel responsible for the internal audit function (if applicable), outside valuation experts, executive management, and the Board;

•
obtain and review a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function (if applicable), and the independent accountants to discuss matters warranting attention by the audit committee;

•	regularly report committee actions to the Board and make recommendations as the audit committee deems appropriate;

•	review updates from our firm-wide risk subcommittee, the chair of which will serve as a member of the audit committee;

•	review the financial results presented in all reports filed with the SEC;

•
review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on the Company’s financial statements or its internal controls and procedures;

•
discuss the Company’s disclosure, oversight of and conformity with the Company’s Code of Business Conduct and Code of Ethics, and matters that may have a material effect on the Company’s financial statements, operations, compliance policies, and programs;

•	review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and

•	take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.
The initial members of the audit committee will be             ,             and            , with            serving as the chair of the committee. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that all of the members of the audit committee will be independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq with respect to audit committee membership. We also believe that qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation
S-K.

Compensation Committee
Upon consummation of the Business Combination, it is anticipated that the Board will maintain a compensation committee. The compensation committee’s duties, which will be specified in the Company’s Compensation committee charter, include, but are not limited to:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Upon the completion of the Business Combination, our compensation committee will consist of            ,             and            , with            serving as chair. Our Board has affirmatively determined that            ,            and            each meet the definition of “independent director” for purposes of serving on the compensation committee under the Nasdaq rules.
Nominating and Corporate Governance Committee
Upon consummation of the Business Combination, it is anticipated that the Board will maintain a nominating and corporate governance committee. The nominating and corporate governance committee’s duties, which will be specified in the Company’s nominating and corporate governance committee charter, include, but are not limited to:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
Upon completion of the Business Combination, our nominating and corporate governance committee will consist of            ,            and            , with            serving as chair. Our Board has affirmatively determined that            ,             and             each meet the definition of “independent director” under the Nasdaq rules.
Code of Business Conduct and Ethics
Effective upon the consummation of the Business Combination, the Company will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the Closing on the Company’s website at            . The Company expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.
Limitation on Liability and Indemnification Matters
The Company’s certificate of incorporation that will become effective immediately following the consummation of the Business Combination contain provisions that limit the liability the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the Company has been rebutted; and

•
it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

EXECUTIVE COMPENSATION
Cartesian Executive and Director Compensation
The following disclosure concerns the compensation of Cartesian’s executive officers and directors for the fiscal year ended December 31, 2021 (
i.e.
,
pre-Business
Combination).
None of Cartesian’s executive officers or directors have received any cash compensation for services rendered to Cartesian. Since the consummation of Cartesian’s initial public offering and until the earlier of the consummation of the initial business combination and Cartesian’s liquidation, Cartesian will reimburse the Sponsor for office space and secretarial and administrative services provided to Cartesian, in an amount not to exceed $10,000 per month. In addition, Cartesian’s Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket
expenses incurred in connection with activities conducted on Cartesian’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Cartesian’s audit committee reviews all payments that Cartesian makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, Cartesian does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket
expenses incurred on behalf of Cartesian and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Cartesian to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.
Pre-Business
Combination Company Executive Officer and Director Compensation
Introduction
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our executive officers who will be named executive officers (“Named Executive Officers”) of the Company following the Business Combination, which consist of our Chief Executive Officer and our two other most highly compensated executive officers. For the fiscal year ended December 31, 2021, our Named Executive Officers are Michael Tiedemann, Laurie Birrittella (Jelenek) and Kevin Moran.
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our Named Executive officers in fiscal year 2021.

Name and Principal Position	Year	Salary($)		Bonus($)		All Other Compensation ($)		Total($)
Michael Tiedemann, Chief Executive Officer	2021	600,000	(1)	625,000	(2)	3,709,451	(3)	4,934,451
Laurie Birrittella (Jelenek ), Chief People Officer	2021	250,000	(4)	—		1,268,064	(5)	1,518,064
Kevin Moran, Chief Operating Officer	2021	280,000	(6)	600,000	(7)	318,204	(8)	1,198,204

(1)	Represents base salary paid in respect of TWMH ($350,000) and the TIG Entities ($250,000).
(2)	Represents cash bonuses earned during 2021 in respect of TWMH.
(3)
Represents (i) partnership earnings in respect of the TIG Entities ($3,366,067), (ii) equity compensation in respect of TWMH ($319,284) and (iii) profit share contributions in respect of TWMH ($11,600) and the TIG Entities ($12,500).

(4)	Represents base salary paid in respect of the TIG Entities.
(5)	Represents (i) partnership earnings in respect of the TIG Entities ($1,255,564) and (ii) profit share contributions in respect of the TIG Entities ($12,500).

(6)	Represents base salary paid in respect of TWMH.
(7)	Represents cash bonuses earned during 2021 in respect of TWMH.
(8)	Represents (i) equity compensation in respect of TWMH ($307,004) and (ii) profit share contributions in respect of TWMH ($11,200).
Post-Business Combination Employment Agreements
Concurrently with the execution of the Business Combination Agreement, Cartesian and Tiedemann entered into an executive employment and restrictive covenant agreement (which will be effective as of the Closing Date) pursuant to which Tiedemann agreed to serve in the capacity of Chief Executive Officer of Cartesian for an initial term of five years from the Closing Date. For his services, Tiedemann will be (a) paid a base salary of $575,000 per annum, (b) eligible to receive a bonus with respect to each fiscal year during the Employment Term (as defined in the Tiedemann Employment Agreement) under Cartesian’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, provided, however, that in no event shall the target bonus in any fiscal year (including any partial year in which the Tiedemann Employment Agreement is executed) be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology, and (c) entitled to an equity grant with respect to each fiscal year (including any partial year in which the Tiedemann Employment Agreement becomes effective) under Cartesian’s equity and/or equity-based compensation plan(s) adopted and maintained by Cartesian from time to time (if any) for the benefit of select employees of the Company Entities (as defined in the Tiedemann Employment Agreement) (which any Equity Awards (as defined in the Tiedemann Employment Agreement) granted to Tiedemann under the Executive Incentive Plan (as defined in the Tiedemann Employment Agreement), and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, provided, however, that in no event shall the terms and conditions thereof be any less favorable to Tiedemann than any other senior executive participating in an Executive Incentive Plan, and further provided that the value and vesting term for each Equity Award will not be less than the 50th percentile of incentive equity grants, determined based on the Benchmarking Methodology).). The Base Compensation (as defined in the Tiedemann Employment Agreement) will be subject to annual review for increase, but not decrease, by the Board; provided, however, that such review may be delegated to the Compensation Committee of the Board. The “Benchmarking Methodology” is defined as: the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies to be agreed upon in advance in writing by Cartesian and Tiedemann, with such benchmarking study prepared by an independent third-party consulting firm that is agreed upon by Cartesian and Tiedemann and engaged at Cartesian’s expense. Tiedemann’s employment and employment term will terminate upon the earliest to occur of the following: (a) the date of Tiedemann’s death; (b) a termination of Tiedemann’s employment by Cartesian due to Tiedemann’s Disability (as defined in the Tiedemann Employment Agreement); (c) Tiedemann’s resignation without Good Reason; (d) a termination of Tiedemann’s employment by Cartesian for Cause; (e) a termination of Tiedemann’s employment by Cartesian without Cause; (f) the resignation of Tiedemann for Good Reason; or (g) the conclusion of the employment term in the event of non-renewal.
Notwithstanding the foregoing, prior to the third (3rd) anniversary of the Closing Date, Cartesian will not be entitled to terminate Tiedemann’s employment without Cause unless the determination to do so is made by a unanimous vote of the Board (after Tiedemann has been given the opportunity to make a presentation to the Board in opposition to such determination, if he so desires), excluding Tiedemann and any members who affirmatively indicate, in writing, that they are abstaining or recusing themselves from voting and provided that following any such abstentions or recusals, a quorum exists as under the applicable corporate documents. None of Cartesian, Tiedemann, or any Board member will take any undue action (including but not limited to the use of financial incentives or disincentives) to encourage or induce any Board member to vote, abstain, or recuse themselves from voting on an Early TWOC. (x) “Good Reason” is defined as: the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s Base Compensation; (b) a material diminution in Executive’s duties, authority or responsibilities, or a change in Executive’s title or reporting line; (c) a relocation of more than 30 miles from Executive’s primary place of employment in New York, NY; or (d) the material breach of the Business Combination Agreement by the Company and (y) “Cause”

is defined as: (a) a conviction of Tiedemann to a felony or other crime involving moral turpitude, (b) gross negligence or willful misconduct by Tiedemann resulting in material economic harm to the Company and/or the Company Entities, taken as a whole; (c) a willful and continued failure by Tiedemann to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s Bylaws, Certificate of Incorporation or other governing documents; (d) Executive engaging in (A) fraud, (B) embezzlement, (C) theft or (D) knowing and material dishonesty resulting in material economic harm to the Company or any of the Company Entities. For the avoidance of doubt, subpart (C) of the preceding sentence is not intended to include any de minimis, incidental conduct by Executive (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company; (e) a willful or material violation by Tiedemann of a material policy or procedure of the Company or any of the Company Entities; or (f) a willful material breach by Tiedemann of the Business Combination Agreement.
If Tiedemann’s employment ends for any reason, Tiedemann will be entitled to the following: (a) any earned but unpaid Base Compensation through the Termination Date; (b) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (c) any accrued but unused PTO (as defined in the Tiedemann Employment Agreement) in accordance with Cartesian policy; and (d) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Tiedemann may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program, including, without limitation, any earned yet unpaid bonuses or other incentive compensation relating to completed fiscal years prior to the Termination Date (collectively, the “Accrued Amounts”).
If Tiedemann’s employment is terminated by Cartesian without Cause or by Tiedemann with Good Reason, in addition to the Accrued Amounts, Tiedemann will be entitled to the following continued compensation (the “Continued Compensation”): (a) continuation of Tiedemann’s then Base Compensation for the longer period of (i) the remaining duration of the Initial Term as of the Termination Date or (ii) twelve (12) months (such longer period, the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (b) for each fiscal year (including any partial fiscal years) during the Severance Period, an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over the Severance Period; (c) immediate vesting of all Equity Awards previously granted to Tiedemann; and (d) continuation of the health benefits provided to Tiedemann and his covered dependents, pursuant to COBRA, at Cartesian’s sole cost, for a period of eighteen (18) months.
If Tiedemann’s employment terminates as a result of Tiedemann’s death or Disability, in addition to the Accrued Amounts, Tiedemann will be entitled to a (a) continuation of Tiedemann’s then Base Compensation for twelve (12) months, payable as and when those amounts would have been payable had the Employment Term not ended; (b) an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over twelve (12) months; and (c) continuation of the health benefits provided to Tiedemann and his covered dependents, pursuant to COBRA, at Cartesian’s sole cost, for a period of twelve (12) months.
If Tiedemann’s employment terminates as a result of a
non-renewal,
Tiedemann will only be entitled to payment of the Accrued Amounts. Additionally, if Tiedemann’s employment terminates as a result of non-renewal
by either party, Tiedemann’s post-employment
non-competition
and
non-solicitation
obligations will be immediately null and void.
The Continued Compensation will only be payable if Tiedemann complies with all terms and conditions of the Tiedemann Employment Agreement and Tiedemann (or his estate) executes and delivers to Cartesian a customary general release of claims in the form attached to the Tiedemann Employment Agreement.
If any dispute arises concerning the Tiedemann Employment Agreement or Tiedemann’s employment or his termination, the parties will submit the dispute to arbitration at JAMS in New York, NY.

The Tiedemann Employment Agreement also includes certain restrictive covenants for Tiedemann, including a customary (a) 12 month non-compete
(provided that if Tiedemann’s employment is terminated (i) without Cause prior to the third anniversary of the Closing Date, the non-compete
will end 6 months following the Termination Date or (ii) as a result of non-renewal
of the Agreement, there will be no
non-compete)
(the “Restricted Period”), (b)
non-interference
and
non-solicitation
of Cartesian’s employees and clients (and prospective clients) during Tiedemann’s employment and the Restricted Period, and confidentiality, company work product and intellectual property, cooperation and non-disparagement
provisions. In addition, Tiedemann has agreed that Cartesian currently owns the rights to, uses, and may at its option continue to use, “Tiedemann” as a trade name and/or as trademark or service mark (or portion thereof) (the “Tiedemann Marks”) and Tiedemann has agreed not to challenge the validity or enforceability of the Tiedemann Marks and, until such time as Cartesian (or, if the Tiedemann Marks are assigned along with substantially all the assets of Cartesian’s business, Cartesian’s successors or assigns) ceases to use the Tiedemann Marks, will not market, promote, distribute, or sell (or authorize others to market, promote, distribute or sell) to any third party, any private wealth or asset management services under the “Tiedemann” name or utilizing trademarks that are the same or similar to the Tiedemann Marks. Subject to the foregoing, nothing contained in the Tiedemann Employment Agreement will prohibit, limit or otherwise impair Tiedemann in using the “Tiedemann” name with respect to any activities following Tiedemann’s employment with Cartesian.
Post-Business Combination Company Independent-Director Compensation
The Board expects to adopt a compensation program for our
non-employee
directors, which will become effective as of the Closing. Pursuant to this program, each member of the Board who is not a Company employee would receive the following compensation for his or her service as a member of the Board:

•	An annual cash retainer of $ per year for service as a member of the Board; and

•	An annual equity grant equal to $ .
The chairperson of the Board will receive an additional cash retainer of $            per year and an additional equity grant equal to $            . The chairperson of the audit committee will receive an additional cash retainer of $            per year. The chairperson of the compensation committee will receive an additional cash retainer of $            per year. The chairperson of the nominating and corporate governance committee’s will receive an additional cash retainer of $            per year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Cartesian Related Person Transactions
Founder Shares
On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 23, 2021, Cartesian effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 shares of Cartesian’s Class B ordinary shares, including up to 1,125,000 Founder Shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ election to fully exercise their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
The initial shareholders, including the Sponsor, have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading day
period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, capital share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,900,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in Cartesian’s Trust Account.
The Private Placement Warrants are identical to the warrants sold in the IPO except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by Cartesian, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Cartesian and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
The initial shareholders, officers, directors and independent directors have agreed to waive their Redemption Rights with respect to any Public Shares they may acquire during or after the IPO, in connection with the completion of the Business Combination. If Cartesian does not complete the Business Combination within the applicable time period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares.
Administrative Services
Cartesian agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Cartesian’s management team. Upon completion of the Business Combination or Cartesian’s liquidation, Cartesian will cease paying these monthly fees.
Related Party Loans
On December 31, 2020, the Sponsor agreed to loan Cartesian up to $250,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing,
unsecured and are due at the earlier of June 30, 2021

or the closing of the IPO. As of February 26, 2021, Cartesian had borrowings of $144,890 under the promissory note, and on February 26, 2021, repaid the $144,890 from the proceeds of the IPO. As of December 31, 2021, Cartesian had no outstanding borrowings under the promissory note.
In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Cartesian’s officers and directors may, but are not obligated to, loan Cartesian funds as may be required. If Cartesian completes the Business Combination, Cartesian will repay the Working Capital Loans. In the event that the Business Combination does not close, Cartesian may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placements Warrants. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Investor Rights Agreements
At the Closing, the Company will enter into an investor rights agreement with a shareholder of Alvarium pursuant to which, among other things, the shareholder will have the right to designate one nominee to the Board, and any committee of the Board will include the Shareholder Designee as a member or, if the Shareholder Designee does not meet applicable independence requirements to serve on any audit, compensation or nominating committee of the Company, the Shareholder Designee will have the right to participate in such committee meetings as an observer. In addition, at the Closing, the Company will enter into separate investor rights agreements with certain Voting Parties (as defined therein and which will include Sponsor and Michael Tiedemann) pursuant to which, among other things, the Voting Party will agree to vote in favor of the election or re-election
of the Shareholder Designee as director of the Company.
Umbrella LLC Agreement
Following the effective time of the Umbrella Merger, Umbrella Merger Surviving Company will adopt the Umbrella LLC Agreement in the form attached as an exhibit to the Business Combination Agreement. Cartesian will be the sole manager of the Umbrella Merger Surviving Company. Certain of our director and officer nominees will be members of the Umbrella Merger Surviving Company.
Provisions in the Umbrella LLC Agreement are intended to ensure that the total number of Umbrella Merger Surviving Company’s Class A Common Units outstanding is always equal to the total number of outstanding shares of Class A Common Stock. The shares of Class B Common Stock (which is solely voting stock with no economic rights) will be “paired” to the Umbrella Merger Surviving Company Class B Common Units (which are economic units pursuant to which the holders of Class B Common Units effectively receive the economics they would have received had they instead held Class A Common Stock), with the holders of Umbrella Merger Surviving Company Class B Common Units holding one share of Class B Common Stock for each Class B Common Unit held.
The Umbrella LLC Agreement provides that transfers of the Class B Common Units may not be made without the Manager’s consent except in the case of certain permitted transfers. The Umbrella LLC Agreement also provides for terms and conditions upon which holders of Umbrella Common Units can exchange one Umbrella Class B common unit and one share of Class B Common Stock for, at the Company’s option, either a number of shares of Class A Common Stock equal to the Exchange Rate or (ii) cash in an amount based upon the sale price of Class A Common Stock in a private sale or the price to the public.
Tax Receivable Agreement
At the Closing, the Company will enter into the Tax Receivable Agreement with the TWMH Members, the TIG GP Members, the TIG MGMT Members (including certain of our director and officer nominees) and their advisory firm. The Tax Receivable Agreement will generally provide for certain payments and make certain arrangements with respect to certain tax benefits to be derived by the Company and its subsidiaries as the result of the Business Combination and future exchanges by such TWMH Members, TIG GP Members and TIG MGMT Members of their Paired Interests for Class A Common Stock in accordance with the Umbrella LLC Agreement and the making of payments under the Tax Receivable Agreement.
Pursuant to the terms of the Tax Receivable Agreement, the Company generally will pay an amount equal to 85% of the net tax benefit that it receives from such exchanges to the TWMH Members, the TIG GP Members and the TIG MGMT Members. The costs and expenses of administering the Tax Receivable Agreement will be borne 15% by the Company and 85% by the TWMH Members, the TIG GP Members and the TIG MGMT Members, or in certain instances, all or a portion of such 85% amount may be borne by Umbrella.
Target Company Related Party Transactions
For a description of certain other related party transactions involving the Target Companies, see “—
 Umbrella LLC Agreement
,” and “—
Tax Receivable Agreement
” above.
Alvarium Exchange Agreement
Concurrently with the execution of the Business Combination Agreement, Cartesian, Alvarium and the Alvarium Shareholders entered into the Alvarium Exchange Agreement pursuant to which, at the Closing, the Alvarium Shareholders will exchange their ordinary shares of Alvarium Topco and Class A Shares of Alvarium Topco for that number and type of Class A Common Stock as is equal to each Alvarium Shareholders’ portion of the Alvarium Shareholders Share Consideration as determined in accordance with the Business Combination Agreement.
Related Person Transaction Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $             ,000, and in which any related person had, has or will have a direct or indirect material interest.
A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,
father-in-law,
daughter-in-law,
brother-in-law
or
sister-in-law
of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. For example, the Company will have a Code of Business Conduct and Ethics that generally prohibits officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or if for an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee will be required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).
Tax Receivable Agreement
Umbrella has made or will make an election under Section 754 of the Code for the taxable year in which the Business Combination occurs, and such election will remain in effect for any future taxable year in which a Unit Exchange occurs. Such election is expected to result in increases to our allocable share of the tax basis of the assets of Umbrella at the time of the Business Combination transactions and any future Unit Exchange. Such increases in our allocable share of Umbrella’s tax basis in its assets, may reduce the amount of tax that we would otherwise be required to pay in the future. Such increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
Concurrently with the Business Combination, we expect to enter into the Tax Receivable Agreement with certain holders of Umbrella common units (the “TRA Recipients”) that provides for the payment by the Company to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, and local and foreign income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis and certain other tax benefits related to our entering into the Tax Receivable Agreement. This payment obligation is the obligation of the Company and not the obligation of Umbrella. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes. For purposes of the Tax Receivable Agreement, the cash tax savings will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the Unit Exchanges and had we not entered into the Tax Receivable Agreement
(calculated by making certain assumptions)
.
The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement for an amount based on the present value of the agreed payments remaining to be made under the Tax Receivable Agreement (as described in more detail below), there is a change of control (as described in more detail below) or we breach any of our material obligations under the Tax Receivable Agreement, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, as the calculation depends on a variety of factors. The actual increase in tax basis of the assets of Umbrella, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•
the timing of Unit Exchanges and the price of our Class A Common Stock at the time of such Unit Exchanges — the increase in any tax deductions, as well as the tax basis increase in other assets or other tax attributes, is proportional to the price of our Class A Common Stock at the time of the Unit Exchange;

•
the extent to which such Unit Exchanges are taxable — if an exchange is not taxable for any reason, an increase in the tax basis of the assets of Umbrella (and thus increased deductions) may not be available as a result of such Unit Exchange; and

•	the amount and timing of our income — we will be required to pay 85% of the cash tax savings, if any, as and when realized.

If we do not have taxable income (determined without regard to the tax basis increase resulting from a Unit Exchange), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.
Future payments under the Tax Receivable Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and the corresponding payments under the Tax Receivable Agreement. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual cash tax savings we realize and/or distributions to us by Umbrella are not sufficient to permit us to make payments under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon the TRA Recipients’ continued ownership of us or Umbrella.
In addition, the Tax Receivable Agreement provides that upon a change of control, our obligations under the Tax Receivable Agreement would be accelerated as if we had exercised our early termination right based on certain assumptions, (as described below) including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement.
Furthermore, we may elect to terminate the Tax Receivable Agreement early by making an immediate payment equal to the present value of the anticipated future payments under the Tax Receivable Agreement. In determining such anticipated future payments, the Tax Receivable Agreement includes several assumptions, including (1) that any Umbrella common units that have not been redeemed are deemed redeemed for the market value of our Class A Common Stock and the amount of cash that would have been transferred if the redemption had occurred at the time of termination, (2) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the Tax Receivable Agreement, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (4) certain non-amortizable,
non-deductible
assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings is discounted at a rate equal to SOFR plus 100 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments that are received by the TRA Recipients under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of Umbrella that would otherwise be subject to the Tax Receivable Agreement, we will not be reimbursed for any payments previously made under the Tax Receivable Agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of our cash tax savings.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of Cartesian’s ordinary shares as of May 13, 2022 and (ii) expected beneficial ownership of the Company’s Common Stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that all public shares are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of Class A Common Stock or Class B Common Stock;

•	each of Cartesian’s current executive officers and directors;

•	each person who will become an executive officer or director of the Company post-Business Combination; and

•	all executive officers and directors of Cartesian as a group pre-Business Combination and all executive officers and directors of the Company post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Cartesian’s ordinary shares
pre-Business
Combination is based on 43,125,000 ordinary shares (including 34,500,000 public shares and 8,625,000 founder shares) issued and outstanding as of May 13, 2022.
The expected beneficial ownership of shares of the Company’s Common Stock post-Business Combination, assuming none of the Public Shares are redeemed, has been determined based upon the following: (i) that no Public Shareholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of Cartesian
(pre-Business
Combination) or the Company’s Common Stock (post-Business Combination), (iii) that 16,936,735 shares of Class A Common Stock are issued to the PIPE Investors, (iv) that 29,514,506 shares of Class A Common Stock are issued to the Alvarium Shareholders, (v) that 54,368,988 shares of Class B Common Stock are issued to the equityholders of TWMH and the TIG Entities, (vi) the Sponsor will forfeit an aggregate of 1,282,500 Founder Shares in connection with the Business Combination and (vii) there will be an aggregate of 88,293,740 shares of Class A Common Stock and 54,368,988 shares of Class B Common Stock issued and outstanding at Closing.
The expected beneficial ownership of shares of the Company’s Common Stock post-Business Combination, assuming the maximum number of public shares have been redeemed, has been determined based on the following: (i) that holders of 34,500,000 Public Shares exercise their redemption rights (maximum redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases ordinary shares of Cartesian
(pre-Business
Combination) or the Company’s Common Stock (post-Business Combination), (iii) that 16,936,735 shares of Class A Common Stock are issued to the PIPE Investors, (iv) that 30,090,174 shares of Class A Common Stock are issued to the Alvarium Shareholders, (v) that 55,654,081 shares of Class B Common Stock are issued to the equityholders of TWMH and the TIG Entities, (vi) the Sponsor will forfeit an aggregate of 3,143,261 Founder Shares in connection with the Business Combination and (vii) there will be an aggregate of 52,508,647 shares of Class A Common Stock and 55,654,081 shares of Class B Common Stock issued and outstanding at Closing.
The beneficial ownership information below excludes the shares issuable upon exercise of the Public Warrants and the Private Placement Warrants and options under the Option Agreements, shares of Class A Common Stock expected to be issued or reserved under the Equity Incentive Plan or the Employee Stock Option Plan, and shares of Class A Common Stock and Class B Common Stock issued as part of the Aggregate
Earn-Out
Consideration.

			Shares of Company Common Stock Post-Business Combination
			Assuming No Redemption					Assuming Maximum Redemption
Name of Beneficial Owner (1)	Class A Common Stock Beneficially Owned (Pre-Business Combination)		Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power
	Shares (2)	Percent	Shares	Percent	Shares	Percent		Shares	Percent	Shares	Percent
CGC Sponsor LLC (3)	8,550,000	19.8%	7,267,500	8.2%	—	—	5.1%	5,406,739	10.3%	—	—	5.0%
Peter Yu (3)	8,550,000	19.8%	7,267,500	8.2%	—	—	5.1%	5,406,739	10.3%	—	—	5.0%
Gregory Armstrong	—	—	—	—	—	—	—	—	—	—	—	—
Elias Diaz Sese	25,000	*(less than 1% )	25,000	*	—	—	*	25,000	*	—	—	*
Bertrand Grabowski	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Daniel Karp	25,000	*	25,000	*	—	—	*	25,000	*	—	—	*
Directors and Executive Officers of Cartesian as a Group (5 Individuals)	8,625,000	20.0%	7,342,500	8.3%	—	—	5.1%	5,481,739	10.4%	—	—	5.1%
Directors and Executive Officers of the Company After Consummation of the Business Combination (4)
Michael Tiedemann (5)	—	—	—	—	9,662,612	17.8%	6.8%	—	—	9,888,042	17.8%	9.1%
Christine Zhao	—	—	—	—	—	—	—	—	—	—	—	—
Kevin Moran	—	—	—	—	824,556	1.5%	0.6%	—	—	842,481	1.5%	0.8%
Sophie Rowney	—	—	30,653	*	—	—	*	31,251	*	—	—	*
Laurie Birrittella (Jelenek) (6)	—	—	—	—	1,430,296	2.6%	1.0%	—	—	1,467,224	2.6%	1.4%
Jed Emerson	—	—	—	—	—	—	—	—	—	—	—	—
Craig Smith	—	—	—	—	2,093,359	3.9%	1.5%	—	—	2,138,841	3.8%	2.0%
Spiros Maliagros (7)	—	—	—	—	3,696,849	6.8%	2.6%	—	—	3,792,296	6.8%	3.5%
Peter Yu	8,550,000	19.8%	7,267,500	8.2%	—	—	5.1%	5,406,739	10.3%	—	—	5.0%
Nancy Curtin	—	—	—	—	—	—	—	—	—	—	—	—
Ali Bouzarif	—	—	697,046	*	—	—	* %	710,642	1.4%	—	—	*
Kevin T. Kabat	—	—	—	—	—	—	—	—	—	—	—	—
Timothy Keaney	—	—	—	—	—	—	—	—	—	—	—	—
Tracey Brophy Warson	—	—	—	—	—	—	—	—	—	—	—	—
Hazel McNeilage	—	—	—	—	—	—	—	—	—	—	—	—
Judy Lee	—	—	—	—	—	—	—	—	—	—	—	—

			Shares of Company Common Stock Post-Business Combination
			Assuming No Redemption					Assuming Maximum Redemption
Name of Beneficial Owner (1)	Class A Common Stock Beneficially Owned (Pre-Business Combination)		Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Combined Total Voting Power
	Shares (2)	Percent	Shares	Percent	Shares	Percent		Shares	Percent	Shares	Percent
All Directors and Executive Officers of the Company as a Group (16 Individuals)	8,550,000	19.8%	7,995,199	9.0%	17,707,682	32.6%	18.1%	6,148,632	11.2%	18,128,889	32.6%	22.4%
Five Percent Holders:
IlWaddi Cayman Holdings (8)	—	—	17,038,409	19.3%	—	—	11.9%	17,269,272	32.9%	—	—	16.0%
Global Goldfield Limited (9)	—	—	10,551,230	12.0%	—	—	7.4%	10,757,027	20.5%	—	—	9.9%
Drew Figdor	—	—	—	—	8,359,093	15.4%	5.9%	—	—	8,574,872	15.4%	7.9%
Citadel Advisors LLC and affiliates (10)	1,725,000	4.0%	1,725,000	2.0%	—	—	1.2%	1,725,000	3.3%	—	—	1.7%
Kenneth Griffin (11)	1,730,106	4.0%	1,730,106	2.0%	—	—	1.3%	1,730,106	3.4%	—	—	1.7%

(1)	Unless otherwise noted, the business address of each of the entities or individuals is 505 Fifth Avenue, 15 th Floor, New York, NY 10017.
(2)
Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof as described in the section entitled “Description of Securities,” and will automatically convert into Class A Common Shares upon the consummation of the Domestication.

(3)
Represents securities held by the Sponsor. Pangaea
Three-B,
LP is the sole member of the Sponsor, and is controlled by Peter Yu, Cartesian’s Chairman and Chief Executive Officer. Consequently, each of Pangaea
Three-B,
LP and Mr. Yu may be deemed to share voting and dispositive control over the securities held by our sponsor, and thus to share beneficial ownership of such securities. Mr. Yu disclaims beneficial ownership of the securities held by our sponsor, except to the extent of his pecuniary interest therein

(4)	Unless otherwise noted, the business address of each of the entities or individuals is 520 Madison Avenue, 26th Floor New York, NY 10022.
(5)
Represents an aggregate of 9,662,612 shares of Class B Common Stock following the consummation of the business combination, consisting of (i) an aggregate of 4,918,860 shares of Class B Common Stock held by Mr. Tiedemann, (ii) 2,437,452 shares of Class B Common Stock held by the Michael Glenn Tiedemann 2012 Delaware Trust (“MGT 2012 DE Trust”) over which shares Mr. Tiedemann has investment discretion, (iii) 653,536 shares of Class B Common Stock held by the CHT Family Trust Article 3 rd
fbo Michael G. Tiedemann (“CHT Fam Tst Ar 3
rd
fbo MGT”) over which shares Mr. Tiedemann has investment discretion and (iv) 1,652,764 shares of Class B Common Stock held by Chauncey Close, LLC, over which shares Mr. Tiedemann may be deemed to have beneficial ownership by virtue of being the managing member of Chauncey Close, LLC. Mr. Tiedemann disclaims beneficial ownership of the shares of Class B Common Stock held by the MGT 2012 DE Trust, the CHT Fam Tst Ar 3 rd
 fbo MGT and Chauncey Close, LLC, except to the extent of any pecuniary interest he may have therein.

(6)	Does not include 198,332 shares of Class B Common Stock held by Chauncey Close, LLC, in which Ms. Birrittella (Jelenek) has a pecuniary interest.

(7)	Does not include 429,719 shares of Class B Common Stock held by Chauncey Close, LLC, in which Mr. Maliagros has a pecuniary interest.
(8)
Consists of shares held directly by ilWaddi Cayman Holdings (“ilWaddi”). H.E. Sheikh Jassim Abdulaziz J.H.
Al-Thani
is the sole owner of ilWaddi. Accordingly,
Mr. Al-Thani
may be deemed to have beneficial ownership of the shares held directly by ilWaddi.

(9)
Consists of shares held directly by Global Goldfield Limited (“GGL”). The sole owner of GGL is Jaywell Limited (“Jaywell”). The sole owner of Jaywell is Avanda Investments Limited (“Avanda”). The sole owner of Avanda is Peterson Alpha (PTC) Limited (“Peterson”). The sole owner of Peterson is Sai Hong Yeung. Accordingly, each of Jaywell, Avanda, Peterson and Mr. Yeung may be deemed to have beneficial ownership of the shares held directly by GGL.

(10)
Based solely on the Schedule 13G jointly filed with the SEC on May 18, 2021 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH, CGP, Citadel Securities, CALC4 and CSGP, the “Citadel Persons”) with respect to the Class A ordinary shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member
manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP.

DESCRIPTION OF SECURITIES
The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the Business Combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, the Company’s Proposed Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect prior to the effective time of the Business Combination and a form of which is included as Annex B-1 to this proxy statement/prospectus and is incorporated herein by reference, in its entirety.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 150,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share. Cartesian’s outstanding ordinary shares are, and the shares of the Company’s Common Stock issued in the Business Combination and the Private Placements will be, duly authorized, validly issued, fully paid and non-assessable.
As of the record date for the special meeting, there were 43,125,000 ordinary shares issued and outstanding.
Voting Power
Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the Company’s Common Stock will possess all voting power for the election of the Company’s directors and all other matters submitted to a vote of stockholders of the Company. Holders of the Company’s Common Stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of the Company’s Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of the Company’s preferred stock if the holders of such affected series of the Company’s preferred stock are entitled to vote on such amendment pursuant to the Proposed Charter (including any preferred stock designation) or pursuant to the DGCL.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock of the Company, holders of the Company’s Class A Common Stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock. Holders of the Company’s Class B Common Stock shall be deemed to be a non-economic
interest, and such holders shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.
Liquidation, Dissolution and Winding Up
Upon the Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the remaining assets of the Company of whatever kind available for distribution will be distributed to the holders of Class A Common Stock ratably in proportion to the number of shares of Class A Common Stock of the Company held by them and to the holders of any outstanding series of preferred stock of the Company entitled thereto. Holders of Class B Common Stock shall not be entitled to receive any assets or funds of the Company available for distribution to stockholders of the Company. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of the assets of the Company or a merger involving the Company and one or more other entities (whether or not the Company is the entity surviving such merger) will not be deemed to be a dissolution, liquidation or winding up of the affairs of the Company, except to the extent expressly provided for in any applicable preferred stock designation.

Preemptive or Other Rights
Subject to the preferential rights of any other class or series of stock, all shares of Class A Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Subject to the preferential rights of any other class or series of stock, all shares of Class B Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of the Company’s securities. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock that the Board may authorize and issue in the future.
Election of Directors
Each director will generally serve for a term of one year expiring at the annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of preferred stock. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.
Cartesian has no preferred stock outstanding at the date hereof, and the Company will have no preferred stock outstanding immediately after the Closing.
Warrants
Following the consummation of the Domestication and the Business Combination, each Public Warrant and each Private Placement Warrant will entitle the holder to the right to purchase one share of Class A Common Stock of the Company at a price of $11.50 per share, subject to the same terms as the Public Warrants and the Private Placement Warrants prior to the consummation of the Domestication and the Business Combination. See “—
Capital Structure Prior to the Business Combination
—
Warrants
” below.
Dividends
Cartesian has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Listing of Securities
Cartesian’s Class A ordinary shares and warrants are currently listed on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively. Certain of Cartesian’s Class A ordinary shares and warrants currently trade as units consisting of one Class A ordinary share
and one-third of
one redeemable warrant, and are listed on Nasdaq under the symbol “GLBLU.” Cartesian intends to apply to continue the listing of the Company’s Common Stock and warrants on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively, upon the Closing.
Transfer Agent and Registrar
The transfer agent and registrar for Cartesian’s ordinary shares is, and for the Company’s Common Stock is expected to be, Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law
Authorized but Unissued Shares
The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Proposed Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Proposed Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock to the extent expressly provided in the applicable preferred stock designation. Further, the Proposed Charter provides that, subject to any special rights of the holders of preferred stock of the Company, only the Board acting pursuant to a resolution approved by the majority of the directors then in office may call special meetings of stockholders, thus prohibiting a holder of the Company’s Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Proposed Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year
anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice will mean not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to the special meeting or the 10th day following the day on which public disclosure of the date of the special meeting is first made by the Company. In the event that no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on 120 th
day prior to such annual meeting and not later than the close of business on the later of the 90 th
day prior to such annual meeting or, if later, the 10
th
day following the day on which public disclosure of the date of such annual meeting was first made by the Company. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90 th
day prior to such annual meeting or, if later, the 10
th
day following the day on which public disclosure of the date of such annual meeting was first made by the Company. The Proposed Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors.

Amendment of Charter or Bylaws
Upon consummation of the Business Combination, the Proposed Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least 66
2
/
3
% of the voting power of all of the shares of the capital stock of the Company entitled to vote in the election of directors, voting as one class; provided, that if the Board recommends that stockholders approve any such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66
2
/
3
% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Charter.
Board Vacancies
Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.
Exclusive Forum Selection
The Proposed Charter provides that unless the Company consents in writing to the selection of an alternative forum, Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware. In addition, the Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Proposed Charter.
Although Cartesian believes these provisions benefit the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although the Company’s stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
The Company will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An

“interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66
2
/
3
% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter provides that the Company’s directors and officers will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Charter provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.
The Proposed Charter also permits the Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Cartesian believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Capital Structure Prior to the Business Combination
The following is a summary of Cartesian’s authorized share capital prior to the Business Combination. On the effective date of the Business Combination, the currently issued and outstanding Class B ordinary shares will convert into 8,625,000 Class A ordinary shares, subject to adjustment, in accordance with the terms of the Existing Articles. In addition, each of Cartesian’s outstanding warrants will entitle the holder thereof to purchase one Class A ordinary share in accordance with its terms.
Units
Each unit had an offering price of $10.00 and consists of one Class A ordinary share and one-third of
one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. For example, if a warrant holder holds one-third of
one warrant to purchase one Class A ordinary share, such warrant will not be exercisable. If a warrant holder holds three-thirds of one warrant, such whole warrant will be exercisable for one Class A ordinary share at a price of $11.50 per share. The Class A ordinary shares and warrants comprising the units began separate trading on the 52 nd
 day following the date of the prospectus related to the IPO.
Ordinary Shares
There are 43,125,000 ordinary shares outstanding, including:

•	34,500,000 Class A ordinary shares; and

•	8,625,000 Class B ordinary shares held by the Sponsor and the independent directors.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law. Unless specified in our Existing Articles, or as required by applicable provisions of the Cayman Islands Companies Act or applicable stock exchange rules, the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the Company and entitled to vote is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under the Existing Articles, being (i) the affirmative vote of at least a two-thirds (2/3)
majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the Company and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholders; such actions include amending our Existing Articles (other than the provision of the Existing Articles relating to the right of the holders of Class B ordinary shares to appoint and remove directors in respect of which the affirmative vote of at least 90% of the votes cast by such holders of ordinary shares is required) and approving a statutory merger or consolidation with another company. Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being appointed in each year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares voted for the appointment of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor. Prior to our initial business combination, only holders of our Class B ordinary shares will have the right to vote on the appointment of directors. Holders of our Public Shares will not be entitled to vote on the appointment of directors during such time. Under our Existing Articles, the holders of our Founder Shares may, by ordinary resolution under our amended and restated articles of association, remove a member of our Board for any reason prior to the consummation of our initial business combination.
Because our Existing Articles authorize the issuance of up to 200,000,000 Class A ordinary shares, if we consummate the Business Combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we will be authorized to issue at the same time as our shareholders vote on the Business Combination.
Our Board is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first general annual meeting) serving a three-year term.
In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Cayman Islands Companies Act for us to hold annual or extraordinary general meetings to appoint directors. We may not hold a general meeting to appoint new directors prior to the completion of our initial business combination. Prior to the completion of an initial business combination, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. Under our Existing Articles , the holders of our Founder Shares may, by ordinary resolution under our amended and restated articles of association, remove a member of our Board for any reason prior to the consummation of our initial business combination.
We will provide our shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per-share amount
we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriter. Our initial shareholders, officers, directors and director nominees have entered into letter agreements with us, pursuant to which they have agreed to waive, pursuant to the IPO Letter Agreements and for no further consideration, their Redemption Rights with respect to their Founder Shares, and our initial shareholders, officers, directors and director nominees have agreed to waive, pursuant to the IPO Letter Agreements and for no further consideration, their Redemption Rights with respect to any Public Shares they may acquire during or after the IPO, in connection with the completion of our initial business combination.
Unlike many blank check companies that hold shareholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of Public Shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a shareholder vote is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will, pursuant to our Existing Articles, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our Existing Articles requires these tender offer documents to contain substantially the same financial and other information about the initial business combination and the Redemption Rights as is required under the SEC’s proxy rules. If, however, a shareholder approval of the transaction is required by law, or we decide to obtain shareholder approval for business or other legal reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek shareholder approval, we will complete our initial business combination only if we obtain an ordinary resolution under our amended and restated articles of association, being (i) the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the company and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholders. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of our initial business combination even if a majority of our Public Shareholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our issued and outstanding ordinary shares, non-votes will
have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than ten days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination.

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Existing Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted (without our consent) from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the Excess Shares. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.
Our initial shareholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of our initial business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Pursuant to our Existing Articles, if we are unable to complete our initial business combination within 24 months from the closing of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Our initial shareholders have entered into a letter agreement with us, pursuant to which they have agreed to waive, pursuant to the IPO Letter Agreements and for no further consideration, their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within 24 months from the closing of the IPO. However, if they acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the prescribed time period. Our Existing Articles provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
In the event of a liquidation, dissolution or winding up of the company after an initial business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the Redemption Rights set forth above.
Founder Shares
The Founder Shares are designated as Class B ordinary shares and, except as described below, are identical to the Class A ordinary shares included in the units sold in the IPO, and the holder of Founder Shares has the same shareholder rights as Public Shareholders, except that (i) prior to our initial business combination, only holders of the Founder Shares have the right to vote on the appointment of directors and may remove a member of our Board for any reason prior to the consummation of our initial business combination, (ii) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (iii) our initial shareholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their Redemption Rights with respect to their Founder Shares and Public Shares in connection with the completion of our initial business combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period, (iv) the Founder Shares will automatically convert into our Class A ordinary shares at the time of our initial business combination or earlier at the option of the holders thereof as described herein; and (v) the Founder Shares are entitled to registration rights. If we submit our initial business combination to our Public Shareholders for a vote, our initial shareholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of our initial business combination. In addition, our officers, directors and director nominees have agreed to (i) waive their Redemption Rights with respect to their Public Shares purchased during or after the IPO in connection with the completion of our initial business combination and (ii) vote any Public Shares owned by them immediately before the IPO as well as any Public Shares acquired in the IPO or in the aftermarket in favor of our initial business combination.
The Founder Shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have any Redemption Rights or be entitled to liquidating distributions from the Trust Account if we fail to consummate an initial business combination) at the time of our initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis,
20% of the sum of (i) the total number of our ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the completion of the initial business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of a target business in the initial business combination and any private placement warrants issued to our sponsor or any of its affiliates or any member of our management team upon conversion of working capital loans. Pursuant to the Sponsor Support Agreement, the Sponsor and the other holders of Founder Shares have waived any such anti-dilution rights. Any conversion of Class B ordinary shares described herein will take effect as a compulsory redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Our initial shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the completion of our initial business combination or earlier if, subsequent to our initial business combination, the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading day
period commencing at least 150 days after our initial business combination, or (ii) we consummate a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. Up to 1,125,000 of the Founder Shares were subject to forfeiture, such that the Founder Shares would comprise 20% of the issued and outstanding shares of all classes of ordinary shares of Cartesian after the IPO and the exercise, if any, of the over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, none of the Founder Shares are subject to forfeiture any longer. The Founder Shares are identical to the Class A ordinary shares included in the units sold in the IPO, except as described herein. However, the holders have agreed (a) to vote any shares owned by them in favor of any proposed business combination and (b) not to redeem any shares in connection with a shareholder vote or tender offer to approve or in connection with a proposed initial business combination.

Preference Shares
There are no preference shares outstanding. Our Existing Articles authorize the issuance of 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by our Board. No preference shares were issued or registered in the IPO. Accordingly, our Board is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preference shares which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the ordinary shares on a business combination. We may issue some or all of the preference shares to effect a business combination. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.
Register of Members
Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

•	the names and addresses of the members of the company, a statement of the shares held by each member, which:

•	distinguishes each share by its number (so long as the share has a number);

•	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

•	confirms the number and category of shares held by each member; and

•	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.
For these purposes, “voting rights” means rights conferred on shareholders in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.
Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this public offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by
a Cayman Islands court.
Warrants
Public Shareholders’ Warrants
Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless the Class A ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”) for any 20 trading days within a
30-trading day
period ending three business days before we send the notice of redemption to the warrant holders.

In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than

30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, the Company will issue a press release and file a current report on Form 8-K with the Securities and Exchange Commission containing notice of redemption.
The Company is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the warrant agreement.
We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day redemption
period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption Procedures
. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A ordinary shares outstanding immediately after giving effect to such exercise.
Anti-dilution
 Adjustments
. If the number of outstanding Class A ordinary shares is increased by a dividend payable in Class A ordinary shares, or by a split-up of
Class A ordinary shares or other similar event, then, on the effective date of such share dividend, split-up or
similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) multiplied by (ii) one minus the quotient of (a) the price per Class A ordinary share paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other shares of our share capital into which the warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the
365-day period
ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (iii) to satisfy the Redemption Rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (iv) to satisfy the Redemption Rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our Existing Articles (a) to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business
combination activity, or (v) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.
If the number of outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A ordinary shares.
Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.
In addition, if (i) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (iii) the volume-weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrants may be exercised only for a whole number of Class A ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A ordinary shares to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants ) are not be transferable, assignable or saleable (except, among other limited exceptions as described under “
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS—Cartesian Related Person Transactions—Private Placement Warrants
,” to our officers and directors and other persons or entities affiliated with sponsor) and they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (i) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A ordinary shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If our sponsor remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike Public Shareholders who could exercise their warrants and sell the Class A ordinary shares received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of May 13, 2022, no such loans are outstanding.
Our Sponsor has agreed, and any of its assignees or transferees will agree, not to transfer, assign or sell any of the Private Placement Warrants s (including the Class A ordinary shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except, among other limited exceptions as described under “
Certain Relationships and Related Person Transactions—Cartesian Related Person Transactions—Private Placement Warrants
,” to our officers and directors and other persons or entities affiliated with our Sponsor.
Certain Differences in Corporate Law
Cayman Islands companies are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.
In certain circumstances, the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (
provided
 that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (being (i) the affirmative vote of at least a two-thirds (2/3)
majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the company and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholders); or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman

Islands Registrar of Companies is satisfied that the requirements of the Cayman Islands Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Cayman Islands Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”
If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.
Squeeze-out
 Provisions.
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period,
require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.
Shareholders’ Suits.
Our Cayman Islands legal counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

•	A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Enforcement of Civil Liabilities.
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Special Considerations for Exempted Companies.
We are an exempted company with limited liability under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.
“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amendments to our Existing Articles
Our Existing Articles contain provisions designed to provide certain rights and protections relating to the IPO that will apply to us until the completion of our initial business combination. These provisions cannot be amended without a special resolution under Cayman Islands law. As a matter of Cayman Islands law, a resolution is deemed to be a special resolution where it has been approved by either (i) the affirmative vote of at least two-thirds (or
any higher threshold specified in a company’s articles of association) of a company’s shareholders entitled to vote and so voting at a general meeting for which notice specifying the intention to propose the resolution as a special resolution has been given; or (ii) if so authorized by a company’s articles of association, by a unanimous written resolution of all of the company’s shareholders. Other than as described above, our Existing Articles provide that special resolutions must be approved either by at least two-thirds of
our shareholders who attend and vote at a general meeting of the Company (i.e., the lowest threshold permissible under Cayman Islands law), or by a unanimous written resolution of all of our shareholders (other than the provision of the Existing Articles relating to the right of the holders of Class B ordinary shares to appoint and remove directors in respect of which the affirmative vote of at least 90% of the votes cast by such holders of ordinary shares is required). Our initial shareholders and their permitted transferees, if any, who will collectively beneficially own 20% of our ordinary shares upon the closing of the IPO (assuming they do not purchase any units in the IPO), will participate in any vote to amend our Existing Articles and will have the discretion to vote in any manner they choose.
Our initial shareholders, officers, directors and director nominees have agreed, each pursuant to a written letter agreement with us, that they will not propose any amendment to our Existing Articles that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account (less any interest released to us for taxes, if any), divided by the number of then outstanding Public Shares.
Specifically, our Existing Articles provide, among other things, that:

•
if we are unable to consummate our initial business combination within 24 months from the consummation of the IPO we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account not previously released to us to pay our taxes, if any (less $100,000 which we may reserve for expenses of our liquidation or dissolution), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law;

•
after the consummation of the IPO and prior to our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•
although we do not currently intend to enter into an initial business combination with a target business that is affiliated with our sponsor, our directors or officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that such an initial business combination is fair to our shareholders from a financial point of view;

•
if a shareholder vote on our initial business combination is not required by law or Nasdaq and we do not decide to hold a shareholder vote for business or other reasons, we shall offer to redeem our Public Shares pursuant to Rule
13e-4 and
Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to consummating our initial business combination which contain substantially the same financial and other information about our initial business combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act;

•	we will not effectuate our initial business combination with another blank check company or a similar company with nominal operations; and

•
our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable, if any, on the income accrued on the Trust Account) at the time of the agreement to enter into the initial business combination.

In addition, our Existing Articles provide that under no circumstances will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 prior to or upon the consummation of our initial business combination. This notwithstanding, if the effect of any proposed amendment, if adopted, would be either to (i) reduce the amount in the Trust Account available to redeeming shareholders to less than $10.00 per share, or (ii) delay the date on which a Public Shareholder could otherwise redeem shares for such per share amount in the Trust Account, we will provide a right for dissenting Public Shareholders to redeem Public Shares if such an amendment is approved.
Our initial shareholders, officers, directors and director nominees have agreed, each pursuant to a written agreement with us, that they will not propose any amendment to our Existing Articles that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account (less any interest previously released to us to pay taxes, if any, and less up to $100,000 in interest reserved for expenses in connection with our dissolution), divided by the number of then outstanding Public Shares. These agreements are contained in letter agreements that we have entered into with our initial shareholders, officers, directors and director nominees.
The Cayman Islands Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution being (i) the affirmative vote of at least a two-thirds (2/3)
majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at a general meeting of the company and entitled to vote on such matter or (ii) a unanimous written resolution of the shareholders. A company’s articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands exempted company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provide otherwise. Accordingly, although we could amend any of the provisions relating to our proposed offering, structure and business plan which are contained in our Existing Articles, we view all of these provisions as binding obligations to our shareholders and neither we, nor our officers or directors, will take any action to amend or waive any of these provisions unless we provide dissenting Public Shareholders with the opportunity to redeem their Public Shares.
Anti-Money Laundering—Cayman Islands
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection in the Cayman Islands—Privacy Notice
This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the Company pursuant to the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPL”).
The Company is committed to processing personal data in accordance with the DPL. In its use of personal data, the Company will be characterized under the DPL as a ‘data controller’, whilst certain of the Company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.
By virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.
Your personal data will be processed fairly and for lawful purposes, including (i) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps
at your request (ii) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (iii) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.
We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).
Your personal data will not be held by the Company for longer than necessary with regard to the purposes of the data processing.
We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.
The Company will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.
You have certain rights under the DPL, including (i) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect), (ii) the right to obtain a copy of your personal data, (iii) the right to require us to stop direct marketing, (iv) the right to have inaccurate or incomplete personal data corrected, (v) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (vi) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (vii) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data, (viii) the right to complain to the Office of the Ombudsman of the Cayman Islands and (ix) the right to require us to delete your personal data in some limited circumstances.
If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling
+1 (345) 946-6283 or
by email at info@ombudsman.ky.
Certain Anti-takeover Provisions of our Amended and Restated Memorandum and Articles of Association
Our Existing Articles provide that our Board be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual general meetings.
Our authorized but unissued Class A ordinary shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Securities Eligible for Future Sale
Immediately after the IPO, we had 43,125,000, ordinary shares outstanding. Of these shares, the 34,500,000 Class A ordinary shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of Cartesian’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 8,625,000 Founder Shares and all 8,900,000 private placement warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. The Founder Shares and the Private Placement Warrants are subject to transfer restrictions as set forth elsewhere in this proxy statement/prospectus. These restricted securities will be subject to registration rights as more fully described below under “—Registration Rights.”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then outstanding (as of the date of this proxy statement/prospectus, there were 43,125,000 Cartesian ordinary shares outstanding); or

•	the average weekly reported trading volume of the Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than
Form 8-K reports;
and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial shareholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.
We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans) are be entitled to registration rights pursuant to the registration rights agreement entered into as of February 23, 2021, by and among Cartesian and each holder party thereto, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period,
which occurs (i) in the case of the Founder Shares, one year after the date of the completion of our initial business combination or earlier if, subsequent to our initial business combination, the last reported sale price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading day
period commencing at least 150 days after our initial business combination, or we consummate a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, and (iii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Listing of Securities
Cartesian units, Public Shares and Public Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “GLBLU”, “GLBL” and “GLBLW”, respectively. Cartesian intends to apply for listing, to be effective at the time of the Business Combination, of Alvarium Tiedemann’s Class A Common Stock and warrants to purchase Class A Common Stock on Nasdaq under the symbols “GLBL” and “GLBLW,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Subject to the qualifications, assumptions and limitations set forth below and in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following summary is a discussion of the material U.S. federal income tax considerations of the Domestication, an exercise of Redemption Rights and the Business Combination generally applicable to holders of Cartesian ordinary shares or warrants and Company common stock or warrants, and with respect to
non-U.S.
holders (as defined below) the ownership and disposition of Company common stock and warrants after the Domestication and Business Combination. This section applies only to holders that hold their Cartesian ordinary shares and warrants or Company common stock and warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or their affiliates, representatives, employees or other stakeholders.
This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

•	financial institutions;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Cartesian ordinary shares or warrants or Company common stock or warrants;

•
persons holding Cartesian ordinary shares or warrants or Company common stock or warrants as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell the Cartesian ordinary shares or warrants or Company common stock or warrants under constructive sale provisions of the Code;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	regulated investment companies;

•	real estate investment trusts;

•
persons who acquired Cartesian ordinary shares or warrants or Company common stock or warrants through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•
U.S. holders (as defined below) owning (actually or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of, or 10% or more of the total value of all classes of shares of, Cartesian or the Company;

•	U.S. holders (as defined below) that hold their Cartesian ordinary shares or warrants and Company common stock or warrants through a non-U.S. broker or other non-U.S. intermediary;

•	persons who are, or may become, subject to the expatriation provisions of the Code;

•	persons that are subject to “applicable financial statement rules” under Section 451(b); or

•	tax-exempt entities.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).
This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or
non-U.S.
jurisdiction.
We have not and do not intend to seek any rulings from IRS regarding the Domestication, an exercise of Redemption Rights, the Business Combination, or any other matters discussed herein. There can be no assurance that the IRS will not take positions concerning the tax consequences of the transactions that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
Because Cartesian units (each unit consisting of one Class A ordinary share and one-third of
one redeemable warrant) can be separated into their component parts at the option of the holder, a beneficial owner of a Cartesian unit should be treated as the owner of the underlying Cartesian securities for U.S. federal income tax purposes. The discussion below with respect to Cartesian securities should also apply to holders of Cartesian units (as the deemed owner of the underlying Cartesian securities). References in this discussion to “ordinary shares” refers to Class A ordinary shares and references in this discussion to “common stock” refers to Company common stock and references to “warrants” refer to Cartesian warrants or Company warrants, as the context may require.
If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Cartesian ordinary shares or warrants or Company common stock or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Cartesian ordinary shares or warrants or Company common stock or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication, an exercise of Redemption Rights and the Business Combination to them.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND
NON-U.S.
TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Cartesian ordinary shares or warrants or Company common stock or warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Consequences of the Domestication to U.S. Holders—F Reorganization
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, Cartesian will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, after the Domestication will change its name to Alvarium Tiedemann Holdings, Inc.
The Domestication should qualify as an F Reorganization for U.S. federal income tax purposes. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation with no active business and holding only investment-type assets such as Cartesian, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. The remainder of this discussion assumes the Domestication so qualifies. Assuming the Domestication so qualifies, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, except as provided below under the caption headings “
—
Effect of Section 367 to U.S. Holders
” and “
—
PFIC Considerations
,” and the Domestication will be treated for U.S. federal income tax purposes as if Cartesian (i) transferred all of its assets and liabilities to the Company in exchange for all of the outstanding common stock and warrants of the Company; and (ii) then distributed the common stock and warrants of the Company to the shareholders and warrant holders of Cartesian in liquidation of Cartesian. The taxable year of Cartesian will be deemed to end on the date of the Domestication.
The obligations of the parties to the Business Combination Agreement to complete the Business Combination are not conditioned on the receipt of an opinion from counsel to the effect that the Domestication will qualify as an F Reorganization and the Business Combination will occur even if it does not so qualify.
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Company common stock or a Company warrant received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the Company ordinary share or warrant, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Company common stock or a Company warrant received by a U.S. holder will include such U.S. holder’s holding period for the Cartesian ordinary share or warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its Cartesian ordinary shares and warrants in an amount equal to the difference between the fair market value of Company common stock and warrants received in the Domestication and the U.S. holder’s adjusted tax basis in its Cartesian ordinary shares and warrants surrendered in the Domestication. In such event, such U.S. holder’s basis in Company common stock and warrants would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for Company common stock and warrants would begin on the day following the date of the Domestication. Shareholders who hold different blocks of Cartesian ordinary shares and warrants (generally, ordinary shares and warrants of Cartesian purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication will occur prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. holders considering exercising Redemption Rights are urged to consult with their tax advisors with respect to the potential tax consequences of the Domestication and an exercise of Redemption Rights to them.
ALL U.S. HOLDERS CONSIDERING EXERCISING REDEMPTION RIGHTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS TO THEM.
Effect of Section 367 to U.S. Holders
Section 367 of the Code applies to certain
non-recognition
transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free.
Section 367(b) of the Code generally will apply to U.S. holders that exchange Cartesian ordinary shares for Company common stock as part of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
U.S. Holders That Own Less Than 10 Percent of Cartesian
A U.S. holder who, at the time of the Domestication, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules that would take into account a holder’s ownership of Cartesian warrants) Cartesian ordinary shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of Cartesian ordinary shares entitled to vote and less than 10% of the total value of all classes of Cartesian ordinary shares will generally recognize gain (but not loss) with respect to the Company common stock received in the Domestication unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.
Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to its Cartesian ordinary shares exchanged for Company common stock pursuant to the Domestication. Any such gain would be equal to the excess of the fair market value of such Company common stock received over the U.S. holder’s adjusted tax basis in the Cartesian ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain, and should be long-term capital gain if the U.S. holder held the Cartesian ordinary shares for longer than one year.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the all earnings and profits amount attributable to its Cartesian ordinary shares. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange;

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes as income or as an adjustment to basis, earnings and profits or other tax attributes;

•
a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from Cartesian (or the Company) establishing and substantiating the U.S. holder’s all earnings and profits amount with respect to the U.S. holder’s Cartesian ordinary shares, and (B) a representation that the U.S. holder has notified Cartesian (or the Company) that the U.S. holder is making the election; and

•	certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
The election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice of making the election to the Company no later than the date such tax return is filed. In connection with this election, Cartesian intends to provide each U.S. holder eligible to make such an election with information regarding Cartesian’s earnings and profits upon request. Cartesian does not expect that Cartesian’s cumulative earnings and profits will be material at the time of domestication.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
U.S. Holders that Own Cartesian ordinary shares with a Fair Market Value of Less Than $50,000
A U.S. holder who, at the time of the Domestication, owns (or is considered to own) Cartesian ordinary shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.
PFIC Considerations
In addition to Section 367(b) of the Code, the Domestication may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if Cartesian is or ever was a PFIC under Section 1297 of the Code.
General
. A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if:

•
at least 75% of its gross income in such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income;
or

•
at least 50% of its assets in such taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Based upon the composition of its income and assets, Cartesian believes that it is likely classified as a PFIC.

Consequences if a PFIC
. If Cartesian is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Cartesian’s ordinary shares or warrants and, in the case of ordinary shares, the U.S. holder did not make a timely qualified electing fund (“QEF”) election for Cartesian’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) such ordinary shares, a QEF election along with a “purging election,” or did not make a timely mark-to-market
election as discussed below, then as described below, such holder generally will be subject to special rules with respect to: (i) any gain recognized by the U.S. holder on the sale or other disposition of its Cartesian ordinary shares or warrants; and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the Cartesian ordinary shares).
Under these rules:

•	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Cartesian ordinary shares or warrants;

•
the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which Cartesian is a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.
QEF Election
. In general, if Cartesian is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its Cartesian ordinary shares by making a timely QEF election to include in income its pro rata share of Cartesian’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in each taxable year of the U.S. holder in which or with which Cartesian’s taxable year ends. The QEF election is made on a shareholder-by-shareholder
basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from Cartesian. Cartesian will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we will timely provide such required information.
A U.S. holder may not make a QEF election with respect to its Cartesian warrants. As a result, if a U.S. holder of Cartesian warrants sells or otherwise disposes of such warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Cartesian was a PFIC at any time during the period the U.S. holder held the Cartesian warrants.
Mark-to-Market
Election
. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market
election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market
election for the first taxable

year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Cartesian ordinary shares and for which Cartesian is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ordinary shares. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market
losses, as a result of the
mark-to-market
election). The U.S. holder’s basis in its Cartesian ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Cartesian ordinary shares will be treated as ordinary income. Currently, a mark-to-market
election may not be made with respect to warrants.
The
mark-to-market
election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which Cartesian ordinary shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market
election in respect to our ordinary shares under their particular circumstances.
Effect of PFIC Rules on the Domestication
. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f), or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of Cartesian ordinary shares or warrants for Company common stock or warrants in the Domestication if Cartesian were classified as a PFIC at any time during such U.S. holder’s holding period in Cartesian ordinary shares or warrants. Therefore, U.S. holders of Cartesian ordinary shares that have not made a timely QEF election or a mark-to-market
election (as described above) may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication to the extent their shares have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules discussed above.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. The rules dealing with PFIC and with the QEF election and purging election (or a mark-to-market
election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of Cartesian ordinary shares or warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Effect to U.S. Holders of Company Common Stock Exercising Redemption Rights
This section is addressed to U.S. holders of Cartesian ordinary shares (which will be exchanged for Company common stock in the Domestication) that elect to exercise Redemption Rights to receive cash in exchange for Company common stock and is subject in its entirety to the discussion of the Domestication, the PFIC rules and Section 367 of the Code as discussed above.
The U.S. federal income tax consequences to a U.S. holder of Cartesian ordinary shares (which become Company common stock in the Domestication) that exercises its Redemption Rights to receive cash from the Trust Account in exchange for all or a portion of its Company common stock will depend on whether the redemption qualifies as a sale of the Company common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s Company common stock redeemed, the holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such holder’s tax basis in the Company common stock redeemed (which basis will depend on the treatment of the Domestication, including under Section 367 and the PFIC rules, as described above).
Whether a redemption qualifies for sale treatment will depend largely on the total amount of Company common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder as a result of owning warrants) relative to all of Company common stock outstanding both before and after the redemption (which will include any Company common stock issued under the Stock Issuance Proposal). The redemption of Company common stock will generally be treated as a sale of the Company common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only Company common stock actually owned by the U.S. holder, but also Company common stock constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include Company common stock which could be acquired pursuant to an exercise of any Company warrants by such U.S. holder.
In order to meet the substantially disproportionate test, the percentage of the Company outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of Company common stock must, among other requirements, be less than 80% of the percentage of the Company outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of such U.S. holder’s interest if either (i) all of the Company common stock actually and constructively owned by such U.S. holder is redeemed or (ii) all of the Company common stock actually owned by such U.S. holder is redeemed and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any Company common stock actually and constructively owned by certain family members and such U.S. holder does not constructively own any other Company common stock and otherwise complies with specific conditions. The redemption of common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in the Company. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If the redemption does not qualify as a sale of the Company common stock redeemed, the U.S. holder will be treated as receiving a corporate distribution from the Company. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other Company common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of these rules, any remaining tax basis of the U.S. holder in such holder’s redeemed Company common stock will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Company common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Company warrants or possibly in other Company common stock constructively owned by such holder.

Because the Domestication will occur immediately prior to the redemption of U.S. holders that exercise Redemption Rights, U.S. holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication discussed further above.
U.S. holders who actually or constructively own five percent or more of Company common stock (by vote or value) may be subject to special reporting requirements with respect to a redemption, and such holders should consult with their tax advisors with respect to any applicable reporting requirements.
All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their Company common stock pursuant to an exercise of Redemption Rights.
Effect of the Business Combination on U.S. Holders of Company Common Stock and Warrants
U.S. holders that hold Company common stock and warrants after the Domestication should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Business Combination.
Non-U.S.
Holders
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Company common stock and warrants by a
non-U.S.
holder after the Domestication. A
“non-U.S.
holder” is a beneficial owner of Company common stock or warrants that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.
Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Company common stock or warrants.
Dividends
Any distribution of cash or property (or a constructive distribution) the Company makes to a
non-U.S.
holder of Company common stock or warrants, to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a
non-U.S.
holder in respect of Company common stock (or warrants) that is not effectively connected with the
non-U.S.
holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such
non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E,
as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution the Company projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the
non-U.S.
holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the
non-U.S.
holder’s adjusted tax basis in such Company common stock or warrants (but not below zero) and, to the extent such distribution exceeds the
non-U.S.
holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such Company common stock or warrants, which will be treated as described under “—
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Stock and Warrants
” below.
Dividends (including constructive dividends) the Company pays to a
non-U.S.
holder that are effectively connected with such
non-U.S.
holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the
non-U.S.
holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such
non-U.S.
holder complies with certain certification and disclosure requirements (usually by providing an IRS Form
W-8ECI).
Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the
non-U.S.
holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Stock and Warrants
A
Non-U.S.
holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Company common stock or warrants unless:

•
the gain is effectively connected with the conduct of a trade or business by the
non-U.S.
holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the
non-U.S.
holder);

•
the
non-U.S.
holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition (subject to certain exceptions as a result of the
COVID-19
pandemic) and certain other conditions are met; or

•
the Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the
non-U.S.
holder’s holding period, and either (i) the Company’s common stock has ceased to be regularly traded on an established securities market or (ii) the
non-U.S.
holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the
non-U.S.
holder’s holding period, whichever period is shorter, more than 5% of the Company’s Class A Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a
non-U.S.
holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such
non-U.S.
holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a
non-U.S.
holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).
Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such
non-U.S.
holder on the sale, exchange or other disposition of Company common stock or warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Company common stock or warrants from a
non-U.S.
holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition if such stock or warrants are not treated as “regularly traded on an established securities market.” The Company will generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether the Company is or will be a U.S. real property holding corporation with respect to a
non-U.S.
holder following the Business Combination or at any future time.
Tax Consequences to
Non-U.S.
Holders That Elect to Exercise Redemption Rights
This section is addressed to
non-U.S.
holders of Company common stock that elect to exercise Redemption Rights to receive cash in exchange for all or a portion of their Company common stock. For purposes of this discussion, a “redeeming
non-U.S.
holder” is a
non-U.S.
holder that elects to exercise Redemption Rights in respect of all or a portion of its Company common stock.
Because the Domestication will occur immediately prior to the redemption of
non-U.S.
holders that exercise Redemption Rights with respect to Company common stock, the U.S. federal income tax consequences to a redeeming
non-U.S.
holder will depend on whether the redemption qualifies as a sale of the Company common stock redeemed, as described above under “—
U.S. Holders—Tax Consequences to U.S. Holders That Elect to Exercise Redemption Rights
.” If such a redemption qualifies as a sale of Company common stock, the U.S. federal income tax consequences to the redeeming
non-U.S.
holder generally will be as described above under “—
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Company Stock and Warrants
.” If such a redemption does not qualify as a sale of Company common stock, the redeeming
non-U.S.
holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “—
Dividends
.”
ALL
NON-U.S.
HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM.
Information Reporting and Backup Withholding
Dividend payments with respect to Company common stock and proceeds from the sale, exchange or redemption of Company common stock or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A
Non-U.S.
holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its
non-U.S.
status on a duly-executed applicable IRS Form
W-8
or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Foreign Account Tax Compliance Act
Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant
foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.
Withholding under FATCA will generally apply to payments of dividends on Company common stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Company common stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.
If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each
non-U.S.
holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such
non-U.S.
holder’s ownership and disposition of Company common stock and warrants. Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.

APPRAISAL RIGHTS
Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at Cartesian Growth Corporation, 505 Fifth Avenue, 15
th
Floor, New York, NY 10017, to inform us of his or her request; or
If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR
The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS
The Board is aware of no other matter that may be brought before the Special Meeting. Under Cayman Islands law, only business that is specified in the notice of Special Meeting to shareholders may be transacted at the Special Meeting.

FUTURE SHAREHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the Company’s 2023 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of
Rule 14a-8 of
the Exchange Act and the Company’s bylaws.

WHERE YOU CAN FIND MORE INFORMATION
Cartesian files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Cartesian at the SEC web site containing reports, proxy statements and other information at:
 http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:
Cartesian Growth Corporation
505 Fifth Avenue, 15th Floor
New York, NY 10017
Tel: (212)
461-6363
Attn: Peter Yu, Chief Executive Officer
If you are a shareholder and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting
. If you request any documents from                 ,                  will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to Cartesian has been supplied by Cartesian, and all such information relating to the Target Companies has been supplied by the Target Companies. Information provided by either Cartesian or the Target Companies does not constitute any representation, estimate or projection of the others.
This document is a proxy statement/prospectus of Cartesian for the Special Meeting. Cartesian has not authorized anyone to give any information or make any representation about the Business Combination, Cartesian or the Target Companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

LEGAL MATTERS
Greenberg Traurig, LLP will pass upon the validity of the securities of the Company to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Cartesian Growth Corporation as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from December 18, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus has been audited by Marcum LLP, independent registered accounting firm, as stated in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of Cartesian Growth corporation to continue as a going concern as described in Note 1 to the financial statements, appearing elsewhere in this prospectus, and are included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of TWMH and subsidiaries as of December 31, 2021 and 2020, and for the years then ended, appearing in this proxy statement/prospectus have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The combined and consolidated financial statements of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries as of December 31, 2021 and 2020, and for the years then ended, appearing in this proxy statement/prospectus have been audited by Citrin Cooperman & Company, LLP, independent registered public accountants, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and experts in accounting and auditing.
The consolidated financial statements of Alvarium and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included in this proxy statement/ prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements states that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholder and Board of Directors of
Cartesian Growth Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Cartesian Growth Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from December 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph—Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020, and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2020.
New York, NY
January 7, 2021, except for the second paragraph in Note 8 as to which the date is February 25, 2021.

CARTESIAN GROWTH CORPORATION
BALANCE SHEET
DECEMBER 31, 2020

Assets
Deferred offering costs	$130,686

Total assets	$130,686

Liabilities and Shareholder’s Equity
Accrued offering costs and expenses	$113,634

Total current liabilities	113,634

Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863
Additional paid-in capital	24,137
Accumulated deficit	(7,948)

Total shareholder’s equity	17,052

Total liabilities and shareholder’s equity	$130,686

(1)
This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. All shares and associated amounts have been retroactively restated. (See Note 8.)

The accompanying notes are an integral part of the financial statements.

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3

CARTESIAN GROWTH CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$(7,948)

Net loss	$(7,948)

Basic and diluted weighted average Class B shares outstanding (1)	7,500,000

Basic and diluted net loss per share	$(0.00)

(1)
This number excludes an aggregate of up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by underwriters (see Note 5). On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. All shares and associated amounts have been retroactively restated. (See Note 8.)

The accompanying notes are an integral part of the financial statements.

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4

CARTESIAN GROWTH CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares (1)	Amount
Balance as of December 18, 2020 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(7,948)	(7,948)

Balance as of December 31, 2020	8,625,000	$863	$24,137	$(7,948)	$17,052

(1)
This number includes up to 1,125,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. All shares and associated amounts have been retroactively restated. (See Note 8.)

The accompanying notes are an integral part of the financial statements.

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CARTESIAN GROWTH CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss		$(7,948)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued offering costs and expenses		7,948

Net cash used in operating activities		—

Cash Flows from Financing Activities:
Proceeds from sale of founder shares to Sponsor

Net cash provided by financing activities

Net change in cash
Cash, December 18, 2020 (inception)		—

Cash, end of the period	$

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares		$25,000

Deferred offering costs included in accrued offering costs and expenses		$105,686

The accompanying notes are an integral part of the financial statements.

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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation and Going Concern
Cartesian Growth Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any Business Combination target with respect to the Business Combination.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is CGC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering of 30,000,000 units at $10.00 per unit (the “Units”) (or 34,500,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3 (the “Proposed Public Offering”), and the sale of 8,000,000 warrants (or 8,900,000 warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) and will be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account, except for the withdrawal of interest to pay the Company’s taxes, if any, until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of this Proposed Public Offering (the “Combination Period”), subject to applicable law, or (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial
business combination activity.

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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation and Going Concern
 (cont.)

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the taxes, divided by the number of then outstanding public shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
The shares of ordinary share subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 24 months from the closing of the Proposed Public Offering to complete the initial Business Combination. However, if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The initial shareholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares (as described in Note 5) and public shares purchased during or after the Proposed Public Offering in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote or tender offer to approve or in connection with a proposed initial Business Combination, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold during or after the Proposed Public Offering if the Company fails to complete the initial Business Combination within the prescribed time frame, and (iv) vote any founder shares held by them and any public shares purchased during or after the Proposed Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination. The Sponsor has agreed that it will be liable to the Company if and to the extent any

F-
8

CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation and Going Concern
 (cont.)

claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company has not asked the Sponsor to reserve for such indemnification obligations. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and the public shareholders would receive such lesser amount per share in connection with any redemption of the public shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Going Concern Consideration
As of December 31, 2020, the Company had
$-0-
in cash and a working capital deficit of $113,634 (excluding deferred offering costs). The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-
emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operation and Going Concern
 (cont.)

This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consist of legal and accounting expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholders’ equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Net Loss Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 2 — Significant Accounting Policies
 (cont.)

Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 30,000,000 Units, (or 34,500,000 Units if the underwriters’ over- allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third
of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the Proposed Public Offering, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 7).
Note 4 — Private Placement
The Company’s Sponsor has agreed to purchase an aggregate of 8,000,000 Private Placement Warrants (or 8,900,000 warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.00 per Private

F-1
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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 4 — Private Placement
 (cont.)

Placement Warrants, for an aggregate purchase price of $8,000,000 (or $8,900,000 if the underwriters’ over-allotment option is exercised in full).
The Private Placement Warrants will be identical to the warrants sold in the Proposed Public Offering except that the Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the Proposed Public Offering.
The initial shareholders, officers, directors and independent directors have agreed to waive their redemption rights with respect to any public shares they may acquire during or after the Proposed Public Offering, in connection with the completion of the initial Business Combination. If the Company does not complete the initial Business Combination within the applicable time period, the proceeds of the sale of the private placement warrants will be used to fund the redemption of the public shares.
Note 5 — Related Party Transactions
Founder Shares
On December 31, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. Up to 1,125,000 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. All shares and associated amounts have been retroactively restated (see Note 8).
The initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees as described below) until the earlier of (i) one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, capital stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. The Sponsor (or its permitted transferees) will forfeit up to 1,125,000 founder shares on a pro rata basis depending on the exercise of the underwriters’ option to purchase additional units in order to maintain the ownership of founder shares by the initial shareholders prior to this offering at 20% of the public shares and founder shares after the Proposed Public Offering. The founder shares are identical to the Class A ordinary shares included in the Units being sold in the Proposed Public Offering, except as described herein. However, the holders have agreed (a) to vote any shares owned by them in favor of any proposed Business Combination and (b) not to redeem any shares in connection with a shareholder vote or tender offer to approve or in connection with a proposed initial Business Combination.

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CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 5 — Related Party Transactions
 (cont.)

Promissory Note — Related Party
On December 31, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for a portion of the expenses of the Proposed Public Offering. These loans are non-interest
bearing, unsecured and are due at the earlier of June 30, 2021 or the closing of the Proposed Public Offering. The loan will be repaid upon the closing of the Proposed Public Offering out of the offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2020, the Company had not borrowed any funds under the promissory note.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Service Fee
Commencing on the date of this prospectus, the Company will pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Note 6 — Commitments & Contingencies
Registration Rights
The holders of the (i) founder shares, which were issued in a private placement prior to the closing of the Proposed Public Offering, (ii) Private Placement Warrants which will be issued in a private placement simultaneously with the closing of the Proposed Public Offering and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination.
The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company will grant the underwriters a
45-day
option from the date of this prospectus to purchase up to an additional 4,500,000 units to cover over-allotments, if any.

F-1
3

CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 6 — Commitments & Contingencies
 (cont.)

The underwriters will be entitled to a cash underwriting discount of two percent (2%) of the gross proceeds of the Proposed Public Offering, or $6,000,000 (or up to $6,900,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Proposed Public Offering upon the completion of the Company’s initial Business Combination.
Note 7 — Shareholder’s Equity
Preferred shares
— The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preferred shares issued or outstanding.
Class
 A ordinary shares
— The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class
 B ordinary shares
— The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At December 31, 2020, there were 7,187,500 Class B ordinary shares issued and outstanding. On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. All shares and associated amounts have been retroactively restated (see Note 8). Of the 8,625,000 Class B ordinary shares, an aggregate of up to 1,125,000 shares are subject to forfeiture to the Company for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the initial shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity- linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one
basis.

F-1
4

CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 7 — Shareholder’s Equity
 (cont.)

Warrants
— No warrants are currently outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsors or their affiliate, without taking into account any founder shares held by the Sponsors or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrants will become exercisable on the later of 12 months from the closing of the Proposed Public Offering or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”; and

•
if, and only if, the reported closing price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like)

F-1
5

CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 7 — Shareholder’s Equity
 (cont.)

for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based on this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders hold 8,625,000 shares of the Company’s Class B ordinary shares. Up to 1,125,000 founder shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. All shares and associated amounts have been retroactively restated.

F-1
6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Cartesian Growth Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Cartesian Growth Corporation (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from December 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum
LLP
Marcum
LLP
We have served as the Company’s auditor since 2020.
West Palm Beach, FL
March 17, 2022

CARTESIAN GROWTH CORPORATION
BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets
Cash	$551,258	$—
Prepaid Expenses	70,406	—

Total current assets	621,664	—
Deferred offering costs	—	130,686
Cash and securities held in Trust Account	345,031,308	—

Total Assets	$345,652,972	$130,686

Liabilities and Shareholders’ Equity (Deficit)
Accounts payable	$182,120	$—
Accrued offering costs and expenses	—	113,778

Total current liabilities	182,120	113,778
Deferred underwriting fee	12,075,000	—
Warrant liabilities	23,093,608	—

Total liabilities	35,350,728	113,778
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 34,500,000 and no shares, issued and outstanding, at redemption value at December 31, 2021 and December 31, 2020, respectively	345,031,308	—
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding (excluding 34,500,000 and 0 shares subject to possible redemption) at December 31, 2021 and December 31, 2020, respectively	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 and 7,187,500 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively(1)	863	719
Additional paid-in capital	—	24,137
Accumulated deficit	(34,729,927)	(7,948)

Total shareholders’ equity (Deficit)	(34,729,064)	16,908

Total Liabilities and Shareholders’ Equity (Deficit)	$345,652,972	$130,686

(1)
On December 31, 2020, an aggregate of 7,187,500 founder shares were issued to the Sponsor for an aggregate purchase price of $25,000. In February 2021, the Sponsor transferred an aggregate of 75,000 founder shares to the Company’s independent directors. Additionally, on February 23, 2021, the Company effectuated a recapitalization, and an additional 1,437,500 Class B ordinary shares were issued to the Sponsor and, as a result, the initial shareholders held 8,625,000 founder shares, including up to
1,125,000
founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.

The accompanying notes are an integral part of the financial statements.

CARTESIAN GROWTH CORPORATION
STATEMENT OF OPERATIONS

	For the year ended December 31, 2021	For the period from December 18, 2020 (inception) through December 31, 2020
Operating costs	$1,012,448	$7,948

Loss from operations	(1,012,448)	(7,948)

Other-income/(expense)
Interest earned on cash and marketable securities held in Trust Account	31,308	—
Offering costs allocated to warrants	(868,131)	—
Excess of Private Warrants fair value over purchase price	(3,097,200)	—
Change in fair value of warrant liability	3,911,091	—

Total other expense	(22,932)	—

Net loss	(1,035,380)	(7,948)

Weighted average shares outstanding; Class A ordinary shares	29,112,329	—

Basic and diluted net loss per share, Class A ordinary shares	(0.03)	0.00

Weighted average shares outstanding, Class B ordinary shares	8,449,315	—

Basic and diluted net loss per share, Class B ordinary shares	$(0.03)	$0.00

The accompanying notes are an integral part of the financial statements.

CARTESIAN GROWTH CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM DECEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares (1)	Amount
Balance as of December 18, 2020 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	7,187,500	719	24,137	—	24,856
Net loss	—	—	—	(7,948)	(7,948)

Balance as of December 31, 2020	7,187,500	$719	$24,137	$(7,948)	$16,908
Class B ordinary shares issued to Sponsor	1,437,500	144	—	—	144
Accretion of ordinary shares subject to possible redemption			(24,137)	(33,686,599)	(33,710,736)
Net loss	—	—	—	(1,035,380)	(1,035,380)

Balance as of December 31, 2021	8,625,000	$863	$—	$(34,729,927)	$(34,729,064)

(1)
On December 31, 2020, an aggregate of 7,187,500 founder shares were issued to the Sponsor for an aggregate purchase price of $25,000. In February 2021, the Sponsor transferred an aggregate of 75,000 founder shares to the Company’s independent directors. Additionally, on February 23, 2021, the Company effectuated a recapitalization, and an additional 1,437,500 Class B ordinary shares were issued to the Sponsor and, as a result, the initial shareholders held 8,625,000 founder shares, including up to 1,125,000 founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.

The accompanying notes are an integral part of the financial statements.

CARTESIAN GROWTH CORPORATION
STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2021	For the period from December 18, 2020 (inception) through December 31, 2020
Cash flows from operating act ivities:
Net loss	$(1,035,380)	$(7,948)
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(31,308)	—
Offering costs allocated to warrants	868,131	—
Excess of Private Warrants fair value over purchase price	3,097,200	—
Change in fair value of warrant liability	(3,911,091)	—
Changes in operating assets and liabilities:
Prepaid expenses	(70,406)	—
Accounts payable and accrued expenses	174,172	7,948

Net cash used in operating activities	(908,682)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)	—

Net cash used in investing activities	(345,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting commissions	338,100,000	—
Proceeds from sale of Private Warrants	8,900,000	—
Proceeds from issuance of promissory note to Sponsor	144,890	—
Payment on promissory issued to Sponsor	(144,890)	—
Payment of deferred offering costs	(540,060)	—

Net cash provided by financing activities	346,459,940	—

Net change in cash	551,258	—

Cash, beginning of period	—	—

Cash, end of the period	$551,258	$—

Supplemental disclosure of cash flow information:
Initial classification of Class A ordinary shares subject to possible redemption	$345,000,000	$—

Initial classification of warranty liability	$27,004,700	$—

Deferred underwriters’ discount payable charged to additional paid-in capital	$12,075,000	$—

Deferred offering costs included in accrued expenses	$—	$113,634

Deferred offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000

The accompanying notes are an integral part of the financial statements.

CARTESIAN GROWTH CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
Cartesian Growth Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on December 18, 2020. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or engaging in any other similar business combination with one or more businesses (the “Business Combination”).
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation and its initial public offering (the “IPO”) which is described below and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the IPO.
The Company’s sponsor is CGC Sponsor LLC, a Cayman Islands limited liability Company (the “Sponsor”).
On February 26, 2021, the Company consummated the IPO, including the full exercise of the over-allotment option by the underwriters on February 23, 2021, of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares and warrants included in the Units, the “Public Shares” and “Public Warrants”, respectively), at $10.00 per Unit, generating gross proceeds of $345,000,000, which is further discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third
of one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per whole share. The registration statements on Form
S-1
(File Nos.
333-252784
and
333-253428)
for the Company’s IPO were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2021.
Simultaneously with the closing of the IPO, the Company consummated the sale of 8,900,000 warrants (the “Private Warrants,” and together with the “Public Warrants,” the “Warrants”), at a price of $1.00 per Private Warrant, in a private placement to the Sponsor, generating gross proceeds of $8,900,000, which is further discussed in Note 4.
Transaction costs of the IPO amounted to $19,540,060 consisting of $6,900,000 of underwriting commission, $12,075,000 of deferred underwriting commission, and $565,060 of other offering costs.
Following the closing of the IPO on February 26, 2021, $345,000,000 (or $10.00 per Unit) of the net offering proceeds of the sale of the Units and the sale of the Private Warrants was placed in a trust account for the benefit of the Company’s public shareholders (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. The proceeds in the Trust Account may be invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 under
the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of: (i) the completion of an initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete its initial Business Combination by February 26, 2023, subject to applicable law, and (iii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete its initial Business Combination by February 26, 2023 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business
combination activity.
The Company will provide the holders of its outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business

Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then outstanding Public Shares. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
The Company will have until February 26, 2023 to complete the initial Business Combination (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less tax payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Company’s initial shareholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares (as described in Note 3) and any Public Shares purchased during or after the IPO, in connection with the completion of the initial Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they acquired during or after the IPO if the Company fails to complete the initial Business Combination within the prescribed time frame, and (iii) vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination. The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account.
This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company has not asked the Sponsor to reserve for such indemnification obligations. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, the Company may not be able to complete the initial Business Combination, and the public shareholders would receive such lesser amount per share in connection with any redemption of the Public Shares. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement
On September 19, 2021, the Company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Target Companies”), Rook MS LLC, a Delaware limited liability company and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”) entered into a business combination agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which the Company will hold Umbrella, a newly formed Delaware limited liability company for purposes of effecting the transactions contemplated by the Business Combination Agreement, which will hold the businesses of the Target Companies.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Going Concern Consideration
As of December 31, 2021, the Company had approximately $0.6 million in its operating bank account.
The Company is within 12 months of its mandatory liquidation date of February 26, 2023 as of the date of this Annual Report on Form
10-K.
In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”)
2014-15,
“Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company anticipates the consummation of the Business Combination in the second or third quarter of 2022 (see Note 9) alleviating the concern about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, February 26, 2023.
These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to
comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $551,258 and 0 as of December 31, 2021 and December 31, 2020. The Company did not have any cash equivalents as of December 31, 2021 and December 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Cash and Securities Held in Trust Account
At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities.
Warrant Liabilities
The Company evaluated the Warrants (which are discussed in Note 3, Note 4 and Note 8) in accordance with ASC
815-40
and concluded that a provision in its warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC
815-40,
the Warrants are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (the date of the IPO) and at each reporting date in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of the FASB ASC
340-10-S99-1. Offering
costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the

IPO. Offering costs are allocated to the
separable
financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating
expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the IPO.
Ordinary Shares Subject to Possible Redemption
All of the 34,500,000 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at December 31, 2021 all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets. At December 31, 2020, the Company had no Class A ordinary shares subject to possible redemption. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary share to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary share are affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2021, the ordinary shares subject to redemption reflected on the balance sheet are reconciled in the following table:

Gross proceeds from public issuance	$345,000,000
Less:
Proceeds allocated to public warrants	(15,007,500)
Class A ordinary shares issuance cost	(18,671,929)
Add:
Accretion of carrying value to redemption value	33,679,429
Interest earned on Trust	31,308

Class A ordinary shares subject to redemption	$345,031,308

Income Taxes
The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, there were no unrecognized tax benefits, and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.
The
Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period. The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the 20,400,000 ordinary shares underlying the 11,500,000 Warrants sold in the IPO and the 8,900,000 Private Warrants sold in the private placement, in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period presented.
The Company’s statement of operations applies the
two-class
method in calculating net income per share. Basic and diluted net income per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income attributable to the Company by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of shares.
Reconciliation of Net Loss per Share
The Company’s net income is adjusted for the portion of net income that is allocable to each class of ordinary shares. The allocable net income is calculated by multiplying net income by the ratio of weighted average number of shares outstanding attributable to Class A ordinary shares and Class B ordinary shares to the total weighted average number of shares outstanding for the period. Accretion of the carrying value of Class A ordinary shares to redemption value is excluded from net income per ordinary share because the redemption value approximates fair value.

Accordingly, basic and diluted income per ordinary share is calculated as follows:

	For the Year Ended December 31, 2021	For the period from December 18, 2020 (inception) through December 31, 2020
Class A Ordinary Shares
Numerator: Net loss allocable to Class A ordinary shares
Net loss	$(1,035,380)	$(7,948)
Less: Allocation of net income to Class B ordinary shares	(232,904)	—

Proportionate share of net loss	$(802,476)	$(7,948)

Denominator: Weighted Average Class A ordinary shares
Basic and diluted weighted average shares outstanding	29,112,329	—

Basic and diluted net loss per share	$(0.03)	$0.00

Class B Ordinary Shares
Numerator: Net loss allocable to Class B ordinary shares
Net loss	$(1,035,380)	$(7,948)
Less: Allocation of net income to Class A ordinary shares	(802,476)	(7,948)

Proportionate share of net loss	$(232,904)	$—
Denominator: Weighted Average Class B ordinary shares
Basic and diluted weighted average shares outstanding	8,449,315	—

Basic and diluted net loss per share	$(0.03)	$—

Fair Value of Financial Instruments
The Company follows the guidance in FASB ASC Topic 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.

The fair value of certain of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 –
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 –
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 –	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
See Note 8 for additional information on assets and liabilities measured at fair value.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board’s issued ASU
2020-06,
“Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU
2020-06
also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Public Units
On February 26, 2021, the Company sold 34,500,000 Units, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-third
of one redeemable warrant to purchase one Class A ordinary share.

Public Warrants
Each whole Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The Warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
In addition, if (i) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (iii) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations. and recapitalizations), for any 20 trading days within a
30-trading day
period ending on the third business day prior to the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the Class A ordinary shares underlying the Warrants.

Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 8,900,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $8,900,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.
The Private Warrants are identical to the warrants sold in the IPO except that the Private Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) will not be redeemable by the Company, (ii) may not (including the Class A ordinary shares issuable upon exercise of these Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Company’s initial Business Combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to certain registration rights. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
The initial shareholders, officers, directors and independent directors have agreed to waive their redemption rights with respect to any Public Shares they may acquire during or after the IPO, in connection with the completion of the initial Business Combination. If the Company does not complete the initial Business Combination within the applicable time period, the proceeds of the sale of the Private Warrants will be used to fund the redemption of the Public Shares.
Note 5 — Related Party Transactions
Founder Shares
On December 31, 2020, the Company issued an aggregate of 7,187,500 founder shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share, in cash. In February 2021, the Sponsor transferred an aggregate of 75,000 founder shares to its independent directors. On February 23, 2021, the Company effectuated a recapitalization, and as a result, the initial shareholders held 8,625,000 founder shares, including up to 1,125,000 founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
The initial shareholders have agreed not to transfer, assign or sell any of the founder shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the completion of the initial Business Combination or earlier if, subsequent to the initial Business Combination, the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (ii) the Company consummates a subsequent liquidation, merger, capital share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Promissory Note
On December 31, 2020, the Sponsor issued to the Company an unsecured promissory note to borrow up to $250,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing,
unsecured and were due at the earlier of June 30, 2021 or the closing of the IPO. As of February 26, 2021, the Company had borrowings of $144,890 under the promissory note, and on February 26, 2021, repaid the $144,890 from the proceeds of the IPO. As of December 31, 2021, the Company had no outstanding borrowings under the promissory note.
Working Capital Loans
In order to fund working capital deficiencies or finance `transaction costs in connection with an initial Business Combination, the Sponsor, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds from time o time as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants. As of December 31, 2021, the Company had no borrowings under Working Capital Loans.
Administrative Service Fee
The Company agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. The Company began incurring these fees on February 23, 2021 and will continue to incur these fees monthly until the earlier of the completion of an initial Business Combination and the Company’s liquidation. For the twelve months ended December 31, 2021, the Company has paid $100,000 in such fees.
Note 6 — Commitments and Contingencies
Underwriting Agreement
The underwriter had a
45-day
option from the date of the IPO to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions. On February 26, 2021, the underwriter fully exercised its over-allotment option.
Upon consummation of the IPO on February 26, 2021, the underwriters were paid a cash underwriting fee of 2.0% of the gross proceeds of the IPO, or $6,900,000 in the aggregate.
The underwriters of the IPO are entitled to a deferred underwriting commission of 3.5% of the gross proceeds of the IPO, or $12,075,000 in the aggregate. Subject to the terms of the underwriting agreement, the deferred underwriting commission will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination and the deferred underwriting commission will be waived by the underwriters in the event that the Company does a Business Combination.
Registration Rights
On February 23, 2021, the Company entered into a registration rights agreement with respect to the Founder Shares, the Private Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans), which requires the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). Pursuant to such registration rights agreement, the holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Company’s initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Note 7 — Shareholders’ Equity
Preference Shares
— The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class
 A Ordinary Shares
— The Company is authorized to issue up to 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2021 and December 31, 2020 there were 34,500,000 and 0, respectively, issued and outstanding. Of the issued and outstanding Class A ordinary shares, 34,500,000 shares are subject to possible redemption, at December 31, 2021 and, therefore, classified outside of permanent equity. At December 31, 2021 all Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Class
 B Ordinary Shares
—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2021 and December 31, 2020, there were 8,625,000 and 7,187,500 Class B ordinary shares, respectively, issued and outstanding. On February 23, 2021, the Company effectuated a recapitalization resulting in the initial shareholders holding 8,625,000 Class B ordinary shares, including up to 1,125,000 founder shares which were subject to forfeiture by the Sponsor, if the over-allotment option was not exercised by the underwriters in full. As a result of the underwriters’ full exercise of their over-allotment option on February 26, 2021, none of the Class B ordinary shares are subject to forfeiture any longer.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (As Revised) of the Cayman Islands, as amended from time to time, or applicable share exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis,
20% of the sum of (i) the total number of the Company’s ordinary shares issued and outstanding upon completion of the IPO, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued by the Company in connection with or in relation to the completion of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of a target business in the initial Business Combination and any warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$345,031,308	$345,031,308	$—	$—

Liabilities:
Public Warrants Liability	12,765,000	12,765,000	—	—
Private Warrants Liability	10,328,609	—	—	10,328,609

	$23,093,609	$12,765,000	$—	$10,328,609

The Warrants are accounted for as liabilities in accordance with ASC
815-40
and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statement of Operations.
The
Company established the initial fair value of the Public Warrants and Private Warrants on February 26, 2021, the date of the Company’s IPO, using a Monte Carlo simulation model. As of December 31, 2021, the fair value for the Private Warrants was estimated using a Monte Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public and Private Warrants were classified as Level 3 at the initial measurement date, and the Private Warrants were classified as Level 3 as of December 31, 2021 due to the use of unobservable inputs. For the period ending December 31, 2021, the Public Warrants were reclassified from a Level 3 to a Level 1 classification due to use of the observed trading price of the separated Public Warrants.
The following table presents the changes Level 3 liabilities for the year ended December 31, 2021:

Fair Value at January 1, 2021	$—
Initial fair value of public and private warrants	27,004,700
Transfer of public warrants to Level 1	(15,007,500)
Change in fair value	(1,668,591)

Fair Value at December 31, 2021	$10,328,609

The key inputs into the Monte Carlo simulation as of February 26, 2021 and December 31, 2021 were as follows:

	(Initial Measurement) February 26, 2021	December 31, 2021
Risk-free interest rate	0.98%	1.30%
Expected term remaining (years)	6.13	5.49
Expected volatility	24.2%	17.5%
Stock price	$9.565	$9.88
Note 9 — Subsequent Events
Proposed Business Combination
The Company filed a registration statement on Form
S-4
(File
No. 333-262644)
(the “Form
S-4”)
with the SEC on February 11, 2022, in connection with the Business Combination Agreement. The consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions, representations and warranties, covenants and closing conditions in the Business Combination Agreement, including, but not limited to, approval by the Company’s shareholders of the Business Combination Agreement, the effectiveness of the Form
S-4,
and other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the second or third quarter of 2022.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review and other than with respect to the filing of the Form
S-4
described above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499
Report of Independent Registered Public Accounting Firm
To the Managing Board and Members
Tiedemann Wealth Management Holdings, LLC:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Tiedemann Wealth Management Holdings, LLC and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of income, changes in members capital, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audits.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2000.
Philadelphia, Pennsylvania
May 6, 2022
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Consolidated Statements of Financial Condition
December 31, 2021 and December 31, 2020

	2021	2020
Assets
Cash and cash equivalents	$8,040,237	3,567,686
Investments at fair value	1,045,272	666,637
Equity method investments	1,563,918	4,618,118
Fees receivable	20,018,781	17,370,342
Intangible assets, net	15,483,147	16,148,301
Goodwill	22,184,797	22,184,797
Fixed assets	1,217,659	1,910,877
Notes receivable from members	1,701,994	—
Other assets	3,801,040	2,287,396
Deferred tax assets, net	—	—

Total assets	$75,056,845	68,754,154

Liabilities and Members’ Capital
Accrued compensation and profit sharing	$13,214,485	6,478,205
Accrued member distributions payable	4,000,000	3,563,032
Accounts payable and accrued expenses	4,439,168	1,972,825
Payable to equity method investees	1,042,608	2,576,526
Term notes, line of credit and promissory notes	11,697,122	15,043,415
Fair value of interest rate swap	34,502	212,067
Deferred tax liability, net	106,988	30,079
Deferred rent	500,912	367,987

Total liabilities	35,035,785	30,244,136

Commitments and contingencies (Note 11)
Members’ capital — Class A	5,711	7,766
Members’ capital — Class B (net of loans to members of $625,778, at December 31, 2020)	39,582,385	38,502,252

Total members’ capital	39,588,096	38,510,018

Non-controlling interest	432,964	—

Total equity	40,021,060	38,510,018

Total liabilities and equity	$75,056,845	68,754,154

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2021 and December 31, 2020

	2021	2020
Income:
Trustee, investment management, and custody fees	$75,703,246	64,389,302

Total income	75,703,246	64,389,302

Operating expenses:
Compensation and employee benefits	47,412,792	42,163,726
Systems, technology, and telephone	5,070,338	4,008,405
Occupancy costs	3,498,052	3,623,826
Professional fees	6,881,887	2,020,162
Travel and entertainment	566,102	245,723
Marketing	931,120	872,649
Business insurance and taxes	1,235,126	592,285
Education and training	34,764	36,726
Contributions, donations and dues	254,193	147,126
Depreciation and amortization	695,274	690,448
Amortization of intangible assets	1,356,267	1,223,923

Total operating expenses	67,935,915	55,624,999

Operating income	7,767,331	8,764,303
Other income (expenses)
Interest and dividend income	56,588	33,408
Interest expense	(454,406)	(417,412)
Other investment gain (loss), net	62,054	(221,844)
Other-than-temporary loss on equity method investments (Note 6)	(3,051,619)	(404,430)
Variable interest entity (loss) on investment (Note 3)	(146,264)	—
Change in fair value of interest rate swap	177,565	(212,067)
Other expenses	(105,087)	(58,762)

Income before taxes	4,306,162	7,483,196
Income tax expense	(515,400)	(496,697)

Net income for the year	3,790,762	6,986,499

Net loss attributable to noncontrolling interest	148,242	—

Net income for the year attributable to the Company	$3,939,004	6,986,499

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Consolidated Statements of Changes in Members’ Capital
Years ended December 31, 2021 and December 31, 2020

	Class A	Class B	Non-controlling Interest	Total
Members’ capital as of January 1, 2020	$8,393	40,064,634	—	40,073,027
Member capital distributions	(496)	(4,811,876)	—	(4,812,372)
Reallocation of book capital as a result of member transactions	(866)	866	—	—
Loans to members	—	(625,778)	—	(625,778)
Repurchase of member units	—	(4,256,742)	—	(4,256,742)
Restricted unit compensation	36	1,145,348	—	1,145,384
Operations:
Net income for the period	699	6,985,800	—	6,986,499

Members’ capital as of December 31, 2020	$7,766	38,502,252	—	38,510,018

Members’ capital as of January 1, 2021	7,766	38,502,252	—	38,510,018
Reclassification of loans to members to notes receivable from members (Note 11a)	—	625,778	—	625,778
Non-controlling interest shareholders’ equity			581,206	581,206
Member capital distributions	(2,281)	(9,016,634)	—	(9,018,915)
Reallocation of book capital as a result of member transactions	(1,127)	1,127	—	—
Restricted unit compensation	791	5,531,420	—	5,532,211
Operations:
Net income (loss) for the year	562	3,938,442	(148,242)	3,790,762

Members’ capital as of December 31, 2021	$5,711	39,582,385	432,964	40,021,060

See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2021 and December 31, 2020

	2021	2020
Cash flows from operating activities:
Net income for the year	$3,790,762	6,986,499
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	1,356,267	1,223,923
Depreciation and amortization	695,274	690,448
(Gains) losses on investments	(51,472)	168,070
Other-than-temporary loss on equity method investments	3,050,350	399,137
Restricted unit compensation	5,532,211	1,145,384
Deferred income tax (benefit) expense	(92,510)	60,271
Changes in operating assets and liabilities:
(Increase) in fees receivable	(2,648,439)	(1,707,970)
(Increase) in other assets	(1,513,644)	(846,997)
Increase in deferred rent	132,925	82,075
Increase (decrease) in accrued compensation and profit sharing	6,736,280	(1,129,665)
(Decrease) in payable to equity method investees	(1,533,918)	(1,206,855)
Increase in accounts payable and accrued expenses	2,373,690	627,337
(Increase) decrease in fair value of interest rate swap	(177,565)	212,067

Net cash provided by operating activities	17,650,211	6,703,724

Cash flows from investing activities:
Cash acquired from consolidation of variable interest entity	5,900	—
Loss on acquisition of variable interest entity	146,265	—
Loans to members	(1,076,216)	(583,356)
Distributions from investments	36,773	4,511
Purchases of investments	(1,138,722)	(1,030,665)
Sales of investments	778,636	2,138,699
Purchases of equity method investments	—	(6,175)
Cash payment associated with TG contigent consideration	—	(6,434,493)
Purchases of fixed assets	(2,056)	(485,839)

Net cash used in investing activities	(1,249,420)	(6,397,318)

Cash flows from financing activities:
Member distributions	(8,581,947)	(3,250,205)
Payments on term notes and line of credit	(7,060,000)	(8,120,000)
Borrowings on term notes and lines of credit	6,500,000	13,800,000
Payments on promissory notes	(2,786,293)	(3,151,831)

Net cash used in financing activities	(11,928,240)	(722,036)

Net increase (decrease) in cash	4,472,551	(415,630)
	3,567,686	3,983,316

Cash and cash equivalents at beginning of year	$8,040,237	3,567,686

Cash and cash equivalents at end of year
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$618,721	311,958
Interest payments on term notes and line of credit	297,808	327,236
Supplemental disclosure of noncash financing activities:
Non-cash equity issuance	2,505,153	5,568,480
Non-cash repurchase of units with notes payable	6,000	2,797,552
See accompanying notes to consolidated financial statements.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(1)	Description of the Business
Tiedemann Wealth Management Holdings, LLC (the Company) was incorporated in the state of Delaware on December 5, 2007, as a limited liability company. The Company’s members’ capital consists of Class A shares (voting) and Class B shares (nonvoting). The Company was formed for the purpose of serving as a holding company for its two main subsidiaries, Tiedemann Trust Company (TTC) and Tiedemann Advisors, LLC (TA) and to serve as a platform to build out the operating presence of these Tiedemann businesses.
TTC acts as a limited purpose trust company, conducting business principally in a trust or fiduciary capacity. TTC provides highly qualified investment and trust services, and objectively allocates all trust assets to independent, individual managers around the world. TTC’s primary regulator is the Delaware Office of the State Bank Commissioner (the Commission) and has its offices in Wilmington, Delaware. The Commission has communicated to the Company that it has established a policy that all trust companies have a minimum of 0.25% of managed assets in capitalization.
TA is a Registered Investment Advisor with the Securities and Exchange Commission. TA currently has offices in New York, New York; San Francisco, California; Seattle, Washington; Palm Beach, Florida; Dallas, Texas; Bethesda, Maryland; Portland, Oregon and Aspen, Colorado.
On September 19, 2021, the Company entered into a Business Combination Agreement by and among Cartesian Growth Corporation (“SPAC”), Rook MS LLC, Alvarium Investments Limited (“Alvarium”), TIG Trinity GP, LLC, TIG Trinity Management LLC (TIG Trinity GP, LLC together with TIG Trinity Management LLC, the “TIG Entities”), and Alvarium Tiedemann Capital, LLC. Pursuant to the reorganization plan of the Business Combination Agreement, the Company, TIG Entities and Alvarium would become the wholly owned subsidiaries of Alvarium Tiedemann Capital, LLC, which is the direct subsidiary of SPAC. Alvarium Tiedemann Capital, LLC, will receive the shares of SPAC upon closing and the SEC public registration. The transaction is expected to close during the third quarter of 2022.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation
The accompanying consolidated financial statements have been prepared under the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP) and conforms to prevailing practices within the financial services industry, as applicable to the Company.
The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include the useful lives of fixed assets and intangibles, the valuation of investments, deferred tax assets, deferred tax liabilities, share based compensation, income tax uncertainties, and other contingencies.
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, TTC, TA, Tiedemann Wealth Management Holdings, Inc., TWMH Investments, Inc., and Tiedemann Wealth Management GP, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(b)	Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of the tangible and intangible assets acquired and the liabilities assumed. Under ASC 350, “Intangible — Goodwill and Other”, goodwill is not amortized, but rather is subject to an annual impairment test.
The Company tests goodwill for impairment as of October 1 of each year, or more frequently if events or changes in circumstances indicate that this asset may be impaired. For the purposes of impairment testing, the Company has determined that it has one reporting unit. The Company’s test of goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not equal to or more than its carrying amount, then no additional steps are necessary. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the quantitative analysis, the Company compares the fair value of its reporting unit to its carrying value. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired and no additional steps are necessary. However, if the fair value of the reporting unit is less than book value, then under the second step the carrying amount of the goodwill is compared to its implied fair value.

(c)	Intangible assets other than goodwill, net
Other intangible assets are amortized over their estimated useful lives using the straight-line method. Customer relationships have an estimated useful life of 11 years and 19 years. Computer software has a useful life of 5 years.

(d)	Impairment of long-lived assets
The Company’s long-lived assets and identifiable intangibles that are subject to amortization are reviewed for impairment in accordance with ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include any significant changes in the manner of the Company’s use of the assets and significant negative industry or economic trends.
Upon determination that the carrying value of a long-lived asset may not be recoverable based upon a comparison of aggregate undiscounted projected future cash flows to the carrying amount of the asset, an impairment charge is recorded for the excess of the carrying amount over fair value.
The Company evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable in accordance with ASC 360. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets, significant negative industry or economic trends, and a significant decline in the Company’s stock price for a sustained period of time. The Company recognizes impairment based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or a discounted cash flow analysis.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(e)	Revenue Recognition
Adoption of New Accounting Standard
Effective January 1, 2020, the Company adopted the Financial Accounting Standards Board (“FASB”) Topic 606 (“ASC 606”), Revenue from Contracts with Customers. The adoption of this guidance did not result in changes to the timing of recognition and measurement of revenue and recognition of costs incurred to obtain and fulfill revenue contracts with customers.
The new guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of the guidance is that an entity should recognize revenue for the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Additionally, the guidance requires improved disclosure to help users of the combined financial statements better understand the nature, amount, timing and uncertainty of revenue that is recognized.
Trustee, Investment Management, and Custody Fees
Revenues from contracts with customers consist of investment management, trustee, and custody fees. All trustee, investment management and custody fees are earned in the United States. Pursuant to ASC 606, the Company recognizes revenue at the time of transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Under this standard, revenue is based on a contract with a determinable transaction price and a distinct performance obligation with probable collectability. Revenues cannot be recognized until the performance obligation is satisfied and control is transferred to the customer.
Investment management, trustee and custody fees are recognized over the period in which the investment management services are performed, using a time-based output method to measure progress. The amount of revenue varies from one reporting period to another as levels of assets under advisement (“AUA”) change (from inflows, outflows, and market movements) and as the number of days in the reporting period change. No judgment or estimates by management are required to record revenue related to these transactions and pricing is clearly identified within the contract.
For services provided to each client account, the Company charges an investment management, inclusive of custody, and/or trustee fee based on the fair value of the AUA of such account representing a single performance obligation. For assets for which valuations are not available on a daily basis, the most recent valuation provided to the Company is used as the fair value for the purpose of calculating the quarterly fee. In certain circumstances, fixed fees are charged to customers on a monthly basis. The nature of the Company’s performance obligation is to provide a series of distinct services in which the customer receives the benefits of the services over time. The Company’s performance obligation is satisfied at the end of each month or quarter, as applicable to the contract with the customer. Therefore, none of the transaction price is allocated to an unsatisfied performance obligation as of December 31, 2021 and December 31, 2020.
Fees are charged quarterly in arrears based upon the market value at the end of the quarter. Prior to the second quarter of 2020, such fees were charged either quarterly, in arrears, and calculated using the average of the daily market value during the subject quarter for such account, or quarterly, in advance based upon the market value at the beginning of the quarter. Receivable

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

balances from contracts with customers are included in the fees receivable line in the Consolidated Statement of Financial Condition. There were no impairment losses on such Fees Receivable as of December 31, 2021 and December 31, 2020.
Contract Assets and Liabilities
Contract assets typically result from contracts when revenue recognized exceeds the amount billed to the customer, and right to payment is not just subject to the passage of time. Contract assets are transferred to fees receivable when the rights become unconditional. The Company had no contract assets as of December 31, 2021 and December 31, 2020.
Contract liabilities (deferred revenue) typically results from fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized. The Company had no contract liabilities as of December 31, 2021 and December 31, 2020.
Contract costs
The Company does not incur any incremental costs related to obtaining a contract with a customer that it would not have incurred if the contract had not been obtained. Therefore, no such costs have been capitalized in the Consolidated Statements of Financial Condition as of December 31, 2021 and December 31, 2020.
Interest and Other Income
The Company recognizes and records income on the accrual basis when earned. Dividend income is recorded on the ex-dividend
date.

(f)	Cash and Cash Equivalents
Cash and cash equivalents consist of
noninterest-bearing
balances on deposit, an
interest-bearing
money market mutual fund, and a mutual fund.
At December 31, 2021 and December 31, 2020, substantially all cash was held in checking accounts at a major financial institution which management believes is creditworthy. Cash held at financial institutions may exceed the amount insured by the Federal Deposit Insurance Corporation.

(g)	Investments
The Company holds marketable securities at fair value in accordance with ASC 321, “Investments – Equity Securities”. Changes in fair value are recorded in Other investment gain (loss), net in the Consolidated Statements of Income.
During the years ended December 31, 2021 and 2020, the Company held interests in various affiliated limited partnerships and limited liability companies whose purpose is to achieve capital appreciation through investments in financial instruments and investment vehicles. The Company has concluded that these entities are variable interest entities and the Company determined it was not the primary beneficiary. Therefore, the Company does not consolidate these entities, and accounts for their financial interests under the equity method of accounting.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

The Company accounts for investments in which it has significant influence but not a controlling financial interest using the equity method of accounting (see Note 6).

(h)	Compensation and Employee Benefits
Compensation consists of (a) salary and bonus, and benefits paid and payable to employees and members and (b) stock-based compensation associated with the grants of restricted units to employees. Compensation cost relating to the grant of restricted Class B units is expensed on a straight-line basis over the vesting period of the award, which is generally between three and five years, or in certain cases, grants vest immediately. The fair value of restricted units is estimated based on a multiple of prior year revenue. The Company recognizes forfeitures as they occur.

(i)	Fixed Assets
Equipment and furniture are stated at cost and depreciated using the straight-line
method over the estimated useful lives of five years. Leasehold improvements are stated at cost and amortized using the straight-line
method over the remaining term of the lease.

(j)	Income Taxes
The Company is a limited liability company. Accordingly, at the Company level, federal, state, and local income taxes are the responsibility of its members. However, some of the Company’s corporate subsidiaries account for income taxes under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 740,
Income Taxes
. Deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws, which are expected to be in effect when the related temporary differences are expected to be reversed.
In accordance with GAAP, the Company is required to evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions with respect to tax deemed not to meet the
“more-likely
than-not”
threshold would be recorded as a tax expense in the current year. The Company has concluded that there is no provision for uncertain tax positions required in the Company’s consolidated financial statements. However, the Company’s conclusions regarding this evaluation are subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

(k)	Other Assets
Other assets include prepaid expenses, miscellaneous receivables, current income taxes receivable, and software licenses. The Company amortizes assets over their respective useful lives, as applicable.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(l)	Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC 815, “Derivatives and Hedging,” which requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a normal purchase normal sale exception. Normal purchases and normal sales contracts are those that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by a reporting entity over a reasonable period in the normal course of business. The Company uses an interest rate swap to manage its interest rate exposure on its long term debt, which is not designated as a cash flow hedge. Changes in the fair value of non-hedge
derivatives are immediately recognized in earnings. See Note 15, “Accounting for Derivative Instruments and Hedging Activities” for more information.

(m)	Segment Reporting
The Company measures its financial performance and allocates resources in a single segment. Therefore, the Company considers itself to be in a single operating and reportable segment structure. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment. All of the Company’s long-lived assets were located in, and all revenues from external customers were attributed to the United States, as of and for the years ended December 31, 2021 and 2020.

(n)	Reclassifications
The Company has reclassified certain amounts relating to its prior period results to conform to its current period presentation. These reclassifications have not changed the results of operations of prior periods.

(o)	New Accounting Standards

i)	Accounting Standards recently adopted by the Company
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU
2016-13
replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. This guidance is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019. As such, the Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.
In January 2017, the FASB issued ASU
No. 2017-04,
Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

assets should be disclosed. The Company adopted this standard prospectively effective January 1, 2020 and the adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU
2018-13,
Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This guidance adds, modifies and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with Topic 820, Fair Value Measurement. This guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As such, the Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

ii)	Recently issued accounting standards not yet adopted by the Company
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize almost all leases on the balance sheet as a right-of-use asset and a lease liability and requires leases to be classified as either an operating or a finance type lease. The standard excludes leases of intangible assets or inventory. The Company will adopt this standard for the year ended December 31, 2022. The adoption of this standard will not have a material impact on our operations or cash flows.
In December 2019, the FASB issued ASU
2019-12,
Simplifying the Accounting for Income Taxes. ASU
2019-12
eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This guidance is effective for public business entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted, including in interim periods. The Company adopted this standard on January 1, 2022. The adoption of this standard did not have a material impact on our operations or financial position.

(3)	Variable Interest Entity
On January 15, 2021 (“the closing date”), the Company entered into a shareholder agreement to acquire a 25% interest in Integrated Wealth Platform, Inc (IWP). In accordance with ASC
810-50,
Consolidation, the Company determined that IWP met the criteria for a variable interest entity, and the Company acquired a controlling financial interest due to the Company’s control of IWP’s Board of Directors. The Company acquired 40% of the outstanding common shares and 25% of the fully diluted shares, in exchange for $340,000 on the closing date. The fully diluted shares of IWP consist of common stock and Stock Option Appreciation Rights (SOARs) that were fully vested as of the closing date. The SOARs allow the holder to acquire shares of IWP common stock upon exercise for a de minimis amount. As of December 31, 2021, no SOARs have been exercised. The SOARs expire 15 years after the grant date. The fair value of intangible assets related to the acquired IWP software at acquisition date was $689,822. The operating results of IWP from January 15, 2021 through December 31, 2021 are included in the consolidated statements of income, and adjusted for the noncontrolling interest portion.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

The acquired intangible asset, software, is being amortized on a straight-line basis over the estimated useful life of 5 years, which approximates the pattern in which the economic benefits of the intangible asset are expected to be realized. The amortization of software as a result of the IWP variable interest entity asset acquisition is included in the Company’s consolidated statements of income for the year ended December 31, 2021 was $132,216.

(4)	Amortization and impairment of intangible assets and goodwill
Total amortization of customer relationships for the years ended December 31, 2021 and 2020 was $1,223,923 and $1,223,923, respectively. Total amortization of software for the years ended December 31, 2021 and 2020 was $132,344 and $0, respectively.

	December 31, 2021
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Customer relationships	8.6	$21,000,000	(6,075,623)	14,924,377
Software	3.1	691,743	(132,973)	558,770

Total		21,691,743	(6,208,596)	15,483,147

Total intangible assets		21,691,743	(6,208,596)	15,483,147

	December 31, 2020
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Customer relationships	8.6	$21,000,000	(4,851,699)	16,148,301

Total		21,000,000	(4,851,699)	16,148,301

Total intangible assets		21,000,000	(4,851,699)	16,148,301

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

During the years ended December 31, 2021 and 2020, no triggering events were identified, and no impairment charge was recognized on goodwill from acquisitions and intangible assets.

	2021	2020
Balance as of January 1:
Gross goodwill	$22,184,797	22,184,797
Accumulated impairment losses	—	—

Net goodwill as of January 1:	22,184,797	22,184,797

Goodwill acquired during the year	—	—
Impairment expense	—	—

	—	—
Balance as of December 31:
Gross goodwill	22,184,797	22,184,797
Accumulated impairment losses	—	—

Net goodwill as of December 31:	$22,184,797	22,184,797

(5)	Investments at fair value
Investments at fair value as of December 31, 2021 and 2020 are presented below:

	2021		2020
	Cost	Fair Value	Cost	Fair Value
Investments at fair value:
Mutual Funds	$700,233	611,513	474,736	392,636
Exchange-traded funds	354,862	433,760	173,089	274,001

	$1,055,095	1,045,272	647,825	666,637

(6)	Equity Method Investments
Equity method investments as of December 31, 2021 and 2020 are presented below:

	2021		2020
	Cost	Carrying Value	Cost	Carrying Value
Equity method investments:
TTC Multi-Strategy Fund, QP, LLC	$11,630	13,137	12,030	12,428
TTC Global Long/Short Fund QP, LP	4,439	5,264	4,439	5,045
Energy Infrastructure & Utility Fund QP, LP	1,609	3,169	1,609	2,562
TTC World Equity Fund QP, LP	13,086	21,109	16,536	22,400
Municipal High Income Fund QP, LP	3,701	4,132	3,701	3,940
TWM Partners Fund, LP	9,330	17,107	9,330	15,291
Tiedemann International Holdings AG	4,950,000	1,500,000	4,950,000	4,556,452

	$4,993,795	1,563,918	4,997,645	4,618,118

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

Tiedemann International Holdings AG
On October 24, 2019 (“the closing date”), the Company entered into a shareholder agreement to acquire 40% of the common stock of Tiedemann Constantia AG (“TC”) in exchange for both cash and non-cash
consideration in the amount of $4,950,000, as discussed further below. In accordance with ASC 810,
Consolidation,
the Company determined that TC did not meet the criteria for a variable interest entity, and the Company did not acquire a controlling financial interest. As the Company’s investment provided the ability to exercise significant influence over operating and financial policies of TC, the Company accounted for the investment under the equity method of accounting.
In January 2021, all the ownership interest of TC was transferred to Tiedemann International Holdings AG (“TIH”), including the Company’s 40% ownership interest. TIH owns the operating entity TC. In accordance with ASC 810,
Consolidation,
the Company determined that TIH did not meet the criteria for a variable interest entity, and the Company did not acquire a controlling financial interest. As the Company’s investment provided the ability to exercise significant influence over operating and financial policies of TIH, the Company accounted for the investment under the equity method of accounting.
Under the shareholder agreement, in consideration for the interest in TC, the Company has agreed to make one or several cash contributions to TC in an aggregate amount of $3,000,000. The Company made payments totaling $1,236,076 and $1,206,855 against this liability in the years ended December 31, 2021 and 2020, respectively.
Under the shareholder agreement, TC has entered into a five-year professional services agreement with Tiedemann Advisors, LLC, to provide services with a value of $1,200,000. The Company billed TC $300,225 and $0 for professional services in the years ended December 31, 2021 and 2020, respectively.
In July 2021, TIH entered into a Business Combination Agreement with a London-based multi-family office, Holbein Partners LLP. The transaction was closed in January 2022. The Company’s 40% ownership in TIH remains the same as of December 31, 2021. See Note 19, “Subsequent Events”, for additional information on the closing of the transaction.
In December 2021, the Company began discussions with a significant shareholder of TIH, to purchase additional TIH shares, at which time a valuation was performed and it was concluded the Company’s investment in TIH was impaired. At December 31, 2021, the Company’s investment in TIH was valued at $1,500,000 and the Company recorded an impairment loss of $2,363,530.
The Company’s share of income and losses and recognition of other-than-temporary impairments are non-cash
adjustments to net income. Such income, losses, and impairments are included in the line item ‘Other-than-temporary loss on equity method investments’ within operating activities in the Consolidated Statement of Cash Flows.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

The Company’s original carrying value of the investment in TC was $4,950,000, which included the cash contribution agreement of $3,000,000, the professional services agreement of $1,200,000, and equity in the Company valued at $750,000. The current carrying value of the investment was $1,500,000 as of December 31, 2021, and $4,556,452 as of December 31, 2020. The following table presents the changes in the carrying value of the TC and TIH investment during the years ended December 31, 2021 and December 31, 2020:

Carrying value as of December 31, 2019	$4,960,882
TWMH share of net income (loss) during 2020	(404,430)

Carrying value as of December 31, 2020	4,556,452
TWMH share of net income (loss) during 2021	(694,191)
2021 Foreign currency translation adjustment	1,269
Other-than-temporary impairment	(2,363,530)

Carrying value as of December 31, 2021	$1,500,000

At December 31, 2021 and December 31, 2020, the excess carrying value over the Company’s share of net assets of equity method investees was $1,106,804 and $3,499,336, respectively, calculated as follows:

Carrying value of equity method investments as of December 31, 2021	$1,500,000
TWMH 40% share of net assets	(393,196)

Equity method goodwill as of December 31, 2021	$1,106,804

Carrying value of equity method investments as of December 31, 2020	$4,556,452
TWMH 40% share of net assets	(1,057,116)

Equity method goodwill as of December 31, 2020	$3,499,336

The Company has elected not to amortize the equity method goodwill.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

Summary unaudited financial information for TIH as of December 31, 2021 and TC as of December 31, 2020 are as follows:

	USD*
	2021	2020
Financial Position (unaudited):
Current assets	$507,579	375,055
Financial assets	1,697,105	3,243,172
Fixed assets	2,624	21,554

Total assets	$2,207,308	3,639,781

Current liabilities	$1,224,318	996,990
Total liabilities
Stockholder’s equity	2,595,997	4,095,357

Total liabilities and stockholder’s equity	$3,820,315	5,092,347

Results of operations:
Net operating loss	$(1,613,007)	(1,452,564)

*	The underlying financial statements for TIH in 2021 and TC in 2020 were reported in Swiss Franc (CHF). The Company converted to USD using the average FX rate for each year.

(7)	Fixed Assets
Fixed assets on December 31, 2021 and December 31, 2020 consisted of the following:

	2021	2020
Office equipment	$2,747,696	2,745,640
Less accumulated depreciation	(2,184,021)	(1,889,028)

Office equipment, net	563,675	856,612

Leasehold improvements	2,437,716	2,437,716
Less accumulated amortization	(1,783,732)	(1,383,451)

Leasehold improvements, net	653,984	1,054,265

Fixed assets, net	$1,217,659	1,910,877

Depreciation and amortization expense for the years ended December 31, 2021 and 2020 amounted to $695,274 and $690,448, respectively.

(8)	Fair Value Measurements
The Company classifies its fair value measurements using a
three-tiered
fair value hierarchy. The basis of the tiers is dependent upon the various “inputs” used to determine the fair value of the Company’s assets and liabilities. Fair value is considered the value using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The inputs are summarized in the three broad levels listed below:

•	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 — Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The following is a summary categorization, as of December 31, 2021 and December 31, 2020, of the Company’s financial instruments based on the inputs utilized in determining the value of such financial instruments:

	December 31, 2021
	Level 1	Level 2	Level 3
	Quoted prices	Observable inputs	Unobservable inputs	Total
Assets:
Mutual funds	$611,513	—	—	611,513
Exchange-traded funds	433,760	—	—	433,760
Liabilities:
Interest rate swap	—	34,502	—	34,502
Long-term debt	—	—	8,448,561	8,448,561

Total	$1,045,272	34,502	8,448,561	9,528,335

	December 31, 2020
	Level 1	Level 2	Level 3
	Quoted prices	Observable inputs	Unobservable inputs	Total
Assets:
Mutual funds	$392,636	—	—	392,636
Exchange-traded funds	274,001	—	—	274,001
Liabilities:
Interest rate swap	—	212,067	—	212,067
Long-term debt	—	—	9,697,121	9,697,121

Total	$666,637	212,067	9,697,121	10,575,825

Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company’s consolidated balance sheets on a recurring basis and are classified as Level 2 within the fair value hierarchy as the fair value can be determined based on observable values of underlying interest rates. For further discussion of interest rate swaps, see Note 15, “Accounting for Derivative Instruments and Hedging Activities”.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

The fair value of long-term debt is based on expected future cash flows discounted at current interest rates for similar instruments with equivalent credit quality and is classified as Level 3 within the fair value hierarchy. As of December 31, 2021 and December 31, 2020, fair value approximated carrying value. For further discussion of long-term debt, see Note 14, “Term Notes, Line of Credit & Promissory Notes”.

(9)	Income Taxes
Income tax expense for the years ended December 31, 2021 and 2020 comprised the following:

	2021	2020
Current tax expense
Federal	$318,208	188,098
State and local	251,046	248,412

Total current tax expense	569,254	436,510

Deferred tax expense
Federal	(42,945)	60,187
State and local	(10,909)	—

Total deferred tax benefit	(53,854)	60,187

Total	$515,400	496,697

The earnings and losses of the Company for federal and certain state tax jurisdictions are reported on the tax returns of the individual members. However, certain subsidiaries of the Company are taxpaying entities. During 2021 and 2020, the Company made distributions totaling $5,012,912 and $1,812,372, respectively, for the purpose of the members’ estimated federal, state, and local tax payments. The Company’s state and local tax expense noted above is comprised of income taxes the Company and its subsidiaries are subject to in federal and state jurisdictions, including U.S. Federal Income Tax, Maryland Income Tax, New York City Unincorporated Business Tax, Delaware Franchise Tax and Texas Franchise Tax. The Company also is subject to certain local and state gross receipts taxes, which are included in Business Licenses and Taxes on the Consolidated Statements of Income. The Company’s current tax receivable was $19,371 and $4,526 as of December 31, 2021 and 2020, respectively, which is included in other assets. The Company’s current tax payable was $207,918 and $112,667 as of December 31, 2021 and 2020, respectively, which is included in accounts payable and accrued expenses.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

The deferred income tax benefit results from differences in the timing of revenue and expense recognition for income tax and financial reporting purposes. At December 31, 2021 and 2020, the Company’s gross deferred asset is $123,652 and $65,856, respectively. The Company’s deferred tax asset primarily relates to capital loss carryforward losses on certain investments sold, a net operating loss carryforward and book to tax differences of depreciation of fixed assets and intangible assets. The Company’s gross deferred tax liability on December 31, 2021 and 2020 is $230,640 and $95,935, respectively. The Company’s deferred tax liability is primarily related to employee unit awards. A reconciliation of the net deferred tax asset (liability) for the years ended December 31, 2021 and 2020, respectively, is presented below:

	2021	2020
Other investments gain, net	$25,162	21,569
Book versus tax depreciation	15,493	11,797
Book versus tax amortization	(153,439)	—
Net operating loss carryforward	59,061	—
Capital Gains/Losses	23,936	32,738
Compensation expense for employee unit awards	(74,936)	(93,670)
Other	(2,265)	(2,513)

	$(106,988)	(30,079)

The Company evaluates the realizability of its deferred tax assets on a quarterly basis and may recognize or adjust any valuation allowance when it is more likely than not that all or a portion of the deferred tax asset may not be realized. As of December 31, 2021, the Company has not recognized a valuation allowance for expiring capital loss carryforwards, as the current carryforwards do not expire until December 31, 2025. As of and prior to December 31, 2021, the Company has not recognized any liability for uncertain tax positions. As of December 31, 2021, the gross net operating loss carryforward is $214,630 and under current federal tax law, may be carried forward indefinitely. As of December 31, 2021, the gross capital loss carryforward is $113,983 and under current federal tax law, may be carried forward five years.
The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the tax years that remain open under the statute of limitations will be subject to examination by the appropriate tax authorities. The Company is generally no longer subject to federal, state, or local examinations by tax authorities for tax years prior to 2018.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

A reconciliation of the U.S. federal income tax rate of 21.0% to the consolidated financial statements total tax expense for the year ended December 31, 2021 and 2020, respectively, is presented below:

2021 Tax Effect
Pre-Tax book income for consolidated entity	21.00%
Pass-through entities	-15.25%
State and local for non taxable entity	4.01%
State and local	0.87%
Other	0.94%

11.57%

2020 Tax Effect
Pre-Tax book income for consolidated entity	21.00%
Pass-through entities	-17.71%
Other	0.82%
UBT	1.54%
State and local for non taxable entity	1.02%

6.67%

(10)	Retirement Plans
The Company sponsors a defined–contribution 401(k) plan for the benefit of its employees. The plan allows employees to contribute up to 15% of salary subject to certain limitations on a pretax basis. At its discretion, the Company can make profit sharing plan contributions to the participants’ accounts.
The Company accrued profit sharing contributions of $719,711 and $611,411 during the years ended December 31, 2021 and 2020, respectively, which are included in compensation and employee benefits on the consolidated statements of income.

(11)	Commitments and Contingencies
As of December 31, 2021, future minimum rental operating leases that have initial or non-cancelable
lease terms of one year or greater aggregate to $8,678,341 are payable as follows:

Total
2022	$1,991,828
2023	1,166,311
2024	1,156,326
2025	1,139,762
2026	1,096,279
Thereafter	2,127,835

8,678,341

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

As of December 31, 2021, future minimum sublease income amounts that have initial or non-cancelable
lease terms of one year or greater aggregate to $842,003 are receivable as follows:

Total
2022	$842,003
As of December 31, 2021, future minimum printer, computer, and other non-cancelable
technology leases that have initial terms of one year or greater aggregate to $216,585 and are payable as follows:

Total
2022	$111,404
2023	66,887
2024	34,895
2025	3,399
2026	—

216,585

From time to time in the ordinary course of business, the Company may become subject to various legal proceedings. Some of these proceedings may seek relief or damages in amounts that may be substantial. Because these proceedings are complex, many years may pass before they are resolved, and it is not feasible to predict their outcomes. Some of these proceedings involve claims that the Company believes may be covered by insurance, and the Company advises its insurance carriers accordingly. There are no outstanding or pending litigations as of December 31, 2021.

(12)	Related Party Transactions

(a)	Loans to Members
As discussed in Note 13 and in conjunction with the grant of restricted units, certain employee members of the Company were offered promissory notes to pay their estimated federal, state and local withholding taxes owed by such members on the restricted unit compensation, which constitute loans to members. On December 31, 2020, promissory notes totaling $625,778 were issued by the Company, and bear interest at an annual rate of three and one quarter percent (3.25%). If at each of the first five one-year
anniversaries of February 15, 2022, if the members’ employment relationship has not been terminated for any reason, an amount equal to twenty percent (20%) of the principal and accrued interest, shall be forgiven. Upon termination of employment, any outstanding amount of loan not forgiven becomes due within 30 days.
In conjunction with the grant of restricted units in April 2021, certain employee members of the Company were offered $1,076,216 in promissory notes to pay their estimated federal, state and local withholding taxes owed by such members on these issuances. The April 2021 promissory notes accrued interest at an annual rate of 3.25%, and per the initial terms were due on February 15, 2022, or earlier in the event of a sale of the Company. Some of these promissory notes were amended on February 1, 2022 as discussed in Note 19, “Subsequent Events”.
The promissory notes are full legal recourse and have applicable default provisions, which allow the Company to enforce collection against all assets of the note holder, including Class B units which have been pledged as collateral. These loans are presented as Notes receivable from members on the

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

Consolidated Statements of Financial Condition as of December 31, 2021 and have been reclassified from members’ capital presentation in the Consolidated Statements of Financial Condition as of December 31, 2020. This is considered to be an immaterial error correction of prior period financial statements.

(b)	Tiedemann Investment Group
The Company makes payments for the New York office space to Tiedemann Investment Group (“TIG”), a related party. Total payments for the years ended December 31, 2021 and 2020 were $1,070,240 and $1,129,055 respectively and are included in the occupancy costs on the Consolidated Statements of Income in occupancy expense. TIG is also a related party of Alvarium Tiedemann Capital LLC, discussed in Note 19. In 2021, the Company entered into a shared costs agreement with TIG, where certain transaction costs identified between the parties that are equally allocable are to be paid by the Company and treated as a receivable of the Company from TIG for its allocated share and reimbursed by TIG. Total costs paid by the Company for the year ended December 31, 2021 that are allocable to TIG were $1,243,795. TIG made payments of $17,500 against this receivable in 2021. The net receivable from TIG is reported in Other Assets on the Consolidated Statements of Financial Condition.

(c)	Alvarium Investments Limited
Alvarium Investments Limited (“Alvarium”) is a related party of Alvarium Tiedemann Capital LLC, discussed in Note 19. In 2021, the Company entered into a shared costs agreement with Alvarium, where certain transaction costs identified between the parties that are equally allocable are to be paid in full by the Company and treated as a receivable of the Company from Alvarium for its allocated share and reimbursed by Alvarium. Total costs paid by the Company for the year ended December 31, 2021 that are allocable to Alvarium were $1,223,795. Alvarium made payments of $217,984 against this receivable in 2021. The net receivable from Alvarium is reported in Other Assets on the Consolidated Statements of Financial Condition.

(d)	Cartesian Growth Corporation
Cartesian Growth Corporation (“Cartesian”) is a related party of Alvarium Tiedemann Capital LLC, discussed in Note 19. In 2021, the Company entered into a shared costs agreement with Cartesian, where certain transaction costs are to be paid in full by the Company and treated as a receivable of the Company from Cartesian for its allocated share and reimbursed by Cartesian. Total costs paid by the Company for the year ended December 31, 2021 that are allocable to Cartesian were $300,722. Cartesian did not make any payments against this receivable in 2021. The net receivable from Cartesian is reported in Other Assets on the Consolidated Statements of Financial Condition.

(e)	Tiedemann International 2 AG
In 2021, the Company entered into an intercompany agreement with Tiedemann International (Switzerland) 2 AG, (“TI2”) a related party. The Company has a subset of certain clients that receive advisory services from TI2 personnel. The revenue from these clients is allocated between the Company and TI2 on an agreed upon percentage based on the lead advisor of the client relationship. In December 2020, the Company entered into a participating affiliate arrangement with TI2 where TI2

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

may provide advisory, strategic planning, information technology and other services. The Company is invoiced for these services by TI2, and the shared revenue is netted against the invoiced services. For the year ended December 31, 2021, the Company was invoiced $60,723 by TI2 and a revenue share of $45,624 was calculated for the year, resulting in a net receivable to the Company from TI2 of $15,099. The contra-payable is reported in Accounts payable and accrued expenses on the Consolidated Statements of Financial Condition.

(13)	Restricted Unit Grants
In April 2021, the Company issued 204 fully vested unit grants to certain employee members of the Company with a grant-date fair value of $3,167,008.
The Company amortizes the grant-date fair value of restricted unit grants on a straight-line basis over the vesting period of the award. In the years ended December 31, 2021 and 2020, the Company recorded $5,532,211 and $1,145,383, respectively of stock-based compensation expense from restricted unit grants. As of December 31, 2021, total unrecognized compensation cost related to unvested restricted units was $6,605,814, which is expected to be recognized over a weighted average period of 2.3 years.
A summary of the Company’s restricted grant units for the year ended December 31, 2021 is presented below:

	Number of Unvested Units	Remaining Unrecognized Grant-Date Fair Value
Unvested balance at January 1, 2021	606	$8,971,017
Granted	204	3,167,008
Vested	(364)	(5,532,211)

Unvested balance at December 31, 2021	446	$6,605,814

The Company has the right, but not obligation, to repurchase vested restricted units at fair value upon resignation of any member who is employed by the Company. The repurchase price may be paid over three consecutive annual payments in the form of a Promissory Note. The Promissory Notes are interest bearing and are subject to prepayment without premium or penalty. The Company’s annual payment obligation for all outstanding Promissory Notes is limited to 30% of the Company’s net income; payment obligations exceeding this amount are deferred to future years. See Note 14, “Term Notes, Lines of Credit & Promissory Notes”, for additional information.

(14)	Term Notes, Line of Credit & Promissory Notes

(a)	Term Notes
In March 2020, the Company entered into a $12,800,000 Commercial Loan identified as “Term Note B” with an unaffiliated large national bank. The interest rate on this note is variable
1-month
LIBOR plus 1.50%. In March 2020, the Company drew down the entire $12,800,000, utilizing $6,434,493 for the TG contingent consideration payment and paydown of the Company’s previous term note, with the remaining amount deposited into the Company’s bank account.
There is no prepayment penalty on Term Note B. As of December 31, 2021, $8,320,000 was outstanding under Term Note B. The

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

estimated fair value of the long-term portion of Term Note B as of December 31, 2021 and 2020 was $5,760,000 and $8,320,000, respectively.
In March 2020, the Company entered into an Interest Rate Swap Agreement, with a notional value of $12,800,000 with the same unaffiliated large national bank, which converted the variable rate of interest to a fixed rate of 2.60% on $12,800,000 of borrowings under the Commercial Loan. Term Note B requires $640,000 quarterly principal repayments, plus accrued interest which began in June 2020 and will continue for twenty quarters, ending with the last repayment on March 15, 2025.
In addition to standard operating covenants, the Company is subject to a Minimum Fixed Charge Coverage Ratio, a Minimum Tangible Net Worth Ratio, and a Maximum Leverage Ratio. The Company was temporarily in breach of the minimum fixed charged coverage ratio during 2021, as a result of the transaction costs associated with the anticipated transaction in Note 19. The Company received a waiver from the unaffiliated large national bank. There are no financial penalties associated with this breach of compliance.

(b)	Line of Credit
In December 2017, the Company amended its $1,500,000 Revolving Line of Credit into a $6,500,000 Amended and Restated Revolving Line of Credit identified as “Line of Credit”. The interest rate on the Line of Credit will remain a variable
1-month
LIBOR plus 1.50%.
In lieu of a security deposit associated with commercial office rental agreements, the Company has a $320,000 Letter of Credit and a $805,735 Letter of Credit utilized against the borrowing capacity of the Line of Credit. The Company is subject to an Unused Line of Credit Fee, net of borrowings or letters of credit, under the Line of Credit.
In March 2020, the Company amended its $6,500,000 Revolving Line of Credit, with a new expiration date of March 2022. The interest rate on the Line of Credit will remain a variable
1-month
LIBOR plus 1.50%. The expiration date was further extended in March of 2022 with a new expiration date of March 2023 as disclosed in Note 19, “Subsequent Events”.
In July 2021, the Company amended its $6,500,000 Revolving Line of Credit into a $7,500,000 Amended and Restated Revolving Line of Credit identified as “Line of Credit”. The interest rate on the Line of Credit will remain a variable
1-month
LIBOR plus 1.50%.
In November 2021, the Company amended its $7,500,000 Revolving Line of Credit into a $14,500,000 Amended and Restated Revolving Line of Credit identified as “Line of Credit”. The interest rate on the Line of Credit was amended to the Daily Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus 1.50%. At December 31, 2021 and December 31, 2020, the estimated fair value of the long-term portion of the Line of Credit was $2,000,000 and $0, respectively.

(c)	Promissory Notes
In December 2019, the Company issued a promissory note in exchange for Class B units from a certain member of the Company valued at $1,985,162. The Company made two principal payments, plus accrued interest at 5.50% per annum, on May 31, 2020 and May 31, 2021.
In April 2020, the Company issued a promissory note in exchange for Class B units from a certain member of the Company originally valued at $403,115. The Company originally planned three annual

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

principal payments, plus accrued interest at 3.25% per annum, which commenced on July 2, 2020. In July 2021 the units were revalued at $355,955. A payment, which includes interest accrued from July 2, 2020 to July 1, 2021 on the original value of $403,115, was paid in July 2021.
In November 2020, the Company issued a promissory note in exchange for Class B units from a certain member of the Company valued at $2,065,682. The Company will make three annual principal payments, plus accrued interest at 3.25% per annum, which commenced on February 1, 2021. As of December 31, 2021 and 2020, the estimated fair value of the long-term portion of the Promissory Notes was $688,561 and $1,377,121, respectively.
A summary of the balances of the notes and lines of credit discussed above are presented below as of December 31, 2021 and 2020. Interest expense for these notes and lines of credit for the years ended December 31, 2021 and 2020 were $454,406 and $417,412, respectively, and are recorded in interest expense.

	2021	2020
Notes Payable
Term Note B, Current	$2,560,000	2,560,000
Promissory Notes, Current	688,561	2,786,294
Line of Credit	2,000,000	—
Term Note B	5,760,000	8,320,000
Promissory Notes	688,561	1,377,121

	$11,697,122	15,043,415

The aggregate maturities of debt for each of the five years subsequent to December 31, 2021 are: $5,937,122 in 2022, $2,560,000 in 2023, $2,560,000 in 2024, $640,000 in 2025 and $0 in 2026.

(15)	Accounting for Derivative Instruments and Hedging Activities

(a)	Interest Rate Swap
In accordance with the amended and restated credit agreement described in note 14, Term Notes and Line of Credit, the Company has a fixed for floating interest rate swap for 100% of the outstanding commercial loan amount, intended to hedge the risks associated with floating interest rates. The Company pays its counterparty the equivalent of a fixed interest payment on a predetermined notional value, and quarterly the Company receives the equivalent of a floating interest payment based on a one-month
LIBOR plus 1.5% from the effective date through the termination date. As of December 31, 2021 and December 31, 2020, the Company had a derivative liability of $34,502 and $212,067, respectively, which was included in the Fair Value of Interest Rate Swap on the consolidated statements of financial condition.

(b)	Impact of Derivative Instruments on the Consolidated Statement of Income
The effect of interest rate hedges is recorded to change in fair value of interest rate swap. For the years ended December 31, 2021 and 2020 the impact to the Consolidated Statements of Income was a gain of $177,565 and a loss of $(212,067), respectively.

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(16)	Earnings Per Unit
Basic and diluted income per unit amounts are calculated using the weighted-average number of units outstanding for the period. For the Company, there are no dilutive potential units.
The following table reconciles net income and the weighted average units outstanding used in the computations of basic and diluted income per unit (in thousands, except for units and per unit data):

	2021	2020
Net income attributed to the Company	$3,939	$6,986

Denominator:
Weighted average units outstanding – basic and diluted	6,956	6,536

Per unit:
Basic and diluted income per unit	$566.24	$1,068.85

(17)	Members’ Capital
The Company has employee and
non-employee
members.
Non-employee
members have certain put options. At least 90 days prior to the end of each fiscal year (“Notice Year”), non-employee
members may provide a put notice to the Company of the member’s intent to exercise their put right to require the Company to purchase all or any of the Class B units held by the member. The total of any put notices received will be limited to 10% of the outstanding Class B Units.
The Company may deliver a voluntary call notice to its
non-employee
members, beginning 90 days after each Notice Year and ending 105 days after each Notice Year. The Company can call up to 20% of the outstanding Class B units.
As of December 31, 2021, there was 1 Class A share outstanding and 7,006 Class B shares outstanding. As of December 31, 2020, there was 1 Class A share outstanding and 6,802 Class B shares outstanding. There were no put notices placed by non-employee
members in the year ended December 31, 2021 and 2020. There were no call notices placed by the Company in the year ended December 31, 2021 and 2020.

(18)	Revenue
Under ASC 606, Revenue from Contracts with Customers, revenue is recognized when control of the promised goods or services is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The following table represents the Company’s revenue disaggregated by fee type for each of the years ended December 31, 2021 and December 31, 2020:

	2021	2020
Income
Investment management fees	$65,800,518	55,595,094
Trustee fees	6,950,064	5,577,239
Custody fees	2,652,439	3,216,969
Other	300,225	—

Total income	75,703,246	64,389,302

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2021 and December 31, 2020

(19)	Subsequent Events
Based on management’s evaluation there are no events subsequent to December 31, 2021 that require adjustment to or disclosure in the consolidated financial statements, except as noted below. Management evaluated events and transactions through and including May 6, 2022, the date these financial statements were available to be issued.
On January 7, 2022, the TIH and Holbein business combination was closed. The Company loaned TIH the total cost of the business transaction, £5,966,021, which translated to $8,096,949. On January 31, 2022, TWMH purchased stock from certain shareholders of TIH, bringing its total ownership of TIH to 49.9%.
On February 1, 2022, certain promissory notes discussed in Note 14(c) were amended. Promissory notes totaling $1,367,673 were amended to be forgiven over five years beginning February 15, 2023, so long as the member is still an employee of the Company. Additionally, loans to members totaling $389,643 were amended to become due by December 31, 2022.
On March 9, 2022, the Company’s Revolving Line of Credit expiration date was extended to March 13, 2023. On March 31, 2022, the Company’s Revolving Line of Credit was increased from $14.5 million to $15.5 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members
TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying combined and consolidated statements of financial position of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related combined and consolidated statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “combined and consolidated financial statements”). In our opinion, the combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined and consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined and consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Citrin Cooperman & Company, LLP
We have served as the Company’s auditor since 2021.
New York, New York
May 12, 2022

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Combined and Consolidated Statements of Financial Position
As of December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$8,269,886	$13,955,755
Investments at fair value (Affiliated funds)	18,124,708	12,997,025
Fees receivable	38,364,976	23,478,331
Due from Members	—	4,136,780
Other receivables	—	1,150,000

Total current assets	64,759,570	55,717,891

Non-current assets:
Investments at fair value (Unaffiliated management companies, cost $102,850,052 and $89,000,000 as of December 31, 2021 and December 31, 2020, respectively)	125,904,375	97,101,000
Fixed assets, net of accumulated depreciation/amortization of $651,853 and $567,613 as of December 31, 2021 and December 31, 2020, respectively	208,291	292,531
Other assets	887,737	363,805

Total non-current assets	127,000,403	97,757,336

Total assets	$191,759,973	$153,475,227

Liabilities
Current liabilities:
Accrued compensation and profit sharing	$8,387,350	$6,053,961
Accounts payable and accrued expenses	4,641,964	8,025,916
Term Loan, current portion	9,000,000	4,500,000

Total current liabilities	22,029,314	18,579,877

Non-current liabilities:
Term Loan (net of current portion of debt issuance costs $339,151)	33,410,849	40,080,131
Due to TIG/TMG	2,207,280	7,031,224

Total non-current liabilities	35,618,129	47,111,355

Total liabilities	57,647,443	65,691,232

Total members’ equity	134,112,530	87,783,995

Total liabilities and members’ equity	$191,759,973	$153,475,227

See accompanying notes to the combined and consolidated financial statements.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Combined and Consolidated Statements of Operations
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

	December 31,
	2021	2020
Income:
Incentive fees	$42,110,201	$31,454,756
Management fees	44,503,127	35,674,081

Total income	86,613,328	67,128,837

Expenses:
Compensation and employee benefits	17,650,647	15,370,636
Occupancy costs	1,351,776	1,310,686
Systems, technology, and telephone	2,625,512	2,238,433
Professional fees	4,465,190	1,539,659
Depreciation and amortization	164,958	164,958
Business insurance expenses	308,691	229,262
Interest expense	2,239,608	2,363,144
Travel and entertainment	454,351	323,505
Merger expenses	1,963,795	—
Other business expense	826,863	7,952,424

Total expenses	32,051,391	31,492,707

Other income:
Other investment gain	15,444,183	7,670,306

Income before taxes	70,006,120	43,306,436

Income tax expense	(1,456,647)	(748,000)

Net income	$68,549,473	$42,558,436

See accompanying notes to the combined and consolidated financial statements.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Combined and Consolidated Statements of Changes in Members’ Equity
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

Members’ equity, beginning of 2020	$96,099,756
Member equity distributions	(54,745,665)
Member equity contributions	3,871,468
Net income	42,558,436

Members’ equity, end of 2020	$87,783,995

Member equity distributions	(38,391,137)
Member equity contributions	16,170,199
Net income	68,549,473

Members’ equity, end of 2021	$134,112,530

See accompanying notes to the combined and consolidated financial statements.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Combined and Consolidated Statements of Cash Flows
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$68,549,473	$42,558,436
Adjustments to reconcile net income to net cash provided by operating activities:
Other investment gain	(15,444,183)	(7,670,306)
Depreciation and amortization	164,958	164,958

Increase/decrease in operating assets and liabilities:
Increase in fees receivable	(14,886,645)	(8,342,540)
Decrease/(increase) in other receivable	1,150,000	(1,150,000)
Decrease/(increase) in other assets	(523,932)	125,203
Increase in due to TIG/TMG	(4,823,944)	(202,284)
Decrease in accrued compensation and profit sharing	2,333,389	6,701,176
Decrease in accounts payable and accrued expenses	(3,383,952)	(2,096,436)

Net cash provided by operating activities	33,135,164	30,088,207

Cash flows from investing activities:
Purchases of investments (affiliated funds)	(16,088,668)	(10,428,903)
Purchases of investments (unaffiliated management companies)	(13,925,652)	(27,000,000)
Sales of investments (affiliated funds)	11,451,845	38,887,560
Sales of investments (unaffiliated management companies)	75,600	—

Net cash provided by (used in) investing activities	(18,486,875)	1,458,657

Cash flows from financing activities:
Member distributions	(38,391,137)	(54,745,665)
Member contributions	16,170,199	3,871,468
Increase in due from members	4,136,780	204,383
Drawdown of term loan	—	23,750,000
Repayment of term loan	(2,250,000)	—
Payment of debt issuance costs	—	(110,450)

Net cash used in financing activities	(20,334,158)	(27,030,264)

Net increase (decrease) in cash and cash equivalents	(5,685,869)	4,516,600

Cash and cash equivalents at beginning of year	13,955,755	9,439,155

Cash and cash equivalents at end of year	$8,269,886	$13,955,755

Supplemental Cash Flow Information:
Cash Paid for Taxes	$199,960	$1,622,997
Cash Paid for Interest	$2,250,383	$1,406,790
See accompanying notes to the combined and consolidated financial statements.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

1.	Reporting Organization
TIG Trinity Management, LLC and TIG Trinity GP, LLC were formed in the State of Delaware on August 23, 2018 and became operationally active on November 1, 2018. TIG Trinity Management, LLC offers investment advisory services to its clients which currently include private investment funds and SMAs (the “Funds”). TIG Trinity GP, LLC acts as the general partner to certain funds. Certain subsidiaries listed in Note 2 (b) have formation dates prior to August and November 2018.

2.	Basis of Preparation

(a)	Basis of presentation
The accompanying combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).

(b)	Basis of Combination and Consolidation
The combined and consolidated financial statements include TIG Trinity Management, LLC, and its wholly owned subsidiary, TIG Advisors LLC. TIG Trinity Management and its wholly owned subsidiary are combined with TIG Trinity GP, LLC and its wholly owned subsidiaries, TFI Partners LLC and TIG SL Capital LLC (collectively, the “Company”). TIG Trinity Management, LLC, TIG Trinity GP, LLC and Subsidiaries financial statements have been combined for presentation purposes. The financial position, results of operations and cash flows presented herein do not represent those of a single legal entity. These entities share common ownership, control, and management. All inter-company balances have been eliminated in consolidation. All significant inter-company accounts and transactions have been eliminated in combination.
The Company evaluates its relationships with other entities to identify whether they are variable interest entities (“VIEs”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810,
Consolidation
(“ASC 810”) and assesses whether the Company is the primary beneficiary of such entities as defined under ASC 810. If the determination is made that the Company is the primary beneficiary, the entity in question is included in the combined and consolidated financial statements of the Company. Based on management’s analysis of the Company’s relationship with the private investment funds, the private investment funds are VIEs of the Company, but the Company is not the primary beneficiary of the private investment funds, therefore, the private investment funds have not been consolidated by the Company.

(c)	Use of estimates and judgments
The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

3.	Significant Accounting Policies
The accounting policies as set out below have been applied consistently by the Company during the relevant years.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

The significant accounting policies applied by the Company are as follows:

(a)	Cash and cash equivalents
Cash comprises cash deposited with the bank which, at times, may exceed federally insured limits. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. Management monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties. At December 31, 2021, cash is primarily held at Texas Capital Bank in a U.S. noninterest-bearing checking account, which is Federal Deposit Insurance Corporation (“FDIC”) insured up to $250,000.

(b)	Income Taxes
For income tax purposes, the Company reports income and expenses on an accrual basis and is treated as a partnership for federal and state income tax purposes. The individual owners (the “Members”) are required to report their respective shares of the Company’s taxable income or loss in their individual income tax returns and are personally liable for any related taxes thereon. Accordingly, no provision for federal income taxes is made in the financial statements of the Company. The Company is subject to 4% New York City Unincorporated Business Tax.
The Company is subject to ASC 740,
Accounting for Uncertainty in Income Taxes
. This standard defines the threshold for recognizing the benefits of tax-return
positions in the financial statements as
“more-likely-than-not”
to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not
criterion, based on the largest benefit that is more than 50 percent likely to be realized. Management has analyzed the Company’s tax positions taken with respect to applicable income tax issues for all open tax years (in each respective jurisdiction) and has concluded that no provision for income tax is required in the Company’s financial statements.

(c)	Fixed Assets
Equipment and furniture are recorded at cost and depreciated using the straight-line method over the estimated useful lives of five years. Leasehold improvements are stated at cost and amortized using the straight-line method over the remaining term of the lease.

(d)	Fair Value of Assets and Liabilities
Due to their nature, the carrying values of the Company’s financial assets such as fees receivable, other receivable, due from members and financial liabilities such as accounts payable and accrued compensation and due to TIG/TMG approximate their fair values.

(e)	Income Recognition & Fees Receivable
Management fees and incentive fees are accounted for as contracts with customers. Under the guidance for contracts with customers, an entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.
Management Fees – The Company is entitled to receive management fees as compensation for administering and managing the affairs of the funds. Management fees are normally received in advance each quarter and recognized monthly as services are rendered. The management fees are calculated using approximately 0.75% to 1.5% of the net asset value of the funds’ underlying investments. There are customer contracts that require the Company to provide investment services, which represents a performance obligation that the Company satisfies over time. Management fees are a form of variable consideration because the amount the Company is entitled to vary based on fluctuations in the basis for the management fee. Management fees recognized for the years ended December 31, 2021, and 2020 totaled $44,503,127 and $35,674,081, respectively, of which the Company recognized $14,909,466 and $7,436,686 from its profit and revenue-share investments in unaffiliated management companies for the years ended December 31, 2021, and 2020, respectively.
Incentive Fees – The Company is entitled to receive incentive fees if certain targeted returns have been achieved as stipulated in the governing documents. Incentive fees are normally received and recognized annually. The incentive fees are calculated using 15% to 20% of the net profit/income. Incentive fees recognized for the years ended December 31, 2021, and 2020 totaled $42,110,201 and $31,454,756, respectively, of which the Company recognized $4,447,744 and $6,985,845 from its profit and revenue-share investments in unaffiliated management companies for the years ended December 31, 2021, and 2020, respectively. Incentive fees are recognized when it is determined that they are no longer probable of significant reversal. Given the nature of each fee arrangement, contracts with customers are evaluated on an individual basis to determine the timing of revenue recognition. Significant judgement is involved in making such determination.
Fees receivable includes management and incentive fees earned during the year ended December 31, 2021 and 2020. The Company evaluates its fee receivables and establishes an allowance for doubtful accounts based on history of past write offs and collections. Fees receivable as of December 31, 2021, and 2020, totaled $38,364,976, and $23,478,331, respectively. There was no allowance at December 31, 2021 and 2020.
Unaffiliated management companies or external strategic managers are global alternative asset managers, with whom the Company makes strategic minority investments in and actively participates in order to leverage the collective resources and synergies to facilitate the growth of the respective businesses.

(f)	Other investment gains
Other investment gains include the unrealized and realized gains and losses on the Company’s principal Investments. Unrealized Income (Loss) on Investments results from changes in the fair value of the underlying investment, as well as the reversal of unrealized gains (losses) at the time an investment is realized.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

(g)	Investments & Fair Value Measurement
The Company elected to carry investments at fair value. Fair value is an estimate of the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (i.e., the exit price at the measurement date). Fair value measurements are not adjusted for transaction costs. A fair value hierarchy provides for prioritizing inputs to valuation techniques used to measure fair value into three levels:
Level 1-Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2-Inputs other than quoted market prices that are observable, either directly or indirectly, and reasonably available. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the Company.
Level 3-Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgement or estimation. Investments that are included in this category generally include privately held investments with no liquidity.
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Availability of observable inputs can vary and is affected by a variety of factors. The members’ use judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 or Level 2 assets or liabilities. Investments are classified within Level 3 of the fair value hierarchy because they trade infrequently (or not at all) and therefore have little or no readily available pricing. Investments in private operating companies are classified within Level 3 of the fair value hierarchy. The Company has procedures in place to determine the fair value of the Company’s Level 3 investments. Such procedures are designed to assure that the applicable valuation approach is appropriate and that values included in these financial statements are based on observable inputs when possible or that unobservable valuation inputs are reasonable.
Certain investments are measured at fair value using the net asset value (or its equivalent) practical expedient. U.S. GAAP permits the Company, as a practical expedient, to estimate fair value of an investment in an investment entity based on net asset value of the investment entity which is calculated in a manner consistent with the measurement principles of ASC Topic 946
Financial Services-Investment Companies
. The Company’s investments in investment companies represent interests in private investment companies that do not trade in an active market and represent investments that may require a lock up or future capital contributions based on existing commitments. The Members have elected to value the investment companies using the net asset value (“NAV”) of each investment company as reported by the investment company without adjustment, unless it is probable that the investment will be sold at a value significantly different than the reported NAV. If the reported NAV of an investment company is not calculated in a manner consistent with the measurement of accounting principles for investment companies generally accepted in the United States, then the Members, adjust the reported NAV to reflect the impact of those measurement principles.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

The Company does not have any commitments to the underlying investment companies, and redemptions are permitted on a monthly basis and require 30 days’ notice. The strategy of the investment companies is a broad range of investment techniques to achieve its primary objective of capital appreciation through all market cycles.

(h)	Recent Accounting Pronouncements
In February 2016, FASB issued its new lease accounting guidance in Accounting Standards Update (“ASU”)
No. 2016-02,
Leases
(Topic 842). Topic 842 will require lessees to recognize for all leases (with terms of more than 12 months) a lease liability for the obligation to make lease payments arising from a lease and a right-of-use
asset representing the lessee’s right to use, or control the use of, a specified asset for the lease term. Lessor accounting is largely unchanged. Topic 842 will be effective for nonpublic entities for fiscal years beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting this ASU on its combined and consolidated financial statements and related disclosures.
In March 2020, FASB issued ASU
No. 2020-04,
Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting
. The new guidance primarily intends to provide relief to companies that will be impacted by the expected change in benchmark interest rates at the end of 2021, when participating banks will no longer be required to submit London Interbank Offered Rate (LIBOR) quotes by the UK Financial Conduct Authority (FCA). The new guidance allows companies to account for modifications as a continuance of the existing contract without additional analysis as long as the changes to existing contracts are limited to changes to an approved benchmark interest rate. For new and existing contracts, the Company may elect to apply the amendments as of March 12, 2020 through September 30, 2022. The Company is currently assessing the potential impact of the new guidance on the Company’s combined and consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments
, which amends the FASB’s guidance on the impairment of financial instruments. The ASU adds to U.S. GAAP an impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of lifetime expected credit losses, which the FASB believes will result in more timely recognition of such losses. The ASU is also intended to reduce the complexity of U.S. GAAP by decreasing the number of credit impairment models that entities use to account for debt instruments. Further, the ASU makes targeted changes to the impairment model for available-for-sale
debt securities. The new CECL standard is effective for annual reporting periods beginning after December 15, 2022, and interim periods therein. The Company is in the process of evaluating the potential impact that this guidance will have on the combined and consolidated financial statements and related disclosures.

(i)	Expenses
The Company will pay for all ordinary and extraordinary expenses incurred by it or on its behalf in connection with the management and operation of the Company, including without limitation, mailing,

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

3.	Significant Accounting Policies (continued)

insurance, legal, auditing, reporting and accounting expenses, taxes, interest on borrowed monies, and third-party out-of-pocket
expenses. Expenses are recorded on an accrual basis.

(j)	Subsequent events
The Company evaluates events and transactions that occur subsequent to December 31, 2021, but prior to the issuance of the Combined and Consolidated Financial Statements that may require adjustment or disclosure in the statements. For any events or transactions that provide additional evidence with respect to conditions that existed as of December 31, 2021, and 2020, including the estimates inherent in the process of preparing financial statements, the Company recognizes such subsequent events through adjustment to the Combined and Consolidated Financial Statements. For any events that provide evidence with respect to conditions that did not exist as of, but arose subsequent to, December 31, 2021, and 2020, the Company considers whether disclosure of the event in Note 14 is appropriate but does not recognize such subsequent events through adjustment to the Combined and Consolidated Financial Statements.

4.	Investments

	2021	2020
Investment in Affiliated Funds:
TIG Arbitrage Associates Master Fund LP (TFI Partners LLC)	$1,668,116	$1,610,460
TIG Arbitrage Enhanced Master Fund LP (TFI Partners LLC)	14,668,140	9,179,018
TIG Arbitrage Enhanced, LP (TIG Advisors LLC)	1,611,065	1,762,030
TIG Sunrise Fund LP (TIG SL Capital LLC)	20,190	236,330
Arkkan Opportunities Feeder Fund, Ltd. (TIG Advisors LLC)	109,691	—
TIG Securitized Asset Master Fund LP (TIG SL Capital LLC)	47,506	209,187

	18,124,708	12,997,025
Investment in Unaffiliated Management Companies:
Romspen Investment Corporation	74,496,906	66,567,000
Arkkan Capital Management Limited	15,887,115	—
Zebedee Asset Management	35,520,354	30,534,000

	125,904,375	97,101,000

Total Investments	$144,029,083	$110,098,025

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

4.	Investments (continued)

The following table summarizes the valuation of the Company’s investments by level within the ASC 820 fair value hierarchy as of December 31, 2021:

	Level 1	Level 2	Level 3	Total
Investment -Unaffiliated Management Companies	—	—	$125,904,375	$125,904,375
Investments -Affiliated Funds (i)				18,124,708

Total				$144,029,083

The following table summarizes the valuation of the Company’s investments by level within the ASC 820 fair value hierarchy as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
Investment -Unaffiliated Management Companies	—	—	$97,101,000	$97,101,000
Investments -Affiliated Funds (i)				12,997,025

Total				$110,098,025

Certain investments that are measured at fair value using the net asset value (or its equivalent) practical expedient have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the combined and consolidated statements of financial position.
There were purchases of $13,925,652 and $27,000,000 of Level 3 investments during the years ended December 31, 2021, and 2020, respectively. There were no transfers in or transfers out of Level 3 for the years ended December 31, 2021, and 2020.
The following provides information on the valuation techniques and nature of significant unobservable inputs used to determine the value of Level 3 assets and liabilities. The inputs are not indicative of the unobservable inputs that may have been used for an individual asset or liability.
Quantitative Information about Level 3 Fair Value Measurements

Investments in Securities	Fair Value December 31, 2021	Valuation Methodology and Techniques	Unobservable Inputs	Range / Weighted Average
Investment in Unaffiliated Management Companies	$125,904,375	Discounted cash flow	Discount rate	26%-30% (28%)

Investments in Securities	Fair Value December 31, 2020	Valuation Methodology and Techniques	Unobservable Inputs	Range
Investment in Unaffiliated Management Companies	$97,101,000	Market Approach	EBITDA Multiple	8x
		Comparable Companies	Revenue Multiple	5x
		Recent Transaction	N/A	N/A

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

5.	Fixed Assets
Fixed assets at December 31, 2021 and 2020 consisted of the following:

	2021	2020
Office equipment	$139,520	$139,520
Less accumulated depreciation	128,220	100,316

Office equipment, net	11,300	39,204

Leasehold improvements	720,624	720,624
Less accumulated amortization	523,633	467,297

Leasehold improvements, net	196,991	253,327

Fixed assets, net	$208,291	$292,531

Depreciation and amortization expense was $164,958 for the years ended December 31, 2021, and 2020, respectively.

6.	Retirement Plans
The Company sponsors a defined contribution 401(k) plan for the benefit of its employees. The plan allows employees to contribute a percentage of their salary subject to certain limitations, set forth by the Internal Revenue Service, on a pretax basis. At its discretion, the Company can make profit sharing plan contributions to the participants’ accounts. The Company’s contributions for the years ended December 31, 2021, and 2020, were $256,850 and $282,430 all of which was payable at year end and is included in accounts payable and accrued expenses on the combined and consolidated statements of financial position.

7.	Related Party Transactions
Due from members represents amounts advanced to members for various expenses. This amount has no stated interest rate or repayment terms.
Due to TIG/TMG represents amounts owed to entities which are related to TIG Trinity Management LLC such as Tiedemann Investment Group (“TIG”) and Tiedemann Management Group (“TMG”). The amounts are loaned to each other with no specific payment terms and no stated interest rate, as necessary.    The Company shares office space with Tiedemann Wealth Management, an entity which is owned by one of the owners of TIG Trinity Management, LLC and TIG Trinity GP, LLC. The Company pays Tiedemann Wealth Management for use of the office space on a monthly basis. For the years ended December 31, 2021, and 2020 the total rent expense was approximately $1,400,000 and $1,300,000, respectively and was included as occupancy costs on the combined and consolidated statements of operations.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

8.	Commitments
The Company’s affiliate (Tiedemann Wealth Management) leases its office under an operating lease which commenced in April 2010 and expires in April 2025. Future minimum rent payments paid by the affiliate for the next five years are approximately as follows (See Note 7 for the Company’s rental payments):

Year ending December 31

2021	$1,841,680
2022	1,841,680
2023	1,841,680
2024	1,841,680
2025	460,420

Total	$7,827,140

The Company’s rent expense amounted to approximately $1,400,000 and $1,300,000 for the years ended December 31, 2021, and 2020, respectively; and is included as a component of occupancy costs on the accompanying combined and consolidated statement of operations.

9.	Term Loan
The Company entered into a credit agreement with Texas Capital Bank, National Association, a national banking association lender located in Dallas, TX on March 23, 2018 and revised on April 3, 2020 with a total available amount of $45,000,000 and a maturity date of April 3, 2026. As part of the credit agreement, Texas Capital Bank will serve as the administrative agent of the loan on behalf of other lenders. Of the Credit Agreement, there is 15,000,000 which was lent by Cross First Bank. The main purpose of the Term Loan is to borrow in order to acquire minority-share purchases in asset management companies. In accordance with the credit agreement, the Company may request additional term loans.
There were no guarantees by Members of the Company. The balance of the loan was $42,750,000 and $45,000,000, as of December 31, 2021 and 2020, respectively. There were debt issuance costs of $594,758 as of December 31, 2021 and 2020, respectively, with a balance of $339,151, and $419,869, remaining as of December 31, 2021 and 2020, respectively, included in the Term Loan, Long Term balance in the combined and consolidated statements of financial position and amortization expense of $80,718 during the years ended December 31, 2021 and 2020, respectively.
The interest rate on the loan is calculated based on the LIBOR rate plus 4%. Interest on the indebtedness evidenced by this note shall be computed on the basis of a three hundred sixty (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated.
Interest expense for the years ended December 31, 2021, and 2020, was $2,239,608, and $2,363,144, respectively.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

9.	Term Loan (continued)

The term loan and interest is payable quarterly in twenty equal installments beginning on July 1, 2021. As of December 31, 2021, the minimum payments under the loan are as follows:

2022	$9,000,000
2023	9,000,000
2024	9,000,000
2025	9,000,000
2026	6,750,000

Total	$42,750,000

10.	Members’ Capital
Net profits or losses of the Company are to be allocated to all Members in proportion to their agreed upon ownership percentages.

11.	Risk Factors
The significant types of financial risks to which the Company is exposed include, but are not limited to, performance risk, liquidity risk, and other additional risks. Market risk represents the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations. In addition, the market risk could adversely affect the business of underlying companies and their associated entities in many ways, including by reducing the value of assets under management and negatively affecting the underlying companies’ ability to attract future capital commitments, any of which could materially reduce the value of the Company. Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments, including its inability to sell investments quickly or at close to fair value. In the ordinary course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote. The extent of the impact of the coronavirus
(“COVID-19”)
outbreak on the financial performance of the Company’s investments will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions and the impact of
COVID-19
on the financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s investment results may be materially adversely affected.

12.	Legal settlement
In July 2021, the Company entered into a confidential settlement agreement with respect to an outstanding legal action. As of December 31, 2020, the settlement payment was included in the accounts payable and accrued expenses balance on the combined and consolidated statements of financial position. Of the settlement, a portion has been paid by the Company’s insurance company and is included as other receivable on the combined and consolidated statements of financial position. As of July 31, 2021, there was no remaining outstanding liability related to this legal action, and the Company does not expect to accrue any additional amounts with respect to the settlement agreement.

TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries
Notes to the Combined and Consolidated Financial Statements
Years ended December 31, 2021 and December 31, 2020
(Expressed in United States Dollars)

13.	Merger Agreement
On September 19, 2021, the Company executed a definitive business combination agreement with, inter alios, Cartesian Growth Corporation (“Cartesian”), Tiedemann Wealth Management Holdings, LLC (“TWMH”), and Alvarium Investments Limited (“Alvarium”) whereby the Company, TWMH, and Alvarium will merge to form Alvarium Tiedemann Holdings, LLC, a multi-disciplinary financial services business and a wholly owned subsidiary of Alvarium Tiedemann Capital, LLC (“Umbrella”). Umbrella will become publicly listed through a business combination with Cartesian, a special purpose acquisition company, which will be renamed “Alvarium Tiedemann Holdings, Inc.” upon the completion of the transaction. The successful completion of the transaction, expected to close in the second half of 2022, is subject to the satisfaction of closing conditions, including receiving the appropriate regulatory approvals, shareholder approvals, and client consents.

14.	Subsequent Events
Based on management’s evaluation, there are no events subsequent to December 31, 2021, that require adjustment to or disclosure in the combined and consolidated financial statements, except as noted below. Management has evaluated events and transactions through and including May 12, 2022, the date these financial statements were available to be issued.
In the first quarter of 2022, the Company’s affiliate (Tiedemann Wealth Management) entered into a lease agreement to lease a new office facility. The new lease commences on or around January 2022 and expires in April 2025. Future minimum rent payments paid by the affiliate for the next four years are approximately as follows:

2022	$295,268
2023	295,268
2024	295,268
2025	98,423

Total	$984,227

Alvarium Investments Limited
Report of Independent Registered Public Accounting Firm
Year ended 31 December 2021
To the Shareholders and Board of Directors
Alvarium Investments Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Alvarium Investments Limited and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of comprehensive income, cash flows, and changes in equity for each of the years in the two-year
period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year
period ended December 31, 2021, in conformity with generally accepted accounting principles in the United Kingdom.
Differences from U.S. Generally Accepted Accounting Principles
Accounting principles generally accepted in the United Kingdom vary in certain significant respects from United States (U.S.) generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 35 to the consolidated financial statements.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
London, United Kingdom
13 May 2022

Alvarium Investments Limited
Consolidated Statement of Comprehensive Income
31 December 2021

		2021	2020
	Note	£	£
Turnover	4	75,164,498	52,263,050
Cost of sales		(50,415,876)	(40,032,428)

Gross profit		24,748,622	12,230,622
Administrative expenses		(19,983,039)	(12,629,478)
Government grant income		—	759,664
Gains/(losses) on investments	5	(452,591)	165,014
Amortisation of goodwill		(3,429,870)	(3,488,827)
Amortisation of intangible assets other than goodwill		(2,293,872)	(2,334,873)

Operating loss	6	(1,410,750)	(5,297,878)
Gain on disposal of operations		—	577,795
Loss on financial assets at fair value through profit or loss		(54,136)	—
Share of profit of associates	13	1,410,850	459,284
Share of profit of joint ventures	13	2,898,485	1,925,289
Income from other fixed asset investments	7	547,789	3,158
Interest receivable	8	204,070	249,084
Amounts written off investments		(373,425)	(879,498)
Interest payable	9	(1,811,470)	(729,588)

Profit/(loss) before taxation		1,411,413	(3,692,354)
Taxation on ordinary activities	10	536,461	315,163

Profit/(loss) for the financial year		1,947,874	(3,377,191)

Share of other comprehensive income of joint ventures		(507,667)	(112,050)
Foreign currency retranslation		(678,566)	951,843

Other comprehensive income/(loss) for the year		(1,186,233)	839,793

Total comprehensive income/(loss) for the year		761,641	(2,537,399)

Profit for the financial year attributable to:
The owners of the parent company		1,126,029	(4,845,399)
Non-controlling interests		821,845	1,468,208

		1,947,874	(3,377,191)

Total comprehensive income for the year attributable to:
The owners of the parent company		(57,666)	(4,010,562)
Non-controlling interests		819,307	1,473,164

		761,641	(2,537,398)

All the activities of the group are from continuing operations.
These Consolidated financial statements were approved by the board of directors and authorised for issue on 13 May 2022, and are signed on behalf of the board by:
/s/ Mr A De Meyer
Mr A De Meyer
The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Consolidated Statement of Financial Position
31 December 2021

		2021	2020
	Note	£	£
Fixed assets
Intangible assets	11	33,642,087	39,663,886
Tangible assets	12	758,152	915,413
Investments:	13
Investments in associates		2,729,247	2,671,365
Investments in joint-ventures		10,096,077	9,313,580
Other fixed asset investments		1,972,169	167,632

		49,197,732	52,731,876
Current assets
Debtors	14	37,003,398	29,056,099
Other current assets	15	4,254	4,940
Cash and cash equivalents		12,961,870	8,298,069

		49,969,522	37,359,108
Creditors: amounts falling due within one year	16	(40,903,852)	(16,667,168)

Net current assets		9,065,670	20,691,940

Total assets less current liabilities		58,263,402	73,423,816
Creditors: amounts falling due after more than one year	17	—	(9,057,705)
Provisions
Taxation including deferred tax	20	(1,958,233)	(1,978,716)

Net assets		56,305,169	62,387,395

Capital and reserves
Called up share capital	26	7,433	6,948
Share premium account	27	32,105,520	21,688,028
Other reserves	27	23,001,035	23,001,035
Profit and loss account	27	1,177,705	16,095,507

Equity attributable to the owners of the parent company		56,291,693	60,791,518
Non-controlling interests		13,476	1,595,877

		56,305,169	62,387,395

These Consolidated financial statements were approved by the board of directors and authorised for issue on                         , and are signed on behalf of the board by:
/s/ Mr A De Meyer
Mr A De Meyer
Director
The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Consolidated Statement of Changes in Equity
Year ended 31 December 2021

	Called up share capital	Share premium account	Other reserves	Profit and loss account	Equity attributable to the owners of the parent company	Non- controlling interests	Total
	£	£	£	£	£	£	£
At 1 January 2020	6,880	20,276,656	23,001,035	20,098,773	63,383,344	259,825	63,643,169
Loss for the year				(4,845,399)	(4,845,399)	1,468,208	(3,377,191)
Other comprehensive income for the year:
Share of other comprehensive income of joint ventures	—	—	—	(112,050)	(112,050)	—	(112,050)
Foreign currency retranslation	—	—	—	946,887	946,887	4,956	951,843

Total comprehensive income for the year	—	—	—	(4,010,562)	(4,010,562)	1,473,164	(2,537,398)
Issue of shares	68	1,411,372	—	—	1,411,440	—	1,411,440
Dividends paid and payable	—	—	—	—	—	(137,112)	(137,112)
Equity-settled share-based payments	—	—	—	7,296	7,296	—	7,296

Total investments by and distributions to owners	68	1,411,372	—	7,296	1,418,736	(137,112)	1,281,624
At 31 December 2020	6,948	21,688,028	23,001,035	16,095,507	60,791,518	1,595,877	62,387,395

The consolidated statement of changes in equity
continues on the following page.
The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Consolidated Statement of Changes in Equity
(continued)
Year ended 31 December 2021

	Called up share capital	Share premium account	Other reserves	Profit and loss account	Equity attributable to the owners of the parent company	Non- controlling interests	Total
	£	£	£	£	£	£	£
At 1 January 2021	6,948	21,688,028	23,001,035	16,095,507	60,791,518	1,595,877	62,387,395
Profit for the year				1,126,029	1,126,029	821,845	1,947,874
Other comprehensive income for the year:
Share of other comprehensive income of joint ventures	—	—	—	(507,667)	(507,667)	—	(507,667)
Foreign currency retranslation	—	—	—	(676,028)	(676,028)	(2,538)	(678,566)

Total comprehensive income for the year	—	—	—	(57,666)	(57,666)	819,307	761,641
Issue of shares	506	10,417,492	—	—	10,417,998	—	10,417,998
Dividends paid and payable	—	—	—	—	—	(901,103)	(901,103)
Cancellation of subscribed capital	(21)	—	—	—	(21)	—	(21)
Equity-settled share-based payments	—	—	—	(1,333)	(1,333)	—	(1,333)
Increase in shareholding in subsidiary company	—	—	—	(14,858,803)	(14,858,803)	(1,500,605)	(16,359,408)

Total investments by and distributions to owners	485	10,417,492	—	(14,860,136)	(4,442,159)	(2,401,708)	(6,843,867)

At 31 December 2021	7,433	32,105,520	23,001,035	1,177,705	56,291,693	13,476	56,305,169

The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Consolidated Statement of Cash Flows
Year ended 31 December 2021

	2021	2020
	£	£
Cash flows from operating activities
Profit/(loss) for the financial year	1,947,874	(3,377,191)
Adjustments for:
Depreciation of tangible assets	552,293	536,319
Amortisation of intangible assets	5,723,742	5,823,700
Amounts written off investments	373,425	879,498
Loss on financial assets at fair value through profit or loss	54,136	—
Share of profit of associates	(1,410,850)	(459,284)
Share of profit of joint ventures	(2,898,485)	(1,925,289)
Income from other fixed asset investments	(547,789)	(3,158)
Interest receivable	(204,070)	(249,084)
Interest payable	1,811,470	729,588
Gain on impairment or disposal of operations	—	(577,795)
Equity-settled share-based payments	(1,333)	7,298
Unrealised foreign currency (gains)/loss	(46,570)	256,619
Taxation on ordinary activities	(536,461)	(315,163)
(Gain)/loss on disposal of other investments	—	(222,222)
(Gain)/loss on disposal and restructuring of interests in joint ventures	452,591	57,206
Changes in:
Trade and other debtors	(7,920,849)	(3,058,969)
Trade and other creditors	15,154,004	4,038,604

Cash generated from operations	12,503,128	2,140,677
Dividends received	3,109,589	2,351,142
Tax paid	(1,160,931)	(1,161,396)

Net cash from operating activities	14,451,786	3,330,423

Cash flows from investing activities
Purchase of tangible assets	(415,228)	(381,522)
Cash advances and loans granted	(2,741,467)	(1,799,350)
Cash receipts from the repayment of advances and loans	615,512	404,677
Acquisition of subsidiaries net of cash acquired	—	71,157
Acquisition of interests in associates and joint ventures	(6,208)	(85)
Proceeds from sale of interests in associates and joint ventures	10,206	—
Purchases of other investments	(170,210)	(78,904)
Proceeds from sale of other investments	102,740	224,361
Interest received	43,210	59,402
Deferred consideration paid on acquisition	(859,107)	(999,081)
Outflow of cash balances on disposal of subsidiary	—	(2,934)
Transaction with equity holders	(6,326,146)	—

Net cash used in investing activities	(9,746,698)	(2,502,279)

The consolidated statement of cash flows
continues on the following page.
The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Consolidated Statement of Cash Flows
(continued)
Year ended 31 December 2021

		2021	2020
	Note	£	£
Cash flows from financing activities
Proceeds from issue of ordinary shares		—	1,411,440
Proceeds from borrowings		1,675,460	—
Payments of finance lease liabilities		(240,336)	(222,793)
Interest paid		(912,769)	(628,992)
Dividends paid		(561,103)	(137,112)

Net cash (used in)/from financing activities		(38,748)	422,543

Net increase in cash and cash equivalents		4,666,340	1,250,687
Cash and cash equivalents at beginning of year		8,298,069	7,057,488
Exchange losses on cash and cash equivalents		(2,539)	(10,106)

Cash and cash equivalents at end of year		12,961,870	8,298,069

The notes on pages F-86 to F-145 form part of these Consolidated financial statements.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
Year ended 31 December 2021

1.	General information
Alvarium Investments Limited (the Company) is a private company limited by shares, registered in England and Wales. The address of the registered office is 10 Old Burlington Street, London, W1S3AG, England. This report contains the consolidated results of Alvarium Investments Limited and its subsidiaries, joint ventures and associates (together the Group).

2.	Statement of compliance
These financial statements prepared in accordance with FRS 102 (“UK GAAP”) differ in certain significant respects from financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Details of the significant differences between US GAAP and UK GAAP are set out in note 35 to these financial statements.

3.	Accounting policies
Basis of preparation
The financial statements have been prepared for the sole purpose of inclusion in the
S-4
filing registration statement on behalf of the Cartesian Growth Corporation under the Securities Exchange Act of 1933 regarding the business combination of Alvarium Investments Limited, Tiedemann Advisors, LLC and TIG Advisors.
The financial information set out above does not constitute the Company’s statutory accounts for the years ended 31 December 2021 or 2020. Statutory accounts for 2021 were approved on 13 May 2022. Statutory accounts for 2020 have been delivered to the registrar of companies. The amounts included in the financial information above are different from the amounts included in those Company’s statutory accounts for the year ended 31 December 2020 due to certain prior year adjustments identified in the preparation of the sole purpose accounts for the years ended 31 December 2020 and 2019. For the purposes of the
S-4
registration statement, details of such prior year adjustments were included in the previously filed consolidated financial statements for the years ended 31 December, 2020 and 2019.
The preparation of the financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the group and company accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 3.
The financial statements are presented in UK pounds sterling, which is the functional currency of the Group.
Going concern
Following the
COVID-19
Global Pandemic
(Covid-19),
the Board, Shareholders, Partners and Operations Committee continually monitored and discussed matters including cost and liquidity on a weekly basis at the height of his pandemic, successfully navigating an unprecedented period. Management remain focussed on navigating successfully through any further disruptions to normal activity.
The Group meets its day to day working capital requirements from cash reserves and recurring revenue streams. The Group also has a bank facility which is subject to covenants (see notes 16 and 17 & 30 for more information). As at 31 December 2021, the group had cash balances of £13m. The directors have prepared both base and sensitised cash flow forecasts which indicate that the Group will have sufficient

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

funds to meet its liabilities as they fall due for the next 12 months, even under severe but plausible downside scenarios.
The base case assumes that transactional revenue in
Co-Investments
and Merchant banking will continue as forecast, with the addition of further recurring revenue from additional raises across the capital markets entities. In addition, Investment Advisory AUM revenue is forecast to grow by
2-3%
due to the implementation of new strategies from the office of the CIO. Under this base case, the normal recurring revenue streams and divisional cash flows continue to adequately cover the operating cost base and the current bank debt facility. This does not account for adverse market movements which is outside management control.
Management have applied stress test scenarios to its forecasts factoring in a severe but plausible downside scenario whereby transactional revenue and new business streams, in particular across
Co-Investments
and Merchant Banking, were significantly reduced. There was also a 5% reduction in Investment Advisory revenues considered. Under this scenario, the diversified mix of recurrent income still provides sufficient coverage to meet any obligations as and when they fall due.
The Group is currently compliant with all debt facility covenants and projected to continue to meet these provisions. The bank loan is due for repayment at the maturity date in August 2022. Terms have been provided (for execution in due course) to extend the facility for a further six months to February 2023 under the original terms, in which time the business combination is expected to complete. In the event repayment is required in August 2022, the plausible downside forecasts indicate that the facility could be repaid in full if required.
Should the proposed business combination with Cartesian proceed as announced on 20 September 2021, the existing bank debt facility would become repayable based on change of control reference in the facility agreement. However, this transaction would not proceed unless sufficient appropriate facilities were in place to enable the facility to be repaid in full, should repayment be needed.
In addition, the directors do not anticipate any scenario in which the new change in control environment would change the regulatory capital requirement to a level that would impact the Company’s ability to comply.
After reviewing the Company’s forecasts and risk assessments under both current and post-merger scenarios, the Directors have formed a judgement at the time of approving the financial statements, that there is a reasonable expectation that the Company has adequate resources to continue in operational existence for 12 months from the date of signing these accounts. For this reason, the Directors continue to adopt the going concern basis in preparing the financial statements.
Consolidation
The Group consolidated financial statements include the financial statements of the Company and all of its subsidiary undertakings together with the Group’s share of the results of associates and joint ventures made up to 31 December 2021.
A subsidiary is an entity controlled by the Group. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Where the Group owns less than 50% of the voting powers of an entity but controls the entity by virtue of an agreement with other investors which give it control of the financial and operating policies of the entity it accounts for that entity as a subsidiary.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Where the group controls more than 50% of the voting powers of an entity but restrictions exist to entitlement of profit which would comprise a severe long term restriction, such entities are not consolidated. See the ‘significant judgement’ section on page F-89 for more information.
Where a subsidiary has different accounting policies to the Group, adjustments are made to those subsidiary financial statements to apply the Group’s accounting policies when preparing the consolidated financial statements.
An associate is an entity, being neither a subsidiary nor a joint venture, in which the Group holds a long-term interest and where the Group has significant influence. The Group considers that it has significant influence where it has the power to participate in the financial and operating decisions of the associate. The results of associates are accounted for using the equity method of accounting.
Accounting for joint ventures and associates uses financial information provided by management of those entities. This is the best available information at the time of reporting and consolidated using the equity method appropriately in our Group results. Where information is received post year-end
regarding conditions that existed at the
year-end,
this is treated as a type one adjusting event.
Any subsidiary undertakings or associates sold or acquired during the year are included up to, or from, the dates of change of control or change of significant influence respectively.
Where control of a subsidiary is lost, the gain or loss is recognised in the consolidated income statement. The cumulative amounts of any exchange differences on translation, recognised in equity, are not included in the gain or loss on disposal and are transferred to retained earnings. The gain or loss also includes amounts included in other comprehensive income that are required to be reclassified to profit or loss but excludes those amounts that are not required to be reclassified.
Where control of a subsidiary is achieved in stages, the initial acquisition that gave the Group control is accounted for as a business combination. Thereafter where the Group increases its controlling interest in the subsidiary the transaction is treated as a transaction between equity holders. Any difference between the fair value of the consideration paid and the carrying amount of the non-controlling
interest acquired is recognised directly in equity. No changes are made to the carrying value of assets, liabilities or provisions for contingent liabilities.
The Company historically held investments in two associates (Alvarium PO (Payments) Ltd and Alvarium Investment Management Ltd) where additional interests were subsequently purchased giving the company control and resulting in consolidation of a subsidiary undertaking. In accordance with FRS 102.A.3.21, and in order to give a true and fair view, goodwill was calculated as the sum of the goodwill arising on each purchase of shares in these entities, being the difference at the date of each purchase between the fair value of the consideration given and the fair value of the identifiable assets and liabilities attributable to the interest purchased. This represents a departure from the method set out in FRS 102, under which goodwill is calculated as the difference between the total acquisition cost of acquiring 100% of these entities and the fair value of the identifiable assets and liabilities of these entities on the date that they each became a subsidiary. The statutory method would not give a true and fair view because it would result in the group’s share of these entities’ retained reserves, during the period that it was an associate, being re-characterised
as goodwill.
The effect of this departure at 31 December 2021, 31 December 2020 and 1 January 2020 is to:

•	decrease profit for the year by £34,266 (2020: £34,266)

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

•	increase the revaluation reserve by £133,722 (2020: £133,722) (1 Jan 2020 £133,722)

•	decrease retained profits by £30,923 (2020: increase £3,343) (1 Jan 2020: increase 37,609); and

•	increase goodwill by £102,799 (2020: £137,065) (1 Jan 2020: £171,332)
All intra-Group transactions, balances, income and expenses are eliminated on consolidation. Adjustments are made to eliminate the profit or loss arising on transactions with associates to the extent of the Group’s interest in the entity.
Non-controlling
interests
Minority interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Minority interests consist of the amount of those interests at the date of the original business combination and the minority’s share of changes in equity since the date of the combination.
The proportions of profit or loss and changes in equity allocated to the owners of the parent and to the minority interests are determined on the basis of existing ownership interests and do not reflect the possible exercise or conversion of options or convertible instruments.
Judgements and key sources of estimation uncertainty
The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the amounts reported. These estimates and judgements are continually reviewed and are based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Significant judgements
The judgements (apart from those involving estimations) that management has made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements are as follows:
Historic accounting acquirer
The Group was formed through a series of acquisitions commencing at the end of 2014 and completing in early 2015, through the combination of several existing entities with common shareholders and management under a newly formed company - LJ GP Limited (now Alvarium Investments Limited). This was previously accounted for as a business combination with four businesses with common shareholders being combined under LJ GP Limited as the accounting acquirer.
The consideration for this transaction was a mixture of cash, debt and equity. The combining entities were valued by management in line with comparative market multiples at that time. Asset management business was based on an EBITDA multiple whilst wealth management companies were valued on AUM. The valuation was underpinned by an unrelated third party investment into the group for a 20% stake under a new share issuance which settled in May 2015. The third party investment also triggered a re-designation
of certain share classes with preferential income rights into a class of ordinary shares ranking pari passu in all respects.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Upon a review carried out as part of preparing the 2020 and 2019 special purpose financial statements for filing with the SEC, it was determined that a different entity, LJ Capital Limited, should have been treated as the acquirer in the business combination. This determination is on the basis that LJ Capital Limited was the largest of the combining companies and due to the number of their directors on the Boards of the new Group giving them the largest proportion of voting rights.
The determination of LJ Capital Limited as the accounting acquirer is a significant judgement which has a material impact on these financial statements and has led to a number of material changes on the accounting treatment of LJ Capital Limited Group and its underlying subsidiaries and minority holdings, which were previously fair valued as part of the business combination rather than brought in at historical amounts. The impact of this correction in acquirer has been disclosed in the in the consolidated financial statements previously filed with the SEC.
Equity method investees
There are certain of our joint venture and associates partners in equity method investees that, since the investment was entered into, have become related parties of the Group as a result of holding executive management positions in one or more Group members or subsidiary. An assessment was performed and determined that this does not give the Group control of the relevant equity method investee as each related party’s holding in the relevant equity method investee is unrelated to their employment by the Group member to which they are related and the relevant related parties are not bound by any contractual or other agreement to vote in the same way as Alvarium in connection with their holdings in the relevant equity method investee. Furthermore, in each instance, the equity method investee also has an unrelated third party member and, as a result of governance provisions in the relevant equity method agreement, the equity method investee is controlled jointly by all of its members and not by Alvarium alone.
Entities excluded from consolidation due to limited economic rights
In the case of LJ Maple Limited, LJ Maple Circus Limited, LJ Maple Hamlet Limited, LJ Maple Hill Limited, LJ Maple Belgravia Limited, LJ Maple St Johns Wood Limited, LJ Maple Kew Limited, LJ Maple Chelsea Limited, LJ Maple Tofty Limited, LJ Green Lanes Holdings Limited, LJ Maple Kensington Limited, LJ Maple Nine Elms Limited, LJ Maple Duke Limited and LJ Maple Abbey Limited, the group control 100% of the voting rights (aside from reserved matters) by virtue of their holding of a certain class of shares.
These entities have all issued a separate class of shares to third party investors and raised finance from them, which has then been invested, indirectly, in one or more underlying real estate transactions. These classes of shares do not have any voting rights but are entitled to the vast majority of the economic returns from the investment. The Group is entitled to ongoing fees from the entities for monitoring and reporting on the underlying real estate transactions and also, potentially, when the underlying real estate transactions are exited and funds returned to investors, to performance based fees which are calculated as a percentage of the total profits from each underlying deal which exceed a defined return to the third party investors. The Group is not an investor itself and does not otherwise participate in distributions from these entities.
While the Group controls the ordinary voting rights of these entities, these entities are excluded from consolidation because of severe long-term restrictions on the Group’s ability to actually exercise control

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

over them. These restrictions are contained in the articles of association and shareholders’ agreements of the relevant entities and they relate to the substantive business activities (including the financial and operating policies) of the entities and include reserved matters contained in the shareholders’ agreements which are substantive as regards the activities of the entities and which require the approval of 75% of all shareholders (including the investor share class). As a result of these restrictions and the Group’s limited economic rights in the entities, the Group does not have the power to govern the financial and operating policies of the entities so as to obtain a benefit from the entities’ activities and, accordingly, the entities are not controlled by the Group for the purposes of FRS 102 and are excluded from consolidation on this basis.
Each entity has instead been classified as a fixed asset investment at cost less impairment, with any distributions recognised upon receipt. Details concerning the financial performance and position of these entities can be found in note 13 of these financial statements.
Limited economic rights over entities owned by the group
The group owns 100% of the share capital of LJ London Holdings Limited. The company was incorporated to invest in a property joint venture. To fund this, loan funding was obtained by LJ London Holdings Limited from a third party. Under the terms of the loan the vast majority of the profits from the venture revert to the lender, with the group entitled to a promote fee at conclusion. The group had no financial exposure to the venture.
The group considers the terms of the loan to demonstrate a severe long term restriction over rights to income from LJ London Holdings Limited. It has therefore been classified as a fixed asset investment at cost less impairment, with any dividends recognised upon receipt. In the absence of the terms of the loan, it would otherwise have been classified as a subsidiary.
Key sources of estimation uncertainty
Accounting estimates and assumptions are made concerning the future and, by their nature, will rarely equal the related actual outcome. The key assumptions and other sources of estimation uncertainty that have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are as follows:
Useful economic lives and impairment of intangible assets
The annual amortisation charge for intangible assets is sensitive to changes in the estimated useful economic lives and residual values of the assets. The useful economic lives and residual values are re-assessed
annually.
The group also considers whether intangible assets are impaired. Where an indication of impairment is identified the estimation of recoverable value requires estimation of the recoverable value of the cash generating units (CGUs). This requires estimation of the future cash flows from the CGUs and also selection of appropriate discount rates in order to calculate the net present value of those cash flows. See note 11 for the carrying amount of the intangible assets, and note 3 for the useful economic lives for each class of asset.
Impairment tests for goodwill December 2021
The Group has determined that it has a single CGU in relation to asset management for the purposes of assessing the carrying value of goodwill. This determination is made on the basis that the Group’s structure

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

is highly interconnected, with shared management, directors and clients. As a result, the Group is deemed to be the smallest identifiable group of assets that generates cash inflows that are largely independent.
In line with Section 27 of FRS 102, Impairment of Assets, a full impairment review was undertaken as at 31 December 2021. The recoverable amount within the fund management CGU was determined by assessing the value-in-use
using long-term cash flow projections for the CGU.
Data for the explicit forecast period of 2022-2026 is based on the 2022 budget and forecasts for 2022-2026. Increases in operating costs have been taken into account and include assumed new business volumes. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 12.5%.
The overall
value-in-use
was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining this amount were expected aggregated fund flows and the discount rate.
Management have performed a sensitivity analysis as of 31 December 2021 and established that the discount rate would need to increase to more than 95% before an impairment of goodwill would be required. The average annual growth rate for expected fund flows over the forecast period is 4.0% and would need to reduce to more than
-40%
per annum before an impairment of goodwill would be required.
Impairment tests for goodwill December 2020
The Group has determined that it has a single CGU in relation to asset management for the purposes of assessing the carrying value of goodwill. This determination is made on the basis that the Group’s structure is highly interconnected, with shared management, directors and clients. As a result, the Group is deemed to be the smallest identifiable group of assets that generates cash inflows that are largely independent.
In line with Section 27 of FRS 102, Impairment of Assets, a full impairment review was undertaken as at 31 December 2020. The recoverable amount within the fund management CGU was determined by assessing the value-in-use
using long-term cash flow projections for the CGU.
Data for the explicit forecast period of 2021-2026 is based on the 2021 budget and forecasts for 2021-2026. Increases in operating costs have been taken into account and include assumed new business volumes. Cash flows beyond the explicit forecast period are extrapolated using a long-term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 18.0%.
The overall
value-in-use
was greater than the carrying value and hence no impairment charge has been recognised. The key assumptions used in determining this amount were expected aggregated fund flows and the discount rate.
Management have performed a sensitivity analysis as of 31 December 2020 and established that the discount rate would need to increase to more than 80% before an impairment of goodwill would be required.
The average annual growth rate for expected fund flows over the forecast period is 8.0% and would need to reduce to more than
-30%
per annum before an impairment of goodwill would be required.
Impairment tests for equity method investees
The Group has considered whether there are any indications that its investments in joint ventures and associates may be impaired at 31 December 2021, and has noted one joint venture where impairment

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

indicators exist. In line with Section 27 of FRS 102, Impairment of Assets, a detailed value-in-use
calculation has therefore been produced for this asset.
Data for the explicit forecast period of 2022-2026 is based on the 2022 budget. Cash flows beyond the explicit forecast period are extrapolated using a long term terminal growth rate of 3.0%. To arrive at the net present value, cash flows have been discounted using a discount rate of 11.5%.
The overall
value-in-use
in this calculation is greater than the carrying amount for this joint venture, and hence no impairment charge has been recognised. The key assumptions used in this calculation were the discount rate and revenue growth rates.
Management have performed a sensitivity analysis as of 31 December 2021 and have established that the discount rate would need to increase by more than 100% before an impairment of this asset would be required. Similarly, reducing the terminal growth rate of 3% to 0% would still not result in an impairment to this asset.
Useful economic lives sensitivity
The tables below detail the impact of the amortisation charge reported in the event of a
5%-10%
increase or decrease in the useful economic lives of the Group’s intangible assets.
2021:

	Goodwill	Client lists	Brands	Total
	£	£	£	£
Current amortisation	3,429,871	2,293,872	—	5,723,743
Amortisation with -5% UEL	3,610,391	2,414,602	—	6,024,993
Amortisation with -10% UEL	3,810,968	2,548,747	—	6,359,715
Amortisation with +5% UEL	3,266,544	2,184,640	—	5,451,184
Amortisation with +10% UEL	3,118,065	2,085,338	—	5,203,403
2020:

	Goodwill	Client lists	Brands	Total
	£	£	£	£
Current amortisation	3,488,827	2,334,873	—	5,823,700
Amortisation with -5% UEL	3,672,451	2,457,761	—	6,130,212
Amortisation with -10% UEL	3,876,476	2,594,303	—	6,470,779
Amortisation with +5% UEL	3,322,693	2,223,689	—	5,546,382
Amortisation with +10% UEL	3,171,662	2,122,612	—	5,294,274
Deferred tax assets in respect of tax losses
The group has material brought forward and carried forward tax losses in the United Kingdom and the United States of America. There is significant estimation uncertainty surrounding the timing of which these losses may be utilised in future. Management reviews forecasts in estimating whether sufficient future taxable profits are likely to arise to warrant recognition of an asset in respect of such losses. The Group’s policy is to only consider forecasts which have been finalised and approved as at the period end, which in this case are for the years ended 31 December 2022 and 2023. In the case of the United Kingdom, these forecasts indicate these losses are to be fully utilised in those periods.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Revenue recognition
Turnover comprises revenue (exclusive of Value Added Tax) recognised by the group in respect of services supplied.
Corporate finance engagements
Fees for annual or quarterly services are billed in advance. Turnover for the provision of annual or quarterly services is recognized in the profit and loss account on a pro rata basis as the service is delivered over the period from the date of the invoice or renewal. The resulting accrued or deferred income is included within debtors or creditors respectively. The service provided to clients is generally providing reporting on funds invested into the relevant deals. This would include corporate finance engagements, management support and office space.
Placement fees are recognised as invoiced at point of transaction closing.
Interest and investment income
Interest income is recognised using the effective interest rate method.
Dividend income is recognised when the right to receive payment is established.
UK Investment advisory revenue
The revenue shown in the accounts represents amounts due to the group for services rendered in the year, exclusive of Value Added Tax. Consultancy Fees are invoiced on a quarterly basis in arrears and therefore at any point in time there is a level of accrued income pro-rata
to the services rendered.
The majority of Advisory fees are received from the Pershing Platform quarterly in arrears. At any point in time there is a level of accrued income pro-rata
to the expected annual revenues from Pershing.
Overseas Investment advisory revenue
Portfolio management and performance fees generally consist of percentage fees based upon client’s portfolio size and performance and are billed to clients following the close of each calendar quarter. At the end of each month there is an income accrual provided for pro rata quarterly fees which are billed post quarter end. These fees are gross amounts with any related commissions payable presented in cost of sales.
Trust and fiduciary revenue
Invoices raised in advance for the provision of annual services are taken to the profit and loss account on a pro rata basis over the year from the date of the invoice or renewal. The resulting deferred income is included within creditors. Work in Progress is carried at 70% of recorded unbilled time at each month end. This is considered by management to be a reliable consistent estimate of the recoverable proportion of unbilled time at any point, based on retrospective reviews.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Private and family office revenue
Turnover represents amounts receivable for services net of VAT and trade discounts. Invoicing is completed monthly in arrears, with any resulting accrued income included in debtors at the year end.
Revenue from the rendering of services is measured by reference to the stage of completion of the service transaction at the end of the reporting period provided that the outcome can be reliably estimated. The services cover a clearly defined period of time with no uncertainty as to outcome, and therefore we have used the length of time elapsed as the main measure for determining the stage of completion.
Income tax
The taxation expense represents the aggregate amount of current and deferred tax recognised in the reporting period. Tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, tax is recognised in other comprehensive income or directly in equity, respectively.
Current tax is recognised on taxable profit for the current and past periods. Current tax is measured at the amounts of tax expected to pay or recover using the tax rates and laws that have been enacted or substantively enacted at the reporting date.
Deferred tax is recognised in respect of all timing differences at the reporting date. Unrelieved tax losses and other deferred tax assets are recognised to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits. Deferred tax is measured using the tax rates and laws that have been enacted or substantively enacted by the reporting date that are expected to apply to the reversal of the timing difference.
The Group’s unrecognised deferred tax assets are disclosed in note 21 to the financial statements.
Foreign currencies
Functional and presentational currency
The Group financial statements are presented in pound sterling.
Foreign currency transactions
Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions.
At each period end foreign currency monetary items are translated using the closing rate.
Non-monetary
items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary
items measured at fair value are measured using the exchange rate when fair value was determined.
Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end
exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the profit and loss account.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Foreign operations
The trading results of Group undertakings are translated into sterling at the average exchange rates for the year. The assets and liabilities of overseas undertakings, including goodwill and fair value adjustments arising on acquisition, are translated at the exchange rates ruling at the year end. Exchange adjustments arising from the retranslation of opening net investments and from the translation of the profits or losses at average rates are recognised in ‘Other comprehensive income’ and allocated to non-controlling
interest as appropriate.
Operating leases
Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight line basis over the period of the lease.
The aggregate benefit of lease incentives is recognised as a reduction to expense over the lease term, on a straight-line basis.
Goodwill
Amortisation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:
Subsidiaries, joint ventures and associates —10 years straight line.
Intangible assets
Intangible assets are initially recorded at cost, and are subsequently stated at cost less any accumulated amortisation and impairment losses. Any intangible assets carried at revalued amounts, are recorded at the fair value at the date of revaluation, as determined by reference to an active market, less any subsequent accumulated amortisation and subsequent accumulated impairment losses.
Intangible assets acquired as part of a business combination are recorded at the fair value at the acquisition date.
Amortisation
Amortisation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful life of that asset as follows:

Goodwill	—	10 years straight line
Brands and licences	—	Between 2 and 5 years straight line
Customer list	—	Between 9 and 22 years straight line
The useful lives of the brands and licenses are based on the contractual agreements that underpin these or the period of expected use, whilst the useful lives of the customers lists depend on the nature of the customer relationships. These useful lives have been benchmarked to market data for entities of a similar nature as part of the PPA work carried out on the acquisition of these entities.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

If there is an indication that there has been a significant change in amortisation rate, useful life or residual value of an intangible asset, the amortisation is revised prospectively to reflect the new estimates.
Tangible assets
Tangible assets are initially recorded at cost, and subsequently stated at cost less any accumulated depreciation and impairment losses. Any tangible assets carried at revalued amounts are recorded at the fair value at the date of revaluation less any subsequent accumulated depreciation and subsequent accumulated impairment losses.
An increase in the carrying amount of an asset as a result of a revaluation, is recognised in other comprehensive income and accumulated in equity, except to the extent it reverses a revaluation decrease of the same asset previously recognised in profit or loss. A decrease in the carrying amount of an asset as a result of revaluation, is recognised in other comprehensive income to the extent of any previously recognised revaluation increase accumulated in equity in respect of that asset. Where a revaluation decrease exceeds the accumulated revaluation gains accumulated in equity in respect of that asset, the excess shall be recognised in profit or loss.
Depreciation
Depreciation is calculated so as to write off the cost or valuation of an asset, less its residual value, over the useful economic life of that asset as follows:

Short leasehold property improvements	—	Various — straight line over remaining term on property lease
Fixtures and fittings	—	Between 3 and 5 years straight line
Office equipment	—	Between 3 and 5 years straight line
Investments
Un-listed
fixed asset investments are initially recorded at cost and subsequently stated at cost less any accumulated impairment losses. Listed investments are measured at fair value with changes in fair value being recognised in profit or loss. The Group also holds an unlisted convertible note investment at fair value, see note 13 for further detail.
Investments in associates
Investments in associates are accounted for using the equity method of accounting, whereby the investment is initially recognised at the transaction price and subsequently adjusted to reflect the group’s share of the profit or loss, other comprehensive income and equity of the associate.
When the Group’s share of losses of an associate investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.
Goodwill arising on acquisition of associates is included within the investment cost. This is amortised over 10 years and included in the share of profits/losses included in the income statement.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Investments in joint ventures
Investments in joint ventures are accounted for using the equity method of accounting, whereby the investment is initially recognised at the transaction price and subsequently adjusted to reflect the group’s share of the profit or loss, other comprehensive income and equity of the joint venture.
When the Group’s share of losses of a joint venture investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.
Goodwill arising on acquisition of joint ventures is included within the investment cost. This is amortised over 10 years and included in the share of profits/losses included in the income statement.
Impairment of fixed assets
A review for indicators of impairment is carried out at each reporting date, with the recoverable amount being estimated where such indicators exist. Where the carrying value exceeds the recoverable amount, the asset is impaired accordingly. Prior impairments are also reviewed for possible reversal at each reporting date. For the purposes of impairment testing, when it is not possible to estimate the recoverable amount of an individual asset, an estimate is made of the recoverable amount of the cash-generating unit to which the asset belongs.
The cash-generating unit is the smallest identifiable group of assets that includes the asset and generates cash flows that are largely independent of the cash flows from other assets or groups of assets.
For impairment testing of goodwill, the goodwill acquired in a business combination is, from the acquisition date, allocated to each of the cash-generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the company are assigned to those units.
Finance leases
Assets held under finance leases are recognised in the statement of financial position as assets and liabilities at the lower of the fair value of the assets and the present value of the minimum lease payments, which is determined at the inception of the lease term. Any initial direct costs of the lease are added to the amount recognised as an asset.
Lease payments are apportioned between the finance charges and reduction of the outstanding lease liability using the effective interest method. Finance charges are allocated to each period so as to produce a constant rate of interest on the remaining balance of the liability.
Government grants
Government grants are recognised at the fair value of the asset received or receivable. Grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and the grants will be received. Government grants are recognised using the accrual model.
Under the accrual model, government grants relating to revenue are recognised on a systematic basis over the periods in which the Group recognises the related costs for which the grant is intended to compensate.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs are recognised in income in the period in which it becomes receivable.
Provisions
Provisions are recognised when the entity has an obligation at the reporting date as a result of a past event, it is probable that the entity will be required to transfer economic benefits in settlement and the amount of the obligation can be estimated reliably. Provisions are recognised as a liability in the statement of financial position and the amount of the provision as an expense.
Provisions are initially measured at the best estimate of the amount required to settle the obligation at the reporting date and subsequently reviewed at each reporting date and adjusted to reflect the current best estimate of the amount that would be required to settle the obligation. Any adjustments to the amounts previously recognised are recognised in profit or loss unless the provision was originally recognised as part of the cost of an asset.
Financial instruments
Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the entity after deducting all of its financial liabilities.
Where the contractual obligations of financial instruments (including share capital) are equivalent to a similar debt instrument, those financial instruments are classed as financial liabilities. Financial liabilities are presented as such in the balance sheet. Finance costs and gains or losses relating to financial liabilities are included in the profit and loss account. Finance costs are calculated so as to produce a constant rate of return on the outstanding liability.
Where the contractual terms of share capital do not have any terms meeting the definition of a financial liability then this is classed as an equity instrument. Dividends and distributions relating to equity instruments are debited direct to equity.
Compound instruments
Compound instruments comprise both a liability and an equity component. At date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar debt instrument. The liability component is accounted for as a financial liability.
The residual is the difference between the net proceeds of issue and the liability component (at time of issue). The residual is the equity component, which is accounted for as an equity instrument.
The interest expense on the liability component is calculated applying the effective interest rate for the liability component of the instrument. The difference between this amount and any repayments is added to the carrying amount of the liability in the balance sheet.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Loans receivable
Loans receivable are measured initially at fair value and are measured subsequently at amortised cost using the effective interest method, less any impairment. An indicative interest rate is used to calculate the amortised cost of interest free related party loans. This is based on comparable interest rates on loans that the Group has given to other entities.
Executory contracts
Where the Group holds derivative options for
non-financial
instruments, these are treated as executory contracts and are therefore held off the balance sheet. See note 22 of these financial statements for more information.
Employee benefits
All employee benefits are categorised under cost of sales.
Defined contribution pension plans
Contributions to defined contribution plans are recognised as an expense in the period in which the related service is provided. Prepaid contributions are recognised as an asset to the extent that the prepayment will lead to a reduction in future payments or a cash refund.
When contributions are not expected to be settled wholly within 12 months of the end of the reporting date in which the employees render the related service, the liability is measured on a discounted present value basis. The unwinding of the discount is recognised as a finance cost in profit or loss in the period in which it arises.
Share-based payments
Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, together with a corresponding increase in equity, based upon the group’s estimate of the shares that will eventually vest, which involves making assumptions about the number of leavers over the vesting period. The vesting period is determined by the period of time the employees must remain in the Group’s employment before the rights to the shares transfer unconditionally to them.
Fair value has been determined with reference to recent transactions with external investors in the company’s shares.
Where the terms of an equity-settled transaction are modified, as a minimum an expense is recognised as if the terms had not been modified. In addition, an expense is recognised for any increase in the value of the transaction as a result of the modification, as measured at the date of modification.
Where an equity-settled transaction is cancelled, it is treated as if it had vested on the date of the cancellation, and any expense not yet recognised for the transaction is recognised immediately. However, if a new transaction is substituted for the cancelled transaction and designated as a replacement transaction on

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

the date that it is granted, the cancelled and new transactions are treated as if they were a modification of the original transaction, as described in the previous paragraph.
The group has
no-cash
settled arrangements.
Annual bonus plan
The Group operates an annual bonus plan for employees. An expense is recognised in the profit and loss account when the Group has a legal or constructive obligation to make payments under the plan as a result of past events and a reliable estimate of the obligation can be made.
Short term benefits
Short term benefits, including holiday pay and other similar non-monetary
benefits, are recognised as an expense in the period in which the service is received.
Business combinations
Business combinations are accounted for using the purchase method.
The cost of a business combination is measured as the aggregate of the fair values, at the acquisition date, of assets given, liabilities incurred or assumed, and equity instruments issued plus any costs directly attributable to the business combination.
Where control is achieved in stages, goodwill is calculated as the sum of the goodwill arising on each purchase of shares in these entities, being the difference at the date of each purchase between the fair value of the consideration given and the fair value of the identifiable assets and liabilities attributable to the interest purchased.
Where the business combination requires an adjustment to the cost contingent on future events, the estimated amount of that adjustment is included in the cost of the combination at the acquisition date at fair value. Where contingent consideration is estimated at acquisition and this estimate changes, any change to the consideration is treated as an adjustment to the goodwill.
On acquisition of a business, fair values are attributed to the identifiable assets, liabilities and contingent liabilities unless the fair value cannot be measured reliably, in which case the value is incorporated in goodwill. Where the fair value of contingent liabilities cannot be reliably measured they are disclosed on the same basis as other contingent liabilities.
Goodwill recognised represents the excess of the fair value and directly attributable costs of the purchase consideration over the fair values to the Group’s interest in the identifiable net assets, liabilities and contingent liabilities acquired.
Goodwill is amortised over its expected useful life. Where the Group is unable to make a reliable estimate of useful life, goodwill is amortised over a period not exceeding 10 years. Goodwill is assessed for impairment when there are indicators of impairment and any impairment is charged to the income statement. Reversals of impairment are recognised when the reasons for the impairment no longer apply.
Merger relief is applied where the Group issues equity shares in consideration for the shares of another company and secures at least a 90% equity holding in the other company. Where the criteria for merger relief are met, share premium is not recorded on the issue of these shares, and instead a merger reserve is used. This is a requirement of section 612 of the Companies Act 2006 when these criteria are met.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

3.	Accounting policies (continued)

Impact of changes to accounting
FRS 102 was amended in December 2020 to deal with the financial reporting implications associated with the replacement of interest rate benchmarks as part of the international interest rate benchmark reforms. These amendments are referred to as Phase 2 of the interest rate benchmark reform related amendments to FRS 102. Application of the amendments is mandatory and effective for accounting periods beginning on or after 1 January 2021, with early application permitted. There is no effect of the interest rate benchmark reform on the current year financial statements. The effect of the reform on the future financial statements is currently uncertain.

4.	Turnover
Turnover arises from:

	2021	2020
	£	£
Rendering of services	75,164,498	52,263,050

The turnover is attributable to the one principal activity of the Group. An analysis of turnover by the geographical markets that substantially differ from each other is given below:

	2021	2020
	£	£
United Kingdom	53,053,810	32,371,445
Switzerland	5,550,023	5,535,726
Portugal	1,283,637	913,623
USA	8,367,509	7,339,809
Hong Kong	5,206,522	4,863,268
Spain	335,633	347,149
France	1,367,364	784,189
Australia	—	107,841

	75,164,498	52,263,050

5.	Gains/(losses) on investments

	2021	2020
	£	£
Loss on disposal and restructuring of interests in joint ventures and associates	(452,591)	(57,208)
Gain on disposal of other investments	—	222,222

	(452,591)	165,014

The loss reported in the current year includes a transaction of £148,277 between equity holders in the group headed by Alvarium Investment (NZ) Limited which has had the impact of diluting the share of net assets of the investee held by the Group. The balance of £304,314 relates to the disposal of the group’s interests in Alvarium Media Finance.
The loss in the prior year relates to the Group reducing its holding in Alvarium Investment (NZ) Limited from 50% to 46%.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

6.	Operating loss
Operating profit or loss is stated after charging/(crediting):

	2021	2020
	£	£
Depreciation of tangible assets	552,293	536,319
Write off of trade debtors	277,682	439,829
Equity-settled share-based payments expense/(credit)	(1,333)	7,296
Foreign exchange differences	278,611	451,027

7.	Income from other fixed asset investments

	2021	2020
	£	£
Income from disposal of asset held at book value	530,170	—
Dividends from other fixed asset investments	17,619	3,158

8.	Interest receivable

	2021	2020
	£	£
Interest on loans and receivables	44,002	100,694
Interest on cash and cash equivalents	313	1,700
Interest receivable from joint ventures and associates	159,755	146,690

	204,070	249,084

The total income recognised in respect of financial assets measured at amortised cost is £204,070 (2020 — £249,084).

9.	Interest payable

	2021	2020
	£	£
Interest on banks loans and overdrafts	626,214	631,866
Interest on obligations under finance leases and hire purchase contracts	19,683	37,226
Interest on shareholder loan facility	844,053	—
Other interest payable and similar charges	321,520	60,496

	1,811,470	729,588

The total expense recognised in relation to financial liabilities measured at amortised cost is £1,811,470 (2020 — £729,588).
The group does not have any financial liabilities measured at fair value through profit or loss.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

10.	Taxation on ordinary activities
Major components of tax income

	2021	2020
	£	£
Current tax:
UK current tax expense	303,357	686,159
Adjustments in respect of prior periods	380	(18,420)

Total UK current tax	303,737	667,739
Foreign current tax expense	517,781	362,736
Adjustments in respect of prior periods	(20,344)	30,727

Total foreign tax	497,437	393,463

Total current tax	801,174	1,061,202

Deferred tax:
Origination and reversal of timing differences	1,407,915	(142,158)
Impact of change in tax rate	(156,063)	58,184
Recognition of DTA’s for previously unrecognised losses	(2,589,487)	(1,292,391)

Total deferred tax	(1,337,635)	(1,376,365)

Taxation on ordinary activities	(536,461)	(315,163)

Reconciliation of tax income
The tax assessed on the profit/(loss) on ordinary activities for the year is lower than (2020: higher than) the standard rate of corporation tax in the UK of 19% (2020: 19%).

	2021	2020
	£	£
Profit/(loss) on ordinary activities before taxation	1,411,413	(3,692,354)

Profit/(loss) on ordinary activities by rate of tax	268,168	(701,547)
Adjustment to tax charge in respect of prior periods	(19,964)	12,307
Effect of expenses not deductible for tax purposes	1,672,344	369,791
Effect of capital allowances and depreciation	52,978	3,298
Effect of revenue exempt from tax	(3)	(125,015)
Effect of different UK tax rates on some earnings	(193,301)	(218,185)
Utilisation of tax losses	(422,151)	(95,239)
Unused tax losses	402,001	1,235,991
Gain/(loss) on disposal not taxable	28,173	(99,993)
Amortisation arising on consolidation	651,675	662,877
Recognition of DTAs for previously unrecognised losses	(2,589,487)	(1,292,391)
Effect of change in overseas tax rates	(156,063)	—
Specific tax allowance in US subsidiary	—	(98,199)
Income from associates and JV’s not taxable in group	(230,831)	31,142

Tax on profit/(loss)	(536,461)	(315,163)

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

10.	Taxation on ordinary activities (continued)

On 3 March 2021 the UK government announced an intention to increase the UK corporation tax rate to 25% with effect from 1 April 2023. The impact of this on the Group’s deferred tax assets and liabilities is included above.

11.	Intangible assets

	Goodwill	Patents, trademarks and licences	Client lists	Total
	£	£	£	£
Cost
At 1 January 2021	34,163,414	524,848	30,287,194	64,975,456
Additions	—	—	—	—
Translation gains/(losses)	(248,891)	—	(49,166)	(298,057)

At 31 December 2021	33,914,523	524,848	30,238,028	64,677,399

Amortisation
At 1 January 2021	15,645,101	524,848	9,141,621	25,311,570
Charge for the year	3,429,870	—	2,293,872	5,723,742

At 31 December 2021	19,074,971	524,848	11,435,493	31,035,312

Carrying amount
At 31 December 2021	14,839,552	—	18,802,535	33,642,087

At 31 December 2020	18,518,313	—	21,145,573	39,663,886

2020	Goodwill	Patents, trademarks and licences	Client lists	Total
	£	£	£	£
Cost
At 1 January 2020	33,447,865	524,848	30,152,831	64,125,544
Additions	—	—	—	—
Disposals	(37,645)	—	—	(37,645)
Acquisitions through business combinations	453,488	—	—	453,488
Translation gains/(losses)	299,706	—	134,363	434,069

At 31 December 2020	34,163,414	524,848	30,287,194	64,975,456

Amortisation
At 1 January 2020	12,156,274	524,848	6,806,748	19,487,870
Charge for the year	3,488,827	—	2,334,873	5,823,700

At 31 December 2020	15,645,101	524,848	9,141,621	25,311,570

Carrying amount
At 31 December 2020	18,518,313	—	21,145,573	39,663,886

At 31 December 2019	21,291,591	—	23,346,083	44,637,674

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

12.	Tangible assets

	Land and buildings	Fixtures and fittings	Equipment	Total
	£	£	£	£
Cost
At 1 January 2021	887,072	685,643	1,652,988	3,225,703
Additions	5,208	26,869	383,151	415,228
Disposals	—	(8,501)	(228,879)	(237,380)
Translation gains/(losses)	1,026	314	(23,375)	(22,035)

At 31 December 2021	893,306	704,325	1,783,885	3,381,516

Depreciation
At 1 January 2021	509,023	477,337	1,323,930	2,310,290
Charge for the year	216,599	86,126	249,568	552,293
Disposals	—	(8,501)	(210,903)	(219,404)
Translation gains/(losses)	369	46	(20,230)	(19,815)

At 31 December 2021	725,991	555,008	1,342,365	2,623,364

Carrying amount
At 31 December 2021	167,315	149,317	441,520	758,152

At 31 December 2020	378,049	208,306	329,058	915,413

At 1 January 2020	868,001	605,633	1,232,267	2,705,901
Additions	22,102	81,008	278,412	381,522
Disposals	—	—	(32,900)	(32,900)
Acquisitions through bus. combs.	—	—	156,113	156,113
Disposals through bus. combs.	—	—	(2,241)	(2,241)
Translation gains/(losses)	(3,031)	(998)	21,337	17,308

At 31 December 2020	887,072	685,643	1,652,988	3,225,703

Depreciation
At 1 January 2020	294,406	358,305	1,016,261	1,668,972
Charge for the year	215,527	118,970	201,822	536,319
Disposals	—	—	(32,900)	(32,900)
Disposals through bus. combs.	—	—	(1,519)	(1,519)
Translation (gains)/losses	(910)	62	16,020	15,172
Acquisitions through bus. combs.	—	—	124,246	124,246

At 31 December 2020	509,023	477,337	1,323,930	2,310,290

Carrying amount
At 31 December 2020	378,049	208,306	329,058	915,413

At 31 December 2019	573,595	247,328	216,006	1,036,929

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

12.	Tangible assets (continued)

Included within the carrying value of tangible assets are the following amounts relating to assets held under finance leases:

	£	£	£	£
At 31 December 2021	165,505	—	—	165,505

At 31 December 2020	248,258	25,988	12,737	286,983

13.	Investments

	Interests in associates	Joint ventures	Other investments other than loans	Total
	£	£	£	£
Share of net assets/cost
At 1 January 2021	2,902,373	9,482,998	198,061	12,583,432
Additions	—	6,208	2,220,050	2,226,258
Disposals	(10,206)	—	(85,121)	(95,327)
Revaluations	—	—	(87,892)	(87,892)
Share of profit or loss	1,410,850	2,898,485		4,309,335
Dividends received	(1,312,561)	(1,266,860)		(2,579,421)
Movements in equity	—	(655,944)		(655,944)
Gains/(losses) on translation	(30,201)	(199,392)	—	(229,593)

At 31 December 2021	2,960,255	10,265,495	2,245,098	15,470,848

Impairment
At 1 January 2021	231,008	169,418	30,429	430,855
Impairment losses	—	—	242,500	242,500

At 31 December 2021	231,008	169,418	272,929	673,355

Carrying amount
At 31 December 2021	2,729,247	10,096,077	1,972,169	14,797,493

At 31 December 2020	2,671,365	9,313,580	167,632	12,152,577

At 1 January 2020	3,014,578	9,081,205	121,298	12,217,081
Additions	250,734	90	78,904	329,728
Disposals	—	(57,180)	(2,141)	(59,321)
Share of profit or loss	459,284	1,925,289	—	2,384,573
Dividends received	(902,844)	(1,445,140)	—	(2,347,984)
Movements in equity	—	(112,050)	—	(112,050)
Gains on translation	80,621	90,784	—	171,405

At 31 December 2020	2,902,373	9,482,998	198,061	12,583,432

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Interests in associates	Joint ventures	Other investments other than loans	Total
	£	£	£	£
Impairment
At 1 January 2020	—	169,418	30,429	199,847
Impairment charge	231,008	—	—	231,008

At 31 December 2020	231,008	169,418	30,429	430,855

Carrying amount
At 31 December 2020	2,671,365	9,313,580	167,632	12,152,577

At 31 December 2019	3,014,578	8,911,787	90,869	12,017,234

The share of profit or loss from associates and joint ventures includes amortisation relating to the acquisition of those associates and joint ventures totalling £68,321 (2020 - £73,526) and £641,873 (2020 - £641,873) respectively.
The ‘other investments’ figure above includes a convertible note in an unlisted entity which was purchased in December 2021. This investment is held at a fair value of £1,607,301 which was the cost of the investment. The fair value of the note is driven by the credit quality of the underlying business and its ability to deliver a coupon, along with the potential outcome of any business sale in the next 36 months from the year end date, as the note has various equity upside features.
Subsidiaries, associates and other investments
Details of the investments in which the Group and the parent Company have an interest of 20% or more are as follows:

	Country of incorporation	Class of share		Percentage of shares held
Subsidiary undertakings
Alvarium RE Limited (1)	United Kingdom	Ordinary		100
Alvarium Investment Management Limited (1)	United Kingdom	Ordinary		75
		Ordinary	*	25
Alvarium PO (Payments) Limited* (1)	United Kingdom	Ordinary	*	100
LJ GP Carry Sarl (6)	Luxembourg	Ordinary		100
Alvarium Investment Advisors (UK) Limited* (1)	United Kingdom	Ordinary		100
Alvarium Investments Advisors (USA) Inc. (3)	USA	Ordinary		100
Alvarium RE (US) LLC. (3)	USA	Ordinary		100
Alvarium Investments Advisors (Suisse) SA (5)	Switzerland	Ordinary		100

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
Alvarium Investments Advisors (Hong Kong) Limited (23)	Hong Kong	Ordinary	100
Alvarium Investments Advisors (Portugal) Limited	Portugal	Ordinary	100
LJ GP International Limited* (7)	Isle of Man	Ordinary	100
LJ Trust and Fiduciary Holdings Limited* (7)	Isle of Man	Ordinary	100
LJ Group Holdings Limited* (7)	Isle of Man	Ordinary	100
LJ Management (Suisse) SA* (5)	Switzerland	Ordinary	100
LJ Management (IOM) Limited* (7)	Isle of Man	Ordinary	100
LJ Capital (IOM) Limited* (7)	Isle of Man	Ordinary	100
LJ Luxembourg SA* (6)	Luxembourg	Ordinary	100
Alvarium Investment Managers (UK) LLP* (1)	United Kingdom	LLP Interest	98
Alvarium PO Limited* (1)	United Kingdom	Ordinary	100
Alvarium Private Client Limited* (1)	United Kingdom	Ordinary	100
Alvarium Pradera Holdings Limited* (1)	United Kingdom	Ordinary	100
LJ Capital (IOM) Hadley Limited* (7)	Isle of Man	Ordinary	100
Alvarium Investment Management (US) Holdings Corp (4)	USA	Ordinary	100
LJ Sports and Entertainment LLC* (4)	USA	Ordinary	100
Alvarium Investment Managers LLC* (4)	USA	Partnership interest	100
Alvarium Fund Managers (UK) Limited* (1)	United Kingdom	Ordinary	100
LJ Capital (HPGL) Limited* (1)	United Kingdom	Ordinary A and B	100
Alvarium CI (US) LLC (4)	USA	Partnership interest	100
Alvarium MB (US) BD LLC (4)	USA	Partnership interest	100
Alvarium CI Limited (1)	United Kingdom	Ordinary	100
Alvarium CI Advisors (UK) Limited* (1)	United Kingdom	Ordinary	100
Alvarium Home REIT Advisors Limited* (1)	United Kingdom	Ordinary	100
Alvarium Compass GP Limited* (7)	Isle of Man	Ordinary	100
Alvarium Group Operations Limited (1)	United Kingdom	Ordinary	100
Alvarium Investment Advisors (Singapore) Pte. Limited (29)	Singapore	Ordinary	100
Alvarium MB Limited (1)	United Kingdom	Ordinary	100

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
Alvarium MB (UK) Limited* (1)	United Kingdom	Ordinary	100
Alvarium Securities Limited* (1)	United Kingdom	Ordinary	100
Alvarium Investments Advisors (France) SAS* (2)	France	Ordinary	100
LJ Pankow I Feeder GP Limited* (7)	Isle of Man	Ordinary	100
LJ Pankow II Feeder GP Limited* (7)	Isle of Man	Ordinary	100
Puffin Agencies Limited* (9)	Gibraltar	Ordinary	100
Clambake Limited* (19)	British Virgin Islands	Ordinary	100
Clambake Inc.* (8)	Marshall Islands	Ordinary	100
Dubois Services Limited* (19)	British Virgin Islands	Ordinary	100
Cellar Limited* (19)	British Virgin Islands	Ordinary	100
LJ Management (BVI) Limited* (19)	British Virgin Islands	Ordinary	100
LJ Skye Services Limited* (19)	British Virgin Islands	Ordinary	100
Cellar Inc.* (10)	Turks and Caicos	Ordinary	100
LJ Capital Partners Limited* (19)	British Virgin Islands	Ordinary	100
Triptych Holdings (Gibraltar) Limited* (9)	Gibraltar	Ordinary	100
LJ Skye Trustees Limited* (7)	Isle of Man	Ordinary	100
Alvarium Management (IOM) Limited	Isle of Man	Ordinary	100
Waterstreet One Limited* (7)	Isle of Man	Ordinary	100
Waterstreet Two Limited* (7)	Isle of Man	Ordinary	100
Park Limited* (7)	Isle of Man	Ordinary	100
Lake Limited* (7)	Isle of Man	Ordinary	100
Harbour Limited* (7)	Isle of Man	Ordinary	100
Stone Limited* (7)	Isle of Man	Ordinary	100
Whitebridge Limited* (7)	Isle of Man	Ordinary	100
LJ QG Bow Limited* (7)	Isle of Man	Ordinary	100
CF I Feeder GP Limited* (25)	Cayman Islands	Ordinary	100
KF I Feeder GP Limited* (25)	Cayman Islands	Ordinary	100
LJ Ardstone Spain S.L.* (26)	Spain	Ordinary	70
LJ Cresco Holdco Limited* (7)	Isle of Man	Ordinary	100
LJ Directors (UK) Limited* (1)	United Kingdom	Ordinary	100

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
LJ Management Nominees (UK) Limited* (1)	United Kingdom	Ordinary	100
LJ UK Cities Carry LP Inc.* (7)	Isle of Man	Partnership interest	65
LJ Cresco GP Holdings Limited* (7)	Isle of Man	Ordinary	100
LJ Capital (IOM) T4 Limited* (7)	Isle of Man	Ordinary	100
Loire Services Limited* (7)	Isle of Man	Ordinary	100
Southwood Limited* (7)	Isle of Man	Ordinary	100
Mooragh (BVI) Limited* (19)	British Virgin Islands	Ordinary	100
Whitebridge (BVI) Limited* (19)	British Virgin Islands	Ordinary	100
LJ Station 2 GP Limited* (19)	Isle of man	Ordinary	100
LJ Fusion Feeder GP Limited* (7)	Isle of Man	Ordinary	100
Alvarium Goodmayes Limited* (1)	United Kingdom	Ordinary	100
Alvarium Streatham Limited* (1)	United Kingdom	Ordinary	100
VO Feeder GP* (25)	Cayman Islands	Ordinary	100
Alvarium CI (US) LLC (3)	USA	Partnership interest	100
LXI REIT Advisors Limited* (1)	United Kingdom	Ordinary	100
Alvarium Social Housing Advisors Limited* (1)	United Kingdom	Ordinary	100
Alvarium Penge Limited* (1)	United Kingdom	Ordinary	100

Other holdings (refer to note 3 for accounting treatment)

LJ Capital (Woody) Limited*	United Kingdom	A Shares	80
		B Shares	16
LJ Capital (RL) Limited*	British Virgin Islands	A Shares	100
LJ London Holdings Limited	Isle of Man	Ordinary shares	100
LJ Maple Limited*	Guernsey	A Shares	100
LJ Greenwich Sarl*	Luxembourg	A Shares	0.19
		B Shares	100
LJ Maple Belgravia Limited*	British Virgin Islands	A Shares	100

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
LJ Maple Circus Limited*	British Virgin Islands	A Shares	100
LJ Maple Hamlet Limited*	British Virgin Islands	A Shares	100
LJ Maple Hill Limited*	British Virgin Islands	A Shares	100
LJ Maple St. Johns Wood Limited*	British Virgin Islands	A Shares	100
LJ Maple Kew Limited*	British Virgin Islands	A Shares	100
LJ Maple Kensington Limited*	British Virgin Islands	A Shares	100
LJ Maple Chelsea Limited*	British Virgin Islands	A Shares	100
LJ Maple Tofty Limited*	British Virgin Islands	A Shares	100
LJ Maple Duke Limited*	British Virgin Islands	A Shares	100
LJ Maple Abbey Limited*	British Virgin Islands	A Shares	100
LJ Maple Nine Elms Limited*	British Virgin Islands	A Shares	100
LJ Green Lanes Holdings Limited*	Isle of Man	A Shares	100
LJ T4 GP Limited*	British Virgin Islands	A Shares	100
PMD Finance Sarl	Luxembourg	A Shares	1.57

Associates
Queensgate Investments LLP* (13)	United Kingdom	LLP Interest	30
Queensgate Investments II GP LLP* (12)	United Kingdom	LLP Interest	30
Queensgate Investment Management Limited* (13)	United Kingdom	Ordinary	30
Queensgate Hospitality Management Limited* (31)	United Kingdom	Ordinary	30
		A Shares	100
Cellar Holdings Limited	Ireland	Ordinary	50
Queensgate Mayfair Carry LP* (7)	Isle of Man	Partnership Interest	50
Queensgate Carry Partner SCS	Luxembourg	Partnership Interest	29.1

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
Queensgate Investments I Sarl* (16)	Luxembourg	Ordinary Shares	37.5
Queensgate Mayfair Carry GP Ltd* (7)	Isle of Man	Ordinary Shares	50
Queensgate Mayfair Co-Invest GP Ltd* (7)	Isle of Man	Ordinary Shares	33.33
Queensgate Investments II Carry GP LLP* (21)	United Kingdom	Partnership Interest	16.67
Queensgate Fusion GP LLP* (21)	United Kingdom	Partnership Interest	16.67
Queensgate Carry Partner GP Coop SA* (16)	Luxembourg	Ordinary Shares	50
Queensgate Investments II Carry LP* (21)	United Kingdom	Partnership Interest	24
Queensgate Bow Co-Invest Carry LP* (21)	United Kingdom	Partnership Interest	25.5
Queensgate Bow Co-Invest Carry GP LLP* (21)	United Kingdom	LLP Interest	33.33
Queensgate Bow GP LLP* (14)	United Kingdom	LLP interest	16.67
Gem Carry GP LLP* (21)	United Kingdom	Partnership Interest	50
Gem Carry LP* (21)	United Kingdom	Partnership Interest	25
Queensgate Investments II AIV GP LLP* (12)	United Kingdom	LLP Interest	16.67
Queensgate Fusion Co-Invest Carry LP* (21)	United Kingdom	Partnership interest	25.5
Queensgate Fusion Co-Invest Carry GP LLP* (21)	United Kingdom	Partnership interest	25
Alvarium Capital Partners Limited* (1)	United Kingdom	Ordinary Shares	30
Alvarium Investment Managers (Suisse) SA* (30)	Switzerland	Ordinary Shares	30
NZ Propco Holdings Limited* (35)	New Zealand	Ordinary Shares	23
Urban Spaces Carry LP* (22)	Guernsey	Partnership interest	25
Cresco Pankow 1 SCA* (17)	Luxembourg	Ordinary Shares	30

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
Cresco Terra 1 New SCA* (17)	Luxembourg	Ordinary Shares	30
Cresco Station 1 SCA* (17)	Luxembourg	Ordinary Shares	30
Pradera European Retails Parks Carry LP* (36)	United Kingdom	Partnership interest	30
Templeton C&M Holdco Limited* (35)	New Zealand	Ordinary	23

Joint ventures
Osprey Equity Partners Limited* (1)	United Kingdom	Ordinary	50
CRE S.à r.l* (17)	Luxembourg	Ordinary	33.33
Cresco Urban Yurt Sarl* (18)	Luxembourg	Ordinary	33.33
Cresco Urban Yurt S.L.P.* (18)	Luxembourg	Partnership interest	33.33
Cresco Capital Advisors LLP* (1)	United Kingdom	LLP Interest	33.33
Cresco Capital Group Fund I GP Limited* (22)	Guernsey	Ordinary	33.33
Cresco Immobilien Verwaltungs Gmbh* (27)	Germany	Ordinary	33.33
Cresco Terra Holdings Sarl* (17)	Luxembourg	Ordinary Shares	30
Osprey Aldgate Advisors Limited* (1)	United Kingdom	Ordinary	50
Kuno Investments Limited* (20)	British Virgin Islands	Ordinary	49.9
Alvarium Investment (NZ) Limited* (28)	New Zealand	Ordinary	46
Cresco Capital Urban Yurt Holdings 2 Sarl* (17)	Luxembourg	Ordinary	33.33
Alvarium Investments (AUS) Pty Limited* (33)	Australia	Ordinary	50
HPGL Holdings Limited* (24)	Hong Kong	Ordinary	50
Hadley Property Group Holdings Limited* (15)	United Kingdom	Ordinary	35
Alvarium Kalrock LLP* (1)	United Kingdom	Membership interest	40
Bluestar Advisors Limited* (1)	United Kingdom	Ordinary	40
Alvarium Bluestar Diamond Limited* (7)	Isle of Man	Ordinary	40
Alvarium Media Finance, LLC* (34)	United States	Membership Interest	50
Alvarium Osesam SAS* (2)	France	Ordinary	50
Pointwise Partners Limited* (1)	United Kingdom	Ordinary	50

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

	Country of incorporation	Class of share	Percentage of shares held
Alvarium Core Partners LLP* (1)	United Kingdom	Membership interest	40
Casteel Capital LLP* (1)	United Kingdom	Membership Interest	50
Alvarium Guardian LLP* (1)	United Kingdom	Ordinary	50
Registered addresses
The subsidiaries, joint ventures and associates disclosed above are registered at the following addresses:

(1)	10 Old Burlington Street, London, W1S 3AG
(2)	35 Avenue Franklin D. Roosevelt, 75008, Paris
(3)	111 Brickell Avenue, Suite 2802, Miami, Florida, 33131
(4)	251 Little Falls Drive, Wilmington, DE 19808 New Castle County
(5)	8 Rue Saint Leger, Geneva 1205, Switzerland
(6)	6A, An Ditert L-8076 Bertrange, Luxembourg
(7)	Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2LQ
(8)	Trust Company Complex, Ajeltake Road, Ajeltake Island, Marshall Islands
(9)	Suite 16, Watergardens 5, Waterport Wharf, Gibraltar
(10)	Britannic House, Providenciales, Turks and Caicos Islands
(11)	C/o Pitcher Partners, Level 13, 664 Collins Street, Docklands, VIC 3008
(12)	The Scalpel, 18 th Floor, 52 Lime Street, London, England, EC3M 7AF
(13)	8 Hill Street, London, W1J 5NG
(14)	Asticus Building, 2 nd Floor, 21 Palmer Street, London, England, SW1H 0AD
(15)	3 rd Floor, 16 Garrick Street, Garrick Street, London, United Kingdom, WC2E 9BA
(16)	1, Rue Jean-Pierre Brasseur, L-1258 Luxembourg
(17)	6, rue d’ Arlon, L- 8399 Luxembourg Luxembourg
(18)	89e Parc d’Activité Luxembourg Capellan, Luxembourg
(19)	3rd Floor, Yamraj Building, Market Square, P.O. Box 3175, Road Town, Tortola, British Virgin Islands
(20)	Equity Trust (BVI) Limited, PO Box 438, Palm Grove House, Road Town Tortola, BVI
(21)	1 Exchange Crescent, Conference Square, Edinburgh, EH3 8UL
(22)	1 Royal Plaza Avenue, St Peter Port, Guernsey
(23)	Suite 3801, One Exchange Square, 8 Connaught Place, Central, Hong Kong
(24)	22F South China Building, 1-3 Wyndham Street, Central, Hong Kong
(25)	Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands
(26)	RB De Catulunya, Num 86, P.1. PTA, Barcelona, 08008
(27)	Rudi-Dutschke-Strasse 26, 10969 Berlin, Germany
(28)	Zurich House, Level 9, 21 Queen Street, Auckland, 1010
(29)	c/o Abogado Pte Ltd, 8 Marina Boulevard, 05-02, Marina Bay Financial Centre Tower 1, Singapore 018981

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

13.	Investments (continued)

(30)	Via Nassa 29, 6900 Lugano, Switzerland
(31)	97 Cromwell Road, London, England, SW7 4DN
(32)	6th Floor, Ken Lee Building, 20 Edith Cavell Street, Port Loius, Mauritius
(33)	Level 13, 664 Collins Street, Docklands VIC 3008
(34)	9000 W Sunset Boulevard, Penthouse, West Hollywood, CA 90069
(35)	19 Mackelvie Street, Grey Lynn, Auckland, 1021 , New Zealand
(36)	50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ
* denotes investments not held directly by the parent Company
The below table represents the financial results of other holdings, for which the Group has not recorded the financial results in its consolidated financial statements. This is explained in detail in the ‘Entities excluded from consolidation due to limited economic rights’ section within note 3 to these financial statements:

	Capital and reserves		Profit/(loss) for the year
	2021	2020	2021	2020
	£	£	£	£
Subsidiary undertakings
LJ London Holdings Limited	—	1,133	(1,133)	18,853
LJ Maple Limited*	(101,370)	(74,866)	(26,504)	(28,240)
LJ Maple Chelsea Limited*	380,115	391,228	(11,113)	(9,166)
LJ Maple Hamlet Limited*	41,389	(98,403)	139,792	(28,935)
LJ Maple Circus Limited*	(110,193)	(101,918)	(8,275)	(7,751)
LJ Maple Belgravia*	(41,308)	(28,547)	(12,761)	(8,395)
LJ Maple Tofty Limited*	(165,417)	(157,361)	(8,056)	(7,332)
LJ Maple St Johns Wood Limited*	(153,722)	(179,249)	(9,246)	(41,655)
LJ Maple Kew Limited*	(37,370)	(29,833)	(7,537)	(6,361)
LJ Maple Kensington Limited	(89,901)	(85,916)	(9,056)	(11,370)
LJ Maple Hill Limited*	139,861	129,574	10,287	28,262
LJ Maple Nine Elms Limited*	(621,591)	(510,079)	(111,512)	(218,079)
LJ Maple Duke Limited*	(224,513)	(295,398)	70,885	(30,862)
LJ Maple Abbey Limited*	(172,889)	(161,742)	(11,147)	(7,021)
LJ T4 GP Limited*	25,536,278	25,529,573	6,705	866,508

* denotes investments not held directly by the parent company

14.	Debtors

	2021	2020
	£	£
Trade debtors	8,911,840	5,821,677
Amounts owed by the Group’s associates and joint ventures	5,771,802	4,669,533
Deferred tax asset	4,104,324	2,770,219
Prepayments and accrued income	13,929,657	11,187,743
Corporation tax repayable	—	12,557
Other debtors	4,285,775	4,594,370

	37,003,398	29,056,099

All debtors are due within one year.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

14.	Debtors (continued)

Amounts due from the groups associates and joint ventures
The group has provided various working capital loans to a number of its associates and joint ventures. These have generally been used to fund the activities of the investees while they are in a start up phase. These loans have a variety of terms in respect of interest rates and repayment terms. Any interest accruing on these loans are added to the balances disclosed above.

15.	Other current assets

	2021	2020
	£	£
Other investments	4,254	4,940

16.	Creditors: amounts falling due within one year

	2021	2020
	£	£
Bank loans and overdrafts	10,323,187	68,394
Deferred consideration payable on acquisition	179,122	877,492
Trade creditors	2,175,401	1,827,030
Amounts owed to the Group’s associates and joint ventures	749,005	219,998
Accruals and deferred income	23,950,275	9,598,521
Corporation tax	452,484	811,054
Social security and other taxes	1,001,918	1,705,021
Obligations under finance leases and hire purchase contracts	127,174	240,336
Other creditors	1,945,286	1,319,322

	40,903,852	16,667,168

Refer to note 18 for further details of the deferred consideration payable on acquisition.
The bank loan accrues interest at LIBOR plus 4.75%. It is due for repayment at the maturity date in August 2022. The undrawn portion of the facility (£4.75m at the period end) attracts interest at 1.9%. The interest rate switched to a risk free benchmark (SONIA) on the cessation date for LIBOR which occurred on 31 December 2021. Accrued interest is payable monthly in arrears.

17.	Creditors: amounts falling due after more than one year

	2021	2020
	£	£
Bank loans and overdrafts	—	8,750,000
Deferred consideration payable on acquisition	—	180,531
Obligations under finance leases and hire purchase contracts	—	127,174

	—	9,057,705

All
non-current
liabilities in 2020 are now current liabilities as of 31 December 2021 and disclosed in note 16.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

18.	Deferred consideration payable on acquisition
Details regarding the deferred consideration payable on acquisition are given below:

	Iskander SAS	Albacore SA	Alvarium Investment Managers (UK) LLP	Total
	£	£	£	£
Brought forward at 1 January 2021	1,058,023	—	—	1,058,023
Payments made	(859,107)	—	—	(859,107)
Interest	25,798	—	—	25,798
Foreign exchange variances	(45,592)	—	—	(45,592)

Carried forward at 31 December 2021	179,122	—	—	179,122

	Iskander SAS	Albacore SA	Alvarium Investment Managers (UK) LLP	Total
	£	£	£	£
Brought forward at 1 January 2020	993,017	411,439	422,192	1,826,648
Additions/(reversals)	(37,645)	19,725	100,646	82,726
Payments made	—	(468,817)	(530,263)	(999,080)
Interest	46,179	5,484	7,425	59,088
Foreign exchange variances	56,472	32,169	—	88,641

Carried forward at 31 December 2020	1,058,023	—	—	1,058,023

Alvarium
Investment Managers (UK) LLP
Following the acquisition of Alvarium Investment Managers (UK) LLP in March 2015, the final deferred consideration instalment was settled in March 2020. The amount due for payment in March 2020 was £530,263. This had historically been discounted using a discount rate of 9.75%.
During the year discount of £nil (2020 - £7,425) has been released to the income statement as an interest charge.
The estimates concerning the amount payable were also revised in line with the final payment calculations, resulting in the recognition of an additional £nil (2020 - £100,646) liability due for payment.
The liability had been settled in full at 31 December 2020.
Iskander SAS
Following the acquisition of Iskander SAS in March 2019, deferred consideration was due in various instalments, the last of which is a fixed amount of EUR215,803 due in March 2022.
A downward adjustment of £NIL (2020 - £37,646, EUR50,000) was made to the consideration during the year, and payments of EUR1,000,000 (2020 - EURNIL) were made during the year and translated to a GBP equivalent of £859,107 (2020 - £NIL).
The remaining amount outstanding has been historically discounted using a discount rate of 5.50% (being the prevailing rate of interest on the group’s bank facility at the date of acquisition) to a present value of EUR183,781 (2020 - EUR1,083,692) and translated to a GBP equivalent of £158,010 (2020 - £931,650).

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

18.	Deferred consideration payable on acquisition (continued)

During the year discount totalling £25,798 (2020 - £46,179) was released to the income statement, and a foreign exchange gain of £45,592 (2020 - loss - £56,472) also recognised in the income statement.
Closing liabilities of £179,122 (2020 - £877,492) and £nil (2020 - £180,531) are included in creditors falling due within one year and more than one year respectively.
Albacore SA
The group acquired a 30% share in Albacore SA during 2019. Deferred consideration of CHF 536,125 was estimated to be due in March 2020. During 2020 this was revised upwards to CHF570,880 and settled in full.
This had been discounted using a discount rate of 5.50% to a present value of CHF508,175 and translated to a GBP equivalent of £391,839.
During the year discount totalling £nil (2020 - £5,484) was released to the income statement, and a foreign exchange loss of £nil (2020 - £32,169) also recognised in the income statement.
The liability had been settled in full at 31 December 2020.

19.	Obligations under finance leases
The total future minimum lease payments under finance leases and hire purchase contracts are as follows:

	2021	2020
	£	£
Not later than 1 year	130,009	260,018
Later than 1 year and not later than 5 years	—	130,009

	130,009	390,027
Less: future finance charges	(2,835)	(22,517)

Present value of minimum lease payments	127,174	367,510

20.	Provisions

Deferred tax (note 21)
£
At 1 January 2021	1,978,716
Additions	39,876
Charge against provision	(57,020)
Foreign exchange difference	(3,339)

At 31 December 2021	1,958,233

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

20.	Provisions (continued)

Deferred tax (note 21)
£
At 1 January 2020	2,098,969
Additions	1,527
Charge against provision	(129,076)
Foreign exchange difference	7,296

At 31 December 2020	1,978,716

21.	Deferred tax
The deferred tax included in the statement of financial position is as follows:

	2021	2020
	£	£
Included in debtors (note 14)	4,104,324	2,770,219
Included in provisions (note 20)	(1,958,233)	(1,978,716)

	2,146,091	791,503

The deferred tax account consists of the tax effect of timing differences in respect of:

	2021	2020
	£	£
Accelerated capital allowances	(41,829)	(1,911)
Unused tax losses	3,512,706	2,681,964
Business combinations	(1,916,404)	(1,976,805)
Accrued expenses not yet tax deductible	197,887	—
Specific allowance in US subsidiary	393,731	88,255

	2,146,091	791,503

Unused tax losses
The Group has recognised carried forward deferred tax assets amounting to £2,853,572 (2020 - £1,777,150) relating to unused UK corporation tax losses of £13,595,618 (2020 - £9,353,421), which are forecast to be realised during the years ending 31 Dec 2022 and 2023 and will result in an estimated UK tax saving of £2,853,572 (2020 - £1,777,150). The impact of the change in the rate of UK corporation tax to 25% from 1 April 2023 (announced March 2021) has been factored into the asset based on the forecast realisation date.
The Group has recognised carried forward deferred tax assets amounting to £53,610 (2020 - £123,807) relating to unused Swiss corporation tax losses of CHF472,567 (2020 - CHF1,071,407), which when realised will result in a Swiss tax saving of CHF66,112 (2020 - CHF149,890).
The Group has recognised carried forward deferred tax assets amounting to £605,524 (2020 - £781,007) relating to unused US corporation tax losses of $3,232,320 (2020 - $4,687,500), which when realised will result in a US tax saving of $819,393 (2020 - $1,067,637).

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

21.	Deferred tax (continued)

Specific allowance in US subsidiary
The Group also has recognised a deferred tax asset in respect of some tax goodwill arising in a US subsidiary which is being amortised through to 2024. The amortisation charge, which is not recognised in the accounts, is a tax deductible expense and hence will result in a future tax deduction.
Business combinations
The Group has carried forward deferred tax liabilities amounting to £1,916,404 (2020 - £1,976,805) in relation to separate intangible assets arising on business combinations from 2014 through to 2016. The impact of the change in the rate of UK corporation tax to 25% from 1 April 2023 (announced March 2021) has been factored into the liability based on the forecast realisation date.
Accrued expenses not yet tax deductible
The Group has recognised a deferred tax asset amounting to £197,887 (2020 - £nil) in respect of certain accrued expenses amounting to $1,056,334 (2020 - $nil) in a US subsidiary which are not tax deductible until settled. Once realised this will result in a US tax saving of $267,781 (2020 - $nil).
Unrecognised deferred tax
The Group has the following unrecognised deferred tax assets and liabilities:

	2021	2020
	£	£
Accelerated capital allowances	—	(64,728)
Unused tax losses	2,018,188	3,551,713
Accrued expenses not yet tax deductible	115,352	176,693
Impact of prior year adjustments	—	496,628
Specific allowance in US subsidiary	—	424,640

	2,133,540	4,584,946

Unused tax losses
In addition to the above, the group has cumulative UK tax losses of £2,347,834 (2020 - £12,749,082), which if realised at the 2020 UK main corporation tax rate of 19% would generate a tax saving of £446,088 (2020 - £2,422,326). If utilised at the rate of 25% expected to apply from 1 April 2023 then the tax saving generated from the future utilisation of these losses increases to £586,959 (2020 - £3,187,271). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient taxable profits being generated to utilise them.
The group also has cumulative US tax losses relating to three US subsidiaries totalling $7,206,273 (2020 - $5,316,060), which if realised at the USA 2021 federal plus state corporation tax rate of 25.35% would generate a tax saving of $1,826,790 (2020 - $1,347,621). At the USD:GBP exchange rates as of 31 December 2021, this amounts to an unrecognised deferred tax asset of £1,349,978 (2020 - £985,824). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient profits being generated to utilise them.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

21.	Deferred tax (continued)

The group also has cumulative French tax losses relating to a French subsidiary totalling EUR1,056,679 (2020 - EUR605,943), which if realised at the French 2022 corporation tax rate of 25% would result in a tax saving of EUR264,170 (2020 - EUR160,575). At the EUR:GBP exchange rates as of 31 December 2021, this amounts to an unrecognised deferred tax asset of £222,122 (2020 - £143,563). No deferred tax asset has been recognised in respect of these tax losses due to the uncertain timing of sufficient profits being generated to utilise them.
Accrued expenses not yet tax deductible
The Group has an unrecognised deferred tax asset amounting to £115,352 (2020 - £176,693) in respect of certain accrued expenses amounting to $615,759 (2020 - $952,818) in a US subsidiary which are not tax deductible until settled. Once realised this will result in a US tax saving of $156,095 (2020 - $241,539). No deferred tax asset has been recognised in respect of these accrued expenses due to the uncertain timing of sufficient profits being generated to utilise them.

22.	Executory contracts
At 31 December 2020, the Group held an option to purchase crypto assets. This option was deemed to be a non-financial
instrument because the option can only be settled for the underlying assets, rather than cash. As a result, this arrangement was treated as an executory contract to exercise the option, and was therefore held off the balance sheet. This executory contract had an intrinsic value of £270,013 at 31 December 2020.
At 31 December 2021 the Group does not have any similar arrangements.

23.	Employee benefits
Defined contribution plans
The amount recognised in profit or loss as an expense in relation to defined contribution plans was £1,092,981 (2020: £1,063,009).

24.	Share-based payments
During 2015, the Group set up an employee share scheme. 10,495 ordinary shares were issued to LJ GP Nominee Limited to fulfil the requirements of the scheme. LJ GP Nominee Limited is a subsidiary of Alvarium Investments Limited and holds the shares on trust for the employees. The intention of the scheme was to reward and provide incentive for staff/management to be rewarded financially for helping to build and grow the Group successfully.
Full rights to the shares do not pass to employees until a certain period of service has been completed, which is between 1 and 3 years from the date of grant. If an employee is a bad leaver in that period, the shares remain with LJ GP Nominee Limited and the employee is not entitled to any payment or reward. Whether an employee is a good or bad leaver is determined at the discretion of the directors. There are no other market or non-market
vesting conditions. The vesting period is therefore treated as being between 1 and 3 years, and the fair value of the shares granted is therefore expensed over that period.
Once the shares have vested, no further payment is required to be made by the employee for the shares, and unconditional rights pass to them.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

24.	Share-based payments (continued)

In determining the expense to recognise, management has had to consider the number of shares that will eventually vest, and therefore make a number of assumptions on the number of bad leavers throughout the vesting period. Management has assumed that there will be staff turnover of 15% throughout the vesting period and the cost has been discounted accordingly. This assumption will be reviewed annually.
The total expense recognised in profit or loss for the year is as follows:

	Group
	2021	2020
	£	£
Equity-settled share-based payments	(1,333)	7,298

25.	Government grants
The amounts recognised in the Consolidated financial statements for government grants are as follows:

	2021	2020
	£	£
Recognised in other operating income:
Government grants recognised directly in income	—	759,664

26.	Called up share capital
Issued, called up and fully paid

	2021		2020
	No.	£	No.	£
Ordinary class A shares of £0.01 each	28,410	284	28,410	284
Ordinary class E shares of £ — (2020 — £0.01) each	—	—	2,145	21
Ordinary class E1 shares of £ — (2020 — £0.01) each	—	—	1	—
Ordinary shares of £0.01 each	714,908	7,149	664,331	6,643
Ordinary class E2 shares of £ — (2020 — £0.01) each	—	—	1	—

	743,318	7,433	694,888	6,948

Ordinary shareholders are entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits other than those distributable to E and E1 shareholders.
E shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.
E1 shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.
E2 shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits in relation to specific deals and transactions as defined in the shareholders agreement and articles of association.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

26.	Called up share capital (continued)

A shareholders are not entitled to receive notice of, attend, speak at and vote at general meetings. They are entitled to receive distributions of profits other than those distributable to E and E1 shareholders. Such profits shall be shared amongst the holders of the Ordinary shares and Ordinary A shares pair passu and pro rata to their holdings of such Ordinary and Ordinary A shares respectively, as though they were a single class of shares. In the event of a liquidation of the company prior to February 2022, the holders of the Ordinary A shares would be entitled to a priority distribution of £5,559,000.
Issue of Ordinary shares
46,604 Ordinary shares were issued in October 2021 for a total consideration of £9,494,633. The consideration was settled through the conversion of a subordinated shareholder loan to the new shares.
A further 3,973 ordinary shares were issued in April 2021 for a total consideration of £923,365. The consideration was settled through the transfer of a minority shareholding in LXI REIT Advisors Ltd and Alvarium Social Housing Advisors Ltd to the group, two existing subsidiaries of the group.
Cancellation of share capital
During the period, the E shares, E1 share and E2 share were all cancelled and purchased by the company from the holders at par for a consideration of £22.

27.	Reserves
Share premium account
This reserve records the amount above the nominal value received for shares sold, less transaction costs.
Profit and loss account
This reserve records retained earnings and accumulated losses.
Other reserves
Other reserves consist of a merger reserve and a revaluation reserve. The split of these reserves is shown below.
Merger reserve
The merger reserve arose when the group was formed and represents the application of UK statutory merger relief by LJ GP Ltd on the issue of shares in exchange for shares in the other combining entities and the difference between the assets, liabilities and accumulated profit and loss account of LJ Capital, amounts transferred as part of the transaction and the capital structure of LJ GP Ltd. The balance within the reserve was £22,867,313 at 1 January 2020, 31 December 2020 and 31 December 2021.
Revaluation reserve
The Company historically held investments in two associates - Unicorn Administration Limited and LJ Investment Management Limited - where additional interests were subsequently purchased giving the company control and resulting in consolidation of a subsidiary undertaking. This has resulted in a revaluation reserve. The balance within the reserve was £133,722 at 1 January 2020, 31 December 2020 and 31 December 2021.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

27.	Reserves (continued)

	At 1 Jan 2021	Movement in year	At 31 Dec 2021
	£	£	£
Merger reserve	22,867,313	—	22,867,313
Revaluation reserve	133,722	—	133,722

	23,001,035	—	23,001,035

28.	Analysis of changes in net debt

	At 1 Jan 2021	Cash flows	Other changes	At 31 Dec 2021
	£	£	£	£
Cash and cash equivalents	8,298,069	4,666,340	(2,539)	12,961,870
Debt due within one year	(1,186,222)	(400,557)	(9,042,704)	(10,629,483)
Debt due after one year	(9,057,705)	—	9,057,705	—

	(1,945,858)	4,265,783	12,462	2,332,387

Impact of foreign exchange
The other changes of £2,539 recorded in cash and cash equivalents above relate to foreign exchange variances.
The other changes to debt due within and after one year include foreign exchange gains of £45,592
Impact of rolled up interest
The other changes to debt due within and after one year include the release of discount on deferred consideration of £25,798. This is rolled up and included in the closing balances.
This also includes rolled up interest on the Group’s bank facility of £4,793.
Obligations under finance leases
The Group’s obligations under finance leases disclosed in the above reduced by £240,336 during the period following capital repayments of that amount.

29.	Commitments under operating leases
The total future minimum lease payments under
non-cancellable
operating leases are as follows:

	2021	2020
	£	£
Not later than 1 year	1,456,570	—
Later than 1 year and not later than 5 years	4,653,430	3,082,584
Later than 5 years	3,095,534	3,904,607

	9,205,534	6,987,191

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

30.	Contingencies
Acquisition of
Iskander
SAS
Following the acquisition in March 2019, a deferred consideration was payable in four further instalments of EUR525,000 due in September 2019, September 2020, September 2021 and March 2022. The share purchase agreement contained an adjustment mechanism whereby if Iskander’s assets under management (‘AUM’) reduced by 10% or more the total consideration is subject to a downward adjustment, to be reflected against the next deferred consideration instalment. Such a reduction is capped at EUR575,000 in aggregate.
A drop in AUM occurred following completion and as a result the September 2019 instalment was not due, and the September 2020 instalment deferred to September 2021. In the event the AUM recovers, then a subsequent deferred consideration instalment would be increased to compensate for this. Management does not consider it probable that the AUM will recover sufficiently to cause the September 2021 instalment to be adjusted upwards and therefore EUR575,000 of the deferred consideration has been derecognised from the financial statements. Should there be further fluctuations in AUM, the deferred consideration payable is subject to a maximum upwards adjustment of EUR575,000 compared to the figures reported in the financial statements. At the year end GBP:EUR exchange rate this would amount to a potential upwards adjustment of £514,081.
Senior loan facility
The Company has a revolving loan facility with Natwest with a facility limit of £15.00m. At the year end £10.25m (2020: £8.75m) has been drawn from the facility. The loan is subject to various financial covenants and is secured over the assets of the Group.
Increase in holdings in subsidiaries
At 31 December 2020 the Group had entered into a commitment to acquire a further 5.7% of Alvarium Social Housing Advisors Ltd for a total cash consideration of £330,435, payable in December 2021.
At 31 December 2020 the Group had also entered into a commitment to acquire a further 11.5% of LXI REIT Advisors Ltd for a total cash consideration of £3,927,160, payable in October and December 2021.
Both of these commitments were fully paid out in 2021 and the balances at 31 December 2021 are therefore £NIL.
Litigation
From
time-to-time
we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.
Alvarium’s subsidiary, LJ Management (IOM) Limited, is a
co-respondent
with others in a claim being brought by Ballacorey Wheat Limited and GEM Global Yield Fund Limited. LJ Management (IOM) Limited denies any liability and is defending the claim. However, if the claim succeeds, the liability (including costs) is materially covered by insurance.

31.	Subsequent events
Interest rate benchmarks such as the London Interbank Offered Rate (LIBOR) are being reformed, and it has been confirmed that LIBOR will cease after 31 December 2021. As a consequence, entities have to amend

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

31.	Subsequent events (continued)

contractual terms referenced to LIBOR and other interest rate benchmarks and switch to new alternative benchmarks rates. The interest rate switched to a risk free benchmark (SONIA) on the cessation date for LIBOR which occurred on 31 December 2021. Management have carried out an assessment of the impact of this change in interest rate and have concluded that the impact is immaterial.
There have been no other subsequent events to disclose.

32.	Related party transactions
During the year the Group entered into the following transactions with related parties:

	Nature of RPT	Transaction value		Balance
Related Party		2021	2020	2021	2020
Related Individuals
Ali Bouzarif	Revenue share	(532,073)	—	(532,073)	—

				(532,073)	—

Amounts owed to group’s associates and JVs
Non-Executive Director of a trading subsidiary	Fees payable	—	(4,000)		(2,000)
Queensgate Investments 1 Sarl	Loan payable	—	—	(5,625)
Queensgate Investments II GP LLP	Loan payable	—	—	(178,149)	(178,149)
Alvarium Wealth (NZ) Limited	Fees payable	(60,378)	—	(34,113)	—
Alvarium Investments (NZ) Limited	Fees payable	(137,497)	(349,094)	(137,497)	—
Alvarium Capital Partners Limited	Expenses payable	218	—	(16)	—
Alvarium Capital Partners Limited	Expenses receivable	—	—	—	52,376
Alvarium Capital Partners Limited	Loan payable	—	—	(63,385)	(63,385)
Alvarium Capital Partners Limited	Fees payable	(562,888)	(15,519)	(170,278)	—
Alvarium Investment Managers (Suisse)	Fees payable	(55,623)	23,252	—	(33,124)
Alvarium Investment Managers (Suisse)	Expenses receivable	—	—	—	4,284
Cresco Capital Advisors LLP	Fees payable	18,000	—	(7,200)	—
Pointwise Partners	Fees payable	(152,742)	—	(152,742)	—

Total				(749,005)	(219,998)

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

32.	Related party transactions (continued)

	Nature of RPT	Transaction value		Balance
Related Party		2021	2020	2021	2020
Amounts owed by group’s associates and JVs
Alvarium Capital Partners Limited	Fees receivable	10,000	—	12,187	—
Alvarium Capital Partners Limited	Expenses receivable	—	—	13,694	—
Alvarium Core Partners LLP	Expenses receivable	—	—	5,081	1,605
Alvarium Investment Managers (Suisse)	Expenses receivable	—	—	9,115	—
Alvarium Investments (Aus) Pty Ltd	Loan receivable	(4,906)	—	445,342	450,248
Alvarium Investments (Aus) Pty Ltd	Expenses receivable	—	—	1,048	404
Alvarium Investments (NZ) Limited	Loan receivable	(20,873)	920,371	1,434,572	1,508,012
Alvarium Investments (NZ) Limited	Expenses receivable	—	—	85,565	777
Alvarium Osesam	Expenses receivable	—	—	53,545	43,834
Bluestar Advisors	Expenses receivable	—	—	1,256	192
Bluestar Diamond Limited	Fees receivable	56,000	—	—	—
Casteel Capital LLP	Fees receivable	5,170	—	5,170	—
Casteel Capital LLP	Expenses receivable	—	—	2,534	32,493
CRE Sarl	Fees receivable	21,103	44,340	9,933	5,325
CRE Sarl	Expenses receivable	—	—	6,498	6,910
Cresco Capital Advisors LLP	Fees receivable	24,000	24,000	—	7,200
Cresco Capital Urban Yurt Holdings 2 Sarl	Expenses receivable	—	—	1,752	1,863
Cresco Immobilien Verwaltungs	Loan receivable	26,593	55,431	396,990	399,642
Cresco Immobilien Verwaltungs	Loan interest	56,394	30,265	109,744	80,499
Cresco Urban Yurt Sarl	Loan receivable	(31,192)	—	27,805	44,703

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

32.	Related party transactions (continued)

	Nature of RPT	Transaction value		Balance
Related Party		2021	2020	2021	2020
Cresco Urban Yurt Sarl	Loan interest	2,708	3,342	1,000	15,294
Cresco Urban Yurt SLP	Loan receivable	(89,944)	—	—	71,524
Cresco Urban Yurt SLP	Loan interest	2,878	5,704	—	18,420
Hadley DM Services Limited	Loan receivable	(62,606)	(258,079)	698,896	761,502
Hadley DM Services Limited	Loan interest	32,665	60,385	118,192	85,527
Hadley Property Group Limited	Loan receivable	—	—	—	40,000
Hadley Property Group Limited	Loan interest	—	3,671	—	29,413
NZ PropCo	Fees receivable	100,985	—	100,985	—
Osprey Equity Partners Limited	Loan receivable	(26,479)	222,224	259,246	285,724
Osprey Equity Partners Limited	Expenses receivable	—	—	7,125	—
Pointwise Partners	Fees receivable	213,063	—	213,063	—
Pointwise Partners	Loan receivable	972,157	778,040	1,750,197	778,040
Queensgate Investments LLP	Expenses receivable	—	—	1,266	382

Total				5,771,801	4,669,533

Amounts owed to/(from) other entities
LJ Maple Duke Holdings Limited	Loans receivable	—	—	285,000	285,000
LJ Maple St Johns Wood Limited	Loans receivable	—	—	183,306	183,306
LJ Maple Kensington Limited	Loans receivable	—	—	23,020	23,020
LJ Maple Belgravia Limited	Cash advances	3,430	—	3,430	—
LJ Maple Kensington Limited	Cash advances	41,699	—	41,699	—
LJ Maple Limited	Cash advances	42,367	—	119,119	76,752
LJ Maple St Johns Wood Limited	Cash advances	75,510	—	75,510	—

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

32.	Related party transactions (continued)

	Nature of RPT	Transaction value		Balance
Related Party		2021	2020	2021	2020
LJ Maple Abbey Limited	Cash advances	85,850	—	85,850	—
LJ Maple Chelsea Limited	Cash advances	119,010	—	119,010	—
LJ Maple Hill Limited	Cash advances	136,567	—	136,567	—
LJ Maple Tofty Limited	Cash advances	231,186	—	231,186	—
LJ Maple Nine Elms Limited	Cash advances	(108,864)	—	(108,864)	—
LJ Maple Hamlet Limited	Cash advances	(66,937)	—	(66,937)	—
LJ Maple Circus Limited	Cash advances	(25,228)	—	(25,228)	—
LJ Maple Duke Limited	Cash advances	(1,618)	—	(1,618)	—
Stratford Corporate Trustees Ltd	Expenses receivable	—	21,000	21,000	21,000
Lepe Partners LLP	Expenses payable	342	(6,080)	—	(6,080)
Wyndham Capital Management Limited	Fees payable		(350,249)

Total				1,122,050	582,998

Other transactions
In addition to the transactions disclosed above, the during 2020 Group divested 50% of its interest in Alvarium Investments (Aus) Ltd for AUS$1 to Tailorspace Inc, a shareholder in the Company.
During 2020, the Group acquired a subsidiary from LJ Portugal Ltd for a consideration of EUR578,335. LJ Portugal Ltd is related by virtue of having common shareholders.
Description of relationships
The nature of the relationship between the Group and its related parties can be seen in the subheadings above. Wyndham Capital Management Limited is an entity controlled by a significant shareholder in the Group.
There are certain related parties (such as employees and shareholders) of the Group that are copartners of the equity method investees and own voting shares. We have performed an assessment and have determined that this does not give the Group control of the investees. The investments are made separately to the terms of employment or ownership of the Group, and the related parties are not bound by any contractual or other agreement to vote in the same way as the Group.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

32.	Related party transactions (continued)

In 2015, Mr A S Davies, Mr C M Hamilton and Mr N Beaton subscribed for shares with a total value of £99,960. The consideration is not due for payment until a sale of the shares occurs or until these individuals leave employment within the group. The outstanding purchase consideration is interest free. The consideration was discounted at a rate of 3% over an assumed 3 year period. A balance of £99,960 (2020 - £99,960) is outstanding from each of these individuals at the balance sheet date.

33.	Controlling party
In the opinion of the directors, the company is not under the control of any single individual or entity.

34.	Summary financial information for equity method investees
The following tables summarise the financial information of the Group’s significant equity method investment reported to the Group by the management of those entities, adjusted for fair value adjustments at acquisition and differences in accounting policies.
Summary financial information for the year ended 31 December 2021

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Turnover	10,484,310	3,973,114	794,888	150,256	1,868,300	54,279,088	1,652,717	—
Cost of sales	(9,239,869)	(2,677,306)	(535,380)	—	(818,137)	(43,903,091)	(1,578,183)	—

Gross profit/(loss)	1,244,441	1,295,808	259,508	150,256	1,050,163	10,375,997	74,534	—
Administrative expenses / Other income	(1,174,100)	(540,103)	(116,050)	(323,644)	(73,124)	(34,753,384)	(292,903)	1,991,460

Operating profit/(loss)	70,341	755,705	143,458	(173,388)	977,039	(24,377,387)	(218,369)	1,991,460
Taxation on ordinary activities	—	(138,695)	—	—	—	8,986,845	—	—

Profit/(loss) for the financial year	70,341	617,010	143,458	(173,388)	977,039	(15,390,542)	(218,369)	1,991,460

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Turnover	1,091,744	1,506,469	2,124,445	5,451,611	5,095,381	12,164,600	13,815,121	2,791,256
Cost of sales	(329,166)	(1,162,085)	(1,181,879)	(4,508,831)	(2,306,806)	(1,380,900)	(6,169,248)	(830,351)

Gross profit/(loss)	762,578	344,384	942,566	942,780	2,788,575	10,783,700	7,645,873	1,960,905
Administrative expenses / Other income	(114,898)	(284,598)	(44,488)	(503,255)	(2,798,346)	(6,705,306)	(7,142,166)	(2,523,031)

Operating profit/(loss)	647,680	59,786	898,078	439,525	(9,771)	4,078,394	503,707	(562,126)
Taxation on ordinary activities	—	—	—	(54,373)	—	(1,366,673)	(1,113,974)	237,838

Profit/(loss) for the financial year	647,680	59,786	898,078	385,152	(9,771)	2,711,721	(610,267)	(324,288)

Summary financial information as at 31 December 2021

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Non-current assets	21,259	515,420	483	491	2,904	9,338,733	5,601	—
Current assets	9,893,323	2,199,523	482,173	271,878	528,167	180,294,696	1,249,988	3,703,197

Total assets	9,914,582	2,714,943	482,656	272,369	531,071	189,633,429	1,255,589	3,703,197
Current liabilities	(5,446,601)	(1,053,321)	(82,049)	(269,253)	(101,623)	(4,867,040)	(2,290,239)	—
Non-current liabilities	(1,875,000)	—	—	—	—	(224,272,257)	—	—

Total liabilities	(7,321,601)	(1,053,321)	(82,049)	(269,253)	(101,623)	(229,139,297)	(2,290,239)	—

Net assets	2,592,981	1,661,622	400,607	3,116	429,448	(39,505,868)	(1,034,650)	3,703,197

Capital and reserves
Called up share capital	—	100,110	14	600	—	—	—	—
Share premium	—	50,055	999,996	—	—	—	—	—
Members’ interests	2,592,981	—	—	—	429,448	—	—	3,703,197
Profit and loss account	—	1,511,457	(599,403)	2,516	—	(39,505,868)	(1,034,650)	—
Non-controlling interest

Shareholders funds	2,592,981	1,661,622	400,607	3,116	429,448	(39,505,868)	(1,034,650)	3,703,197

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Expected carrying amount of net investment	777,894	498,487	120,182	1,558	214,724	(9,086,350)	(517,325)	1,481,279
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	(23,059)	—	—	—	—	9,086,350	517,325	—
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	850,543	—	—	—	56,211	—	—	41,984

Carrying amount of goodwill	—	505,206	—	—	—	—	—	—
Carrying amount of net investment	1,605,378	498,487	120,182	1,558	270,935	—	—	1,523,263

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Non-current assets	—	169,543	—	289,070	297,121	178,819,520	8,765,173	24,146,342
Current assets	303,313	706,121	261,633	3,132,832	1,155,802	3,241,332	8,094,719	4,047,343

Total assets	303,313	875,664	261,633	3,421,902	1,452,923	182,060,852	16,859,892	28,193,685
Current liabilities	(246,206)	(1,719,858)	(62,064)	(1,471,332)	(2,652,235)	(3,216,513)	(4,382,663)	(7,982,267)
Non-current liabilities	—	—	—	—	—	(170,209,878)	(9,020,628)	(24,280,110)

Total liabilities	(246,206)	(1,719,858)	(62,064)	(1,471,332)	(2,652,235)	(173,426,391)	(13,403,291)	(32,262,377)

Net assets	57,107	(844,194)	199,569	1,950,570	(1,199,312)	8,634,461	3,456,601	(4,068,692)

Capital and reserves
Called up share capital	—	21,143	21,000	16,093	100	53	6,391	102,098
Share premium	—	—	—	—	—	—	—	—
Members’ interests	57,107	—	—	—	—	—	—	(815,518)
Profit and loss account	—	(865,337)	178,569	1,934,477	(1,199,412)	5,599,065	3,450,210	(3,355,272)
Non-controlling interest						3,035,343		—

Shareholders funds	57,107	(844,194)	199,569	1,950,570	(1,199,312)	8,634,461	3,456,601	(4,068,692)

Expected carrying amount of net investment	19,036	(281,398)	66,523	650,190	(419,759)	2,575,594	1,724,844	(1,414,144)

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	281,398	—	—	419,759			1,827,368
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	—	—	—	—	—			—
Carrying amount of goodwill	—	—	—	—	—	—	2,834,940	—

Carrying amount of net investment	19,036	—	66,523	650,190	—	2,575,594	1,724,844	413,224

Summary financial information for the year ended 31 December 2020

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Turnover	7,145,050	3,715,933	598,419	246,777	1,296,358	56,697,480	—	—
Cost of sales	(5,495,752)	(2,661,482)	(674,137)	—	(745,334)	(47,481,189)	(613,433)	—

Gross profit/(loss)	1,649,298	1,054,451	(75,718)	246,777	551,024	9,216,291	(613,433)	—
Administrative expenses / Other income	(1,095,542)	(448,474)	(247,390)	(453,889)	(58,819)	(43,206,790)	(202,858)	2,577,767

Operating profit/(loss)	553,756	605,977	(323,108)	(207,112)	492,205	(33,990,499)	(816,291)	2,577,767
Taxation on ordinary activities	(10,948)	(121,196)	—	(1,096)	—	10,665,485	—	—

Profit/(loss) for the financial year	542,808	484,781	(323,108)	(208,208)	492,205	(23,325,014)	(816,291)	2,577,767

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Turnover	1,028,927	1,359,511	1,935,905	4,665,968	9,632,109	7,064,322	13,702,036	4,139,503
Cost of sales	(497,635)	(1,057,493)	(1,039,581)	(3,898,629)	(6,160,080)	(593,579)	(6,557,180)	(2,277,412)

Gross profit/(loss)	531,292	302,018	896,324	767,339	3,472,029	6,470,743	7,144,856	1,862,091
Administrative expenses / Other income	(111,313)	(564,828)	(63,558)	(722,925)	(2,391,764)	(3,945,098)	(6,914,413)	(2,220,074)

Operating profit/(loss)	419,979	(262,810)	832,766	44,414	1,080,265	2,525,645	230,443	(357,983)
Taxation on ordinary activities	—	—	—	(77,134)	213,877	(745,731)	(945,264)	(4,280)

Profit/(loss) for the financial year	419,979	(262,810)	832,766	(32,720)	1,294,142	1,779,914	(714,821)	(362,263)

Summary financial information as at 31 December 2020

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Group ownership	30%	30%	30%	50%	50%	23%	50%	40%
Non-current assets	45,948	220,008	38,233	1,148	3,739	15,693,138	4,427	—
Current assets	13,080,933	2,523,939	363,186	541,069	507,738	276,441,912	9,060	2,475,034

Total assets	13,126,881	2,743,947	401,419	542,217	511,477	292,135,050	13,487	2,475,034
Current liabilities	(6,621,633)	(1,210,347)	(144,268)	(365,713)	(207,610)	(132,249,357)	(829,778)	—
Non-current liabilities	(2,000,000)	—	—	—	—	(181,186,081)	—	—

Total liabilities	(8,621,633)	(1,210,347)	(144,268)	(365,713)	(207,610)	(313,435,438)	(829,778)	—

Net assets	4,505,248	1,533,600	257,151	176,504	303,867	(21,300,388)	(816,291)	2,475,034

Capital and reserves
Called up share capital	—	102,055	14	600	—	—	—	—
Share premium	—	51,028	999,996	—	—	—	—	—
Members’ interests	4,505,248	—	—	—	303,867	—	—	2,475,034
Profit and loss account	—	1,380,517	(742,859)	175,904	—	(25,300,388)	(816,291)	—
Non-controlling interest

Shareholders funds	4,505,248	1,533,600	257,151	176,504	303,867	(25,300,388)	(816,291)	2,475,034

Expected carrying amount of net investment	1,351,574	460,080	77,145	88,252	151,934	(5,819,089)	(408,146)	990,014
Differences between amounts at which investments are carried and amounts of underlying equity and net assets

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Queensgate Investments	Alvarium Investment Management (Suisse)	Alvarium Capital Partners	Osprey Equity Partners	Casteel Capital	NZ PropCo Holdings	Pointwise Partners	Alvarium Kalrock
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	—	—	—	—	5,819,089	408,146	—
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	77,158	—	—	—	52,474	—	—	77,206
Carrying amount of goodwill	—	586,058	—	—	—	—	—	—

Carrying amount of net investment	1,428,732	460,080	77,145	88,252	204,407	—	—	1,067,220

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Group ownership	33.33%	33.33%	33.33%	33.33%	35%	46%	49.90%	20% - 50%
Non-current assets	860	202,620	—	372,423	46,621	251,644,701	10,207,395	3,615,604
Current assets	184,529	459,323	333,035	3,686,144	1,610,855	27,335	7,720,822	4,891,470

Total assets	185,389	661,943	333,035	4,058,567	1,657,476	251,672,036	17,928,217	8,507,074
Current liabilities	(110,936)	(1,621,770)	(125,433)	(2,385,210)	(2,836,009)	(6,362,727)	(3,701,089)	(6,421,020)
Non-current liabilities	—	—	—	—	(11,008)	(242,402,590)	(10,155,392)	(4,065,836)

Total liabilities	(110,936)	(1,621,770)	(125,433)	(2,385,210)	(2,847,017)	(248,765,317)	(13,856,481)	(10,486,856)

Net assets	74,453	(959,827)	207,602	1,673,357	(1,189,541)	2,906,719	4,071,736	(1,979,782)

Capital and reserves
Called up share capital	—	21,143	21,000	16,093	100	53	6,391	109,696
Share premium	—	—	—	—	—	—	—	—
Members' interests	74,453	—	—	—	—	—	—	(1,047,399)
Profit and loss account	—	(980,970)	186,601	1,657,264	(1,189,641)	3,385,592	4,065,345	(1,042,079)
Non-controlling interest						(478,926)		—

Shareholders funds	74,453	(959,827)	207,601	1,673,357	(1,189,541)	2,906,719	4,071,736	(1,979,782)

Expected carrying amount of net investment	24,815	(319,910)	69,193	557,730	(416,339)	1,557,397	2,031,796	(938,404)
Differences between amounts at which investments are carried and amounts of underlying equity and net assets
Effect of discontinued recognition of losses as the carrying value of investment is down to 0	—	319,910	—	—	416,339			1,278,487

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

34.	Summary financial information for equity method investees (continued)

	Cresco Capital Advisers	Cresco Immobilien Verwaltungs GMBH	Cresco Capital Group Fund 1 GP	Cresco Capital Urban Yurt Holdings	Hadley Property Group Holdings	Alvarium Investments (NZ)	Kuno Investments	Other
Returns achieved on a different basis as per LLP/Shareholder agreement than as per % of investment	15,161	—	—	—	—			—

Carrying amount of goodwill	—	—	—	—	—	—	3,476,813	—
Carrying amount of net investment	39,976	—	69,200	557,786	—	1,557,397	2,031,796	340,083

For equity method investees which are governed by a limited liability partnership, the Group’s share of net assets from limited liability partnerships is determined by the underlying partnership agreements, rather than the Group’s percentage holding in these entities.
The Group’s policy for discontinuing recognition of losses in investments where the carrying value is nil is disclosed in note 2 of these financial statements.

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)
The Company’s financial statements have been prepared in accordance with FRS 102, which differs in certain respects from the requirements of accounting principles generally accepted in the United States (“US GAAP”). The effects of the application of US GAAP to Alvarium Investments Limited (“the Company”) results are set out below.
There are other presentational differences between UK and US GAAP which do not impact net income or shareholders’ equity, and thus are not included in the reconciliation below.
The impact of the conversion to US GAAP on net income in the periods ending 31 December 2021 and 2020 is as follows:

	2021 £	2020 £
Loss for the financial year as reported under UK GAAP	1,947,874	(3,377,191)
Reversal of amortisation of goodwill (d)	3,429,870	3,488,827
Amortisation of separately recognised intangible assets arising on business combinations (a)	(81,761)	(82,850)
Reclassification of asset acquisition as business combination (g)	1,274,896	1,274,896
Reversal of equity method investment amortisation (h)	710,194	715,400
Amortisation of additional intangible assets within equity method investments (i)	(485,647)	(660,093)
Release of deferred tax on equity method amortisation above (i)	91,967	125,104
Recognition of excess losses against loans provided to certain equity method investees (k)	(126,797)	(183,224)
Revenue recognition adjustments (m)	(609,183)	161,990

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

	2021 £	2020 £
Fair value adjustment to deferred consideration (c)	—	(63,001)
Impact of GAAP differences on results of equity method investments (l)	221,635	(4,497,520)
Deferred tax (expense)/benefit (n)	(3,870,387)	501,960

Net income under US GAAP	2,502,661	(2,595,702)
Net income attributable to non-controlling interest under US GAAP	(590,120)	(1,246,901)

Net income attributable to shareholders’ of the parent company under US GAAP	1,912,541	(3,842,603)

The impact of the conversion to US GAAP on shareholders funds as at 31 December 2021 and 2020 is as follows:

	2021 £	2020 £
Shareholders funds as at 31 December 2021 and 2020 as reported under UK GAAP	56,305,169	62,387,395
Reversal of amortisation of goodwill (d)	19,074,973	15,645,102
Impact on goodwill of additional deferred tax liabilities recognised on acquisition (a)	5,284,823	5,284,823
Amortisation of separately recognised intangible assets arising on business combinations (a)	(626,418)	(544,657)
Reclassification of asset acquisition as business combination ( g)	3,824,688	2,549,792
Acquisition costs and fair value adjustments to deferred consideration previously capitalised (b) & (c)	(1,695,685)	(1,695,685)
Fair value adjustments on step acquisitions (f)	11,471,931	11,471,931
Fair value adjustments on non-controlling interests (e)	10,933,918	10,933,918
Revenue recognition adjustments (m)	(963,574)	(354,391)
Reversal of equity method investment amortisation (h)	4,028,905	3,318,711
Accumulated amortisation of additional intangible assets within equity method investments (i)	(5,355,440)	(4,869,793)
Release of deferred tax on equity method amortisation above (i)	1,016,690	924,724
Additional impairment of investment in joint venture (j)	(254,152)	(254,152)
Recognition of excess losses against loans provided to certain equity method investees (k)	(1,611,431)	(1,519,133)
Impact of GAAP differences on results of equity method investments (l)	221,635	—
Deferred taxes (n)	(6,768,943)	(2,900,088)
Cumulative translation adjustments on all of the above	323,116	441,843

Shareholders funds as at 31 December 2021 and 2020 under US GAAP	95,210,205	100,820,340
Non-controlling interest	(13,475)	(11,254,993)

Total equity attributable to shareholders’ of the parent company under US GAAP	95,196,730	89,565,347

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

The impact of the conversion to US GAAP on the Company’s statement of cashflows for the years ended 31 December 2021 and 2020 is as follows:

	2021 £	2020 £
Operating activities

Net cash from operating activities per UK GAAP	14,451,786	3,330,422
Reclassification of interest received from investing activities	43,210	59,402

Reclassification of interest paid from financing activities	(912,769)	(628,992)

Net cash from operating activities per US GAAP	13,582,227	2,760,832

Investing activities

Net cash used in investing activities per UK GAAP	(9,746,698)	(2,502,278)
Reclassification of interest received to operating activities	(43,210)	(59,402)

Reclassification of transaction between equity holders	6,326,146

Net cash used in investing activities per US GAAP	(3,463,762)	(2,561,680)

Financing activities

Net cash from financing activities per UK GAAP	(38,748)	422,543
Reclassification of interest paid to operating activities	912,769	628,992

Reclassification of transaction between equity holders	(6,326,146)

Net cash from financing activities per US GAAP	(5,452,125)	1,051,535

Net change in cash from UK to US GAAP	—	—

In addition, the Company had
non-cash
financing activity of £10.3m relating to the issue of new share capital in exchange for the conversion of a shareholder loan and further shares in two subsidiary companies for the period ended 31 December 2021. The Group also received non-cash consideration of £1,607,301 as disclosed in note 13 of these financial statements.
Business combinations
(a) Intangible assets other than goodwill
Under FRS102 for acquisitions made after 1 January 2019, intangible assets other than goodwill are only required to be recognised to the extent that they are both separable and arise from contractual rights.
Under US GAAP intangible assets that are either separable or arise from contractual rights are required to be recognised. This leads to the recognition of additional intangible assets under US GAAP than under FRS102 for acquisitions made by the Company after 1 January 2019.
Due to the recognition of additional deferred tax liabilities under US GAAP compared to UK GAAP, the amount of goodwill recognized in the previous business combination accounting has also increased.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

(b) Expense acquisition costs
Under FRS102, acquisition costs incurred by the acquirer are capitalised as part of the purchase consideration for the acquisition.
Under US GAAP, these are required to be charged to acquisition costs in the income statement.
(c) Fair value adjustments to deferred and contingent consideration
Under FRS102, any fair value adjustments to deferred consideration outside the measurement period can be adjusted against goodwill.
Under US GAAP, any fair value adjustments outside the measurement period are adjusted through the P&L.
(d) Goodwill amortisation
Under FRS 102, goodwill is presumed to have a finite useful economic life and is recorded at cost less accumulated amortisation and impairment. Accordingly, the Company amortised goodwill on a straight-line basis over an estimated useful life of 10 years.
US GAAP prohibits the amortisation of goodwill and instead requires that goodwill be tested at least annually for impairment or more frequently if impairment indicators exist. Amortisation expense recognised under FRS 102 was reversed under US GAAP.
(e)
Non-controlling
interest
Under FRS102, no goodwill is recognised for the
non-controlling
interest of an acquired company.
Under US GAAP, goodwill is recognised on the entire Company acquired, including the amount pertaining to the non-controlling
interest. This has led to conversion adjustments in respect of two acquisitions made in 2019 by the Company.
(f) Step acquisitions
Under FRS102 where control of a subsidiary is achieved in stages, no fair value adjustments are made to any existing holdings in the subsidiary.
Under US GAAP where control of a subsidiary is achieved in stages, any existing holdings in the subsidiary are fair valued with any resulting gain or loss recorded in the income statement. This has led to reconciliation adjustments in respect of two acquisitions made in 2019 by the Company.
Additionally, the restatement in relation to the historic accounting acquirer - detailed in the sole purpose 2020 and 2019 financial statements filed with the SEC - has led to three historic acquisitions being treated as step acquisitions. This has led to further fair value adjustments under US GAAP.
(g) Reclassification of asset acquisition as business combination
In February 2019 the Company acquired certain assets from LEPE Partners LLP, a merchant banking business. Under UK GAAP this did not meet the definition of a business combination. One customer related intangible asset of £12,748,964 was recognised and is being amortised over 10 years. Under US GAAP,

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

following the application of the screening test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or a group of similar assets, it was determined that this met the definition of a business combination.
This is the impact of the reversal of the amortisation recorded under UK GAAP, as Goodwill, which is not amortisable, would have been recognised for US GAAP.
Investments in joint ventures and associates
(h) Implied goodwill amortisation
Under FRS102 any implied goodwill arising on the acquisition of an interest in a joint venture or associate is amortised over a period of 10 years.
Under US GAAP no such amortisation charge is booked. This has led to the reversal of any accumulated amortisation on implied goodwill recorded by the Company under FRS102.
(i) Separate intangible assets arising on acquisition of an equity method investment
Under US GAAP where implied goodwill on an acquisition arises, this is required to be assessed for separate intangible assets. This has given rise to separate intangible assets being identified in respect of two of the Company’s equity method investments. These intangible assets have then been amortised over their estimated useful economic lives through the Company’s share of profits from joint ventures and associates. The deferred tax impact of the recognition of such intangible assets has also been recognised.
Such intangible assets are not required to be recognised and amortised under UK GAAP.
(j) Additional impairment of equity method investments
Given the reversal of the implied goodwill amortisation, under US GAAP the goodwill is required to be assessed for impairment at each reporting date. As a result of this, an additional impairment has been recorded compared to that reported under UK GAAP.
(k) Treatment of losses in excess of investment in equity method investments
Under UK GAAP, when the Group’s share of losses of an associate or joint venture investment equals or exceeds the carrying amount of its investment, the Group stops recognising its share of further losses. The Group recognises its share of any subsequent profits only after its share of profits equals its share of losses not recognised.
Under US GAAP excess losses are offset against the Group’s other interests in the investee, including loans advanced.
(l) Impact of GAAP differences on results of equity method investments
In 2019 the Group entered into an associate arrangement in which it obtained a 23% ownership interest in NZ PropCo Holdings Limited. Subsequently, NZ PropCo Holdings Limited acquired a portfolio of properties which constitute a business combination. The initial business combination accounting differs between UK and US GAAP, specifically related to the difference between the fair value of assets acquired and the consideration paid, which resulted in a bargain purchase gain.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Under FRS102 bargain purchase gains are not recognised through income when a business combination occurs. These are deferred until the associated underlying assets are sold. This results in the entity being in a loss and net liability position for both 2019 and 2020. In an excess loss position, there is no value to recognise on the statement of financial position and the Group would only recognise a share of the entity profits when its investment moves into a profitable position.
Under US GAAP, assets are measured at fair value as of the acquisition date. This has led to the inclusion of a bargain purchase gain in 2019 which results in an adjustment from UK GAAP resulting in a share of profit being recognised. In 2020 the entity incurred losses in excess of the profit recognised in 2019. Under the equity method, losses are only recognised to the extent they do not reduce the carrying balance of the investment below zero. This has therefore resulted in a reversal of the gains from 2019.
Separately, in 2021 an equity method investee had amortised goodwill on its own balance sheet under UK GAAP. Conversion of these results to US GAAP has resulted in the reversal of this amortisation amounting to £221,635.
(m) Revenue Recognition
Upon the adoption of ASC 606, various adjustments to revenue impacted current and prior period FRS102 revenue recognition, primarily due to when performance obligations were considered satisfied under FRS102 compared to US GAAP, under ASC 606.
The Company’s full accounting policy for revenue recognition under FRS102 can be found on in the accounting policies disclosed to note 3 in these financial statements.
The Company’s full accounting policy for revenue recognition under US GAAP is detailed below:
Revenue recognition differs under ASC 606, which applies a specific 5 step model, which results in certain adjustments when compared to revenue recognized under FRS 102. The five step model applies under ASC 606 is as follows.
1. Identification of contract with customer
2. Identification of performance obligation
3. Determination of transaction price
4. Allocation of transaction to performance obligation
5. Recognition of revenue when performance obligations are met.
For the purposes of this reconciliation, the Company considered the adoption date of ASC 606 to be 1/1/2018.
The difference in policy resulted in differences in the following revenue recognition differences:
Corporate finance engagements

•
Within the Merchant Banking division, it was noted that under US GAAP, retainer fees should be recognized in line with completion of the related performance obligation. Under FRS 102, such fees were recognized when received. This resulted in timing adjustments which increased revenue by £24,741 in 2020 and decreased revenue by £733,933 in 2021.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

•
In the
Co-investment
division, an advisory fee that was recognised fully in 2018 under UK GAAP was noted as needing to be recognised over the life of the contract (2019 to 2021) commensurate with the satisfaction of the performance obligation under US GAAP. Recognising this revenue over time in line with the performance obligation has resulted in an increase of revenue of £137,250 in 2020 and an increase in revenue of £137,250 in 2021, as revenue has been deferred to match the Group’s satisfaction of the underlying performance obligation.

UK Investment advisory revenue, Overseas Investment advisory revenue, Trust and fiduciary revenue, Private and family office revenue
The five step model was applied to the variable consideration revenue recognised in the Family Office Services and Investment Advisory divisions. US GAAP requires recognition of variable consideration to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the variable consideration is resolved subsequently. Under FRS 102, such revenue was recognised based on the best estimate at the time it was recorded. From the analysis performed, the Group noted no significant differences requiring adjustment.
(n) Income taxes
A reconciliation of the income tax expense/(credit) under UK GAAP to US GAAP is given below.

	2021 £	2020 £
Income tax expense/(credit) under UK GAAP	(536,461)	(315,163)
Recognition of deferred taxes in respect of non-tax adjustments, other than the effect below(1)	(263,270)	(31,320)
Recognition of French deferred tax asset in respect of losses due to recognition of deferred tax liabilities above(2)	(29,574)	(95,454)
Impact of change in UK tax rate on deferred tax assets and liabilities recognised under US GAAP(3)	1,745,400	585,000
Deferred tax assets no longer supported by deferred taxes from non-tax adjustments(4)	—	1,457,644

Total deferred taxes in respect of non-tax adjustments	1,452,556	1,915,870
Impact of a transaction in the subsequent events window on UK deferred tax assets(5)	2,417,831	(2,417,831)

Total adjustment to deferred tax expense/(benefit)	3,870,387	(501,961)

Income tax expense/(credit) US GAAP	3,333,926	(817,124)

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

A reconciliation of the deferred tax asset/(liability) under UK GAAP to US GAAP is given below.

	2020 £	2020 £
Deferred tax asset/(liability) under UK GAAP	2,146,091	791,503
Impact of a transaction in the subsequent events window on UK deferred tax assets(5)	—	2,417,831
Recognition of deferred taxes in respect of non-tax adjustments	(6,768,943)	(5,317,920)

Total adjustment to deferred tax asset/(liability)	(6,768,943)	(2,900,089)

Deferred tax asset/(liability) under US GAAP	(4,622,852)	(2,108,586)

(1) Deferred taxes in respect of
non-tax
adjustments
This line represents the
tax-effect
of
non-tax
adjustments excluding the effects of valuation allowance adjustments and tax rate changes described below.
(2) Recognition of French deferred tax asset in respect of losses due to recognition of deferred tax liabilities
The recognition of the deferred tax liabilities for intangible assets under US GAAP means that deferred tax assets that were not recognized under UK GAAP meet the recognition threshold under US GAAP. Additional deferred assets of £95,454 and £162,174 in France were therefore recognised in 2020 and 2021 respectively.
(3) Impact of change in UK corporate tax rate on deferred tax assets and liabilities recognised in
(1)
 above
In respect of UK based acquirees, the deferred tax liabilities and assets recognised in (1) above were calculated based on the enacted future tax rates expected to be prevailing in the period of the reversal of the temporary difference, as was legislated in the UK at the time. In early 2020 a legislated reduction in UK corporation tax from 19% to 17% scheduled to come into effect from 1 April 2020 was withdrawn, and it was enacted that the tax rate would remain at 19%.
In June 2021 it was enacted that the UK corporation tax rate would increase to 25% from 1 April 2023.
This line represents the revaluation of those deferred tax assets and liabilities.
(4) Deferred tax assets no longer supported by deferred taxes from non-tax
adjustments
As a result of the ability to consider additional sources of income in the assessment of the realizability of deferred tax assets under US GAAP, the tax effect of non-tax
adjustments are no longer offset with an adjustment to the valuation allowance.
This adjustment reverses this offset to the valuation allowance.
(5) Impact of a transaction in the subsequent events window on UK deferred tax assets
In January 2021 the group increased its shareholding in a UK subsidiary from 59% to 83% through a transaction with noncontrolling interests. This resulted in that subsidiary being able to utilise the group’s UK tax losses and timing differences.

Alvarium Investments Limited
Notes to the Consolidated Financial Statements
(continued)
Year ended 31 December 2021

35.	Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP) (continued)

Under UK GAAP, transactions with noncontrolling interests that take place in the subsequent events window are not considered in the assessment of the realizability of deferred tax assets. Under US GAAP, this is considered to be an adjusting subsequent event and therefore the transaction is brought into consideration in assessing the realizability of the group’s UK deferred tax assets.
If this source of income had been considered in assessing the realizability of deferred tax assets, an additional deferred tax asset of £2,417,831 would have been recognised under UK GAAP in 2020. The impact of this GAAP difference fully reverses during 2021.
(o) Transactions between equity holders
During the year the Group had a transaction between equity holders which is included in the ‘Cash flows from investing activities’ section of the statement of cash flows under FRS 102. Under US GAAP, transactions with shareholders in their capacity as shareholders are included in the “Cash flows from financing activities” section.
This has therefore led to a reclassification in the US GAAP statement of cash flows presented in this note.

Annex A-1
Execution Version
BUSINESS COMBINATION AGREEMENT
by and among
CARTESIAN GROWTH CORPORATION,
ROOK MS LLC,
ALVARIUM INVESTMENTS LIMITED,
TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC,
TIG TRINITY GP, LLC,
TIG TRINITY MANAGEMENT, LLC
and
ALVARIUM TIEDEMANN CAPITAL, LLC
Dated as of September 19, 2021

		Page
ARTICLE I. DEFINITIONS		3

Section 1.01	Certain Definitions	3
Section 1.02	Further Definitions	17
Section 1.03	Construction	20

ARTICLE II. TRANSACTIONS		21

Section 2.01	TWMH/TIG Entities Reorganization; Alvarium Reorganization; SPAC Class B Conversion; Domestication; Private Placements; Subsidiaries Distributions; Alvarium Exchange; Umbrella Merger; Alvarium Contribution	21
Section 2.02	Closing	22
Section 2.03	Closing Deliveries	23
Section 2.04	Umbrella Merger	24

ARTICLE III. CERTIFICATES; PAYMENT SPREADSHEETS; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; TREATMENT OF EQUITY AWARDS; SPAC WARRANTS; EARN-OUT; TAX TREATMENT		25

Section 3.01	Certificates	25
Section 3.02	Payment Spreadsheets	26
Section 3.03	Conversion of Securities	26
Section 3.04	Exchange of Certificates	28
Section 3.05	Treatment of Alvarium LTIP	30
Section 3.06	SPAC Warrants	30
Section 3.07	Earn-out	30
Section 3.08	Tax Treatment	32

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TWMH		32

Section 4.01	Organization and Qualification; Subsidiaries	32
Section 4.02	Corporate Documents	33
Section 4.03	Capitalization	33
Section 4.04	Authority Relative to this Agreement	33
Section 4.05	No Conflict; Required Filings and Consents	33
Section 4.06	Permits; Compliance	34
Section 4.07	Financial Statements	34
Section 4.08	Absence of Certain Changes or Events	35
Section 4.09	Absence of Litigation	35
Section 4.10	Employee Benefit Plans	35
Section 4.11	Labor and Employment Matters	37
Section 4.12	Real Property; Title to Assets	38
Section 4.13	Intellectual Property	38
Section 4.14	Taxes	40
Section 4.15	Environmental Matters	41
Section 4.16	Material Contracts	41
Section 4.17	Insurance	42
Section 4.18	Board Approval; Vote Required	42
Section 4.19	Certain Business Practices	43
Section 4.20	Sanctions Laws	43
Section 4.21	Interested Party Transactions	43
Section 4.22	RIA Compliance Matters	43
Section 4.23	Client Agreements	45
Section 4.24	Funds	45
Section 4.25	Broker-Dealer Compliance Matters	45
Section 4.26	CPO/CTA Compliance	45
Section 4.27	Exchange Act	46
Section 4.28	Brokers	46
Section 4.29	Exclusivity of Representations and Warranties	46

A-1-i

A-1-ii

A-1-iii

EXHIBITS

EXHIBIT A:	PART 1: TWMH/TIG ENTITIES REORGANIZATION PLAN; PART 2: ALVARIUM REORGANIZATION PLAN; PART 3: POST-CLOSING REORGANIZATION PLAN
EXHIBIT B:	UMBRELLA FIRST AMENDMENT
EXHIBIT C:	DISTRIBUTION AGREEMENT
EXHIBIT D:	UMBRELLA A&R LLCA
EXHIBIT E:	ALVARIUM CONTRIBUTION AGREEMENT
EXHIBIT F:	REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
EXHIBIT G:	TAX RECEIVABLE AGREEMENT
EXHIBIT H:	SUBSCRIPTION AGREEMENT
EXHIBIT I:	PART 1: THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TWMH; PART 2: SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TIG GP; PART 3: SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TIG MGMT
EXHIBIT J:	PART 1: SPAC CERTIFICATE OF INCORPORATION; PART 2: SPAC CERTIFICATE OF CORPORATE DOMESTICATION
EXHIBIT K:	SPAC BYLAWS
EXHIBIT L:	CERTIFICATE OF UMBRELLA MERGER
EXHIBIT M:	MANAGER AND OFFICERS OF UMBRELLA MERGER SURVIVING COMPANY
EXHIBIT N:	DIRECTORS AND OFFICERS OF SPAC

SCHEDULES

SCHEDULE A:	ACTIVE TIG GP MEMBERS
SCHEDULE B:	ACTIVE TIG MGMT MEMBERS
SCHEDULE C:	ACTIVE TWMH MEMBERS
SCHEDULE D:	AFFILIATED MANAGERS
SCHEDULE E:	ALVARIUM MATERIAL OPERATING SUBSIDIARIES
SCHEDULE F:	INACTIVE TIG GP MEMBERS
SCHEDULE G:	INACTIVE TIG MGMT MEMBERS

A-1-iv

SCHEDULE H:	INACTIVE TWMH MEMBERS
SCHEDULE I:	KEY TIG GP MEMBERS
SCHEDULE J:	KEY TIG MGMT MEMBERS
SCHEDULE K:	KEY TWMH MEMBERS
SCHEDULE L:	ALVARIUM KNOWLEDGE PARTIES
SCHEDULE M:	TIG ENTITIES KNOWLEDGE PARTIES
SCHEDULE N:	TWMH ENTITIES KNOWLEDGE PARTIES
SCHEDULE O:	SPAC KNOWLEDGE PARTIES

A-1-v

This BUSINESS COMBINATION AGREEMENT is made and entered into as of September 19, 2021 (this “
Agreement
”), by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), Rook MS LLC, a Delaware limited liability company (“
Umbrella Merger Sub
” and, together with SPAC, the “
Cartesian Entities
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
” and, together with TIG GP, the “
TIG Entities
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH and the TIG Entities, the “
Companies
” each a “
Company
”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”). Each of the Cartesian Entities, the Companies and Umbrella shall individually be referred to herein as a “
Party
” and, collectively, the “
Parties
”.
WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities;
WHEREAS, Umbrella Merger Sub is a newly formed entity for purposes of effecting the Transactions (as defined below) and a wholly-owned direct subsidiary of SPAC;
WHEREAS, Umbrella is a newly formed entity for purposes of effecting the Transactions whose sole member is Michael Tiedemann;
WHEREAS, prior to the Closing, in accordance with, and pursuant to, the TWMH/ TIG Entities Reorganization Plan, substantially in the form attached hereto as
Exhibit A—Part 1
(the “
TWMH/TIG Entities Reorganization Plan
”), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement the TWMH/TIG Entities Reorganization (as defined below) such that, upon completion of the TWMH/TIG Entities Reorganization, TWMH and the TIG Entities shall be wholly owned subsidiaries of Umbrella, Umbrella shall be owned solely by the members of TWMH (the “
TWMH Members
”), the members of TIG GP (the “
TIG GP Members
”) and the members of TIG MGMT (the “
TIG MGMT Members
”) and Umbrella shall be governed by the Amended and Restated Limited Liability Company Agreement of Umbrella substantially in the form attached hereto as
Exhibit B
(the “
Umbrella First Amendment
”);
WHEREAS, prior to the Closing, in accordance with, and pursuant to, the Alvarium Reorganization Plan, substantially in the form attached hereto as
Exhibit A -Part 2
(the “
Alvarium Reorganization Plan
”), Alvarium shall take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization (as defined below) such that, upon completion of the Alvarium Reorganization, Alvarium shall be the wholly owned indirect subsidiary of Alvarium Topco and Alvarium Topco shall be owned solely by the shareholders of Alvarium (the “
Alvarium Shareholders
”);
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “
Cayman Islands Companies Act
”) and the General Corporation Law of the State of Delaware, on the Business Day prior to the Closing Date, SPAC shall domesticate as a corporation formed under the Laws of the State of Delaware and deregister as an exempted company incorporated under the Laws of the Cayman Islands pursuant to which, among other things, each SPAC Class A Ordinary Share (as defined below) outstanding immediately prior to the Domestication (as defined below) will be converted into one (1) share of SPAC Class A Common Stock (as defined below);
WHEREAS, at the Closing, TIG MGMT, TIG GP and Umbrella will enter into the Distribution Agreement (the “
Distribution Agreement
”), substantially in the form attached hereto as
Exhibit C
, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds in each of its Affiliated Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds in its Affiliated Manager (collectively, the “
Subsidiaries Distributions
”);
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Alvarium and each of the Alvarium Shareholders are entering into the Exchange Agreement (the “
Alvarium Exchange Agreement
”), pursuant to which, upon the terms and subject to the conditions of this Agreement and the Alvarium Exchange Agreement, at the Closing, (a) each Alvarium Shareholder will exchange his, her or its (i) ordinary shares of Alvarium Topco (the “
Alvarium Ordinary Shares
”) and (ii) class A shares of Alvarium Topco (the “
Alvarium Class
 A Shares
” and, together with the Alvarium Ordinary Shares, the “
Alvarium Shares
”) for shares of SPAC Class A Common Stock (the “
Alvarium Exchange
”) and (b) upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of SPAC;
WHEREAS, immediately following the Alvarium Exchange Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “
DLLCA
”), Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of SPAC (the “
Umbrella Merger
”) and the Second Amended and Restated Limited Liability Company Agreement of Umbrella, substantially in the form attached hereto as
Exhibit D
(the “
Umbrella A&R LLCA
”) being adopted at the new limited liability company agreement of Umbrella as permitted by
Section 18-209(f)
of the DLLCA;

A-1-1

WHEREAS, at the Closing, following the Alvarium Exchange and the Umbrella Merger, SPAC and Umbrella will enter into the Contribution Agreement (the “
Alvarium Contribution Agreement
”), substantially in the form attached hereto as
Exhibit E
, pursuant to which (i) SPAC will contribute all of the issued and outstanding Alvarium Shares that it holds to Umbrella (the “
Alvarium Contribution
”) and (ii) upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella and (iv) following Closing, Alvarium Topco will be liquidated, whereupon Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella;
WHEREAS, the board of directors of SPAC (the “
SPAC Board
”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC (the “
SPAC Shareholders
”);
WHEREAS, SPAC, as the sole member and managing member of Umbrella Merger Sub, has determined that the Umbrella Merger is fair to, and in the best interests of, Umbrella Merger Sub and SPAC, and has approved and adopted this Agreement and the Umbrella Merger;
WHEREAS, the sole Managing Member of Umbrella has approved and adopted this Agreement and declared its advisability and approved the Transactions;
WHEREAS, the board of directors of Alvarium (the “
Alvarium Board
”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Alvarium Shareholders enter into the Alvarium Exchange Agreement;
WHEREAS, the board of managers of TWMH (the “
TWMH Board
”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TWMH Members;
WHEREAS, the Key TWMH Members have approved and adopted this Agreement and the Transactions;
WHEREAS, the managing member of TIG GP (the “
TIG GP Managing Member
”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG GP Members;
WHEREAS, the Key TIG GP Members have approved and adopted this Agreement and the Transactions;
WHEREAS, the managing member of TIG MGMT (the “
TIG MGMT Managing Member
”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG MGMT Members;
WHEREAS, the Key TIG MGMT Members have approved and adopted this Agreement and the Transactions;
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, CGC Sponsor LLC, a Cayman Islands limited liability company (“
Sponsor
”), Alvarium, TWMH and the TIG Entities have entered into the Sponsor Support Agreement (the “
Sponsor Support Agreement
”), pursuant to which, among other things, Sponsor has agreed to (a) vote all of its shares of SPAC Class B Ordinary Shares (as defined below) in favor of this Agreement and the Transactions, (b) not redeem its SPAC Class B Ordinary Shares, and (c) waive the anti-dilution provisions of the SPAC Class B Ordinary Shares set forth in the SPAC Amended and Restated Memorandum and Articles of Association (as defined below);
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, TWMH, the TIG Entities, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members have entered into the Member Support Agreement (the “
TWMH and TIG Member Support Agreement
”), pursuant to which, among other things, the (a) Key TWMH Members have agreed to vote all of their (i) Class A Units of TWMH (the “
TWMH Class
 A Interests
”) and (ii) Class B Units of TWMH (the “
TWMH Class
 B Interests
” and, together with the TWMH Class A Interests, the “
TWMH Interests
”), (b) Key TIG GP Members have agreed to vote, including with respect to all of their limited liability company interests in TIG GP (the “
TIG GP Interests
”), and (c) Key TIG MGMT Members have agreed to vote, including with respect to all of their limited liability company interests in TIG MGMT (the “
TIG MGMT Interests
”), in each of (a), (b) and (c), in favor of this Agreement and the Transactions;
WHEREAS, at the Closing, SPAC, certain SPAC Shareholders (including Sponsor), certain Alvarium Shareholders, certain TWMH Members, certain TIG GP Members and certain TIG MGMT Members will enter into a Registration Rights and
Lock-Up
Agreement (the “
Registration Rights and
Lock-Up
Agreement
”), substantially in the form attached hereto as
Exhibit F
;

A-1-2

WHEREAS, at the Closing, SPAC, the TWMH Members, the TIG GP Members and the TIG MGMT Members will enter into a Tax Receivable Agreement (the “
Tax Receivable Agreement
”), substantially in the form attached hereto as
Exhibit G
;
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC has entered into Subscription Agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase, following the Domestication, 16,836,715 shares of SPAC Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807, in a private placement or placements (the “
Initial Private Placements
”) to be consummated immediately prior to the consummation of the Transactions; and
WHEREAS, prior to or at the Closing but effective as of and conditioned upon the Closing, each of the Alvarium Specified Employees, the TWMH Specified Employees and the TIG Entities Specified Employees will enter into an Executive Employment and Restrictive Covenant Agreement with SPAC or its Subsidiaries, the terms and conditions of which shall be (a) mutually agreed among the Parties between the date of this Agreement and the Closing Date and (b) customary for a public company (collectively, the “
Employment Agreements
”); except that the Employment Agreement with Michael Tiedemann has been executed concurrently with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01
Certain Definitions
. For purposes of this Agreement:
“
Action
” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“
Active TIG GP Members
” means the TIG GP Members listed on
Schedule A
.
“
Active TIG MGMT Members
” means the TIG MGMT Members listed on
Schedule B
.
“
Active TWMH Members
” means the TWMH Members listed on
Schedule C
.
“
Advisory Agreement
” means an investment advisory agreement entered into by a Company or any of its Company Subsidiaries with a Client for the purpose of providing Investment Advisory Services to such Client.
“
affiliate
” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. Notwithstanding anything to the contrary contained herein, Funds and Clients shall be deemed not to be affiliates of the Companies or any Company Subsidiary.
“
Additional Banking Fees
” means all fees and expenses (including, but not limited to, all underwriter and/or investment banking fees) incurred in connection with any Additional Private Placements and/or incurred in connection with the engagement of any investment banks or similar firms engaged to provide capital markets advisory work and/or equity analysis and support with respect to the SPAC Common Stock, which, for the avoidance of doubt, shall be paid by SPAC out of the Trust Account and which amounts shall not reduce the Companies Equity Value.
“
Additional Private Placements
” means a private placement or placements of shares of SPAC Class A Common Stock (following the Domestication), on terms at least as favorable to SPAC as those of the Initial Private Placements, in which no shares of SPAC Class A Common Stock are sold to investors at a price of less than $9.80 per share.
“
Affiliated Managers
” means those investment managers and/or investment funds in which the TIG Entities currently own an interest as set forth on
Schedule D
.
“
Aggregate Cash Consideration
” means $100,000,000;
provided
, that if (a) Available Cash equals an amount less than $100,000,000, then the Aggregate Cash Consideration shall be an amount equal to the Available Cash.
“
Aggregate
Earn-Out
Consideration
” means the (a) TWMH Members
Earn-Out
Consideration, (b) TIG Entities Members
Earn-Out
Consideration, and (c) Alvarium Shareholders
Earn-Out
Consideration.
“
Aggregate Equity Consideration
” means the (a) Alvarium Shareholders Share Consideration, (b) the TWMH Members Interests Consideration, and (c) the TIG Entities Members Interest Consideration.

A-1-3

“
Aggregate Transaction Consideration
” means the (a) Aggregate Equity Consideration, (b) Aggregate Cash Consideration, and (c) Aggregate
Earn-Out
Consideration.
“
Aggregate Voting Share Consideration
” means the (a) TWMH Members Voting Share Consideration and (b) TIG Entities Members Voting Share Consideration.
“
Alvarium Articles of Association
” means the Articles of Association of Alvarium, adopted by written resolution passed on February 18, 2019.
“
Alvarium Broker-Dealer
” means Alvarium or any Alvarium Subsidiary which can be considered a Broker-Dealer under applicable Law.
“
Alvarium Certificate of Incorporation
” means the Certificate of Incorporation of Alvarium, dated as of July 2, 2014.
“
Alvarium Closing Cash Adjustment
” means the difference of (a) $10,000,000
minus
(b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time
plus
(B) the SHP Discretionary Banking Fee
plus
(C) the Alvarium Excess Transaction Expenses
plus
(D) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number)
minus
(ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number);
minus
(iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium;
provided
, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).
“
Alvarium Warrants
” means the applicable number of Sponsor Warrants to be issued multiplied by the Alvarium Percentage.
“
Alvarium Equity Value
” means (a) the Alvarium Percentage
multiplied
by (b) the Companies Equity Value.
“
Alvarium Excess Transaction Expenses
” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Transaction Expenses incurred by Alvarium divided
by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.
“
Alvarium LTIP
” means the Alvarium Investments Limited Long Term Incentive Plan, as such may have been amended, supplemented or modified from time to time.
“
Alvarium LTIP Exchange Agreements
” means the Exchange Agreements, substantially on the same form as the Alvarium Exchange Agreement, pursuant to which, upon the terms and subject to the conditions of this Agreement and the Alvarium LTIP Exchange Agreement, at the Closing, each applicable Alvarium LTIP participant will exchange his, her or its Alvarium Shares for shares of SPAC Class A Common Stock.
“
Alvarium Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Alvarium and the Alvarium Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by Alvarium of its obligations under this Agreement or the consummation of the Transactions;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Alvarium Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or UK GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Alvarium and the Alvarium Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the
COVID-19
or
SARS-CoV-2
virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by Alvarium or the Alvarium Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Alvarium Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that Alvarium and the Alvarium Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which Alvarium and the Alvarium Subsidiaries operate.
“
Alvarium Material Operating Subsidiaries
” means the Alvarium Subsidiaries listed on
Schedule E
.

A-1-4

“
Alvarium
Non-U.S.
RIA Entity
” means Alvarium and each Alvarium Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.
“
Alvarium Option Agreements
” means the call option deeds between Alvarium Investments Limited and each of Il Waddi Cayman Holdings and Topping One Limited.
“
Alvarium Organizational Documents
” means Alvarium Certificate of Incorporation and Alvarium Articles of Association.
“
Alvarium Payment Spreadsheet
” means a spreadsheet that shall be prepared by Alvarium and SPAC pursuant to
Section
 3.02
setting forth: (a) the Alvarium Shareholders Share Consideration and (b) the Alvarium Shareholders
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the Alvarium Shareholders, and which shall, for the avoidance of doubt, take into account and reflect the provisions of the Alvarium LTIP in determining such breakdown and allocation.
“
Alvarium Percentage
” means 30.94%.
“
Alvarium Reorganization Expenses
” means all
out-of-pocket
fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, tax experts and consultants to Alvarium and its affiliates) incurred by Alvarium or on its behalf in connection with or related to the Alvarium Reorganization.
“
Alvarium Reorganization Expenses Cap
” means an amount equal to $750,000.
“
Alvarium RIA Entity
” means collectively the Alvarium U.S. RIA Entities and the Alvarium
Non-U.S.
RIA Entities.
“
Alvarium Shareholders
Earn-Out
Consideration
” means (a) a number of shares of SPAC Class A Common Stock equal (in number) to 15% of the sum of (i) the Alvarium Equity Value and (ii) the Alvarium Closing Cash Adjustment
plus
(b) the Reallocation
Earn-Out
Shares, which shall be allocated to the Alvarium Shareholders pursuant to the Alvarium Payment Spreadsheet and which shall be issued to the Alvarium Shareholders subject to achievement of the applicable
Earn-Out
Target.
“
Alvarium Shareholders Share Consideration
” means (a) a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the sum of (A) the Alvarium Equity Value plus
(B) the Alvarium Closing Cash Adjustment
divided by
(ii) $10.00,
plus
(b) the Alvarium Warrants, which shall be deliverable to the Alvarium Shareholders and allocated as set forth in the Alvarium Payment Spreadsheet.
“
Alvarium Specified Employees
” means each of (a) Alexander De Meyer and (b) Andrew Williams.
“
Alvarium U.S. RIA Entity
” means Alvarium and each Alvarium Subsidiary that is registered as an investment adviser under the Investment Advisers Act.
“
Alvarium Topco
” means an Isle of Man entity to be established by Alvarium to be owned by the Alvarium Shareholders and to which all of the shares in Alvarium are to be transferred, as contemplated by the Alvarium Reorganization Plan.
“
Ancillary Agreements
” means the SPAC Certificate of Incorporation, the SPAC Bylaws, the Umbrella A&R LLCA, the Registration Rights and
Lock-Up
Agreement, the Tax Receivable Agreement, the Alvarium Exchange Agreement, the Alvarium Contribution Agreement, the Distribution Agreement, the Sponsor Support Agreement, the TWMH and TIG Member Support Agreement, the Subscription Agreements, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.
“
Available Cash
” means, after giving effect to the exercise of the SPAC Share Redemption and payments related thereto, the aggregate amount equal to, as of the Closing Date, (a) the amount of immediately available funds contained in the Trust Account available for release to SPAC, plus
(b) the amount of immediately available funds held by SPAC pursuant to the Subscription Agreements, plus
(c) all funds held by SPAC outside of the Trust Account and immediately available to SPAC, minus
(d) the aggregate amount of the Transaction Expenses of the Parties. For the avoidance of doubt, Available Cash shall be calculated prior to taking into account payment of any Aggregate Cash Consideration.
“
Broker-Dealer
” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act) engaging in such activity from within the United States or with investors located in the United States (absent an available registration exception or exemption).
“
Brokerage Services
” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.

A-1-5

“
Business Data
” means all business information and data, including Personal Information (whether of employees, contractors, consultants, Clients, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of a Company or any of its Company Subsidiaries.
“
Business Day
” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, New York or London, England.
“
Business Systems
” means all Software (excluding Open Source Software therein), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of a Company or any of its Company Subsidiaries.
“
Cash
” means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) and marketable securities, in each case determined in accordance with (a) UK GAAP with respect to Alvarium and the Alvarium Subsidiaries and (b) US GAAP with respect to (i) TWMH and the TWMH Subsidiaries and (ii) the TIG Entities and the TIG Subsidiaries. For the avoidance of doubt, Cash will (i) be calculated net of issued but uncleared checks and drafts and will include checks, inbound ACH transmissions, other wire transfers and drafts deposited or available for deposit for the account of a Company or any of its Company Subsidiaries, (ii) include all deposits with third parties (including landlords) of a Company or any of its Company Subsidiaries and (iii) exclude Trapped Cash of a Company or any of its Company Subsidiaries.
“
CEA
” means the Commodity Exchange Act.
“
CFO Expenses
” means (a) all
out-of-pocket
fees, costs and expenses (including recruitment fees, costs and expenses) and (b) the compensation (including wages and bonuses) incurred by TWMH or on its behalf prior to the Closing Date in connection with or related to the hiring of the chief financial officer of SPAC (who shall serve as the chief financial officer of SPAC from and after the Closing Date), which shall not exceed an aggregate amount of $1,500,000.
“
CFTC
” means the U.S. Commodity Futures Trading Commission.
“
Client
” means any client or customer of a Company or any of its Company Subsidiaries, including for the Investment Advisory Services.
“
Code
” means the United States Internal Revenue Code of 1986, as amended.
“
Company Acquisition Proposal
” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than the Cartesian Entities or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving a Company or any of its Company Subsidiaries, (b) any transfer, purchase or sale of the beneficial ownership of the equity interests, capital stock or other securities, as applicable, of a Company or any of its Company Subsidiaries (in respect of the Companies, other than (i) in the ordinary course of business and (ii) for nil or nominal value), (c) any sale, lease, exchange, transfer or other disposition of the property and assets of a Company or any of its Company Subsidiaries other than in the ordinary course of business, (d) any reorganization, recapitalization, liquidation or dissolution of Company or any of its Company Subsidiaries other than in the ordinary course of business or (e) any other transaction having a similar effect to those described in the foregoing clauses (a) – (d) in each case, other than as contemplated under this Agreement (including, for the avoidance of doubt, any action contemplated or permitted under
Sections 9.01
,
9.02
or
9.03
).
“
Company Subsidiary
” means (a) an Alvarium Subsidiary, (b) a TWMH Subsidiary, or (c) a TIG Subsidiary and “
Company Subsidiaries
” means, collectively, (i) the Alvarium Subsidiaries, (ii) the TWMH Subsidiaries, and (iii) the TIG Subsidiaries.
“
Companies Enterprise Value
” means $1,079,900,000.
“
Companies Equity Value
” means an amount equal to (a) the Companies Enterprise Value, plus
(b) the Cash of the Companies and the Company Subsidiaries as of the Reference Time
minus
(c) the Indebtedness of the Companies and the Company Subsidiaries as of the Reference Time
plus
(d) the Available Cash,
plus
(e) the amount of any Additional Banking Fees,
plus
(f) the amount of the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap, plus
(g) the CFO Expenses,
plus
(h) an amount equal to the Transaction Expenses Adjustment,
minus
(i) the New Shareholder Equity Value.
“
Company IP
” means the Company-Owned IP and Company-Licensed IP.
“
Company-Licensed IP
” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or any of its Company Subsidiaries or to which a Company or any of its Company Subsidiaries otherwise has a right to use.

A-1-6

“
Company-Owned IP
” means all Intellectual Property rights owned or purported to be owned by a Company or any of its Company Subsidiaries.
“
Confidential Information
” means any material information, knowledge or data concerning the businesses and affairs of a Company or any of its Company Subsidiaries, or the Cartesian Entities, as applicable, that is not already generally available to the public.
“
control
” (including the terms “
controlled by
” and “
under common control with
”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“
COVID-19
” means the novel coronavirus known as
SARS-CoV-2
or
COVID-19,
and any evolutions, mutations, variants thereof or related or associated or any other epidemics, pandemic or disease outbreaks.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case with or in response to
COVID-19
including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.
“
CPO/CTA
” means a Company that is registered with the CFTC or the NFA as a Commodity Pool Operator and/or Commodity Trading Advisor.
“
CPO/CTA Subsidiary
” means a Company Subsidiary that is registered as a CPO/CTA.
“
CST
” means Continental Stock Transfer & Trust Company.
“
Dataroom
” means that certain virtual dataroom titled “Project Rook Data Room” located at https://services.intralinks.com/web/index.html? clientID=1#workspace/11051625/documents.
“
Disabling Devices
” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.
“
Environmental Laws
” means any United States federal, state or local or international, European or national Laws (including all statutes, regulations, subordinate legislation, guidance and common law) relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, presence in the fabric of any building, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution, contamination or protection of the environment or natural resources, or (d) any noise or other nuisance, negligence or other impact on the environment.
“
Equity Incentive Plan
” means (i) the new equity incentive plan for SPAC, in form and substance reasonably acceptable to SPAC and the Companies, that provides for the grant of awards to employees and other service providers of SPAC and its Subsidiaries in the form of options, restricted shares, restricted share units, or other equity-based awards based on SPAC Class A Common Stock, which plan shall reserve for issuance 13% of shares of SPAC Class A Common Stock, and (ii) the new employee stock purchase plan for SPAC, in form and substance reasonably acceptable to SPAC and the Companies, that provides for the ability to purchase shares of SPAC Class A Common Stock by employees and other service providers of SPAC and its Subsidiaries, which plan shall reserve for issuance 2% of shares of SPAC Class A Common Stock with a customary evergreen provision of 0.5%.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
ERISA Affiliate
” means any entity that together with the Companies, as applicable, would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.
“
Expert
” means the accounting firm mutually agreed by SPAC and the Companies pursuant to
Section
 3.01(f)
.
“
Excess Transaction Expenses
” means all Transaction Expenses in excess of $36 million, other than (a) the SHP Discretionary Banking Fee, (b) the Alvarium Reorganization Expenses in excess of the Alvarium Reorganization Expenses Cap, (c) the CFO Expenses, and (d) the Additional Banking Fees.

A-1-7

“
FCA
” means the United Kingdom Financial Conduct Authority, or any successor Governmental Authority.
“
FCA Rules
” means the articles, rules, regulations and principles issued by the FCA, as amended from time to time.
“
FCM
” means a futures commission merchant registered with the CFTC, the NFA or any other Governmental Authority.
“
FINRA
” means the Financial Industry Regulatory Authority, Inc.
“
Fund
” means any Public Fund, Private Fund or
Non-U.S.
Retail Fund;
provided
,
however
, that solely for purposes of
Section
 4.24
,
Section
 5.24
and
Section
 6.24
, the term “Fund” shall not include any entity as to which there is a
Sub-advisory
Relationship.
“
GDPR
” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as currently in effect and as may be amended from time to time, and/or, in relation to the United Kingdom only, the ‘UK GDPR’ as the provisions of the foregoing regulation are saved and incorporated into United Kingdom law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.
“
Hazardous Substance(s)
” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material, organism or waste regulated as hazardous or toxic, or as a pollutant or contaminant, or which otherwise is (alone or in combination) harmful to, or capable of causing harm to, health, natural resources or the environment.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“
Inactive TIG GP Members
” means the TIG GP Members listed on
Schedule F
.
“
Inactive TIG MGMT Members
” means the TIG MGMT Members listed on
Schedule G
.
“
Inactive TWMH Members
” means the TWMH Members listed on
Schedule H
.
“
Incurred Alvarium Expenses
” means those Transaction Expenses that have been incurred and paid by Alvarium (or an Alvarium Subsidiary) as of the Reference Time.
“
Incurred TIG Expenses
” means those Transaction Expenses that have been incurred and paid by the TIG Entites as of the Reference Time.
“
Incurred TWMH Expenses
” means those Transaction Expenses that have been incurred and paid by TWMH (or a TWMH Subsidiary) as of the Reference Time.
“
Indebtedness
” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (a) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (b) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (c) obligations of such person and its Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out
or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities) but excluding any such deferred purchase price liabilities of (i) Alvarium (or an Alvarium Subsidiary) in connection with the potential acquisitions set forth on Sections 6.03(b)(A) and 6.03(b)(B) of the Alvarium Disclosure Schedule, (ii) TWMH, Tiedemann Constantia AG or another TWMH Subsidiary in connection with the potential acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule, or (iii) TIG MGMT in connection with the potential acquisition set forth on Section 9.02(b)(vi) of the TIG Disclosure Schedule, (e) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, Indebtedness shall not include any Indebtedness of any Affiliated Managers, nor shall Indebtedness include any debt incurred in connection with any of the acquisitions set forth in clauses (d)(i), (ii) or (iii) above.

A-1-8

“
Intellectual Property
” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part,
divisionals, revisions, extensions or reexaminations thereof (“
Patents
”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“
Trademarks
”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“
Copyrights
”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how
(including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)); (e) Internet domain names and social media accounts; (f) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (g) all other intellectual property or proprietary rights of any kind or description; and (h) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“
Investment Advisers Act
” means the Investment Advisers Act of 1940, as amended.
“Investment Advisers Act Associated Person”
means the term “person associated with an investment adviser” as set forth in Section 202(a)(17) of the Investment Advisers Act
“
Investment Advisory Services
” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other applicable Law.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended.
“
Key TIG GP Members
” means the persons listed on
Schedule I
.
“
Key TIG MGMT Members
” means the persons listed on
Schedule J
.
“
Key TWMH Members
” means the persons listed on
Schedule K
.
“
knowledge
” or “
to the knowledge
” of a person means, in the case of: (a) Alvarium, the actual knowledge of the persons listed on
Schedule L
after reasonable inquiry, (b) the TIG Entities, the actual knowledge of the persons listed on
Schedule M
after reasonable inquiry, (c) TWMH, the actual knowledge of the persons listed on
Schedule N
after reasonable inquiry, and (d) SPAC, the actual knowledge of the persons listed on
Schedule O
after reasonable inquiry.
“
Leased Real Property
” means the real property leased by a Company or any of its Company Subsidiaries as tenant, together with, to the extent leased by such Company or any of its Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such Company or any of its Company Subsidiaries relating to the foregoing.
“
Lien
” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).
“
Minimum Cash Amount
” means $75,000,000.
“
Money Laundering
” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property; or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.
“
Nasdaq
” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.
“
New Shareholder Equity Value
” means the product of (a) the
sum
of (i) the number of SPAC Ordinary Shares held by SPAC Shareholders (excluding, for the avoidance of doubt, SPAC Ordinary Shares that are subject to the SPAC Share Redemption), (ii) the number of SPAC Ordinary Shares held by Sponsor (excluding the number of shares of SPAC Class A Common Stock that will be held by Sponsor and subject to forfeiture pursuant Section 2 of the Sponsor Support Agreement) and after giving effect to any SPAC Ordinary Shares forfeited by Sponsor pursuant to Section 3 of the Sponsor Support Agreement as a result of any SPAC Share Redemption, and (iii) the number of shares of SPAC Class A Common Stock issued pursuant to the Subscription Agreements, multiplied by
(b) $10.00 (adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares occurring on or after the date hereof and prior to the Closing).

A-1-9

“
NFA
” means the National Futures Association.
“
Non-U.S.
Retail Fund
” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a
non-U.S.
Governmental Authority in the jurisdiction in which it is established, and (b) for which a Company or one or more of its Company Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser
or in a similar capacity;
provided
,
however
, that solely for purposes of
Section
 4.24
,
Section
 5.24
and
Section
 6.24
, the term
“Non-U.S.
Retail Fund” shall not include any entity as to which there is a
Sub-advisory
Relationship.
“
Open Source Software
” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.
“
Payment Spreadsheets
” means, collectively, the Alvarium Payment Spreadsheet, the TWMH Payment Spreadsheet, and the TIG Entities Payment Spreadsheet.
“
PCAOB
” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“
Permitted Liens
” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of a Company’s or any of its Company Subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or which are being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities,
(e) non-exclusive
licenses, sublicenses or other rights to Intellectual Property owned by or licensed to a Company or any of its Company Subsidiaries granted to any licensee in the ordinary course of business,
(f) non-monetary
Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.
“
person
” or “
Person
” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“
Personal Information
” means (a) information related to an identified or identifiable individual (which may include, name, address, telephone number, email address, financial account number, government-issued identifier), (b) any other data that can be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.
“
Pre-Closing
Tax Period
” means any taxable period that ends on or before the Closing Date and the portion of a Straddle Period that ends on the Closing Date.
“
Privacy/Data Security Laws
” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data, including, to the extent applicable, the GDPR (and any national Laws and regulations of the European Union member states or the United Kingdom that implement it), the Cayman Islands’ Data Protection Act (As Revised), Yamaha Avantgrand N1, Gramm-Leach-Bliley Act,
CAN-SPAM
Act, Telephone Consumer Protection Act, the Federal Trade Commission Act, state data security Laws, state data breach notification Laws, state consumer protection Laws and any Laws promulgated under the foregoing Laws.
“
Privacy and Data Security Requirements
” means all (a) applicable Privacy/Data Security Laws; (b) provisions of any contracts to which any Company or any of its Company Subsidiaries is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of a Company or any of its Company Subsidiaries; or (c) privacy or data security policies (including statements on Company websites) with which a Company or any of its Company Subsidiaries has been or is contractually obligated to comply, or with which it has informed Clients or other data subject that it will comply.
“
Private Fund
” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the

A-1-10

foregoing) (i) that is not registered with the SEC as an investment company under the Investment Company Act, and (ii) for which a Company or one or more of its Company Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser,
or in a similar capacity;
provided
,
however
, that solely for purposes of
Section
 4.24
,
Section
 5.24
and
Section
 6.24
, the term “Private Fund” shall not include any entity as to which there is a
Sub-advisory
Relationship.
“
Private Placements
” means, collectively, the Initial Private Placements and the Additional Private Placements.
“
Products
” mean any products or services (excluding any Open Source Software therein), developed, performed, out-licensed,
sold, distributed, provided or other otherwise made available by or on behalf of a Company or any of its Company Subsidiaries, from which a Company or any of its Company Subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.
“
Public Fund
” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (b) for which a Company or one or more of its Company Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser,
or in a similar capacity;
provided
,
however
, that solely for purposes of
Section
 4.24
,
Section
 5.24
and
Section
 6.24
, the term “Public Fund” shall not include any entity as to which there is a
Sub-advisory
Relationship.
“
Reallocation
Earn-Out
Shares
” means 350,000 shares of SPAC Class A Common Stock, of which, for the avoidance of doubt, 175,000 shares are payable upon achievement of the First Level
Earn-Out
Target and 175,000 shares are issuable upon achievement of the Second Level
Earn-Out
Target, and which shall reduce on a one for one basis the number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock issuable under the TIG Entities Members
Earn-Out
Consideration and the TWMH Members
Earn-Out
Consideration (with the TIG Members
Earn-Out
Consideration and the TWMH Members
Earn-Out
Consideration being borne proportionately based on the relative share of the Aggregate Cash Consideration received by the TIG Members, on the one hand, and the TWMH Members on the other hand).
“
Reference Time
” means 11:59 p.m., Eastern Time on the Business Day immediately prior to the Closing Date.
“
Relief
” means any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to repayment of Tax.
“
Restricted Person
” means: (a) any person that is a resident of, located in, or organized under the Laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any person that is owned or controlled directly or indirectly by, or acts for or on behalf of persons that are designated on any of the following lists, as updated, substituted, or replaced from time to time:
(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;
(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“
OFAC
”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;
(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;
(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation
statutes that it administers and related executive orders;
(v) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and
(vi) any additional list promulgated, designated, or enforced by a Sanctions Authority.
“
Sanctions Authority
” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State Her Majesty’s Treasury of the United Kingdom; any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.
“
Sanctions Laws
” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of Law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

A-1-11

“
Sanctioned Country
” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.
“
Self-Regulatory Organization
” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or
non-U.S.
securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.
“
SHP
” means Spencer House Partners LLP.
“
SHP Discretionary Banking Fee
” means the discretionary investment banking fee in an aggregate amount of $750,000 payable to SHP, which shall be paid and borne solely by Alvarium.
“
Straddle Period
” means any taxable period that begins on or before and ends after the Closing Date.
“
Software
” means all computer software (in object code or source code format), databases, and related documentation and materials.
“
SPAC Class
 A Common Stock
” means, at any time following the Domestication Effective Time, the shares of SPAC’s class A common stock, par value $0.0001 per share.
“
SPAC Class
 B Common Stock
” means, at any time following the Domestication Effective Time, the shares of SPAC’s class B common stock, par value $0.0001 per share.
“
SPAC Class
 A Ordinary Shares
” means, at any prior to the Domestication Effective Time, SPAC’s class A ordinary shares, par value $0.0001 per share.
“
SPAC Class
 B Ordinary Shares
” means, at any prior to the Domestication Effective Time, SPAC’s class B ordinary shares, par value $0.0001 per share.
“
SPAC Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions;
provided
,
however
, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or US GAAP, including with respect to the Warrant Accounting Matter; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic (including the
COVID-19
or
SARS-CoV-2
virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, to which the Companies have consented, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.
“
SPAC Ordinary Shares
” means, at any prior to the Domestication Effective Time, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.
“
SPAC Articles
” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution dated February 23, 2021.
“
SPAC Common Stock
” means, at any time following the Domestication Effective Time, SPAC Class A Common Stock and SPAC Class B Common Stock.
“
SPAC Share Redemption
” means the election of an eligible holder of SPAC Class A Ordinary Shares (as determined in accordance with the SPAC Articles and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Ordinary Shares, at the per-share
price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the SPAC Articles and the Trust Agreement) in connection with the SPAC Required Shareholders Approval.

A-1-12

“
SPAC Units
” means units of SPAC consisting of one SPAC Class A Ordinary Share and one-third
of one SPAC Warrant and.
“
SPAC Warrant Agreement
” means that certain Warrant Agreement, dated as of February 23, 2021, by and between SPAC and CST.
“
SPAC Warrants
” means warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.
“
Sponsor Warrants
” means the 8,900,000 SPAC Warrants that were sold by SPAC to Sponsor simultaneously with the closing of SPAC’s initial public offering.
“
Sub-advisory
Relationship
” means any contract pursuant to which a Company or any of its Company Subsidiaries provides sub-advisory
services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal adviser, general partner, managing member or manager is any person who is not a Company or a Company Subsidiary.
“
Subscription Agreements
” means agreements, the form of which is attached hereto as
Exhibit H
, entered into individually between the SPAC and certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will (subject to any other conditions or consent requirements set forth therein or herein and following the Domestication) purchase shares of SPAC Class A Common Stock for a purchase price of $9.80 per share.
“
Subsidiary
” with respect to any Person, means a Person with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to Control such entity. “Control” shall mean with respect to a Person (a) direct or indirect ownership of more than 50% of the shares of such Person that carry voting rights, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors, management committee or similar governing body of such Person or (c) the right to manage, or direct the management of (through contract or otherwise), on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing). Notwithstanding anything to the contrary contained herein, Funds and Clients shall be deemed not to be Subsidiaries of the Companies or any Company Subsidiary.
“
Tax
” or “
Taxes
” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“
Tax Authority
” means any person, body, authority, state, province or municipality having the power to impose, collect or administer any Tax.
“
Tax Return
” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax Authority relating to Taxes.
“
TIG Warrants
” means the applicable number of Sponsor Warrants to be issued multiplied by the TIG Entities Percentage.
“
TIG Entities Closing Cash Adjustment
” means the difference of (a) $40,500,000
minus
(b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time
plus
the TIG Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time,
plus
(y) the Incurred TIG Expenses (expressed as a positive number)
minus
(iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities;
provided
, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).
“
TIG Entities Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the TIG Entities and the TIG Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the TIG Entities of their obligations under this Agreement or the consummation of the Transactions;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TIG Entities Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the TIG Entities and the TIG Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the
COVID-19
or

A-1-13

SARS-CoV-2
virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by the TIG Entities or the TIG Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TIG Entities Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that the TIG Entities and the TIG Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the TIG Entities and the TIG Subsidiaries operate.
“
TIG Entities Equity Value
” means the (a) TIG Entities Percentage
multiplied by
(b) the Companies Equity Value.
“
TIG Entities Members Cash Consideration
” means an amount equal to 70.2% of the Aggregate Cash Consideration.
“
TIG Entities Members
Earn-Out
Consideration
” means (a) a number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) the TIG Entities Equity Value and (B) the TIG Entities Closing Cash Adjustment
divided by
(ii) $10.00, less their respective share of the Reallocation
Earn-Out
Shares, which shall be allocated to the TIG GP Members and the TIG MGMT Members pursuant to the TIG Entities Payment Spreadsheet and which shall be issued to the TIG GP Members and TIG MGMT Members subject to achievement of the applicable
Earn-Out
Target.
“
TIG Entities Members Interests Consideration
” means (a) a number of Umbrella Class B Common Units equal to the quotient of (i) the sum of (A) the difference of (x) the TIG Entities Equity Value minus
(y) the TIG Entities Members Cash Consideration
plus
(B) the TIG Entities Closing Cash Adjustment
divided by
(ii) $10.00,
plus
(b) the TIG Warrants, which shall be deliverable to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.
“
TIG Entities Members Voting Share Consideration
” means a number of shares of SPAC Class B Common Stock equal to the number of Umbrella Class B Common Units issuable collectively to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.
“
TIG Entities Payment Spreadsheet
” means a spreadsheet that shall be prepared by the TIG Entities and SPAC pursuant to
Section
 3.02
setting forth: (a) the TIG Entities Members Interests Consideration, (b) the TIG Entities Members Voting Share Consideration, (c) the TIG Entities Members Cash Consideration, and (d) the TIG Entities Members
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TIG GP Members and the TIG MGMT Members.
“
TIG Entities Percentage
” means 35.21%.
“
TIG Entities Specified Employees
” means each of (a) Spiros Maliagros and (b) Drew Figdor.
“
TIG Excess Transaction Expenses
” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Transaction Expenses incurred by the TIG Entities divided
by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.
“
TIG GP Certificate of Formation
” means the Certificate of Formation of TIG GP, dated as of August 24, 2018, as such may be further amended, supplemented or modified from time to time.
“
TIG GP Corporate Documents
” means the TIG GP Certificate of Formation and the TIG GP Operating Agreement.
“
TIG GP Operating Agreement
” means the Amended and Restated Limited Liability Company Agreement of TIG GP, dated as of October 25, 2018, among the TIG GP Members party thereto, including Exhibit A and any Supplemental Agreement thereto, as such may be further amended, supplemented or modified from time to time.
“
TIG GP Requisite Approval
” means the adoption of this Agreement by the affirmative vote of (a) the Managing Member of TIG GP and (b) Kudu Investment Management, LLC, in accordance with, and pursuant to, the TIG GP Operating Agreement.
“
TIG MGMT Certificate of Formation
” means the Certificate of Formation of TIG MGMT, dated as of August 24, 2018, as such may be further amended, supplemented or modified from time to time.
“
TIG MGMT Corporate Documents
” means the TIG MGMT Certificate of Formation and the TIG MGMT Operating Agreement.

A-1-14

“
TIG MGMT Operating Agreement
” means the Amended and Restated Limited Liability Company Agreement of TIG MGMT, dated as of October 25, 2018, among the TIG MGMT Members party thereto, including Exhibit A and any Supplemental Agreement thereto, as such may be further amended, supplemented or modified from time to time.
“
TIG MGMT Requisite Approval
” means the adoption of this Agreement by the affirmative vote of (a) the Managing Member of TIG MGMT and (b) Kudu Investment Management, LLC, in accordance with, and pursuant to, the TIG MGMT Operating Agreement.
“
TIG
Non-U.S.
RIA Entity
” means the TIG Entities and each TIG Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.
“
TIG RIA Entity
” means collectively the TIG U.S. RIA Entities and the TIG
Non-U.S.
RIA Entities.
“
TIG U.S. RIA Entity
” means the TIG Entities and each TIG Subsidiary that is registered as an investment adviser under the Investment Advisers Act.
“
Trading Day
” means any day on which the shares of SPAC Class A Common Stock are actually traded on Nasdaq.
“
Transaction Documents
” means this Agreement, including all Schedules and Exhibits hereto, the Companies Disclosure Schedules, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by the Cartesian Entities and the Companies in connection with the Transactions and specifically contemplated by this Agreement.
“
Transaction Expenses
” means all
out-of-pocket
fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers (other than the SHP Discretionary Banking Fee), due diligence providers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions (including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Alvarium Reorganization (including the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap), the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Subsidiary Distributions), the Additional Banking Fees, the CFO Expenses, the Proxy Statement and the Registration Statement, and the solicitation of shareholders’ approvals and the preparation of any required filings, notices or approvals under applicable Laws, including Antitrust Laws.
“
Transaction Expenses Adjustment
” means $2,100,000.
“
Transactions
” means the transactions contemplated by this Agreement and the Transaction Documents, including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Subsidiaries Distributions, the Alvarium Reorganization, the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Post-Closing Reorganization.
“
Trapped Cash
” means all Cash held by a Company or any of its Company Subsidiaries which is incapable of being spent or distributed within 90 days without deduction, withholding or additional cost (other than customary banking or foreign exchange charges).
“
Treasury Regulations
” means the United States Treasury regulations issued pursuant to the Code.
“
TWMH Certificate of Formation
” means the Certificate of Formation of TWMH, dated as of December 5, 2007, as such may be further amended, supplemented or modified from time to time.
“
TWMH Closing Cash Adjustment
” means the difference of (a) $11,000,000
minus
(b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time
plus
the TWMH Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number)
minus
(iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH;
provided
, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).
“
TWMH Corporate Documents
” means TWMH Certificate of Formation and TWMH Operating Agreement.
“
TWMH Warrants
” means the applicable number of Sponsor Warrants to be issued multiplied by the TWMH Percentage.
“
TWMH Equity Value
” means the (a) TWMH Percentage
multiplied by
(b) the Companies Equity Value.
“
TWMH Excess Transaction Expenses
” means an amount equal to the product of (a) Excess Transaction Expenses multiplied
by (b) the quotient of (i) the Transaction Expenses incurred by TWMH divided
by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.

A-1-15

“
TWMH Material Adverse Effect
” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of TWMH and the TWMH Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by TWMH of its obligations under this Agreement or the consummation of the Transactions;
provided
,
however
, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TWMH Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TWMH and the TWMH Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the
COVID-19
or
SARS-CoV-2
virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations,
“sheltering-in-place”
or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any
COVID-19
Measures)), or acts of God, (vi) any actions taken or not taken by TWMH or the TWMH Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided
that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TWMH Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that TWMH and the TWMH Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which TWMH and the TWMH Subsidiaries operate.
“
TWMH Members Cash Consideration
” means an amount equal to 29.8% of the Aggregate Cash Consideration.
“
TWMH Members
Earn-Out
Consideration
” means (a) a number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) TWMH Equity Value and (B) TWMH Closing Cash Adjustment
divided by
(ii) $10.00, less their respective share of the Reallocation
Earn-Out
Shares, which shall be allocated to the TWMH Members pursuant to the TWMH Payment Spreadsheet and which shall be issued to the TWMH Members subject to achievement of the applicable
Earn-Out
Target.
“
TWMH Members Interests Consideration
” means (a) a number of Umbrella Class B Common Units equal to the quotient of (i) the sum of (A) the difference of (x) the TWMH Equity Value minus
(y) the TWMH Members Cash Consideration
plus
(B) the TWMH Closing Cash Adjustment
divided by
(ii) $10.00,
plus
(b) the TWMH Warrants, which shall be deliverable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.
“
TWMH Members Voting Share Consideration
” means a number of shares of SPAC Class B Common Stock equal to the number of Umbrella Class B Common Units issuable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.
“
TWMH
Non-U.S.
RIA Entity
” means TWMH and each TWMH Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.
“
TWMH Operating Agreement
” means the Second Amended and Restated Limited Liability Company Agreement of TWMH, dated as of January 1, 2008, among TWMH and TWMH Members party thereto, as such may be further amended, supplemented or modified from time to time.
“
TWMH Payment Spreadsheet
” means a spreadsheet that shall be prepared by TWMH and SPAC pursuant to
Section
 3.02
setting forth: (a) the TWMH Members Interests Consideration, (b) the TWMH Members Voting Share Consideration, (c) the TWHM Members Cash Consideration, and (d) the TWMH Members
Earn-Out
Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TWMH Members.
“
TWMH Percentage
” means 33.85%.
“
TWMH Requisite Approval
” means the adoption of this Agreement by the affirmative vote of TWMH Members holding more than two-thirds
of the issued and outstanding TWMH Interests, in accordance with, and pursuant to, the TWMH Operating Agreement.
“
TWMH RIA Entity
” means collectively the TWMH U.S. RIA Entities and the TWMH
Non-U.S.
RIA Entities.
“
TWMH Specified Employees
” means each of (a) Michael Tiedemann, (b) Kevin Moran and (c) Craig Smith.
“
TWMH U.S. RIA Entity
” means TWMH and each TWMH Subsidiary that is registered as an investment adviser under the Investment Advisers Act.

A-1-16

“
UK GAAP
” means applicable Laws in the United Kingdom together with the financial reporting framework contained in Financial Reporting Standard 102, and all other applicable Financial Reporting Standards, Financial Reporting Council Abstracts and Statements of Recommended Practice issued by the Financial Reporting Council or any body recognized by it.
“
Umbrella Class
 A Common Units
” means the limited liability company interests in Umbrella designated as Class A Common Units in the Umbrella A&R LLCA.
“
Umbrella Class
 B Common Units
” means the limited liability company interests in Umbrella designated as Class B Common Units in the Umbrella A&R LLCA.
“
Umbrella Merger Sub Certificate of Formation
” means the Certificate of Formation of Umbrella Merger Sub, dated as of August 19, 2021, as such may be further amended, supplemented or modified from time to time.
“
Umbrella Merger Sub Operating Agreement
” means the Limited Liability Company Agreement of Umbrella Merger Sub, dated as of August 19, 2021.
“
Umbrella Merger Sub Organizational Documents
” means Umbrella Merger Sub Certificate of Formation and Umbrella Merger Sub Operating Agreement.
“
Umbrella
Pre-Merger
Class
 B Units
” means the limited liability company interests of Umbrella designated as Class B Units pursuant to the First Amendment.
“
Umbrella
Pre-Merger
Units
” means the limited liability company interests of Umbrella designated issued and outstanding under the Umbrella First Amendment.
“
US GAAP
” means United States generally accepted accounting principles, consistently applied.
“
VAT
” means any Tax imposed in compliance with the European council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or pursuant to the UK Value Added Tax 1994 or any regulations promulgated pursuant to either of them and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, any aforesaid Tax or elsewhere.
“
VWAP
” means, for shares of SPAC Class A Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).
“
WARN Act
” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“
Warrant Accounting Matter
” means the statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies.
Section 1.02
Further Definitions
. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Allocation Statement	§ 10.11(c)
Alvarium	Preamble
Alvarium 2021 Balance Sheet	§ 6.07(b)
Alvarium Audited Financial Statements	§ 6.07(a)
Alvarium Board	Recitals
Alvarium Certificate	§ 3.01(b)
Alvarium Class A Shares	Recitals
Alvarium Contribution	Recitals
Alvarium Contribution Agreement	Recitals
Alvarium Disclosure Schedule	Article VI
Alvarium Environmental Permits	§ 6.15
Alvarium Exchange	Recitals
Alvarium Exchange Agreement	Recitals
Alvarium Exchange Effective Time	§ 3.03(a)(iii)

A-1-17

Alvarium Group	§ 13.13(c)
Alvarium Group Post-Closing Representation	§ 13.13(c)
Alvarium Health Plan	§ 6.10(m)
Alvarium Lease Documents	§ 6.12(b)
Alvarium Material Contracts	§ 6.16(a)
Alvarium Ordinary Shares	Recitals
Alvarium PCAOB Financials	§ 10.10(a)
Alvarium Permits	§ 6.06
Alvarium Plan	§ 6.10(a)
Alvarium Registered IP	§ 6.13(a)
Alvarium Reorganization	§ 2.01(a)(ii)
Alvarium Reorganization Documents	§ 2.01(a)(ii)
Alvarium Reorganization Plan	Recitals
Alvarium Service Agreement	§ 6.11(a)
Alvarium Shares	Recitals
Alvarium Shareholders	Recitals
Alvarium Subsidiary	§ 6.01(a)
Antitrust Laws	§ 10.13(a)
Auto Enrolment Laws	§ 6.10(c)
BD Compliance Policies	§ 6.25(e)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 10.04(b)
Cartesian Entities	Preamble
Cartesian Group	§ 13.13(e)
Cartesian Group Post-Closing Representation	§ 13.13(e)
Cash Exchange Fund	§ 3.04(a)
Cayman De-Registration	§ 2.01(c)(i)
Cayman De-Registration Filings	§ 2.01(c)(i)
Cayman Islands Companies Act	Recitals
Certificate of Umbrella Merger	§ 2.04(b)
Certificates	§ 3.04(b)
CJRS	§ 6.11(g)
Claims	§ 10.14
Closing	§ 2.02
Closing Date	§ 2.02
Companies	Preamble
Company Certificates	§ 3.01(e)
Companies Disclosure Schedules	Article VI
Confidentiality Agreements	§ 10.03(b)
Continuing Employees	§ 10.05(a)
Copyrights	§ 1.01
Deemed Sale	§ 3.08(c)
Delaware Domestication	§ 2.01(d=c)(ii)
Distribution Agreement	Recitals
DLLCA	Recitals
D&O Tail Policies	§ 10.06(b)
Domestication	§ 2.01(c)(ii)
Domestication Effective Time	§ 2.01(c)(ii)
Earn-Out Period	§ 3.07(a)
Earn-Out Targets	§ 3.07(a)
Employment Agreements	Recitals
Employment Matters	§ 4.11(c)
Exchange Act	§ 4.27
Exchange Agent	§ 3.04(a)
Exchange Fund	§ 3.04(a)
Exempt CTA/CPO Entities	§ 6.26(a)
First Level Earn-Out Target	§ 3.07(a)
Governmental Authority	§ 4.05(b)
GP	§ 13.13(c)
GT	§ 13.13(e)
Initial Private Placements	Recitals
Intended Tax Treatment	§ 3.08

A-1-18

IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Letter of Transmittal	§ 3.04(b)
Money Purchase Benefits	§ 6.10(o)
Objecting Party	§ 10.11(c)
Objection Notice	§ 10.11(c)
Outside Date	§ 12.01(b)
Party	Preamble
Patents	§ 1.01
Piper	§ 4.28
Post-Closing Reorganization	§ 10.18
Post-Closing Reorganization Documents	§ 10.18
Post-Signing Returns	§ 10.11(d)(ii)(A)
PPACA	§ 4.10(k)
Proxy Statement	§ 10.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 10.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 10.03(a)
S&K	§ 13.13(a)
SEC	§ 8.07(a)
Second Level Earn-Out Target	§ 3.07(a)
Section 6226 Election	§ 10.11(e)(i)
Securities Act	§ 8.07(a)
Securities Exchange Fund	§ 3.04(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Bylaws	§ 2.01(c)(iii)
SPAC Certificate	§ 3.01(a)
SPAC Change of Control	§ 3.07(f)
SPAC Class B Conversion	§ 2.01(b)
SPAC Certificate of Corporate Domestication	§ 2.01(c)(ii)
SPAC Certificate of Incorporation	§ 2.01(c)(ii)
SPAC Disclosure Schedule	Article VIII
SPAC Preferred Shares	§ 8.03(a)
SPAC Proposals	§ 10.01(a)
SPAC Related Parties	§ 8.17
SPAC Required Shareholders Approval	§ 8.10(b)
SPAC SEC Reports	§ 8.07(a)
SPAC Shareholders	Recitals
SPAC Shareholders’ Meeting	§ 10.01(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subsidiaries Distributions	Recitals
Tax Matters Expert	§ 10.11(c)
Tax Receivable Agreement	Recitals
Terminating Companies Breach	§ 12.01(f)
Terminating SPAC Breach	§ 12.01(g)
TIG 2021 Balance Sheet	§ 5.07(b)
TIG Audited Financial Statements	§ 5.07(a)
TIG Disclosure Schedule	Article V
TIG Entities	Preamble
TIG Environmental Permits	§ 5.15
TIG GP	Preamble
TIG GP Certificate	§ 3.01(d)
TIG GP Interests	Recitals
TIG GP Managing Member	Recitals
TIG GP Members	Recitals
TIG GP Members Written Consent	§ 10.17
TIG Health Plan	§ 5.10(k)
TIG Lease Documents	§ 5.12(b)

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TIG Material Contracts	§ 5.16(a)
TIG MGMT	Preamble
TIG MGMT Certificate	§ 3.01(e)
TIG MGMT Interests	Recitals
TIG MGMT Managing Member	Recitals
TIG MGMT Members	Recitals
TIG MGMT Members Written Consent	§ 10.17
TIG PCAOB Financials	§ 10.10(c)
TIG Permits	§ 5.06
TIG Plan	§ 5.10(a)
TIG Registered IP	§ 5.13(a)
TIG Service Agreement	§ 5.10(a)
TIG Subsidiary	§ 5.01(a)
TIG Unaudited Financial Statements	§ 5.07(b)
Trademarks	§ 1.01
Transfer Taxes	§ 10.11(f)
Trust Account	§ 8.13
Trust Agreement	§ 8.13
Trust Fund	§ 8.13
TWMH	Preamble
TWMH 2021 Balance Sheet	§ 4.07(b)
TWMH and TIG Member Support Agreement	Recitals
TWMH Audited Financial Statements	§ 4.07(a)
TWMH Board	Recitals
TWMH Certificate	§ 3.01(c)
TWMH Class A Interests	Recitals
TWMH Class B Interests	Recitals
TWMH Disclosure Schedule	Article IV
TWMH Environmental Permits	§ 4.15
TWMH Health Plan	§ 4.10(k)
TWMH Interests	Recitals
TWMH Lease Documents	§ 4.12(b)
TWMH Material Contracts	§ 4.16(a)
TWMH Members	Recitals
TWMH Members Written Consent	§ 10.17
TWMH PCAOB Financials	§ 10.10(b)
TWMH Permits	§ 4.06
TWMH Plan	§ 4.10(a)
TWMH Registered IP	§ 4.13(a)
TWMH Service Agreement	§ 4.10(a)
TWMH Subsidiary	§ 4.01(a)
TWMH/TIG Entities Reorganization	§ 2.01(a)
TWMH/TIG Entities Reorganization Documents	§ 2.01(a)
TWMH/TIG Entities Reorganization Plan	Recitals
TWMH/TIG Group	§ 13.13(a)
TWMH/TIG Group Post-Closing Representation	§ 13.13(a)
TWMH Unaudited Financial Statements	§ 4.07(b)
UK Plans	§ 6.10(c)
Umbrella	Preamble
Umbrella A&R LLCA	Recitals
Umbrella First Amendment	Recitals
Umbrella Merger	Recitals
Umbrella Merger Effective Time	§ 2.04(b)
Umbrella Merger Sub	Preamble
Umbrella Merger Surviving Company	§ 2.04(a)
Waiving Parties	§ 13.13(a)
Section 1.03
Construction
.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular

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section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.
(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(c) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under (i) UK GAAP with respect to Alvarium and the Alvarium Subsidiaries and (ii) US GAAP with respect to (A) TWMH and the TWHM Subsidiaries and (B) the TIG Entities and the TIG Subsidiaries.
(d) Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom to SPAC and its Representatives at least three (3) days prior to the date hereof.
(e) For the purposes of applying a reference to a monetary sum expressed in $, an amount in a different currency shall be deemed to be an amount in $ translated at the Exchange Rate at the relevant date (or, if no such rate is quoted on that date, on the immediately preceding date on which such rates are quoted). For the purposes of this
Section
 1.03(e)
, “
Exchange Rate
” means the reference rate of exchange (spot closing
mid-point
rate) between the two currencies in question in the Bloomberg mid-market
exchange rate.
ARTICLE II.
TRANSACTIONS
Section 2.01
TWMH/TIG Entities Reorganization; Alvarium Reorganization; SPAC Class
 B Conversion; Domestication; Private Placements; Subsidiaries Distributions; Alvarium Exchange; Umbrella Merger; Alvarium Contribution
. On the terms and subject to the conditions set forth in this Agreement:
(a) Prior to the Closing:
(i) TWMH and the TIG Entities shall take, or cause to be taken, the actions set forth in the TWMH/TIG Entities Reorganization Plan (the actions set forth in the TWMH/TIG Entities Reorganization Plan, the “
TWMH/TIG Entities Reorganization
” and all of the documents implementing the TWMH/TIG Entities Reorganization, the “
TWMH/TIG Entities Reorganization Documents
”);
provided
, that TWMH and the TIG Entities shall (A) consult with SPAC in good faith with respect to all matters relating to the TWMH/TIG Entities Reorganization, (B) provide SPAC an opportunity to review and comment on the TWMH/TIG Entities Reorganization Documents, and (C) take into account all reasonable comments made by SPAC with respect to the TWMH/TIG Entities Reorganization Documents. Following completion of the TWMH/TIG Entities Reorganization, the TWMH Members, the TIG GP Members and the TIG MGMT Members shall be the sole record and beneficial owners of all of the limited liability company interests of Umbrella as set forth in the TWMH/TIG Entities Reorganization Plan and TWMH and the TIG Entities shall be wholly-owned Subsidiaries of Umbrella. In connection with the TWMH/TIG Entities Reorganization, (1) TWMH shall amend and restate the TWMH Operating Agreement substantially in the form attached hereto as
Exhibit I - Part 1
, (2) TIG GP shall amend and restate the TIG GP Operating Agreement substantially in the form attached hereto as
Exhibit I - Part 2
, and (3) TIG MGMT shall amend and restate the TIG MGMT Operating Agreement substantially in the form attached hereto as
Exhibit I - Part 3
.
(ii) Alvarium shall take, or cause to be taken, the actions set forth in the Alvarium Reorganization Plan (the actions set forth in the Alvarium Reorganization Plan, the “
Alvarium Reorganization
” and all of the documents implementing the Alvarium Reorganization, the “
Alvarium Reorganization Documents
”);
provided
, that Alvarium shall (i) consult with SPAC in good faith with respect to all matters relating to the Alvarium Reorganization, (ii) provide SPAC an opportunity to review and comment on the Alvarium Reorganization Documents, and (iii) take into account all reasonable comments made by SPAC with respect to the Alvarium Reorganization Documents. In the event that Alvarium wishes to make any changes of a non-material
nature to the Alvarium Reorganization Plan, Alvarium shall notify SPAC in advance of the proposed changes and SPAC shall act reasonably, in good faith and without undue delay in considering and responding to any proposed changes, and if SPAC accepts the proposed changes, the amended plan shall thereupon be construed as the Alvarium Reorganization Plan (and the Alvarium Reorganization and Alvarium Reorganization Documents shall be construed

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accordingly). Following completion of the Alvarium Reorganization, the Alvarium Shareholders shall be the sole record and beneficial owners of all of the shares in Alvarium Topco as set forth in the Alvarium Reorganization Plan and Alvarium shall be a wholly-owned indirect Subsidiary of Alvarium Topco.
(b) On the Business Day prior to the Closing Date, pursuant to, and in accordance with, the SPAC Articles, SPAC shall convert, or shall cause CST to convert, each SPAC Class B Ordinary Share issued and outstanding immediately prior to Closing to one (1) SPAC Class A Ordinary Share (the “
SPAC Class
 B Conversion
”).
(c) Immediately following the SPAC Class B Conversion on the Business Day prior to the Closing Date, SPAC shall:
(i) file with the Registrar of Companies of the Cayman Islands documents, including a declaration or affidavit as contemplated by s.206(2) of the Cayman Islands Companies Act (the “
Cayman
De-Registration
Filings
”) and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of SPAC by continuation in the State of Delaware and to procure the de-registration
of SPAC as an exempted company in the Cayman Islands (such
de-registration,
the “
Cayman
De-Registration
”);
(ii) immediately after making the Cayman
De-Registration
Filings, file on an expedited basis with the Secretary of State of the State of Delaware a (A) Certificate of Corporate Domestication substantially in the form attached hereto as
Exhibit J – Part 1
(the “
SPAC Certificate of Corporate Domestication
”) and (B) Certificate of Incorporation substantially in the form attached hereto as
Exhibit J – Part 2
(the “
SPAC Certificate of Incorporation
”) (such filings and actions collectively, the “
Delaware Domestication
” and, together with the Cayman
De-Registration,
the “
Domestication
”), with the Delaware Domestication becoming effective immediately upon the filing of the SPAC Certificate of Corporate Domestication and SPAC Certificate of Incorporation or at such other time as may be agreed in writing by SPAC and the Companies and specified in such certificates (the date and time of the effectiveness of the Delaware Domestication being the “
Domestication Effective Time
”); and
(iii) adopt the bylaws of SPAC substantially in the form attached hereto as
Exhibit K
(the “
SPAC Bylaws
”) effective upon the Domestication Effective Time.
(d) Immediately prior to Closing, the Private Placements shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Subscription Agreements.
(e) On the Closing Date, the Subsidiaries Distributions shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Distribution Agreement.
(f) On the Closing Date, immediately following the consummation of the Subsidiaries Distributions, the Alvarium Exchange shall occur in accordance with
Section
 3.03(a)
.
(g) On the Closing Date, immediately following the Alvarium Exchange Effective Time, the Umbrella Merger shall occur in accordance with
Section
 2.04
.
(h) Immediately following the consummation of the transactions described in
Section
 2.01(g)
, the Alvarium Contribution shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Alvarium Contribution Agreement.
(i) Immediately following the consummation of the Alvarium Contribution, (i) SPAC shall pay, or cause to be paid, by wire transfer of immediately available funds, all Transaction Expenses set forth in the Company Certificates and the SPAC Certificate, to the extent not paid prior to the Closing or to reimburse each of the Companies for their previously incurred Transaction Expenses. and (ii) SPAC shall cause CST to make payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Share Redemption, to the extent applicable.
(j) At the Closing, SPAC shall take such actions as may be necessary, and shall cause CST, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay the SPAC Share Redemption pursuant to
Section
 2.01(i)
) as directed by SPAC (in accordance with the terms and subject to the conditions set forth in this Agreement) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
Section 2.02
Closing
. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “
Closing
”) shall take place remotely by electronic exchange of executed documents, commencing at 9:00 a.m., Eastern Time, on the date that is two (2) Business Days after the date on which all conditions set forth in
Article XI
shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (or, if later, the date referred to in
Section
 3.01(f)
) or such other time and place as SPAC and the Companies may mutually agree (it being acknowledged by the Parties that potential investors of the Initial Private Placements have been informed that the Closing Date would not occur prior to January 1, 2022). The date on which the Closing actually occurs is referred to in this Agreement as the “
Closing Date
.”

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Section 2.03
Closing Deliveries
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, SPAC shall deliver to the Companies:
(i) a counterpart to the Umbrella A&R LLCA, duly executed by SPAC;
(ii) the SPAC Certificate of Corporate Domestication, duly executed by SPAC;
(iii) the SPAC Certificate of Incorporation, duly executed by SPAC;
(iv) a counterpart to the Registration Rights and
Lock-Up
Agreement, duly executed by SPAC and certain SPAC Shareholders (including Sponsor);
(v) a counterpart to the Tax Receivable Agreement, duly executed by SPAC;
(vi) a counterpart to the Alvarium Contribution Agreement, duly executed by SPAC and Umbrella;
(vii) the SPAC Certificate.
(b) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Alvarium shall deliver to SPAC:
(i) a counterpart to the Registration Rights and
Lock-Up
Agreement, duly executed by certain Alvarium Shareholders;
(ii) the Alvarium Certificate;
(iii) counterparts to the applicable Employment Agreements, duly executed by the Alvarium Specified Employees;
(iv) a completed and duly executed IRS Form
W-9
or
W-8
series form, as applicable, from each Alvarium Shareholder;
provided
, that, in the event of any failure to deliver such an IRS Form
W-9
or
W-8
series form, as applicable, the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable Alvarium Shareholder (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law;
(v) a certificate, duly executed under penalties of perjury by the managing member of Alvarium Topco, in accordance with U.S. Treasury Regulations
Section 1.1445-11T(d)(2)(i)
certifying that fifty percent (50%) or more of the value of the gross assets of Alvarium Topco and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Alvarium Topco and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations
Section 1.1445-11T(d),
in form and substance reasonably acceptable to SPAC; and
(vi) a certificate on behalf of Alvarium Topco described under Treasury Regulations
Section 1.1446(f)-2(b),
in each case, in form and substance reasonably acceptable to the Investor, in form and substance reasonably acceptable to SPAC.
(c) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, TWMH shall deliver to SPAC:
(i) a counterpart to the Umbrella A&R LLCA, duly executed by the TWMH Members;
(ii) a counterpart to the Registration Rights and
Lock-Up
Agreement, duly executed by certain TWMH Members;
(iii) a counterpart to the Tax Receivable Agreement, duly executed by the TWMH Members;
(iv) a counterpart to the Distribution Agreement, duly executed by Umbrella;
(v) counterparts to the applicable Employment Agreements, duly executed by the TWMH Specified Employees;
(vi) the TWMH Certificate;

A-1-23

(vii) a completed and duly executed IRS Form
W-9
from each TWMH Member;
provided
, that, in the event of any failure to deliver such an IRS Form
W-9,
the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable TWMH Member (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law; and
(viii) a certificate, duly executed under penalties of perjury by the managing member of Umbrella, in accordance with U.S. Treasury Regulations
Section 1.1445-11T(d)(2)(i)
certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations
Section 1.1445-11T(d),
in form and substance reasonably acceptable to SPAC.
(d) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the TIG Entities shall deliver to SPAC:
(i) a counterpart to the Umbrella A&R LLCA, duly executed by the TIG GP Members and the TIG MGMT Members;
(ii) a counterpart to the Registration Rights and
Lock-Up
Agreement, duly executed by certain TIG GP Members and certain TIG MGMT Members;
(iii) a counterpart to the Tax Receivable Agreement, duly executed by the TIG GP Members and the TIG MGMT Members;
(iv) a counterpart to the Distribution Agreement, duly executed by TIG MGMT, TIG GP and Umbrella;
(v) counterparts to the applicable Employment Agreements, duly executed by the TIG Entities Specified Employees;
(vi) the TIG GP Certificate and the TIG MGMT Certificate;
(vii) a completed and duly executed IRS Form
W-9
from each TIG GP Members and TIG MGMT Members;
provided
, that, in the event of any failure to deliver such an IRS Form
W-9,
the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable TIG GP Member or TIG MGMT Member (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law; and
(viii) a certificate, duly executed under penalties of perjury by the managing member of Umbrella, in accordance with U.S. Treasury Regulations
Section 1.1445-11T(d)(2)(i)
certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations
Section 1.1445-11T(d),
in form and substance reasonably acceptable to SPAC.
Section 2.04
Umbrella Merger
.
(a)
Umbrella Merger
. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Umbrella Merger Effective Time, Umbrella Merger Sub shall be merged with and into Umbrella. As a result of the Umbrella Merger, the separate existence of Umbrella Merger Sub shall cease and Umbrella shall continue as the surviving company of the Umbrella Merger (the “
Umbrella Merger Surviving Company
”).
(b)
Umbrella Merger Effective Time
. Upon the terms and subject to the conditions of this Agreement, immediately following the Alvarium Exchange Effective Time, the Parties shall cause the Umbrella Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as
Exhibit L
(the “
Certificate of Umbrella Merger
”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA (the date and time of the filing of such Certificate of Umbrella Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Umbrella Merger) being the “
Umbrella Merger Effective Time
”).
(c)
Effect of the Umbrella Merger
. At the Umbrella Merger Effective Time, the effect of the Umbrella Merger shall be as provided in the applicable provisions of the DLLCA and as set forth in this Agreement.
(d)
Umbrella Certificate of Formation; Umbrella Limited Liability Company Agreement; TWMH Operating Agreement, TIG GP Operating Agreement and TIG MGMT Operating Agreement
.

A-1-24

(i) At the Umbrella Merger Effective Time, the certificate of formation of Umbrella, as in effect immediately prior to the Umbrella Merger Effective Time, shall be the certificate of formation of the Umbrella Merger Surviving Company, until thereafter amended as provided by applicable Law.
(ii) At the Umbrella Merger Effective Time, the limited liability company agreement of Umbrella, as in effect immediately prior to the Umbrella Merger Effective Time, shall be replaced in its entirety by the adoption of the Umbrella A&R Agreement as the new the limited liability company agreement of Umbrella, as the Umbrella Merger Surviving Company, which Umbrella A&R Agreement shall be the limited liability company of the Umbrella Surviving Company until thereafter amended or amended and restated in accordance with the provisions thereof and applicable Law.
(e)
Managers and Officers of Umbrella Merger Surviving Company
. At the Umbrella Merger Effective Time, the initial officers of the Umbrella Merger Surviving Company as of immediately following the Umbrella Merger Effective Time shall comprise the individuals set forth on
Exhibit M
, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Umbrella Merger Surviving Company.
(f)
Directors and Officers of SPAC
. At the Umbrella Merger Effective Time, the initial directors and officers of SPAC as of immediately following the Umbrella Merger Effective Time shall comprise the individuals set forth on
Exhibit N
, each to hold office in accordance with the SPAC Certificate of Incorporation and SPAC Bylaws.
ARTICLE III.
CERTIFICATES; PAYMENT SPREADSHEETS; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; TREATMENT OF EQUITY AWARDS; SPAC WARRANTS;
EARN-OUT;
TAX TREATMENT
Section 3.01
Certificates
.
(a)
SPAC Certificate
. At least five (5) Business Days prior to the Closing Date, SPAC shall cause the Chief Financial Officer of SPAC (solely in his capacity as such) to deliver to the Companies a certificate (the “
SPAC Certificate
”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth SPAC’s good faith estimate of the Transaction Expenses of SPAC (including for the avoidance of doubt any Additional Banking Fees), including reasonable supporting materials for the amount of each item included in the Transaction Expenses of SPAC.
(b)
Alvarium Certificate
. At least five (5) Business Days prior to the Closing Date, Alvarium shall cause the Chief Financial Officer of Alvarium (solely in his capacity as such) to deliver to SPAC, TWMH and the TIG Entities a certificate (the “
Alvarium Certificate
”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth: (i) Alvarium’s good faith estimate of the Transaction Expenses of Alvarium, (ii) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time, and (iii) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the Alvarium Certificate.
(c)
TWMH Certificate
. At least five (5) Business Days prior to the Closing Date, TWMH shall cause the Chief Operating Officer of TWMH (solely in his capacity as such) to deliver to SPAC, the TIG Entities and Alvarium a certificate (the “
TWMH Certificate
”) certified by such Chief Operating Officer (solely in his capacity as such) setting forth: (i) TWMH’s good faith estimate of (A) the Transaction Expenses of TWMH, (B) the Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, and (C) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TWMH Certificate.
(d)
TIG GP Certificate
. At least five (5) Business Days prior to the Closing Date, TIG GP shall cause the Chief Administrative Officer of TIG GP, (solely in her capacity as such) to deliver to SPAC, TWMH and Alvarium a certificate (the “
TIG GP Certificate
”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG GP’s good faith estimate of (A) the Transaction Expenses of TIG GP, (B) the Cash of TIG GP and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG GP and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG GP Certificate.
(e)
TIG MGMT Certificate
. At least five (5) Business Days prior to the Closing Date, TIG MGMT shall cause the Chief Administrative Officer of TIG MGMT (solely in her capacity as such) to deliver to SPAC, TWMH and Alvarium a certificate (the “
TIG MGMT Certificate
” and, together with the Alvarium Certificate, the TWMH Certificate, and the TIG GP Certificate, the “
Company Certificates
”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG MGMT’s good faith estimate of (A) the Transaction Expenses of TIG MGMT, (B) the Cash of TIG MGMT and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG MGMT and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG MGMT Certificate.

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(f)
Company Certificates
. Following delivery of the Company Certificates in accordance with this
Section 3.01
, SPAC and the Companies will use their respective reasonable best efforts to agree in good faith on such Company Certificates as soon as possible, and in any event, not less than three (3) Business Days prior to the Closing Date. In the event that SPAC and the Companies are unable to agree on the Cash amount set forth in such Company Certificates within the two (2) Business Day period following their delivery, then such amount shall be referred (as soon as practicable and no later than the first Business Day following expiry of such two (2) Business Day period) to the Expert for determination, and the Closing Date shall be deferred (if required) to the next available Business Day following such Expert’s determination (which date shall not be more than six (6) Business Days following the date of referral). The Expert shall (i) be appointed jointly by the SPAC and the Companies, (ii) act as expert and not arbitrator, (iii) be directed to render its determination within five (5) Business Days of appointment, (iv) take into consideration such facts and circumstances existing at the date of determination as the Expert deems relevant, and (v) take into account the principles of fair trial, including but not limited to enabling the SPAC and the Companies to put forward their views on the calculation (provided that the Expert shall be under no obligation to defer or delay its determination in order to take into account or permit submission of such views). In the absence of manifest error, the Expert’s determination shall be final and binding. The Expert’s costs and expenses shall be considered Transaction Expenses.
Section 3.02
Payment Spreadsheets
. Promptly following the agreement or determination of the Company Certificates in accordance with
Section 3.01
and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon such Company Certificates, SPAC and the Companies shall calculate (a) the Companies Equity Value, (b) the New Shareholder Equity Value, and (c) each component of the Aggregate Transaction Consideration, including the (i) Alvarium Shareholders
Earn-Out
Consideration, (ii) Alvarium Shareholders Share Consideration, (iii) TWMH Members Interests Consideration, (iv) TWMH Members Voting Share Consideration, (v) TWMH Members Cash Consideration, (vi) TWMH Members
Earn-Out
Consideration, (vii) TIG Entities Members Interests Consideration, (viii) TIG Entities Members Voting Share Consideration, (ix) TIG Entities Members Cash Consideration, and (x) TIG Entities Members
Earn-Out
Consideration and, based upon such calculations, (i) Alvarium shall deliver to SPAC the Alvarium Payment Spreadsheet and, as promptly as practicable following such delivery, Alvarium and SPAC shall work together in good faith to finalize the Alvarium Payment Spreadsheet, (ii) TWMH shall deliver to SPAC the TWMH Payment Spreadsheet and, as promptly as practicable following such delivery, SPAC and TWMH shall work together in good faith to finalize the TWMH Payment Spreadsheet, and (iii) TIG Entities shall deliver to SPAC the TIG Entities Payment Spreadsheet and, as promptly as practicable following such delivery, SPAC and TIG Entities shall work together in good faith to finalize the TIG Entities Payment Spreadsheet. The allocation of the components of Aggregate Transaction Consideration set forth in each of the Payment Spreadsheets shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties and shall be used by SPAC for purposes of paying and issuing the components of Aggregate Transaction Consideration to the Alvarium Shareholders, the TWMH Members, the TIG GP Members, and the TIG MGMT Members, as applicable, pursuant to this
Article III
, absent manifest error. In paying and issuing the Aggregate Transaction Consideration, SPAC shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheets, absent manifest error.
Section 3.03
Conversion of Securities
.
(a)
Alvarium Exchange
. At the Alvarium Exchange Effective Time, by virtue of the Alvarium Exchange and pursuant to, and in accordance with, the Alvarium Exchange Agreement:
(i) The Alvarium Ordinary Shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder shall be transferred by each such Alvarium Shareholder to SPAC and each Alvarium Shareholder shall subscribe for, be issued and/or receive, in exchange therefor, as applicable:
(A) a number of shares of SPAC Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of SPAC Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and
(B) such Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders
Earn-Out
Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).
(ii) The Alvarium Class A Shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder shall be transferred by each such Alvarium Shareholder to SPAC and each Alvarium Shareholder shall subscribe for, be issued and/or receive, in exchange therefor, as applicable:
(A) a number of shares of SPAC Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of SPAC Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and

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(B) such Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders
Earn-Out
Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).
(iii) As a result of the Alvarium Exchange, each Alvarium Shareholder shall cease to be a holder of any Alvarium Shares and SPAC will immediately become the beneficial owner thereof (the date and time of SPAC becoming the beneficial owner of the Alvarium Shares (or such later time as may be agreed by each of the Parties and specified in such Alvarium Exchange Agreement) being the “
Alvarium Exchange Effective Time
”), and be recorded in the register of members of Alvarium as the legal holder of all of the Alvarium Shares.
(b)
Umbrella Merger
. At the Umbrella Merger Effective Time, by virtue of the Umbrella Merger and without any action on the part of Umbrella, Umbrella Merger Sub, TWMH, the TIG Entities, or the holders of any of the following securities:
(i) The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TWMH Member shall automatically be converted into and become the right to receive:
(A) a number of Umbrella Class B Common Units equal to such TWMH Member’s portion of the TWMH Members Interests Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);
(B) a number of shares of SPAC Class B Common Stock equal to such TWMH Member’s portion of the TWMH Members Voting Share Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of shares of Class B Common Stock set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);
(C) such TWMH Member’s portion of the TWMH Members Cash Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members Cash Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);
provided
,
however
, that the TWMH Members Cash Consideration payable to any (1) Active TWMH Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TWMH Interests that such Active TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet and (2) Inactive TWMH Member shall be an amount in cash that reflects the sale of no less than 15% of the number of TWMH Interests that such Inactive TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet; and
(D) such TWMH Member’s portion of the TWMH Members
Earn-Out
Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members
Earn-Out
Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet).
(ii) The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG GP Member shall automatically be converted into and become the right to receive:
(A) a number of Umbrella Class B Common Units equal to such TIG GP Member’s portion of the TIG Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);
(B) a number of shares of SPAC Class B Common Stock equal to such TIG GP Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of shares of SPAC Class B Common Stock set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);
(C) such TIG GP Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);
provided
,
however
, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG GP Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TIG GP Interests that such Active TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG GP Member shall be an amount in cash that reflects the sale of no less than 20% of the number of TIG GP Interests that such Inactive TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and

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(D) such TIG GP Member’s portion of the TIG Entities Members
Earn-Out
Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the portion of the TIG Entities Members
Earn-Out
Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet).
(iii) The Umbrella
Pre-Merger
Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG MGMT Member shall automatically be converted into and become the right to receive:
(A) a number of Umbrella Class B Common Units equal to such TIG MGMT Member’s portion of the TIG Entities Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);
(B) a number of shares of SPAC Class B Common Stock equal to such TIG MGMT Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of shares of SPAC Class B Common Stock set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);
(C) such TIG MGMT Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);
provided
,
however
, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG MGMT Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TIG MGMT Interests that such Active TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG MGMT Member shall be an amount in cash that reflects the sale of no less than 20% of the number of TIG MGMT Interests that such Inactive TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and
(D) such TIG MGMT Member’s portion of the TIG Entities Members
Earn-Out
Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members
Earn-Out
Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet).
(iv) The limited liability company interests of Umbrella Merger Sub held by SPAC and issued and outstanding immediately prior to the Umbrella Merger Effective Time shall be automatically converted into and exchanged for a number of Umbrella Class A Common Units equal to the number of shares of SPAC Class A Common Stock held by the stockholders of SPAC immediately following the Umbrella Merger Effective Time.
Section 3.04
Exchange of Certificates
.
(a)
Exchange Agent
. On the Closing Date (and after the Umbrella Merger Effective Time), SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Companies (the “
Exchange Agent
”), it being agreed that CST is satisfactory to all Parties, for the benefit of the Alvarium Shareholders, the TWMH Members, the TIG GP Members and the TIG MGMT Members, for exchange in accordance with this
Article III
, (i) the number of shares of SPAC Common Stock (in uncertificated form or book-entry form) sufficient to deliver the (A) Alvarium Shareholders Share Consideration and (B) Aggregate Voting Share Consideration (such shares of SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to
Section 3.04(d)
, being hereinafter referred to as the “
Securities Exchange Fund
”) and (ii) cash sufficient to deliver the Aggregate Cash Consideration (the “
Cash Exchange Fund
” and together with the Securities Exchange Fund, the “
Exchange Fund
”). SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay (i) the (A) Alvarium Shareholders Share Consideration and (B) Aggregate Voting Share Consideration out of the Securities Exchange Fund and (ii) the Aggregate Cash Consideration out of the Cash Exchange Fund, in each case, in accordance with this Agreement and Payment Spreadsheets. Except as contemplated by this
Section 3.04
, the Exchange Fund shall not be used for any other purpose.
(b)
Exchange Procedures
. As promptly as practicable after the Umbrella Merger Effective Time, to the extent the Parties agree with the Exchange Agent that it is necessary or required, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each Alvarium Shareholder, TWMH Member, TIG GP Member, and TIG MGMT Member a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Companies (the “
Letter of Transmittal
”) and shall specify, if applicable to the Alvarium Shares and the Umbrella Class B Common Units: (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such Alvarium Shares and Umbrella Class B Common Units, respectively, if any (collectively, the “
Certificates
”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the transfer agent and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Umbrella Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other

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documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and SPAC shall cause the Exchange Agent to deliver the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration in accordance with
Section 3.03
and the provisions of this
Section 3.04
, and the Certificates so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this
Section 3.04
, each Certificate entitled to receive the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration in accordance with
Section 3.03
shall be deemed at all times after the Umbrella Merger Effective Time to represent only the right to receive upon such surrender the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration that such holder is entitled to receive in accordance with the provisions of
Section 3.03
.
(c)
Lost Certificates
. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed in form and substance satisfactory to the Exchange Agent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of
Section 3.03
.
(d)
Distributions with Respect to Unexchanged Shares of SPAC Class A Common Stock
. No dividends or other distributions declared or made after the Umbrella Merger Effective Time with respect to shares of SPAC Class A Common Stock with a record date after the Umbrella Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of SPAC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this
Section 3.04(d)
. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay to the holder of the certificates representing any shares of SPAC Class A Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Umbrella Merger Effective Time and theretofore paid with respect to such shares of SPAC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Umbrella Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Class A Common Stock.
(e)
No Further Rights
. The (i) Alvarium Shareholders Share Consideration (payable upon the transfer of the Alvarium Shares pursuant to the Alvarium Exchange), (ii) Aggregate Voting Share Consideration (payable upon the conversion of the Umbrella Class B Common Units pursuant to the Umbrella Merger), and (iii) Aggregate Cash Consideration (payable upon the conversion of the Umbrella Class B Common Units pursuant to the Umbrella Merger), shall be, in each case, deemed to have been paid and issued in full satisfaction of all rights pertaining to such Alvarium Shares and the Umbrella Class B Common Units.
(f)
Adjustments to Alvarium Shareholders Share Consideration and Aggregate Voting Share Consideration
. The Alvarium Shareholders Share Consideration and the Aggregate Voting Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Common Stock occurring on or after the date hereof and prior to the Umbrella Merger Effective Time.
(g)
Termination of Exchange Fund
. Any portion of the Exchange Fund that remains undistributed to the holders of Alvarium Shares and Umbrella Class B Common Units for six (6) months after the Umbrella Merger Effective Time shall be delivered to SPAC, upon demand, and such holders of Alvarium Shares and Umbrella Class B Common Units who have not theretofore complied with this
Section 3.04
shall thereafter look only to SPAC for the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration. Any portion of the Exchange Fund remaining unclaimed by the holders of Alvarium Shares and Umbrella Class B Common Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.
(h)
No Liability
. None of the Exchange Agent, SPAC or any of their respective Affiliates shall be liable to any former holder of Alvarium Shares and Umbrella Class B Common Units for any such Alvarium Shares and Umbrella Class B Common Units, respectively (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this
Section 3.04
.
(i)
Withholding Rights
. SPAC shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Prior to making any such deduction or withholding (excluding for this purpose, any payments of a compensatory nature made in connection with the performance of services or payments made to a person failing to provide a duly completed and executed Internal Revenue Service Form
W-9
or applicable
W-8
series form), SPAC shall use commercially reasonable efforts to provide any party on behalf of which such deduction or withholding is proposed to be made with reasonable notice of the intention to make such deduction or withholding. To the extent that amounts are so withheld by SPAC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by SPAC. Amounts withheld by the SPAC shall be paid over and remitted to the applicable Governmental Authority in accordance with applicable Law. Without limiting the foregoing, SPAC may give effect to withholding hereunder by withholding any consideration issued in the form of SPAC capital stock or

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other securities or other consideration issued in kind, and then selling such portion of such SPAC capital stock or other securities or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Governmental Authorities.
Section 3.05
Treatment of Alvarium LTIP
. Alvarium shall pay all amounts due in cash to the relevant participants in the Alvarium LTIP, as determined by the committee responsible for administering the Alvarium LTIP, in the next practicable payroll following the Closing, subject to deduction of any applicable Taxes (including without limitation any amounts of income Tax and primary Class 1 National Insurance contributions required to be withheld under the Pay As You Earn withholding mechanism).
Section 3.06
SPAC Warrants
. Each SPAC Warrant that is outstanding immediately prior to the Domestication Effective Time shall cease to represent a right to acquire the number of SPAC Class A Ordinary Shares set forth in such SPAC Warrant and shall be converted, at the Domestication Effective Time, into a right to acquire shares of SPAC Class A Common Stock on substantially the same terms as were in effect immediately prior to the Domestication Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this
Section 3.06
, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this
Section 3.06
.
Section 3.07
Earn-out
.
(a)
Alvarium Shareholders
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received pursuant to
Section 3.03(a)
, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “
Earn-Out
Period
”), (i) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “
First Level
Earn-Out
Target
”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level
Earn-Out
Target, SPAC shall issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet and (ii) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “
Second Level
Earn-Out
Target
” and, together with the First Level
Earn-Out
Target, the “
Earn-Out
Targets
”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level
Earn-Out
Target, SPAC shall issue 50% of the Alvarium Shareholders
Earn-Out
Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. Notwithstanding the foregoing, none of the Alvarium Shareholders
Earn-Out
Consideration issuable pursuant to this
Section 3.07(a)
shall be released to any Alvarium Shareholder who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any Alvarium Shareholders
Earn-Out
Consideration, if applicable, Alvarium shall provide notice to SPAC regarding (a) any such Alvarium Shareholder that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, as soon as possible and in any event within ten (10) Business Days of such expiration or termination, SPAC shall issue to the applicable Alvarium Shareholders
Earn-Out
Consideration to such Alvarium Shareholder in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable Alvarium Shareholder (who was required to submit an antitrust filing in accordance with this
Section 3.07(a)
), Alvarium, SPAC and the Alvarium Shareholder shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such Alvarium Shareholder to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such Alvarium Shareholder in lieu of the issuance of such Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration equal to the Alvarium Shareholder’s portion of the Alvarium Shareholders
Earn-Out
Consideration that such Alvarium Shareholder would otherwise have been entitled.
(b)
TWMH Members
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received pursuant to
Section 3.03(b)(i)
, if, at any time during the
Earn-Out
Period, (i) First Level
Earn-Out
Target is achieved, then within ten (10) Business Days following the achievement of the First Level
Earn-Out
Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet and (ii) Second Level
Earn-Out
Target is achieved, then within ten (10) Business Days following the achievement of the Second Level
Earn-Out
Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TWMH Members
Earn-Out
Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet. Notwithstanding the foregoing, none of the TWMH Members
Earn-Out
Consideration issuable pursuant to this
Section 3.07(b)
shall be released to any TWMH Member who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any TWMH Members
Earn-Out
Consideration, if applicable, TWMH shall provide notice to SPAC regarding (a) any such TWMH that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, within ten (10) Business Days of such expiration or termination, SPAC shall issue, and shall cause Umbrella to issue, the applicable TWMH Members

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Earn-Out
Consideration to such TWMH Member in accordance with, and pursuant to, the TWMH Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable TWMH Member (who was required to submit an antitrust filing in accordance with this
Section 3.07(b)
), TWMH, SPAC and the TWMH Member shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such TWMH Member to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such TWMH Member in lieu of the issuance of such TWMH Member’s portion of the TWMH Members
Earn-Out
Consideration equal to such TWMH Member’s portion of the TWMH Members
Earn-Out
Consideration that such TWMH Member would otherwise have been entitled.
(c)
TIG Entities Members
Earn-Out
Consideration
. Following the Closing, in addition to the consideration to be received pursuant to
Section 3.03(b)(ii)
(with respect to the TIG GP Members) or
Section 3.03(b)(iii)
(with respect to the TIG MGMT Members), if, at any time during the
Earn-Out
Period, (i) the First Level
Earn-Out
Target is achieved, then within ten (10) Business Days following the achievement of the First Level
Earn-Out
Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TIG Entities Members
Earn-Out
Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet and (ii) Second Level
Earn-Out
Target is achieved, then within ten (10) Business Days following the achievement of the Second Level
Earn-Out
Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TIG Entities Members
Earn-Out
Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet. Notwithstanding the foregoing, none of the TIG Entities Members
Earn-Out
Consideration issuable pursuant to this
Section 3.07(c)
shall be released to any TIG GP Member or TIG MGMT Member who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any TIG Entities Members
Earn-Out
Consideration, if applicable, TIG GP or TIG MGMT, as the case may be, shall provide notice to SPAC regarding (a) any such TIG GP Member or TIG MGMT Member, as applicable, that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, within ten (10) Business Days of such expiration or termination, SPAC shall issue, and shall cause Umbrella to issue, the applicable TIG Entities Members
Earn-Out
Consideration to such TIG GP Member or TIG MGMT Member, as applicable, in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable TIG GP or TIG MGMT Member (who was required to submit an antitrust filing in accordance with this
Section 3.07(c)
), TIG GP, TIG MGMT, SPAC and the TIG GP Member or TIG MGMT Member, as applicable, shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions ) so as to mitigate the requirement for such TIG GP Member or TIG MGMT Member, as applicable, to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such TIG GP Member or TIG MGMT Member, as applicable, in lieu of the issuance of such TIG GP Member’s or TIG MGMT Member’s, as applicable, portion of the TIG Entities Members
Earn-Out
Consideration equal to such TIG GP Member’s or TIG MGMT Member’s, as applicable, portion of the TIG Entities Members
Earn-Out
Consideration that such TIG GP Member or TIG MGMT Member, as applicable, would otherwise have been entitled.
(d)
Achievement of Both
Earn-Out
Targets
. For the avoidance of doubt, the First Level
Earn-Out
Target and the Second Level
Earn-Out
Target may both be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each
Earn-Out
Target is separately met (i) the Alvarium Shareholders’
Earn-Out
Consideration, the TWMH Members
Earn-Out
Consideration and the TIG Entities Members
Earn-Out
Consideration in connection with each such
Earn-Out
Target shall be earned and no longer subject to the restrictions set forth in this
Section 3.07
, and shall be cumulative with the Alvarium Shareholders’
Earn-Out
Consideration, the TWMH Members
Earn-Out
Consideration, and the TIG Entities Members
Earn-Out
Consideration earned prior to such time and (ii) in no event shall the Alvarium Shareholders, the TWMH Members and TIG Entities Members be entitled to receive in the aggregate more than the Aggregate
Earn-Out
Consideration.
(e) If any
Earn-Out
Target shall not be satisfied during the
Earn-Out
Period, the obligations in this
Section 3.07
with respect to such
Earn-Out
Target shall terminate and no longer apply.
(f) Notwithstanding anything in this Agreement to the contrary, if a SPAC Change of Control occurs during the
Earn-Out
Period, then, immediately prior to the consummation of such SPAC Change of Control, (i) any
Earn-Out
Target that has not been previously satisfied shall be deemed to be satisfied and (ii) the Alvarium Shareholders’
Earn-Out
Consideration, the TWMH Members
Earn-Out
Consideration, and the TIG Entities Members
Earn-Out
Consideration in connection with each such
Earn-Out
Target shall be earned and no longer subject to the restrictions set forth in this
Section 3.07
. For the purposes of this
Section 3.07
, a “
SPAC Change of Control
” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its

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Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of SPAC in any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules
13d-3
and
13d-5
under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC.
(g) The Aggregate
Earn-Out
Consideration and the
Earn-Out
Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of SPAC Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Class A Common Stock, occurring on or after the date hereof and prior to the time any such Aggregate
Earn-Out
Consideration is delivered to the Alvarium Shareholders, the TWMH Members, the TIG GP Members, or the TIG MGMT Members, if any.
Section 3.08
Tax Treatment
. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Transactions are intended to be treated as follows (collectively, the “
Intended Tax Treatment
”):
(a) The Domestication is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and this Agreement shall be adopted as a plan of reorganization.
(b) Any portion of the amounts that are deemed to be contributed to Umbrella by the SPAC pursuant to the Umbrella Merger and that are not included in the TIG Entities Members Cash Consideration, or the TWMH Members Cash Consideration are intended to be governed by Section 721 of the Code.
(c) Any portion of the amounts that are deemed to be contributed to Umbrella by the SPAC pursuant to the Umbrella Merger and that are included in the TIG Entities Members Cash Consideration, or the TWMH Members Cash Consideration, are intended to be treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the “
Deemed Sale
”).
(d) The Alvarium Exchange shall be treated as an exchange (i) subject to Section 1001 of the Code, and (ii) governed by IRS Revenue Ruling
99-6,
1999-1
C.B. 432 (Situation 2), and, pursuant thereto, (A) with respect to the SPAC, (1) the Alvarium Topco shall be deemed to make a liquidating distribution of its assets to the Alvarium Shareholders, and (2) the SPAC shall be deemed to acquire, by purchase, all such assets; and (B) with respect to the Alvarium Shareholders, the Alvarium Shareholders shall be treated as selling partnership interests.
(e) The Alvarium Contribution is intended to be governed by Section 721 of the Code.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF TWMH
Except as set forth in the disclosure schedule delivered by TWMH in connection with this Agreement (the “
TWMH Disclosure Schedule
”), TWMH hereby represents and warrants to the Cartesian Entities as follows:
Section 4.01
Organization and Qualification; Subsidiaries
.
(a) TWMH and each of its Subsidiaries (each a “
TWMH Subsidiary
” and collectively, the “
TWMH Subsidiaries
”), is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. TWMH and each TWMH Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a TWMH Material Adverse Effect.
(b) A true and complete list of all TWMH Subsidiaries, together with the jurisdiction of formation or other organization of each such TWMH Subsidiary and the percentage of the outstanding equity interest of each TWMH Subsidiary owned by TWMH and each other TWMH Subsidiary, is set forth in Section 4.01(b) of the TWMH Disclosure Schedule. TWMH does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

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Section 4.02
Corporate Documents
. TWMH has prior to the date of this Agreement made available complete and correct copies of the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries), each as amended to date. The TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries) are in full force and effect. TWMH is not in violation of any of the provisions of the TWMH Certificate of Formation and the TWMH Operating Agreement and the TWMH Subsidiaries are not in violation of any of the provisions of any equivalent organizational documents.
Section 4.03
Capitalization
.
(a) As of the date hereof, 7,006.6923 TWMH Interests are issued and outstanding, of which (i) 1 is the TWMH Class A Interest and (ii) 7,005.6923 are the TWMH Class B Interests.
(b) Except as set forth in the TWMH Corporate Documents, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in TWMH or any TWMH Subsidiary or obligating TWMH or any TWMH Subsidiary to issue or sell any limited liability company interests, or other equity interests, in TWMH or any TWMH Subsidiary, (ii) neither TWMH nor any TWMH Subsidiary is a party to, or otherwise bound by, and neither TWMH nor any TWMH Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of TWMH Interests or any of the equity interests or other securities of TWMH or any of the TWMH Subsidiaries. TWMH does not own any equity interests in any person, other than TWMH Subsidiaries.
(c) There are no outstanding contractual obligations of TWMH or any TWMH Subsidiary to repurchase, redeem or otherwise acquire any TWMH Interests or any equity interest of any TWMH Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a TWMH Subsidiary or in connection with the acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule.
(d) (i) There are no commitments or agreements of any character to which TWMH is bound obligating TWMH to accelerate the vesting of any option as a result of the Transactions herein, and (ii) all outstanding TWMH Interests, and all outstanding equity interests of each TWMH Subsidiary, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive
rights and other requirements set forth in applicable contracts to which TWMH or any TWMH Subsidiary is a party.
(e) Each outstanding equity interest of each TWMH Subsidiary is owned by TWMH or another TWMH Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on TWMH’s or any TWMH Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries).
(f) The TWMH Members collectively own directly and beneficially, all of the equity of TWMH (which are represented by the issued and outstanding TWMH Interests). Except for TWMH Interests held by the TWMH Members, no other equity or voting interest of the TWMH, or options, warrants or other rights to acquire any such equity or voting interest, of TWMH is authorized or issued and outstanding.
Section 4.04
Authority Relative to this Agreement
. TWMH has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by TWMH of this Agreement, the execution and delivery at Closing by TWMH of each of the other Transaction Documents to which it is a party, and the consummation by TWMH of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of TWMH are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which TWMH is a party will be, duly and validly executed and delivered by TWMH and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of TWMH, enforceable against TWMH in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “
Remedies Exceptions
”).
Section 4.05
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by TWMH and each of the other Transaction Documents does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by
Section 4.05(b)
, the performance of its obligations under this Agreement and each of the other Transaction Documents by TWMH will not (i) conflict with or violate the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries), (ii) conflict with or violate any United States or non-United
States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to TWMH or any TWMH Subsidiary or by which any property or asset of TWMH or any TWMH

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Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of any Indebtedness, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of TWMH or any TWMH Subsidiary pursuant to, any TWMH Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(b) The execution and delivery by TWMH of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by TWMH of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United
States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “
Governmental Authority
”), except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“
Blue Sky Laws
”) and the
pre-merger
notification requirements of the HSR Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
Section 4.06
Permits; Compliance
. Section 4.06 of the TWMH Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the TWMH Permits. TWMH or any applicable TWMH Subsidiary is in possession of all of the TWMH Permits, except where the failure to have such TWMH Permits would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. No suspension or cancellation of any of the TWMH Permits is pending or, to the knowledge of TWMH, threatened in writing. Neither TWMH nor any TWMH Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to TWMH or any TWMH Subsidiary or by which any property or asset of TWMH or any TWMH Subsidiary is bound or affected, or (b) any TWMH Material Contract or TWMH Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. “
TWMH Permits
” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by TWMH or any TWMH Subsidiary necessary for TWMH or any applicable TWMH Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.
Section 4.07
Financial Statements
.
(a) TWMH has made available to SPAC true and complete copies of the (i) audited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of TWMH and the TWMH Subsidiaries for each of the years then ended (collectively, the “
TWMH Audited Financial Statements
”), which are attached as Section 4.07(a) of the TWMH Disclosure Schedule, and which contain an unqualified report of TWMH’s auditors. Each of the TWMH Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b) TWMH has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of TWMH and the TWMH Subsidiaries as of June 30, 2021 (the “
TWMH 2021 Balance Sheet
”), and the related unaudited consolidated statements of operations and cash flows of TWMH and the TWMH Subsidiaries for the six (6)-month period then ended, which are attached as Section 4.07(b) of the TWMH Disclosure Schedule (collectively, the “
TWMH Unaudited Financial Statements
”). The TWMH Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end
adjustments and the absence of notes.
(c) The TWMH PCAOB Financials, when delivered by TWMH, shall (i) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end
audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the dates thereof and for the periods indicated therein.
(d) Except as and to the extent set forth on the TWMH Audited Financial Statements or the TWMH 2021 Balance Sheet, neither TWMH nor any TWMH Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such TWMH 2021 Balance Sheet, (ii) obligations for future performance under any contract to which TWMH or any TWMH Subsidiary is a party or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

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(e) Since January 1, 2018, (i) neither TWMH nor any TWMH Subsidiary nor, to the knowledge of TWMH, any director, officer, key employee, auditor, accountant or Representative of TWMH or any TWMH Subsidiary, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of TWMH or any TWMH Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that TWMH or any TWMH Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer, chief compliance officer, general counsel, TWMH Board or any committee thereof.
(f) To the knowledge of TWMH, since January 1, 2018, no employee of TWMH or any TWMH Subsidiary has provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by TMWH or any TWMH Subsidiary. Since January 1, 2018, none of TWMH, any TWMH Subsidiary or, to the knowledge of TWMH, any officer or key employee of TWMH or any such TWMH Subsidiary has threatened or harassed or in any other manner discriminated against an employee of TWMH or any TWMH Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(g) All accounts receivable of TWMH and the TWMH Subsidiaries reflected on the TWMH 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP and, to the knowledge of TWMH, are collectible, subject to bad debts reserved on the TWMH 2021 Balance Sheet. To the knowledge of TWMH, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of TWMH, TWMH’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the TWMH 2021 Balance Sheet, neither TWMH nor any of the TWMH Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which TWMH or any of the TWMH Subsidiaries sell services, fill orders or record sales.
(h) All accounts payable of TWMH and the TWMH Subsidiaries reflected on the TWMH 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the TWMH 2021 Balance Sheet, neither TWMH nor the TWMH Subsidiaries have altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.
Section 4.08
Absence of Certain Changes or Events
. Since the date of the TWMH 2021 Balance Sheet, except as otherwise reflected in the TWMH Audited Financial Statements, or as expressly contemplated by this Agreement, (a) TWMH and the TWMH Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) TWMH and the TWMH Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive
licenses or assignments or transfers in the ordinary course of business, (c) there has not been any TWMH Material Adverse Effect, and (d) none of TWMH nor any TWMH Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expected to constitute a material breach of any of the covenants set forth in
Section 9.01
.
Section 4.09
Absence of Litigation
. There is no material Action pending or, to the knowledge of TWMH, threatened against TWMH or any TWMH Subsidiary, or any property or asset of TWMH or any TWMH Subsidiary, before any Governmental Authority. Neither TWMH nor any TWMH Subsidiary nor any material property or asset of TWMH or any TWMH Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of TWMH, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 4.10
Employee Benefit Plans
.
(a) All
non-standard
employment contracts or agreements and contracts or agreements with non-entity,
individual consultants to which TWMH or any TWMH Subsidiary is a party, except those that would not be material to TWMH and the TWMH Subsidiaries taken as a whole, with respect to which TWMH or any TWMH Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “
TWMH Service Agreements
”) and set forth on Section 4.10(a) of the TWMH Disclosure Schedule. In addition, Section 4.10(a) of the TWMH Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by TWMH or any TWMH Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which TWMH or any TWMH Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “
TWMH Plans
”).

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(b) With respect to each TWMH Plan, TWMH has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“
IRS
”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such TWMH Plan, and (v) any material non-routine
correspondence from any Governmental Authority with respect to any TWMH Plan since January 1, 2018. Neither TWMH nor any TWMH Subsidiary has any express commitment to modify, change or terminate any TWMH Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c) Neither TWMH nor any of its ERISA Affiliates currently sponsors, maintains or contributes to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.
(d) Except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, neither TWMH nor any TWMH Subsidiary is nor will be obligated, whether under any TWMH Plan, TWMH Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by TWMH or any TWMH Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e) None of the TWMH Plans nor TWMH Service Agreements provides, nor does TWMH nor any TWMH Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of TWMH or any TWMH Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f) Except as would not reasonably be expected to result in material liability to TWMH or any TWMH Subsidiary, each TWMH Plan and each TWMH Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of TWMH, threatened with respect to any TWMH Plan (other than claims for benefits in the ordinary course) or TWMH Service Agreement and, to the knowledge of TWMH, no fact or event exists that could reasonably be expected to give rise to any material liability to TWMH or any TWHM Subsidiary in respect of any such Action.
(g) Each TWMH Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the TWMH Plan for which determination letters are currently available that the TWMH Plan is so qualified and each trust established in connection with such TWMH Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of TWMH, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such TWMH Plan or the exempt status of any such trust.
(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any TWMH Plan that would reasonably be expected to result in material liability to TWMH or any of the TWMH Subsidiaries. There have been no acts or omissions by TWMH or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code in respect of any TWMH Plan for which TWMH or, to the extent TWMH could reasonably be expected to incur any liability, any ERISA Affiliate may be liable.
(i) All contributions, premiums or payments required to be made with respect to any TWMH Plan have been timely made to the extent due or properly accrued to the extent required under US GAAP on the consolidated financial statements of TWMH and the TWMH Subsidiaries, except as would not result in material liability to TWMH and the TWMH Subsidiaries.
(j) TWMH and, to the extent TWMH could reasonably be expected to incur any liability, each of its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each TWMH Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k) TWMH and each TWMH Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “
TWMH Health Plan
”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“
PPACA
”), and

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no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject TWMH, any ERISA Affiliate (to the extent TWMH could reasonably be expected to incur any liability) or any TWMH Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l) Each TWMH Plan and each TWMH Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No TWMH Plan or TWMH Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.
Section 4.11
Labor and Employment Matters
.
(a) As of the date hereof and since January 1, 2018, except as would not be material to TWMH and the TWMH Subsidiaries, taken as a whole, all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of TWMH or any TWMH Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in TWMH’s financial statements).
(b) (i) There are no material Actions pending or, to the knowledge of TWMH, threatened against TWMH or any TWMH Subsidiary by any of their respective current or former employees, which Actions would be material to TWMH and the TWMH Subsidiaries, taken as a whole; (ii) neither TWMH nor any TWMH Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by TWMH or any TWMH Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of TWMH or any TWMH Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the knowledge of TWMH, there are not any formal proceedings of any labor union to organize any such employees; (iv) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against TWMH or any TWMH Subsidiary before the National Labor Relations Board; and (v) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of TWMH, threat thereof, by or with respect to any employees of TWMH or any TWMH Subsidiary.
(c) TWMH and the TWMH Subsidiaries are and since January 1, 2018 have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all contractual commitments and all such laws relating to employment practices, employment discrimination or harassment in employment, terms and conditions of employment, termination of employment, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, labor relations, immigration and employment eligibility verification, meal and rest breaks, pay equity, workers’ compensation, unemployment insurance, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, overtime pay, classification of employees, consultants and independent contractors, pension benefits, severance, collective bargaining and the payment and withholding of Taxes (collectively “
Employment Matters
”).
(d) Except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of TWMH, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of TWMH or any TWMH Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(e) Each of TWMH and the TWMH Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(f) To the knowledge of TWMH, except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, (i) no employee or independent contractor of TWMH or any TWMH Subsidiary is in violation of any term of any employment contract, consulting

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contract,
non-disclosure
agreement,
non-competition
agreement,
non-solicitation
agreement, proprietary information agreement, or intellectual property agreement; and (ii) the continued employment by TWMH and the TWMH Subsidiaries of their respective employees, and the performance of the contracts with TWMH and the TWMH Subsidiaries by their respective independent contractors, will not result in any such violation. Neither TWMH nor any of the TWMH Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.
(g) Neither TWMH nor any of the TWMH Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of TWMH or any of the TWMH Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of TWMH or any of the TWMH Subsidiaries; and neither TWMH nor any of the TWMH Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of TWMH nor any of the TWMH Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.
Section 4.12
Real Property; Title to Assets
.
(a) None of TWMH or any TWMH Subsidiary owns any real property.
(b) Section 4.12(b) of the TWMH Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which TWMH or any TWMH Subsidiary leases, subleases or licenses a real property (each, a “
Lease
”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “
TWMH Lease Documents
”). True, correct and complete copies of all TWMH Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than TWMH or the TWMH Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by TWMH or any TWMH Subsidiary or, to TWMH’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. Neither TWMH nor any TWMH Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(c) There are no contractual or legal restrictions that preclude or restrict the ability of TWMH or any TWMH Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(d) Each of TWMH and the TWMH Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
Section 4.13
Intellectual Property
.
(a) Section 4.13(a) of the TWMH Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by TWMH or any TWMH Subsidiary (“
TWMH Registered IP
”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of TWMH or any TWMH Subsidiary as currently conducted (other than (x) unmodified (save for pricing, duration and administrative details), commercially available,
“off-the-shelf”
Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000) or (z) Open Source Software; and (iii) any Software or other unregistered Intellectual Property owned or purported to be owned by TWMH or any TWMH Subsidiary that is material to the business of, TWMH or any TWMH Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP specified on Section 4.13(a) of the TWMH Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of TWMH and the TWMH Subsidiaries as of the date hereof.
(b) TWMH or a TWMH Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of TWMH, valid and enforceable. No loss or expiration of any material Company-Owned IP is pending or, to the knowledge of TWMH, threatened.

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(c) TWMH and each of its applicable TWMH Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company Owned IP and other Confidential Information in its possession or control. Neither TWMH nor any TWMH Subsidiary has disclosed any Confidential Information that is material to the business of TWMH and any applicable TWMH Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d) (i) There have been no claims properly filed with a Governmental Authority and served on TWMH or any TWMH Subsidiary, or threatened in writing (including email) to be filed, against TWMH or any TWMH Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the TWMH Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person); (ii) the operation of the business of TWMH and the TWMH Subsidiaries (including the including (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) to the knowledge of TWMH, TWMH’s or any of the TWMH Subsidiaries’ use of any product, device, process or service used in such business as previously conducted, currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of TWMH and the TWMH Subsidiaries as described above, to the knowledge of TWMH, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which TWMH or any TWMH Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to the knowledge of TWMH, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither TWMH nor any of the TWMH Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.
(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with TWMH or one of the TWMH Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with TWMH or the applicable TWMH Subsidiary, have assigned to TWMH or the applicable TWMH Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with TWMH or the applicable TWMH Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of TWMH or any of the TWMH Subsidiaries (i) prior to the inception of TWMH or any of the TWMH Subsidiaries or (ii) prior to their commencement of employment or engagement with TWMH or any of the TWMH Subsidiaries), and have irrevocably waived their “moral rights” in favor of TWMH or the applicable TWMH Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.
(f) TWMH and the TWMH Subsidiaries do not use and, since January 1, 2018 have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) requires or has required TWMH or any TWMH Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by TWMH or any TWMH Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.
(g) TWMH or the TWMH Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of TWMH and any of the TWMH Subsidiaries as currently conducted. TWMH and the TWMH Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. TWMH and each of the TWMH Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.
(h) TWMH and each of the TWMH Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. TWMH and the TWMH Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by TWMH or any TWMH Subsidiary, including implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither TWMH nor any TWMH Subsidiary has inserted and, to the knowledge of TWMH, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither TWMH nor any of the TWMH Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by TWMH or any TWMH Subsidiary; or (y) been subject to or received written notice of any material Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to TWMH’s knowledge, there is no reasonable basis for the same.
(i) Except as would not reasonably be expected to be material to TWMH and the TWMH Subsidiaries taken as a whole, TWMH or one of the TWMH Subsidiaries exclusively owns and/or possesses all rights to use, exploit, publish, reproduce, distribute, license, sell, and create

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derivative works of the Business Data, in whole or in part, in the manner in which TWMH and the TWMH Subsidiaries receive and use such Business Data prior to the Closing Date. TWMH and the TWMH Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which TWMH and the TWMH Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.
Section 4.14
Taxes
.
(a) TWMH and each of the TWMH Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that TWMH or any of the TWMH Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the TWMH Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment; and (iv) do not have any dispute, non-routine
audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b) Neither TWMH nor any TWMH Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.
(c) None of TWMH nor any TWMH Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) forgiveness, pursuant to
COVID-19
Measures, of liabilities incurred prior to the Closing by TWMH or any TWMH Subsidiary. TWMH and the TWMH Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. TWMH and the TWMH Subsidiaries have not, pursuant to
COVID-19
Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was on or prior to the Closing Date.
(d) Each of TWMH and the TWMH Subsidiaries has withheld and (to the extent legally required) paid to the appropriate Tax Authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(e) Neither TWMH nor any of the TWMH Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which TWMH was the common parent).
(f) Neither TWMH nor any of the TWMH Subsidiaries has any material liability for the Taxes of any person (other than TWMH and the TWMH Subsidiaries) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(g) Neither TWMH nor any of the TWMH Subsidiaries has any request for a ruling in respect of Taxes pending between TWMH or any TWMH Subsidiary and any Tax Authority.
(h) TWMH has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by TWMH and the TWMH Subsidiaries for each Tax period for which the statute of limitations for assessments remains open.
(i) Neither TWMH nor any of the TWMH Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(j) Neither TWMH nor any of the TWMH Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation
Section 1.6011-4(b)(2).
(k) Neither the IRS nor any other U.S. or
non-U.S.
Tax Authority has asserted in writing or, to the knowledge of TWMH, has threatened to assert against TWMH or any TWMH Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(l) There are no Tax Liens upon any assets of TWMH or any of the TWMH Subsidiaries except for Permitted Liens.
(m) At all times since its date of formation until the effective time of the TWMH/TIG Entities Reorganization, TWMH has been classified as a partnership for U.S. federal and applicable state and local income Tax purposes. At all times since the effective time of the TWMH/TIG Entities Reorganization, TWMH has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. The classification for U.S. federal and applicable state and local income Tax purposes of each of the TWMH Subsidiaries after the TWMH/TIG Entities Reorganization shall be as set forth in Section 4.14(m) of the TWMH Disclosure Schedule.
(n) Neither TWMH nor any TWMH Subsidiary has received a written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o) TWMH and each TWMH Subsidiary have complied with transfer pricing requirements pursuant to applicable Laws in all material respects.
Section 4.15
Environmental Matters
. (a) None of TWMH nor any of the TWMH Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of TWMH, none of the properties currently or formerly owned, leased or operated by TWMH or any TWMH Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by TA or any TWMH Subsidiary pursuant to applicable Environmental Laws; (c) to TWMH’s knowledge, none of TWMH nor any of the TWMH Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site
contamination by Hazardous Substances; (d) each of TWMH and each TWMH Subsidiary has all material permits, licenses and other authorizations required of each of TWMH and each TWMH Subsidiary under applicable Environmental Law (“
TWMH Environmental Permits
”); (e) each of TWMH and each TWMH Subsidiary is in compliance with its TWMH Environmental Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole; and (f) TWMH has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of TWMH or any TWMH Subsidiary in relation to the current or prior business of TWMH and the TWMH Subsidiaries or any real property presently or formerly owned, leased, or operated by TWMH or any TWMH Subsidiary (or its or their predecessors) that are in the possession, custody or control of TWMH or any TWMH Subsidiary.
Section 4.16
Material Contracts
.
(a) Section 4.16(a) of the TWMH Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which TWMH or any TWMH Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the TWMH Disclosure Schedule being the “
TWMH Material Contracts
”):
(i) each (A) contract and agreement with consideration paid or payable to TWMH or any TWMH Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by TWMH and the TWMH Subsidiaries with consideration paid or payable to TWMH or any TWMH Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(ii) each contract and agreement with suppliers to TWMH or any of the TWMH Subsidiaries for expenditures paid or payable by TWMH or any TWMH Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(iii) all broker, distributor, dealer, and placement agent agreements to which TWMH or any TWMH Subsidiary is a party that are material to the business of TWMH;
(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for TWMH or any TWMH Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the form as TWMH’s or any TWMH Subsidiary’s standard form of agreement);
(v) all contracts and agreements evidencing Indebtedness;

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(vi) all joint venture, profit sharing, carry interest or similar agreements;
(vii) all contracts and agreements with any Governmental Authority to which TWMH or any TWMH Subsidiary is a party, other than any TWMH Permits;
(viii) all contracts and agreements that materially limit, or purport to materially limit, the ability of TWMH or any TWMH Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;
(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from TWMH or any TWMH Subsidiary that relates to TWMH, any TWMH Subsidiary or their respective businesses, in each case, other than in the ordinary course of business;
(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a
12-month
period;
(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the TWMH Disclosure Schedule;
(xii) contracts which involve the license or grant of rights to Company-Owned IP by TWMH or any TWMH Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Clients and
(ii) non-disclosure
agreements, in each case, entered into in the ordinary course of business; and
(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K)
or any other contract that is material to TWMH and the TWMH Subsidiaries, taken as a whole.
(b) (i) Each TWMH Material Contract is a legal, valid and binding obligation of TWMH or the TWMH Subsidiary party thereto and, to the knowledge of TWMH, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of TWMH, no grounds for termination, rescission, avoidance or repudiation of any TWMH Material Contract, and neither TWMH nor any TWMH Subsidiary is in breach or violation of, or default under, any TWMH Material Contract nor has any TWMH Material Contract been canceled by the other party, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole; (ii) to TWMH’s knowledge, no other party is in material breach or violation of, or material default under, any TWMH Material Contract; and (iii) TWMH and the TWMH Subsidiaries have not received any written claim of default under any such TWMH Material Contract. TWMH has furnished or made available to SPAC true and materially complete copies of all TWMH Material Contracts without redaction (other than template investment management agreements), including amendments thereto that are material in nature.
Section 4.17
Insurance
.
(a) Section 4.17(a) of the TWMH Disclosure Schedule sets forth, with respect to each material insurance policy under which TWMH or any TWMH Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is TWMH or any TWMH Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither TWMH nor any TWMH Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of TWMH, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of TWMH, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
Section 4.18
Board Approval; Vote Required
. The TWMH Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TWMH Members. The TWMH Members Written Consent, if executed and delivered to SPAC, would qualify as the TWMH Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TWMH Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

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Section 4.19
Certain Business Practices
.
(a) Since January 1, 2018, none of TWMH, any TWMH Subsidiary nor, to the knowledge of TWMH, any directors or officers, agents or employees of TWMH or any TWMH Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law; or (iii) made any payment in the nature of criminal bribery, corruption or Money Laundering.
(b) To the extent required by applicable Law, TWMH and each TWMH Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering TWMH’s and the TWMH Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to TWMH’s and the TWMH Subsidiaries’ businesses.
Section 4.20
Sanctions Laws
.
(a) None of TWMH, any TWMH Subsidiary, nor, to TWMH’s knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by TWMH or any TWMH Subsidiary, was or is a Restricted Person.
(b) None of TWMH, any TWMH Subsidiary, nor, to TWMH’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.
(c) None of TWMH, any TWMH Subsidiary, nor to TWMH’s knowledge, any of their respective directors, officers, employees or agents:
(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or
(ii) has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.
Section 4.21
Interested Party Transactions
. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment
activity or opportunities provided by TWMH or a TWMH Subsidiary to its directors, officers, partners, shareholders or other affiliates no director, manager, officer or other affiliate of TWMH or any TWMH Subsidiary, to TWMH’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that TWMH or any TWMH Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, TWMH or any TWMH Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the TWMH Disclosure Schedule; or (d) any contractual or other arrangement with TWMH or any TWMH Subsidiary, other than customary indemnity arrangements;
provided
,
however
, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this
Section 4.21
. Neither TWMH nor the TWMH Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of TWMH or any of the TWMH Subsidiaries or (ii) materially modified any term of any such extension or maintenance of credit.
Section 4.22
RIA Compliance Matters
.
(a) Section 4.22(a) of the TWMH Disclosure Schedule lists the name of each TWMH RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Each TWMH RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. Except for the TWMH RIA Entities, neither TWMH nor any TWMH Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law, except in either case as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each TWMH U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date), did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

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(c) Each TWMH RIA Entity has designated and approved a chief compliance officer in accordance with Rule
206(4)-7
under the Investment Advisers Act or other applicable Law. Each TWMH RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public
information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public
personal information about Clients and other third parties, (v) written recordkeeping policies and procedures, and (vi) other policies required to be maintained by such TWMH RIA Entity under applicable Law, including (to the extent applicable) Rules
204A-1
and
206(4)-7
under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(d) With respect to each TWMH U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole, (i) none of such TWMH U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of TWMH, any of such TWMH U.S. RIA Entity’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule
206(4)-3
under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such TWMH U.S. RIA Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of TWMH, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such TWMH U.S. RIA Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of TWMH, any of the TWMH Subsidiaries, any officer, director or employee thereof or, to the knowledge of TWMH, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of TWMH, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole. Each employee of TWMH or any of the TWMH Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(e) Each TWMH RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such TWMH RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(f) As of the date hereof, no TWMH RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each TWMH RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the TWMH RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.
(g) No TWMH RIA Entity is prohibited from charging fees to any Person pursuant to
“pay-to-play”
rule or requirement applicable to such TWMH RIA Entity (including, with respect to each TWMH U.S. RIA Entity, Rule
206(4)-5
under the Investment Advisers Act), except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(h) Neither TWMH nor any TWMH Subsidiary has, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for TWMH or any TWMH Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable under the Investment Advisers Act.

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Section 4.23
Client Agreements
.
(a) Each Advisory Agreement entered into by TWMH or a TWMH Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable TWMH RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such TWMH RIA Entity.
(c) No TWMH RIA Entity provides Investment Advisory Services to any person other than the Clients. Each TWMH RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.
Section 4.24
Funds
.
(a) Neither TWMH nor any TWMH Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds other than Private Funds.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole:
(i) Each Private Fund advised by TWMH or any TWMH Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.
(ii) No Private Fund advised by TWMH or any TWMH Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.
(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund advised by TWMH or any TWMH Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of TWMH or any TWMH Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(iv) There are no liabilities or obligations of any Fund advised by TWMH or any TWMH Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than for each Private Fund advised by TWMH or any TWMH Subsidiary, which such liabilities or obligations are disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Private Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US
Governmental Authority or Self-Regulatory Organization.
(v) There are no Actions pending or, to the knowledge of TWMH, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Private Funds advised by TWMH or any TWMH Subsidiary or any of their officers or directors involving or relating to such Private Funds, the assets, properties or rights of any such Private Funds.
(vi) No Private Fund advised by TWMH or any TWMH Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.
Section 4.25
Broker-Dealer Compliance Matters
. None of TWMH, any TWMH Subsidiary, or any affiliate of TWMH has been: (a) registered as a Broker-Dealer with the SEC or any state and other jurisdictions in which it would be required to be so registered, or has been required to be so registered or (b) a member firm of FINRA or any other broker-dealer Self-Regulatory Organization. No natural person controlling, controlled by, or under common control with TWMH, or otherwise associated with such an entity has been or is now engaged in functions that require him or her to be licensed as a representative or principal of, and registered with, any Broker-Dealer or a member firm of FINRA or under any state or other jurisdiction or, if so registered, any such registration is not and has not been, suspended, revoked or rescinded and remain in full force and effect.
Section 4.26
CPO/CTA Compliance
. Except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole:
(a) Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA or exempt from registration under the CEA, (ii) is a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance in all material respects with the rules and regulations of the

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CEA, the CFTC and the NFA. Neither TWMH nor any TWMH Subsidiary is required to be registered as a CPO/CTA (the “
Exempt CTA/CPO Entities
”). Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form
8-R
with the NFA, which is accurate in all material respects.
(b) The current Form
7-R
of each CPO/CTA Subsidiary is, and any Form
7-R
of TWMH or any affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self- Regulatory Organization, as applicable.
(c) (i) None of the CPO/CTA Subsidiaries, or any of their affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary Actions that would be required to be disclosed on Form
7-R
or Form
8-R
(and which disciplinary Actions are not actually disclosed on such Person’s current Form
7-R
or current Form
8-R)
to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Action pending or, to the knowledge of TWMH, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).
(d) No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form
8-R,
requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form
7-R
or in the principal’s Form
8-R,
except to the extent that such facts have been reflected on such forms.
(e) To the knowledge of TWMH, no Governmental Authority has, since January 1, 2018, formally initiated any Action into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an Action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any applicable Law governing its operations.
(f) None of TWMH, any TWMH Subsidiary, or any affiliate of TWMH is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.
Section 4.27
Exchange Act
. Neither TWMH nor any TWMH Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”).
Section 4.28
Brokers
. Except for Piper Sandler Companies (“
Piper
”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TWMH or any TWMH Subsidiary.
Section 4.29
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article IV
(as modified by the TWMH Disclosure Schedule), TWMH (on behalf of itself, the TWMH Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to TWMH, the TWMH Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, TWMH or the TWMH Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to TWMH (or the TWMH Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) in respect of the accuracy or completeness of any information provided or made available to SPAC. TWMH acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF TIG ENTITIES
Except as set forth in the disclosure schedule delivered by the TIG Entities in connection with this Agreement (the “
TIG Disclosure Schedule
”), each of the TIG Entities, jointly and severally, hereby represents and warrants to the Cartesian Entities as follows:
Section 5.01
Organization and Qualification; Subsidiaries
.
(a) Each of the TIG Entities and each Subsidiary of each of the TIG Entities (each a “
TIG Subsidiary
” and collectively, the “
TIG Subsidiaries
”), is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or

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organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the TIG Entities and each TIG Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a TIG Material Adverse Effect.
(b) A true and complete list of all TIG Subsidiaries, together with the jurisdiction of formation or other organization of each such TIG Subsidiary and the percentage of the outstanding equity interest of each TIG Subsidiary owned by the TIG Entities and each other TIG Subsidiary, is set forth in Section 5.01(b) of the TIG Disclosure Schedule. The TIG Entities do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
Section 5.02
Organizational Documents
. The TIG Entities have prior to the date of this Agreement made available complete and correct copies of the TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries), each as amended to date. The TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries) are in full force and effect. TIG GP is not in violation of any of the provisions of the TIG GP Corporate Documents, TIG MGMT is not in violation of any of the provisions of the TIG MGMT Corporate Documents and none of the TIG Subsidiaries is in violation of any of the provisions of any equivalent organizational documents.
Section 5.03
Capitalization
.
(a) As of the date hereof, (i) 100% of the TIG GP Interests are issued and outstanding and (ii) 100% of the TIG MGMT Interests are issued and outstanding.
(b) Except as set forth in the TIG GP Corporate Documents or TIG MGMT Corporate Documents, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in either of the TIG Entities or any TIG Subsidiary or obligating either of the TIG Entities or any TIG Subsidiary to issue or sell any limited liability company interests, or other equity interests, in the TIG Entities or any TIG Subsidiary, (ii) none of the TIG Entities nor any TIG Subsidiary is a party to, or otherwise bound by, and none of the TIG Entities nor any TIG Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of TIG Interests or any of the equity interests or other securities of the TIG Entities or any of the TIG Subsidiaries. Neither of the TIG Entities owns any equity interests in any person, other than TIG Subsidiaries.
(c) There are no outstanding contractual obligations of either of the TIG Entities or any TIG Subsidiary to repurchase, redeem or otherwise acquire any limited liability company interest of the either of the TIG Entities or any equity interest of any TIG Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a TIG Subsidiary.
(d) (i) There are no commitments or agreements of any character to which either of the TIG Entities are bound obligating either of the TIG Entities to accelerate the vesting of any option of TIG GP or TIG MGMT, as applicable, as a result of the Transactions, and (ii) all outstanding TIG GP Interests, and all outstanding TIG MGMT Interests and all outstanding equity interests of each TIG Subsidiary, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive
rights and other requirements set forth in applicable contracts to which the TIG Entities or any TIG Subsidiary is a party.
(e) Each outstanding equity interest of each TIG Subsidiary is owned by one of the TIG Entities or another TIG Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the TIG Entities’ or any TIG Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries).
(f) The TIG GP Members collectively own directly and beneficially, all of the equity of TIG GP (which are represented by the issued and outstanding TIG GP Interests) and the TIG MGMT Members collectively own directly and beneficially, all of the equity of TIG MGMT (which are represented by the issued and outstanding TIG MGMT Interests). Except for the (a) TIG GP Interests held by the TIG GP Members, no other equity or voting interest of TIG GP, or options, warrants or other rights to acquire any such equity or voting interest, of TIG GP is authorized or issued and outstanding and (b) TIG MGMT Interests held by the TIG MGMT Members, no other equity or voting interest of TIG MGMT, or options, warrants or other rights to acquire any such equity or voting interest, of TIG MGMT is authorized or issued and outstanding.
Section 5.04
Authority Relative to this Agreement
. Each of the TIG Entities has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the TIG Entities of this Agreement, the execution and delivery at

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Closing by each of the TIG Entities of each of the other Transaction Documents to which it is a party, and the consummation by each of the TIG Entities of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of each of the TIG Entities are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which each of the TIG Entities is a party will be, duly and validly executed and delivered by each of the TIG Entities and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of each of the TIG Entities, enforceable against each of the TIG Entities in accordance with its terms, except as limited by the Remedies Exceptions.
Section 5.05
No Conflict; Required Filings and Consents
.
(a) The execution and delivery by each of the TIG Entities of this Agreement and each of the other Transaction Documents does not and, subject to the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by
Section 5.05(b)
, the performance of their obligations under this Agreement and each of the other Transaction Documents by each of the TIG Entities will not (i) conflict with or violate the TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries), (ii) conflict with or violate any Law applicable to the TIG Entities or any TIG Subsidiary or by which any property or asset of the TIG Entities or any TIG Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of either of the TIG Entities or any TIG Subsidiary pursuant to, any TIG Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(b) The execution and delivery by each of the TIG Entities of this Agreement and each other Transaction Document to which they are a party does not and will not, and the performance by each of the TIG Entities of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and the pre-merger
notification requirements of the HSR Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to result, individually or in the aggregate, in a TIG Material Adverse Effect.
Section 5.06
Permits; Compliance
. Section 5.06 of the TIG Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the TIG Permits. The applicable TIG Entity or any applicable TIG Subsidiary is in possession of all of the TIG Permits, except where the failure to have such TIG Permits would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. No suspension or cancellation of any of the TIG Permits is pending or, to the knowledge of the TIG Entities, threatened in writing. Neither of the TIG Entities nor any TIG Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to either of the TIG Entities or any TIG Subsidiary or by which any property or asset of either of the TIG Entities or any TIG Subsidiary is bound or affected, or (b) any TIG Material Contract or TIG Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. “
TIG Permits
” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the TIG Entities or any TIG Subsidiary necessary for the TIG Entities or any applicable TIG Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.
Section 5.07
Financial Statements
.
(a) The TIG Entities have made available to SPAC true and complete copies of the (i) audited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of the TIG Entities and the TIG Subsidiaries for each of the years then ended (the “
TIG Audited Financial Statements
”), which are attached as Section 5.07(a) of the TIG Disclosure Schedule, and which contain an unqualified report of the TIG Entities’ auditors. Each of the TIG Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b) The TIG Entities has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of the TIG Entities and the TIG Subsidiaries as of June 30, 2021 (the “
TIG 2021 Balance Sheet
”), and the related unaudited consolidated statements of operations and cash flows of the TIG Entities and the TIG Subsidiaries for the six (6)-month period then ended, which are attached as Section 5.07(b) of the TIG Disclosure Schedule (the “
TIG Unaudited Financial Statements
”). The TIG Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end
adjustments and the absence of notes.

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(c) The TIG PCAOB Financials, when delivered by the TIG Entities, shall (i) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end
audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the dates thereof and for the periods indicated therein.
(d) Except as and to the extent set forth on the TIG Audited Financial Statements or the TIG 2021 Balance Sheet, neither the TIG Entities nor any TIG Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such TIG 2021 Balance Sheet, (ii) obligations for future performance under any contract to which the TIG Entities or any TIG Subsidiary is a party, or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(e) Since January 1, 2018 (i) neither of the TIG Entities nor any TIG Subsidiary nor, to the knowledge of the TIG Entities’, any director, officer, key employee, auditor, accountant or Representative of the TIG Entities or any TIG Subsidiary, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of either of the TIG Entities or any TIG Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that either of the TIG Entities or any TIG Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer, general counsel, TIG GP Managing Member, TIG MGMT Managing Member or any committee thereof.
(f) To the knowledge of the TIG Entities, since January 1, 2018, no employee of either of the TIG Entities or any TIG Subsidiary has provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by either of the TIG Entities or any TIG Subsidiary. Since January 1, 2018, neither of the TIG Entities, any TIG Subsidiary or, to the knowledge of the TIG Entities, any officer or key employee of either of the TIG Entities or any such TIG Subsidiary has threatened or harassed or in any other manner discriminated against an employee of either of the TIG Entities or any TIG Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(g) All accounts receivable of the TIG Entities and the TIG Subsidiaries reflected on the TIG 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP and, to the knowledge of the TIG Entities, are collectible, subject to bad debts reserved on the TIG 2021 Balance Sheet. To the knowledge of the TIG Entities, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of the TIG Entities, the TIG Entities’ reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the TIG 2021 Balance Sheet, neither the TIG Entities nor any of the TIG Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the TIG Entities or any of the TIG Subsidiaries provides services, fill orders or record sales.
(h) All accounts payable of the TIG Entities and the TIG Subsidiaries reflected on the TIG 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the TIG 2021 Balance Sheet, neither of the TIG Entities nor the TIG Subsidiaries have altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.
Section 5.08
Absence of Certain Changes or Events
. Since the date of TIG 2021 Balance Sheet, except as otherwise reflected in the TIG Audited Financial Statements, or as expressly contemplated by this Agreement, (a) each of the TIG Entities and the TIG Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) each of the TIG Entities and the TIG Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive
licenses or assignments or transfers in the ordinary course of business, (c) there has not been any TIG Entities Material Adverse Effect, and (d) neither of the TIG Entities nor any TIG Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expect to constitute a material breach of any of the covenants set forth in
Section 9.02
.
Section 5.09
Absence of Litigation
. There is no material Action pending or, to the knowledge of the TIG Entities, threatened against either of the TIG Entities or any TIG Subsidiary, or any property or asset of the TIG Entities or any TIG Subsidiary, before any Governmental Authority. Neither of the TIG Entities nor any TIG Subsidiary nor any material property or asset of either of the TIG Entities or any TIG Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the TIG Entities, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

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Section 5.10
Employee Benefit Plans
.
(a) All
non-standard
employment contracts or agreements and contracts or agreements with non-entity,
individual consultants to which either of the TIG Entities or any TIG Subsidiary is a party, except those that would not be material to TWMH and the TWMH Subsidiaries taken as a whole, with respect to which either of the TIG Entities or any TIG Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “
TIG Service Agreements
”) and set forth on Section 5.10(a) of the TIG Disclosure Schedule. In addition, Section 5.10(a) of the TIG Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by either of the TIG Entities or any TIG Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which either of the TIG Entities or any TIG Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “
TIG Plans
”).
(b) With respect to each TIG Plan, the TIG Entities has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the IRS Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such TIG Plan, and (v) any material non-routine
correspondence from any Governmental Authority with respect to any TIG Plan since January 1, 2018. Neither of the TIG Entities nor any TIG Subsidiary has any express commitment to modify, change or terminate any TIG Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c) Neither of the TIG Entities nor any of their ERISA Affiliates currently sponsor, maintain or contribute to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor have any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.
(d) Except as would not be material to the TIG Entities and the TIG Subsidiaries taken as a whole, neither of the TIG Entities nor any TIG Subsidiary is nor will be obligated, whether under any TIG Plan, TIG Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by either of the TIG Entities or any TIG Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e) None of the TIG Plans nor TIG Service Agreements provides, nor does either of the TIG Entities nor any TIG Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of either of the TIG Entities or any TIG Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f) Except as would not reasonably be expected to result in material liability to TWMH or any TWMH Subsidiary, each TIG Plan and each TIG Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Action is pending or, to the knowledge of the TIG Entities, threatened with respect to any TIG Plan (other than claims for benefits in the ordinary course) or TIG Service Agreement and, to the knowledge of the TIG Entities, no fact or event exists that could reasonably be expected to give rise to any material liability to either of the TIG Entities or any TIG Subsidiary in respect of any such Action.
(g) Each TIG Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the TIG Plan for which determination letters are currently available that the TIG Plan is so qualified and each trust established in connection with such TIG Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of the TIG Entities, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such TIG Plan or the exempt status of any such trust.
(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any TIG Plan that could reasonably be expected to result in material liability to the TIG Entities or any of the TIG Subsidiaries. There have been no acts or omissions by either of the TIG Entities or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code in respect of any TWMH Plan for which either of the TIG Entities or, to the extent either of the TIG Entities could reasonably be expected to incur any liability, any ERISA Affiliate may be liable.

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(i) All contributions, premiums or payments required to be made with respect to any TIG Plan have been timely made to the extent due or properly accrued to the extent required under US GAAP on the consolidated financial statements of the TIG Entities and the TIG Subsidiaries, except as would not result in material liability to the TIG Entities and the TIG Subsidiaries.
(j) Each of the TIG Entities and, to the extent either of the TIG Entities could reasonably be expected to incur any liability, each of their ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each TIG Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(k) Each of the TIG Entities and each TIG Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “
TIG Health Plan
”) is and has been in compliance, in all material respects, with the PPACA, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject either of the TIG Entities, any ERISA Affiliate (to the extent either of the TIG Entities could reasonably be expected to incur any liability) or any TIG Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l) Each TIG Plan and each TIG Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No TIG Plan or TIG Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.
Section 5.11
Labor and Employment Matters
.
(a) As of the date hereof and since January 1, 2018, except as would not be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of either of the TIG Entities or any TIG Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the TIG Entities’ financial statements).
(b) (i) There are no material Actions pending or, to the knowledge of the TIG Entities, threatened against either of the TIG Entities or any TIG Subsidiary by any of their respective current or former employees, which Actions would be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; (ii) neither of the TIG Entities nor any TIG Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by either of the TIG Entities or any TIG Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of either of the TIG Entities or any TIG Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the knowledge of the TIG Entities, there are not any formal proceedings of any labor union to organize any such employees; (iv) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against either of the TIG Entities or any TIG Subsidiary before the National Labor Relations Board; and (v) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the TIG Entities, threat thereof, by or with respect to any employees of either of the TIG Entities or any TIG Subsidiary.
(c) Each of the TIG Entities and the TIG Subsidiaries are and since January 1, 2018 have been in compliance in all material respects with all applicable Laws relating to Employment Matters.
(d) Except as would not be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of the TIG Entities, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of either of the TIG Entities or any TIG Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(e) Each of the TIG Entities and the TIG Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

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(f) To the knowledge of the TIG Entities, except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, (i) no employee or independent contractor of either of the TIG Entities or any TIG Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure
agreement,
non-competition
agreement,
non-solicitation
agreement, proprietary information agreement or intellectual property agreement; and (ii) the continued employment by each of the TIG Entities and the TIG Subsidiaries of their respective employees, and the performance of the contracts with each of the TIG Entities and the TIG Subsidiaries by their respective independent contractors, will not result in any such violation. Neither of the TIG Entities nor any of the TIG Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.
(g) Neither of the TIG Entities nor any of the TIG Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of either of the TIG Entities or any of the TIG Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of either of the TIG Entities or any of the TIG Subsidiaries; and neither of the TIG Entities nor any of the TIG Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of either of the TIG Entities nor any of the TIG Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.
Section 5.12
Real Property; Title to Assets
.
(a) Neither of the TIG Entities nor any TIG Subsidiary owns any real property.
(b) Section 5.12(b) of the TIG Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which each of the TIG Entities or any TIG Subsidiary have a Lease, with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “
TIG Lease Documents
”). True, correct and complete copies of all TIG Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the TIG Entities or the TIG Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the either of the TIG Entities or any TIG Subsidiary or, to the TIG Entities’ knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. Neither of the TIG Entities nor any TIG Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(c) There are no contractual or legal restrictions that preclude or restrict the ability of either of the TIG Entities or any TIG Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(d) Each of the TIG Entities and the TIG Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
Section 5.13
Intellectual Property
.
(a) Section 5.13(a) of the TIG Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by each of the TIG Entities or any TIG Subsidiary (“
TIG Registered IP
”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of each of the TIG Entities or any TIG Subsidiary as currently conducted (other than (x) unmodified (save for pricing, duration and administrative details), commercially available,
“off-the-shelf”
Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000) or (z) Open Source Software; and (iii) any Software or unregistered Intellectual Property owned or purported to be owned by each of the TIG Entities or any TIG Subsidiary that is material to the business of, the TIG Entities or any TIG Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP specified on Section 5.13(a) of the TIG Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the TIG Entities and the TIG Subsidiaries as of the date hereof and as of Closing.
(b) The TIG Entities and the TIG Subsidiaries solely and exclusively own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the TIG Entities, valid and enforceable. No loss or expiration of any material Company-Owned IP is pending or, to the knowledge of the TIG Entities, threatened.

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(c) Each of the TIG Entities and each of its applicable TIG Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company Owned IP and other Confidential Information in its possession or control. Neither of the TIG Entities nor any TIG Subsidiary has disclosed any Confidential Information that is material to the business of the TIG Entities and any applicable TIG Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.
(d) (i) There have been no claims properly filed with a Governmental Authority and served on either of the TIG Entities or any TIG Subsidiary, or threatened in writing (including email) to be filed, against either of the TIG Entities or any TIG Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the TIG Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person); (ii) the operation of the business of each of the TIG Entities and the TIG Subsidiaries (including the including (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) to the knowledge of the TIG Entities, each of the TIG Entities’ or any of the TIG Subsidiaries’ use of any product, device, process or service used in such business as previously conducted, currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of the TIG Entities and the TIG Subsidiaries as described above, to the knowledge of the TIG Entities, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which either of the TIG Entities or any TIG Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to the TIG Entities’ knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither of the TIG Entities nor any of the TIG Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.
(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with either of the TIG Entities or one of the TIG Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with applicable TIG Entity or the applicable TIG Subsidiary, have assigned to the applicable TIG Entity or the applicable TIG Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the applicable TIG Entity or the applicable TIG Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of either of the TIG Entities or any of the TIG Subsidiaries (i) prior to the inception of either of the TIG Entities or any of the TIG Subsidiaries or (ii) prior to their commencement of employment or engagement with either of the TIG Entities or any of the TIG Subsidiaries), and have irrevocably waived their “moral rights” in favor of the applicable TIG Entity or the applicable TIG Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.
(f) Each of the TIG Entities and the TIG Subsidiaries do not use and, since January 1, 2018, have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) that requires or has required either of the TIG Entities or any TIG Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by either of the TIG Entities or any TIG Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.
(g) The TIG Entities or the TIG Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of the TIG Entities and any of the TIG Subsidiaries as currently conducted. Each of the TIG Entities and the TIG Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. Each of the TIG Entities and each of the TIG Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.
(h) Each of the TIG Entities and each of the TIG Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. Each of the TIG Entities and the TIG Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by the TIG Entities or any TIG Subsidiary including implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither of the TIG Entities nor any TIG Subsidiary has inserted and, to the knowledge of the TIG Entities, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither of the TIG Entities nor any of the TIG Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by any of the TIG Entities or any TIG Subsidiary; or (y) been subject to or received written notice of any material Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the TIG Entities’ knowledge, there is no reasonable basis for the same.

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(i) Except as would not reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries taken as a whole, exclusively own and/or possess all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which each of the TIG Entities and the TIG Subsidiaries receive and use such Business Data prior to the Closing Date. Neither of the TIG Entities nor the TIG Subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which each of the TIG Entities and the TIG Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.
Section 5.14
Taxes
.
(a) Each of the TIG Entities and each of the TIG Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that each of the TIG Entities or any of the TIG Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 5.14(a) of the TIG Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment; and (iv) do not have any dispute, non-routine
audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b) Neither of the TIG Entities nor any TIG Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.
(c) Neither of the TIG Entities nor any TIG Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) forgiveness, pursuant to
COVID-19
Measures, of liabilities incurred prior to the Closing by either of the TIG Entities or any TIG Subsidiary. Neither of the TIG Entities nor any of the TIG Subsidiaries are and shall be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Neither of the TIG Entities nor any of the TIG Subsidiaries have, pursuant to
COVID-19
Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was on or prior to the Closing Date.
(d) Each of the TIG Entities and the TIG Subsidiaries has withheld and (to the extent legally required) paid to the appropriate Tax Authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(e) Neither of the TIG Entities nor any of the TIG Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which either of the TIG Entities were the common parent).
(f) Neither of the TIG Entities nor any of the TIG Subsidiaries has any material liability for the Taxes of any person (other than the TIG Entities and the TIG Subsidiaries) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(g) Neither of the TIG Entities nor any of the TIG Subsidiaries has any request for a ruling in respect of Taxes pending between the TIG Entities or any TIG Subsidiary and any Tax Authority.
(h) Each of the TIG Entities have made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by each of the TIG Entities and the TIG Subsidiaries for each Tax period for which the statute of limitations for assessments remains open.

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(i) Neither of the TIG Entities nor any of the TIG Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j) Neither of the TIG Entities nor any of the TIG Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation
Section 1.6011-4(b)(2).
(k) Neither the IRS nor any other U.S. or
non-U.S.
Tax Authority has asserted in writing or, to the knowledge of the TIG Entities, has threatened to assert against either of the TIG Entities or any TIG Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(l) There are no Tax Liens upon any assets of either of the TIG Entities or any of the TIG Subsidiaries except for Permitted Liens.
(m) At all times since its date of formation until the effective time of the TWMH/TIG Entities Reorganization, each of the TIG Entities has been classified as a partnership for U.S. federal and applicable state and local income Tax purposes. At all times since the effective time of the TWMH/TIG Entities Reorganization, each of the TIG Entities has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. The classification for U.S. federal and applicable state and local income Tax purposes of each of the TIG Subsidiaries after the TWMH/TIG Entities Reorganization shall be as set forth in Section 5.14(m) of the TIG Disclosures Schedules.
(n) Neither of the TIG Entities nor any TIG Subsidiary has received a written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o) Each of the TIG Entities and each TIG Subsidiary have complied with transfer pricing requirements pursuant to applicable Laws in all material respects.
Section 5.15
Environmental Matters
. (a) Neither of the TIG Entities nor any of the TIG Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of the TIG Entities, none of the properties currently or formerly owned, leased or operated by either of the TIG Entities or any TIG Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by either of the TIG Entities or any TIG Subsidiary pursuant to applicable Environmental Laws; (c) to the TIG Entities’ knowledge, neither of the TIG Entities nor any of the TIG Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site
contamination by Hazardous Substances; (d) each of the TIG Entities and each TIG Subsidiary has all material permits, licenses and other authorizations required of each of the TIG Entities and each TIG Subsidiary under applicable Environmental Law (“
TIG Environmental Permits
”); (e) each of the TIG Entities and each TIG Subsidiary is in compliance with its TIG Environmental Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; and (f) each of the TIG Entities has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of each of the TIG Entities or any TIG Subsidiary in relation to the current or prior business of the TIG Entities and the TIG Subsidiaries or any real property presently or formerly owned, leased, or operated by either of the TIG Entities or any TIG Subsidiary (or its or their predecessors) that are in possession, custody or control of either of the TIG Entities or any TIG Subsidiary.
Section 5.16
Material Contracts
.
(a) Section 5.16(a) of the TIG Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which either of the TIG Entities or any TIG Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 5.16(a) of the TIG Disclosure Schedule being the “
TIG Material Contracts
”):
(i) each (A) contract and agreement with consideration paid or payable to either of the TIG Entities or any TIG Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by either of the TIG Entities and the TIG Subsidiaries;
(ii) each contract and agreement with suppliers to either of the TIG Entities or any of the TIG Subsidiaries for expenditures paid or payable by the TIG Entities or any TIG Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(iii) all broker, distributor, dealer, and placement agent agreements to which either of the TIG Entities or any TIG Subsidiary is a party that are material to the business of the TIG Entities;

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(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for either of the TIG Entities or any TIG Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the form as either of the TIG Entities’ or any TIG Subsidiary’s standard form of agreement);
(v) all contracts and agreements evidencing Indebtedness;
(vi) all joint venture, profit sharing, carry interest or similar agreements;
(vii) all contracts and agreements with any Governmental Authority to which either of the TIG Entities or any TIG Subsidiary is a party, other than any TIG Permits;
(viii) all contracts and agreements that materially limit, or purport to materially limit, the ability of either of the TIG Entities or any TIG Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;
(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from either of the TIG Entities or any TIG Subsidiary that relates to either of the TIG Entities, any TIG Subsidiary or their respective businesses, in each case, other than in the ordinary course of business;
(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a
12-month
period;
(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a) of the TIG Disclosure Schedule;
(xii) contracts which involve the license or grant of rights to Company-Owned IP by either of the TIG Entities or any TIG Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Clients, and
(ii) non-disclosure
agreements, in each case, entered into in the ordinary course of business; and
(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation
S-K)
or any other contract that is material to either of the TIG Entities and the TIG Subsidiaries, taken as a whole.
(b) (i) each TIG Material Contract is a legal, valid and binding obligation of either of the TIG Entities or the TIG Subsidiary party thereto and, to the knowledge of the TIG Entities, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of the TIG Entities, no grounds for termination, rescission, avoidance or repudiation of any TIG Material Contract, and neither of the TIG Entities nor any TIG Subsidiary is in breach or violation of, or default under, any TIG Material Contract nor has any TIG Material Contract been canceled by the other party, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; (ii) to the TIG Entities’ knowledge, no other party is in material breach or violation of, or material default under, any TIG Material Contract; and (iii) neither of the TIG Entities nor any of the TIG Subsidiaries have received any written claim of default under any such TIG Material Contract. Each of the TIG Entities has furnished or made available to SPAC true and materially complete copies of all TIG Material Contracts without redaction, including amendments thereto that are material in nature.
Section 5.17
Insurance
.
(a) Section 5.17(a) of the TIG Disclosure Schedule sets forth, with respect to each material insurance policy under which either of the TIG Entities or any TIG Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is either of the TIG Entities or any TIG Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither of the TIG Entities nor any TIG Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the TIG Entities, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the TIG Entities, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
Section 5.18
Board Approval; Vote Required
.
(a) The TIG GP Managing Member, by written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG GP Members.

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The TIG GP Members Written Consent, if executed and delivered to SPAC, would qualify as the TIG GP Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TIG GP Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.
(b) The TIG MGMT Managing Member, by written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG MGMT Members. The TIG MGMT Members Written Consent, if executed and delivered to SPAC, would qualify as the TIG MGMT Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TIG MGMT Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.
Section 5.19
Certain Business Practices
.
(a) Since January 1, 2018, neither of the TIG Entities, any TIG Subsidiary nor, to the knowledge of the TIG Entities, any directors or officers, agents or employees of either of the TIG Entities or any TIG Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law; or (iii) made any payment in the nature of criminal bribery, corruption or Money Laundering.
(b) To the extent required by applicable Law, each of the TIG Entities and each TIG Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering each of the TIG Entities’ and the TIG Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to each of the TIG Entities’ and the TIG Subsidiaries’ businesses.
Section 5.20
Sanctions
.
(a) Neither of the TIG Entities, any TIG Subsidiary, nor, to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by the TIG Entities or any TIG Subsidiary, was or is a Restricted Person.
(b) Neither of the TIG Entities, any TIG Subsidiary, nor, to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.
(c) Neither of the TIG Entities, any TIG Subsidiary, nor to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents:
(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or
(ii) has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.
Section 5.21
Interested Party Transactions
. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment
activity or opportunities provided by the TIG Entities or a TIG Subsidiary to its directors, officers, partners, shareholders or other affiliates, no director, officer or other affiliate of either of the TIG Entities or any TIG Subsidiary, to the TIG Entities’ knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that either of the TIG Entities or any TIG Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, either of the TIG Entities or any TIG Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the TIG Disclosure Schedule; or (d) any contractual or other arrangement with either of the TIG Entities or any TIG Subsidiary, other than customary indemnity arrangements;
provided
,
however
, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this
Section 5.21
. Neither of the TIG Entities nor the TIG Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of either of the TIG Entities or the TIG Subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.
Section 5.22
RIA Compliance Matters
.
(a) Section 5.22(a) of the TIG Disclosure Schedule lists the name of each TIG RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each TIG RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under

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applicable Law (if required to be so registered under applicable Law) or exempt therefrom. Except for the TIG RIA Entities, neither the TIG Entities nor any TIG Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each TIG U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to have, individually or in the aggregate, a TIG Material Adverse Effect.
(c) Each TIG RIA Entity has designated and approved a chief compliance officer in accordance with Rule
206(4)-7
under the Investment Advisers Act or other applicable Law. Each TIG RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public
information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public
personal information about Clients and other third parties, (v) written recordkeeping policies and procedures and (vi) other policies required to be maintained by such TIG RIA Entity under applicable Law, including (to the extent applicable) Rules
204A-1
and
206(4)-7
under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(d) With respect to each TIG U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole, (i) none of such TIG U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the TIG Entities, any of such TIG U.S. RIA Entity’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule
206(4)-3
under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such TIG U.S. RIA Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of the TIG Entities, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such TIG U.S. RIA Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of the TIG Entities, any of the TIG Subsidiaries, any officer, director or employee thereof or, to the knowledge of the TIG Entities, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of the TIG Entities, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each employee of the TIG Entities or any TIG Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.
(e) Each TIG RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such TIG RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(f) As of the date hereof, no TIG RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each TIG RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the TIG RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.
(g) No TIG RIA Entity is prohibited from charging fees to any Person pursuant to
“pay-to-play”
rule or requirement applicable to such TIG RIA Entity (including, with respect to each TIG U.S. RIA Entity, Rule
206(4)-5
under the Investment Advisers Act), except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

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(h) Neither the TIG entities nor any TIG Subsidiary have, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for the TIG Entities or any TIG Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable under the Investment Advisers Act.
Section 5.23
Client Agreements
.
(a) Each Advisory Agreement entered into by either of the TIG Entities or a TIG Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable TIG RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such TIG RIA Entity.
(c) No TIG RIA Entity provides Investment Advisory Services to any Person other than the Clients. Each TIG RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.
Section 5.24
Funds
(a).
(a) Neither of the TIG Entities nor any TIG Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds other than Private Funds.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole:
(i) Each Private Fund advised by any of the TIG Entities or any TIG Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.
(ii) No Private Fund advised by any of the TIG Entities or any TIG Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.
(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund advised by any of the TIG Entities or any TIG Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of either of the TIG Entities or any TIG Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(iv) There are no liabilities or obligations of any Fund advised by any of the TIG Entities or any TIG Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than for each Private Fund advised by any of the TIG Entities or any TIG Subsidiary, which such liabilities or obligations are disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Private Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US
Governmental Authority or Self-Regulatory Organization.
(v) There are no Actions pending or, to the knowledge of the TIG Entities, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Private Funds advised by any of the TIG Entities or any TIG Subsidiary or any of their officers or directors involving or relating to such Private Funds, the assets, properties or rights of any such Private Funds.
(vi) No Private Fund advised by any of the TIG Entities or any TIG Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.
Section 5.25
Broker-Dealer Compliance Matters
. Neither of the TIG Entities, any TIG Subsidiary, nor any affiliate of either of the TIG Entities has been: (a) registered as a Broker-Dealer with the SEC or any state and other jurisdiction in which it was required to be so registered, or was required to be so registered or (b) a member firm of FINRA or any other Self-Regulatory Organization. No natural person controlling, controlled by, or under common control with the TIG Entities, or otherwise associated with such an entity has engaged in functions that require him or her to be licensed as a representative or principal of, and registered with, any Broker-Dealer is registered with the SEC or a member firm of FINRA or any state or other jurisdiction or, if so registered, any such registration has not been suspended, revoked or rescinded and remain in full force and effect.

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Section 5.26
CPO/CTA Compliance
. Section 5.26 of the TIG Disclosure Schedule lists the name of each CPO/CTA Subsidiary and each Exempt CTA/CPO Entities. Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole:
(a) Each CPO/CTA Subsidiary that was previously registered as a CPO/CTA or exempt from registration under the CEA and required to file a notice claiming such exemption, and a member in good standing of the NFA has since deregistered as a CPO/CTA, and is no longer required to be so registered or to file any notice claiming an exemption from such registration as a CPO/CTA. Neither of the TIG Entities nor any TIG Subsidiary is now required to be registered as a CPO/CTA. Each Exempt CTA/CPO Entity so required had duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. No natural Person associated with either of the TIG Entities whose functions required him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered, or was then registered, with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect if so required as of the date hereof, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form
8-R
with the NFA, which is accurate in all material respects.
(b) Neither of the TIG Entities, any TIG Subsidiary, nor any affiliate of either of the TIG Entities is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.
Section 5.27
Exchange Act
. Neither of the TIG Entities nor any TIG Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.
Section 5.28
Brokers
. Except for Piper, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either of the TIG Entities or any TIG Subsidiary.
Section 5.29
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article V
(as modified by the TIG Disclosure Schedule), each of the TIG Entities (on behalf of itself, the TIG Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to each of the TIG Entities, TIG Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the TIG Entities or the TIG Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to the TIG Entities (or the TIG Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees), in respect of the accuracy or completeness of any information provided or made available to SPAC. Each of the TIG Entities acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF ALVARIUM
Except as set forth in the disclosure schedule delivered by Alvarium in connection with this Agreement (the “
Alvarium Disclosure Schedule
” and, together with the TWMH Disclosure Schedule and the TIG Disclosure Schedule, the “
Companies Disclosure Schedules
”), Alvarium hereby represents and warrants to the Cartesian Entities as follows:
Section 6.01
Organization and Qualification; Subsidiaries
.
(a) Alvarium and each Subsidiary of Alvarium (each an “
Alvarium Subsidiary
” and collectively, the “
Alvarium Subsidiaries
”) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Alvarium and each Alvarium Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, Alvarium Material Adverse Effect.
(b) A true and complete list of all Alvarium Subsidiaries, together with the jurisdiction of formation or other organization of each such Alvarium Subsidiary and the percentage of the outstanding equity or other membership, partnership, ownership or financial interest, as applicable, of each Alvarium Subsidiary held by Alvarium and each other Alvarium Subsidiary, is set forth in Part A of Section 6.01(b) of the Alvarium Disclosure Schedule. Other than (i) as set forth in Part B of Section 6.01(b) of the Alvarium Disclosure Schedule or (ii) any holding, interest or right to any interest being less than 5% of the share capital or equity of the relevant entity in any client, fund, special purpose vehicle or portfolio company that is the subject of any co-investment
or other transaction managed or advised by Alvarium, where such

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holding, interest, or right relates to remuneration for services performed by Alvarium, an Alvarium Subsidiary or any affiliate of an Alvarium Subsidiary (including any warranties, payments in shares or any rights to in specie distributions of equity securities arising directly or indirectly to Alvarium as compensation for services performed), none of Alvarium or the Alvarium Subsidiaries directly (including through any nominee) holds any equity, membership, partnership, ownership, financial or similar interest in, or any interest convertible into or exchangeable or exercisable for any of the same, in any other company, corporation, partnership, joint venture, business association or other entity.
Section 6.02
Organizational Documents
.
(a) Alvarium has prior to the date of this Agreement made available materially complete and correct copies of the Alvarium Organizational Documents (in the case of Alvarium) and equivalent organizational documents (in the case of each of the Alvarium Material Operating Subsidiaries). The Alvarium Organizational Documents (in the case of Alvarium) and equivalent organizational documents (in the case of the Alvarium Subsidiaries) are in full force and effect, the Organizational Documents of the Alvarium Material Operating Subsidiaries provided to SPAC have attached to them copies of all resolutions and other documents required by Law to be so attached, and fully set out the rights and restrictions attaching to each class of share, limited liability company or other membership interest, as applicable, in the capital of Alvarium and each of the Alvarium Material Operating Subsidiaries. Alvarium is not in violation of any of the provisions of the Alvarium Organizational Documents and the Alvarium Subsidiaries are not in violation of any of the provisions of any such equivalent organizational documents.
(b) The statutory books (including all registers and minute books) of Alvarium and each Alvarium Subsidiary have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect, or should be rectified, has been received.
(c) All returns, particulars, resolutions and other documents required to be delivered by Alvarium and each Alvarium Subsidiary to the United Kingdom Registrar of Companies or any other Governmental Authority have been properly prepared and delivered.
Section 6.03
Capitalization
.
(a) As of the date hereof, (i) 696,714 Alvarium Shares are issued and outstanding, of which 668,304 are Alvarium Ordinary Shares and 28,410 are Alvarium Class A Shares, (ii) each Alvarium Shareholder is the sole legal and beneficial owner of the Alvarium Shares set out opposite its name in Section 6.03(a) of the Alvarium Disclosure Schedule, (iii) the Alvarium Shares comprise the whole of Alvarium’s allotted and issued share capital, have been validly allotted and are fully paid or credited as fully paid, (iv) there is no Lien in relation to any of the Alvarium Shares or any unissued shares in the capital of Alvarium, and (v) no person has claimed to be entitled to a Lien in relation to any Alvarium Share or any unissued share in the capital of Alvarium.
(b) Except as set forth in the Alvarium Organizational Documents (in the case of Alvarium), and equivalent organizational documents (in the case of each of the Alvarium Material Operating Subsidiaries), (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the Alvarium Shares, any unissued shares in the capital of Alvarium, any issued or unissued shares in the capital of any Alvarium Subsidiary, or any other equity, membership, partnership, ownership or financial interest in Alvarium or any Alvarium Subsidiary, or obligating Alvarium or any Alvarium Subsidiary to issue or sell any shares or other equity, membership, partnership, ownership or financial interest in Alvarium or any Alvarium Subsidiary, (ii) other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any share (including the Alvarium Shares) or debenture or security in the capital of Alvarium or any Alvarium Subsidiary, and there is no agreement, arrangement or obligation which accords to any person the right (conditional or not) to require any of the same, (iii) neither Alvarium nor any Alvarium Subsidiary is a party to, or otherwise bound by, and neither Alvarium nor any Alvarium Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights other than the Alvarium LTIP and the Alvarium Option Agreements, (iv) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Alvarium Shares or any of the equity interests or other securities of Alvarium or any of the Alvarium Subsidiaries, and (v) except with respect to Alvarium’s potential investment in each of entities set forth on Section 9.03(b)(vi) of the Alvarium Disclosure Schedule, Alvarium and each Alvarium Subsidiary has no interest in, and has not agreed to acquire any interest in or merge or consolidate with, any person, unincorporated body, undertaking or association, other than, in the case of Alvarium, the Alvarium Subsidiaries and, in the case of the Alvarium Subsidiaries, the other Alvarium Subsidiaries.
(c) There are no outstanding contractual obligations of Alvarium or any Alvarium Subsidiary to repurchase, redeem or otherwise acquire any shares of Alvarium or any equity interest of any Alvarium Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than an Alvarium Subsidiary.
(d) There are no commitments or agreements of any character to which Alvarium is bound obligating Alvarium to accelerate the vesting of any option to be issued with shares or other securities in Alvarium or any Alvarium Subsidiary as a result of the Transactions herein.

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(e) Each outstanding equity interest of each Alvarium Subsidiary is owned by Alvarium or another Alvarium Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on Alvarium’s or any Alvarium Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and the Alvarium Corporate Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries).
(f) Alvarium’s Shareholders collectively own directly and beneficially, all of the equity of Alvarium (which are represented by the issued and outstanding Alvarium Shares). Except for the Alvarium Shares held by the Alvarium Shareholders and the awards issued under the Alvarium LTIP, no other equity or voting interest of Alvarium, or options, warrants or other rights to acquire any such equity or voting interest, of Alvarium is authorized or issued and outstanding, save as disclosed in
Section 6.03(b)
.
Section 6.04
Authority Relative to this Agreement
. Alvarium has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Alvarium of this Agreement, the execution and delivery at the Closing by Alvarium of each of the other Transaction Documents to which it is a party, and the consummation by Alvarium of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Alvarium are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Alvarium and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Alvarium, enforceable against Alvarium in accordance with its terms, except as limited by the Remedies Exceptions.
Section 6.05
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by Alvarium and each of the other Transaction Documents does not and, subject to the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by
Section 6.05(a)
, the performance of its obligations under this Agreement and each of the other Transaction Documents by Alvarium will not (i) conflict with or violate the Alvarium Organizational Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries), (ii) conflict with or violate any Law applicable to Alvarium or any Alvarium Subsidiary or by which any property or asset of Alvarium or any Alvarium Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of any Indebtedness, or enforcement of any Lien, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Alvarium or any Alvarium Subsidiary pursuant to any Alvarium Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(b) The execution and delivery by Alvarium of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by Alvarium of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the pre-merger
notification requirements of the HSR Act and the filings required by applicable Law to consummate the Transactions, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
Section 6.06
Permits; Compliance
. Section 6.06 of the Alvarium Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Alvarium Permits. Alvarium or any applicable Alvarium Subsidiary is in possession of all of the Alvarium Permits, except where the failure to have such Alvarium Permits would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. No suspension or cancellation of any of the Alvarium Permits is pending or, to the knowledge of Alvarium, threatened in writing. Neither Alvarium nor any Alvarium Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Alvarium or any Alvarium Subsidiary, including for the avoidance of doubt, the FCA Rules and any other Laws of, or articles, rules, regulations and principles issued by, applicable Governmental Authorities, or by which any property or asset of Alvarium or any Alvarium Subsidiary is bound or affected, or (b) any Alvarium Material Contract or Alvarium Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. “
Alvarium Permits
” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by Alvarium or any Alvarium Subsidiary necessary for Alvarium or any applicable Alvarium Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.
Section 6.07
Financial Statements
.
(a) Alvarium has made available to SPAC true and complete copies of the audited consolidated statements of financial position of Alvarium and the Alvarium Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income, equity and cash flows of Alvarium and the Alvarium Subsidiaries for each of the years then ended (collectively, the “
Alvarium Audited Financial Statements
”), which are attached as
Section 6.07(a)
of the Alvarium Disclosure Schedule, and

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which contain an unqualified report of Alvarium’s auditors. Each of Alvarium Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) give a true and fair view of the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b) Alvarium has made available to SPAC a true and complete copy of the consolidated unaudited statement of financial position of Alvarium and the Alvarium Subsidiaries as of June 30, 2021 (the “
Alvarium 2021 Balance Sheet
”), and the related
non-statutory
unaudited consolidated statements of income, equity and cash flows of Alvarium and the Alvarium Subsidiaries for the six (6)-month period then ended, which are attached as Section 6.07(b) of the Alvarium Disclosure Schedule. Such
non-statutory
unaudited financial statements were prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated, and do not materially misstate the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end
adjustments and the absence of notes.
(c) The Alvarium PCAOB Financials, when delivered by Alvarium, shall (i) be prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end
audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) give a true and fair view of the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the dates thereof and for the periods indicated therein.
(d) Except as and to the extent set forth on the Alvarium Audited Financial Statements or the Alvarium 2021 Balance Sheet, neither Alvarium nor any Alvarium Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with UK GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Alvarium 2021 Balance Sheet, (ii) obligations for future performance under any contract to which Alvarium or any Alvarium Subsidiary is a party, or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(e) Since January 1, 2018, (i) neither Alvarium nor any Alvarium Subsidiary nor, to Alvarium’s knowledge, any director, officer, key employee, auditor, accountant or Representative of Alvarium or any Alvarium Subsidiary, any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Alvarium or any Alvarium Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that Alvarium or any Alvarium Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief compliance officer, general counsel, Alvarium Board or any committee thereof.
(f) To the knowledge of Alvarium, no employee of Alvarium or any Alvarium Subsidiary has, in the past three (3) years, provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by Alvarium. None of Alvarium, any Alvarium Subsidiary or, to the knowledge of Alvarium, any officer, or key employee of Alvarium or any such Alvarium Subsidiary has, in the past three (3) years, been threatened, harassed or discriminated against or subjected an employee of Alvarium or any Alvarium Subsidiary to a detriment in the terms and conditions of employment or in any other respect in relation to their employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a) or because they have made a qualifying disclosure as defined in s.43B Employment Rights Act 1996.
(g) All accounts receivable of Alvarium and the Alvarium Subsidiaries reflected on the Alvarium 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with UK GAAP and to the knowledge of Alvarium are collectible, subject to bad debts reserved on the Alvarium 2021 Balance Sheet. To the knowledge of Alvarium, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of Alvarium, Alvarium’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the Alvarium 2021 Balance Sheet, neither Alvarium nor any of the Alvarium Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which Alvarium or any of the Alvarium Subsidiaries provides services, fill orders or record sales.
(h) All accounts payable of Alvarium and the Alvarium Subsidiaries reflected on the Alvarium 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the Alvarium 2021 Balance Sheet, neither Alvarium nor the Alvarium Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.
Section 6.08
Absence of Certain Changes or Events
. Since the date of Alvarium 2021 Balance Sheet, except as otherwise reflected in Alvarium Audited Financial Statements, or as expressly contemplated by this Agreement, (a) Alvarium and the Alvarium Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice,

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(b) Alvarium and the Alvarium Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive
licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Alvarium Material Adverse Effect, and (d) none of Alvarium nor any Alvarium Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expected to constitute a material breach of any of the covenants set forth in
Section 9.03
.
Section 6.09
Absence of Litigation
. There is no material Action pending or, to the knowledge of Alvarium, threatened against Alvarium or any Alvarium Subsidiary, or any property or asset of Alvarium or any Alvarium Subsidiary, before any Governmental Authority. Neither Alvarium nor any Alvarium Subsidiary nor any material property or asset of Alvarium or any Alvarium Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Alvarium, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 6.10
Employee Benefit Plans
.
(a) Section 6.10(a) of the Alvarium Disclosure Schedule lists, as of the date of this Agreement, all Alvarium Plans. For purposes of this Agreement, “
Alvarium Plans
” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retirement, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by Alvarium or any Alvarium Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which Alvarium or any Alvarium Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).
(b) With respect to each Alvarium Plan, Alvarium has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the IRS Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Alvarium Plan, if any, and (v) any material non-routine
correspondence from any Governmental Authority with respect to any Alvarium Plan since January 1, 2018. Neither Alvarium nor any Alvarium Subsidiary has any express commitment to modify, change or terminate any Alvarium Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c) In respect of pensions and or retirement arrangements and or schemes established and situated in the UK (“
UK Plans
”) evidence of compliance with the auto enrolment requirements as set out in the Pensions Act 2008 and any regulations made thereunder (“
Auto Enrolment Laws
”) has been made available to SPAC and no notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance
with the automatic enrolment obligations have been notified. A list of all employees who have opted out together with the opt-out
notices in respect of those employees is contained at Section 6.10(c) of the Alvarium Disclosure Schedule.
(d) The UK Plans are registered pension schemes as defined in s150(2) Finance Act 2004 and there is no reason why such classification as a registered pension scheme could be withdrawn or that HM Revenue and Customs might de-register
the UK Plans or any of them.
(e) Neither Alvarium nor any of its ERISA Affiliates currently sponsors, maintains or contributes to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.
(f) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, neither Alvarium nor any Alvarium Subsidiary is nor will be obligated, whether under any Alvarium Plan, Alvarium Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Alvarium or any Alvarium Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(g) None of the Alvarium Plans nor Alvarium Service Agreements provides, nor does Alvarium nor any Alvarium Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of Alvarium or any Alvarium Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(h) Each Alvarium Plan and each Alvarium Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Code, trust Law, anti-discrimination Law, pensions tax Law

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(including the Finance Act 2004) and the requirements and guidance of the Pensions Regulator and HM Revenue and Customs. No Action is pending or, to the knowledge of Alvarium, threatened with respect to any Alvarium Plan (other than claims for benefits in the ordinary course) or Alvarium Service Agreement and, to the knowledge of Alvarium, no fact or event exists that could reasonably be expected to give rise to any such Action.
(i) Each Alvarium Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Alvarium Plan for which determination letters are currently available that the Alvarium Plan is so qualified and each trust established in connection with such Alvarium Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of Alvarium, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Alvarium Plan or the exempt status of any such trust.
(j) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Alvarium Plan that could reasonably be expected to result in material liability to Alvarium or any of the Alvarium Subsidiaries. There have been no acts or omissions by Alvarium or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which Alvarium or any ERISA Affiliate may be liable.
(k) Details of the rates of contributions which Alvarium and the Alvarium Subsidiaries are currently paying to the UK Plans and the definition(s) of earnings used to calculate contributions, any proposed changes to the rates or definition(s) of earnings (including details of any salary/pay increases), the dates contributions are due to be paid, whether contributions are due in advance or in arrears, and details of any additional or special contributions paid by employees or officers (or former employees or officers) of Alvarium and the Alvarium Subsidiaries or by Alvarium and the Alvarium Subsidiaries to the UK Plans within the three years ending on the date of this Agreement are contained at Section 6.10(k) of the Alvarium Disclosure Schedule. All contributions, premiums or payments required to be made with respect to any Alvarium Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of Alvarium and the Alvarium Subsidiaries, except as would not result in material liability to Alvarium and the Alvarium Subsidiaries.
(l) Alvarium and each of its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Alvarium Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(m) Alvarium and each Alvarium Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “
Alvarium Health Plan
”) is and has been in compliance, in all material respects, with the PPACA, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Alvarium, any ERISA Affiliate or any Alvarium Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(n) Each Alvarium Plan and each Alvarium Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Alvarium Plan or Alvarium Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.
(o) Each Alvarium Plan that is intended to be a qualifying scheme and to be used for the purpose of Alvarium or any Alvarium Subsidiary to comply with its/their auto enrolment duties under the Auto Enrolment Laws is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the Pensions Schemes 1993 (“
Money Purchase Benefits
”) and neither Alvarium nor the Alvarium Subsidiaries has any liability whatsoever towards any defined benefit arrangement or any minimum level of benefits, nor has it made any defined benefit promise or been connected or associated with a sponsoring employer of any defined benefit scheme, and no amount is or could become due from Alvarium or the Alvarium Subsidiaries by virtue of s75 or s75A Pensions Act 1995 (as amended).
(p) Except for the UK Plans, Alvarium and the Alvarium Subsidiaries do not have and have not had any arrangements for providing or contributing towards benefits on retirement, leaving service, death, disability, illness or injury, and have not provided or promised to provide any ex-gratia
pension benefits, lump sums or similar benefits, for or in respect of any employee or officer (or former employee or officer) of Alvarium and the Alvarium Subsidiaries or their dependents, do not and have not undertaken to provide or contribute towards any such benefits, and no announcement has been made of an intention to establish any new arrangement for providing or contributing towards benefits.
(q) No employee or former employee or officer or director has come into employment with Alvarium or any Alvarium Subsidiary by a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 apply such that they have an entitlement to any pension or retirement benefits that are not Money Purchase Benefits and therefore no employee or officer or former employee or officer has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.

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Section 6.11
Labor and Employment Matters
.
(a) All
non-standard
employment and consulting contracts or agreements to which Alvarium or any Alvarium Subsidiary is a party, except those that would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, with respect to which Alvarium or any Alvarium Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “
Alvarium Service Agreements
”) and set forth on Section 6.11(a) of the Alvarium Disclosure Schedule.
(b) As of the date hereof and during the past three years, except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, all compensation, including wages, commissions, bonuses and fees due and payable to all current employees, independent contractors or consultants of Alvarium or any Alvarium Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in Alvarium’s financial statements) and there are no outstanding agreements, understandings or commitments of Alvarium and the Alvarium Subsidiaries with respect to any such compensation, commissions, bonuses or fees.
(c) (i) There are no material Actions pending or, to the knowledge of Alvarium, threatened against Alvarium or any Alvarium Subsidiary by any of their respective current or former employees, which Actions would be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; (ii) neither Alvarium nor any Alvarium Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by Alvarium or any Alvarium Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of Alvarium or any Alvarium Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board, the Central Arbitration Committee or any other labor relations tribunal or authority; (iii) to the knowledge of Alvarium, there are not any formal proceedings of any labor union to organize any such employees; (iv) no employee request has been received under the Information and Consultation of Employees Regulations 2004; (v) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against Alvarium or any Alvarium Subsidiary before the National Labor Relations Board or the Central Arbitration Committee; and (vi) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of Alvarium, threat thereof, by or with respect to any employees of Alvarium or any Alvarium Subsidiary.
(d) Alvarium and the Alvarium Subsidiaries (i) are and during the past three years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, immigration, Working Time Regulations 1998 including meal and rest breaks, National Minimum Wage Regulations 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, and collective bargaining; (ii) Alvarium has performed all obligations and duties it is required to perform and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treat on the Functioning of the European Union or laws of the European Union or otherwise; (iii) to the knowledge of Alvarium, no employee of Alvarium has been or is being investigated in connection with any unlawful misconduct, nor subject to any material disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of Alvarium or the Alvarium Subsidiaries; and (iv) to the knowledge of Alvarium, no employee of Alvarium or the Alvarium Subsidiaries has engaged in any conduct or cover-up
of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused material damage to the reputation or business of Alvarium or the Alvarium Subsidiaries or their employees, including but not limited to any conduct constituting sexual misconduct, unlawful harassment (including sexual harassment), discrimination or retaliation.
(e) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, since January 1, 2018, holiday pay for periods of holiday taken by all applicable employees and workers and former employees and workers of Alvarium and the Alvarium Subsidiaries under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833), to the extent required, has been calculated in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organization of working time.
(f) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of Alvarium, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of Alvarium or any Alvarium Subsidiary before the National Labor Relations Board, the Employment Tribunal, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(g) Furloughed employees (being employees who have taken a temporary period of leave which satisfies the terms of the Coronavirus Job Retention Scheme established and governed by the Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020 (“
CJRS
”) during which they are not working but are kept on the payroll) have provided no services and undertaken no work for or on behalf

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of Alvarium or any of the Alvarium Subsidiaries while on furlough, except during any periods of flexible furlough (where they are working part-time and furloughed part time). All grants paid by HM Revenue and Customs have been properly applied towards the payment of remuneration to such employees and all income tax and National Insurance contributions have been properly applied to the payments made to the Furloughed employees. No claim has been made under the CJRS that is abusive or otherwise contrary to the exceptional purpose of the CJRS.
(h) Neither Alvarium nor any of the Alvarium Subsidiaries has, in the past three (3) years, taken any action that triggered the notice requirement under the WARN Act or similar state or local law. No employee of Alvarium nor any of the Alvarium Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past 90 days.
(i) During the past three years, each of Alvarium and the Alvarium Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has not taken any action which could in the future result in a penalty or fine being imposed for a breach of off-payroll
working legislation; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(j) To the knowledge of Alvarium, except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, (i) no employee or independent contractor of Alvarium or any Alvarium Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure
agreement,
non-competition
agreement,
non-solicitation
agreement or proprietary information agreement or intellectual property agreement; and (ii) the continued employment by Alvarium and the Alvarium Subsidiaries of their respective employees, and the performance of the contracts with Alvarium and the Alvarium Subsidiaries by their respective independent contractors, will not result in any such violation. Neither Alvarium nor any of the Alvarium Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.
(k) No employee or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).
Section 6.12
Real Property; Title to Assets
.
(a) None of Alvarium or any Alvarium Subsidiary owns any real property.
(b) Section 6.12(b) of the Alvarium Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which Alvarium or any Alvarium Subsidiary have a Lease, with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “
Alvarium Lease Documents
”). True, correct and complete copies of all Alvarium Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than Alvarium or the Alvarium Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Alvarium or any Alvarium Subsidiary or, to Alvarium’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. Neither Alvarium nor any Alvarium Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.
(c) There are no contractual or legal restrictions that preclude or restrict the ability of Alvarium or any Alvarium Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(d) Each of Alvarium and the Alvarium Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

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Section 6.13
Intellectual Property
.
(a) Section 6.13(a) of the Alvarium Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by Alvarium or any Alvarium Subsidiary (“
Alvarium Registered IP
”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of Alvarium or any Alvarium Subsidiary as currently conducted (other than (x) unmodified (save as for pricing, duration and administrative details), commercially available, “off-the-shelf” Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000); or (z) Open Source Software and (iii) any Software owned or purported to be owned by Alvarium or any Alvarium Subsidiary that is material to the business of, Alvarium or any Alvarium Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP including the Intellectual Property specified on Section 6.13(a) of the Alvarium Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of Alvarium and the Alvarium Subsidiaries, including the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products, and is sufficient for the conduct of such business as currently conducted; provided, however, that the foregoing is not a representation of non-infringement of the Intellectual Property rights of other Persons, which is addressed in Section 6.13(d)(ii).
(b) Alvarium or an Alvarium Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written license that to the knowledge of Alvarium is valid and enforceable, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of Alvarium, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened in writing (including email) or, to the knowledge of Alvarium, pending.
(c) Alvarium and each of its applicable Alvarium Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP and other Confidential Information in its possession or control. Neither Alvarium nor any Alvarium Subsidiary has disclosed any Confidential Information to any other person other than pursuant to either a written confidentiality agreement (or, in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality) under which such other person agrees to maintain the confidentiality and protect such Confidential Information or in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality.
(d) (i) There have been no claims properly filed with a Governmental Authority and served on Alvarium or any Alvarium Subsidiary, or threatened in writing (including email) to be filed, against Alvarium or any Alvarium Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Alvarium Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person in connection with such allegation); (ii) to the knowledge of Alvarium, the operation of the business of Alvarium and the Alvarium Subsidiaries (including the (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) Alvarium’s or any of the Alvarium Subsidiaries’ use of any product, device, process or service used in such business as previously conducted and currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of Alvarium and the Alvarium Subsidiaries as described above, to the knowledge of Alvarium, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which Alvarium or any Alvarium Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to Alvarium’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither Alvarium nor any of the Alvarium Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.
(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with Alvarium or one of the Alvarium Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with Alvarium or the applicable Alvarium Subsidiary, have (to the extent such Intellectual Property did not exclusively vest in Alvarium or the applicable Alvarium Subsidiary automatically by virtue of applicable Law) assigned to Alvarium or the applicable Alvarium Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with Alvarium or the applicable Alvarium Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of Alvarium or any of the Alvarium Subsidiaries (i) prior to the inception of Alvarium or any of the Alvarium Subsidiaries or (ii) prior to their commencement of employment or engagement with Alvarium or any of the Alvarium Subsidiaries), and have irrevocably waived their “moral rights” in favor of Alvarium or the applicable Alvarium Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.
(f) Alvarium and the Alvarium Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned

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IP, or (ii) requires or has required Alvarium or any Alvarium Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by Alvarium or any Alvarium Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.
(g) Alvarium or the Alvarium Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of Alvarium and any of Alvarium Subsidiaries as currently conducted. Alvarium and the Alvarium Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. Alvarium and each of the Alvarium Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.
(h) Alvarium and each of the Alvarium Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. Alvarium and the Alvarium Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by Alvarium or any Alvarium Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices including, to the knowledge of Alvarium, implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither Alvarium nor any Alvarium Subsidiary has inserted and, to the knowledge of Alvarium, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither Alvarium nor any of the Alvarium Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to Alvarium’s knowledge, there is no reasonable basis for the same.
(i) Alvarium or one of the Alvarium Subsidiaries exclusively owns and/or possesses all material rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which Alvarium and the Alvarium Subsidiaries receive and use such Business Data prior to the Closing Date. Neither of Alvarium nor the Alvarium Subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Cartesian Entities from receiving or using Personal Information or other Business Data, in the manner in which Alvarium and the Alvarium Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy and Data Security Requirements.
Section 6.14
Taxes
.
(a) Alvarium and each of the Alvarium Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that Alvarium or any of the Alvarium Subsidiaries are (or have been) obligated to pay or account for, except with respect to Taxes that are being contested in good faith and are disclosed in Section 6.14(a) of the Alvarium Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Alvarium Exchange Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment; and (iv) do not have any dispute, non-routine, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.
(b) Neither Alvarium nor any Alvarium Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing, transfer, surrender or ceding of credits, losses or other Tax relief) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.
(c) Neither Alvarium nor any Alvarium Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding

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or similar provision of state, local, or non-United States Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by Alvarium or any Alvarium Subsidiary. Alvarium and the Alvarium Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Alvarium and the Alvarium Subsidiaries have not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.
(d) Each of Alvarium and the Alvarium Subsidiaries has withheld and (to the extent legally required) paid or accounted to the appropriate Tax authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(e) Neither Alvarium nor any of the Alvarium Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign Tax Return or other group, affiliation or fiscal unity for any Tax purposes (other than a group which consisted only of Alvarium and/or any of the Alvarium Subsidiaries or of which Alvarium were the common parent).
(f) Neither Alvarium nor any of the Alvarium Subsidiaries has any material liability for the Taxes of any person (other than Alvarium and/or any of the Alvarium Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including section 190 of the UK Taxation of Chargeable Gains Act 1992, section 795 of the UK Corporation Tax Act 2009, sections 710 to 715 of the UK Corporation Tax Act 2010, Chapter 7 of Part 22 of the UK Corporation Tax Act 2010, sections 109B to 109F of the UK Taxes Management Act 1970 and section 43 of the UK Value Added Tax Act 1994), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(g) Neither Alvarium nor any of the Alvarium Subsidiaries has any request for a ruling in respect of Taxes pending between Alvarium or any of the Alvarium Subsidiaries and any Tax authority.
(h) Neither Alvarium nor any of the Alvarium Subsidiaries has carried out any act or transaction in respect of which any ruling, clearance, consent or approval from any Tax Authority was legally required without first having obtained the same. Any such ruling, clearance, consent or approval obtained by or on behalf of Alvarium or any of the Alvarium Subsidiaries was properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances and, so far as Alvarium is aware, remains valid and effective. Any act or transaction for or in respect of which any such any ruling, clearance, consent or approval was obtained has been carried out in accordance with the terms thereof.
(i) Alvarium has made available to SPAC true, correct and complete copies of any income or corporation Tax Returns filed by Alvarium and the Alvarium Subsidiaries for all Tax periods for which the statute of limitations for assessments remains open.
(j) Neither Alvarium nor any of the Alvarium Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Alvarium nor any of the Alvarium Subsidiaries has distributed the shares of another company, or had its shares distributed by another company, in a transaction that was purported or intended to be governed in whole or in part by Chapter 5 Part 23 of the Corporation Tax Act 2010.
(k) Neither Alvarium nor any of the Alvarium Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2). Neither Alvarium nor any of the Alvarium Subsidiaries has been a party to or promoted any act, transaction or arrangement which has been reported, or has been required to be reported, under Part 7 of the UK Finance Act 2004, section 132A of the UK Social Security Administration Act 1992, Schedule 11A of the UK Value Added Tax Act 1994, section 66 of and schedule 17 to the UK Finance (No.2) Act 2017 or any regulations enacted or promulgated pursuant to any of the foregoing.
(l) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of Alvarium, has threatened to assert against Alvarium or any Alvarium Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(m) There are no Tax Liens upon any assets of Alvarium or any of the Alvarium Subsidiaries except for Permitted Liens.
(n) Neither Alvarium nor any Alvarium Subsidiary has received a written notice from a Tax authority that it is, or may be treated as being, resident for any Tax purpose in or has, or may be treated as having, a permanent establishment (within the meaning of any applicable Law or Tax treaty) or otherwise has, or may be treated as having, an office or fixed place of business which amounts to a taxable presence in a country other than the country in which it is organized.
(o) Neither Alvarium nor any Alvarium Subsidiary derives 75% or more of its gross asset value from UK land for the purposes of section 1A(3)(c) of the UK Taxation of Chargeable Gains Act 1992.

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(p) Alvarium and each of the Alvarium Subsidiaries is registered for VAT purposes in any jurisdiction if and to the extent (and only if and to the extent) required to be so registered in such jurisdiction by applicable Law and is not registered for VAT purposes in any other jurisdiction. Neither Alvarium nor any of the Alvarium Subsidiaries (or the extent relevant) has been denied credit for any input VAT. Alvarium and each of the Alvarium Subsidiaries (to the extent relevant) has issued all valid invoices and other documents required by any applicable Laws to have been issued by it for any VAT purpose.
(q) Any document which is reasonably necessary to enable Alvarium or any of the Alvarium Subsidiaries to establish its ownership of or interest in any asset or to enforce its rights under any agreement has been duly stamped with any applicable transfer, documentary, sales, use, stamp, recording, capital, registration or similar Taxes.
(r) Except for U.S. Tax purposes, neither the execution of this Agreement nor the occurrence of Closing will result in Alvarium or any of the Alvarium Subsidiaries being deemed for Tax purposes to dispose of any asset or otherwise give rise to any Tax liability of Alvarium or any of the Alvarium Subsidiaries.
(s) Neither Alvarium nor any of the Alvarium Subsidiaries has been a party to any transaction or arrangement the main purpose, or one of the main purposes, of which was the avoidance of Tax.
(t) Neither Alvarium nor any of the Alvarium Subsidiaries has made any claim for capital allowances under the UK Capital Allowances Act 2001 in respect of any asset which is leased or hired to or by such company. No election affecting Alvarium or any of the Alvarium Subsidiaries has been made, or agreed to be made, under sections 177 or 183 of such Act in respect of any asset which is leased or hired to or by Alvarium or any of the Alvarium Subsidiaries. Neither Alvarium nor any of the Alvarium Subsidiaries has entered into a relevant transaction to which Chapter 17 of Part 2 of such Act applies. Neither Alvarium nor any of the Alvarium Subsidiaries has made, or been deemed to have made, any election under section 83 of such Act. Neither Alvarium nor any of the Alvarium Subsidiaries has incurred any long-life asset expenditure within the meaning of section 90 of such Act.
(u) Alvarium and each of the Alvarium Subsidiaries maintains complete and accurate records, invoices and other information in relation to Tax to the extent required by applicable Law.
(v) Neither Alvarium nor any of the Alvarium Subsidiaries owns any shares or other interest in a “controlled foreign company” to which any CFC charge may arise under Part 9A of the UK Taxation (International and Other Provisions) Act 2010 applies.
(w) The United States federal Tax classification of Alvarium and each Alvarium Subsidiary is set forth on Section 6.14(w) of the Alvarium Disclosure Schedule.
(x) Alvarium Topco will not engage in any business activity other than the Alvarium Reorganization. The Alvarium Reorganization will not result in any material liability to the SPAC, including, without limitation, any Tax liability that is material to the SPAC.
Section 6.15
Environmental Matters
. (a) None of Alvarium nor any of the Alvarium Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of Alvarium, none of the properties currently or formerly owned, leased or operated by Alvarium or any Alvarium Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by Alvarium or any Alvarium Subsidiary pursuant to applicable Environmental Laws; (c) to Alvarium’s knowledge, none of Alvarium nor any of the Alvarium TIG Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of Alvarium and each Alvarium Subsidiary has all material permits, licenses and other authorizations required of each of Alvarium and each Alvarium Subsidiary under applicable Environmental Law (“
Alvarium Environmental Permits
”); (e) each of Alvarium and each Alvarium Subsidiary is in compliance with its Alvarium Environmental Permits, expect where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; and (f) Alvarium has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of Alvarium or any Alvarium Subsidiary in relation to the current or prior business of Alvarium and the Alvarium Subsidiaries or any real property presently or formerly owned, leased, or operated by Alvarium or any Alvarium Subsidiary (or its or their predecessors) that are in the possession, custody or control of Alvarium or any Alvarium Subsidiary.
Section 6.16
Material Contracts
.
(a) Section 6.16(a) of the Alvarium Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which Alvarium or any Alvarium Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 6.16(a) of the Alvarium Disclosure Schedule being the “
Alvarium Material Contracts
”):
(i) each (A) contract and agreement with consideration paid or payable to Alvarium or any Alvarium Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by Alvarium and the Alvarium Subsidiaries with consideration paid or payable to Alvarium or any Alvarium Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

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(ii) each contract and agreement with suppliers to Alvarium or any of the Alvarium Subsidiaries for expenditures paid or payable by Alvarium or any Alvarium Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;
(iii) all broker, distributor, dealer, and placement agent agreements to which Alvarium or any Alvarium Subsidiary is a party that are material to the business of Alvarium;
(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for Alvarium or any Alvarium Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the same form as Alvarium’s or any Alvarium Subsidiary’s standard form of agreement);
(v) all contracts and agreements evidencing Indebtedness other than Indebtedness of (A) Alvarium with an Alvarium Subsidiary or (B) an Alvarium Subsidiary with another Alvarium Subsidiary;
(vi) all contracts and agreements with any Governmental Authority to which Alvarium or any Alvarium Subsidiary is a party, other than any Alvarium Permits;
(vii) all contracts and agreements that materially limit, or purport to materially limit, (i) the ability of Alvarium or any Alvarium Subsidiary to compete in any line of business or with any person or entity or (ii) the ability of Alvarium or any Alvarium Subsidiary to conduct their business with any Person in any geographic area or during any period of time or to hire or retain any person;
(viii) all contracts or arrangements that result in any person or entity holding a power of attorney from Alvarium or any Alvarium Subsidiary that relates to Alvarium, any Alvarium Subsidiary or their respective businesses, in each case other than in the ordinary course of business;
(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;
(x) all contracts involving use of any Company-Licensed IP required to be listed in Section 6.13(a) of the Alvarium Disclosure Schedule;
(xi) contracts which involve the license or grant of rights to Company-Owned IP by Alvarium or any Alvarium Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Client and (ii) non-disclosure agreements entered into the ordinary course of business consistent with past practice, in each case, entered into in the ordinary course of business; and
(xii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(b) (i) Each Alvarium Material Contract is a legal, valid and binding obligation of Alvarium or the Alvarium Subsidiary party thereto and, to the knowledge of Alvarium, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of Alvarium, no grounds for termination, rescission, avoidance or repudiation of any Alvarium Material Contract, and neither Alvarium nor any Alvarium Subsidiary is in breach or violation of, or default under, any Alvarium Material Contract nor has any Alvarium Material Contract been canceled by the other party, in each case, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; (ii) to Alvarium’s knowledge, no other party is in material breach or violation of, or material default under, any Alvarium Material Contract; and (iii) Alvarium and the Alvarium Subsidiaries have not received any written, claim of default under any such Alvarium Material Contract. Alvarium has furnished or made available to SPAC true and materially complete copies of all Alvarium Material Contracts without redaction, including amendments thereto that are material in nature.
Section 6.17
Insurance
.
(a) Section 6.17(a) of the Alvarium Disclosure Schedule sets forth, with respect to each material insurance policy under which Alvarium or any Alvarium Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is Alvarium or any Alvarium Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance

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with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Alvarium nor any Alvarium Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, the knowledge of Alvarium, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Alvarium, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
Section 6.18
Board Approval; Vote Required
. The Alvarium Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Alvarium Shareholders enter into the Alvarium Exchange Agreement. The Alvarium Exchange Agreement, which has been executed and delivered to SPAC concurrently with the execution and delivery of this Agreement, qualifies as the necessary approval by the Alvarium Shareholders to approve and adopt this Agreement and the Transactions and no additional approval or vote from any Alvarium Shareholder would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.
Section 6.19
Certain Business Practices
.
(a) Since January 1, 2018, none of Alvarium, any Alvarium Subsidiary nor, to the knowledge of Alvarium, any directors or officers, agents or employees of Alvarium or any Alvarium Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in order to obtain or retain a business advantage; (iii) bribed another person intending to obtain or retain business or an advantage in the conduct of business for Alvarium or any Alvarium Subsidiary; or (iv) engaged in any practice or conduct which is contrary to any applicable anti-corruption or anti-bribery Law, including the UK Bribery Act 2010, as amended, any applicable anti-Money Laundering Law, including Part Seven of the UK the Proceeds of Crime Act 2002, or any applicable Law relating to the failure to prevent the facilitation of tax evasion offences, including Part Three of the Criminal Finances Act 2017.
(b) To the extent required by applicable Law, Alvarium and each Alvarium Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering Alvarium’s and the Alvarium Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to Alvarium’s and the Alvarium Subsidiaries’ businesses.
Section 6.20
Sanctions
.
(a) None of Alvarium, any Alvarium Subsidiary, nor, to Alvarium’s knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by Alvarium or any Alvarium Subsidiary, was or is a Restricted Person.
(b) None of Alvarium, any Alvarium Subsidiary, nor, to Alvarium’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.
(c) None of Alvarium, any Alvarium Subsidiary, nor to Alvarium’s knowledge, any of their respective directors, officers, employees or agents:
(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or
(ii) has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.
(d) Any provision of this
Section 6.20
shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).
Section 6.21
Interested Party Transactions
. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment activity or opportunities provided by Alvarium or an Alvarium Subsidiary to its directors, officers, partners, shareholders or other affiliates in the ordinary course of business, no director, officer or other affiliate of Alvarium or any Alvarium Subsidiary, to Alvarium’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that Alvarium or any Alvarium Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, Alvarium or any Alvarium Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 6.16(a) of the Alvarium Disclosure Schedule; or (d) any contractual or other arrangement with Alvarium or any Alvarium Subsidiary, other than customary indemnity arrangements;
provided
,
however
, that ownership of no more than five percent (5%) of the outstanding voting

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stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this
Section 6.21
. Neither Alvarium nor the Alvarium Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Alvarium or any of the Alvarium Subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.
Section 6.22
RIA Compliance Matters
.
(a) Section 6.22(a) of the Alvarium Disclosure Schedule lists the name of each Alvarium RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each Alvarium RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom. Except for the Alvarium RIA Entities, neither Alvarium nor any Alvarium Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law, except in either case as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each Alvarium U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(c) Each Alvarium RIA Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable Law. Each Alvarium RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public personal information about Clients and other third parties, (v) written recordkeeping policies and procedures and (vi) other policies required to be maintained by such Alvarium RIA Entity under applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(d) With respect to each Alvarium U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, (i) none of such Alvarium U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Alvarium, any of such Alvarium U.S. RIA Entity’s other “person associated with an investment adviser” (as defined in Section 202(a)(17) of the Investment Advisers Act, “Investment Advisers Act Associated Person”) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification from being a registered investment adviser or Investment Advisers Act Associated Person pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to a “Bad Actor” disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Alvarium U.S. RIA Entity or ““Investment Advisers Act Associated Person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of Alvarium, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Alvarium U.S. RIA Entity, or any of its ““Investment Advisers Act Associated Person” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of Alvarium, any of the Alvarium Subsidiaries, any officer, director or employee thereof or, to the knowledge of Alvarium, any other “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of Alvarium, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each employee of Alvarium or any Alvarium Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.
(e) Each Alvarium RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such Alvarium RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

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(f) As of the date hereof, no Alvarium RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each Alvarium RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the Alvarium RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.
(g) Each Alvarium U.S. RIA Entity has adopted and implemented a pay-to-play policy required by Rule 206(4)-5 under the Investment Advisers Act where such pay-to-play policy is required. Each other Alvarium RIA Entity has adopted and implemented policies of similar effect where required by Governmental Authorities, as applicable. To the knowledge of Alvarium, the activities of each Alvarium RIA Entity’s “covered associates” as defined under Rule 206(4)-5, or the equivalent in another jurisdiction, do not impair the ability of the any Alvarium RIA Entity to continue to retain and receive investment advisory revenues from any Person due to Rule 206(4)-5 under the Investment Advisers Act or a similar pay-to-play rule in another jurisdiction.
(h) Neither Alvarium nor any Alvarium Subsidiary has, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for Alvarium or any Alvarium Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable as set forth in Rule 206(4)-3 and/or Rule 206(4)-1 (as amended on December 22, 2020), in each case as applicable, under the Investment Advisers Act.
Section 6.23
Client Agreements
.
(a) Each Advisory Agreement entered into Alvarium or an Alvarium Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not reasonably be expected to be, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable Alvarium RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such Alvarium RIA Entity.
(c) No Alvarium RIA Entity provides Investment Advisory Services to any Person other than the Clients. Each Alvarium RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.
Section 6.24
Funds
.
(a) Neither any Alvarium U.S. RIA Entity nor the Alvarium Broker-Dealer currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds, and neither Alvarium nor any Alvarium Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds formed or operating under the laws of the United States or any state or territory thereof. No Funds advised by Alvarium or any Alvarium Subsidiary is advised from a place of business in the United States.
(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole:
(i) Each Fund advised by Alvarium or any Alvarium Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.
(ii) No Fund advised by Alvarium or any Alvarium Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.
(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Fund advised by Alvarium or any Alvarium Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of Alvarium or any Alvarium Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(iv) As at the date of its most recent report or filing (as such are further described in (A) and (B) respectively in this subparagraph), there are no liabilities or obligations of any Fund advised by Alvarium or any Alvarium Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than such liabilities or obligations as are disclosed and provided for in the balance sheet of such Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization.
(v) There are no Actions pending or, to the knowledge of Alvarium, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds advised by Alvarium or any Alvarium Subsidiary or any of their officers or directors involving or relating to such Funds, the assets, properties or rights of any such Funds.
(vi) No Fund advised by Alvarium or any Alvarium Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.
Section 6.25
Broker-Dealer Compliance Matters
. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole:
(a) Since January 1, 2018, each Alvarium Broker-Dealer has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. Each Alvarium Broker-Dealer is, and since January 1, 2018 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, each Alvarium Broker-Dealer is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2018 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any applicable Law.
(b) (i) Each current Form BD of Alvarium Broker-Dealer is, and any Form BD of Alvarium Broker-Dealer filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable; and (ii) each Alvarium Broker-Dealer serving a retail investor (as the term “retail investor” is defined in SEC Rule 17a-14 under the Exchange Act and in Form CRS adopted thereunder) has prepared and filed with the SEC a Form CRS complying with Rule 17a-14 and each such Form CRS is, and any amendment to Form CRS filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Exchange Act. A Form CRS has been timely provided to each retail investor, and a current Form CRS has been posted as required on any website maintained by Alvarium.
(c) (i) Neither an Alvarium Broker-Dealer, nor any of its affiliates, nor any of its “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material Actions that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which Actions are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no Action pending or, to the knowledge of Alvarium, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).
(d) No fact relating to an Alvarium Broker-Dealer or any “control affiliate” of an Alvarium Broker-Dealer, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of an Alvarium Broker-Dealer, as applicable.
(e) Since January 1, 2018, the Brokerage Services performed by each Alvarium Broker-Dealer have been conducted in compliance with all requirements of the Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. Each Alvarium Broker-Dealer has established, in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, written policies and procedures reasonably designed to achieve compliance with the Exchange Act, the SEC rules thereunder, and the and the rules of each applicable Self-Regulatory Organization (“
BD Compliance Policies
”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) anti-Money Laundering Laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about Clients and other third parties and (iv) identity theft Laws, and approved such principals, managers and other supervisors as are required under the aforementioned Laws. All such BD Compliance Policies comply in all material respects with applicable Laws.
(f) Each Alvarium Broker-Dealer currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the respective

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Alvarium Broker-Dealer, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.
(g) No Governmental Authority has, since January 1, 2018, formally initiated any Action (other than ordinary course examinations) into an Alvarium Broker-Dealer and no Alvarium Broker-Dealer has received a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other written notice alleging any material noncompliance with any applicable Law governing the operations of each Alvarium Broker-Dealer. Alvarium has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to an Alvarium Broker-Dealer. Since January 1, 2018, no Alvarium Broker-Dealer has settled any Action of the SEC, FINRA or any other Governmental Authority. No Alvarium Broker-Dealer Subsidiary was subject to any Action in connection with any applicable Law governing the operation of an Alvarium Broker-Dealer. Except as would not be material to Alvarium or the Alvarium Subsidiaries, taken as a whole, as of the date hereof, no Alvarium Broker-Dealer is currently subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no formal examination or inspection has been started or completed for which no examination report is available.
Section 6.26
CPO/CTA Compliance
. Except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole:
(a) Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA, (ii) is a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance in all material respects with the rules and regulations of the CEA, the CFTC and the NFA. Neither Alvarium nor any Alvarium Subsidiary is required to be registered as a CPO/CTA (the “
Exempt CTA/CPO Entities
”). Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.
(b) The current Form 7-R of each CPO/CTA Subsidiary is, and any Form 7-R of Alvarium or any affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self- Regulatory Organization, as applicable.
(c) (i) None of the CPO/CTA Subsidiaries, or any of their affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary Actions that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary Actions are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Action pending or, to the knowledge of Alvarium, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).
(d) No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.
(e) To the knowledge of Alvarium, no Governmental Authority has, since January 1, 2018, formally initiated any Action into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an Action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any applicable Law governing its operations.
(f) None of Alvarium, any Alvarium Subsidiary, or any affiliate of Alvarium is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.
Section 6.27
Exchange Act
. Neither Alvarium nor any Alvarium Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.
Section 6.28
Brokers
. Except for RJ and SHP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Alvarium or any Alvarium Subsidiary.

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Section 6.29
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this Article VI (as modified by the Alvarium Disclosure Schedule), Alvarium (on behalf of itself, the Alvarium Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Alvarium, Alvarium Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Alvarium or the Alvarium Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to Alvarium (or the Alvarium Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) in respect of the accuracy or completeness of any information provided or made available to SPAC. Alvarium acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF UMBRELLA
Umbrella hereby represents and warrants to the Cartesian Entities as follows:
Section 7.01
Organization
. Umbrella is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 7.02
Authority Relative to This Agreement
. Umbrella has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Umbrella of this Agreement, the execution and delivery at the Closing by Umbrella of each of the other Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Umbrella are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Umbrella and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Umbrella, enforceable against Umbrella in accordance with its terms, subject to the Remedies Exceptions.
Section 7.03
Capitalization
.
(a) As of the date hereof, Michael Tiedemann is the sole member of Umbrella.
(b) (i) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in Umbrella or obligating Umbrella to issue or sell any limited liability company interests, or other equity interests, in Umbrella, (ii) Umbrella is not a party to, or otherwise bound by, and Umbrella has not granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Umbrella Pre-Merger Units or any of the equity interests or other securities of Umbrella. Umbrella does not own any equity interests in any person.
(c) There are no outstanding contractual obligations of Umbrella to repurchase, redeem or otherwise acquire any limited liability company interest of Umbrella or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.
(d) As of immediately prior to the Closing, the TWMH Members, TIG GP Members and the TIG MGMT will collectively own directly and beneficially all of the limited liability company interests of Umbrella. Except for Umbrella Class B Common Units held by the TWMH Members, TIG GP Members and the TIG MGMT, as of the Closing, no other limited liability company interests or voting right in Umbrella, or options, warrants or other rights to acquire any such limited liability company interests or voting right in Umbrella, will be authorized or issued and outstanding.
(e) All outstanding Umbrella Pre-Merger Units have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which Umbrella is a party.
Section 7.04
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by Umbrella and each of the other Transaction Documents does not, and the performance of its obligations under this Agreement and each of the other Transaction Documents will not, (i) conflict with or violate the

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organizational documents of Umbrella; (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 7.04(b)
have been obtained and all filings and obligations described in
Section 7.04(b)
have been made, conflict with or violate any Law applicable to Umbrella or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a lien or other encumbrance on any property or asset of Umbrella pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Umbrella, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to Umbrella.
(b) The execution and delivery by Umbrella of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by Umbrella of its obligations under this Agreement and each other such Transaction Document will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filings required by applicable Law, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Umbrella’s ability to consummate the Transactions.
Section 7.05
No Prior Operations of Umbrella
. Umbrella was formed solely for the purpose of engaging in the Transactions, does not have any employees and has not engaged in any business activities or conducted any operations or incurred any obligation or liability whatsoever, other than as contemplated by this Agreement.
Section 7.06
Taxes
.
(a) Umbrella (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that it is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 7.06(a) of the Umbrella Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b) Umbrella is not a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) Umbrella will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing. Umbrella is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Umbrella has not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.
(d) Umbrella has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.
(e) Umbrella has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

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(f) Umbrella does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(g) Umbrella does not have any request for a ruling in respect of Taxes pending between Umbrella and any Tax authority.
(h) Umbrella has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by Umbrella for each Tax period for which the statute of limitations for assessments remains open.
(i) Umbrella has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j) Umbrella has not engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).
(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of Umbrella, has threatened to assert against Umbrella any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.
(l) There are no Tax Liens upon any assets of Umbrella except for Permitted Liens.
(m) At all times since its date of formation until the date hereof, Umbrella has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. As of the effective time of the TWMH/TIG Entities Reorganization, Umbrella will be classified as a partnership for U.S. federal and applicable state and local income Tax purposes.
(n) Umbrella has not received a written notice from a Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
Section 7.07
Brokers
. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Umbrella.
Section 7.08
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article VII
, Umbrella hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to Umbrella, and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Umbrella, and any such representations or warranties are expressly disclaimed. Umbrella acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.
ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES OF THE CARTESIAN ENTITIES
Except as set forth in the (a) disclosure schedule delivered by SPAC in connection with this Agreement (the “
SPAC Disclosure Schedule
”) or (b) SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in
Section 8.01
(Corporate Organization),
Section 8.03
(Capitalization) and
Section 8.04
(Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Companies as follows:
Section 8.01
Corporate Organization
.
(a) SPAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

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(b) Umbrella Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(c) Umbrella Merger Sub is the only subsidiary of SPAC. Except for Umbrella Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
Section 8.02
Organizational Documents
. SPAC has heretofore furnished to the Companies complete and correct copies of the SPAC Articles and the Umbrella Merger Sub Organizational Documents, respectively. The SPAC Articles and Umbrella Merger Sub Organizational Documents are in full force and effect. (a) SPAC is not in violation of any of the provisions of the SPAC Articles and (b) Umbrella Merger Sub is not in violation of any of the provisions of the Umbrella Merger Sub Organizational Documents.
Section 8.03
Capitalization
.
(a) The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“
SPAC Preferred Shares
”). As of the date of this Agreement, (i) 34,500,000 SPAC Class A Ordinary Shares are issued and outstanding (all of which are subject to the SPAC Share Redemption) and 8,625,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no SPAC Ordinary Shares are held by SPAC in treasury, (iii) 8,900,000 Sponsor Warrants are issued and outstanding, and (iv) 8,900,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the Sponsor Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Shares at an exercise price of $11.50. All outstanding SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Articles.
(b) All of the issued and outstanding limited liability company interests of Umbrella Merger Sub are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the SPAC Articles and the Umbrella Merger Sub Organizational Documents.
(c) Except for securities issued pursuant to the Subscription Agreements, securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued SPAC Ordinary Shares or obligating SPAC to issue or sell any SPAC Ordinary Shares. All SPAC Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor Umbrella Merger Sub is a party to, or otherwise bound by, and neither SPAC nor Umbrella Merger Sub has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of SPAC or Umbrella Merger Sub. There are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
Section 8.04
Authority Relative to This Agreement
. Each Cartesian Entity has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and, after the execution hereof and thereof and the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’ Meeting and the filings required by applicable Law, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Cartesian Entity of this Agreement, the execution and delivery of each of the other Transaction Documents to which it is a party, and the consummation by each Cartesian Entity of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any Cartesian Entity are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions (other than the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’ Meeting and the filings required by applicable Law). This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of the Cartesian Entities and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes or will at the Closing constitute, a legal, valid and binding obligation of each of the Cartesian Entities enforceable against each of the Cartesian Entities in accordance with its terms subject to the Remedies Exceptions.
Section 8.05
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by each Cartesian Entity and each of the other Transaction Documents does not and, after the execution hereof and the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’

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Meeting and filings required by applicable Law, the performance of its obligations under this Agreement by each applicable Cartesian Entity and each of the other Transaction Documents will not, (i) conflict with or violate the SPAC Articles or Umbrella Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 8.05(b)
have been obtained and all filings and obligations described in
Section 8.05(b)
have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each Cartesian Entity or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien on any property or asset of any Cartesian Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Cartesian Entity is a party or by which each Cartesian Entity or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.
(b) The execution and delivery by each Cartesian Entity of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by each Cartesian Entity of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the filings required by applicable Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.
Section 8.06
Compliance
. No Cartesian Entity is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Cartesian Entities or by which any property or asset of the Cartesian Entities is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Cartesian Entities are a party or by which any of the Cartesian Entities or any property or asset of any of the Cartesian Entities is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of the Cartesian Entities is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Cartesian Entities to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have such material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.
Section 8.07
SEC Filings; Financial Statements; Sarbanes-Oxley
.
(a) SPAC has filed or furnished, as applicable, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “
SEC
”) since February 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “
SPAC SEC Reports
”). SPAC has heretofore furnished to the Companies true and correct copies of all amendments and modifications that have not been filed or furnished by SPAC with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by SPAC with or to the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “
Securities Act
” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with US GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect), and except as to the Warrant Accounting Matter. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by US GAAP to be included in the consolidated financial statements of SPAC.
(c) Except as and to the extent set forth in the SPAC SEC Reports and except as to the Warrant Accounting Matter, none of the Cartesian Entities has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance

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sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of the Cartesian Entities.
(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.
(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Except as to the Warrant Accounting Matter, SPAC has delivered to the Companies a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since February 23, 2019, and except as to the Warrant Accounting Matter, there have been no material changes in SPAC internal control over financial reporting.
(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h) Except as to the Warrant Accounting Matter, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.
(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed or furnished on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 8.08
Absence of Certain Changes or Events
. Since February 23, 2021, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.
Section 8.09
Absence of Litigation
. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by any Governmental Authority.
Section 8.10
Board Approval; Vote Required
.
(a) The SPAC Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this Agreement and declared its advisability and (ii) recommended that the SPAC Shareholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.
(b) The approval and adoption of the SPAC Proposals by a simple majority (or a majority of not less than two-thirds in respect of matters required to be passed by special resolutions under the Cayman Islands Companies Act and/or the SPAC Articles) of the issued and outstanding shares of SPAC Ordinary Shares that are voted at the SPAC Shareholders’ Meeting is the only vote of the holders of any class or series of shares of SPAC necessary to adopt this Agreement and approve the Transactions (the “
SPAC Required Shareholders Approval
”).

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(c) SPAC, as the sole member and manager of Umbrella Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly has determined that the Umbrella Merger is fair to, and in the best interests of, Umbrella Merger Sub, and has approved and adopted this Agreement and the Umbrella Merger.
Section 8.11 N
o Prior Operations of Umbrella Merger Sub
. Umbrella Merger Sub was formed solely for the purpose of engaging in the Transactions, does not have any employees and has not engaged in any business activities or conducted any operations or incurred any obligation or liability whatsoever, other than as contemplated by this Agreement.
Section 8.12
Brokers
. Except for Cantor Fitzgerald & Co. and any placement agent or advisor engaged in connection with the Private Placements or capital markets advisory work and/or equity analysis and support with respect to the SPAC Common Stock, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Cartesian Entities.
Section 8.13
SPAC Trust Fund
. As of the date of this Agreement, SPAC has no less than $345,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “
Trust Fund
”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “
Trust Account
”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST, as trustee, pursuant to the Investment Management Trust Agreement, dated as of February 23, 2021, between SPAC and CST (the “
Trust Agreement
”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and CST that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than the SPAC Shareholders who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of the SPAC Share Redemption in accordance with the provisions of the SPAC Articles. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to CST pursuant to the Trust Agreement, SPAC shall cause CST to, and CST shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate;
provided
,
however
, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Umbrella Merger Effective Time shall be paid as and when due, including all amounts payable (a) to SPAC Shareholders who shall have exercised the SPAC Share Redemption, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (
e.g.
, professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the SPAC herein and the compliance by the SPAC with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Umbrella Merger Effective Time.
Section 8.14
Employees
. Other than any officers of SPAC as described in the SPAC SEC Reports, none of the Cartesian Entities has ever employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any employee, officer, director, non-entity individual consultant, or any party related to SPAC, and the SPAC has never and do not currently maintain, sponsor, contribute to or have any direct liability (nor, to the extent it could reasonably be expected to become a liability of the SPAC prior to the Umbrella Merger Effective Time, any indirect liability) under any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Cartesian Entities or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which a Cartesian Entity is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.
Section 8.15
Taxes
.
(a) The Cartesian Entities (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material

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respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Cartesian Entities are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.
(b) None of the Cartesian Entities is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) None of the Cartesian Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction made on or prior to the Closing Date.
(d) None of the Cartesian Entities has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the SPAC is or was the common parent).
(e) None of the Cartesian Entities has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).
(f) None of the Cartesian Entities has any request for a material ruling in respect of Taxes pending between the Cartesian Entities, on the one hand, and any Tax authority, on the other hand.
(g) None of the Cartesian Entities has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(h) None of the Cartesian Entities has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
Section 8.16
Listing
. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBLU”. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBL”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBLW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.
Section 8.17
Transactions with Affiliates
. Subject to any duty of confidentiality to which the SPAC may be subject and other than Contracts set forth or disclosed in the SPAC SEC Reports, Section 8.17 of the SPAC Disclosure Schedules sets forth all Contracts between (a) the SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either the SPAC or Sponsor, on the other hand (the Persons identified in this clause (b), “
SPAC Related Parties
”), other than (i) agreements with respect to a SPAC Related Party’s employment with, or the provision of services to, SPAC (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) agreements entered into after the date hereof that are either permitted pursuant to this Agreement or entered into in accordance with this Agreement. No SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC.
Section 8.18
No Undisclosed Liabilities
. Except for the Liabilities (a) set forth in Section 8.18 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its

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covenants and agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the SPAC’s financial statements included in the SPAC’s SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the SPAC’s SEC Reports in the ordinary course of business, (e) are permitted to be incurred pursuant to this Agreement, (f) obligations for future performance under any contract to which SPAC is a party, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the SPAC, SPAC has no liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP.
Section 8.19
Exclusivity of Representations and Warranties
. Except as otherwise expressly provided in this
Article VII
(as modified by the SPAC Disclosure Schedule), each of the Cartesian Entities (on behalf of itself, each of its affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to the Cartesian Entities, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Companies, its affiliates or any of their respective Representatives by, or on behalf of, the Cartesian Entities, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to the Cartesian Entities (or each of their affiliates, and such person’s directors, managers, officers and employees), in respect of the accuracy or completeness of any information provided or made available to the Companies. Each of the Cartesian Entities acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.
ARTICLE IX. CONDUCT OF BUSINESS PENDING THE TRANSACTIONS
Section 9.01
Conduct of Business by TWMH and the TWMH Subsidiaries Pending the Transactions
.
(a) TWMH agrees that, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.01 of the TWMH Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TWMH Material Adverse Effect, with the intention of minimizing any such TWMH Material Adverse Effect)):
(i) TWMH shall, and shall cause the TWMH Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and
(ii) TWMH shall, and shall cause the TWMH Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of TWMH and the TWMH Subsidiaries, to avoid terminating (except for cause as reasonably determined by TWMH) the services of the current officers, key employees and key consultants of TWMH and the TWMH Subsidiaries and to preserve the current relationships of TWMH and the TWMH Subsidiaries with its and their Clients, suppliers and other persons with which TWMH or any of the TWMH Subsidiaries has material business relations.
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.01 of the TWMH Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), TWMH shall not, and shall cause each TWMH Subsidiary not to, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TWMH Material Adverse Effect, with the intention of minimizing any such TWMH Material Adverse Effect)):
(i) amend or otherwise change the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);
(ii) form or create any Subsidiaries that are not directly or indirectly wholly-owned by TWMH;
(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), including, without limitation, any phantom interests;

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(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.01(b)(iv) of the TWMH Disclosure Schedule), with respect to any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the TWMH Subsidiaries to TWMH or any TWMH Subsidiary;
(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned TIG Subsidiary that remains a wholly owned TIG Subsidiary after consummation of such transaction;
(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of a TWMH Subsidiary by TWMH or another TWMH Subsidiary);
(vii) other than in the ordinary course of business, incur any Indebtedness if incurring such Indebtedness would cause total Indebtedness of TWMH and the TWMH Subsidiaries to exceed $12,000,000;
(viii) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, manager, member, officer, employee or non-entity, individual consultant of TWMH as of the date of this Agreement, (B) amend any existing TWMH Service Agreement or enter into any new, or materially amend any existing, severance or termination agreement with any current or former director, manager, member, officer, employee or non-entity, individual consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, manager, member, officer, employee or non-entity, individual consultant (other than where such acceleration, funding, payment of vesting is in accordance with the terms of the applicable TWMH Plan, TWMH Service Agreement or employment arrangements);
(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the TWMH Disclosure Schedule, grant any severance or termination pay to, any director, manager or officer of TWMH or of any TWMH Subsidiary, other than in the ordinary course of business consistent with past practices;
(x) adopt, amend or terminate any TWMH Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;
(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any TWMH Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any TWMH’s or any TWMH Subsidiary’s material rights thereunder, in each case in a manner that is adverse to TWMH and the TWMH Subsidiaries, taken as a whole, except in the ordinary course of business;
(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or
(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 9.02
Conduct of Business by the TIG Entities and the TIG Subsidiaries Pending the Transactions
.
(a) Each of the TIG Entities agrees that, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.02 of the TIG Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TIG Entities Material Adverse Effect, with the intention of minimizing any such TIG Entities Material Adverse Effect)):

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(i) each of the TIG Entities shall, and shall cause the TIG Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and
(ii) each of the TIG Entities shall, and shall cause the TIG Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of each of the TIG Entities and the TIG Subsidiaries, to avoid terminating (except for cause as reasonably determined by the TIG Entities) the services of the current officers, key employees and key consultants of each of the TIG Entities and the TIG Subsidiaries and to preserve the current relationships of each of the TIG Entities and the TIG Subsidiaries with its and their Clients, suppliers and other persons with which each of the TIG Entities or any of the TIG Subsidiaries has material business relations.
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.02 of the TIG Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither of the TIG Entities shall, and each of the TIG Entities shall cause each TIG Subsidiary not to, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TIG Entities Material Adverse Effect, with the intention of minimizing any such TIG Entities Material Adverse Effect)):
(i) amend or otherwise change the (A) TIG GP Corporate Documents (in the case of TIG GP), (B) TIG MGMT Corporate Documents (in the case of TIG MGMT), or (C) equivalent organizational documents (in the case of the TIG Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);
(ii) form or create any Subsidiaries that are not directly or indirectly wholly-owned by either of the TIG Entities;
(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the (1) TIG GP Interests (in the case of TIG GP), (2) TIG MGMT Interests (in the case of TIG MGMT), or (3) other equity interests (in the case of the TIG Subsidiaries), including, without limitation, any phantom interests;
(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.02(b)(iv) of the TIG Disclosure Schedule), with respect to any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the TIG Subsidiaries to TIG GP or TIG MGMT or any TIG Subsidiary;
(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), in each case, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned TIG Subsidiary that remains a wholly owned TIG Subsidiary after consummation of such transaction;
(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of an TIG Subsidiary by TIG GP or TIG MGMT or another TIG Subsidiary);
(vii) other than in the ordinary course of business, incur any Indebtedness if incurring such Indebtedness would cause total Indebtedness of the TIG Entities and the TIG Subsidiaries to exceed $41,500,000;
(viii) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, manager, member, officer, employee or non-entity, individual consultant of either of the TIG Entities as of the date of this Agreement, (B) amend any existing TIG Service Agreement or enter into any new, or materially amend any existing severance or termination agreement with any current or former director, manager, member, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, manager, member, officer, employee or non-entity, individual consultant (other than were such acceleration, funding, payment or vesting is in accordance with the terms of the applicable TIG Plan, TIG Service Agreement or employment arrangements);

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(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the TIG Disclosure Schedule, grant any severance or termination pay to, any director, manager, or officer of either of the TIG Entities or of any TIG Subsidiary, other than in the ordinary course of business consistent with past practices;
(x) adopt, amend or terminate any TIG Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;
(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any TIG Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of either of the TIG Entities’ or any TIG Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the TIG Entities and the TIG Subsidiaries, taken as a whole, except in the ordinary course of business;
(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or
(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 9.03
Conduct of Business by Alvarium and the Alvarium Subsidiaries Pending the Transactions
.
(a) Alvarium agrees that, between the date of this Agreement and the Alvarium Exchange Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.03 of the Alvarium Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Alvarium Material Adverse Effect, with the intention of minimizing any such Alvarium Material Adverse Effect)):
(i) Alvarium shall, and shall cause the Alvarium Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and
(ii) Alvarium shall, and shall cause the Alvarium Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of Alvarium and the Alvarium Subsidiaries, avoid terminating (except for cause as reasonably determined by Alvarium) the services of the current officers, key employees and key consultants of Alvarium and the Alvarium Subsidiaries and to preserve the current relationships of Alvarium and the Alvarium Subsidiaries with its and their Clients, suppliers and other persons with which Alvarium or any of the Alvarium Subsidiaries has material business relations.
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.03 of the Alvarium Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), Alvarium shall not, and shall cause each Alvarium Subsidiary not to, between the date of this Agreement and the Alvarium Exchange Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Alvarium Material Adverse Effect, with the intention of minimizing any such Alvarium Material Adverse Effect)):
(i) amend or otherwise change the Alvarium Organizational Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);
(ii) other than in the ordinary course of business consistent with past practice, form or create any Subsidiaries that are not directly or indirectly wholly-owned by Alvarium;

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(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), including, without limitation, any phantom interests, other than as set forth on Section 9.03(b)(iii) of the Alvarium Disclosure Schedule;
(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in shares, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.03(b)(iv) of the Alvarium Disclosure Schedule), with respect to any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the Alvarium Subsidiaries to Alvarium or any Alvarium Subsidiary;
(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or except for any such transaction by a wholly owned Alvarium Subsidiary that remains a wholly owned Alvarium Subsidiary after consummation of such transaction;
(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division other than (A) the acquisition, merger or consolidation of an Alvarium Subsidiary by Alvarium or another Alvarium Subsidiary), (B) any acquisition, merger or consolidation entered into (1) for the purposes of creating a new Subsidiary in connection with any co-investment or other similar transaction in the ordinary course of business, (2) where the target entity is a new company intended to act as general partner to any Fund that is managed or advised by any Alvarium Subsidiary or any affiliate of any Alvarium Subsidiary or joint venture, or (3) where the target entity is a new entity being established for the purposes of holding Alvarium’s rights to any carried interest, promote or other economic interests in any transaction, and (C) the acquisitions set forth in sub paragraphs (v)(b) and (c) of Part B of Section 6.03 of the Alvarium Disclosure Schedule) and (D) acquisitions of newly incorporated companies in the ordinary course of business;
(vii) other than in the ordinary course of business, incur any Indebtedness in an individual amount not to exceed $1,000,000;
(viii) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or consultant of Alvarium as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business or otherwise as set forth on Section 9.03(b)(viii) of the Alvarium Disclosure Schedule, (B) enter into any new, or materially amend any existing Alvarium Service Agreement or severance or termination agreement with (a) any current or former director, shareholder, officer, or (b) consultant or employee whose compensation would make such consultant or employee one of the top ten (10) remunerated individuals at Alvarium, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or consultant (other than where such acceleration is in accordance with the terms of their employment, engagement or incentive award as at the date of this Agreement);
(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 6.10(a) of the Alvarium Disclosure Schedule, grant any severance or termination pay to, any director or officer of Alvarium or of any Alvarium Subsidiary, other than in the ordinary course of business consistent with past practices;
(x) adopt, amend or terminate any Alvarium Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;
(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Alvarium Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Alvarium’s or any Alvarium Subsidiary’s material rights thereunder, in each case in a manner that is adverse to Alvarium or any Alvarium Subsidiary, taken as a whole, except in the ordinary course of business;
(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP; or
(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

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Section 9.04
Conduct of Business by the Cartesian Entities Pending the Transactions
.
(a) Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (2) set forth on Section 9.04 of the SPAC Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and Umbrella Merger Effective Time, unless any Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Cartesian Entities shall be conducted in the ordinary course of business and in a manner consistent with past practice.
(b) By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, (B) set forth on Section 9.04 of the SPAC Disclosure Schedule, or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), none of the Cartesian Entities shall, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of a Company, which consent shall not be unreasonably withheld, delayed or conditioned:
(i) amend or otherwise change the SPAC Articles or Umbrella Merger Sub Organizational Documents;
(ii) form or create any Subsidiaries;
(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the shares or equity interests of the Cartesian Entities, other than, with respect to SPAC, redemptions from the Trust Fund that are required pursuant to the SPAC Articles;
(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for the SPAC Share Redemption;
(v) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares, equity interests or other securities of the Cartesian Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Cartesian Entities;
(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(vii) incur Indebtedness;
(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in the US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(ix) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;
(x) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Cartesian Entities;
(xi) amend the Trust Agreement or any other agreement related to the Trust Account; or
(xii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
ARTICLE X.
ADDITIONAL AGREEMENTS
Section 10.01
Proxy Statement; Registration Statement
.
(a) As promptly as practicable after the execution and delivery of this Agreement and the delivery of each of the Alvarium PCAOB Financials, the TWMH PCAOB Financials and the TIG Entities PCAOB Financials, SPAC and the Companies shall prepare and (i) SPAC

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shall file with the SEC a proxy statement (as amended or supplemented, the “
Proxy Statement
”) to be sent to SPAC Shareholders soliciting proxies in favor of the SPAC Proposals from the SPAC Shareholders in connection with the extraordinary general meeting of SPAC Shareholders (the “
SPAC Shareholders’ Meeting
”) to be held to consider approval and adoption of (A) this Agreement and the Transactions, (B) the Domestication, (C) the SPAC Certificate of Incorporation and SPAC Bylaws, including certain governance provisions in the SPAC Certificate of Incorporation, (D) the issuance of shares of SPAC Common Stock as contemplated by this Agreement, (E) the Equity Incentive Plan, and (F) any other proposals the Parties deem necessary or appropriate to effectuate the Transactions (collectively, the “
SPAC Proposals
”) and (ii) SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “
Registration Statement
”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of SPAC Common Stock to be issued pursuant to, and in connection with, this Agreement. The Companies shall furnish all information concerning the Companies as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, including updates to the Alvarium PCAOB Financials, the TIG PCAOB Financials and the TWMH PCAOB Financials as required prior to the effective date of the Registration Statement to address subsequent interim periods. SPAC and the Companies each shall use their respective reasonable best efforts to (1) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (3) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC, and (4) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the shares of SPAC Common Stock, in each case to be issued or issuable pursuant to, and in connection with, this Agreement. As promptly as practicable, and in no event later than five (5) Business Days after the effective time of the Registration Statement, SPAC shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the SPAC Shareholders. Each of SPAC and the Companies shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.
(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Companies without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. SPAC or the Companies each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. SPAC and each of the Companies shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.
(c) SPAC hereby represents and warrants to the Companies that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) Umbrella Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Umbrella Merger Effective Time, any event or circumstance relating to the Cartesian Entities, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Companies. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d) Each Company hereby severally represents and warrants to SPAC that the information supplied by such Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Umbrella Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Umbrella Merger Effective Time, any event or circumstance relating to such Company or any Company Subsidiary, or their respective officers, directors or managers, should be discovered by such Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, such Company shall promptly inform SPAC. All documents that each Company is responsible for in connection with filing of the Registration Statement and the Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
Section 10.02
SPAC Shareholders’ Meeting
. SPAC shall call the SPAC Shareholders’ Meeting in accordance with the SPAC Articles and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Companies in fixing the record date for the SPAC Shareholders’ Meeting and the date of the SPAC Shareholders’ Meeting and provide notice to the

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Companies of the SPAC Shareholders’ Meeting. SPAC shall include in the Proxy Statement the recommendation of the SPAC Board that the SPAC Shareholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from the SPAC Shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of the SPAC Shareholders therefor. SPAC shall provide the Companies with (a) updates with respect to the tabulated vote counts received by SPAC, (b) notice that the SPAC Shareholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the SPAC Required Shareholders Approval, and (c) the right to review and comment on all communications sent to SPAC Shareholders, holders of SPAC Warrants and/or proxy solicitation firms. Notwithstanding the foregoing provisions of this
Section 10.02
, if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the approvals of the SPAC Proposals, whether or not a quorum is present, pursuant to the SPAC Articles, SPAC shall have the right to make one or more successive postponements of the SPAC Shareholders’ Meeting;
provided
, that the SPAC Shareholders’ Meeting, without the prior written consent of the Companies (which consent shall not be unreasonably withheld, delayed or conditioned), is held no later than four (4) Business Days prior to the Outside Date.
Section 10.03
Access to Information; Confidentiality
.
(a) From the date of this Agreement until the Umbrella Merger Effective Time or the earlier termination of this Agreement in accordance with Article XII, the Companies and SPAC shall (and shall cause their respective Subsidiaries and instruct their respective Representatives to): (i) provide to the other Parties (and the other Parties’ officers, directors, employees, accountants, consultants, financial advisors, legal counsel, agents and other representatives, collectively, “
Representatives
”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Parties or their respective Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Companies’ obligations under this
Section 10.03
, neither the Companies nor SPAC shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would jeopardize the protection of attorney-client, work product or similar privilege or protection or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b) All Confidential Information obtained by the Parties pursuant to this Agreement shall be kept confidential in accordance with the (i) Confidentiality Agreement, dated as of April 11, 2021, among SPAC, TWMH and the TIG Entities, and (ii) Confidentiality Agreement, between SPAC and Alvarium, dated as of May 7, 2021 (collectively, the “
Confidentiality Agreements
”).
(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreements.
Section 10.04
Exclusivity
.
(a) From and after the date hereof until the Umbrella Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XII, each Company shall not and shall direct each of the Company Subsidiaries and Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, a Company’s or any Company Subsidiaries’ properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of a Company or any Company Subsidiary, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action; provided that the foregoing shall not, for the avoidance of doubt, restrict (A) Alvarium from undertaking any action reasonably necessary in connection with Alvarium’s potential investment in each of entities set forth on Section 9.03(b)(vi) of the Alvarium Disclosure Schedule, (B) TWMH, Tiedemann Constantia AG or another TMWH Subsidiary from undertaking any action reasonably necessary in connection with the potential acquisition set forth on Section 9.01(b)(v) of the TWMH Disclosure Schedule, or (C) TIG MGMT from undertaking any action reasonably necessary in connection with the potential acquisition set forth on Section 9.0(b)(v) of the TIG Disclosure Schedule. Each Company shall and shall instruct and cause each Company Subsidiary and its Representatives, to immediately cease any solicitations, discussions or negotiations

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with any person (other than the other Parties and their respective Representatives) in connection with a Company Acquisition Proposal, and each Company acknowledges that any action taken by it, any Company Subsidiary or any of its Representatives that is inconsistent with the restrictions set forth in this
Section 10.04(a)
, whether or not such Company Subsidiary or Representative is purporting to act on such Company’s behalf, shall be deemed to constitute a breach of this
Section 10.04(a)
by such Company. Each Company agrees to (x) notify the other parties to this Agreement promptly upon receipt of any Acquisition Proposal by such Company (or Company Subsidiary), and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep the other parties to this Agreement fully informed on a current basis of any modifications to such offer or information.
(b) From and after the date of this Agreement until the Umbrella Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XII, SPAC shall not and shall direct the other Cartesian Entities and the Representatives of the Cartesian Entities not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any merger, purchase of shares or assets of SPAC, recapitalization or similar business combination transaction (each such transaction involving SPAC other than with the Companies, a “
Business Combination Proposal
”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, SPAC’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of shares of SPAC, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. SPAC shall and shall instruct and cause the other Cartesian Entities and the Representatives of Cartesian Entities to immediately cease any solicitations, discussions or negotiations with any person (other than the Companies and their respective Representatives) in connection with a Business Combination Proposal, and SPAC acknowledges that any action taken by it or any of its Representatives that is inconsistent with the restrictions set forth in this
Section 10.04(b)
, whether or not such Representative is purporting to act on SPAC’s behalf, shall be deemed to constitute a breach of this
Section 10.04(b)
by SPAC. SPAC agrees to (x) notify the Companies promptly upon receipt of any Business Combination Proposal by SPAC, and to describe the terms and conditions of any such Business Combination Proposal in reasonable detail (including the identity of any person or entity making such Business Combination Proposal), and (y) keep the Companies fully informed on a current basis of any modifications to such offer or information.
Section 10.05
Employee Benefits Matters
.
(a) SPAC shall, or shall cause the Umbrella Merger Surviving Company and their respective Subsidiaries, as applicable, to provide the employees who provide services to the Companies and their respective Subsidiaries and who remain employed immediately after the Umbrella Merger Effective Time (the “
Continuing Employees
”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries (except for any equity compensation plan, defined benefit pension plan and/or retiree health plan) for service accrued or deemed accrued prior to the Umbrella Merger Effective Time with SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries;
provided
,
however
, that such crediting of service shall not operate to duplicate any benefit or, except as otherwise required by applicable Law, the funding of any such benefit. In addition, SPAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries that cover the Continuing Employees or their spouses or dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered spouse and dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered spouse and dependents for the applicable plan year. Following the Closing, SPAC shall, or shall cause the Companies, the Umbrella Merger Surviving Company, Umbrella and each of their respective Subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.
(b) The provisions of this
Section 10.05
are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit

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plan of SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries or shall require SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries to continue the relevant employee benefit arrangements, or prevent their amendment, modification or termination.
Section 10.06
Directors’ and Officers’ Indemnification
.
(a) The SPAC Certificate of Incorporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of the Companies than are set forth in the Alvarium Organizational Documents, TWMH Corporate Documents, TIG GP Corporate Documents and the TIG MGMT Corporate Documents, in each case, as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Umbrella Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Umbrella Merger Effective Time, were directors, managers, officers, employees, or agents of the Companies covered thereby, unless such modification shall be required by applicable Law.
(b) SPAC shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “
D&O Tail Policies
”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by SPAC and the Companies, respectively, as of the Closing with respect to matters occurring prior to the Umbrella Merger Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Umbrella Merger Effective Time for the benefit of SPAC’s and the Companies’ directors, managers and officers, as applicable, and shall remain in effect for the six (6) year period following the Closing.
Section 10.07
Notification of Certain Matters
. Each Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Companies, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article XI to fail. No notification given by the Companies or SPAC under this
Section 10.07
shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Companies or SPAC, as applicable, contained in this Agreement.
Section 10.08
Further Action; Reasonable Best Efforts
(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, including the approvals set forth on Section 11.01(d) of the Alvarium Disclosure Schedule, Section 11.01(d) of the TWMH Disclosure Schedule and Section 11.01(d) of the TIG Disclosure Schedule and parties to contracts with the Companies and their respective Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Umbrella Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.
(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the fullest extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreements, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreements, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
Section 10.09
Public Announcements
. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by SPAC and the Companies. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with
Article XII
) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, SPAC and the Companies shall each use their respective reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed);
provided, however
, that SPAC and the Companies may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent

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permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section 10.09
, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this
Section 10.09
shall prevent SPAC or the Companies or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.
Section 10.10
PCAOB Financials
.
(a) Alvarium shall use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with UK GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the Alvarium Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “
Alvarium PCAOB Financials
”) not later than September 30, 2021.
(b) TWMH shall use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of TWMH and the TWMH Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the TWMH Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “
TWMH PCAOB Financials
”) not later than September 17, 2021.
(c) The TIG Entities shall use their respective reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the TIG Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “
TIG PCAOB Financials
”) not later than September 21, 2021.
Section 10.11
Tax Matters
.
(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct. SPAC shall comply with the reporting requirements of Treasury Regulations Section 1.368-3 and other applicable reporting requirements relating to the Domestication.
(c) Within one hundred eighty (180) days following Closing, SPAC will prepare, and deliver (or cause to be prepared and delivered) to the respective recipients of the TIG Entities Members Cash Consideration and TWMH Members Cash Consideration, an allocation statement allocating the TIG Entities Members Cash Consideration and TWMH Members Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Deemed Sale among the assets of Umbrella (the “
Allocation Statement
”). The Allocation Statement shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder, and the Parties shall prepare Tax Returns consistently with such Allocation Statement and shall not take any actions inconsistent with such Allocation except to the extent required by a determination pursuant to Code Section 1313. The Allocation Statement shall become final and binding on all parties thirty (30) calendar days from the date on which it is delivered unless a recipient of the TIG Entities Members Cash Consideration or TWMH Members Cash Consideration (in such capacity, an “
Objecting Party
”) within thirty (30) calendar days from such date provides the SPAC with written notice of a material objection to such Allocation Statement (an “
Objection Notice
”). If the SPAC and the Objecting Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the SPAC of an Objection Notice, the SPAC and the Objecting Party shall submit such dispute for determination to an independent national accounting firm as mutually selected by the SPAC and Objecting Party (the “
Tax Matters Expert
”). The Tax Matters Expert shall resolve the dispute relating to the

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Allocation Statement within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, after the matter has been submitted to the Tax Matters Expert for resolution. The costs and expenses relating to the engagement of such Tax Matters Expert shall be borne equally by the SPAC and Objecting Party. The Tax Matter Expert’s determination regarding the dispute shall be binding on the SPAC and each recipient of the TIG Entities Members Cash Consideration or TWMH Members Cash Consideration and may be entered and enforced in any court having jurisdiction.
(d) Tax Covenants.
(i) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation
Section 1.368-2(g)
and 1.368-3(a).
(ii) From the date of this Agreement to the Closing, (x) each Company shall, and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:
(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“
Post-Signing Returns
”);
(B) deliver drafts of such material Post-Signing Returns to the other Parties no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;
(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and
(E) promptly notify the other Parties of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its Subsidiaries in respect of any Tax matter.
(e) Tax Elections.
(i) With respect to any Tax proceeding, audit or contest relating to any Pre-Closing Tax Period or any Straddle Period of Umbrella, TWMH or the TIG Entities, or their respective Subsidiaries treated as a partnerships for U.S. Tax purposes with respect to any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “
Section 6226 Election
”), such entities shall, and shall cause their respective Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws. Umbrella, TWMH, the TIG Entities, their respective Subsidiaries and their respective “partnership representatives” and “designated individuals” under Code Section 6223 and Treasury Regulations thereunder shall take such actions or cause such actions to be taken as may be required to make such Section 6226 Election available to the maximum extent permitted by applicable Law and to give effect to such Section 6226 Election.
(ii) With respect to any Tax proceeding, audit or contest relating to any Pre-Closing Tax Period or any Straddle Period of Alvarium Topco or any of its Subsidiaries, no Section 6226 Election shall be made with respect to Alvarium Topco or any of its Subsidiaries.
(iii) Umbrella and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes shall make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for the taxable period that includes the Closing Date and each taxable period which includes an Exchange (as defined in the Umbrella A&R LLCA), and which election shall not be revoked without the approval of the TIG Entities Members and the TWMH Members. Furthermore, any future Subsidiary of Umbrella that is treated as a partnership for U.S. federal income tax purposes or any current Subsidiary of Umbrella that becomes treated as a partnership for U.S. federal income tax purposes shall make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for the first taxable period that such Subsidiary is eligible to make such election and for each taxable period which includes an Exchange (as defined in the Umbrella A&R LLCA), and which election shall not be revoked without the approval of the TIG Entities Members and the TWMH Members.
(iv) The SPAC shall make an election pursuant to Code Section 338(g) with respect to each non-U.S. subsidiary classified as a corporation for U.S. federal income tax purposes that it is deemed to acquire pursuant to the Alvarium Exchange.
(f) Notwithstanding anything to the contrary contained herein, SPAC, Alvarium, TWMH and the TIG Entities shall each pay when due one fourth (1/4) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions described in this Agreement (the “
Transfer Taxes
”). The Party required by applicable Law shall file, or cause to be filed, all

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necessary Tax Returns with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, such Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties. The Parties will cooperate in taking reasonable steps to minimize any Transfer Taxes to the extent permitted by applicable Law.
(g) Each Party shall, and shall cause their respective affiliates to, provide the other Parties with such information and records, make such of its officers, directors, employees and agents available and sign such Tax Returns as may reasonably be requested by another Party in connection with the preparation of any Tax Return or any Tax proceeding that relates to the Companies. SPAC and each of the Companies shall, and shall cause their respective affiliates to, retain all books and records with respect to Tax matters pertinent to any of the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods.
Section 10.12
Stock Exchange Listing
.
(a) SPAC will use its reasonable best efforts to cause the shares of SPAC Common Stock constituting the Alvarium Shareholders Share Consideration to be approved for listing on Nasdaq at Closing, subject to notice of official issuance. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, shares of SPAC Class A Common Stock and SPAC Warrants listed for trading on Nasdaq.
(b) Prior to the Closing, SPAC and the Companies shall mutually agree upon the ticker symbol of SPAC.
Section 10.13
Antitrust
.
(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“
Antitrust Laws
”), each Party agrees to promptly (and in connection with any required filings under the HSR Act, no later than fifteen (15) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.
(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
(d) Notwithstanding anything to the contrary contained herein, no Party shall be required to take any action with respect to itself of any of its affiliates, any of its Clients, Funds or any portfolio company or investment of such Party, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of such Party or its affiliates.
Section 10.14
Claims Against Trust Account
. Each Company agrees that, notwithstanding any other provision contained in this Agreement, such Company does not now have, and shall not at any time prior to the Umbrella Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between such Company, on the one hand, and SPAC, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims

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are collectively referred to in this
Section 10.14
as the “
Claims
”). Notwithstanding any other provision contained in this Agreement, each Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof;
provided
,
however
, that the foregoing waiver will not limit or prohibit such Company from pursuing a claim against the SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that any Company commences any Action against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from such Company the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action.
Section 10.15
Trust Account
. As of the Umbrella Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of Transactions or otherwise, and no SPAC Shareholder shall be entitled to receive any amount from the Trust Account. SPAC shall provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and cause CST, prior to the Umbrella Merger Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay SPAC Shareholders who have exercised the SPAC Share Redemption) as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
Section 10.16
Additional Private Placements
.
(a) Notwithstanding anything to the contrary in this Agreement, SPAC shall be permitted to enter into subscription agreements with a financing source or sources relating to Additional Private Placement transactions subject to the prior written consent of the Companies (which shall not be unreasonably withheld, conditioned or delayed), and such subscription agreements shall, upon execution, be deemed Subscription Agreements.
(b) In addition to the Additional Private Placements pursuant to
Section 10.16(a)
, subject to the prior written consent of the Companies (which shall be in their sole discretion), SPAC shall be permitted to enter into additional subscription agreements with a financing source or sources relating to a Private Placement transaction, which such subscription agreements shall, upon execution, be deemed Subscription Agreements.
Section 10.17
TWMH and TIG Written Consents
. Simultaneously with the execution of this Agreement, (a) TWMH shall cause the TWMH Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “TWMH Members Written Consent”), (b) TIG GP shall cause the TIG GP Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “
TIG GP Members Written Consent
”), and (c) TIG MGMT shall cause the TIG MGMT Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “
TIG MGMT Members Written Consent
”).
Section 10.18
Post-Closing Reorganization
. Following the Closing, the Parties shall take, or cause to be taken, the actions set forth in the Post-Closing Reorganization Plan substantially in the form attached hereto as
Exhibit A - Part 3
(the actions set forth in the Post-Closing Reorganization Plan, the “Post-Closing Reorganization” and all of the documents implementing the Post-Closing Reorganization, the “
Post-Closing Reorganization Documents
”); provided that (a) the Parties shall consult with each other in good faith with respect to all matters relating to the Post-Closing Reorganization, (b) provide each other an opportunity to review and comment on the Post-Closing Reorganization Documents, and (c) take into account all reasonable comments made by each Party with respect to the Post-Closing Reorganization Documents.
Section 10.19
Alvarium LTIP
. Alvarium (a) shall not grant any awards under the Alvarium LTIP unless a recipient of such awards agrees to execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement and (b) shall not issue any Alvarium Shares pursuant to the exercise of any awards under the Alvarium LTIP unless a recipient of such awards shall execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement.
ARTICLE XI.
CONDITIONS TO THE TRANSACTIONS
Section 11.01
Conditions to the Obligations of Each Party
. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
(a)
SPAC Shareholders’ Approval
. The SPAC Proposals shall have been approved and adopted by the SPAC Required Shareholders Approval in accordance with the Proxy Statement, the Cayman Islands Companies Act, the SPAC Articles and the rules and regulations of Nasdaq.

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(b)
No Order
. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.
(c)
Antitrust Approvals and Waiting Periods
. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.
(d)
Consents
. All consents, approvals and authorizations set forth on (i) Section 11.01(d)A of the Alvarium Disclosure Schedule, (ii) Section 11.01(d) of the TWMH Disclosure Schedule, and (iii) Section 11.01(d) of the TIG Disclosure Schedule shall have been obtained.
(e)
Registration Statement
. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(f)
Stock Exchange Listing
. The shares of SPAC Common Stock constituting the Alvarium Shareholders Share Consideration shall have been approved for listing on Nasdaq subject to notice of official issuance.
(g)
SPAC Net Tangible Assets
. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placement and following the exercise of the SPAC Share Redemption in accordance with the SPAC Articles.
Section 11.02
Conditions to the Obligations of the Cartesian Entities
. The obligations of the Cartesian Entities to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:
(a) Alvarium:
(i)
Representations and Warranties of Alvarium
. The representations and warranties of Alvarium contained in
Section 6.01
(Organization and Qualification; Subsidiaries),
Section 6.04
(Authority Relative to this Agreement),
Section 6.08
(Absence of Certain Changes or Events) and
Section 6.28
(Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Alvarium contained in
Section 6.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Alvarium contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Alvarium Material Adverse Effect.
(ii)
Agreements and Covenants
. Alvarium shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Alvarium Exchange Effective Time.
(iii)
Alvarium Material Adverse Effect
. No Alvarium Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Alvarium Material Adverse Effect shall have occurred.
(iv)
Alvarium Officer Certificate
. Alvarium shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of Alvarium, certifying as to the satisfaction of the conditions specified in Section 11.02(a)(i), Section 11.02(a)(ii) and Section 11.02(a)(iii).
(v)
Resignation
. Such officers of Alvarium and the members of the Alvarium Board, in each case, as mutually agreed between the Parties (acting reasonably) shall have executed and delivered written resignations effective as of the Alvarium Exchange Effective Time.
(vi)
Alvarium LTIP Termination
. Alvarium shall have terminated the Alvarium LTIP and provided SPAC with evidence satisfactory to SPAC of such termination.
(vii)
Alvarium LTIP Exchange Agreements
. Alvarium shall have delivered to SPAC the Alvarium LTIP Exchange Agreements, duly executed by all of the Alvarium LTIP participants included on the Alvarium Payment Spreadsheet.

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(viii)
Alvarium Payment Spreadsheet
. Alvarium shall have delivered to SPAC the Alvarium Payment Spreadsheet in accordance with Section 3.02.
(ix)
Closing Deliverables
. Alvarium shall have delivered to SPAC the Closing deliverables set forth in Section 2.03(b).
(x)
Alvarium Reorganization
. The Alvarium Reorganization shall have been duly completed.
(b) TWMH:
(i)
Representations and Warranties of TWMH
. The representations and warranties of TWMH contained in
Section 4.01
(Organization and Qualification; Subsidiaries),
Section 4.04
(Authority Relative to this Agreement),
Section 4.08
(Absence of Certain Changes or Events) and
Section 4.28
(Brokers) shall each be true and correct in all respects as of the Closing Date (without giving effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of TWMH contained in
Section 4.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of TWMH contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TWMH Material Adverse Effect.
(ii)
Representations and Warranties of Umbrella
. The (i) representations and warranties of Umbrella contained in
Section 7.01
(Organization),
Section 7.02
(Authority Relative to This Agreement) and
Section 7.07
(Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in
Section 7.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in
Section 7.04
(No Conflict; Required Filings and Consents) and
Section 7.05
(No Prior Operations of Umbrella) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.
(iii)
TWMH Agreements and Covenants
. TWMH shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.
(iv)
Umbrella Agreements and Covenants
. Umbrella shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.
(v)
TWMH Material Adverse Effect
. No TWMH Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a TWMH Material Adverse Effect shall have occurred.
(vi)
TWMH Officer Certificate
. TWMH shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of TWMH, certifying as to the satisfaction of the conditions specified in
Section 11.02(b)(i)
,
Section 11.02(b)(ii)
,
Section 11.02(b)(iii)
,
Section 11.02(b)(iv)
, and
Section 11.02(b)(v)
.
(vii)
Resignation
. Such officers of TWMH and members of TWMH Board, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.
(viii)
FIRPTA Certificate
: No more than thirty (30) days prior to the Closing Date, Umbrella shall have delivered to SPAC a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to SPAC, certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).

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(ix)
TWMH Payment Spreadsheet
. TWMH shall have delivered to SPAC the TWMH Payment Spreadsheet in accordance with Section 3.02.
(x)
TWMH Members Written Consent
. TWMH shall have delivered to SPAC the TWMH Members Written Consent.
(xi)
Reorganization
. The Reorganization shall have been duly completed.
(xii)
Closing Deliverables
. TWMH shall have delivered to SPAC the Closing deliverables set forth in
Section 2.03(c)
.
(c) TIG Entities:
(i)
Representations and Warranties of the TIG Entities
. The representations and warranties of the TIG Entities contained in
Section 5.01
(Organization and Qualification; Subsidiaries),
Section 5.04
(Authority Relative to this Agreement),
Section 5.08
(Absence of Certain Changes or Events) and Section 5.28 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the TIG Entities contained in
Section 5.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the TIG Entities contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TIG Entities Material Adverse Effect.
(ii)
Representations and Warranties of Umbrella
. The (i) representations and warranties of Umbrella contained in
Section 7.01
(Organization),
Section 7.02
(Authority Relative to This Agreement) and
Section 7.07
(Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in
Section 7.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in
Section 7.04
(No Conflict; Required Filings and Consents) and
Section 7.05
(No Prior Operations of Umbrella) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.
(iii)
TIG Entities Agreements and Covenants
. Each of the TIG Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.
(iv)
Umbrella Agreements and Covenants
. Umbrella shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.
(v)
TIG Entities Material Adverse Effect
. No TIG Entities Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a TIG Entities Material Adverse Effect shall have occurred.
(vi)
TIG Entities Officer Certificate
. The TIG Entities shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of TIG GP and an officer of TIG MGMT, certifying as to the satisfaction of the conditions specified in
Section 11.02(c)(i)
,
Section 11.02(c)(ii)
,
Section 11.02(c)(iii)
,
Section 11.02(c)(iv)
, and
Section 11.02(c)(v)
.
(vii)
Resignation
. All officers of the TIG Entities, the TIG GP Managing Member and the TIG MGMT Managing Member, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

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(viii)
FIRPTA Certificate
: No more than thirty (30) days prior to the Closing Date, Umbrella shall have delivered to SPAC a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to SPAC, certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).
(ix)
TIG Entities Payment Spreadsheet
. The TIG Entities shall have delivered to SPAC the TIG Entities Payment Spreadsheet in accordance with
Section 3.02
.
(x)
TIG GP Members Written Consent
. TIG GP shall have delivered to SPAC the TIG GP Members Written Consent.
(xi)
TIG MGMT Members Written Consent
. TIG MGMT shall have delivered to SPAC the TIG MGMT Members Written Consent.
(xii)
Reorganization
. The Reorganization shall have been duly completed.
(xiii)
Closing Deliverables
. The TIG Entities shall have delivered to SPAC the Closing deliverables set forth in
Section 2.03(d)
.
Section 11.03
Conditions to the Obligations of the Companies
. The obligations of each of the Companies to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)
Representations and Warranties
. The representations and warranties of the Cartesian Entities contained in
Section 8.01
(Corporate Organization),
Section 8.04
(Authority Relative to this Agreement),
Section 8.08
(Absence of Certain Changes or Events) and
Section 8.12
(Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Cartesian Entities contained in
Section 8.03
(Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Cartesian Entities contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.
(b)
Agreements and Covenants
. Each of the Cartesian Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.
(c)
Material Adverse Effect
. No SPAC Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a SPAC Material Adverse Effect shall have occurred.
(d)
Officer Certificate
. SPAC shall have delivered to the Companies a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in
Section 11.03(a)
,
Section 11.03(b)
and
Section 11.03(c)
.
(e)
Resignations
. Such officers of SPAC and the members of the SPAC Board, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.
(f) Closing Deliverables. SPAC shall have delivered to the Companies the Closing deliverables set forth in
Section 2.03(a)
.
(g) Minimum Cash Amount. Available Cash shall be equal to at least the Minimum Cash Amount.
ARTICLE XII.
TERMINATION, AMENDMENT AND WAIVER
Section 12.01
Termination
. This Agreement may be terminated and the other Transactions may be abandoned at any time prior to the Umbrella Merger Effective Time, as follows:
(a) by mutual written consent of SPAC and the Companies;

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(b) by either SPAC or the Companies if the Umbrella Merger Effective Time shall not have occurred prior to March 18, 2022 (the “
Outside Date
”);
provided
, that the Outside Date shall automatically be extended without any further action by any Party until June 17, 2022 if the approvals set forth on Section 6.05(a)(A)(1)(a) to (f) of the Alvarium Disclosure Schedule have not been obtained by the Outside Date;
provided
, further that SPAC (in its sole discretion acting reasonably) may extend the Outside Date for such period of time as SPAC deems reasonably necessary with respect to any approvals set forth on Section 6.05(a)(A)(1)(a) to (f) of the Alvarium Disclosure Schedule relating to an Alvarium Subsidiary that is not an Alvarium Material Operating Subsidiary that have not been obtained by the Outside Date;
provided further
, that this Agreement may not be terminated under this
Section 12.01(b)
by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article XI on or prior to the Outside Date;
(c) by either SPAC or the Companies if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;
(d) by either SPAC or the Companies if any of the SPAC Proposals shall fail to receive the SPAC Required Shareholders Approval at the SPAC Shareholders’ Meeting or any adjournment or postponement thereof;
(e) by SPAC if (i) TWMH shall have failed to deliver to SPAC the TWMH Members Written Consent, (ii) TIG GP shall have failed to deliver to SPAC the TIG GP Members Written Consent, or (ii) TIG MGMT shall have failed to deliver to SPAC the TIG MGMT Members Written Consent, in each case, immediately following execution and delivery of this Agreement;
(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of any of the Companies set forth in this Agreement, or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in
Section 11.02(a)(i)
,
Section 11.02(a)(ii)
,
Section 11.02(b)(i)
,
Section 11.02(b)(ii)
,
Section 11.02(b)(iii)
,
Section 11.02(b)(iv)
,
Section 11.02(c)(i)
,
Section 11.02(c)(ii)
,
Section 11.02(c)(iii)
, or
Section 11.02(c)(iv)
would not be satisfied (“
Terminating Companies
Breach
”);
provided
that SPAC has not waived such Terminating Companies Breach and the Cartesian Entities are not then in material breach of their representations, warranties, covenants or agreements in this Agreement;
provided further
that, if such Terminating Companies Breach is curable by the applicable Company, SPAC may not terminate this Agreement under this
Section 12.01(f)
for so long as the applicable Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the applicable; or
(g) by each of the Companies upon a breach of any representation, warranty, covenant or agreement on the part of the Cartesian Entities set forth in this Agreement, or if any representation or warranty of the Cartesian Entities shall have become untrue, in either case such that the conditions set forth in
Section 11.03(a)
or
Section 11.03(b)
would not be satisfied (“
Terminating SPAC Breach
”);
provided
that no Company (i) has waived such Terminating SPAC Breach and (ii) is not then in material breach of their respective representations, warranties, covenants or agreements in this Agreement;
provided, however
, that, if such Terminating SPAC Breach is curable by the Cartesian Entities, the Companies may not terminate this Agreement under this
Section 12.01(g)
for so long as the Cartesian Entities continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Companies to SPAC.
Section 12.02
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section 12.01
, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in this
Section 12.02
,
Section 12.03
,
Article XIII
any corresponding definitions set forth in
Article I
, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.
Section 12.03
Expenses
. In the event that this Agreement is terminated in accordance with
Section 12.01
above, all Transaction Expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the Party incurring such Transaction Expenses, except that SPAC, Alvarium, TWMH and the TIG Entities shall each pay one fourth (1/4) of (a) all Transaction Expenses incurred relating to the regulatory approvals set forth in Section 11.02(A)(a) to (f) of the Alvarium Disclosure Schedule. If the Transactions are consummated, on the Closing Date, SPAC shall pay or cause to be paid all Transaction Expenses of the Parties from the combined cash accounts of SPAC and the Companies after the release of funds from the Trust Account.
Section 12.04
Amendment
. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 12.05
Waiver
. At any time prior to the Umbrella Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of each Company, (ii) waive any inaccuracy in the representations and warranties of each Company contained herein or in any document delivered by a Company pursuant hereto, and (iii) waive compliance with any agreement of any Company or any condition to its own obligations contained herein, and (b) any Company may (i) extend the time for the performance of any obligation or other act of the Cartesian Entities, (ii) waive any inaccuracy in the representations and warranties of the Cartesian entities contained herein or in any document delivered by Cartesian Entities pursuant hereto, and (iii) waive compliance with any agreement of the Cartesian Entities or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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ARTICLE XIII.
GENERAL PROVISIONS
Section 13.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.01):
if to the Cartesian Entities:
Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com
with a copy to:
Greenberg Traurig,
LLP MetLife Building
200 Park Avenue
New York, New York 10166
Attention:    Alan I. Annex
                    Adam Namoury
Email:    annexa@gtlaw.com
              namourya@gtlaw.com
if to TWMH:
Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26
th
Floor
New York, NY 10022
Attention: Kevin Moran
Email: KMoran@tiedemannadvisors.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com
if to TIG Entities:
TIG Trinity GP, LLC
TIG Trinity Management, LLC
520 Madison Avenue, 26
th
Floor
New York, NY 10022
Attention: Spiros Maliagros; Michael Fastert
Email: smaliagros@tigfunds.com; mfastert@tigfunds.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com

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if to Alvarium:
Alvarium Investments Limited
10 Old Burlington Street
London W1S 3AG
Attention: Sophie Rowney
Email: Sophie.Rowney@alvariuminvestments.com
with a copy to:
Goodwin Procter (UK) LLP
100 Cheapside
London EC2V 6DY
Attention: James Grimwood
Email: JGrimwood@goodwinlaw.com
Section 13.02
Nonsurvival of Representations, Warranties and Covenants
. Except in the case of claims against a Party in respect of such Party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XIII, and (c) any corresponding definitions set forth in
Article I
.
Section 13.03
Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 13.04
Entire Agreement; Assignment
. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in
Section 10.03(b)
, all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreements. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.
Section 13.05
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 10.06
(which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
Section 13.06
Governing Law
. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any Party, and (b) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Transactions, or the subject matter hereof, may not be enforced in or by such courts.

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Section 13.07
Waiver of Jury Trial
. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this
Section 13.07
.
Section 13.08
Headings
. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 13.09
Counterparts
. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 13.10
Specific Performance
. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such Parties’ obligation to consummate the Transactions) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 13.11
Companies Disclosure Schedules and Exhibits
. The Companies Disclosure Schedules and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Companies Disclosure Schedules relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Companies Disclosure Schedules to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Companies Disclosure Schedules. The headings contained in the Companies Disclosure Schedules are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Companies Disclosure Schedules or this Agreement. The Companies Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Companies Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Companies Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Companies Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Companies Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Companies Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Companies Disclosure Schedules relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Companies Disclosure Schedules, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Companies Disclosure Schedules shall be kept strictly confidential in accordance with
Section 10.03
by the Parties, and no third party may rely on any information disclosed or set forth therein.
Section 13.12
No Recourse
. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future shareholder, member, partner, director, manager, officer, agent, affiliate, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees); it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Person for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

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Section 13.13
Legal Representation and Privilege of the TWMH/TIG Entities, Alvarium and the Cartesian Entities
.
(a) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “
Waiving Parties
”), that Seward & Kissel LLP (or any successor thereto) (“
S&K
”) may represent TWMH, the TIG Entities, Umbrella and/or any of their Subsidiaries, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “
TWMH/TIG Group
”) (other than, following the Closing, SPAC or Alvarium or any of its Subsidiaries), in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “
TWMH/TIG Group Post-Closing Representation
”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the TWMH/TIG Group Post-Closing Representation may be directly adverse to the Waiving Parties.
(b) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among S&K (or any other counsel that represented the TWMH/TIG Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the TWMH/TIG Group (but in all cases, for the avoidance of doubt, excluding SPAC, Alvarium or any Subsidiary of Alvarium) and is exclusively controlled by such member, and shall not pass to or be claimed by SPAC, any Subsidiary of Alvarium any other Party or Waiving Party, other than the TWMH/TIG Group. From and after the Closing, each Party (other than the TWMH/TIG Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the TWMH/TIG Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among S&K (or any other counsel that represented the TWMH/TIG Group), any member of the TWMH/TIG Group occurring prior to the Closing in connection with any TWMH/TIG Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the TWMH/TIG Group.
(c) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Goodwin Procter LLP (or any successor thereto) (“GP”) may represent Alvarium and/or any Alvarium Subsidiaries, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “Alvarium Group”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “
Alvarium Group Post-Closing Representation
”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Alvarium Group Post-Closing Representation may be directly adverse to the Waiving Parties.
(d) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among GP (or any other counsel that represented the Alvarium Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Alvarium Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Alvarium Group. From and after the Closing, each Party (other than the Alvarium Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Alvarium Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among GP (or any other counsel that represented the Alvarium Group), any member of the Alvarium Group occurring prior to the Closing in connection with any Alvarium Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Alvarium Group.
(e) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Greenberg Traurig, LLP (or any successor thereto) (“GT”) may represent any of the Cartesian Entities, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “
Cartesian Group
”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “
Cartesian Group Post-Closing Representation
”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Cartesian Group Post-Closing Representation may be directly adverse to the Waiving Parties.

A-1-108

(f) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among GT (or any other counsel that represented the Cartesian Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Cartesian Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Cartesian Group. From and after the Closing, each Party (other than the Cartesian Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Cartesian Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among GT (or any other counsel that represented the Cartesian Group), any member of the Cartesian Group occurring prior to the Closing in connection with any Cartesian Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Cartesian Group.
[
Signature Page Follows
.]

A-1-109

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

ROOK MS LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member
[Signature Page to Business Combination Agreement]

A-1-110

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name:	Alexander de Meyer
Title:	CEO

ALVARIUM TIEDEMANN CAPITAL, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member
[Signature Page to Business Combination Agreement]

A-1-111

Annex A-2
AMENDMENT NO. 1
TO THE
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “
Amendment
”), dated as of February 11, 2022, to the Business Combination Agreement, dated as of September 19, 2021 (as amended, the “
Business Combination Agreement
”), is by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), Rook MS LLC, a Delaware limited liability company (“
Umbrella Merger Sub
” and, together with SPAC, the “
Cartesian Entities
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
” and, together with TIG GP, the “
TIG Entities
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH and the TIG Entities, the “
Companies
” each a “
Company
”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”). Each of the Cartesian Entities, the Companies and Umbrella shall individually be referred to herein as a “
Party
” and, collectively, the “
Parties
”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
WHEREAS, Section 12.04 of the Busines Combination Agreement provides for the amendment of the Busines Combination Agreement in accordance with the terms set forth therein; and
WHEREAS, the Parties desire to amend the Busines Combination Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
1.
Amend Exhibit F: Form of Registration Rights and
Lock-up
Agreement
. The Business Combination Agreement is hereby amended by replacing Exhibit F attached thereto in its entirety with Exhibit A attached hereto.
2.
Amend and Restate Section
 12.01(b)
. Section 12.01(b) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
“(b) by either SPAC or the Companies if the Umbrella Merger Effective Time shall not have occurred prior to July 29, 2022 (the “
Outside Date
”);
provided
, that SPAC (in its sole discretion acting reasonably) may extend the Outside Date for such period of time as SPAC deems reasonably necessary with respect to any approvals set forth on Section 6.05(a)(A)(1)(a), (b), (e), and (f)(i) of the Alvarium Disclosure Schedule relating to an Alvarium Subsidiary that is not an Alvarium Material Operating Subsidiary that have not been obtained by the Outside Date;
provided
further
, that this Agreement may not be terminated under this
Section
 12.01(b)
by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in
Article XI
on or prior to the Outside Date;”

A-2-1

ARTICLE II
MISCELLANEOUS
1.
No Further Amendment
. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.
2.
Effect of Amendment
. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.
3.
Governing Law
. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.
4.
Severability
. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
5.
Counterparts
. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[
Signature Page Follows.
]

A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name: Peter Yu
Title: Chief Executive Officer

ROOK MS LLC

By:	/s/ Peter Yu
Name: Peter Yu
Title: President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Managing Member

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name: Alexander de Meyer
Title: CEO

ALVARIUM TIEDEMANN CAPITAL, LLC

By:	/s/ Michael Tiedemann
Name:Michael Tiedemann
Title: Managing Member

A-2-3

Exhibit A

Final Form
REGISTRATION RIGHTS AND
LOCK-UP
AGREEMENT
THIS REGISTRATION RIGHTS AND
LOCK-UP
AGREEMENT (this “
Agreement
”), dated as of [__], 202[_], is made and entered into by and among Cartesian Growth Corporation, a Delaware corporation (the “
Company
”), CGC Sponsor LLC, a Cayman Islands limited liability company (the “
Sponsor
”), Elias Diaz Sese, Bertrand Grabowski and Daniel Karp (the “
Director Holders
”), and certain parties set forth on
Schedule 1
hereto (collectively, the “
Target Holders
” and, collectively with the Sponsor and the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 6.2
or
Section
 6.11
of this Agreement, the “
Holders
” and each, a “
Holder
”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS
, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 23, 2021 (the “
Original RRA
”);
WHEREAS
, the Company has entered into that certain Business Combination Agreement, dated as of September 19, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “
Business Combination Agreement
”), by and among the Company, Rook MS LLC, a Delaware limited liability company (“
Merger Sub
”), Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH, TIG GP and TIG MGMT, the “
Targets
”);
WHEREAS
, the Sponsor has entered into Option Agreements (as defined below) with certain investors who have committed to purchase PIPE Shares (as defined below), pursuant to which the Sponsor has granted each such investor an option to purchase shares of the Company’s Common Stock (as defined below) held by the Sponsor following the Closing Date (as defined below), subject to the terms contained herein and in each such Option Agreement;
WHEREAS
, on the date hereof, pursuant to the Business Combination Agreement, the Target Holders received shares of the Company’s Common Stock or Umbrella Class B Common Units that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA;
WHEREAS
, on the date hereof, pursuant to the terms of the Business Combination Agreement and the Sponsor Support Agreement, the Sponsor has transferred and assigned an aggregate of 8,900,000 Private Placement Warrants (as defined below) to the Target Holders;
WHEREAS
, pursuant to Section 6.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are the Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and
WHEREAS
, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

A-2-5

NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article
 I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Additional Holder
” shall have the meaning given in
Section
 6.10
.
“
Additional Holder Common Stock
” shall have the meaning given in
Section
 6.10
.
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry;
provided
that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” shall have the meaning given in
Section
 2.4.1
.
“
Board
” shall mean the Board of Directors of the Company.
“
Business Combination Agreement
” shall have the meaning given in the Recitals hereto.
“
Closing
” shall have the meaning given in the Business Combination Agreement.
“
Closing Date
” shall have the meaning given in the Business Combination Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” means the Company’s shares of Class A common stock, par value $0.0001 per share, and the Company’s shares of Class B common stock, par value $0.0001 per share.
“
Company
” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction.
“
Demanding Holder
” shall have the meaning given in
Section
 2.1.4
.

A-2-6

“
Director Shares
” shall mean the [__] Class B ordinary shares of the Company held by each of the Director Holders immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and, for the avoidance of doubt, the shares of the Company’s Common Stock received by such Director Holders in exchange for such Class B ordinary shares.
“
Director Holders
” shall have the meaning given in the Preamble hereto.
“
Director/Inactive Target Holder
Lock-up
Period
” shall mean, with respect to the Director/Inactive Target Holder Shares, the period beginning on the Closing Date and ending on the date that is one year after the Closing Date.
“
Director/Inactive Target Holder Shares
” shall mean the Director Shares and the Inactive Target Holder Shares.
“
EDGAR
” shall have the meaning given in
Section
 3.5
.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Form
S-1
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Form
S-3
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
General
Lock-up
Period
” shall mean:
(A)    with respect to an amount equal to forty percent (40%) of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;
(B)    with respect to an amount equal to thirty percent (30%) of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and
(C)    with respect to an amount equal to thirty percent (30%) of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.
“
Holder Information
” shall have the meaning given in
Section
 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“
Inactive Target Holder
Shares
” shall mean those shares of the Company’s Common Stock, or those Umbrella Class B Common Units that are received by the Inactive Target Holders that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA, in each case, received by the Inactive Target Holders pursuant to the terms of the Business Combination Agreement on the Closing Date and as indicated on Schedule 1 alongside the applicable Inactive Target Holder’s name.
“
Inactive Target Holders
” means, collectively, those Target Holders designated as “Inactive Target Holders” on Schedule 1 and their Permitted Transferees.

A-2-7

“
Joinder
” shall have the meaning given in
Section
 6.10
.
“
Lock-up
” shall have the meaning given in
Section
 5.1
.
“
Lock-up
Parties
” shall mean, as applicable, the Sponsor, the Director Holders, the Target Holders and their respective Permitted Transferees.
“
Lock-up
Periods
” shall mean the Director/Inactive Holder
Lock-up
Period, the General
Lock-up
Period, the SSOS Share
Lock-up
Period and the PPW
Lock-up
Period, as applicable.
“
Lock-up
Shares
” shall mean the Common Stock and any other equity securities convertible into or exercisable or exchangeable for the Common Stock (including, without limitation, any Private Placement Warrants, and/or equity (or quasi equity) awards issued under any employee incentive or equity appreciation plan) held by the Sponsor, Director Holders or Target Holders immediately following the Closing (excluding any PIPE Shares or Common Stock acquired in the public market) or otherwise acquired, subscribed for or issued pursuant to the terms of the Business Combination Agreement or the Sponsor Support Agreement.
“
Maximum Number of Securities
” shall have the meaning given in
Section
 2.1.5
.
“
Merger Sub
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section
 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Other Coordinated Offering
” shall have the meaning given in
Section
 2.4.1
.
“
Permitted Transferees
” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, which include (i) prior to the expiration of the applicable
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable
Lock-up
Period pursuant to
 Section 5.2
 and (ii) after the expiration of the applicable
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up
period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
Section
 2.2.1
.
“
PIPE Shares
” shall mean the shares of Class A common stock of the Company acquired by any Target Holder in connection with such Target Holder’s participation in the Private Placements.
“
Private Placement Warrants
” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering and any such warrants subsequently acquired by Holders in connection with the Business Combination Agreement, including any Common Stock issued or issuable upon conversion or exchange of any such warrants.

A-2-8

“
PPW
Lock-up
Period
” shall mean:
(A)    with respect to
one-third
of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and
(B)    with respect to
one-third
of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.
For the avoidance of doubt,
one-third
of the Private Placement Warrants shall not be subject to the PPW
Lock-up
Period.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any outstanding Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other such equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares), (b) any Common Stock or any other equity security (including warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B Common Units pursuant to the terms and subject to the conditions of the Umbrella A&R LLCA and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

A-2-9

“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock are then listed;
(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)    printing, messenger, telephone and delivery expenses;
(D)    reasonable fees and disbursements of counsel for the Company;
(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;
(F)    in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders (not to exceed $75,000 without the consent of the Company);
(G)    the costs and expenses of Company relating to analyst and investor presentations
(H)    or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and
(I)    any other fees and disbursements customarily paid by the issuers of securities.
“
Registration Statement
” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting Holders
” shall have the meaning given in
Section
 2.1.5
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“
Sponsor
”
shall have the meaning given in the Preamble hereto.
“
Sponsor Member
” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

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“
Sponsor-Sourced
Option Shares
” shall mean, collectively, any Option Shares (as defined in any of (i) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ], (ii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] or (iii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] (each, an “
Option Agreement
” and, collectively, the “
Option Agreements
”).
“
SSOS
Lock-up
Period
” shall mean, with respect to the Sponsor-Sourced Option Shares (and only to the extent such Sponsor-Sourced Option Shares are transferred pursuant to the terms of the applicable Option Agreement), the period beginning on the Closing Date and ending on the earlier to occur of (A) one year after the date of the Closing Date or (B) such time, at least 150 days after the Closing Date, that the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period.
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
Section
 2.1.2
.
“
Target(s)
” shall have the meaning given in the Preamble hereto.
“
Target Holders
” shall have the meaning given in the Preamble hereto.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase (other than as explicitly contemplated by the Option Agreements) or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section
 2.1.4
.
“
Withdrawal Notice
” shall have the meaning given in
Section
 2.1.6
.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration
.
2.1.1
Filing
. Within forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), if the Company is then eligible to use a Form
S-3
Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60 th
) calendar day (or ninetieth

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(90
th
) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10 th
) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the SEC is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration Statement) to a Form
S-3
Shelf as soon as practicable after the Company is eligible to use a Form
S-3
Shelf. The Company’s obligation under this
Section
 2.1.1
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.2
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section
 3.4
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration Statement
”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form
S-3
to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this
Section
 2.1.2
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.3
Additional Registrable Securities
. Subject to
Section
 3.4
, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;
provided
,
however
, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.
2.1.4
Requests for Underwritten Shelf Takedowns
. Subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “
Demanding Holder
”) may request to sell all or any portion of

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its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $10.0 million in the aggregate (the “
Minimum Takedown Threshold
”);
provided
that, with respect to all remaining Registrable Securities held by the Demanding Holder no Minimum Takedown Threshold shall apply. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to
Section
 2.4.4
, a
majority-in-interest
of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this
Section
 2.1.4
within any six (6) month period. For the avoidance of doubt, the Company shall not be required to effect an aggregate of more than four (4) Underwritten Shelf Takedowns pursuant to this
Section
 2.1.4
in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.
2.1.5
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “
Requesting Holders
”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest
of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding

A-2-13

Holder for purposes of
Section
 2.1.4
, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown);
provided
that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of
Section
 2.1.4
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this
Section
 2.1.6
, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this
Section
 2.1.6
.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. Subject to
Section
 2.4.3
, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to
Section
 2.1
), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form
S-4
(or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) a Block Trade or an Other Coordinated Offering (which shall be subject to
Section
 2.4
), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Except with respect to an Underwritten Shelf Takedown under
Section
 2.1.4
, the rights provided under this
Section
 2.2.1
shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to
Section
 2.1
. Subject to
Section
 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2.2.1
to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock or other equity securities that the Company desires to sell, taken together with (i) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded

A-2-14

pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to
Section
 2.2
hereof, and (iii) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to
Section
 2.1
hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in
Section
 2.1.5
.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2.1.6
) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities

A-2-15

pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section
 2.1.6
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2.1.6
, any Piggyback Registration effected pursuant to
Section
 2.2
hereof shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2.1.4
hereof.
2.3
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer or director or Holder (and for which it is customary for such Holder to agree to a lock-up),
agrees that, to the extent such Holder participates in such Underwritten Offering, it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4
Block Trades
; Other Coordinated Offerings
.
2.4.1    Notwithstanding any other provision of this
Article II
, but subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “
Block Trade
”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “
Other Coordinated Offering
”), in each case, (x) with a total offering price of at least $20.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest
of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this
Section
 2.4.2
.
2.4.3    Notwithstanding anything to the contrary in this Agreement,
Section
 2.2
shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

A-2-16

2.4.5    A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this
Section
 2.4
within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this
Section
 2.4
in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this
Section
 2.4
shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to
Section
 2.1.4
hereof.
ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4    notify each seller of Registrable Securities promptly after it receives notice of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;
3.1.5    furnish counsel for the Underwriter(s), if any, and upon written request, for the sellers of the Registrable Securities in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;
3.1.6    prior to any public offering of Registrable Securities, use best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by

A-2-17

such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.7    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.8    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.9    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.10    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, including any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to
Section
 3.4
), furnish, upon request, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.11    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
;
3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration;
provided
,
however
, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.13    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;

A-2-18

3.1.14    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.15    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.16    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.17    with respect to an Underwritten Offering pursuant to
Section
 2.1.4
, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.18    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4
Suspension of Sales; Adverse Disclosure
; Restrictions on Registration Rights
.
3.4.1    Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public
information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.4.2    Subject to
Section
 3.4.4
, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this
Section
 3.4.2
, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3    Subject to
Section
 3.4.4
, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to
 Section
 2.1.4
, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.1.4
or
2.4
.
3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to
Section
 3.4.2
or a registered offering pursuant to
Section
 3.4.3
shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than twice for not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.
3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain

A-2-20

extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings;
provided
that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“
EDGAR
”) shall be deemed to have been furnished or delivered to the Holders pursuant to this
Section
 3.5
. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6
Rule 144
. With a view to make available to the Holders the benefits of Rule 144 promogulated under the Securities Act, the Company covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell all Registerable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promogulated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirement, and, if not, the specific reasons for non-compliance.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, directors, trustees, equityholders, beneficiaries, affiliates and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees or other expenses incurred in connection with investigating or defensing such claim, loss, liability, damage or action) resulting from (i) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities law except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or

A-2-21

preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket
expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket
expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder under this
Section
 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections
 4.1.1
,
4.1.2

A-2-22

and
4.1.3
above, any legal or other fees, charges or
out-of-pocket
expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 4.1.5
. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.1.5
from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1
Lock-Up
. Subject to
Section
 5.2
and
Section
 5.3
, each
Lock-up
Party agrees that it shall not Transfer any
Lock-up
Shares prior to the end of the applicable
Lock-up
Period (the “
Lock-up
”).
5.2
Permitted Transferees
.
5.2.1 Notwithstanding the provisions set forth in
Section
 5.1
, each
Lock-up
Party may Transfer the
Lock-up
Shares during the applicable
Lock-up
Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such
Lock-up
Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other
Lock-up
Party or any direct or indirect partners, members or equity holders of such other
Lock-up
Party, any affiliates of such other
Lock-up
Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such
Lock-up
Party by virtue of the
Lock-up
Party’s organizational documents, as amended, upon dissolution of the
Lock-up
Party, (g) to the Company, or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a
Lock-up
Party shall (x) be subject to the transfer restrictions set forth in this
ARTICLE V
with respect to the
Lock-Up
Shares upon and after acquiring such
Lock-Up
Shares, and (y) execute a joinder to this Agreement in the form of
Exhibit A
attached hereto.
5.3 Except as otherwise agreed to by the Company and the Sponsor, if any
Lock-up
Party is granted a release or waiver from the
Lock-up
provided in this
Article V
(such party a “
Triggering Holder
”), then each other
Lock-up
Party shall also be granted an early release from its obligations hereunder or under any contractual lock-up
agreement with the Company on the same terms and on a
pro-rata
basis with respect to such number of
Lock-up
Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of
Lock-up
Shares held by the Triggering Holder immediately following the Closing that are being released from this Agreement multiplied by (ii) the total number of
Lock-up
Shares held by such other
Lock-up
Party immediately following the Closing.
ARTICLE VI
MISCELLANEOUS
6.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return

A-2-23

receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 6.1
.
6.2
Assignment; No Third Party Beneficiaries
.
6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2 Subject to
Section
 6.2.4
and
Section
 6.2.5
, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities;
provided
that with respect to the Sponsor, Director Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), and (ii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates of such Target Holder or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees). Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.
6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 6.2
.
6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 6.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of
Exhibit A
attached hereto). Any transfer or assignment made other than as provided in this
Section
 6.2
shall be null and void.
6.3
Counterparts
. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

A-2-24

6.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
6.5
Waiver of Jury Trial.
THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
6.6
Arbitration
. Each of the parties irrevocably and unconditionally agrees that any proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “
Related Proceeding
”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ respective representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable law or any order of a governmental entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.
6.7
Amendments and Modifications
. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Stock;
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the

A-2-25

outstanding Common Stock; and
provided
,
further
, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.8
Term
. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of
Section
 3.5
and
Article
 IV
shall survive any termination.
6.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10
Additional Holders; Joinder
. In addition to persons or entities who may become Holders pursuant to
Section
 6.2
hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock) and each Target Holder (in each case, so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “
Additional Holder
”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “
Joinder
”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “
Additional Holder Common Stock
”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
6.11
Severability
. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12
Entire Agreement
. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
6.13
Adjustments
. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

A-2-26

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

HOLDERS:

CGC SPONSOR, LLC

By:
Name:
Title:

HOLDERS:

ELIAS DIAZ SESE

By:
Name:
Title:

HOLDERS:

BERTRAND GRABOWSKI

By:
Name:
Title:

HOLDERS:

DANIEL KARP

By:
Name:
Title:

A-2-27

Schedule 1
Target Holders

*	Denotes “Inactive Target Holder”

A-2-28

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “
Joinder
”) pursuant to the Registration Rights Agreement, dated as of [__], 202[_] (as the same may hereafter be amended, the “
Registration Rights Agreement
”), among Cartesian Growth Corporation, a Delaware corporation (the “
Company
”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the day of
                ,
20

.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20

[ ]

By:
Name:
Its:

A-2-29

Annex
A-3
Execution Version
AMENDMENT NO. 2
TO THE
BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 (this “
Amendment
”), dated as of May 13, 2022, to the Business Combination Agreement, dated as of September 19, 2021, as amended by Amendment No. 1 to the Business Combination Agreement, dated as of February 11, 2022 (as amended, the “
Business Combination Agreement
”), is by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), Rook MS LLC, a Delaware limited liability company (“
Umbrella Merger Sub
” and, together with SPAC, the “
Cartesian Entities
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
” and, together with TIG GP, the “
TIG Entities
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH and the TIG Entities, the “
Companies
” each a “
Company
”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”). Each of the Cartesian Entities, the Companies and Umbrella shall individually be referred to herein as a “
Party
” and, collectively, the “
Parties
”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.
WHEREAS, Section 12.04 of the Business Combination Agreement provides for the amendment of the Business Combination Agreement in accordance with the terms set forth therein; and
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
1.
Amend and Restate the definition “Alvarium Closing Cash Adjustment”
. The definition “Alvarium Closing Cash Adjustment” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Alvarium
Closing Cash Adjustment
” means the difference of (a) $10,000,000
minus
(b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time
plus
(B) the Alvarium Excess Transaction Expenses
plus
(C) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number)
minus
(ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number);
minus
(iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.”

A-3-1

2.
Amend and Restate the definition “Available Cash”
. The definition “
Available Cash
” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Available Cash
” means, after giving effect to the exercise of the SPAC Share Redemption and payments related thereto, the aggregate amount equal to, as of the Closing Date, (a) the amount of immediately available funds contained in the Trust Account available for release to SPAC, plus
(b) the amount of immediately available funds held by SPAC pursuant to the Subscription Agreements, plus
(c) all funds held by SPAC outside of the Trust Account and immediately available to SPAC, minus
(d) Transaction Expenses of the Parties (not to exceed $50 million, but excluding for purposes of this calculation, the sum of (i) the amount of any Additional Banking Fees, (ii) the lesser of the amount of the (A) Alvarium Reorganization Expenses and (B) Alvarium Reorganization Expenses Cap, and (iii) the amount of the Public Market Readiness Expenses), minus
(e) the sum of (i) the amount of any Additional Banking Fees, (ii) the lesser of the amount of the (A) Alvarium Reorganization Expenses and (B) Alvarium Reorganization Expenses Cap, and (iii) the amount of the Public Market Readiness Expenses. For the avoidance of doubt, Available Cash shall be calculated prior to taking into account payment of any Aggregate Cash Consideration.”
3.
Amend and Restate the definition “Companies Equity Value”
. The definition “
Companies Equity Value
” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Companies Equity Value
” means an amount equal to (a) the Companies Enterprise Value, plus
(b) the Cash of the Companies and the Company Subsidiaries as of the Reference Time
minus
(c) the Indebtedness of the Companies and the Company Subsidiaries as of the Reference Time
plus
(d) the Available Cash,
plus
(e) the amount of any Additional Banking Fees,
plus
(f) the amount of the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap, plus
(g) the Public Market Readiness Expenses not to exceed an aggregate amount of $7,400,000, plus
(h) an amount equal to the Transaction Expenses Adjustment,
minus
(i) the New Shareholder Equity Value.”
4.
Amend and Restate the definition “CFO Expenses”
. The definition “CFO Expenses” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Public Market Readiness Expenses
” means all
out-of-pocket
fees, costs and expenses incurred by the Companies or on their behalf prior to the Closing Date in connection with or related to the Companies’ preparation to operate as a public company from and after the Closing Date, which shall include the fees, costs and expenses related to the following, including but not limited to: (a) the hiring of the chief financial officer of SPAC who shall serve as the chief financial officer of SPAC from and after the Closing Date (including recruitment fees, wages, bonuses and other associated personnel costs), (b) the hiring of certain employees in the Companies’ finance, human resources, legal, compliance, marketing, and technology departments, (c) finance enterprise resource planning system implementation and cybersecurity program implementation, (d) the engagement of a consulting firm in connection with the selection of certain independent directors to be appointed to the SPAC Board as of the Closing Date, (e) the engagement of a compensation consulting firm for employee and director compensation benchmarking and program design, (f) legal advisory services related to certain public company readiness requirements, and (g) the engagement of investor relations, public relations and marketing and other related communications service providers relating to public company readiness.”
As a result thereof, the term “Public Market Readiness Expenses” shall replace the term “CFO Expenses” everywhere it appears in the Business Combination Agreement.

A-3-2

5.
Amend and Restate the definition “Excess Transaction Expenses”
. The definition “Excess Transaction Expenses” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Excess Transaction Expenses
” means all Transaction Expenses in excess of $50 million, other than (a) the Alvarium Reorganization Expenses in excess of the Alvarium Reorganization Expenses Cap, (b) the Public Market Readiness Expenses, and (c) the Additional Banking Fees.”
6.
Delete the definition “SHP Discretionary Banking Fee”
. The definition “SHP Discretionary Banking Fee” set forth in Section 1.01 of the Business Combination Agreement is hereby deleted everywhere it appears in the Business Combination Agreement.
7.
Amend and Restate the definition “TIG Entities Closing Cash Adjustment”
. The definition “TIG Entities Closing Cash Adjustment” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
TIG Entities Closing Cash Adjustment
” means the difference of (a) $40,500,000
minus
(b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time
plus
the TIG Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time,
plus
(y) the Incurred TIG Expenses (expressed as a positive number)
minus
(iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the Alvarium Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the TWMH Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.”
8.
Amend and Restate the definition “Transaction Expenses”
. The definition “Transaction Expenses” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
Transaction Expenses
” means all
out-of-pocket
fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, due diligence providers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the ransactions (including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Alvarium Reorganization (including the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap), the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Subsidiary Distributions), the Additional Banking Fees, the Public Market Readiness Expenses, the Proxy Statement and the Registration Statement, and the solicitation of shareholders’ approvals and the preparation of any required filings, notices or approvals under applicable Laws, including Antitrust Laws.”
9.
Amend and Restate the definition “TWMH Closing Cash Adjustment”
. The definition “TWMH Closing Cash Adjustment” set forth in Section 1.01 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:
““
TWMH Closing Cash Adjustment
” means the difference of (a) $11,000,000
minus
(b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time
plus
the TWMH Excess Transaction Expenses (each expressed as a positive number)
minus
(ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number)
minus
(iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH;
provided
, that, the sum of (1) the value of component (ii) set out above, plus
(2) the value of component (ii) set out in the TIG Entities Closing Cash Adjustment
plus
(3) the value of component (ii) set out in the Alvarium Closing Cash Adjustment shall not exceed an aggregate amount of $45,000,000.”

A-3-3

10.
Amend and Restate Section
 9.03 of the Alvarium Disclosure Schedule to the Business Combination Agreement
. Section 9.03 of the Alvarium Disclosure Schedule to the Business Combination Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.
11.
Amend and Restate Section
 9.02 of the TIG Disclosure Schedule to the Business Combination Agreement
. Section 9.02 of the TIG Disclosure Schedule to the Business Combination Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B hereto.
12.
Amend and Restate Section
 9.01 of the TWMH Disclosure Schedule to the Business Combination Agreement
. Section 9.01 of the TWMH Disclosure Schedule to the Business Combination Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C hereto.
ARTICLE II
MISCELLANEOUS
1.
No Further Amendment
. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.
2.
Effect of Amendment
. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.
3.
Governing Law
. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Amendment shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan.
4.
Severability
. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
5.
Counterparts
. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[
Signature Page Follows.
]

A-3-4

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name: Peter Yu Title: Chief Executive Officer

ROOK MS LLC

By:	/s/ Peter Yu
Name: Peter Yu Title: President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name: Alexander de Meyer Title: CEO

ALVARIUM TIEDEMANN CAPITAL, LLC

By:	/s/ Michael Tiedemann
Name: Michael Tiedemann Title: Managing Member

A-3-5

Annex
B-1
Final Form
CERTIFICATE OF INCORPORATION
OF
ALVARIUM TIEDEMANN HOLDINGS, INC.
I, the undersigned, for the purposes of incorporating and organizing a Corporation under the General Corporation Law of the State of Delaware, do hereby execute this certificate of incorporation and do hereby certify as follows:
FIRST: The name of the Corporation is Alvarium Tiedemann Holdings, Inc. (the “
Corporation
”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “
DGCL
”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,035,000,000 shares of capital stock, consisting of three classes as follows: (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (the “
Class
 A Common Stock
”); (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (the “
Class
 B Common Stock
” and, collectively with the Class A Common Stock, the “
Common Stock
”); and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “
Preferred Stock
”).
A.
Common Stock
. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:
(1)
Class A Common Stock
.
(a)
Voting
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this certificate of incorporation (including any certificate of designation relating to a series of Preferred Stock) (as amended or amended and restate from time to time, this “
Certificate of Incorporation
”) or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “
Bylaws
”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation;
provided
,
however
, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
(b)
No Cumulative Voting
. The holders of shares of Class A Common Stock shall not have cumulative voting rights.
(c)
Amendments
. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.
(d)
Dividends
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “
Board of Directors
”) from time to time out of assets or funds of the Corporation legally available therefor.
(e)
Liquidation, Dissolution, etc
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

B-1-1

(f)
Merger or Consolidation
. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock shall be converted into the right to receive the same consideration per share.
(g)
No Preemptive Rights
. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.
(h)
Conversion
. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.
(2)
Class B Common Stock
.
(a)
Voting
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class B Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation;
provided
,
however
, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class B Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast one (1) vote, in person, by proxy or by consent in lieu of a meeting for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
(b)
No Cumulative Voting
. The holders of shares of Class B Common Stock shall not have cumulative voting rights.
(c)
Amendments
. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.
(d)
No Dividends
. Shares of Class B Common Stock shall be deemed to be a
non-economic
interest. The holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.
(e)
Liquidation, Dissolution, etc
. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class B Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.
(f)
Merger or Consolidation
. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class B Common Stock shall be converted into the right to receive the same consideration per share;
provided
,
however
, that the shares of Class B Common Stock may be converted into the right to receive the same shares or securities per share.
(g)
No Preemptive Rights
. No holder of shares of Class B Common Stock shall be entitled to preemptive rights.
(h)
Status of Converted, Redeemed, Repurchased or Cancelled Shares
. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class B Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class B Common Stock.
(3)
Exchange and Cancellation of Shares of Class
 B Common Stock
. To the extent that either (a) any holder of shares of Class B Common Stock exercises its right pursuant to the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC Agreement effective as of [                ] [    ], 202[ ] (as amended or amended and restated from time to time, the “
Umbrella LLC Agreement
”), to have its Class B Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “
Class
 B Common Units
”) redeemed by Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella LLC
”) in accordance with the Umbrella LLC Agreement, or (b) the Corporation exercises its option pursuant to the Umbrella LLC Agreement to effect a direct

B-1-2

exchange with such holder in lieu of the redemption described in the foregoing subsection (a), then upon the surrender of the shares of (i) Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class B Common Stock by Umbrella LLC (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.
(4)
Transfer of Shares of Class
 B Common Stock
.
(a)
Automatic Transfer
. The transfer of one or more Class B Common Units in accordance with the Umbrella LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class B Common Stock to the same transferee. No holder of one or more shares of Class B Common Stock shall transfer such share(s) other than with an equal number of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock). The transfer restrictions described in this Section A(4)(a) of this Article FOURTH are referred to as the “
Restrictions
”.
(b)
Transfers in Violation of the Restrictions
. Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class B Common Stock (the “
Purported Owner
”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class B Common Stock (the “
Restricted Shares
”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.
(c)
Action of the Board of Directors
. Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class B Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
(d)
Automatic Cancellation of Shares of Class
 B Common Stock
. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of Class B Common Stock shall cease to be held by a registered holder of Class B Common Units, such shares of Class B Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of Class B Common Stock no longer holds an equal number of shares of Class B Common Stock and of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock), the shares of Class B Common Stock registered in the name of such holder that exceed the number of Class B Common Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.
(e)
Regulations and Procedures
. The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section A(4) of this Article FOURTH and the Umbrella LLC Agreement for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section A(4) of this Article FOURTH. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class B Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class B Common Stock.
(f)
Implementation of Restrictions
. The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.
(g)
Certificates Evidencing Shares of Class
 B Common Stock
. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ALVARIUM TIEDEMANN HOLDINGS, INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

B-1-3

B.
Preferred Stock
. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.
FIFTH: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Class B Common Units pursuant to the Umbrella LLC Agreement;
provided
, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class B Common Units pursuant to the Umbrella LLC Agreement by delivering cash in lieu of shares in accordance with the Umbrella LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Umbrella LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.
SIXTH: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:
(a)    shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one
ratio between the number of Class A Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “
Class
 A Common Units
”) owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation,
(iii) non-economic
voting shares of the Corporation, such as shares of Class B Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class B Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Umbrella LLC) (clauses (i), (ii), (iii) and (iv), collectively, the “
Disregarded Shares (Class A)
”);
(b)    shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one
ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, (i) treasury shares of the Corporation, (ii) economic voting shares of the Corporation, such as shares of Class A Common Stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable for shares of Class A Common Stock (clauses (i), (ii) and (iii), collectively, the “
Disregarded Shares (Class B)
”);
(c)    shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one
ratio between the number of Class A Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, the Disregarded Shares (Class A);
(d)    shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Class B Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one
ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, the Disregarded Shares (Class B); and
(e)    shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock or Class B Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Class A Common Stock or Class B Common Stock) in a transaction not contemplated by the Umbrella LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such

B-1-4

that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Common Units owned by the Corporation shall equal on a one-for-one
basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, the Disregarded Shares (Class A), and such that after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class B Common Units outstanding under the Umbrella LLC Agreement shall equal on a one-for-one
basis the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one
ratio, the Disregarded Shares (Class B).
SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(a)
Management
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)
Number of Directors
. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.
(c)
Election and Term
. The initial directors shall serve until the first annual meeting of stockholders following the effective time of the domestication and incorporation of the Corporation in the State of Delaware (the “
Domestication Effective Time
”). Commencing with the first annual meeting of the stockholders following the Domestication Effective Time, directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. Notwithstanding the foregoing, directors shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.
(d)
Removal of Directors
. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to any applicable provisions of this Certificate of Incorporation (collectively, the “
Preferred Directors
” and each, a “
Preferred Director
”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors, voting together as a single class.
(e)
Vacancies
. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, at any time newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by applicable law, shall exercise the powers of the full Board of Directors until the vacancy is filled.
(f)
No Written Ballot
. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
(g)
Amendment of Bylaws
. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time the affirmative vote of the holders of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class;
provided
,
however
, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or other applicable law.
(h)
Special Meetings of Stockholders
. Except as otherwise required by the DGCL and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by the Board of Directors acting pursuant to a resolution approved by the majority of the directors then in office. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons.    Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
EIGHTH: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Corporation, shall be required to amend or repeal any provision of this Article EIGHTH.

B-1-5

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.
TENTH: (a)    The Corporation shall, to the fullest extent permitted by applicable law, indemnify and hold harmless its directors and officers, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives;
provided
,
however
, that, except for proceedings to enforce rights to indemnification or the advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person in his or her capacity as such unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall, to the fullest extent permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any proceeding in advance of its final disposition;
provided
,
however
, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer of the Corporation to repay all amounts advanced if it should be ultimately determined that her or she is not entitled to be indemnified under this Article TENTH or otherwise.
(b)    The rights to indemnification and to the advancement of expenses conferred by this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
(c)    Any amendment, modification, repeal or elimination of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, modification, repeal or elimination.
(d)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend or repeal any provision of this Article TENTH.
ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware);
provided
,
however
, that this Article ELEVENTH does not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.
TWELFTH: The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article TWELFTH. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.
THIRTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.
[Signature Page Follows]

B-1-6

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation this [                 ] day of [                ], 202[                ].

ALVARIUM TIEDEMANN HOLDINGS, INC.

By:
[●]
Incorporator

B-1-7

Annex
B-2
Final Form
CERTIFICATE OF CORPORATE DOMESTICATION
OF
CARTESIAN GROWTH CORPORATION
The undersigned, a person authorized to sign this Certificate of Corporate Domestication (this “
Certificate
”) on behalf of Cartesian Growth Corporation, a Cayman Islands exempted company (“
CGC Cayman
”), DOES HEREBY CERTIFY as follows:
1.    The date on which and the jurisdiction where CGC Cayman was first formed, incorporated, created or otherwise came into being are
December 18, 2020, and in the Cayman Islands, respectively.
2.    The name of CGC Cayman immediately prior to the filing of this Certificate was “Cartesian Growth Corporation.”
3.    The name of the Delaware corporation as set forth in its certificate of incorporation as filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Alvarium Tiedemann Holdings, Inc.”
(“
CGC
Delaware
”).
4.    The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of CGC Cayman or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.
5.    The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of CGC Cayman and the conduct of its business or by applicable non-Delaware
law, as appropriate.
6.    A certificate of incorporation of CGC Delaware is being filed with the Secretary of State of the State of Delaware simultaneously with the filing of this Certificate.
[Signature Page Follows]

B-2-1

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed on this the day of

, 202[

].

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

B-2-2

Annex C
Final Form
BYLAWS
OF
ALVARIUM TIEDEMANN CAPITAL, INC.
(the “
Corporation
”)
ARTICLE I
Stockholders
Section 1.
Annual Meeting
. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “
Annual Meeting
”) shall be held at the hour, date and place, if any, within or without the State of Delaware which is designated by the Board of Directors of the Corporation (the “
Board of Directors
”), which time, date and place, if any, may subsequently be changed at any time by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “
DGCL
”) and subject to such procedures and guidelines as the Board of Directors may adopt.
Section 2.
Notice of Stockholder Business and Nominations.
(a)
Annual Meetings of Stockholders.
(1)    Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the Annual Meeting, who is present (in person or by proxy) at the Annual Meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule
14a-8
(or any successor rule) under the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.
(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90 th
) day nor earlier than the close of business on the one hundred twentieth (120 th
) day prior to the
one-year
anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90 th
) day prior to the scheduled date of such Annual Meeting or the tenth (10 th
) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “
Timely Notice
”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the date of adoption of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90 th
) day prior to the scheduled date of such Annual Meeting or the tenth (10 th
) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:
(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B)    as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, and any material interest in such business of each Proposing Person (as defined below);
(C)    (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any), (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule
12b-2
promulgated under the Exchange Act and hereinafter for purposes of this Bylaw, “
affiliates
” and “
associates
,” respectively), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “
Material Ownership Interests
”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;
(D)    (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the Annual Meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(E)    a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “
Solicitation Statement
”).
For purposes of this Article I, Section 2 of these Bylaws, the term “
Proposing Person
” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Article I, Section 2 of these Bylaws, the term “
Synthetic Equity Interest
” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called
“stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation; (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation; (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation; or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.
(3)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for determining the stockholders entitled to vote at the Annual Meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the fifth (5 th
) business day after the record date for determining the stockholders entitled to vote at the Annual Meeting (in the case of the update and supplement required to be made as of the record date for determining the stockholders entitled to vote at the Annual Meeting), and not later than the close of business on the eighth (8 th
) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting).
(4)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10 th
) day following the day on which such public announcement is first made by the Corporation.
(b)
Special Meetings of Stockholders.
Nominations of persons for election to the Board of Directors to be considered by the stockholders at a special meeting of stockholders of the Corporation at which one or more directors are to be elected pursuant to the Corporation’s notice of such special meeting (or any supplement thereto) may be brought before such special meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the special meeting, who is present (in person or by proxy) at the special meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Board of Directors calls a special meeting of the stockholders for the purpose of electing one or more persons to the Board of Directors, any such stockholder entitled to vote in such election may make nominations of one or more persons (as applicable) for election to such directorships as specified in the Corporation’s notice of such special meeting, if the stockholder’s written notice required by Article I, Section 2(a)(2) of this Bylaw is received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120 th
) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90 th
) day prior to such special meeting or the tenth (10
th
) day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the Board of Directors to be elected at such special meeting.
(c)
General.
(1)    Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule
14a-8
under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the meeting.
(2)    Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.
(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination or at the Annual Meeting to present any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.
(4)    For purposes of this Bylaw, “
public announcement
” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(5)    Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule
14a-8
(or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock of the Corporation (the “
Preferred Stock
”) then outstanding to elect directors pursuant to the applicable provisions of the Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) (as the same may hereafter be amended and/or restated, the “
Certificate
”).
SECTION 3.
Special Meetings
. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called at any time, but only by the Board of Directors acting pursuant to a resolution approved by a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.
SECTION 4.
Notice of Meetings; Adjournments
.
(a)    A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting and the record date for determining the stockholders entitled to vote at the Annual Meeting, if such date is different from the record date for determining stockholders entitled to notice of the Annual Meeting, shall, unless otherwise provided by law, be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote at the Annual Meeting, as of the record date for determining the stockholders entitled to notice of the Annual Meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
(b)    Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the special meeting has been called.
(c)    A written waiver, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed to be equivalent to notice. Attendance of a stockholder at an Annual Meeting or a special meeting of stockholders shall constitute a waiver of notice of such Annual Meeting or special meeting, except where the stockholder attends such Annual Meeting or special meeting for the express purpose of objecting at the beginning of such Annual Meeting or special meeting, to the transaction of any business because such Annual Meeting or special meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual Meeting or special meeting of stockholders need be specified in any written waiver of notice or any waiver by electronic transmission.
(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such Annual Meeting or special meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled Annual Meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice under Article I, Section 2 of these Bylaws.
(e)    When any Annual Meeting or a special meeting of stockholders is convened, the presiding officer may adjourn such Annual Meeting or special meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation and its stockholders. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4 of Article IV of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
SECTION 5.
Quorum
. Except as otherwise provided by law, the Certificate or these Bylaws, a majority of the outstanding shares of capital stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

SECTION 6.
Voting and Proxies
. Except as otherwise provided by or pursuant to the Certificate, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
SECTION 7.
Action at Meeting
. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by the affirmative vote of a majority of the votes properly cast with respect to such matter, unless such matter is one which, by express provision of the Certificate, these Bylaws or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors unless by express provision of the Certificate a larger vote is required.
SECTION 8.
Stockholder Lists
. The Corporation shall prepare, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting;
provided
,
however
, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.
SECTION 9.
Presiding Officer
. The Board of Directors shall designate an officer to preside over all Annual Meetings or special meetings of stockholders, provided
that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided
further
that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.
SECTION 10.
Inspectors of Elections
. The Corporation shall, in advance of any Annual Meeting or special meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at an Annual Meeting or special meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.
ARTICLE II
Directors
Section 1.
Powers
. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
SECTION 2.
Number and Terms
. Subject to law and the rights of the holders of any one or more series of Preferred Stock then outstanding to elect one or more directors pursuant to the applicable provisions of the Certificate, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.
SECTION 3.
Qualification
. No director need be a stockholder of the Corporation.

SECTION 4.
Vacancies
. Newly created directorships and vacancies on the Board of Directors shall be filled in the manner provided in the Certificate.
Section 5.
Removal
. Directors may be removed from office only in the manner provided in the Certificate.
SECTION 6.
Resignation
. A director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.
SECTION 7.
Regular Meetings
. The regular annual meeting of the Board of Directors shall be held, without notice other than this Section 7, on the same date and at the same place as the Annual Meeting following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.
SECTION 8.
Special Meetings
. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.
SECTION 9.
Notice of Meetings
. Notice of the hour, date and place, if any, of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver, signed by the director entitled to notice, or a waiver by electronic transmission by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the written waiver of notice or any waiver by electronic transmission.
SECTION 10.
Quorum
. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any newly created directorships and vacancies on the Board of Directors.
Section 11.
Action at Meeting.
At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.
Section 12.
Action by Consent.
Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee in accordance with law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or any committee thereof, in the same paper or electronic form as the minutes are maintained and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.
Section 13.
Manner of Participation.
Directors may participate in meetings of the Board of Directors, or any committee thereof, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.
Section 14.
Presiding Director.
The Board of Directors shall designate a director to preside over all meetings of the Board of Directors, provided
that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

Section 15.
Committees.
The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, each committee to consist of one or more directors. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Each committee shall keep records of its meetings and shall report its action to the Board of Directors.
Section 16.
Compensation of Directors.
Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof;
provided
that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.
ARTICLE III
Officers
Section 1.
Enumeration.
The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.
Section 2.
Election.
At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting of the Board of Directors.
Section 3.
Qualification.
No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.
Section 4.
Tenure.
Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
SECTION 5.
Resignation.
Any officer may resign at any time upon written notice to the Corporation.
Section 6.
Removal.
Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.
Section 7.
Absence or Disability.
In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.
Section 8.
Vacancies.
Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.
Section 9.
President.
The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the President, subject to the control of the Board of Directors.
Section 10.
Chairman of the Board
. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chairman of the Board, subject to the control of the Board of Directors.
Section 11.
Chief Executive Officer
. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chief Executive Officer, subject to the control of the Board of Directors.

Section 12.
Vice Presidents and Assistant Vice Presidents
. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate and, to the extent not so designated, as generally pertain to such office, subject to the control of the Board of Directors.
Section 13.
Treasurer and Assistant Treasurers
. The Treasurer shall, subject to the control of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 14.
Secretary and Assistant Secretaries
. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.
Section 15.
Other Powers and Duties
. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be designated by the Board of Directors or the Chief Executive Officer.
ARTICLE IV
Capital Stock
Section 1.
Certificates of Stock
. Every holder of capital stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she or it were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has resolved and determined that all classes or series of the Corporation’s stock shall be uncertificated, whether upon original issuance, re-issuance,
or subsequent transfer.
Section 2.
Transfers
. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.
Section 3.
Record Holders
. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation.
Section 4.
Record Date
. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date:
(a)    in the case of determination of stockholders entitled to notice of any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting;
(b)    in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting (if not prohibited by the Certificate), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and
(c)    in the case of any other action, shall not be more than sixty (60) days prior to such other action.
If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (if not prohibited by the Certificate), when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5.
Replacement of Certificates
. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, subject to law. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
ARTICLE V
Indemnification
Section 1.
Definitions
. For purposes of this Article V:
(a)    “
Corporate
Status
” describes the status of a person who is serving or has served (i) as a Director, (ii) as an Officer, (iii) as a
Non-Officer
Employee, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a)(iv), a Director, Officer or Non-Officer Employee who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;
(b)    “
Director
” means any person who serves or has served the Corporation as a director on the Board of Directors;
(c)    “
Disinterested Director
” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;
(d)    “
Expenses
” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;
(e)    “
Liabilities
” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)    “
Non-Officer
Employee
” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;
(g)    “
Officer
” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;
(h)    “
Proceeding
” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and
(i)    “
Subsidiary
” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.
Section 2.
Indemnification of Directors and Officers
.
(a)    Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.
(1)
Actions, Suits and Proceedings Other than By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(2)
Actions, Suits and Proceedings By or In the Right of the Corporation
. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation;
provided
,
however
, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.
(3)
Survival of Rights
. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.
(4)
Actions by Directors or Officers
. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors, unless such Proceeding (or claim, issue or matter therein) was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses, under these Bylaws in accordance with the provisions set forth herein.
Section 3.
Indemnification of
Non-Officer
Employees
. Subject to the operation of Article V, Section 4 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such
Non-Officer
Employee or on such
Non-Officer
Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such
Non-Officer
Employee is, or is threatened to be made, a party to or participant in by reason of such
Non-Officer
Employee’s Corporate Status, if such
Non-Officer
Employee acted in good faith and in a manner such
Non-Officer
Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a
Non-Officer
Employee after he or she has ceased to be a
Non-Officer
Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any
Non-Officer
Employee seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such
Non-Officer
Employee only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors of the Corporation.

Section 4.
Determination
. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a
Non-Officer
Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.
Section 5.
Advancement of Expenses to Directors Prior to Final Disposition
.
(a)    The Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer in connection with any Proceeding (or any claim, issue or matter therein) in which such Director or Officer is involved by reason of such Director’s or Officer’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director or Officer requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such Director or Officer and shall be preceded or accompanied by an undertaking by or on behalf of such Director or Officer to repay any Expenses so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer seeking advancement of expenses hereunder in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.
(b)    If a claim for advancement of Expenses under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director or Officer is not entitled to an advancement of expenses shall be on the Corporation.
(c)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
Section 6.
Advancement of Expenses to
Non-Officer
Employees Prior to Final Disposition
.
(a)    The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any
Non-Officer
Employee in connection with any Proceeding (or claim, issue or matter therein) in which such
Non-Officer
Employee is involved by reason of his or her Corporate Status as a
Non-Officer
Employee upon the receipt by the Corporation of a statement or statements from such
Non-Officer
Employee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such
Non-Officer
Employee and shall be preceded or accompanied by an undertaking by or on behalf of such
Non-Officer
Employee to repay any Expenses so advanced if it shall ultimately be determined that such
Non-Officer
Employee is not entitled to be indemnified against such Expenses.
(b)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the
Non-Officer
Employee has not met any applicable standard for indemnification set forth in the DGCL.
Section 7.
Contractual Nature of Rights
.
(a)    The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither the amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Bylaws inconsistent with this Article V shall eliminate or impair any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a Proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a Director or Officer and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b)    If a claim for indemnification under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.
(c)    In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.
Section 8.
Non-Exclusivity
of Rights
. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or
Non-Officer
Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.
Section 9.
Insurance
. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or
Non-Officer
Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.
Section 10.
Other Indemnification
. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “
Primary Indemnitor
”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.
ARTICLE VI
Miscellaneous Provisions
Section 1.
Fiscal Year
. The fiscal year of the Corporation shall be determined by the Board of Directors.
Section 2.
Seal
. The Board of Directors shall have power to adopt and alter the seal of the Corporation.
Section 3.
Execution of Instruments
. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board may authorize.
Section 4.
Voting of Securities
. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.
Section 5.
Resident Agent
. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.
Section 6.
Form of Records
. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage, device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases);
provided
that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with law.

Section 7.
Certificate
. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock), as amended and/or restated and in effect from time to time.
Section 8.
Exclusive Jurisdiction of Delaware Courts
. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws, or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware);
provided
,
however
, that this bylaw provision does not apply to any causes of action arising under the Securities Act of 1933, as amended (the “
Securities Act
”), or the Securities Exchange Act of 1934, as amended. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.
Section 9.
Amendment of Bylaws
.
(a)
Amendment by Directors
. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.
(b)
Amendment by Stockholders
. In addition to any affirmative vote required by the Certificate, these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of not less than two-thirds
(2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class;
provided
,
however
, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.
Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.
Adopted ___________, 202[_] and effective as of ___________, 202[_].

Annex D
Final Form
REGISTRATION RIGHTS AND
LOCK-UP
AGREEMENT
THIS REGISTRATION RIGHTS AND
LOCK-UP
AGREEMENT (this “
Agreement
”), dated as of [__], 202[_], is made and entered into by and among Cartesian Growth Corporation, a Delaware corporation (the “
Company
”), CGC Sponsor LLC, a Cayman Islands limited liability company (the “
Sponsor
”), Elias Diaz Sese, Bertrand Grabowski and Daniel Karp (the “
Director Holders
”), and certain parties set forth on
Schedule 1
hereto (collectively, the “
Target Holders
” and, collectively with the Sponsor and the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to
Section
 6.2
or
Section
 6.11
of this Agreement, the “
Holders
” and each, a “
Holder
”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS
, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 23, 2021 (the “
Original RRA
”);
WHEREAS
, the Company has entered into that certain Business Combination Agreement, dated as of September 19, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “
Business Combination Agreement
”), by and among the Company, Rook MS LLC, a Delaware limited liability company (“
Merger Sub
”), Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH, TIG GP and TIG MGMT, the “
Targets
”);
WHEREAS
, the Sponsor has entered into Option Agreements (as defined below) with certain investors who have committed to purchase PIPE Shares (as defined below), pursuant to which the Sponsor has granted each such investor an option to purchase shares of the Company’s Common Stock (as defined below) held by the Sponsor following the Closing Date (as defined below), subject to the terms contained herein and in each such Option Agreement;
WHEREAS
, on the date hereof, pursuant to the Business Combination Agreement, the Target Holders received shares of the Company’s Common Stock or Umbrella Class B Common Units that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA;
WHEREAS
, on the date hereof, pursuant to the terms of the Business Combination Agreement and the Sponsor Support Agreement, the Sponsor has transferred and assigned an aggregate of 8,900,000 Private Placement Warrants (as defined below) to the Target Holders;
WHEREAS
, pursuant to Section 6.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are the Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and
WHEREAS
, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW
,
THEREFORE
, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions
. The terms defined in this
Article
 I
shall, for all purposes of this Agreement, have the respective meanings set forth below:
“
Additional Holder
” shall have the meaning given in
Section
 6.10
.

“
Additional Holder Common Stock
” shall have the meaning given in
Section
 6.10
.
“
Adverse Disclosure
” shall mean any public disclosure of material
non-public
information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry;
provided
that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.
“
Agreement
” shall have the meaning given in the Preamble hereto.
“
Block Trade
” shall have the meaning given in
Section
 2.4.1
.
“
Board
” shall mean the Board of Directors of the Company.
“
Business Combination Agreement
” shall have the meaning given in the Recitals hereto.
“
Closing
” shall have the meaning given in the Business Combination Agreement.
“
Closing Date
” shall have the meaning given in the Business Combination Agreement.
“
Commission
” shall mean the Securities and Exchange Commission.
“
Common Stock
” means the Company’s shares of Class A common stock, par value $0.0001 per share, and the Company’s shares of Class B common stock, par value $0.0001 per share.
“
Company
” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction.
“
Demanding Holder
” shall have the meaning given in
Section
 2.1.4
.
“
Director Shares
” shall mean the [__] Class B ordinary shares of the Company held by each of the Director Holders immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and, for the avoidance of doubt, the shares of the Company’s Common Stock received by such Director Holders in exchange for such Class B ordinary shares.
“
Director Holders
” shall have the meaning given in the Preamble hereto.
“
Director/Inactive Target Holder
Lock-up
Period
” shall mean, with respect to the Director/Inactive Target Holder Shares, the period beginning on the Closing Date and ending on the date that is one year after the Closing Date.
“
Director/Inactive Target Holder Shares
” shall mean the Director Shares and the Inactive Target Holder Shares.
“
EDGAR
” shall have the meaning given in
Section
 3.5
.
“
Exchange Act
” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“
Form
S-1
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
Form
S-3
Shelf
” shall have the meaning given in
Section
 2.1.1
.
“
General
Lock-up
Period
” shall mean:
(A)    with respect to
one-third
of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

(B)    with respect to
one-third
of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and
(C)    with respect to
one-third
of the
Lock-up
Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.
“
Holder Information
” shall have the meaning given in
Section
 4.1.2
.
“
Holders
” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“
Inactive Target Holder
Shares
” shall mean those shares of the Company’s Common Stock, or those Umbrella Class B Common Units that are received by the Inactive Target Holders that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA, in each case, received by the Inactive Target Holders pursuant to the terms of the Business Combination Agreement on the Closing Date and as indicated on Schedule 1 alongside the applicable Inactive Target Holder’s name.
“
Inactive Target Holders
” means, collectively, those Target Holders designated as “Inactive Target Holders” on Schedule 1 and their Permitted Transferees.
“
Joinder
” shall have the meaning given in
Section
 6.10
.
“
Lock-up
” shall have the meaning given in
Section
 5.1
.
“
Lock-up
Parties
” shall mean, as applicable, the Sponsor, the Director Holders, the Target Holders and their respective Permitted Transferees.
“
Lock-up
Periods
” shall mean the Director/Inactive Holder
Lock-up
Period, the General
Lock-up
Period, the SSOS Share
Lock-up
Period and the PPW
Lock-up
Period, as applicable.
“
Lock-up
Shares
” shall mean the Common Stock and any other equity securities convertible into or exercisable or exchangeable for the Common Stock (including, without limitation, any Private Placement Warrants, and/or equity (or quasi equity) awards issued under any employee incentive or equity appreciation plan) held by the Sponsor, Director Holders or Target Holders immediately following the Closing (excluding any PIPE Shares or Common Stock acquired in the public market) or otherwise acquired, subscribed for or issued pursuant to the terms of the Business Combination Agreement or the Sponsor Support Agreement.
“
Maximum Number of Securities
” shall have the meaning given in
Section
 2.1.5
.
“
Merger Sub
” shall have the meaning given in the Recitals hereto.
“
Minimum Takedown Threshold
” shall have the meaning given in
Section
 2.1.4
.
“
Misstatement
” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“
Other Coordinated Offering
” shall have the meaning given in
Section
 2.4.1
.
“
Permitted Transferees
” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, which include (i) prior to the expiration of the applicable
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable
Lock-up
Period pursuant to
 Section 5.2
 and (ii) after the expiration of the applicable
Lock-up
Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up
period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“
Piggyback Registration
” shall have the meaning given in
Section
 2.2.1
.

“
PIPE Shares
” shall mean the shares of Class A common stock of the Company acquired by any Target Holder in connection with such Target Holder’s participation in the Private Placements.
“
Private Placement Warrants
” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering and any such warrants subsequently acquired by Holders in connection with the Business Combination Agreement, including any Common Stock issued or issuable upon conversion or exchange of any such warrants.
“
PPW
Lock-up
Period
” shall mean:
(A)    with respect to
one-third
of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and
(B)    with respect to
one-third
of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.
For the avoidance of doubt,
one-third
of the Private Placement Warrants shall not be subject to the PPW
Lock-up
Period.
“
Prospectus
” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“
Registrable Security
” shall mean (a) any outstanding Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other such equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares), (b) any Common Stock or any other equity security (including warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B Common Units pursuant to the terms and subject to the conditions of the Umbrella A&R LLCA and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off,
reorganization or similar transaction;
provided
,
however
, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“
Registration
” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Expenses
” shall mean the documented,
out-of-pocket
expenses of a Registration, including, without limitation, the following:
(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock are then listed;
(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)    printing, messenger, telephone and delivery expenses;
(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;
(F)    in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest
of the Demanding Holders (not to exceed $75,000 without the consent of the Company);
(G)    the costs and expenses of Company relating to analyst and investor presentations
(H)    or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and
(I)    any other fees and disbursements customarily paid by the issuers of securities.
“
Registration Statement
” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“
Requesting Holders
” shall have the meaning given in
Section
 2.1.5
.
“
Securities Act
” shall mean the Securities Act of 1933, as amended from time to time.
“
Shelf
” shall mean the Form
S-1
Shelf, the Form
S-3
Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“
Shelf Registration
” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“
Shelf Takedown
” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“
Sponsor
”
shall have the meaning given in the Preamble hereto.
“
Sponsor Member
” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.
“
Sponsor-Sourced
Option Shares
” shall mean, collectively, any Option Shares (as defined in any of (i) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ], (ii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] or (iii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] (each, an “
Option Agreement
” and, collectively, the “
Option Agreements
”).
“
SSOS
Lock-up
Period
” shall mean, with respect to the Sponsor-Sourced Option Shares (and only to the extent such Sponsor-Sourced Option Shares are transferred pursuant to the terms of the applicable Option Agreement), the period beginning on the Closing Date and ending on the earlier to occur of (A) one year after the date of the Closing Date or (B) such time, at least 150 days after the Closing Date, that the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any
30-trading
day period.
“
Subsequent Shelf Registration Statement
” shall have the meaning given in
Section
 2.1.2
.
“
Target(s)
” shall have the meaning given in the Preamble hereto.
“
Target Holders
” shall have the meaning given in the Preamble hereto.
“
Transfer
” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase (other than as explicitly contemplated by the Option Agreements) or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“
Underwriter
” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“
Underwritten Offering
” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“
Underwritten Shelf Takedown
” shall have the meaning given in
Section
 2.1.4
.
“
Withdrawal Notice
” shall have the meaning given in
Section
 2.1.6
.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration
.
2.1.1
Filing
. Within forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form
S-1
(the “
Form
S-1
Shelf
”) or a Registration Statement for a Shelf Registration on Form
S-3
(the “
Form
S-3
Shelf
”), if the Company is then eligible to use a Form
S-3
Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60 th
) calendar day (or ninetieth (90
th
) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10 th
) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “
Effectiveness Deadline
”);
provided
,
however
, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the SEC is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form
S-1
Shelf, the Company shall use its commercially reasonable efforts to convert the Form
S-1
Shelf (and any Subsequent Shelf Registration Statement) to a Form
S-3
Shelf as soon as practicable after the Company is eligible to use a Form
S-3
Shelf. The Company’s obligation under this
Section
 2.1.1
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.2
Subsequent Shelf Registration
. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to
Section
 3.4
, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “
Subsequent Shelf Registration Statement
”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form
S-3
to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this
Section
 2.1.2
, shall, for the avoidance of doubt, be subject to
Section
 3.4
.
2.1.3
Additional Registrable Securities
. Subject to
Section
 3.4
, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof;
provided
,
however
, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.
2.1.4
Requests for Underwritten Shelf Takedowns
. Subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a Target Holder (any of the Sponsor or a Target Holder being in such case, a

“
Demanding Holder
”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “
Underwritten Shelf Takedown
”);
provided
that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $10.0 million in the aggregate (the “
Minimum Takedown Threshold
”);
provided
that, with respect to all remaining Registrable Securities held by the Demanding Holder no Minimum Takedown Threshold shall apply. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to
Section
 2.4.4
, a
majority-in-interest
of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this
Section
 2.1.4
within any six (6) month period. For the avoidance of doubt, the Company shall not be required to effect an aggregate of more than four (4) Underwritten Shelf Takedowns pursuant to this
Section
 2.1.4
in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form
S-3,
that is then available for such offering.
2.1.5
Reduction of Underwritten Offering
. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “
Requesting Holders
”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “
Maximum Number of Securities
”), then the Company shall include in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6
Withdrawal
. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest
of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “
Withdrawal Notice
”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown;
provided
that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of
Section
 2.1.4
, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown);
provided
that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of
Section
 2.1.4
. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this
Section
 2.1.6
, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this
Section
 2.1.6
.
2.2
Piggyback Registration
.
2.2.1
Piggyback Rights
. Subject to
Section
 2.4.3
, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to
Section
 2.1
), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form
S-4
(or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) a Block Trade or an Other Coordinated Offering (which shall be subject to
Section
 2.4
), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “
Piggyback Registration
”). Except with respect to an Underwritten Shelf Takedown under
Section
 2.1.4
, the rights provided under this
Section
 2.2.1
shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to
Section
 2.1
. Subject to
Section
 2.2.2
, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this
Section
 2.2.1
to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2
Reduction of Piggyback Registration
. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock or other equity securities that the Company desires to sell, taken together with (i) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to
Section
 2.2
hereof, and (iii) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to
Section
 2.2.1
, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to
Section
 2.1
hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in
Section
 2.1.5
.
2.2.3
Piggyback Registration Withdrawal
. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by
Section
 2.1.6
) shall have the right to withdraw

from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than
Section
 2.1.6
), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this
Section
 2.2.3
.
2.2.4
Unlimited Piggyback Registration Rights
. For purposes of clarity, subject to
Section
 2.1.6
, any Piggyback Registration effected pursuant to
Section
 2.2
hereof shall not be counted as a demand for an Underwritten Shelf Takedown under
Section
 2.1.4
hereof.
2.3
Market
Stand-off
. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer or director or Holder (and for which it is customary for such Holder to agree to a lock-up),
agrees that, to the extent such Holder participates in such Underwritten Offering, it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety
(90)-day
period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up
agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up
agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4
Block Trades
; Other Coordinated Offerings
.
2.4.1    Notwithstanding any other provision of this
Article II
, but subject to
Section
 3.4
, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “
Block Trade
”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “
Other Coordinated Offering
”), in each case, (x) with a total offering price of at least $20.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering;
provided
that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest
of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this
Section
 2.4.2
.
2.4.3    Notwithstanding anything to the contrary in this Agreement,
Section
 2.2
shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5    A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this
Section
 2.4
within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this
Section
 2.4
in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this
Section
 2.4
shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to
Section
 2.1.4
hereof.

ARTICLE III
COMPANY PROCEDURES
3.1
General Procedures
. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4    notify each seller of Registrable Securities promptly after it receives notice of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;
3.1.5    furnish counsel for the Underwriter(s), if any, and upon written request, for the sellers of the Registrable Securities in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;
3.1.6    prior to any public offering of Registrable Securities, use best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions;
provided
,
however
, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.7    cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.8    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.9    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.10    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, including any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to
Section
 3.4
), furnish, upon request, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.11    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in
Section
 3.4
;
3.1.12    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration;
provided
,
however
, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.13    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest
of the participating Holders;
3.1.14    in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.15    in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.16    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.17    with respect to an Underwritten Offering pursuant to
Section
 2.1.4
, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.18    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2
Registration Expenses
. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3
Requirements for Participation in Registration Statement in Offerings
. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up
agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this
Section
 3.3
shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4
Suspension of Sales; Adverse Disclosure
; Restrictions on Registration Rights
.
3.4.1    Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public
information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.4.2    Subject to
Section
 3.4.4
, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this
Section
 3.4.2
, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3    Subject to
Section
 3.4.4
, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to
 Section
 2.1.4
, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to
Section
 2.1.4
or
2.4
.
3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to
Section
 3.4.2
or a registered offering pursuant to
Section
 3.4.3
shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than twice for not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.
3.5
Reporting Obligations
. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings;
provided
that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“
EDGAR
”) shall be deemed to have been furnished or delivered to the Holders pursuant to this
Section
 3.5
. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6
Rule 144
. With a view to make available to the Holders the benefits of Rule 144 promogulated under the Securities Act, the Company covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell all Registerable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promogulated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirement, and, if not, the specific reasons for non-compliance.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1
Indemnification
.
4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, directors, trustees, equityholders, beneficiaries, affiliates and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees or other expenses incurred in connection with investigating or defensing such claim, loss, liability, damage or action) resulting from (i) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities law except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “
Holder Information
”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket
expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein;
provided
,
however
, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3    Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under
Section
 4.1
from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket
expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket
expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action;
provided
,
however
, that the liability of any Holder under this
Section
 4.1.5
shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in
Sections
 4.1.1
,
4.1.2
and
4.1.3
above, any legal or other fees, charges or
out-of-pocket
expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section
 4.1.5
were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this
Section
 4.1.5
. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
Section
 4.1.5
from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1
Lock-Up
. Subject to
Section
 5.2
and
Section
 5.3
, each
Lock-up
Party agrees that it shall not Transfer any
Lock-up
Shares prior to the end of the applicable
Lock-up
Period (the “
Lock-up
”).
5.2
Permitted Transferees
.
5.2.1 Notwithstanding the provisions set forth in
Section
 5.1
, each
Lock-up
Party may Transfer the
Lock-up
Shares during the applicable
Lock-up
Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such
Lock-up
Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other
Lock-up
Party or any direct or indirect partners, members or equity holders of such other
Lock-up
Party, any affiliates of such other
Lock-up
Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such
Lock-up
Party by virtue of the
Lock-up
Party’s organizational documents, as amended, upon dissolution of the
Lock-up
Party, (g) to the Company, or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a
Lock-up
Party shall (x) be subject to the transfer restrictions set forth in this
ARTICLE V
with respect to the
Lock-Up
Shares upon and after acquiring such
Lock-Up
Shares, and (y) execute a joinder to this Agreement in the form of
Exhibit A
attached hereto.
5.3 Except as otherwise agreed to by the Company and the Sponsor, if any
Lock-up
Party is granted a release or waiver from the
Lock-up
provided in this
Article V
(such party a “
Triggering Holder
”), then each other
Lock-up
Party shall also be granted an early release from its obligations hereunder or under any contractual lock-up
agreement with the Company on the same terms and on a
pro-rata
basis with respect to such number of
Lock-up
Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of
Lock-up
Shares held by the Triggering Holder immediately following the Closing that are being released from this Agreement multiplied by (ii) the total number of
Lock-up
Shares held by such other
Lock-up
Party immediately following the Closing.
ARTICLE VI
MISCELLANEOUS
6.1
Notices
. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this
Section
 6.1
.
6.2
Assignment; No Third Party Beneficiaries
.
6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2 Subject to
Section
 6.2.4
and
Section
 6.2.5
, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities;
provided
that with respect to the Sponsor, Director Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), and (ii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates of such Target Holder or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees). Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.
6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and
Section
 6.2
.
6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in
Section
 6.1
hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of
Exhibit A
attached hereto). Any transfer or assignment made other than as provided in this
Section
 6.2
shall be null and void.
6.3
Counterparts
. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4
Governing Law; Venue
. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
6.5
Waiver of Jury Trial.
THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
6.6
Arbitration
. Each of the parties irrevocably and unconditionally agrees that any proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “
Related Proceeding
”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ respective representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable law or any order of a governmental entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.
6.7
Amendments and Modifications
. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified;
provided
,
however
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Stock;
provided
,
further
, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Stock; and
provided
,
further
, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.8
Term
. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of
Section
 3.5
and
Article
 IV
shall survive any termination.
6.9
Holder Information
. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10
Additional Holders; Joinder
. In addition to persons or entities who may become Holders pursuant to
Section
 6.2
hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock) and each Target Holder (in each case, so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “
Additional Holder
”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “
Joinder
”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “
Additional Holder Common Stock
”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.
6.11
Severability
. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12
Entire Agreement
. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
6.13
Adjustments
. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

HOLDERS:

CGC SPONSOR, LLC

By:
Name:
Title:

HOLDERS:

ELIAS DIAZ SESE

By:
Name:
Title:

HOLDERS:

BERTRAND GRABOWSKI

By:
Name:
Title:

HOLDERS:

DANIEL KARP

By:
Name:
Title:

Schedule 1
Target Holders

*	Denotes “Inactive Target Holder”

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “
Joinder
”) pursuant to the Registration Rights Agreement, dated as of [__], 202[_] (as the same may hereafter be amended, the “
Registration Rights Agreement
”), among Cartesian Growth Corporation, a Delaware corporation (the “
Company
”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the day of
                ,
20

.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20

[ ]

By:
Name:
Its:

Annex E
Final Form

TAX RECEIVABLE AGREEMENT
among
[CARTESIAN GROWTH CORPORATION]
[
SELLERS ADVISORY FIRM
]
and
THE PERSONS NAMED HEREIN
Dated as of [                 ] [ ], 202[ ]

TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “
Agreement
”), dated as of [                ] [    ], 202[    ], is hereby entered into by and among [Cartesian Growth Corporation], a Delaware corporation (the “
Purchaser
”), [

] (the “
Sellers Advisory Firm
”), and each of the other persons from time to time party hereto (the “
Sellers
”).
RECITALS
WHEREAS, Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands, Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TA
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
”, and together with TA, TIG GP, collectively the “
Companies
”), Alvarium Investments Limited, an English private limited company, and Rook MS LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement dated as of September 19, 2021 (the “
Business Combination Agreement
”), prior to which, the Sellers will have contributed all of their interests in the Companies to Umbrella (the “
Contribution
”) in exchange for Class B Common Units in Umbrella (the “
Units
”);
WHEREAS, certain Sellers may be selling on the date of the Agreement some (but not all) of their Units to Purchaser (the “
Initial Sale
”) in connection with the Business Combination (as defined below), and following the Business Combination pursuant to the Business Combination Agreement, the Sellers will receive Class B common stock of Purchaser (the “
Purchaser Class
 B Shares
” which, together with the Units, the “
Exchangeable Interests
”);
WHEREAS, the Exchangeable Interests held by the Sellers may be exchanged for Class A common stock of the Purchaser (the “
Class
 A Shares
”) or other consideration including cash, subject to the provisions of the LLC Agreement (as defined below) (each exchange, as well as the Initial Sale, an “
Exchange
”) that may result in the recognition of gain or loss for U.S. federal income tax purposes to the Sellers as described herein;
WHEREAS, Umbrella and each of its eligible subsidiaries will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “
Code
”) for each Taxable Year (as defined below) in which an Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Umbrella and its subsidiaries as of the date of any such Exchange;
WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of Umbrella may be affected by (i) the Basis Adjustments (as defined herein) and (ii) Imputed Interest (as defined below);
WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes (as defined herein) of Purchaser;
WHEREAS, Exchanges by the Sellers and payments in respect of Tax savings related to such Exchanges will result in Tax savings for Purchaser;
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Definitions
. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“Affiliate”
means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person.
“Agreed Rate”
means the Benchmark plus 100 basis points.
“Basis Adjustment”
means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b) and 754 of the Code and comparable sections of state and local tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange (including, without limitation, the payments made pursuant to this Agreement). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Exchangeable Interests shall be determined without regard to any
Pre-Exchange
Transfer of such Exchangeable Interests and as if any such
Pre-Exchange
Transfer had not occurred.

“Benchmark”
means SOFR. If SOFR ceases to be published in accordance with the definition thereof or otherwise is not available, the Purchaser and Sellers Advisory Firm shall work together in good faith to select an alternate Benchmark with similar characteristic that gives due considerations to the prevailing market conventions for determining rates of interest in the United States at such time.
“Beneficial Owner”
of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“
Business Combination
”
is the merger of Umbrella and Umbrella Merger Sub, LLC as contemplated in the Business Combination Agreement.
“Business Day”
means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Change of Control”
means the occurrence of any of the following events:
(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding the Sellers, becomes the Beneficial Owner, directly or indirectly, of securities of the Purchaser representing more than fifty percent (50%) of the combined voting power of the Purchaser’s then outstanding voting securities; or
(ii) there is consummated a merger or consolidation of the Purchaser or any direct or indirect subsidiary of the Purchaser with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Purchaser immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or
(iii) the shareholders of the Purchaser approve a plan of complete liquidation or dissolution of the Purchaser, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Purchaser or Umbrella of all or substantially all of its assets, other than such sale or other disposition by the Purchaser of all or substantially all of the Purchaser’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Purchaser in substantially the same proportions as their ownership of the Purchaser immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the Beneficial Owners of the shares of the Purchaser immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the stock or assets of the Purchaser immediately following such transaction or series of transactions and the Beneficial Owner has substantially the same rights under this Agreement (or equivalent successors to such agreements).
“Code”
is defined in the Recitals of this Agreement.
“Control”
and its correlatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.
“Determination”
shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form
870-AD)
that finally and conclusively establishes the amount of any liability for Tax.
“Early Termination Date”
means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Notice”
is defined in Section 4.02 of this Agreement.
“Early Termination Schedule”
is defined in Section 4.02 of this Agreement.

“Early Termination Payment”
is defined in Section 4.03(b) of this Agreement.
“Exchange”
is defined in the Recitals of this Agreement and, to the extent not captured by such, shall also include any “Exchange” as defined in the LLC Agreement.
“Exchange Basis Schedule”
is defined in Section 2.02 of this Agreement.
“Exchange Date”
means the date any Exchange occurs.
“Exchange Payment”
is defined in Section 5.01 of this Agreement.
“Expert”
is defined in Section 7.09 of this Agreement.
“Imputed Interest”
shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Purchaser’s payment obligations under this Agreement.
“IRS”
means the United States Internal Revenue Service.
“Late Payment Rate”
means the Benchmark plus 500 basis points.
“
LLC Agreement
” means that certain Second Amended and Restated Limited Liability Company Agreement of Umbrella, dated as of [                ] [    ], 202[ ], as amended from time to time.
“Non-Stepped
Up Tax Basis”
means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.
“Non-Stepped
Up Tax Liability”
means, with respect to any Taxable Year, the liability for Taxes of (i) the Purchaser and (ii) without duplication any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code using the same methods, elections, conventions and similar practices used on the relevant Purchaser Return, but using the
Non-Stepped
Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.
“Payment Date”
means any date on which a payment is made pursuant to this Agreement.
“Person”
means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.
“Pre-Exchange
Transfer”
means any transfer (including upon the death of a Seller) or distribution in respect of one or more Exchangeable Interests (a) that occurs prior to an Exchange of such Exchangeable Interests, and (b) to which Section 743(b) or 734(b) of the Code applies.
“Purchaser”
is defined in the Preamble of this Agreement.
“Purchaser Advisory Firm”
means an accounting firm that is nationally recognized as being expert in Tax matters and that is engaged by the Purchaser to administer its rights and obligations under this Agreement.
“Purchaser Letter”
shall mean a letter by the Purchaser in connection with the performance of its obligations under this Agreement stating that the relevant schedule, notice or other information to be provided by the Purchaser to Umbrella and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Sellers Advisory Firm.
“Purchaser Return”
means the federal Tax Return and/or state and/or local Tax Return, as applicable, of the Purchaser filed with respect to Taxes of any Taxable Year.
“Realized Tax Benefit”
means, for a Taxable Year, the excess, if any, of the
Non-Stepped
Up Tax Liability over the actual liability for Taxes of the Purchaser for such Taxable Year using the “with or without” methodology. For the avoidance of doubt, the actual liability for Taxes shall reflect the tax benefit, if any, for the deduction of Imputed Interest. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or
Non-Stepped
Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combined group or unitary group of any of its Affiliates (including the portion of any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code).
“Realized Tax Detriment”
means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Purchaser over the
Non-Stepped
Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or
Non-Stepped
Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combined group or unitary group of any of its Affiliates (including the portion of any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code).
“Reconciliation Procedures”
means those procedures set forth in Section 7.09 of this Agreement.
“Reference Assets”
means (a) all tangible and intangible assets owned (or deemed owned such as through an entity disregarded for tax purposes) at the time of an Exchange (i) by Umbrella or (ii) by entities in which Umbrella owns an interest that are treated as partnerships for U.S. federal income tax purposes and for which an election under Section 754 of the Code is in effect with respect to such Exchange, and (b) any asset to the extent its tax basis is determined by reference to the adjusted basis of an asset referred to in clause (a).
“Schedule”
means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) a Payment Schedule, or (d) the Early Termination Schedule.
“Sellers”
is defined in the preamble to this Agreement.
“Sellers Advisory Firm”
means an accounting firm that is nationally recognized as being expert in Tax matters and that is engaged by the Sellers owning a majority of the Units to administer its rights and obligations under this Agreement. The initial Sellers Advisory Firm shall be [

].
“Senior Obligations”
is defined in Section 5.01 of this Agreement.
“SOFR”
means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.
“Tax Benefit Payment”
is defined in Section 3.01(b) of this Agreement.
“Tax Benefit Schedule”
is defined in Section 2.03(a) of this Agreement.
“Tax Return”
means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year”
means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.
“Tax”
or
“Taxes”
means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest, additions to Tax or penalties applicable or related to such Tax.
“Taxing Authority”
means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“Treasury Regulations”
means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“Umbrella”
is defined in the Preamble of this Agreement.

“Valuation Assumptions”
means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the deductions from the Basis Adjustment and the Imputed Interest arising out of previous Exchanges, and any deductions that would arise from any Basis Adjustments and any Imputed Interest as if the deemed Exchanges described in clause (6) of this definition below had been actual previous Exchanges, will continue to be available to the Purchaser without regard to any Change of Control or any dispositions of the Reference Assets on or after the Early Termination Date, (2) the Purchaser will have taxable income sufficient to fully utilize such deductions during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (3) the U.S. federal and the and state and local income tax rates that will be in effect for each such Taxable Year and apply to all taxable income of the Purchaser will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (4) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) will be utilized by the Purchaser on a pro rata basis from the date of the Early Termination Schedule through the earlier of (i) the twentieth anniversary of the first Exchange Date or (ii) the schedule expiration date of such carryforward or carryback, (5) any non-amortizable
assets are deemed to be disposed of on the earlier of (i) the fifteenth anniversary of the Basis Adjustment and (ii) the Early Termination Date but in no event earlier than the Early Termination Date, and (6) if, on the Early Termination Date, any Seller has Exchangeable Interests that have not been Exchanged, then such Exchangeable Interests shall be deemed to be Exchanged for the fair market value of the shares of Class A Shares and any other cash or consideration (e.g., taking into account the proceeds of any Change in Control, if applicable) that would be received by such Seller if such Exchangeable Interests had been Exchanged on the Early Termination Date, and as if such Seller had been entitled to receive the amount of cash such Seller would have been entitled to receive under this Agreement had such Exchangeable Interests actually been Exchanged on the Early Termination Date. For the avoidance of doubt, if an Early Termination is effected prior to an Exchange of Exchangeable Interests, Section 2.01 shall be read to include any deemed Exchange referred to in clause (6) above as if such Exchange had actually occurred no later than one day prior to the Early Termination Date.
ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT
SECTION 2.01.
Basis Adjustment
. The Purchaser and Umbrella agree that, as a result of any Exchange, the Purchaser’s basis in the applicable Reference Assets shall be increased to the fullest extent permitted by law, determined in accordance with Section 755 of the Code and the applicable Treasury Regulations thereunder. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are attributable to Imputed Interest.
SECTION 2.02.
Exchange Basis Schedule
. Within 90 calendar days after the filing of the U.S. federal income tax return of the Purchaser for each Taxable Year in which any Exchange has been effected, the Purchaser shall deliver to the Sellers Advisory Firm a schedule (the
“Exchange Basis Schedule”
) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.
SECTION 2.03.
Tax Benefit Schedule and Payment Schedule
.
(a) Within 90 calendar days after the filing of the U.S. federal income tax return of the Purchaser for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Purchaser shall provide to the Sellers Advisory Firm a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “
Tax Benefit Schedule
”), and (ii) the amount of the Tax Benefit Payment with respect to such Taxable Year, if applicable, that shall be allocated and paid to each Seller (a “
Payment Schedule
”). The Tax Benefit Schedule and Payment Schedule will each respectively become final as provided in Section 2.04(a) and may each respectively be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).
(b) The allocation of any payments hereunder in accordance with the Payment Schedule shall be binding on all Sellers and shall be used by the Purchaser and the Sellers Advisory Firm for purposes of disbursement of any such payments. The Sellers Advisory Firm shall be solely responsible for disbursing any payments hereunder to each Seller in accordance with the Payment Schedule. The Sellers Advisory Firm shall promptly notify the Purchaser of any amendments to the Payment Schedule.
(c)    Each of the Sellers acknowledges and agrees that (i) it has agreed to the terms of this Section 2.03, (ii) it is the sole responsibility of the Sellers Advisory Firm, and not the Purchaser, to accurately disburse payments made to the Sellers Advisory Firm hereunder in accordance with the Payment Schedule, and (iii) the Purchaser shall not be liable for any inaccuracies in the Payment Schedule or any action (or failure to take action) by or on behalf of the Sellers Advisory Firm with respect to the Payment Schedule or otherwise. Each Seller and the Sellers Advisory Firm shall indemnify and hold harmless the Purchaser and its Affiliates and/or each of their respective directors, officers, managers, employees, agents, Affiliates, other representatives, successors and assigns from and against any liability arising out of or with respect to the Payment Schedule (including any inaccuracies thereon, the failure of the Sellers Advisory Firm to disburse payments in accordance therewith, or otherwise).

SECTION 2.04.
Procedures, Amendments
(a)
Procedure
. Every time the Purchaser delivers to the Sellers Advisory Firm an applicable Schedule under this Agreement (including an Amended Schedule pursuant to Section 2.04(b) of this Agreement), the Purchaser shall also (x) deliver to the Sellers Advisory Firm schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Purchaser Letter supporting such Schedule and (y) allow the Sellers Advisory Firm reasonable access to the appropriate representatives at the Purchaser and the Purchaser Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Sellers Advisory Firm, within 30 calendar days after receiving such Schedule or amendment thereto, provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to the Sellers Advisory Firm, the Purchaser and the Sellers Advisory Firm shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
(b)
 Amended Schedule
. The applicable Schedule for any Taxable Year may be amended from time to time by the Purchaser (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Sellers Advisory Firm, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such schedule, an “
Amended Schedule
”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change.
SECTION 2.05.
Section
 754 Election
. The Purchaser shall cause Umbrella to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Umbrella and any of its eligible subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).
ARTICLE III
TAX BENEFIT PAYMENTS
SECTION 3.01.
Payments
(a)
Payments
. Within five (5) Business Days of a Tax Benefit Schedule delivered to the Sellers Advisory Firm becoming final, the Purchaser shall pay to the Sellers Advisory Firm, for disbursement to the Sellers, in accordance with the Payment Schedule, for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of the Sellers Advisory Firm. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.
(b) A
“Tax Benefit Payment”
means an amount, not less than zero, equal to 85% of the Purchaser’s Realized Tax Benefit, if any, for a Taxable Year,
increased by
, (1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the Purchaser Return with respect to Taxes for such Taxable Year until the Payment Date (the “
Interest Amount
”), and (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year; and
decreased by
, (3) an amount equal to the Purchaser’s Realized Tax Detriment (expressed as a negative number) (if any) for any previous Taxable Year, and (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year;
provided
,
however
, that the amounts described in 3.01(b)(1), (2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year;
provided
,
further
, for the avoidance of doubt, neither the Sellers nor the Sellers Advisory Firm shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Exchangeable Interests that were exchanged (i) prior to the date of such Change of Control or (ii) deemed Exchanged on the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.
(c)
Imputed Interest
. The parties acknowledge that the principles of Section 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Tax Benefit Payment to be treated as imputed interest for applicable tax purposes (“
Imputed Interest
”).
(d)
Computation Rules
. Except to the extent the payment of any such Tax Benefit Payment is properly treated as Imputed Interest, the payment of all Tax Benefit Payments will be treated as a subsequent upward purchase price adjustment that gives rise to further

Basis Adjustments for the Purchaser beginning with the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount, as reasonably determined by the Purchaser and Sellers Advisory Firm in good faith.
SECTION 3.02.
No Duplicative Payments
. It is intended that the above provisions will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Purchaser’s Realized Tax Benefit, plus the Interest Amount, is paid to the Sellers Advisory Firm, for disbursement to the Sellers, pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.
SECTION 3.03.
Maximum Payment
. The parties hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchanges, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income and other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any Seller, if the Sellers Advisory Firm notifies the Purchaser in writing of a stated maximum selling price (within the meaning of Treasury Regulation
15A.453-1(c)(2))
to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such Seller in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.
SECTION 3.04.
Pro Rata Payments
. Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Purchaser is limited in a particular Taxable Year because the Purchaser does not have sufficient taxable income, the Sellers Advisory Firm shall allocate the Realized Tax Benefit for that Taxable Year among all Sellers then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Realized Tax Benefit for that Taxable Year, respectively, that would have been attributable to each Seller if the Purchaser had sufficient taxable income so that there were no such limitation.
SECTION 3.05.
Payment Ordering
. If for any reason the Purchaser does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Purchaser, Sellers and Sellers Advisory Firm agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all Sellers eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been received by each Seller if the Purchaser had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of all prior Taxable Years have been made in full.
ARTICLE IV
TERMINATION
SECTION 4.01.
Early Termination of Agreement
. The Purchaser may terminate this Agreement with respect to some or all of the Exchangeable Interests held (or previously held and exchanged) by the Sellers at any time by paying to the Sellers Advisory Firm, for disbursement to the Sellers, the Early Termination Payment. In addition, upon a Change of Control of the Purchaser, this Agreement shall terminate, and the Purchaser shall pay to Sellers Advisory Firm, for disbursement to the Sellers, the Early Termination Payment. Upon payment of the Early Termination Payment by the Purchaser, neither the Sellers, the Sellers Advisory Firm nor the Purchaser shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Purchaser and Sellers Advisory Firm as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).
SECTION 4.02.
Early Termination Notice
. If this Agreement is terminated under Section 4.01 above, the Purchaser shall deliver to the Sellers Advisory Firm a notice (the “
Early Termination Notice
”) setting forth (i) its intention to exercise its right to terminate this Agreement under said Section 4.01 (or the circumstances constituting a Change of Control requiring said termination) and (ii) a schedule (the “
Early Termination Schedule
”) showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the Sellers Advisory Firm, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to the Sellers Advisory Firm, the Purchaser and the Sellers Advisory Firm shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
SECTION 4.03.
Payment upon Early Termination
.
(a)
Payment
. Within three calendar days after agreement between the Sellers Advisory Firm and the Purchaser on the Early Termination Schedule, the Purchaser shall pay to the Sellers Advisory Firm, for disbursement to the Sellers, an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to the bank account designated by the Sellers Advisory Firm.

(b)
Calculation of Early Termination Payment
. The “
Early Termination Payment
” as of the date of an Early Termination Schedule shall equal the present value, discounted at the Agreed Rate as of the date of the Early Termination Notice, of all Tax Benefit Payments that would be required to be paid by the Purchaser to the Sellers Advisory Firm beginning from the Early Termination Date assuming the Valuation Assumptions are applied. For avoidance of doubt, the Early Termination Payment shall take into account any Realized Tax Benefit that would be attributable to the payment of such future Tax Benefit Payments using an iterative process until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount as reasonably determined by the Purchaser and the Sellers Advisory Firm in good faith.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
SECTION 5.01.
Subordination
. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Purchaser to the Sellers Advisory Firm under this Agreement (an “
Exchange Payment
”) shall, upon any payment or distribution of the assets or securities of the Purchaser upon a total or partial liquidation or a total or partial dissolution of the Purchaser or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Purchaser or its property, rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Purchaser and its subsidiaries (“
Senior Obligations
”) and shall rank pari passu with all current or future unsecured obligations of the Purchaser that are not Senior Obligations. Nothing in this Section 5.01 shall (a) impair, as between the Purchaser and Sellers, the obligation of the Purchaser to make any Exchange Payment on the date it is required to be made by the Purchaser to the Sellers Advisory Firm under this Agreement or (b) prevent the Sellers or the Sellers Advisory Firm from exercising their available remedies upon a failure of the Purchaser to make such required payments when due, except in the circumstances expressly set forth in the first sentence of this Section 5.01.
SECTION 5.02.
Late Payments by the Purchaser
. The amount of all or any portion of an Exchange Payment not made to the Sellers Advisory Firm when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Late Payment Rate and commencing from the date on which such Exchange Payment was due and payable.
ARTICLE VI
PURCHASER TAX MATTERS; CONSISTENCY; COOPERATION
SECTION 6.01.
Participation in the Purchaser’s Tax Matters
. Except as otherwise provided herein, the Purchaser shall have full responsibility for, and sole discretion over, all Tax matters concerning the Purchaser, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Purchaser shall notify the Sellers Advisory Firm of, and keep the Sellers Advisory Firm reasonably informed with respect to the portion of, any audit of the Purchaser by a Taxing Authority the outcome of which is reasonably expected to affect Sellers’ rights and obligations under this Agreement, and shall provide to the Sellers Advisory Firm reasonable opportunity to provide information and other input to the Purchaser and its advisors concerning the conduct of any such portion of such audit. Purchaser shall not settle any audit or other tax proceeding in a manner that would be reasonably expected to materially and adversely impact the Sellers with respect to the rights or obligations under this Agreement without the prior written consent of the Sellers (such consent may not be unreasonably withheld, conditioned or delayed).
SECTION 6.02.
Consistency
. Unless there is a Determination to the contrary, the Purchaser and Sellers agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all
Tax-related
items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Purchaser in any Schedule required to be provided by or on behalf of the Purchaser under this Agreement. In the event that the Sellers Advisory Firm or Purchaser Advisory Firm is replaced with another firm, such replacement firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Sellers Advisory Firm or Purchaser Advisory Firm, as the case may be, unless otherwise required by law or the Purchaser and the Sellers Advisory Firm agree to the use of other procedures and methodologies.
SECTION 6.03.
Cooperation
. The Sellers Advisory Firm shall (a) furnish to the Purchaser in a timely manner such information, documents and other materials as the Purchaser may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Purchaser and its representatives to provide explanations of documents and materials and such other information as the Purchaser or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.
ARTICLE VII
SECTION 7.01.
Notices
. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid
and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Umbrella, to:	with a copy (which will not constitute notice) to:

Cartesian Growth Corporation	Greenberg Traurig, LLP
505 Fifth Avenue, Suite 1500	MetLife Building

New York, NY 10017	200 Park Avenue
Attention: Peter Yu	New York, New York 10166
Email: peter@cartesiangrowth.com	Attention: Alan I. Annex
Adam Namoury
Email: annexa@gtlaw.com
namourya@gtlaw.com

If to the Sellers Advisory Firm to:	with a copy (which will not constitute notice) to:
[●]	Seward & Kissel LLP
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.
SECTION 7.02.
Counterparts
. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 7.03.
Entire Agreement; No Third-Party Beneficiaries
. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 7.04.
Governing Law; Jurisdiction
. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan (the “
Specified Courts
”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any dispute arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other dispute relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7.01. Nothing in this Section 7.04 shall affect the right of any party to serve legal process in any other manner permitted by law.
SECTION 7.05.
WAIVER OF JURY TRIAL
. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY

OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.05.
SECTION 7.06.
Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 7.07.
Assignment; Amendments; Successors
.
(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Purchaser and the Sellers Advisory Firm, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.
(b) This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Sellers Advisory Firm.
(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Purchaser shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Purchaser, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Purchaser would be required to perform if no such succession had taken place.
SECTION 7.08.
Titles and Subtitles
. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 7.09.
Reconciliation
. In the event that the Purchaser and the Sellers Advisory Firm are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert (the “
Expert
”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Purchaser Advisory Firm or the Sellers Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Purchaser , the Sellers or the Sellers Advisory Firm or other actual or potential conflict of interest. The Expert shall resolve any matter relating to a Schedule or an amendment thereto within 30 calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Purchaser, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by the party who did not have the prevailing position, or if a compromise is reached by the Purchaser and the Sellers Advisory Firm, the costs and expenses shall be borne equally by the parties. The Expert shall determine which party prevails. The determinations of the Expert pursuant to this Section 7.09 shall be binding on the Purchaser and the Sellers Advisory Firm absent manifest error.
SECTION 7.10.
Withholding
. The Purchaser shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers Advisory Firm (on behalf of the Sellers or their successors). The Sellers Advisory Firm (on behalf of the Sellers or their successors) will promptly provide the Purchaser with any applicable tax forms and certifications reasonably requested by the Purchaser in connection with determining whether any such deductions or withholdings are required under the Code or other applicable law.
SECTION 7.11.
Expenses
. The costs and expenses relating to the engagement of the Purchaser Advisory Firm and the Sellers Advisory Firm shall be borne by the Purchaser and Sellers as follows: (i) fifteen percent (15%) of such costs and expenses shall be borne by the Purchaser, and (ii) eighty-five percent (85%) of such costs and expenses shall be borne by the Sellers. For administrative convenience, the Sellers’ portion may be borne by a dollar-for-dollar
offset against amounts otherwise payable by the Purchaser to the Sellers Advisory Firm and shall be shown on the applicable Payment Schedule. With respect to any given year, if no amounts are due to the Sellers under this Agreement or any such amounts due to the Sellers are not sufficient to pay the full costs and expenses owed by Sellers to the Purchaser Advisory Firm or the Sellers Advisory Firm for such year, such amounts owed by the Sellers shall be paid by Umbrella out of amounts otherwise distributable to the holders of Class B Common Units thereunder, and Purchaser, as the Manager of Umbrella, shall be authorized to pay such amounts on behalf of Umbrella.

IN WITNESS WHEREOF, the Purchaser, Sellers and Sellers Advisory Firm have duly executed this Agreement as of the date first written above.

Purchaser :

[Cartesian Growth Corporation]

By:
Name:
Title:

Sellers :

[●]
By:
Name:
Title:

Sellers Advisory Firm :

[●]
By:
Name:
Title:

Annex F
Execution Version
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “
Subscription Agreement
”) is entered into this 19th day of September, 2021, by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “
Issuer
”), and the undersigned (“
Subscriber
” or “
you
”, and together with the Issuer, the “
Parties
”, and each a “
Party
”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).
WHEREAS, the Issuer, Rook MS LLC, a Delaware limited liability company (“
Umbrella Merger Sub
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
” and, together with TIG GP, the “
TIG Entities
”), Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH and the TIG Entities, the “
Companies
” and each a “
Company
”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), are, concurrently with the execution of this Subscription Agreement, entering into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Business Combination Agreement
”), pursuant to which, among other things, (i) prior to the Closing (as defined in the Business Combination Agreement), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement the TWMH/TIG Entities Reorganization such that, upon completion of the TWMH/TIG Entities Reorganization, TWMH and the TIG Entities shall be wholly owned subsidiaries of Umbrella and Umbrella shall be owned solely by the TWMH Members, the TIG GP Members and the TIG MGMT Members; (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization such that, upon completion of the Alvarium Reorganization, Alvarium will be the wholly owned indirect subsidiary of Alvarium Topco, a newly formed Isle of Man entity, and Alvarium Topco will be owned solely by the Alvarium Shareholders, (iii) on the Business Day prior to the Closing Date, the Issuer will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands (the “
Domestication
”) and each Class A Ordinary Share (as defined below) outstanding (including the Subscribed Shares (as defined below)) shall be converted into the right to receive one share of Class A common stock of the Issuer, par value $0.0001 per share (the “
Class
 A Shares
”); (iv) at the Closing, following the completion of the TWMH/TIG Entities Reorganization, the Alvarium Reorganization and the Domestication, (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares and partnership interests that TIG MGMT holds in its Affiliated Managers, (b) TIG GP will distribute to Umbrella all of the issued and outstanding equity interests that TIG GP holds in its Affiliated Manager; (c) each Alvarium Shareholder will exchange his, her or its (x) Alvarium Ordinary Shares and (y) Alvarium Class A Shares for Class A Shares (the “
Alvarium Exchange
”) and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of the Issuer; (d) immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of the Issuer (the “
Umbrella Merger
”); and (e) following the Alvarium Exchange and the Umbrella Merger, the Issuer will contribute all of the issued and outstanding shares of Alvarium that it holds to Umbrella (the “
Alvarium Contribution
”) and upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella; and (v) and following the Closing, Alvarium Topco will be liquidated and Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella (collectively, the “
Transactions
”);
WHEREAS, as used in this Subscription Agreement, “
Shares
” means (i) prior to the consummation of the Domestication, the Issuer’s Class A Ordinary Shares, par value $0.0001 per share (“
Class
 A Ordinary Shares
”) and (ii) from and after the consummation of the Domestication, the Class A Shares;
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of Shares set forth on the signature page hereto (the “
Subscribed Shares
”) for a purchase price of $9.80 per share (the “
Purchase Price
”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and
WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “
Securities Act
”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “
Other Subscriber
”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “
Other Subscription Agreements
”), pursuant to which such investors have agreed to purchase Shares on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 11,734,675 Shares.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
Subscription
. Subject to the terms and conditions hereof, at the Subscription Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the

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Subscribed Shares (such subscription and issuance, the “
Subscription
”). Subscriber understands and agrees that the Issuer reserves the right to accept or reject Subscriber’s Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Issuer, and the same shall be deemed to be accepted by the Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer; the Issuer may do so in counterpart form. In the event of rejection of the entire Subscription by the Issuer or the termination of this Subscription in accordance with the terms hereof, Subscriber’s payment hereunder will be returned promptly to Subscriber along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.
2.
Representations, Warranties and Agreements
.
2.1
Subscriber’s Representations, Warranties and Agreements
. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of the Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “
Subscriber Material Adverse Effect
”), (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on
Schedule I
, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on
Schedule I
following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.
2.1.5 Subscriber is (i) an institutional account as defined in FINRA Rule 4512(c), (ii) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understand that the Subscription meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
2.1.6 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to
non-U.S.
persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities

F-2

laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A under the Securities Act. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.
2.1.7 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.8 In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain and review such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, and Subscriber has made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its Subscription.
2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives. Subscriber has a pre-existing
substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.11 Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.
2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any Executive Order issued by the President of the United States and administered by OFAC (“
OFAC List
”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (collectively, a “
Prohibited Investor
”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “
BSA
”), as amended by the USA PATRIOT Act of 2001 (the “
PATRIOT Act
”), and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

F-3

2.1.14 If Subscriber is, or is acting on behalf of, (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“
ERISA
”) that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is described in Section 4975(e)(1) of the Internal Revenue Code of 1985, as amended (the “Code”) that is subject to section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a
non-U.S.
plan (as described in section 4(b)(4) of ERISA) (collectively, “
Non-ERISA
Plans
”) or other plan that is subject to provisions under any other federal, state, local,
non-U.S.
or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “
Similar Laws
”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to as a “
Plan
”), Subscriber represents and warrants that (x) neither Issuer, nor any of its respective affiliates (the “
Transaction Parties
”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to the Subscriber’s decision to acquire or hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and (y) the acquisition and holding of the Shares will not constitute or result in a non-exempt
prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or a similar violation of any applicable Similar Law. Additionally, if the Subscriber is, or is acting on behalf of,
Non-ERISA
Plans, the Subscriber further represents and warrants that (a) the Subscriber’s decision to acquire or hold the Shares: (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, rules and regulations and (b) neither the Transaction Parties nor any person who manages the assets of the Transaction Parties will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of Subscriber’s decision to acquire or hold the Shares.
2.1.15 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s Class A Ordinary Shares prior to the date hereof, Subscriber is not currently (and at all times through the Subscription Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act).
2.1.16 Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Subscription Closing as a result of the purchase and sale of Shares hereunder.
2.1.17 Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to
Section
 3.1
will have, sufficient immediately available funds to pay the Purchase Price pursuant to
Section
 3.1.
Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to
Section
 3.1
.
2.1.18 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.1.19 The Subscriber acknowledges and agrees that any restatement, revision or other modification of the SEC Documents (as defined below) relating to or arising from the Warrant Accounting Matter (as defined below) shall be deemed not material for purposes of this Subscription Agreement.
2.2
Issuer’s Representations, Warranties and Agreements
. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1 The Issuer has been duly incorporated and is validly existing as a company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.
2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under the Amended and Restated Memorandum and Articles of Association (as amended as of the Closing Date) (“
Issuer Articles
”), or under applicable law.

F-4

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “
Issuer Material Adverse Effect
”), (ii) result in any violation of the provisions of the Issuer Articles or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or its properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.5 The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Issuer Material Adverse Effect.
2.2.6 Neither the Issuer nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.
2.2.7 Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.8 As of the date of this Subscription Agreement, the authorized capital shares of the Issuer consists of (i) 200,000,000 Class A Ordinary Shares, (ii) 20,000,000 Class B Ordinary Shares, par value par value $0.0001 per share (“
Class
 B Ordinary Shares
”), and (iii) 1,000,000 Preferred Shares, par value $0.0001 per share (“
Preferred Shares
”). As of the date hereof: (i) 34,500,000 Class A Ordinary Shares are issued and outstanding; (ii) 8,625,000 Class B Ordinary Shares are issued and outstanding, (iii) no Preferred Shares are issued and outstanding; (iv) 8,900,000 warrants exercisable to purchase 8,900,000 Class A Ordinary Shares (the “
Private Placement Warrants
”) are issued and outstanding; and (v) 4,835,940 warrants exercisable to purchase 4,835,940 Class A Ordinary Shares (the “
Public Warrants
”) are issued and outstanding. All (i) issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable
and are not subject to preemptive rights and (ii) issued and outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Shares or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than, Umbrella Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Business Combination Agreement.
2.2.9 Assuming the accuracy of Subscriber’s representations and warranties set forth in
Section
 2.1
of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for (a) filings pursuant to Regulation D under the Securities Act and applicable state securities laws, (b) filings required by Nasdaq, including with respect to obtaining shareholder approval, (iii) filings required to consummate the Transactions as provided under the definitive documents relating to the Transactions and (iv) where the failure of which to obtain would not be reasonably likely to have an Issuer Material Adverse Effect.

F-5

2.2.10 The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “
Commission
”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “
SEC Documents
”). Except as to the Warrant Accounting Matter, none of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided
, that the Issuer makes no such representation or warranty with respect to the registration statement and the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to the Companies or any of their respective affiliates included in any SEC Document or filed as an exhibit thereto. Reference is hereby made to the joint statement, on April 12, 2021, by the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Commission titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “
SEC Statement
”), which clarified guidance for all SPACs regarding the accounting and reporting for their warrants. Following review of the SEC Statement, the Company reevaluated the accounting treatment of the Private Warrants and the Public Warrants as equity, and concluded that, as a result of the SEC Statement, the Private Warrants do not meet the conditions to be classified as equity and instead should be accounted for as derivative liabilities at each reporting period (the “
Warrant Accounting Matter
”). As a result of the Warrant Accounting Matter, the Company was unable to timely file its Quarterly Report on Form
10-Q
for the fiscal quarter ended March 31, 2021 (the “
Delayed
10-Q
Filing
”). Other than in respect of the Delayed
10-Q
Filing, the Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.11 No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of the Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.
2.2.12 The execution, delivery and performance of its obligations hereunder by Subscriber are, or are based on, commercial acts for purposes of applicable law.
2.2.13 The Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on Nasdaq. The Issuer has not taken any action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act.
2.2.14 The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Issuer and that the Issuer does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
3.
Settlement Date and Delivery
.
3.1
Closing
. The closing of the Subscription contemplated hereby (the “
Subscription Closing
”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “
Closing Notice
”) at least seven Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “
Expected Closing Date
”), Subscriber shall deliver to the Issuer no later than three Business Days prior to the Expected Closing Date, the Purchase Price for the Subscribed Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Subscription Closing. If the Transactions are not consummated within 10 Business Days of the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Subscription Closing set forth in this
Section
 3
to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (a) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (b) to consummate the Subscription Closing upon satisfaction of the conditions set forth in this
Section
 3
. At the Subscription Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this
Section
 3
, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election) in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “
Business Day
” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, New York.

F-6

3.2
Conditions to Subscription Closing of the Issuer
.
The Issuer’s obligations to sell and issue the Subscribed Shares at the Subscription Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:
3.2.1
Representations and Warranties Correct
. The representations and warranties made by Subscriber in
Section
 2.1
hereof shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of the Closing Date, but in each case without giving effect to consummation of the Transactions.
3.2.2
Compliance with Covenants
. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Subscription Closing.
3.2.3
Closing of the Transactions
. The Transactions will be consummated immediately following the Subscription Closing.
3.2.4
Legality
. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.
3.3
Conditions to Subscription Closing of Subscriber
.
Subscriber’s obligation to purchase the Subscribed Shares at the Subscription Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:
3.3.1
Representations and Warranties Correct
. (i) The representations and warranties made by the Issuer in
Sections 2.2.1
,
2.2.2
,
2.2.3
and
2.2.14
hereof shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date and (ii) all other representations and warranties made by the Issuer in
Article 2
shall be true and correct in all respects with the same force and effect as if they had been made on and as of the Closing Date except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have an Issuer Material Adverse Effect, but in each case, without giving effect to the consummation of the Transactions.
3.3.2
Compliance with Covenants
. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Subscription Closing.
3.3.3
No Amendment of Transaction Terms
. No amendment or modification of the Business Combination Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
3.3.4
Closing of the Transactions
. The Transactions will be consummated immediately following the Subscription Closing.
3.3.5
Legality
. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.
4.
Registration Statement
.
4.1 The Issuer agrees that, within 45 Calendar Days after the consummation of the Transactions (the “
Filing Date
”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “
Registration Statement
”) registering the resale of the Shares, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof (such earlier date, the “
Effectiveness Date
”);
provided
,
however
, that the Issuer’s obligations to include the

F-7

Shares in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Shares to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to make such Registration Statement effective shall not otherwise relieve the Issuer of its obligations to file the Registration Statement or make such Registration Statement effective as set forth above in this
Section
 4
.
4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:
4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) two years from the consummation of the Transactions, (ii) Subscriber ceases to hold any Shares and (iii) the date all Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its ownership and any other information reasonably requested to the Issuer on request to assist it in making the determination described above;
4.2.2 advise Subscriber within five (5) Business Days:
(a) when a Registration Statement or any post-effective amendment thereto has become effective;
(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;
4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
4.2.4 upon the occurrence of any event contemplated in
Section
 4.2.2(d),
except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Shares are then listed.
4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public
information, which disclosure, in the good faith determination of the board of directors of the

F-8

Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “
Suspension Event
”);
provided
,
however
, that the Issuer may not delay or suspend the Registration Statement for more than sixty (60) consecutive calendar days in any three-month period, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares and in Subscriber’s possession;
provided
,
however
, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing
document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
4.4 Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through
non-U.S.
broker dealers or foreign regulated brokers.
5.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the Parties to terminate this Subscription Agreement, or (iii) if any of the conditions to Closing set forth in
Sections 3.2
and
3.3
are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing;
provided
, that nothing herein will relieve any Party from liability for any willful breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.
6.
Miscellaneous
.
6.1
Further Assurances
. At the Subscription Closing, the Parties shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.
6.1.1 Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
6.1.2 The Issuer is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
6.1.3 The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.
6.1.4 Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

F-9

6.1.5 Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.
6.2
Notices
. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;
(ii) if to the Issuer, to:
Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com
with a copy (which copy shall not constitute notice) to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 10166
Attention: Alan I. Annex
Email: annexa@gtlaw.com
6.3
Entire Agreement
. This Subscription Agreement and the Business Combination Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.
6.4
Modifications and Amendments
. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought;
provided
that any rights (but not obligations) of a Party under this Subscription Agreement may be waived, in whole or in part, by such Party on its own behalf without the prior consent of any other Party.
6.5
Assignment
. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Parties (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other Parties;
provided
that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided
that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warrants of Subscriber provided for herein to the extent of such assignment;
provided further
that, no assignment shall relieve the assigning Party of any of its obligations hereunder.
6.6
Benefit
. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the Parties and their respective successors and assigns.
6.7
Governing Law
. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
6.8
Consent to Jurisdiction; Waiver of Jury Trial
. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan (the “
Chosen Courts
”), in connection with any matter based upon or arising out of this Subscription Agreement. Each Party hereby waives, and

F-10

shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to
Section
 6.2
and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this
Section
 6.8,
a Party may commence any action, claim, cause of action or , suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
6.9
Severability
. Whenever possible, each provision or portion of any provision of this Subscription Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Subscription Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties shall work together in good faith to modify the terms and conditions of this Subscription Agreement such that the economic terms and conditions, when taken in their totality, are substantially the same as the economic terms and conditions of the unmodified Subscription Agreement, when taken in their totality.
6.10
No Waiver of Rights, Powers and Remedies
. No failure or delay by a Party in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Subscription Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
6.11
Remedies
.
6.11.1 The parties agree that the Issuer would suffer irreparable damage if this Subscription Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed the Issuer shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in
Section
 6.8,
this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. The right to specific enforcement , shall include the right of the Issuer to cause Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this
Section
 6.11
is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
6.11.2 The parties acknowledge and agree that this
Section
 6.11
is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Subscription Agreement.
6.11.3 In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

F-11

6.12
Survival of Representations and Warranties
. All representations and warranties made by the Parties shall survive the Subscription Closing. For the avoidance of doubt, if for any reason the Subscription Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the Parties shall survive the consummation of the Transactions and remain in full force and effect.
6.13
Headings and Captions
. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
6.14
Counterparts
. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
6.15
Construction
. The words “
include
,” “
includes
,” and “
including
” will be deemed to be followed by “
without limitation
.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “
this Subscription Agreement
,” “
herein
,” “
hereof
,” “
hereby
,” “
hereunder
,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
6.16
Mutual Drafting
. This Subscription Agreement is the joint product of the Parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any Party.
7.
Cleansing Statement; Disclosure
.
7.1 The Issuer shall, by 9:00 a.m., New York City time, on or prior to the third Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby, including the Transactions.
7.2 Subscriber hereby consents to the publication and disclosure in (i) any press release issued by the Issuer, (ii) any Form
8-K
filed by the Issuer with the Commission in connection with the execution and delivery of the Business Combination Agreement, the registration statement, proxy statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (iii) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
8.
Trust Account Waiver
. Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “
Trust Account
”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off
or any right, title, interest or claim of any kind (“
Claim
”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement;
provided
,
however
, that nothing in this
Section
 8
shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied

F-12

upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s shareholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
9. [
RESERVED]
.
10.
Non-Reliance
. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer.
11.
Separate Obligations
. For the avoidance of doubt, all obligations of the Subscriber hereunder are separate and several from the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or Other Subscribers pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and the Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.
[
Signature Page Follows
]

F-13

IN WITNESS WHEREOF
, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:
Accepted and agreed this

day of

, 2021.

F-14

SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

Date: , 2021

Name of Subscriber:

(Please print)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property

Subscriber’s EIN:

Business Address-Street:

City, State, Zip:

Attn:
Telephone No.:
Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $	.

Signature of Joint Subscriber, if applicable:

By:
Name:
Title:

Name of Joint Subscriber, if applicable:

(Please Print)

Joint Subscriber’s EIN:

Mailing Address-Street (if different):

City, State, Zip:

Attn:
Telephone No.:
Facsimile No.:

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Subscription Closing, to the account specified by the Issuer in the Closing Notice.

F-15

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “ Securities Act ”) (a “ QIB ”)).

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
*** AND ***

C.	AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

F-16

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “
Investment Company Act
”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“
ERISA
”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “
Investment Advisers Act
”);
☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
☐ We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act,
☐ We are an investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act
☐ We are a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
☐ We are a family office, as defined in Rule
202(a)(11)(G)-1
under the Investment Advisers Act, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the securities offered and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;
☐ We are a family client, as defined in Rule
202(a)(11)(G)-1
under the Investment Advisers Act, of a family office meeting the requirements of clause (d) above and whose prospective investment in the Company is directed by that family office pursuant to clause (12)(iii) above;
☐ Any director, executive officer, or general partner of the Issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that Issuer;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or
☐ Any entity in which all of the equity owners are “accredited investors.”

F-17

Annex G
Execution Version
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT is made and entered into as of September 19, 2021 (this “
Agreement
”), by and among CGC Sponsor LLC, a Cayman Islands limited liability company (“
Sponsor
”), Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG MGMT
” and, together with TIG GP, the “
TIG Entities
”), and Alvarium Investments Limited, an English private limited company (“
Alvarium
” and, together with TWMH and the TIG Entities, each, a “
Company
” and, collectively, the “
Companies
”).
WHEREAS, SPAC, Rook MS LLC, a Delaware limited liability company (“
Umbrella Merger Sub
”), the Companies and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “
BCA
”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA);
WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 8,550,000 SPAC Class B Ordinary Shares (the “
Sponsor Founder Shares
”), of which 2,850,000 Sponsor Founder Shares (such number of Sponsor Founder Shares, the “
Sponsor Redemption Shares
”) will be subject to forfeiture pursuant to
Section
 3
of this Agreement;
WHEREAS, at the Closing, pursuant to, and in accordance with, the (a) SPAC Articles, SPAC shall convert, or shall cause CST to convert, each SPAC Class B Ordinary Share issued and outstanding immediately prior to Closing to one (1) SPAC Class A Ordinary Share (the “
SPAC Class
 B Conversion
”) and (b) Domestication, each SPAC Class A Ordinary Share outstanding immediately prior to the Domestication will be converted into one (1) share of SPAC Class A Common Stock, such that following the SPAC Class B Conversion and the Domestication, Sponsor will own beneficially and of record 8,550,000 shares of SPAC Class A Common Stock (the “
Sponsor Class
 A Shares
”), of which an amount of Sponsor Class A Shares equal to the product of (i) 15% and (ii) (A) 8,550,000 minus (B) the number of Sponsor Redemption Shares that have been required to be forfeited pursuant to
Section
 3 at the relevant time, the “
Sponsor
Earn-Out
Shares
”) will be subject to forfeiture pursuant to
Section
 2
of this Agreement;
WHEREAS, in order to induce SPAC, the Companies, Umbrella Merger Sub and Umbrella to enter into the BCA and the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members to enter into the TWMH and TIG Member Support Agreement, Sponsor, SPAC and each Company desires to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.
Voting Obligations
. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article XII thereof, Sponsor agrees that, at the SPAC Shareholders’ Meeting and in connection with any written consent of the SPAC Shareholders, Sponsor shall (A) appear at each such meeting or otherwise cause all of its SPAC Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Founder Shares (i) in favor of the approval and adoption of the BCA, the Transactions and any other proposal submitted for approval by the SPAC Shareholders in connection with the Transactions including the SPAC Proposals, (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the SPAC Shareholders, (iii) against any action, agreement or transaction or proposal that would (A) reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA or Ancillary Agreements or that would reasonably be expected to result in the failure of the Transactions from being consummated, or (B) change in the business, management or SPAC Board (other than in connection with the SPAC Proposals), (iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions) and (v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the BCA or any ancillary document thereunder, or (C) change in any manner the dividend policy or capitalization of, including the voting rights of any class of SPAC Ordinary Shares. This
Section
 1
shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing has not timely occurred for any reason.
2.
Sponsor
Earn-Out
Shares
.
(a) Following the Closing, if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “
Earn-Out
Period
”), (i) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “
First Level
Earn-Out
Target
”), fifty percent (50%) of the Sponsor
Earn-Out
Shares (the “
First Level Sponsor
Earn-Out
Shares
”) shall no longer be subject to forfeiture pursuant to this
Section
 2
and

(ii) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “
Second Level
Earn-Out
Target
” and, together with the First Level
Earn-Out
Target, the “
Earn-Out
Targets
”), an additional fifty percent (50%) Sponsor
Earn-Out
Shares (the “
Second Level Sponsor
Earn-Out
Shares
”) shall longer be subject to forfeiture pursuant to this
Section
 2
.
(b) If either
Earn-Out
Target is, or both
Earn-Out
Targets are, achieved on or prior to the last day of the
Earn-Out
Period, then following the achievement of the applicable
Earn-Out
Target, (i) Sponsor shall provide written notice to SPAC informing SPAC that the applicable
Earn-Out
Target(s) have been satisfied and that the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, are no longer subject to forfeiture and (ii) immediately following receipt of such notice from Sponsor, SPAC shall take all necessary action to cause the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, to no longer be subject to forfeiture, including providing all necessary notices to CST.
(c) If an applicable
Earn-Out
Target has not been achieved on or prior to the last day of the
Earn-Out
Period, then the First Level Member
Earn-Out
Shares and Second Level Member
Earn-Out
Shares, as applicable, shall be forfeited and cancelled. Upon the forfeiture and cancellation of the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, pursuant to the foregoing sentence, Sponsor shall surrender to SPAC for cancellation, the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable.
(d) Notwithstanding anything in this Agreement to the contrary, if (i) a SPAC Change of Control occurs during the
Earn-Out
Period and/or (ii) any
Earn-Out
Target of any of the Companies pursuant to Section 3.07 of the BCA has been deemed satisfied or waived during the
Earn-Out
Period, then, immediately prior to the consummation of such SPAC Change of Control and/or such satisfaction or waiver of any
Earn-Out
Target of any of the Companies, respectively, (A) any applicable
Earn-Out
Target that has not been previously satisfied shall be deemed to be satisfied and (B) the First Level Sponsor
Earn-Out
Shares or the Second Level Sponsor
Earn-Out
Shares, as applicable, shall no longer be subject to forfeiture. For the purposes of this Agreement, a “
SPAC Change of Control
” means (1) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its Subsidiaries, taken as a whole; (2) a merger, consolidation or other business combination of SPAC in any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (3) any person or “group” (within the meaning of Rules
13d-3
and
13d-5
under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules
13d-3
and
13d-5
under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC.
(e) The Sponsor
Earn-Out
Shares and the
Earn-Out
Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of SPAC Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Class A Common Stock, occurring on or after the date hereof.
(f) Until and unless the Sponsor
Earn-Out
Shares are forfeited, Sponsor will have full ownership rights to the Sponsor
Earn-Out
Shares, including the right to vote such shares and to receive dividends and distributions thereon.
(g) For purposes of this
Section
 2
, (i) “
VWAP
” means, for shares of SPAC Class A Common Stock as of any Trading Day, the volume-weighted average dollar price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on each Trading Day during the applicable period and ending at 4:00:00 p.m., New York time on each Trading Day during the applicable period, as reported by Bloomberg through its “HP” function (set to weighted average); and (ii) “
Trading Day
” means any day on which the shares of SPAC Class A Common Stock are actually traded on Nasdaq.
(h) This
Section
 2
shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
3.
Sponsor Redemption Shares
. Sponsor hereby agrees that, if the Net Redemption Percentage (as defined below) is more than fifty percent (50%), then immediately prior to the Closing and prior to the SPAC Class B Conversion pursuant to the SPAC Articles, Sponsor shall surrender to SPAC for cancellation a number Sponsor Redemption Shares (rounded down to the nearest whole share) equal to the product of (a) the number of Sponsor Redemption Shares and (b) a percentage equal to the product of (i) the amount by which the Net Redemption Percentage exceeds fifty percent (50%) and (ii) two (2). An illustrative example setting forth the foregoing calculation is set forth on
Exhibit A
attached hereto and, for the avoidance of doubt, if the Net Redemption Percentage is fifty percent (50%) or less, no forfeiture of the Sponsor Redemption Shares shall be required pursuant to this
Section
 3
. For purposes of this
Section
 3
, (a) the “
Net Redemption Amount
” means the positive difference, if any, between (i) the aggregate amount of payments to be made to the holders of SPAC Class A Ordinary Shares that have elected to redeem all or a portion of their SPAC Class A Ordinary Shares at the per-share
price equal to each such holder’s pro rata share of the Trust Account pursuant to the SPAC Share Redemption minus
(ii) aggregate amount of funds in excess of US$125,000,000 to be paid by certain investors to purchase SPAC Class A Ordinary Shares pursuant to Private Placements and the Subscription Agreements relating to the Private Placements (it being understood that if the difference between clauses (i) and (ii) above shall be zero or a negative number, then there shall be no Net Redemption Amount and the provisions of this
Section
 3
shall not apply) and (b) the “Net Redemption Percentage” means a percentage equal to the quotient of (i) the Net Redemption Amount, if any,
divided by
(ii) the amount of funds contained in the Trust Account as of the Reference Time (prior to giving effect to the exercise of the SPAC Share Redemption). This
Section
 3
shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
4.
Sponsor SPAC Warrants
. Sponsor hereby agrees that, effective as of immediately prior to the Umbrella Merger Effective Time and pursuant to, and in accordance with, Section 3.03 of the BCA, Sponsor shall transfer and assign all of its right, title and interest in 8,900,000 Private Placement Warrants (as defined below) to the TWMH Members, the TIG GP Members, the TIG MGMT Members and the Alvarium Shareholders, which shall be allocated to and among the TWMH Members, the TIG GP Members, the TIG MGMT Members and the Alvarium Shareholders pursuant to, and in accordance with, the TWMH Payment Spreadsheet, the TIG Entities Payment Spreadsheet, and the Alvarium Payment Spreadsheet, respectively. Sponsor and SPAC shall take all reasonably necessary actions required to effect the transfer and assignment of the Private Placement Warrants as of immediately prior to the Umbrella Merger Effective Time pursuant to this
Section
 4
and Section 3.03 of the BCA. This
Section
 4
shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason. The “Private Placement Warrants” means the Private Placement Warrants as defined in the SPAC Warrant Agreement.
5.
Transfer of Sponsor Founder Shares and Sponsor
Earn-Out
Shares
.
(a) Sponsor agrees that until the expiration of the
Earn-Out
Period, Sponsor shall not, directly or indirectly, (a) sell (including short sells), offer to sell, assign, transfer (including by operation of law), lien, hypothecate, grant any option to purchase, pledge, dispose of or otherwise encumber any Sponsor
Earn-Out
Shares, (b) deposit any Sponsor
Earn-Out
Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Sponsor
Earn-Out
Shares, or (d) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor
Earn-Out
Shares; provided that the foregoing shall not prohibit the transfer of the Sponsor
Earn-Out
Shares to an affiliate of Sponsor, but only if such affiliate of Sponsor shall execute this Agreement or a joinder agreeing to become a party to this Agreement. In furtherance of this Agreement, the Sponsor hereby authorizes and will instruct SPAC, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of Sponsor
Earn-Out
Shares with respect to any transfer not permitted hereunder. Notwithstanding the foregoing, this
Section
 5(a)
shall not apply to any Sponsor
Earn-Out
Shares for which the applicable
Earn-Out
Target is, or both
Earn-Out
Targets are, achieved.
(b) Sponsor further acknowledges and agrees that the Sponsor Founder Shares are subject to the transfer restrictions under that certain Letter Agreement, dated February 23, 2021 between Sponsor and Cartesian Growth Corporation (the “
Letter Agreement
”) and, after the Closing, the Registration Rights and
Lock-Up
Agreement. Sponsor hereby agrees that the Companies are express third party beneficiaries of the Letter Agreement with rights to enforce the provisions thereof against the Sponsor.
6.
Waiver of Redemption Rights
. Sponsor agrees not to (a) demand that SPAC redeem the Sponsor Founder Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Founder Shares for redemption. This
Section
 6
shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.
7.
Waiver of Anti-Dilution Rights
. Sponsor, on behalf of itself and all other holders of SPAC Class B Ordinary Shares, hereby waives the provisions of Section 17.3 set forth in the SPAC Articles relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Articles) in connection with the Transactions and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which SPAC Class B Ordinary Shares held by such Sponsor convert into SPAC Class A Ordinary Shares, whether resulting from the transactions contemplated by the BCA or otherwise, so that each SPAC Class B Ordinary Share held by such Sponsor or Beneficial Owner issued and outstanding as of the Closing shall convert into one SPAC Class A Ordinary Share pursuant to, and in accordance with, the SPAC Articles. This
Section
 7
shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.
8.
New Shares.
In the event that (a) any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Ordinary Shares or SPAC Warrants of, on or affecting the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Ordinary Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Ordinary Shares, SPAC Warrants or other equity securities of SPAC, collectively the “
New Securities
”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement (other than
Section
 2
,
Section
 3
and
Section
 5
of this Agreement) to the same extent as if they constituted the SPAC Ordinary Shares or SPAC Warrants owned by the Sponsor as of the date hereof.
9.
Representations and Warranties
. Sponsor represents and warrants to the Companies as follows:
(a)
Organization
. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor.
(b)
No Conflicts
. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United
States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Founder Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.
(c)
Ownership
. As of the date of this Agreement, Sponsor owns exclusively and has good, valid and marketable title to the Sponsor Founder Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the SPAC Articles, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Founder Shares, and Sponsor does not own, directly or indirectly, any other SPAC Class B Ordinary Shares.
(d)
Due Authorization
. Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(e)
Litigation
. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, the BCA or the transactions contemplated thereby.
(f)
Acknowledgment
. Sponsor understands and acknowledges that the Companies are entering into the BCA in reliance upon their execution and delivery of this Agreement.
10.
Termination
. The obligations of the parties hereof under (a) Sections
1
,
3
,
4
,
6
,
7
,
8
and
9
of this Agreement shall automatically terminate upon the earlier of (i) the Umbrella Merger Effective Time and (ii) the termination of the BCA in accordance with its terms and (b)
 Section
 2
and
Section
 5(a)
of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the
Earn-Out
Period, (ii) the achievement of the
Earn-Out
Targets, and (iii) the termination of the BCA in accordance with its terms, and (c)
 Section
 5(b)
of this Agreement shall terminate upon the termination of the BCA in accordance with its terms, except that, if the Umbrella Merger Effective Time shall occur,
Section
 5(b)
shall terminate in accordance with the terms of the Registration Rights and
Lock-Up
Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.
11.
Miscellaneous
.
(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by
e-mail
or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or
e-mail
addresses (or at such other address or
e-mail
address for a party as shall be specified in a notice given in accordance with this
Section
 7(a)
):
If to SPAC prior to, or on the, Closing Date, to:
Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com
with a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Alan I. Annex

 Adam Namoury
Email: annexa@gtlaw.com
namourya@gtlaw.com
If to Sponsor, to:
CGC Sponsor LLC
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com
with a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention: Alan I. Annex
 Adam Namoury
Email: annexa@gtlaw.com
namourya@gtlaw.com
If to SPAC after the Closing Date, to:
Alvarium Tiedemann Holdings, Inc.
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Kevin Moran
Email: kmoran@tiedemannadvisors.com
if to TWMH:
Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26
th
Floor
New York, NY 10022
Attention: Kevin Moran
Email: KMoran@tiedemannadvisors.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com
if to TIG Entities:
TIG Trinity GP, LLC
TIG Trinity Management, LLC
520 Madison Avenue, 26
th
Floor
New York, NY 10022
Attention: Spiros Maliagros; Michael Fastert
Email: smaliagros@tigfunds.com; mfastert@tigfunds.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004

Attention: Craig Sklar
Email: sklar@sewkis.com
if to Alvarium:
Alvarium Investments Limited
10 Old Burlington Street
London W1S 3AG
Attention: Sophie Rowney
Email: Sophie.Rowney@alvariuminvestments.com
with a copy to:
Goodwin Procter (UK) LLP
100 Cheapside
London EC2V 6DY
Attention: James Grimwood
Email: JGrimwood@goodwinlaw.com
(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(c) (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof, and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(d) Sponsor agrees while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate or has the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.
(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(f) This Agreement, the BCA and Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.
(g) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of SPAC’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.
(j) This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(l) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, the Companies, Umbrella Merger Sub and Umbrella.
(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this
Section
 7(m)
.
[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

CGC SPONSOR LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name:	Alexander de Meyer
Title:	CEO

Exhibit A
Illustrative Sponsor Redemption Shares Forfeiture Schedule

Net Redemption Percentage	100%	90%	80%	75%	70%	60%	51%	50%
# of Sponsor Redemption Shares Forfeited	2,850,000	2,228,000	1,710,000	1,425,000	1,114,000	570,000	57,000	0

Annex H
Execution Version
MEMBER SUPPORT AGREEMENT
This MEMBER SUPPORT AGREEMENT is made and entered into as of September 19, 2021 (this “
Agreement
”), by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“
TWMH
”), TIG Trinity GP, LLC, a Delaware limited liability company (“
TIG
GP
”), TIG Trinity Management, LLC, a Delaware limited liability company (“
TIG
MGMT
” and, together with TIG GP, the “
TIG
Entities
” and, together with TWMH, each a “
Company
” and collectively the “
Companies
”), certain members of TWMH whose names appear on the signature pages of this Agreement (the “
TWMH
Members
”), certain members of TIG GP whose names appear on the signature pages of this Agreement (the “
TIG
GP
Members
”) and certain members of TIG MGMT whose names appear on the signature pages of this Agreement (the “
TIG
MGMT
Members
” and, together with the TWMH Members and the TIG GP Members, each a “
Member
” and, collectively, the “
Members
”).
WHEREAS, SPAC, Rook MS LLC, a Delaware limited liability company (“
Umbrella
Merger
Sub
”), Alvarium Investments Limited, an English private limited Company (“
Alvarium
”), the Companies, and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“
Umbrella
”), propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “
BCA
”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA); and
WHEREAS, as of the date hereof, (a) the TWMH Member owns the TWMH Interests set forth opposite his name on
Exhibit
A
hereto, (b) each TIG GP Member owns the TIG GP Interests set forth opposite such TIG GP Member’s name on
Exhibit
B
hereto, and (c) each TIG MGMT Member owns the TIG MGMT Interests set forth opposite such TIG MGMT Member’s name on
Exhibit
C
hereto (all such TWMH Interests, TIG GP Interests and TIG MGMT Interests and any TWMH Interests, TIG GP Interests and TIG MGMT Interests of which ownership is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “
Interests
”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.
Binding Effect
of
Business
Combination
Agreement;
Agreement
to
Vote;
Reorganization
.
(a) Each Member hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors with respect hereto and thereto prior to executing this Agreement.
(b) The TWMH Member, by this Agreement, with respect to his TWMH Interests, hereby agrees to vote, at any meeting of the TWMH Members, and in any action by written consent of the TWMH Members, all of the TWMH Interests held by the TWMH Member at such time (i) in favor of the approval and adoption of the BCA and the Transactions (including the Reorganization and the Umbrella Merger); (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the TWMH Members; (iii) in favor of any proposal to adjourn a meeting of the TWMH Members at which there is a proposal to adopt and approve the BCA if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Interests present in person or represented by proxy to constitute a quorum; and (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TWMH under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. Immediately prior to the execution and delivery of the BCA by the parties thereto, the TWMH Member has executed and delivered to TWMH the TWMH Members Written Consent which shall, pursuant to, and in accordance with, the BCA, be delivered by TWMH to SPAC immediately following the execution and delivery of the BCA. The TWMH Member acknowledges receipt and review of a copy of the BCA.
(c) Each TIG GP Member, by this Agreement, with respect to his or its TIG GP Interests, severally and not jointly, hereby agrees to vote, at any meeting of the TIG GP Members, and in any action by written consent of the TIG GP Members, all of the TIG GP Interests held by such TIG GP Member at such time (i) in favor of the approval and adoption of the BCA and the Transactions (including the Reorganization and the Umbrella Merger), (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the TIG GP Members; (iii) in favor of any proposal to adjourn a meeting of the TIG GP Members at which there is a proposal to adopt and approve the BCA if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Interests present in person or represented by proxy to constitute a quorum; and (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TIG GP under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. Immediately prior to the execution and delivery of the BCA by the parties thereto, each TIG GP Member has executed and delivered to TIG GP the TIG GP Members Written Consent which shall, pursuant to, and in accordance with, the BCA, be delivered by TIG GP to SPAC immediately following the execution and delivery of the BCA. Each TIG GP Member acknowledges receipt and review of a copy of the BCA. Each TIG MGMT Member, by this Agreement, with respect to his or its TIG MGMT Interests, severally and not jointly, hereby agrees to vote, at any meeting of the TIG MGMT Members, and in any action by written consent of the TIG MGMT Members, all of the TIG MGMT Interests held by such TIG MGMT Member at such time (i) in favor of the approval and adoption of the BCA and the Transactions (including the Reorganization and the

Umbrella Merger), (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the TIG MGMT Members, (iii) in favor of any proposal to adjourn a meeting of the TIG MGMT Members at which there is a proposal to adopt and approve the BCA if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Interests present in person or represented by proxy to constitute a quorum; and (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TIG MGMT under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. Immediately prior to the execution and delivery of the BCA by the parties thereto, each TIG MGMT Member has executed and deliver to TIG MGMT the TIG MGMT Members Written Consent which shall, pursuant to, and in accordance with, the BCA, be delivered by TIG MGMT to SPAC immediately following the execution and delivery of the BCA. Each TIG MGMT Member acknowledges receipt and review of a copy of the BCA.
(d) Each Member hereby agrees that it shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing (an “
Inconsistent
Agreement
”).
(e) Each Member, severally and not jointly, agrees to take any and all actions, and to execute and deliver any and all documents and agreements, deemed necessary or appropriate by any of SPAC or the Companies in order to implement the Reorganization on a timely basis and as contemplated by the BCA, including pursuant to, and in accordance with, the Reorganization Plan set forth on
Exhibit
D
to the BCA.
2.
Transfer of
Interests
. Each Member, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Interests or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA, (b) deposit any Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Interests or (d) take any action that would have the effect of preventing or disabling the Member from performing its obligations hereunder.
3.
No Solicitation
of
Transactions
. Each Member, severally and not jointly, agrees not to, directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public
information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal (or that would reasonably be expected to encourage or lead to a Company Acquisition Proposal), (b) engage in any negotiations or discussions concerning, or provide access to or furnish non-public
information regarding, a Company’s or any Company Subsidiary’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal (or that would reasonably be expected encourage or lead to a Company Acquisition Proposal), (c) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to encourage or lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (e) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (f) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its representatives to take any such action. Each Member shall, and shall instruct and cause its representatives and agents to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties (other than the parties to the BCA and their respective representatives) in connection with a Company Acquisition Proposal (other than the Transactions) and each Member acknowledges that any action taken by it or any representative of it inconsistent with the restrictions set forth in this
Section
3
, whether or not such representative is purporting to act on the such Member’s behalf, shall be deemed to constitute a breach of this
Section
3
by such Member.
4.
New Interests
. If (a) any Companies’ interests are issued to a Member after the date of this Agreement pursuant to any recapitalization, reclassification, combination, or exchange of Interests or otherwise, (b) a Member purchases, is granted, or otherwise acquires record and/or beneficial ownership of any Companies’ interests after the date of this Agreement, or (c) a Member acquires the right to vote or share in the voting (including, without limitation, by proxy or power of attorney) of any Companies’ interests after the date of this Agreement (collectively, “New Interests”), then such New Interests shall constitute Interests and shall be subject to the terms of this Agreement to the same extent as if they constituted the Interests owned or controlled by such Member as of the date hereof.
5.
Further
Assurances
. Each Member shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Umbrella Merger and the other transactions contemplated by this Agreement and the BCA, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
6.
No
Challenges
. Each Member agrees not to, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct its Representatives to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, any of the Companies or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person (or that such person may be alleged to have, including to any of the Companies or any other holder of Interests) in connection with the evaluation, negotiation or entry into the BCA or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Member from enforcing such Member’s rights under this Agreement.
7.
Consent
to
Disclosure
. Each Member hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SPAC or any of the Companies to any Governmental Authority or to securityholders of SPAC) of such Member’s identity and beneficial ownership of Interests and the nature of such Member’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SPAC or any of the Companies, a copy of this Agreement. Each Member will promptly provide any information reasonably requested by SPAC or any of the Companies for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the BCA (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to any of the Companies or Company Subsidiary by third parties that may be in such Company’s or Company Subsidiary’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable law.
8.
Standstill
. From the date of this Agreement until the earlier of the Closing or the termination of the BCA in accordance with its terms, each Member agrees not to engage in any transaction involving any securities of SPAC, without SPAC’s prior written consent.
9.
Public Announcements
. No Member will make any public announcement or issue any public communication regarding this Agreement, the BCA, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of the SPAC and the Companies, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case the disclosing Member shall, to the extent permitted by applicable Laws, first allow the SPAC and the Companies to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Member shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
9
; and (c) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the BCA.
10.
Representations
and
Warranties
. Each Member, severally and not jointly, represents and warrants to SPAC as follows:
(a) The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United
States Law applicable to such Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any lien or encumbrance on any Interests (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Member’s governing documents, if applicable.
(b) As of the date of this Agreement, the TWMH Member owns exclusively and has good, valid and marketable title to the TWMH Interests set forth opposite the TWMH Member’s name on
Exhibit
A
free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the TWMH Operating Agreement, and as of the date of this Agreement, the TWMH Member has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such TWMH Interests, and the TWMH Member does not own, directly or indirectly, any other TWMH Interests.
(c) As of the date of this Agreement, each TIG GP Member owns exclusively and has good, valid and marketable title to the TIG GP Interests set forth opposite such TIG GP Member’s name on
Exhibit
B
free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the TIG GP Operating Agreement, and as of the date of this Agreement, such TIG GP Member has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such TIG GP Interests, and such TIG GP Member does not own, directly or indirectly, any other TIG GP Interests.
(d) As of the date of this Agreement, each TIG MGMT Member owns exclusively and has good, valid and marketable title to the TIG MGMT Interests set forth opposite such TIG MGMT Member’s name on
Exhibit
C
free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the TIG MGMT Operating Agreement, and as of the date of this Agreement, such TIG MGMT Member has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such TIG MGMT Interests, and such TIG MGMT Member does not own, directly or indirectly, any other TIG MGMT Interests.

(e) Such Member is a sophisticated investor and has adequate information concerning the business and financial condition of SPAC and the Companies to make an informed decision regarding this Agreement and the transactions contemplated by the BCA and has independently and without reliance upon SPAC or any of the Companies or any affiliate thereof, and based on such information as such Member has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Member acknowledges that SPAC and the Companies have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Member acknowledges that the agreements contained herein with respect to the Interests held by such Member are irrevocable.
(f) Such Member has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Member.
11.
Termination
. This Agreement and the obligations of the Members under this Agreement shall automatically terminate upon the earliest of (a) the Umbrella Merger Effective Time, (b) the termination of the BCA in accordance with its terms, and (c) the mutual agreement of the parties hereto. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement;
provided
that nothing in this
Section
11
shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
12.
Miscellaneous
.
(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by
e-mail
or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or
e-mail
addresses (or at such other address or
e-mail
address for a party as shall be specified in a notice given in accordance with this
Section
12(b)
):
If to SPAC, to:
Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com
with a copy to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, New York 10166
Attention:      Alan I. Annex
      AdamNamoury
Email:           annexa@gtlaw.com
     namourya@gtlaw.com
if to TWMH, to:
Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Kevin Moran
Email: KMoran@tiedemannadvisors.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com

if to the TIG Entities, to:
TIG Trinity GP, LLC
TIG Trinity Management, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention: Spiros Maliagros; Michael Fastert
Email: smaliagros@tigfunds.com; mfastert@tigfunds.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com
If to a Member, to the address or email address set forth for Member on the signature page hereof.
(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d) This Agreement, the BCA and Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.
(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and SPAC’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Member shall be liable for the breach by any other Member of this Agreement.
(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
(g) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Action in any such court is brought in an inconvenient forum, (By) the venue of such Action is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.
(h) This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of SPAC, in the case of any Member, or at the request of the Members, in the case of SPAC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(j) This Agreement shall not be effective or binding upon any Member until after such time as the BCA is executed and delivered by the Companies, SPAC, Alvarium, Umbrella and Umbrella Merger Sub.
(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this
Section
12(k)
.
[SIGNATURE PAGES FOLLOW]
[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	CEO

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	CEO

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	CEO
[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

EVERS REVOCABLE TRUST

By:	/s/ William D. Evers, J.
Name:	William D. Evers, J.

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

TWMH MEMBER:

By:	/s/ Adam Gentile
Name:	Adam Gentile

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:
[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Adam Gentile
Name:	Adam Gentile

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:
[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Alex Hokanson
Name:	Alex Hokanson

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:
[Signature page to Member Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Amanda Flynn
Name:	Amanda Flynn

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Andrew Douglass
Name:	Andrew Douglass

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Antonio Casal
Name:	Antonio Casal, trustee Antonio Casal & Ana Isabel Casal Living Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Ben Evers
Name:	Ben Evers

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brad Lackey
Name:	Brad Lackey

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brian L. Neiman
Name:	Brian L. Neiman

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brian Pierson
Name:	Brian Pierson

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brittany Cook
Name:	Brittany Cook

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brodie Cobb
Name:	Brodie Cobb

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Brooke Connell
Name:	Brooke Connell

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Bruce Brugler
Name:	Bruce Brugler, Trustee Brugler Family Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Carl Hans Tiedemann III
Name:	Carl Hans Tiedemann III

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Leigh Tiedemann
Name:	Leigh Tiedemann Special Investment Trustee CHT Fam Trust Ar 3 rd fbo Leigh Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Mark B Tiedemann
Name:	Mark B Tiedemann, Special Investment Trustee of cht Fam Trust Ar 3 rd fbo Mark Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:
Cobb Descendants Trust

By:	/s/ Brodie Cobb
Name:	Brodie Cobb

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:
Cobb Partners

By:	/s/ Brodie Cobb
Name:	Brodie Cobb

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Colin Carter
Name:	Colin Carter

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Craig L. Smith
Name:	Craig L. Smith

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Richard Nye
Name:	Richard Nye

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Bradford D. Harrison
Name:	Bradford D. Harrison Managing Member Dollar Mountain, LLC

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Edward M. Lazar
Name:	Edward M. Lazar

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Pablo Ferreri
Name:	Pablo Ferreri, Trustee The Ferreri-Hackett Living Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Frances Daniels Cobb
Name:	Frances Daniels Cobb

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Hayes A. Roberts
Name:	Hayes A. Roberts Trust U/D/D July 7, 2021 Hayes A. Roberts, Trustee

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Zachary Rubin
Name:	Zachary Rubin for The Jacob Dann Zlot 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ J.B. Berties
Name:	James B. Berties, Trustee

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Jennifer Ayer
Name:	Jennifer Ayer

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Jerome C. Deren
Name:	Jerome C. Deren

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Joseph Melican
Name:	Joseph Melican

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Julie Dunnington
Name:	Julie Dunnington

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Kent Insley
Name:	Kent Insley

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Kevin Moran
Name:	Kevin Moran

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Kimberly Evans
Name:	Kimberly Evans

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Leigh Tiedemann
Name:	Leigh Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Mark deVries
Name:	Mark deVries

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Glenn Darden
Name:	Glenn Darden, Chairman

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Michael Glenn Tiedemann
Name:	Michael Glenn Tiedemann 2012 Delaware Trust, Tiedemann Trust Company, Trustee

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Michael Brady
Name:	Michael Brady

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Nelson E. Bowers II
Name:	Nelson E. Bowers II

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Zachary Rubin
Name:	Zachary Rubin for The Noah Morris Zlot 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Robert B. Morris III
Name:	Robert B. Morris III, Trustee

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Eric Russell
Name:	Eric Russell

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Samantha Dean
Name:	Samantha Dean

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Zachary Rubin
Name:	Zachary Rubin for The Samuel Wolf Zlot 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Stephen T. Aucamp
Name:	Stephen T. Aucamp, Trustee of the Stephen J. Aucamp Revocable Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Steve Scott
Name:	Steve Scott

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Rob Weeber
Name:	Rob Weeber

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Teresa M. Wells
Name:	Teresa M. Wells

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Christopher Scott Dauer
Name:	Christopher Scott Dauer for The Alexis Galen Brugler 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Christopher Scott Dauer
Name:	Christopher Scott Dauer for The Duncan Chase Brugler 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Christopher Scott Dauer
Name:	Christopher Scott Dauer for The Kelly Nicole Brugler 2021 GST Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:
The Leslie T. Merrick 2012 Irrevocable Trust

By:	/s/ Nicholas Merrick
Name:	Nicholas Merrick

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:
The Nicholas A. Merrick 2012 Irrevocable Trust

By:	/s/ Nicholas Merrick
Name:	Nicholas Merrick

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Steve Scott
Name:	Steve Scott, President West Bay Capital, LLC

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ William H. Donaldson
Name:	William H. Donaldson

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ William Lamm
Name:	William Lamm

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ William S. Price III
Name:	William S. Price III

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Michael Yelverton
Name:	Michael Yelverton

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Yves-Andre Istel
Name:	Yves-Andre Istel

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER:

By:	/s/ Jeff Zlot
Name:	Jeff Zlot for the Zlot Family Trust

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TWMH MEMBER: Chauncey Close, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Edmonds Bafford
Name:	Edmonds Bafford

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Laurie Birrittella
Name:	Laurie Birrittella

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ John Carbine
Name:	John Carbine

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBER:

By:	/s/ Hayes A. Roberts
Name:	Carl Tiedemann Irrevocable Trust, Tiedemann Trust Company as Trustee Hayes A. Roberts, Managing Director

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Grace Crandall
Name:	Grace Crandall

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Michael Fastert
Name:	Michael Faster

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Paul Gleize
Name:	Paul Gleize

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Spiros Maliagros
Name:	Spiros Maliagros

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ George Sophocles
Name:	George Sophocles

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Steve Tangredi
Name:	Steve Tangredi

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Barbara Warga
Name:	Barbara Warga

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

Swartberg Holding 2 AG

By:	/s/ Robert Weeber
Name:	Robert Weeber
Title:	Chairman

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ James Marler
Name:	James Marler
Title:	President

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Robert Jakacki
Name:	Robert Jakacki
Title:	Director

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG GP MEMBERS:

By:	/s/ Drew Figdor
Name:	Drew Figdor

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Edmonds Bafford
Name:	Edmonds Bafford

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Laurie Birrittella
Name:	Laurie Birrittella

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ John Carbine
Name:	John Carbine

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Hayes A. Roberts
Name:	Carl Tiedemann Irrevocable Trust, Tiedemann Trust Company as Trustee Hayes A. Roberts, Managing Director

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Grace Crandall
Name:	Grace Crandall

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Michael Fastert
Name:	Michael Fastert

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Paul Gleize
Name:	Paul Gleize

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Spiros Maliagros
Name:	Spiros Maliagros

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ George Sophocles
Name:	George Sophocles

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Steve Tangredi
Name:	Steve Tangredi

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Barbara Warga
Name:	Barbara Warga

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Rob Weeber
Name:	Robert Weeber
Title:	Chairman

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ James Marler
Name:	James Marler
Title:	President

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Robert Jakacki
Name:	Robert Jakacki
Title:	Director

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TIG MGMT MEMBERS:

By:	/s/ Drew Figdor
Name:	Drew Figdor

Address and email address for purposes of Section 12(b):

Name:

Address:

Email:

Annex I
ALVARIUM TIEDEMANN HOLDINGS, INC.
2022 STOCK INCENTIVE PLAN
1.
Purposes of the Plan.
The purpose of this Plan is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with incentive compensation and equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company’s stockholders.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock or Cash Based Awards and Dividend Equivalents.
2.
Definitions.
As used herein, the following definitions will apply:
(a) “
Administrator
” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4.
(b)
“Applicable Laws”
means any applicable law, including the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)
“Award”
means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, an Other Stock or Cash Based Award or a Dividend Equivalent award.
(d)
“Award Agreement”
means the written or electronic agreement, terms and conditions, contract or other instrument or document setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)
“Board”
means the Board of Directors of the Company.
(f)
“
Cause
”
means the use of such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following actions or events by such Participant: (i) the Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) the Participant’s commission of or attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Participant’s material violation of any contract or agreement between the Company and the Participant or of any statutory duty owed to the Company; (iv) the Participant’s material failure to comply with the written polices or rules of the Company; (v) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (vi) the Participant’s material failure or neglect to perform assigned duties after receiving written notification of the failure; (vii) the Participant’s willful disregard of any material lawful written instruction from the Company; or (viii) the Participant’s willful misconduct or insubordination with respect to the Company or any affiliate of the Company; provided that, in the case of (iii), (iv), (v), (vi), (vii) and (viii) above, if such action or conduct is curable, (A) the Company has provided the Participant written notice within thirty (30) days following the occurrence (or Company’s first knowledge of the occurrence) of any such event; (B) the Participant fails to cure such event within thirty (30) days thereafter; and (C) the Company terminates the Participant’s employment for Cause within thirty (30) days following the end of such cure period.
(g)
“Change in Control”
means the occurrence of any of the following events:
(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, or immediately after the transaction would be owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the combined voting power or economic interests of the Company, as applicable, as of immediately prior to such transaction), becoming the beneficial owner (as defined in
Rule 13d-3 under
the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or economic interests of the Company’s then outstanding securities;
provided
that the provisions of this clause (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under clause (iii) below;
(ii) during any period of 12 months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule
14a-11
of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the 12-month period
or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(iii) a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent company thereof) more than 50% of (i) the combined voting power of the voting securities and (ii) the economic interests of the surviving entity or the ultimate parent company thereof (within the meaning of Section 424(e) of the Code);
provided
, that a merger or consolidation effected to implement an internal recapitalization of the Company (or similar transaction) in which no “person” is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of either the combined voting power of the Company’s then-outstanding voting securities or the then-outstanding economic interests shall not be considered a Change in Control; or
(iv) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets in which any “person”, other than a person or persons who beneficially own(s), directly or indirectly, 50% or more of the combined voting power and economic interests of the outstanding voting securities of the Company immediately prior to the sale, acquires (or has acquired during the
12-month
period ending on the most recent acquisition by such “person”) assets from the Company that have a total gross fair market value equal to 50% or more of the total gross fair market value of all of the assets of the Company as of immediately prior to such sale or disposition of the Company’s assets.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Code Section 409A, to the extent required to avoid the imposition of additional taxes under Code Section 409A, such transaction or event described in subsections (i), (ii) or (iv) with respect to such Award (or portion thereof) will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation
Section 1.409A-3(i)(5) shall
be consistent with such regulation.
(h)
“Code”
means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
(i)
“Code Section
 409A
” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
(j) “
Committee
” means the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.
(k) “
Common Stock
” means the Class A common stock of the Company, $0.0001 par value per share.
(l) “
Company
” means Alvarium Tiedemann Holdings, Inc., a Delaware corporation, or any successor thereto.
(m) “
Consultant
” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a
Form S-8
Registration Statement.
(n) “
Director
” means a member of the Board.
(o) “
Disability
” means the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months in accordance with the definition of total and permanent disability as defined in Code

Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory
standards adopted by the Administrator from time to time.
(p) “
Dividend Equivalent
” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10(b).
(q) “
DRO
” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
(r) “
Effective Date
” shall mean the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Cartesian Growth Corporation, Rook MS LLC, a Delaware limited liability company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, TIG Trinity Management, LLC, a Delaware limited liability company, Alvarium Investments Limited, an English private limited company, and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company dated as of September 19, 2021 as amended from time to time, are consummated, provided
 that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
(s) “
Employee
” means any officers or employee (as determined in accordance with Code Section 3401(c) and the Treasury Regulations thereunder) of the Company or any Parent or Subsidiary of the Company.
(t) “
Equity Restructuring
” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off,
rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of a class of Common Stock (or other securities) and causes a change in the per-share
value of the Common Stock underlying outstanding Awards.
(u) “
Exchange Act
” means the Securities Exchange Act of 1934, as amended.
(v) “
Exchange Program
” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(w) “
Fair Market Value
” means, as of any date, the value of a Share determined as follows:
(i) If the applicable class of Common Stock is listed on any established stock exchange, national market system or quoted or traded on any automated quotation system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the trading day immediately preceding the date of determination, as reported in
The Wall Street Journal
or such other source as the Administrator deems reliable;
(ii) If the applicable class of Common Stock is not listed on an established stock exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share will be the mean of the high bid and low asked prices for such date or, if no high bids and low asks were reported on such date, the high bid and low asked prices for a Share on the last preceding date such bids and asks were reported, as reported in
The Wall Street Journal
or such other source as the Administrator deems reliable; or
(iii) In the absence of an established market for the applicable class of Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(x)
“Greater Than 10% Stockholder”
shall mean an individual then owning (within the meaning of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Code Section 424(f)) or parent corporation thereof (as defined in Code Section 424(e)).
(y) “
Incentive Stock Option
” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
(z) “
Nonstatutory Stock Option
” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa) “
Non-Employee
Director
” shall mean a Director of the Company who is not an Employee.
(bb) “
Option
” means a right to purchase Shares of a specified class and at a specified exercise price, granted under Section 6. An Option shall be either a Nonstatutory Stock Option or an Incentive Stock Option;
provided
,
however
, that Options granted to
Non-Employee
Directors and Consultants shall only be Nonstatutory Stock Options.
(cc) “
Other Stock or Cash Based Award
” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.
(dd)
“Parent”
means any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of determination, each of the entities other than the Company owns securities or interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other entities in such chain.
(ee) “
Participant
” means the holder of an outstanding Award.
(ff) “
Performance Criteria
” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period.
(gg) “
Performance Goals
” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.
(hh) “
Performance Period
” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, vesting of, and/or the payment in respect of, an Award.
(ii) “
Period of Restriction
” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of levels of performance, or the occurrence of other events as determined by the Administrator.
(jj) “
Permitted Transferee
” shall mean, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to
Form S-8
Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.
(kk) “
Plan
” means this 2022 Stock Incentive Plan, as may be amended from time to time.
(ll) “
Program
” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
(mm) “
Restricted Stock
” means Shares of a specified class issued pursuant to Section 8 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
(nn) “
Restricted Stock Unit
” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share of a specified class, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(oo) “
Securities Act
” means the Securities Act of 1933, as amended.
(pp) “
Service Provider
” means an Employee, Director or Consultant.
(qq) “
Share
” means a share of Common Stock.
(rr) “
Stock Appreciation Right
” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.
(ss) “
Subsidiary
” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(tt) “
Substitute Award
” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by another company or other entity other than the Company or any Parent or Subsidiary; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
(uu) “
Termination of Service
” shall mean the date the Participant ceases to be a Service Provider. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service for purposes of the Plan. For the avoidance of doubt, unless the Administrator determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Parent or Subsidiary as a Director or Consultant, or vice versa, shall not be deemed a cessation of service that would constitute a Termination of Service.
3.
Stock Subject to the Plan.
(a)
Stock Subject to the Plan.
Subject to the provisions of Section 14, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is                 Shares as of the date this Plan is adopted by the Board (the “
Initial Share Pool
”); provided that, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the Initial Share Pool. The Shares may be authorized but unissued, or reacquired Common Stock.
(b)
Lapsed Awards.
If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unpurchased Shares (or for Awards other than Options the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number for the Initial Share Pool stated in Section 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
(c)
Substitute Awards
. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Code Section 422, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing
plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing
plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(b) above);
provided
that Awards using such available Shares shall (i) not be made after the date awards or grants could have been made under the terms of the pre-existing
plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Parents or Subsidiaries immediately prior to such acquisition or combination and (ii) be made in respect of Incentive Stock Options only to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder.
4.
Administration of the Plan.
(a)
Administrator.
The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of
Rule 16b-3,
it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to
Rule 16b-3,
a
“non-employee
director” within the meaning of
Rule 16b-3.
Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 4(a). Notwithstanding the foregoing, (i) the Board shall conduct the general administration of the Plan with respect to Awards granted to
Non-Employee
Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 4(e).

(b)
Duties of the Administrator.
It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement;
provided
that the rights or obligations of the Participant holding such Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 19(a) or Section 29. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under
Rule 16b-3
under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
(c)
Powers of the Administrator.
Subject to the provisions of the Plan, including, in the case of the Committee, subject to the specific duties delegated by the Board to the Committee, and Applicable Law, the Administrator will have the authority, in its discretion:

(i)	to determine the Fair Market Value;

(ii)	to select the Service Providers to whom Awards may be granted hereunder;

(iii)	to determine the type or types of Awards to be granted to each Service Provider (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(iv)	to determine the number of Awards to be granted and the number and class of Shares to be covered by each Award granted hereunder;

(v)	to approve forms of Award Agreements for use under the Plan;

(vi)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on one or more Performance Criteria or achievement of one or more Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vii)	to institute and determine the terms and conditions of an Exchange Program;

(viii)
to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(ix)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(x)
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans
established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(xi)
to modify or amend each Award (subject to Section 19), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(d));

(xii)	to make all determinations in respect of adjustments and treatment of Awards as provided in Section 14;

(xiii)	to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 15;

(xiv)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Administrator;

(xv)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xvi)	to make all other determinations deemed necessary or advisable for administering the Plan.

(d)
Effect of Administrator’s Decision.
The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
(e)
Delegation of Authority
. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 4;
provided
,
however
, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act, or (ii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder;
provided
,
further
, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(e) shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest
in itself any previously delegated authority. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.
5.
Eligibility.
(a)
Participation
. The Administrator may, from time to time, select from among all Service Providers those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Service Provider or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly. Participation by each Participant in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Service Provider or other person shall participate in the Plan. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any “parent corporation” or “subsidiary corporation” (in each case, within the meaning of Section 424 of the Code) as permitted under the Code who are US taxpayers. Nonstatutory Stock Options and Stock Appreciation Rights may not be granted to Service Providers who are subject to Code Section 409A unless the stock underlying such Awards is treated as “service recipient stock” under Code Section 409A or unless such Awards otherwise comply with the requirements of Code Section 409A.
(b)
Limitations Applicable to Section
 16 Persons
. Notwithstanding any other provision of the Plan, any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including
Rule 16b-3
of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
(c)
Foreign Holders
. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Parents and Subsidiaries operate or have Employees,
Non-Employee
Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Parents and Subsidiaries shall be covered by the Plan; (ii) determine which Service Providers outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Service Providers outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.
(d)
Non-Employee
Director Award Limit
. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions) and the amount of any cash-based Awards or other fees granted to a
Non-Employee
Director during any calendar year shall not exceed $500,000 (the “
Director Limit
”). The Administrator may make exceptions to this limit for individual
Non-Employee
Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the
Non-Employee
Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving
Non-Employee
Directors.
6.
Stock Options.
(a)
Grant of Options.
Subject to the terms and provisions of the Plan, including any limitations in the Plan that apply to Incentive Stock Options, the Administrator, at any time, and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b)
Option Agreement.
Each Award of an Option will be evidenced by an Award Agreement that will specify the class of Common Stock, exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(c)
Limitations.
Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively)) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options to the extent required by Code Section 422. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder. Neither the Company nor the Administrator shall have any liability to a Participant, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.
(d)
Term of Option.
The term of each Option will be stated in the Award Agreement;
provided
,
however
, that the term will be no more than 10 years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Greater Than 10% Stockholder, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.
(e)
Option Exercise Price and Consideration.
(i)
Exercise Price
. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator but will be no less than 100% of the Fair Market Value per Share on the date of grant (and, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of an Incentive Stock Option granted to a Greater Than 10% Stockholder, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant (and the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing provisions of this Section 6(e)(i), Options that are a Substitute Award may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant;
provided
that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Section 424 and Code Section 409A. Other than pursuant to Section 14(a) and (c) of this Plan, the Administrator shall not be permitted to (A) lower the per Share exercise price of an Option after it is granted, (B) cancel an Option when the per Share exercise price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with a per Share exercise price that is less than the per Share exercise price of the original Option or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the securities exchange on which any securities of the Company are then listed for trading, without approval of the Company’s stockholders.
(ii)
Waiting Period and Exercise Dates
. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. Except as limited by the requirements of Section 6(d) of the Plan, Code Section 409A or Code Section 422 and regulations and rulings thereunder and without limiting the Company’s rights under Section 19, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend, subject to Section 19, any other term or condition of such Option relating to such Termination of Service of the Participant or otherwise.
(iii)
Form
 of Consideration
. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (A) cash, (B) check, (C) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised, and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion, (D) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (E) by net exercise, (F) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (G) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.
(f)
Exercise of Option.
(i)
Procedure for Exercise; Rights as a Stockholder
. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An exercisable Option may be exercised in whole or in part, but may not be exercised for a fraction of a Share and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, which shall be signed or otherwise acknowledged electronically by the Participant or other person then entitled to exercise the Option or such portion thereof, (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding), (iii) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law, and (iv) in the event that the Option shall be exercised pursuant to the terms of the Plan by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator. The Administrator may provide in any Award Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Administrator, provided that the Fair Market Value per Share is greater than the exercise price at the time of exercise. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse (or, to the extent applicable, to the person other than the Participant who is entitled to exercise the Option and who does so exercise the Option as permitted herein).
Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.
Except as explicitly set forth in Section 3(b), exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)
Termination of Service.
If a Participant ceases to be a Service Provider, other than upon the Participant’s Termination of Service as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of Termination of Service. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, on the date of Termination of Service, the Participant is not vested as to his or her entire Option, the Participant shall forfeit the unvested portion of the Option and the Shares covered by such unvested portion of the Option will revert to the Plan. If, after Termination of Service, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)
Disability of Participant
. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent the Option is vested on the date of Termination of Service. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, on the date of Termination of Service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after Termination of Service, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)
Death of Participant
. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, at the time of death, Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)
Notification Regarding Disposition
. If requested by the Company, the Participant shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (A) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Code Section 424(h)) such Option to such Participant, or (B) one year after the date of transfer of such Shares to such Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer. The Company may require that Shares acquired by exercise of an Incentive Stock Option be retained with a broker or agent designated by the Company for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares.

7.
Stock Appreciation Rights.
(a)
Grant of Stock Appreciation Rights.
Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time, and from time to time, as will be determined by the Administrator, in its sole discretion.
(b)
Number of Shares.
The Administrator will have complete discretion to determine the number of Shares and class of Common Stock subject to any Award of Stock Appreciation Rights.
(c)
Exercise Price and Other Terms.
The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7(f) will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant;
provided
that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Section 409A. Other than pursuant to Section 14(a) and (c) of the Plan, the Administrator shall not be permitted to (A) lower the exercise price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with an exercise price per Share that is less than the exercise price per Share of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the securities exchange on which any securities of the Company are then listed for trading, without approval of the Company’s stockholders.
(d)
Stock Appreciation Right Agreement.
Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the class of Common Stock, exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may provide in any Award Agreement for the automatic exercise of a Stock Appreciation Right upon such terms and conditions as established by the Administrator, provided that the Fair Market Value per Share is greater than the exercise price at the time of exercise.
(e)
Expiration of Stock Appreciation Rights.
A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)
Payment of Stock Appreciation Right Amount.
Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price per Share of such Award; times
(ii) the number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, notwithstanding the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.
8.
Restricted Stock.
(a)
Grant of Restricted Stock.
Subject to the terms and provisions of the Plan, the Administrator, at any time, and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)
Restricted Stock Agreement.
Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the class of Common Stock, Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator shall establish the purchase price, if any, and form of payment for the Shares of Restricted Stock;
provided
,
however
, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)
Transferability.
Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)
Other Restrictions.
The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)
Removal of Restrictions.
Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)
Voting Rights.
During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise and subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement.
(g)
Dividends and Other Distributions.
During the Period of Restriction, Participants holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid or made with respect to such Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Participant to whom such Restricted Stock is granted becomes the record holder of such Restricted Stock, unless the Administrator provides otherwise. The Administrator may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on Awards granted under this Section 8 on either a current or deferred or contingent basis, either in cash or in additional Shares. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)
Return of Restricted Stock to the Company.
Except as otherwise determined by the Administrator and provided in the Award Agreement, if no price was paid by the Participant for the Restricted Stock, upon a Termination of Service during the applicable Period of Restriction, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service during the applicable Period of Restriction, the Company shall have the right to timely repurchase from the Participant the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Share of Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.
9.
Restricted Stock Units.
(a)
Grant.
Restricted Stock Units may be granted at any time, and from time to time, as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will evidence the Award in an Award Agreement providing for the terms, conditions, and restrictions related to the grant, including the class of Common Stock and number of Restricted Stock Units.
(b)
Vesting Criteria and Other Terms
.
The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of one or more Performance Goals or Performance Criteria, or any other basis determined by the Administrator in its discretion. An Award of Restricted Stock Units shall only be eligible to vest while the Participant is a Service Provider, as applicable;
provided
,
however
, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may become vested subsequent to a Termination of Service in the event of the occurrence of certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service in accordance with the applicable requirements of Code Section 409A.
(c)
Earning Restricted Stock Units.
Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
(d)
Form
 and Timing of Payment
.
At the time of grant, the Administrator shall specify the payment date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award, and may be determined at the election of the Participant (if permitted by the applicable Award Agreement and Code Section 409A);
provided
that, except as otherwise determined by the Administrator, and subject to compliance with Code Section 409A, in no event shall the payment date relating to each Restricted Stock Unit occur following the later of (i) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the payment date, the Company shall, in accordance with the applicable Award Agreement and subject to Sections 15 and 20, transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date, or a combination of cash and Shares as determined by the Administrator, provided
that, in the sole discretion of the Administrator, the Participant may be required to pay the par value of a Share, if any, for each Restricted Stock Unit that is paid out in Share or cash.

(e)
Cancellation.
On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
10.
Other Stock or Cash Based Awards and Dividend Equivalents.
(a)
Other Stock or Cash Based Awards
. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Participant to receive Shares or cash to be delivered immediately or in the future, to any Service Provider. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, the class of Common Stock, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which a Service Provider is otherwise entitled. Any Other Stock or Cash Based Award shall either be exempt from, or comply with, the provisions of Code Section 409A.
(b)
Dividend Equivalents
. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the class of Common Stock underlying the Award, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.
11.
Acceleration.
The Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.
12.
Leaves of Absence/Transfer Between Locations.
The Administrator shall in its discretion determine the circumstances under which vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. Except as provided otherwise by the Administrator in an Award Agreement or as required pursuant to Applicable Law, a Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Parent or Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Parent or Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary or Parent following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
In all cases, the Administrator shall treat a Participant’s leave of absence or employment transfer in compliance with Applicable Law where required to do so pursuant to the Code or otherwise.
13.
Limited Transferability of Awards.
(a) Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than (i) by will or by the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed.
(b) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 13(a). During the lifetime of the Participant, only the Participant may exercise any exercisable portion of an Award granted to such Participant under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.
(c) Notwithstanding Section 13(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award, other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonstatutory Stock Option), to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 13(a), hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Code Section 671 and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.
(d) Notwithstanding Section 13(a), a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time;
provided
that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.
14.
Adjustments; Dissolution or Liquidation; Change in Control.
(a)
Adjustments.
In the event that any stock dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up,
spin-off,
combination, repurchase, or exchange of Shares or other securities of the Company, or other Equity Restructuring or change in the corporate structure of the Company affecting Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall make equitable adjustments to (i) the aggregate number and class of Shares that may be delivered under the Plan as set forth in the limitation in Section 3(a), (ii) the number, class, and grant or exercise price of Shares covered by each outstanding Award, and (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto).
(b)
Dissolution or Liquidation
. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)
Merger or other Reorganization.
In the event of any transaction or event described in Section 14(a), including a Change in Control, each outstanding Award will be treated as the Administrator determines in its sole discretion and on such terms and conditions as the Administrator deems appropriate, including, without limitation, that (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase prices, in all cases, as determined by the Administrator; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such transaction; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part, prior to or upon consummation of such transaction or event, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; (v) to provide that the Award cannot vest, be exercised or become payable after such event; or (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.
In the event that the successor corporation in a Change in Control does not assume or substitute for the Award (or portion thereof), the Administrator will (i) cause any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 14(c), or (ii) cause the Participant to fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted

Stock and Restricted Stock Units will lapse, and, with respect to Awards with Performance Criteria, all Performance Goals will be deemed achieved at the greater of actual performance or 100% of target levels and all other terms and conditions met.
For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and, if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares);
provided
,
however
, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out
upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent;
provided
,
however
, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A, and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.
(d)
Limitations.
The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan. The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of a class of Common Stock, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.
15.
Tax Withholding.
(a)
Withholding Requirements.
Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA, employment tax or social security contribution obligations) required to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan or any Award.
(b)
Withholding Arrangements.
The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value no greater than the aggregate amount of such obligations based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the above permitted forms of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
16.
No Effect on Employment or Service.
Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, any Parent, any Subsidiary or any of their affiliates, nor will they interfere in any way with the Participant’s right or the right of the Company, any Parent, any Subsidiary or any of their affiliates to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.
Date of Grant.
The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
18.
Term of Plan.
Subject to Section 22, the Plan will become effective on the Effective Date and, unless earlier terminated by the Board under Section 19, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no Shares approved for issuance under the Plan remain available to be granted under new Awards or (ii) the Expiration Date (as defined in Section 19(d) below), but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
19.
Amendment and Termination.
(a)
Amendment and Termination of Awards
. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Nonstatutory Stock Option;
provided
, that the Participant’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 14 or Section 29).
(b)
Amendment and Termination of the Plan.
Except as otherwise provided in Section 19(c), the Board may at any time amend, alter, suspend or terminate the Plan.
(c)
Stockholder Approval.
Notwithstanding Section 19(b), the Company will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, including, without limitation, with respect to any increase to the limit imposed in Section 3(a) on the maximum number of Shares which may be issued under the Plan.
(d)
Expiration
. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Board adopted the Plan or (ii) the date the Plan was approved by the Company’s stockholders (such anniversary, the “
Expiration Date
”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.
(e)
Effect of Amendment or Termination.
No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
20.
Conditions Upon Issuance of Shares.
(a)
Legal Compliance.
The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Shares will not be issued pursuant to the exercise of an Award unless the Administrator has determined that the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and may be further subject to the approval of counsel for the Company with respect to such compliance.
(b)
Representations.
In addition to the terms and conditions provided herein, the Company may require a Participant to make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.
(c)
Restrictions
. All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock). The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator. The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may, but need not, be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to such Shares.
21.
Inability to Obtain Authority.
The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.
Stockholder Approval.
The Plan will be submitted for approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
23.
Forfeiture and Claw-Back Provisions
. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Participant) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.
24.
Data Privacy
. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 24 by and among, as applicable, the Company and its Parents and Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its Parents and Subsidiaries may hold certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Parents and Subsidiaries and details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “
Data
”). The Company and its Parents and Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its Parents and Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Parents and Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Parents or Subsidiaries or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
25.
Paperless Administration
. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
26.
Effect of Plan upon Other Compensation Plans
. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent or Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Parent or Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Parent or Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options or other rights or awards in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm, association or entity.
27.
Titles and Headings, References to Sections of the Code or Exchange Act
. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
28.
Governing Law
. The Plan shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
29.
Code Section
 409A
. To the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Code Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Code Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Code Section 409A, then to the extent required in order to avoid a prohibited distribution under Code Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month
period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date, the Administrator determines that any Award may be subject to Code Section 409A, the Administrator may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Code Section 409A and thereby avoid the application of any penalty taxes under Section Code 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Code Section 409A or otherwise. The Company shall have no obligation under this Section 29 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Code Section 409A with respect to any Award, and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant,
“nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Code Section 409A.
30.
Unfunded Status of Awards
. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
31.
Indemnification
. To the extent permitted under Applicable Law, each member of the Administrator (and each delegate thereof pursuant to Section 4(f)) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement, and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
32.
Relationship to Other Benefits
. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Parent or Subsidiary, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex J
ALVARIUM TIEDEMANN HOLDINGS, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.
2.1 “
Administrator
” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.
2.2
“
Agent
” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3 “
Applicable Law
” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4 “
Board
” shall mean the Board of Directors of the Company.
2.5 “
Code
” shall mean the U.S. Internal Revenue Code of 1986, as amended and the regulations issued thereunder.
2.6
“
Code Section 409A
” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.
2.7
“Common Stock
” shall mean the Class A common stock of the Company $0.0001 par value per share, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.
2.8 “
Company
” shall mean Alvarium Tiedemann Holdings, Inc., a Delaware corporation, or any successor.
2.9 “
Compensation
” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary.

2.10 “
Designated Subsidiary
” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both simultaneously; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.11
“Effective Date
” shall mean the date on which the transactions contemplated by that certain Business Combination Agreement, by and among Cartesian Growth Corporation, Rook MS LLC, a Delaware limited liability company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, TIG Trinity Management, LLC, a Delaware limited liability company, Alvarium Investments Limited, an English private limited company, and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company dated as of September 19, 2021, as amended from time to time, are consummated, provided
 that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.
2.12 “
Eligible Employee
” shall mean:
(a) an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b) Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours per week or less, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion;
provided
,
further
, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
(c) Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence of Section 2.12(a) above shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.
2.13 “
Employee
” shall mean any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3) month period.
2.14 “
Enrollment Date
” shall mean the first Trading Day of each Offering Period.
2.15 “
Exchange Act
” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.
2.16 “
Fair Market Value
” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for the Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
2.17 “
Non-Section 423 Component
” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an

Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.18 “
Offering
” shall mean an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.19 “
Offering Document
” shall have the meaning given to such term in Section 4.1.
2.20 “
Offering Period
” shall have the meaning given to such term in Section 4.1.
2.21 “
Parent
” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22 “
Participant
” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.23 “
Payday
” means the regular or recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.24 “
Plan
” shall mean this 2022 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices.
2.25 “
Purchase Date
” shall mean the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.26 “
Purchase Period
” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document;
provided
,
however
, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.27 “
Purchase Price
” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower);
provided
,
however
, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85 % of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower;
provided
,
further
, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.28 “
Section 423 Component
” shall mean those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.29 “
Securities Act
” shall mean the United States Securities Act of 1933, as amended.
2.30 “
Share
” shall means a share of Common Stock.
2.31 “
Subsidiary
” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;
provided
, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.32 “
Trading Day
” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1
Number of Shares
. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be              Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2023 and ending on and including January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a)              Shares, (b) .05% of the aggregate number of Shares and shares of Class B Common Stock of the Company outstanding on the final day of the immediately preceding calendar year and (c) such lesser number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.
3.2
Shares Distributed
. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1
Offering Periods
. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “
Offering Period
”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “
Offering Document
” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering or Offering Periods under the Plan need not be identical.
4.2
Offering Documents
. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a) the length of the Offering Period, which period shall not exceed twenty-seven months;
(b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period; and
(c) such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1
Eligibility
. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2
Enrollment in Plan
.
(a) Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b) Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount provided it is permissible for a Section 423 Offering, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c) A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period;
provided
,
however
, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) his or her payroll deduction elections one time during each

Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d) Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3
Payroll Deductions
. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4
Effect of Enrollment
. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5
Limitation on Purchase of Shares
. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the Fair Market Value of the Shares (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6
Suspension of Payroll Deductions
. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7
Foreign Employees
. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions in respect of the Non-Section 423 Component and, to the extent permitted under Section 423 of the Code, the Section 423 Component.
5.8
Leave of Absence
. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to his or her authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1
Grant of Rights
. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of the Offering Period, (y) last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2
Exercise of Rights
. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3
Pro Rata Allocation of Shares
. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, consistent with the provisions of Section 423 in respect of the Section 423 Component, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date or such earlier date as determined by the Administrator.
6.4
Withholding
. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5
Conditions to Issuance of Shares
. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Shares is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1
Withdrawal
. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.
7.2
Future Participation
. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3
Cessation of Eligibility
. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1
Changes in Capitalization
. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2
Other Adjustments
. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any change in control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a Parent or Subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a Parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e) To provide that all outstanding rights shall terminate without being exercised.

8.3
No Adjustment Under Certain Circumstances
. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4
No Other Rights
. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1
Amendment, Modification and Termination
. The Administrator may amend, suspend or terminate the Plan at any time and from time to time;
provided
,
however
, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.
9.2
Certain Changes to Plan
. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change the Offering Periods, add or revise Offering Period share limits, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3
Actions In the Event of Unfavorable Financial Accounting Consequences
. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c) allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4
Payments Upon Termination of Plan
. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan will become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1
Administrator
. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2
Authority of Administrator
. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c) To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e) To amend, suspend or terminate the Plan as provided in Article IX.
(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
11.3
Decisions Binding
. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1
Restriction upon Assignment
. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2
Rights as a Stockholder
. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3
Interest
. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4
Designation of Beneficiary
.
(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5
Notices
. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6
Equal Rights and Privileges
. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.7
Use of Funds
. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8
No Employment Rights
. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9
Notice of Disposition of Shares
. Each Participant shall if requested by the Company give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10
Tax Matters
. The Plan is intended to be exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. The Non-Section 423 Component is intended to be exempt from the application of Code Section 409A under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that any right granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause any right under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding Offering or right granted under the Plan, or take such other action as the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Offering or right or future Offering or right that may be granted under the Plan from or to allow any such Offering or right to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if any right under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. Although the Company may endeavor to (a) qualify any right granted under the Plan for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
12.11
Governing Law
. The Plan and any agreements hereunder shall be administered, interpreted and enforced under and construed in accordance with the laws of the State of Delaware, which shall have exclusive jurisdiction to hear any dispute (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation.
12.12
Electronic Forms
. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

Annex K
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
CARTESIAN GROWTH CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
CARTESIAN GROWTH CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

1	The name of the Company is Cartesian Growth Corporation .

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman,
KY1-1104,
Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
CARTESIAN GROWTH CORPORATION
(ADOPTED BY SPECIAL RESOLUTION DATED 23 FEBRUARY 2021 AND EFFECTIVE ON 23 FEBRUARY 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”
in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law
and
father-in-law
and brothers and
sisters-in-law,
whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”
means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”
means a merger, capital stock exchange, asset acquisition, stock purchase, or reorganisation or engaging in any other similar business combination involving the Company, with one or more businesses or entities (the “
target business
”), which Business Combination: (a) as long as the securities of the Company are listed on The Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank check company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”
means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share Conversion”	means a conversion of Class B Shares made in accordance with Article 17.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”
means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”
means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”
means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”
means a person appointed to hold an office in the Company, including, but not limited to, a chairman, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”
means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means CGC Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”
means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52 nd
day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form
8-K
with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17 which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis
, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up
Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up
or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment),
but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment.
The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold,
re-allotted
or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment
or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu
in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one
basis (the “
Initial Conversion Ratio
”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted
basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates or any member of the management team upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 (one) multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1
At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural
person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural
persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural
person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural
person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1
Any corporation or other
non-natural
person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director
The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent
A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate,
to any committee consisting of one or more Directors (including, without limitation, the Audit Committee and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up
to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance
is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance
or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post or
e-mail
to him or to his address as shown in the Register of Members (or where the notice is given by
e-mail
by sending it to the
e-mail
address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
e-mail
or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the
e-mail
to the
e-mail
address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the
e-mail
to be acknowledged by the recipient; and

(d)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “
Indemnified Person
”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share
repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination.

49.3
If the Company initiates any tender offer in accordance with Rule
13e-4
and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “
IPO Redemption
”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share
redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “
Redemption Price
”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “
Redemption Limitation
”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation and any applicable requirements for redemption herein, as the Company may specify from time to time in its discretion.

49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the securities of the Company are listed on the Nasdaq Capital Market, one or more Business Combinations may only be completed if such Business Combinations have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time that the Company signs a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Certain Tax Filings
Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file applicable US Internal Revenue Service Forms
SS-4,
W-8BEN-E,
W-8IMY,
W-9
and 8832 and such other similar tax forms as are customary to file with any US state or federal governmental authorities, foreign governmental authorities, or withholding agents in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“
Management
”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

2.
Warrants
.
2.1
Form of Warrant
. Each Warrant shall be issued in registered form only, shall be in substantially the form of
Exhibit A
hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal, if any. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company (the “
Depository
”) and registered in the name of Cede & Co., a nominee of the Depository (each a “
Book-Entry Warrant Certificate
”).
2.2
Uncertificated Warrants
. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of the Depository or other book-entry Depository system, in each case as determined by the board of directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.
2.3
Effect of Countersignature
. If a physical Warrant certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, such Warrant certificate shall be invalid and of no effect and any Warrant evidenced by such Warrant certificate may not be exercised by the holder thereof.
2.4
Registration
.
2.4.1
Warrant Register
. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).
If the Depository subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificates”) which shall be in the form annexed hereto as
Exhibit A
.
2.4.2
Registered Holder
. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered in the Warrant Register (“
registered holder
”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate (if any) made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
2.5
Detachability of Warrants
. The securities comprising the Units will not be separately transferable until the 52 nd
day after the date hereof or, if such 52
nd
day is not on a day on which banks in New York City are generally open for business (including Saturdays, Sundays or federal holidays) (a “Business Day”), then on the immediately succeeding Business Day following such date, unless Cantor Fitzgerald & Co. informs the Company of their decision to allow earlier separate trading (the “
Detachment Date
”), but in no event will separate trading of the securities comprising the Units begin until (i) the Company files with the SEC a Current Report on Form
8-K
which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering and (ii) the Company issues a press release announcing when such separate trading shall begin.
2.6
Private Placement Warrants
. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its permitted transferees (as defined below) the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(b) hereof; (ii) except as provided in this Section 2.6, including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until 30 days after the completion by the Company of an initial Business Combination; and (iii) shall not be redeemable by the Company pursuant to Section 6.1 hereof; provided, however, that in the case of (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:
(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor;

(b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;
(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;
(d) in the case of an individual, pursuant to a qualified domestic relations order;
(e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased;
(f) in the event of the Company’s liquidation prior to the completion of its initial Business Combination;
(g) by virtue of the laws of the Cayman Islands or the Sponsor’s constituent documents or the rights attaching to the equity interests in the Sponsor upon dissolution of the Sponsor; or
(h) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;
provided, however, that in the case of clauses (a) through (e), these permitted transferees (the “
permitted transferees
”) must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions.
3.
Terms and Exercise of Warrants
.
3.1
Warrant Price
. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “
Warrant Price
” as used in this Agreement refers to the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 Business Days; provided, however, that the Company shall provide at least 20 Business Days prior written notice of such reduction to registered holders of the Warrants; provided, further, that any such reduction shall be applied consistently to all of the Warrants.
3.2
Duration of Warrants
. A Warrant may be exercised only during the period (the “
Exercise Period
”) (i) commencing on the later of: (a) the date that is 30 days after the first date on which the Company completes a Business Combination, and (b) the date that is 12 months from the date of the closing of the Public Offering, and (ii) terminating at the earliest to occur of (a) 5:00 p.m., New York City time on the date that is five years after the date on which the Company completes its initial Business Combination, (b) the liquidation of the Company in accordance with the Company’s amended and restated memorandum and articles of association, as amended from time to time, if the Company fails to complete a Business Combination, and (c) other than with respect to the Private Placement Warrants then held by the Sponsor or its permitted transferees, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “
Expiration Date
”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrants then held by the Sponsor or its permitted transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its permitted transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least 20 days prior written notice of any such extension to registered holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.
3.3
Exercise of Warrants
.
3.3.1
Payment
. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the registered holder thereof by delivering to the Warrant Agent at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “
Book-Entry Warrants
”) on the records of the Depository to an account of the Warrant Agent at the Depository designated for such purposes in writing by the Warrant Agent to the Depository from time to time, (ii) an election to purchase (“
Election to Purchase
”) Ordinary Shares pursuant to the exercise of a Warrant, properly completed and executed by the registered holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depository’s procedures, and (iii) the payment in full of the Warrant Price for each

Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:
(a) in lawful money of the United States, in good certified check, good bank draft payable to the order of the Warrant Agent or wire payable to the Warrant Agent; or
(b) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or its permitted transferees, by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(b)) less the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(b), the “
Sponsor Fair Market Value
” shall mean the average last reported sale price of the Ordinary Shares for the ten trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent; or
(c) on a cashless basis, as provided in Section 7.4 hereof.
3.3.2
Issuance of Ordinary Shares on Exercise
. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the registered holder of such Warrant a book-entry position or certificate, as applicable, for the number of Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it on the register of members of the Company, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4 or a valid exemption from registration is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the registered holder of the Warrants. Subject to Section 4.7 of this Agreement, a registered holder of Warrants may exercise its Warrants only for a whole number of Ordinary Shares. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.
3.3.3
Valid Issuance
. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
3.3.4
Date of Issuance
. Each person in whose name any book-entry position or certificate, as applicable, for Ordinary Shares is issued and who is registered in the register of members of the Company shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
3.3.5
Maximum Percentage
. A holder of Warrants may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.5. No holder of Warrants shall be subject to this Section 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Ordinary Shares which would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”). For purposes of the Warrant, in determining the number of outstanding Ordinary Shares, the holder may rely on the number of outstanding Ordinary Shares as reflected in (i) the Company’s most recent Annual Report on Form
10-K,
Quarterly Report on Form
10-Q,
Current Report on Form
8-K
or other public filing with the SEC as the case may be, (ii) a more recent public announcement by the Company or (iii) any other notice by the Company or the transfer agent setting forth the number of Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported. By written notice to the Company, the holder may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.
Adjustments
.
4.1
Share Dividends - Split Ups
. If after the date hereof, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a split up of the Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares. A rights offering to all holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (a) the price per share of Ordinary Shares paid in such rights offering divided by (b) the Fair Market Value. For purposes of this subsection 4.1, (i) if the rights offering is for securities convertible into or exercisable for the Ordinary Shares, in determining the price payable for the Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “
Fair Market Value
” means the volume weighted average price of the Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
4.2
Aggregation of Shares
. If after the date hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of the Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.
4.3
Extraordinary Dividends
. If the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution or other payment in cash, securities or other assets to the holders of the Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (i) as described in subsection 4.1 above, (ii) Ordinary Cash Dividends (as defined below), (iii) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a proposed initial Business Combination, (iv) to satisfy the redemption rights of the holders of the Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (a) to modify the substance or timing of its obligation to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within 24 months (or such later time as the shareholders of the Company may approve in accordance with the Company’s amended and restated memorandum and articles of association) from the closing of this offering or (b) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity or (v) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded
event being referred to herein as an “
Extraordinary Dividend
”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each Ordinary Shares in respect of such Extraordinary Dividend.
For purposes of this subsection 4.3, “
Ordinary Cash Dividends
” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the
365-day
period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Public Offering).
4.4
Adjustments in Exercise Price
. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1 through 4.3 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
4.5
Raising of Capital in Connection with the Initial Business Combination
. If (i) the Company issues additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Class B ordinary shares of the Company, $0.0001 par value (the “
Founder Shares
”), held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “
Newly Issued Price
”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the completion of the

Company’s initial Business Combination (net of redemptions), and (iii) the volume-weighted average trading price of Ordinary Shares during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “
Market Value
”) is below $9.20 per share, the Warrant Price will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described in Section 6.1 will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
4.6
Replacement of Securities upon Reorganization, etc
. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event (the “
Alternative Issuance
”);
 provided
,
 however
, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s amended and restated memorandum and articles of association or as a result of the redemption of Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule
13d-5(b)(1)
under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule
12b-2
under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule
13d-3
under the Exchange Act) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this
Section 4
;
 provided
,
 further
, that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within 30 days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form
8-K
filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (a) the Per Share Consideration (as defined below) (but in no event less than zero) minus (b) the Black-Scholes Warrant Value (as defined below). The “
Black-Scholes Warrant Value
” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (assuming zero dividends) (“
Bloomberg
”). For purposes of calculating such amount, (i)
 Section 6
 of this Agreement shall be taken into account, (ii) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “
Per Share Consideration
” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by Section 4.1, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.4 and this Section 4.6. The provisions of this Section 4.6 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.
4.7
Notices of Changes in Warrant
. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4. 4.5 or 4.6, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8
No Fractional Shares
. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of the Ordinary Shares to be issued to the Warrant holder.
4.9
Form of Warrant
. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
4.10
Other Events
. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
5.
Transfer and Exchange of Warrants
.
5.1
Registration of Transfer
. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrant so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
5.2
Procedure for Surrender of Warrants
. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
5.3
Fractional Warrants
. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.
5.4
Service Charges
. No service charge shall be made for any exchange or registration of transfer of Warrants.
5.5
Warrant Execution and Countersignature
. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
5.6
Transfer of Warrants
. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.
6.
Redemption
.
6.1
Redemption of Warrants for Cash
. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the registered holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant, provided that (a) the price per Ordinary Share equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the
30-day
Redemption Period (as defined in Section 6.3 below).

6.2
[Reserved]
.
6.3
Date Fixed for, and Notice of, Redemption
. In the event the Company shall elect to redeem all of the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “
Redemption Date
”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (the “
30-day
Redemption Period
”) to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. As used in this Agreement, “
Redemption Price
” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Section 6.1.
6.4
Exercise After Notice of Redemption
. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.
6.5
Exclusion of Private Placement Warrants
. The Company agrees that the redemption rights provided in Section 6.1 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor or its permitted transferees. However, once such Private Placement Warrants are transferred (other than to permitted transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Section 6.1 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than permitted transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.
7.
Other Provisions Relating to Rights of Holders of Warrants
.
7.1
No Rights as Shareholder
. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
7.2
Lost, Stolen, Mutilated, or Destroyed Warrants
. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.
7.3
Reservation of Ordinary Shares
. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
7.4
Registration of Ordinary Shares; Cashless Exercise at Company’s Option
.
7.4.1
Registration of Ordinary Shares
. The Company agrees that as soon as practicable, but in no event later than 15 Business Days after the closing of its initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement, for the registration, under the Act, of the Ordinary Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the
60-day
anniversary following the closing of the Business Combination, holders of the Public Warrants shall have the right, during the period beginning on the 61 st
day after the closing of the Business Combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(d) (in accordance with Section 3(a)(9) of the Act or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) less the Warrant Price. Solely for purposes of this subsection 7.4.1, “
Fair Market Value
” shall mean the volume-weighted average price of the Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Act and (ii) the Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under this subsection 7.4.1.
7.4.2
Cashless Exercise at Company’s Option
. If the Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required (x) to file or maintain in effect a registration statement for the registration, under the Act, of the Ordinary Shares issuable upon exercise of the Warrants, or (y) register or qualify the Ordinary Shares under applicable blue sky laws to the extent an exemption is available, notwithstanding anything in this Agreement to the contrary.
8.
Concerning the Warrant Agent and Other Matters
.
8.1
Payment of Taxes
. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.
8.2
Resignation, Consolidation, or Merger of Warrant Agent
.
8.2.1
Appointment of Successor Warrant Agent
. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving six (6) months’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of three (3) months after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations. The Company shall be entitled to terminate this Agreement and appoint a successor Warrant Agent upon written notice to the Warrant Agent, in the event that the Trustee has committed any act of gross negligence, fraud or willful misconduct.
8.2.2
Notice of Successor Warrant Agent
. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.
8.2.3
Merger or Consolidation of Warrant Agent
. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.
8.3
Fees and Expenses of Warrant Agent
.
8.3.1
Remuneration
. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
8.3.2
Further Assurances
. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
8.4
Liability of Warrant Agent
.
8.4.1
Reliance on Company Statement
. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President, Chief Financial Officer or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
8.4.2
Indemnity
. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket
costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.
8.4.3
Exclusions
. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.
8.5
Acceptance of Agency
. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Warrants.
8.6
Waiver
. The Warrant Agent has no right of
set-off
or any other right, title, interest or claim of any kind (“
Claim
”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.
9.
Miscellaneous Provisions
.
9.1
Successors
. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
9.2
Notices
. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand, overnight delivery or electronic mail or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Cartesian Growth Corporation
505 Fifth Avenue, 15
th
Floor
New York, New York 10017
Attention: Peter Yu, Chief Executive Officer
Email: peter@cartesiangrowth.com
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
1 State St., 30
th
Floor
New York, NY 10004
Attention: Compliance Department
with a copy in each case to:
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attention: Alan A. Annex, Esq., Jason T. Simon, Esq. and Adam Namoury, Esq.
Email: annexa@gtlaw.com, simonj@gtlaw.com and namourya@gtlaw.com

9.3
Applicable Law and Venue
. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be a non-exclusive
forum for any such action, proceeding or claim.
9.4
Persons Having Rights under this Agreement
. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.
9.5
Examination of the Warrant Agreement
. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.
9.6
Counterparts
. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.7
Effect of Headings
. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
9.8
Amendments
. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or defective provision contained herein or (ii) adding or changing any provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the rights of the registered holders under this Agreement. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the registered holders of 65% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of this Agreement with respect to the Private Placement Warrants, 65% of the then-outstanding Private Placement Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.
9.9
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
[
Signature Page Follows
]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President
[Signature Page to Warrant Agreement]

EXHIBIT A
FORM OF WARRANT CERTIFICATE
[FACE]

Number	Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
CARTESIAN GROWTH CORPORATION
Incorporated Under the Laws of the Cayman Islands
CUSIP [●]
Warrant Certificate
This Warrant Certificate certifies that [●], or registered assigns, is the registered holder of [●] warrant(s) (the “
Warrants
” and each, a “
Warrant
”) to purchase Class A ordinary shares, $0.0001 par value (“
Ordinary Shares
”), of Cartesian Growth Corporation, a Cayman Islands exempted company (the “
Company
”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares as set forth below, at the exercise price (the “
Exercise Price
”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “
cashless exercise
” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Ordinary
Share. Fractional shares shall not be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Warrant holder. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
The initial Exercise Price per one Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement. This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS WARRANT AGENT

By:
Name:
Title:

[REVERSE]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive [●] Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of February 23, 2021 (the “
Warrant Agreement
”), entered into by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “
Warrant Agent
”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “
holders
” or “
holder
” meaning the registered holders or registered holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the Ordinary Shares to be issued upon exercise is effective under the Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive [●] Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Cartesian Growth Corporation, a Cayman Islands exempted company (the “
Company
”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Ordinary Shares be delivered to [●] whose address is [●]. If said [●] number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●]and that such Warrant Certificate be delivered to [●], whose address is [●].
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection
 3.3.1(b)
 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection
 3.3.1(b)
 of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to
 Section
 7.4
 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with
 Section
 7.4
 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement through cashless exercise, the number of Ordinary Shares that this Warrant is exercisable for will be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].
[Signature Page Follows]

Date: [●], 20[●]

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C.
RULE 17Ad-15 UNDER
THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B
LEGEND FOR PRIVATE PLACEMENT WARRANTS
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG CARTESIAN GROWTH CORPORATION (THE “
COMPANY
”), CGC SPONSOR LLC AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.
SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.
NO. [    ] WARRANT

Annex L
Execution Version
E
XCHANGE
A
GREEMENT
T
HIS
E
XCHANGE
A
GREEMENT
(this “
Agreement
”) is executed and delivered as a Deed as of September 19, 2021, by and among
C
ARTESIAN
G
ROWTH
C
ORPORATION
, a Cayman Islands exempted company (the “
Company
”),
A
LVARIUM
I
NVESTMENTS
L
IMITED
, an English private limited company (“
Alvarium
”), and the holders of shares set forth on the signature pages hereto (each, a “
Holder
” and, collectively, the “
Holders
”).
R
ECITALS
W
HEREAS
, on the date hereof, the Company has entered into that certain Business Combination Agreement (the “
BCA
”), by and among the Company, Rook MS LLC, a Delaware limited liability company, Alvarium Tiedemann Capital, LLC, a Delaware limited liability company, Alvarium, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, and TIG Trinity Management, LLC, a Delaware limited liability company. Capitalised words not otherwise defined in this Agreement shall have the meaning given to them in the BCA.
W
HEREAS
, the Company will redomicile as a Delaware corporation prior to the Alvarium Exchange (as defined below).
WHEREAS
, prior to the Closing, in accordance with, and pursuant to, the Alvarium Reorganization Plan, Alvarium shall take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization such that, upon completion of the Alvarium Reorganization, Alvarium shall be the wholly owned indirect subsidiary of Alvarium Topco and Alvarium Topco shall be owned solely by the Alvarium Shareholders;
W
HEREAS
, the Holders and the Company desire to exchange that number of Alvarium Ordinary Shares and Alvarium Class A Shares which, upon implementation of the Alvarium Reorganization, will be owned by the Holders as set forth on
E
XHIBIT
A
attached hereto, plus any other Alvarium Ordinary Shares and Alvarium Class A Shares that the Holders may acquire, be issued or transferred, or otherwise come to hold (including, for the avoidance of doubt, as a result of exercise of any of the Alvarium Option Agreements) prior to the Exchange Closing (the “
Shares
”), for that number and type of SPAC Class A Common Stock as is equal to each Holder’s portion of the Alvarium Shareholders Share Consideration as determined in accordance with the BCA (collectively, the “
Exchange Shares
”), as set forth herein.
N
OW
, T
HEREFORE
, in order to induce the Company to enter into the BCA and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:
A
GREEMENT
1. A
GREEMENT
T
O
E
XCHANGE
.
1.1 Authorization of the Domestication and Issuance of Exchange Shares.
Subject to and in accordance with the terms and conditions set forth in the BCA, the Company shall, at Closing, effect the Domestication, following which the Company shall be domiciled as a Delaware corporation. The Domestication and issuance of the Exchange Shares in exchange for the Shares, as set forth herein, shall, in accordance with the BCA, be subject to approval by the Company’s shareholders at the SPAC Shareholders’ Meeting. After the Domestication Effective Time, the Exchange Shares shall have the rights, preferences, privileges and restrictions set forth in the SPAC Certificate of Incorporation.
1.2 Exchange of Shares.
In accordance with, and pursuant to the provisions of, Section 3.03 of the BCA, subject the conditions to Closing set forth in Article XI of the BCA being satisfied or waived (in accordance with the BCA), at the Exchange Closing (as defined below), each of the Holders shall surrender, transfer and assign the Shares held by such Holder to the Company with full title guarantee and free of any encumbrance, together with all rights attaching or accruing thereto, and the Company will issue to each such Holder, in exchange for such Shares, the Exchange Shares as specified in the Alvarium Payment Spreadsheet (the exchange of the Shares for the Exchange Shares, as described in this Agreement, being hereinafter referred to as the “
Alvarium Exchange
”). Not less than two (2) Business Days prior to Closing, Alvarium shall deliver an updated copy of Exhibit A which shall be a true and accurate statement of the Shares held by all Holders (and any new shareholders of Alvarium, each of whom shall adhere to this Agreement (or otherwise agree to participate in the Exchange on substantially the same terms as set forth in this Agreement)) immediately prior to Exchange Closing (which information shall be included in the Alvarium Payment Spreadsheet).
1.3 Waiver of pre-emption rights.
Each Holder irrevocably waives all rights of pre-emption over, or other rights to restrict the transfer of, the Shares held by it, whether conferred by the certificate of incorporation or memorandum and/or articles of association of Alvarium Topco, any shareholders’ agreement or in any other way, and shall procure that all such rights conferred on any other person are waived no later than Exchange Closing so as to permit the transfer of the Shares pursuant to and in accordance with this Agreement. The Company may, at its sole discretion, request evidence of such valid waivers of each such Holder pursuant to this Section 1.3 and upon such request, each such Holder shall promptly provide such evidence.

2. C
LOSING
; D
ELIVERY
.
2.1 Closing.
The closing of the Alvarium Exchange (the “
Exchange Closing
”) shall take place on the Closing Date, immediately following the Domestication and immediately prior to the effectiveness of the Umbrella Merger, remotely via the electronic exchange of documents.
2.2 Delivery.
At the Exchange Closing, upon the terms and subject to the conditions hereof, the Company shall issue the Exchange Shares to the Holders in non-certificated book-entry form against the tender of the Shares, in each case duly endorsed for transfer. At the Exchange Closing, each Holder shall deliver to the Company: (a) a duly executed share transfer form in respect of the Shares held by it; (b) the share certificates representing such Shares or, in lieu thereof, or an indemnity in a customary and reasonable form provided by the Company; and (c) an irrevocable power of attorney, in the agreed form, duly executed by such Holder and any other registered owner of the Shares in favor of the Company or its nominee(s) to enable the Company (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose. The register of members of Alvarium shall be updated to reflect the Alvarium Exchange in accordance with the terms of the BCA.
2.3 Failure to Deliver.
If, at the Exchange Closing, a Holder shall fail to tender and deliver any Shares (the “
Non-Tendered Shares
”), either by failure to execute and deliver any appropriate share transfer form, share certificate or indemnity in lieu thereof, or voting power of attorney, the SPAC and each of its directors shall be authorised to execute and deliver on behalf of each such Holder the relevant share transfer form, share certificate indemnity or voting power of attorney, as applicable, and the Alavarium Exchange with respect to any such Non-Tendered Shares shall proceed in accordance with this Agreement and the BCA.
2.4 English Law Power of Attorney.
By way of security to secure the performance of obligations owed by each Holder to the Company under this Agreement (and in default of execution by the relevant Holder), each Holder hereby irrevocably, unconditionally and severally appoints the Company and each of the Company’s directors to be that Holder’s attorney (each, an “
Attorney
”) with the power on that Holder’s behalf to execute and deliver all instruments, deeds and documents and to do all acts and things as may be required to discharge each of that Holder’s obligations pursuant to this Agreement. Each Attorney shall have the power to sub-delegate this power and to appoint a substitute attorney in addition to the Company and/or such directors. Each Holder undertakes to ratify and confirm whatever any Attorney, substitute attorney or other person to whom the power is sub-delegated, does or purports to do in good faith in the exercise of any power conferred by this power of attorney and each Holder agrees that a person who deals in good faith with any Attorney, substitute attorney or other person to whom the power is sub-delegated, may accept a written statement signed by the Company, any of its directors or any other such person, to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.
3. A
LVARIUM
R
EORGANIZATION
.
3.1
Alvarium shall take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization in accordance with, and pursuant to the provisions of, Section 2.01(a)(ii) of the BCA.
3.2
Each Holder irrevocably, unconditionally and severally appoints Alvarium and each of Alvarium’s directors to be that Holder’s attorney (each, an “
Alvarium Attorney
”) with the power on that Holder’s behalf to take, or cause to be taken, all actions, and to do, or cause to be done, such things as are necessary, proper, advisable, requested or required by Alvarium or otherwise, including executing and delivering all instruments, deeds and documents to consummate, make effective and implement the Alvarium Reorganization. Each Alvarium Attorney shall have the power to sub-delegate this power and to appoint a substitute attorney in addition to the Company and/or such directors. Each Holder undertakes to ratify and confirm whatever any Alvarium Attorney, substitute attorney or other person to whom the power is sub-delegated, does or purports to do in good faith in the exercise of any power conferred by this power of attorney and each Holder agrees that a person who deals in good faith with any Alvarium Attorney, substitute attorney or other person to whom the power is sub-delegated, may accept a written statement signed by the Company, any of its directors or any other such person, to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.
4. R
EPRESENTATIONS
OF
THE
H
OLDERS
.
Each Holder hereby represents and warrants to the Company as follows:
4.1 Title.
The Holder is, as at the date of this Agreement, the sole legal and beneficial owner of, and has good and valid title to, the shares in the capital of Alvarium set out opposite such Holder’s name in columns 2 and 3 of Exhibit A, free of any liens, encumbrances, claims or restrictions, and, upon implementation of the Alvarium Reorganization, as at Closing, will be the sole legal and beneficial owner of, and will have good and valid title to, the Shares free of any liens, encumbrances, claims or restrictions, as set out opposite such Holder’s name in columns 4 and 5 of Exhibit A.

4.2 Order, Action or Proceedings.
The Holder is not and at the Closing will not be subject to any order or bound by any contract or other instrument that may have an adverse effect on the Holder’s ability to comply with this Agreement or to deliver the Shares free of any liens, encumbrances, claims or restrictions, and there is no legal, administrative, regulatory or governmental proceeding or investigation (a “
Proceeding
”) pending, and no person or entity has threatened in writing to commence any Proceeding, that would reasonably be expected to have such effect. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding against the Holder or the Shares.
4.3 Requisite Power and Authority.
The Holder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on the Holder’s part required for the lawful execution and delivery of this Agreement has been and at the Closing will have been taken. Upon its execution and delivery, this Agreement will be valid and binding obligations of the Holder, enforceable against the Holder in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.
4.4 Investment Representations
. The Holder understands that none of the Exchange Shares (the “
Securities
”) have been registered under the Securities Act of 1933, as amended (the “
Securities Act
”). The Holder also understands that the Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Holders’ representations contained in this Agreement. The Holder further represents and warrants as follows:
(a) Purchaser Bears Economic Risk.
The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Holder must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Securities Act, or an exemption from registration is available. The Holder understands that the Company has no present intention of registering the Securities. The Holder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Holder to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times the Holders might propose.
(b) Acquisition for Own Account.
The Holder is acquiring the Securities for Holder’s own account for investment only, and not with a view towards their distribution.
(c) Purchaser Can Protect Its Interest.
The Holder represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, the Holder is aware of no publication of any advertisement in connection with the Exchange Transaction.
(d) Accredited Investor.
The Holder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
(e) Company Information.
The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. The Holder has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of its investment in the Company.
(f) Rule 144.
The Holder acknowledges and agrees that the Securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Holder has been advised or are aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
5. C
ONDITIONS
TO
C
LOSING
5.1 Mutual Conditions
. The obligations of each party to this Agreement to proceed with the Exchange Closing are subject to the satisfaction or appropriate waiver, as applicable, of the conditions to Closing set forth in Article XI of the BCA and the parties to the BCA having proceeded to Closing.

6. M
ISCELLANEOUS
6.1 Governing Law.
This Agreement (other than Section 2.4 of this Agreement (the “
English Law Provisions
”)) shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in the State of New York. Any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity arising out of or relating to this Agreement or the transactions contemplated hereby, in each case other than the English Law Provisions (an “
Action
”) shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action, and (b) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.
6.2 Governing Law of Section 2.4.
The English Law Provisions and any disputes or claims arising out of or in connection with them, their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with the English Law Provisions or their subject matter or formation (including non-contractual disputes or claims).
6.3 Waiver of Jury Trial.
Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no officer, director, employee, accountant, consultant, financial advisor, legal counsel, agent, attorney or other representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 6.3.
6.4 Entire Agreement; Assignment.
This Agreement and the Exhibits hereto constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties.
6.5 Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.6 Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
6.7 Amendment.
This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement, and only upon the written consent of the Company and the Holders.

6.8 Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the address indicated for such party on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.8).
6.9 Headings.
The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
6.10 Counterparts.
This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
6.11 Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such parties’ obligation to consummate the transactions contemplated hereby) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable law, each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
[
Signature Page Follows.
]

I
N
W
ITNESS
W
HEREOF
, the Company and the Holders have executed the
E
XCHANGE
A
GREEMENT
as a Deed as of the date set forth above.

COMPANY:

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

In the presence of:

Witness:	/s/ Diana Vargas
Name:	Diana Vargas
Address:

ALVARIUM:

ALVARIUM INVESTMENTS LIMITED

By:	/s/Alexander de Meyer
Name:	Alexander de Meyer
Title:	CEO

In the presence of:

Witness:	/s/ Sydney Gallagher
Name:	Sydney Gallagher
Address:

HOLDERS:

SIGNED AS A DEED by		)
NEIL BEATON		) /s/ Neil Beaton

in the presence of

Witness signature:	/s/ Barnaby Horwich
Witness name:	Barnaby Horwich
Witness address:

SIGNED AS A DEED by		)
CHARLES HAMILTON		) /s/ Charles Hamilton

in the presence of

Witness signature:	/s/ Sydney Gallagher
Witness name:	Sydney Gallagher
Witness address:

SIGNED AS A DEED by		)
STUART DAVIES		) /s/ Stuart Davies

in the presence of

Witness signature:	/s/ Barnaby Horwich
Witness name:	Barnaby Horwich
Witness address:

SIGNED AS A DEED by	)
ANDREW WILLIAMS	) /s/ Andrew Williams

in the presence of

Witness signature:	/s/ Catherine Gillibrand
Witness name:	Catherine Gillibrand
Witness address:

SIGNED AS A DEED by	)
JONATHAN ELKINGTON	) /s/ Jonathan Elkington

in the presence of

Witness signature:	/s/ Rahma Begum
Witness name:	Rahma Begum
Witness address:

SIGNED AS A DEED by	)
ELLIOT SHAVE	) /s/ Elliot Shave

in the presence of

Witness signature:	/s/ Edwarde McKillen-Barrow
Witness name:	Edwarde McKillen-Barrow
Witness address:

SIGNED AS A DEED by		)
ALEXANDER DE MEYER		) /s/ Alexander de Meyer

in the presence of

Witness signature:	/s/ Sydney Gallagher
Witness name:	Sydney Gallagher
Witness address:

SIGNED AS A DEED by		)
CHARLES FILMER		) /s/ Charles Filmer

in the presence of

Witness signature:	/s/ Hazel Legg
Witness name:	Hazel Legg
Witness address:

SIGNED AS A DEED by		)
ANTONIA FILMER		) /s/ Antonia Filmer

in the presence of

Witness signature:	/s/ Hazel Legg
Witness name:	Hazel Legg
Witness address:

SIGNED AS A DEED by	)
SOPHIE ROWNEY	) /s/ Sophie Rowney

in the presence of

Witness signature:	/s/ Phillippa Beach
Witness name:	Phillippa Beach
Witness address:

SIGNED AS A DEED by	)
CLARA BULLRICH	) /s/ Clara Bullrich

in the presence of

Witness signature:	/s/ Jamie Grossman
Witness name:	Jamie Grossman
Witness address:

SIGNED AS A DEED by	)
JOSE REMY	) /s/ Jose Remy

in the presence of

Witness signature:	/s/ Jamie Grossman
Witness name:	Jamie Grossman
Witness address:

SIGNED AS A DEED by	)
RICARDO DE LA SERNA	) /s/ Ricardo de la Serna

in the presence of

Witness signature:	/s/ Jamie Grossman
Witness name:	Jamie Grossman
Witness address:

SIGNED AS A DEED by	)
JORGE REGANHA	) /s/ Jorge Reganha

in the presence of

Witness signature:	/s/ Ricardo Louro
Witness name:	Ricardo Louro
Witness address:

SIGNED AS A DEED by	)
LUXAC SARL	) /s/ Antonio Champalimand
Acting by Manager A

in the presence of

Witness signature:	/s/ Ricardo Rodrigues
Witness name:	Ricardo Rodrigues
Witness address:

SIGNED AS A DEED by	)
LUXAC SARL	) /s/ Elisa Paola Armandola
Acting by Elisa Paola Armandola

in the presence of
Witness signature:	/s/ Julie Parison
Witness name:	Julie Parison
Witness address:

SIGNED AS A DEED by	)
ROBERT BURTON	) /s/ Robert Burton

in the presence of

Witness signature:	/s/ Alison Burton
Witness name:	Alison Burton
Witness address:

SIGNED AS A DEED by	)
ALI BOUZARIF	) /s/ Ali Bouzarif

in the presence of

Witness signature:	/s/ Olivia J. Reynolds
Witness name:	Olivia J. Reynolds
Witness address:

SIGNED AS A DEED by	)
KENNETH COSTA	) /s/ Kenneth Costa

in the presence of

Witness signature:	/s/ Alexandra Jackson
Witness name:	Alexandra Jackson
Witness address:

SIGNED AS A DEED by	)
CARLOS MEJIA	) /s/ Carlos Mejia

in the presence of

Witness signature:	/s/ Jamie Grossman
Witness name:	Jamie Grossman
Witness address:

SIGNED AS A DEED by	)
GIDEON KONG	) /s/ Gideon Kong

in the presence of

Witness signature:	/s/ Winnie Hui
Witness name:	Winnie Hui
Witness address:

SIGNED AS A DEED by	)
JOSHUA GREEN	) /s/ Josha Green

in the presence of

Witness signature:	/s/ Pui Yan Iris Shum
Witness name:	Pui Yan Iris Shum
Witness address:

SIGNED AS A DEED by	)
JONATHAN GOODWIN	) /s/ Jonathan Goodwin

in the presence of

Witness signature:	/s/ Alice Stannard
Witness name:	Alice Stannard
Witness address:

SIGNED AS A DEED by	)
JULIAN CULHANE	) /s/ Julian Culhane

in the presence of

Witness signature:	/s/ Samantha Culhane
Witness name:	Samantha Culhane
Witness address:

SIGNED AS A DEED by	)
SIMON LEE	) /s/ Simon Lee

in the presence of

Witness signature:	/s/ Fiona Lee
Witness name:	Fiona Lee
Witness address:

SIGNED AS A DEED by		)
JOHN WHITE		) /s/ John White

in the presence of

Witness signature:	/s/ Carolyn White
Witness name:	Carolyn White
Witness address:

SIGNED AS A DEED by		)
FREDERICK BROOKS		) /s/ Frederick Brooks

in the presence of

Witness signature:	/s/ Beth Rowan
Witness name:	Beth Rowan
Witness address:

SIGNED AS A DEED by		)
CFT ASSETS LIMITED		)
acting by Edward Cain, Attorney...		) /s/ Edward Cain

in the presence of

Witness signature:	/s/ Helen Richards
Witness name:	Helen Richards
Witness address:

SIGNED AS A DEED by	)
TAILORSPACE LIMITED acting	)
by...Benjamin Thomas Gough......	) /s/ Benjamin Thomas Gough

in the presence of

Witness signature:	/s/ Rachel D Hansen
Witness name:	Rachel D Hansen
Witness address:

SIGNED AS A DEED by	)
WRG, ALV, LLC	)
acting by...Trent Dawson...	) /s/ Trent Dawson

in the presence of

Witness signature:	/s/ Marta Polishchuk
Witness name:	Marta Polishchuk
Witness address:

SIGNED AS A DEED by	)
GLOBAL GOLDFIELD LIMITED acting	)
by...Tony Yeung......	) /s/ Tony Yeung

in the presence of

Witness signature:	/s/ YUEN Wan Man Amy
Witness name:	YUEN Wan Man Amy
Witness address:

SIGNED AS A DEED by	)
ILWADDI CAYMAN HOLDINGS acting	)
by...HE Sheikh Jassim Abdulaziz J.H. Al-Thani	) /s/ HE Sheikh Jassim Abdulaziz J.H. Al-Thani

in the presence of

Witness signature:	/s/ Tine De Beck
Witness name:	Tine De Beck
Witness address:

Annex M
INVESTOR RIGHTS AGREEMENT
This Investor Rights Agreement (this “
Agreement
”) is made as of                         , 202     by and between, on the one hand, Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”), and IlWaddi Cayman Holdings (the “
Shareholder
”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS
, SPAC, Rook MS LLC, a Delaware limited liability company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, TIG Trinity Management, LLC, a Delaware limited liability company, Alvarium Investments Limited, an English private limited company, and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company, have entered into a Business Combination Agreement, dated September 19, 2021 (the “
Business Combination Agreement
”); and
WHEREAS
, the Shareholder currently owns and, upon closing of the transactions contemplated by the Business Combination Agreement, will own shares of SPAC Common Stock. SPAC, after the Closing Date, is referred to herein as the “
Surviving Company
.”
NOW THEREFORE
, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Election of Boards of Directors.
1.1
Designee.
The Shareholder shall notify the Surviving Company of its nominee designated for appointment, election or re-election
to the board (the “
Shareholder Designee
”) in writing in accordance with the shareholder nomination provisions of the Surviving Company’s Certificate of Incorporation and
By-Laws,
together with such information concerning such nominee reasonably requested by the Surviving Company. Such designee shall be reasonably acceptable to the Board and/or Nominating Committee, and, if so acceptable, the Surviving Company and the Board and/or Nominating Committee shall use best efforts to cause the Shareholder Designee to be recommended for election at each annual meeting of shareholders (or such other meeting of the shareholders of the Surviving Company convened for the election of directors) during the term of this Agreement. The initial Shareholder Designee is Ali Bouzarif.
1.2
Committees
. During the term of this agreement, the Surviving Company agrees that any committee of the Board of Directors of the Surviving Company shall include the Shareholder Designee;
provided
,
however
, that if the Shareholder Designee does not meet applicable independence requirements to serve on any audit, compensation or nominating committee of the Surviving Company, the Shareholder Designee shall have the right to participate in such committee meetings as an observer, as and to the extent consistent with applicable law, rules and regulations.
1.3
Obligations
. The Shareholder and the Surviving Company agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Surviving Company’s Board of Directors as herein stated, and will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Shareholder hereunder against impairment. The parties acknowledge that the fiduciary duties of each member of the Surviving Company’s Board of Directors are to the Surviving Company’s stockholders as a whole.
2.
Termination.
This Agreement shall terminate automatically on the date that the Shareholder owns less than fifty percent (50%) of the SPAC Common Stock held by it immediately following the Closing.
3.
Amendments and Waivers.
Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Surviving Company and (ii) the Shareholder.
4.
Severability.
In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.
Governing Law.
This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, except that all matters relating to the fiduciary duties of the Surviving Company’s Board of Directors shall be subject to the laws of Delaware.
6.
Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
7.
Successors and Assigns.
Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.
8.
Entire Agreement.
This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
[
Remainder of page intentionally left blank; signature page follows
]

This Agreement is hereby executed effective as of the date first set forth above.

SPAC

CARTESIAN GROWTH CORPORATION

By:
Name:	Peter Yu
Title:	Chief Executive Officer

SHAREHOLDER

ILWADDI CAYMAN HOLDINGS

By:
Name:
Title:

Annex N
INVESTOR RIGHTS AGREEMENT
This Investor Rights Agreement (this “
Agreement
”) is made as of                 , 202     by and between Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“
SPAC
”) and the individual or entity set forth on the signature page hereto (the “
Voting Party
”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS
, the SPAC together with Rook MS LLC, a Delaware limited liability company, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company, TIG Trinity GP, LLC, a Delaware limited liability company, TIG Trinity Management, LLC, a Delaware limited liability company, Alvarium Investments Limited, an English private limited company and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company have entered into a Business Combination Agreement, dated September 19, 2021 (the “
Business Combination Agreement
”); and
WHEREAS
, the Voting Party currently owns and, upon closing of the transactions contemplated by the Business Combination Agreement, will own shares of SPAC Common Stock. SPAC, after the Closing Date, is referred to herein as the “
Surviving Company
.”
WHEREAS,
the Surviving Company has separately agreed to nominate for election or re-election
at each annual meeting of shareholders the director designee of IlWaddi Cayman Holdings (the “
Shareholder
”) subject to such designee being reasonably satisfactory to the Surviving Company’s Board and/or Nominating Committee (the “
Shareholder Designee
”).
NOW THEREFORE
, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1.
Agreement to Vote.
During the term of this Agreement and for as long as the Voting Party holds Voting Shares (as defined below), the Voting Party agrees with the Surviving Company to vote all securities of the Surviving Company that may vote in the election of the Surviving Company’s directors that such Voting Party owns from time to time (hereinafter referred to as the “
Voting Shares
”) in such manner as may be necessary to elect (and maintain in office) the Shareholder Designee, whether at a regular or special meeting of stockholders or any class or series of stockholders or by written consent. For the avoidance of doubt, nothing in this Agreement shall restrict a Voting Party’s right to sell or transfer Voting Shares.
2.
Obligations
. The Shareholder and the Surviving Company agree not to take any actions that would contravene or materially and adversely affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Surviving Company’s Board of Directors as herein stated. The parties acknowledge that the fiduciary duties of each member of the Surviving Company’s Board of Directors are to the Surviving Company’s stockholders as a whole.
3.
Covenants
. The Voting Party agrees to vote in favor of the election or re-election
of the Shareholder Designee, as provided herein, as director of the Surviving Company. The Voting Party will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Voting Party and will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of each Voting Party hereunder against impairment.
4.
Termination.
This Agreement shall terminate automatically on the earlier of the date that (i) the Shareholder owns less than fifty percent (50%) of the SPAC Common Stock held by it immediately following the Closing, and (ii) the Voting Party owns less than fifty percent (50%) of the SPAC Common Stock held by it immediately following the Closing. This Agreement shall also terminate automatically with respect to any Voting Shares no longer held by the Voting Party.
5.
Amendments and Waivers.
Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Surviving Company and (ii) the Voting Party.
6.
Severability.
In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.
Governing Law.
This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, except that all matters relating to the fiduciary duties of the Surviving Company’s Board of Directors shall be subject to the laws of Delaware.
8.
Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
9.
Successors and Assigns.
Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.
10.
Entire Agreement.
This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
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This Agreement is hereby executed effective as of the date first set forth above.

SPAC

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

VOTING PARTY

[ ]

By:
Name:
Title:

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud or willful default. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
The Company will be subject to the DGCL. Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, the Company will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that the Company will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
The Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statements Schedules.

Exhibit Number	Description of Exhibit

2.1†**	Business Combination Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1)

2.2**	Amendment No. 1 to Business Combination Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-2)

2.3	Amendment No. 2 to Business Combination Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-3).

3.1**	Amended and Restated Memorandum and Articles of Association (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).

3.2**	Form of Proposed Charter (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B-1).

3.3**	Form of Bylaws (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

4.1**	Warrant Agreement, dated February 23, 2021, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed March 1, 2021).

5.1*	Opinion of Greenberg Traurig, LLP as to the validity of the securities being registered.

8.1	Opinion of Greenberg Traurig, LLP as to tax matters

10.1†**	TWMH and TIG Member Support Agreement, dated as of September 19, 2021, by and among the Registrant, TWMH, the TIG Entities, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.2**	Sponsor Support Agreement, dated as of September 19, 2021, by and among the Registrant, TWMH, the TIG Entities and Alvarium (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G) .

10.3**	Sponsor Recycling Commitment Agreement, dated as of September 19, 2021, by and between the Registrant and Sponsor (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed September 23, 2021).

10.4†**	Alvarium Exchange Agreement, dated as of September 19, 2021, by and among the Registrant, Alvarium and the Alvarium Shareholders (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex L).

10.5**	Form of PIPE Subscription Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.6**	Side Letter, dated as of September 21, 2021, by and between the Registrant and IlWaddi Cayman Holdings (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed September 23, 2021).

10.7#**	Form of Option Agreement (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed September 23, 2021).

10.8**	Form of Shareholder IRA (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex M).

10.9**	Form of Voting IRA (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex N).

10.10#**	Tiedemann Employment Agreement, dated as of September 19, 2021, by and between the Registrant and Michael Tiedemann (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed September 23, 2021).

23.1	Consent of Marcum LLP

23.2	Consent of KPMG LLP

23.3	Consent of Citrin Cooperman & Company, LLP

23.4	Consent of KPMG LLP

23.5*	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).

24.1**	Power of attorney (see page II-5 to this registration statement on Form S-4)

99.1*	Form of Preliminary Proxy Card to be used by the Registrant.

99.2**	Consent of Michael Tiedemann to be named as a director.

99.3**	Consent of Craig Smith to be named as a director.

Exhibit Number	Description of Exhibit

99.4**	Consent of Spiros Maliagros to be named as a director.

99.5**	Consent of Nancy Curtin to be named as a director.

99.6**	Consent of Ali Bouzarif to be named as a director.

99.7**	Consent of Kevin T. Kabat to be named as a director.

99.8**	Consent of Timothy Keaney to be named as a director.

99.9**	Consent of Tracey Brophy Warson to be named as a director.

99.10**	Consent of Hazel McNeilage to be named as a director.

99.11**	Consent of Judy Lee to be named as a director.

101.INS	XBRL Instance Document—this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107	Calculation of Filing Fee Tables

*	To be filed by amendment.
**	Previously filed
#	Indicates a management contract or compensatory plan or agreement.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation
S-K
Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form
S-4,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning this transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on
Form S-4
to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 13, 2022.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name: Peter Yu
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 13, 2022
Peter Yu

*	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 13, 2022
Gregory Armstrong

*	Director	May 13, 2022
Elias Diaz Sese

*	Director	May 13, 2022
Bertrand Grabowski

*	Director	May 13, 2022
Daniel Karp

* By:	/s/ Peter Yu
Name: Peter Yu
Title: Attorney-in-fact